As filed with the Securities and Exchange Commission on September 12, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HB-PS HOLDING COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5064	54-1561798
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4421 Waterfront Drive
Glen Allen, Virginia 23060
(804) 273-9777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kathleen L. Diller, Esq.
Vice President, General Counsel and Secretary
HB-PS Holding Company, Inc.
4421 Waterfront Drive
Glen Allen, Virginia 23060
(804) 273-9777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Clifford A. Cutchins, IV, Esq. McGuireWoods LLP One James Center 901 East Cary Street Richmond, Virginia 23219-4030 (804) 775-4720	Thomas C. Daniels, Esq. Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114-1190 (216) 586-3939	Paul Berkowitz, Esq. Greenberg Traurig P.A. 1221 Brickell Avenue Miami, Florida 33131 (305) 579-0500

Approximate date of commencement of proposed sale of the securities to public:  As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger of Applica Incorporated with and into HB-PS Holding Company, Inc. pursuant to the merger agreement described in the enclosed document have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered (1)	Price per Unit	Offering Price (3)	Fee
Class A common stock, par value $0.01 per share	2,746,700 Shares	Not Applicable (2)	$114,698,936	$12,273

(1)	Based upon the maximum number of shares issuable upon consummation of the merger described in this proxy statement/prospectus/information statement, which is based on (a) the aggregate number of shares of NACCO Industries, Inc. common stock outstanding as of September 1, 2006, and (b) the maximum aggregate number of shares of NACCO Industries, Inc. common stock issuable pursuant to its equity-based compensation plans before the date the merger is expected to be completed.

(2)	Not included pursuant to Rule 457(o) under the Securities Act.

(3)	Based upon the value of shares of Applica Incorporated common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) and Rule 457(f) under the Securities Act as follows: (i) $4.37, the average of the high and low prices per share of Applica Incorporated common stock on September 11, 2006, as reported on the New York Stock Exchange, multiplied by (ii) 26,246,896, which is the sum of (a) the aggregate number of shares of Applica Incorporated common stock outstanding as of September 1, 2006, and (b) the maximum aggregate number of shares of Applica Incorporated common stock issuable pursuant to the exercise of outstanding options before the date the merger is expected to be completed, and estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. We may not sell any of the securities being registered until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2006

PRELIMINARY COPY

TO THE STOCKHOLDERS OF NACCO INDUSTRIES, INC.
AND SHAREHOLDERS OF APPLICA INCORPORATED

Applica Incorporated, which we refer to as Applica, and HB-PS Holding Company, Inc., which we refer to as Hamilton Beach/Proctor-Silex have agreed to the merger of Applica into Hamilton Beach/Proctor-Silex under the terms of an agreement and plan of merger, which we refer to as the merger agreement. Pursuant to the terms of the merger agreement, Applica will merge with and into Hamilton Beach/Proctor-Silex with Hamilton Beach/Proctor-Silex surviving the merger. We refer to this part of the transaction as the merger. Hamilton Beach/Proctor-Silex will be renamed Hamilton Beach, Inc., which we refer to as Hamilton Beach. As a result of the merger, the shares of Applica common stock outstanding immediately before the merger will be converted into the right to receive a number of shares of Hamilton Beach Class A common stock equal to 25% of the aggregate number of shares of Hamilton Beach Class A and Class B common stock outstanding immediately after the merger. Immediately before the merger, Hamilton Beach/Proctor-Silex, an indirect, wholly owned subsidiary of NACCO Industries, Inc., which we refer to as NACCO, will be spun off to NACCO stockholders. We refer to this part of the transaction as the spin-off. We believe that the spin-off and merger will accomplish a number of important business objectives and allow Hamilton Beach to take advantage of the competitive strengths of Hamilton Beach/Proctor-Silex and Applica and position Hamilton Beach for enhanced performance. Hamilton Beach will have enhanced scale, which we believe should enable it to reduce costs, attract new customers, enhance existing customer relationships and take greater advantage of opportunities for organic and external growth than either company could have on a standalone basis. Hamilton Beach will have a strong product portfolio, with some of the most recognized and respected brands in the small electric household and commercial appliance industry, including Black & Decker®, Hamilton Beach®, Proctor-Silex®, Hamilton Beach® eclectrics®, Hamilton Beach® Commercial, TrueAir®, LitterMaid® and Belson®.

Set forth below is a summary of the transaction, but we encourage you to carefully read this entire proxy statement/prospectus/information statement and the other documents that are referred to in this proxy statement/prospectus/information statement. You can also obtain financial and other information about Hamilton Beach/Proctor-Silex or Applica from documents filed with the Securities and Exchange Commission.

Immediately before the merger, Housewares Holding Company, a wholly owned subsidiary of NACCO and the parent of Hamilton Beach/Proctor-Silex, will spin-off all of the shares of Hamilton Beach/Proctor-Silex to NACCO and NACCO will then spin-off those shares to NACCO stockholders. As a result of the spin-off, NACCO stockholders will be entitled to receive one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock for each share of NACCO Class A common stock and one half of a share of Hamilton Beach Class A common stock and one half share of Hamilton Beach Class B common stock for each share of NACCO Class B common stock such stockholder holds as of the close of business on the record date for the spin-off. Immediately after the spin-off, Applica will be merged with and into Hamilton Beach/Proctor-Silex. Before the spin-off, NACCO will receive a special cash dividend of $110 million from Hamilton Beach/Proctor-Silex.

In the merger, we expect Hamilton Beach to issue to holders of Applica common stock approximately 2.7 million shares of Hamilton Beach Class A common stock. The shares of Hamilton Beach Class A common stock will have substantially the same rights as the shares of Hamilton Beach Class B common stock except that holders of Hamilton Beach Class A common stock will be entitled to one vote per share of Hamilton Beach Class A common stock and holders of Hamilton Beach Class B common stock will be entitled to ten votes per share of Hamilton Beach Class B common stock. After the spin-off and before the merger, NACCO stockholders will hold all of the outstanding shares of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock. Immediately after the merger, NACCO stockholders are expected to hold approximately 94% of the aggregate voting power of Hamilton Beach and the Applica shareholders are expected to hold approximately 6% of the aggregate voting power of Hamilton Beach. Hamilton Beach/Proctor-Silex will apply to list the Hamilton Beach Class A common stock on the New York Stock Exchange under the symbol “[          ].” Upon completion of the merger, Applica common stock, which is listed on the New York Stock Exchange under the symbol “APN,” will be delisted.

For the merger to be completed, Applica shareholders must vote to approve and adopt the merger agreement. Applica is holding a special meeting of its shareholders for this purpose. Information about the Applica special meeting, the merger and other matters to be considered by Applica shareholders is contained in this proxy statement/prospectus/information statement. After careful consideration, the Applica board of directors has determined that the merger is advisable and in the best interest of Applica and the Applica shareholders, has adopted the merger agreement and recommends that Applica shareholders vote “FOR” the approval and adoption of the merger agreement.

No action from NACCO stockholders is required in connection with the spin-off and merger, and accordingly, we are not seeking NACCO stockholders’ approval. This proxy statement/prospectus/information statement is for informational purposes only for NACCO stockholders. NACCO is not asking you for a proxy and NACCO stockholders are requested not to send a proxy.

We encourage you to read this proxy statement/prospectus/information statement carefully and in its entirety, particularly the risks described under the heading “Risk Factors” beginning on page 21.

If you are an Applica shareholder, your vote is important. Whether or not you attend Applica’s special meeting to vote on the approval and adoption of the merger agreement, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus/information statement. Your failure to vote will have the same effect as voting against the approval and adoption of the merger agreement.

We are very excited about the opportunities that the completion of the proposed spin-off and merger are expected to bring to both NACCO stockholders and Applica shareholders, and we thank you for your consideration and continued support.

Sincerely,

[**********]	[**********]	[**********]
Alfred M. Rankin, Jr.	Michael J. Morecroft	Harry D. Schulman
Chairman, President and	President and Chief Executive	Chairman, President and Chief
Chief Executive Officer	Officer of HB-PS Holding	Executive Officer
of NACCO Industries, Inc.	Company, Inc.	of Applica Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Hamilton Beach Class A common stock to be issued in the merger or determined that this proxy statement/prospectus/information statement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus/information statement is          , 2006.
It is first being mailed to Applica shareholders on or about          , 2006 and to NACCO stockholders on or about          , 2006.

APPLICA INCORPORATED
3633 FLAMINGO ROAD
MIRAMAR, FLORIDA 33027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Applica:

A special meeting of shareholders of Applica Incorporated, which we refer to as Applica, will be held at Applica’s executive offices at 3633 Flamingo Road, Miramar, Florida 33027 on          , 2006 at 10:00 a.m. local time. The purposes of the special meeting are for you to consider and vote upon:

•	A proposal submitted by Harbinger Capital Partners Master Fund I, Ltd. and its affiliates, whom we refer to collectively as Harbinger, as to whether the shares of Applica common stock acquired in one or more control share acquisitions by Harbinger should be entitled to voting rights, which proposal we refer to as the Harbinger proposal;

•	A proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2006, which proposal we refer to as the merger proposal and which agreement we refer to as the merger agreement, by and between Applica and HB-PS Holding Company, Inc., an indirect, wholly owned subsidiary of NACCO Industries, Inc., which we refer to as NACCO, and joined in by NACCO for the specific purposes provided therein, pursuant to which Applica will merge with and into HB-PS Holding Company, Inc., which we refer to as the merger;

•	A proposal to approve adjournments or postponements of the Applica special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Applica special meeting to approve and adopt the merger agreement; and

•	Any other business that may be properly brought before the Applica special meeting or any adjournment or postponement of the Applica special meeting.

The accompanying proxy statement/prospectus/information statement describes the proposed merger in more detail. We encourage you to read the entire document carefully, including the merger agreement, which is included as Annex A to the document. The accompanying proxy statement/prospectus/information statement also describes in more detail the Harbinger proposal. Harbinger’s acquiring person statement is attached to the accompanying proxy statement/prospectus/information statement as Annex F.

After careful consideration, the Applica board of directors has determined that the merger is advisable and in the best interest of Applica and the Applica shareholders, has adopted the merger agreement and recommends that Applica shareholders vote “FOR” approval and adoption of the merger agreement.

The Applica board of directors has not been advised as to how Harbinger intends to vote on the merger proposal. The Applica board of directors has neither taken a position nor made a recommendation as to how Applica shareholders should vote on the Harbinger proposal.

Under the Florida Business Corporation Act, assuming the Hamilton Beach Class A common stock is listed on the New York Stock Exchange at the time the merger becomes effective, you will not have appraisal rights because Applica is a listed company on the New York Stock Exchange and you will be entitled to receive stock consideration of a class of shares of a corporation that is listed on the New York Stock Exchange in the merger.

All holders of record of shares of Applica common stock at the close of business on          , 2006 are entitled to vote at the Applica special meeting and any postponements or adjournments of the Applica special meeting, except that Harbinger will not be entitled to vote its nonvoting shares unless and until the Applica shareholders approve the Harbinger proposal and Applica’s executive officers and employee-directors will not be entitled to vote on the Harbinger proposal. Your vote is important to us. Whether or not you expect to be present, please sign, date and return the enclosed proxy card(s) in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States. Voting by proxy will not prevent you from voting in person at the Applica special meeting. If you are able to attend the Applica special meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card(s). If you do not vote or if you do not instruct your broker how to vote your shares of Applica common stock held in street name, the effect will be the same as a vote against the approval and adoption of the merger agreement and the Harbinger proposal. Thank you for acting promptly.

[**********]
Harry D. Schulman
Chairman of the Board, President and Chief Executive Officer of Applica

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card(s) or voting instruction card(s).

If you have questions, contact
Georgeson Inc.
Call Toll-Free: (866) 857-2624

Miramar, Florida
          , 2006

Please do not send your stock certificates at this time. If the merger is completed, you will be sent separate written instructions for exchanging your stock certificates.

Your vote is important.

Please complete, date, sign and return your proxy card(s) or voting instruction card(s) at your earliest convenience so that your shares are represented at the Applica special meeting.

Hamilton Beach®, Proctor-Silex®, Hamilton Beach® eclectrics®, Traditions By ProctorSilex®, TrueAir®, BrewStation®, Big Mouth®, WaveStationtm, Change-a-Bowl®, Hamilton Beach® Commercial and Toastation® are registered trademarks or trademarks of Hamilton Beach/Proctor-Silex. Windmere®, LitterMaid®, Belson® and Applica® are registered trademarks of Applica. Black & Decker® is a trademark of the Black & Decker Corporation. All other trademarks that may appear in this proxy statement/prospectus/information statement are the property of their respective owners.

QUESTIONS AND ANSWERS ABOUT THE APPLICA SPECIAL
MEETING, MERGER AND SPIN-OFF

The following questions and answers briefly address some commonly asked questions about the merger, spin-off and Applica special meeting. They may not include all the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus/information statement, including the annexes and the other documents to which we have referred you. We have included page references in certain parts of this section to direct you to a more detailed discussion of each topic presented elsewhere in this proxy statement/prospectus/information statement. Unless the context indicates otherwise, references to:

•	“Applica” refer to Applica Incorporated and its consolidated subsidiaries;

•	“Hamilton Beach/Proctor-Silex” refer to HB-PS Holding Company, Inc. and its consolidated subsidiaries before the merger;

•	“Hamilton Beach” refer to Hamilton Beach, Inc. and its consolidated subsidiaries after the merger of Applica Incorporated with and into HB-PS Holding Company, Inc.;

•	“NACCO” refer to NACCO Industries, Inc. but not its subsidiaries; and

•	“we,” “us” and “our” refer to Applica and Hamilton Beach/Proctor-Silex jointly before the merger and Hamilton Beach, as the combined businesses of Applica and Hamilton Beach/Proctor-Silex after the merger, as applicable.

Questions and Answers for Applica Shareholders

The Applica Special Meeting

Q:	On what am I being asked to vote?

A:	You are being asked to approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2006, which we refer to as the merger agreement, by and between Applica and Hamilton Beach/Proctor-Silex, an indirect, wholly owned subsidiary of NACCO, and joined in by NACCO for the specific purposes provided in the merger agreement. We refer to this proposal as the merger proposal and to the merger of Applica with and into Hamilton Beach/Proctor-Silex as the merger (page 34). A copy of the merger agreement is attached to this proxy statement/prospectus/information statement as Annex A.

You are also being asked to consider and vote upon a proposal submitted by Harbinger Capital Partners Master Fund I, Ltd. and its affiliates, whom we refer to collectively as Harbinger, as to whether the shares of Applica common stock acquired in one or more control share acquisitions by Harbinger should be entitled to voting rights, which proposal we refer to as the Harbinger proposal. Based on information contained in the Schedule 13D, as amended, and other public filings Harbinger has made with the Securities and Exchange Commission, which we refer to as the SEC, Harbinger beneficially owned shares of Applica common stock on , 2006, the record date for the Applica special meeting. We refer to this Schedule 13D as the Harbinger Schedule 13D. The Florida Business Corporation Act, which we refer to as the FBCA, provides that shares acquired in a control share acquisition, or control shares, have no voting rights except to the extent granted by a resolution adopted by the shareholders. We refer to the control shares of Applica common stock owned by Harbinger on , 2006, the record date for the Applica special meeting, as the Harbinger shares (page 34).

You are also being asked to approve adjournments or postponements of the Applica special meeting, if necessary, which we refer to as the adjournment proposal, to permit further solicitation of proxies if there are not sufficient votes at the time of the Applica special meeting to approve the merger proposal (page 34).

Q:	Why am I being asked to vote on the merger proposal?

A:	Florida corporate law requires your approval of the merger agreement and the merger agreement requires your adoption of the merger agreement (page 137).

Q:	Who is eligible to vote?

A:	You are eligible to vote your shares of Applica common stock at the Applica special meeting if you were a shareholder of record of those shares at the close of business on , 2006, which is the record date for the Applica special meeting. Harbinger will not be entitled to vote the Harbinger shares unless and until the Applica shareholders approve the Harbinger proposal. In addition, under Florida law, officers and employee-directors of Applica are not entitled to vote on the Harbinger proposal (page 34).

Q:	Who is soliciting proxies in connection with this proxy statement/prospectus/information statement?

A:	The board of directors of Applica, which we refer to as the Applica board, is soliciting proxies in connection with the Applica special meeting (page 34).

Q:	Who is bearing the expenses of this solicitation?

A:	Applica is bearing its own expenses incurred in connection with this solicitation (page 38).

Q:	When and where is the Applica special meeting?

A:	The Applica special meeting will be held at Applica’s executive offices at 3633 Flamingo Road, Miramar, Florida 33027 on , 2006 at 10:00 a.m. local time (page 34).

Q:	Who can attend the meeting?

A:	All Applica shareholders as of , 2006, the record date for the Applica special meeting, or their duly appointed proxies, may attend the Applica special meeting. Seating is limited and admission to the Applica special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. local time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Applica special meeting.

Please also note that if you hold your shares in “street name,” such as through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Applica special meeting (page 38).

Merger of Applica with and into Hamilton Beach/Proctor-Silex

Q:	What will happen in the proposed merger of Applica with and into Hamilton Beach/Proctor-Silex?

A:	Applica and Hamilton Beach/Proctor-Silex have agreed to the merger of Applica with and into Hamilton Beach/Proctor-Silex. Immediately before the merger, Hamilton Beach/Proctor-Silex will be spun off to NACCO’s stockholders. As a result of the spin-off and merger, Applica will cease to exist and Hamilton Beach will become a public company that holds and conducts the combined business operations of Applica and Hamilton Beach/Proctor-Silex.

As a result of the merger, the shares of Applica common stock outstanding immediately before the merger will be converted into the right to receive a number of shares of Hamilton Beach Class A common stock equal to 25% of the aggregate number of shares of Hamilton Beach Class A and Class B common stock outstanding immediately after the merger. No fractional shares of Hamilton Beach Class A common stock and no Hamilton Beach Class B common stock will be issued to Applica shareholders in the merger. Applica shareholders that would otherwise be entitled to a fraction of a share of Hamilton Beach Class A common stock will receive a cash payment instead of that fractional share.

Because the Hamilton Beach Class A common stock has one vote per share and the Hamilton Beach Class B common stock has ten votes per share, immediately after the merger, we expect that approximately 6% and 94% of the aggregate voting power of Hamilton Beach will be held by former Applica shareholders and by NACCO shareholders, respectively (page 65).

Q:	Why should I vote in favor of the merger proposal?

A.	We expect that Hamilton Beach will be a more effective and efficient designer, marketer and distributor of small electric household and commercial appliances and a leader in the industry with anticipated enhanced capabilities and competitiveness as compared to either company on a stand-alone basis, including greater product development and marketing resources to better serve customers and consumers and accelerate the introduction of new and improved products. Hamilton Beach will have a strong product portfolio, consisting of some of the most recognized and respected brands in the industry, including Black & Decker®, Hamilton Beach®, Proctor-Silex®, Hamilton Beach® eclectrics®, Hamilton Beach® Commercial, TrueAir®, LitterMaid® and Belson®. In addition, Hamilton Beach is expected to have the capital resources, including established credit facilities, to compete in the small electric household appliance industry (page 47).

Q:	What is the position of the Applica board regarding the merger?

A:	The Applica board has determined that the merger is advisable and in the best interests of Applica and the Applica shareholders, has adopted the merger agreement and recommends that Applica shareholders vote FOR the approval and adoption of the merger agreement (page 35).

Q:	How many votes are needed to approve and adopt the merger agreement?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Applica common stock entitled to vote on the merger proposal. As of the record date, shares of Applica common stock were issued and outstanding. Other than the shares of Applica common stock beneficially owned by Harbinger that are not entitled to vote at the Applica special meeting on any matter unless and until the Applica shareholders approve the Harbinger proposal, each outstanding share of Applica common stock on the record date will be entitled to one vote on the merger proposal. The merger cannot be completed unless the merger agreement is approved and adopted (page 35).

Except for one director, Applica’s directors and executive officers have indicated that they intend to vote their shares of Applica common stock FOR the merger proposal. As of , 2006, the record date for the Applica special meeting, Applica’s directors and executive officers were entitled to vote approximately shares of Applica common stock, or approximately % of the outstanding shares of Applica common stock (page 36).

Q:	Will my rights as a Hamilton Beach stockholder be different from my rights as an Applica shareholder?

A:	Yes. Your rights as a Hamilton Beach stockholder will differ from your rights as an Applica shareholder. After the merger, your rights as a holder of shares of Hamilton Beach Class A common stock will be governed by Delaware law, as well as Hamilton Beach’s amended and restated certificate of incorporation and Hamilton Beach’s amended and restated bylaws, the form of each of which is attached to this proxy statement/prospectus/information statement as Annex D and Annex E, respectively, rather than Florida law, Applica’s third amended and restated articles of incorporation and Applica’s third amended and restated bylaws. All of Applica’s common shares are entitled to one vote per share whereas Hamilton Beach has two classes of common stock entitled to different voting rights. Hamilton Beach Class A common stock will be entitled to one vote per share and Hamilton Beach Class B common stock will be entitled to ten votes per share. Applica shareholders will only receive Hamilton Beach Class A common stock in the merger (page 166).

Q:	Are there risks associated with the merger?

A:	Yes. You should carefully review the risks described in the section of this proxy statement/prospectus/information statement entitled “Risk Factors” (page 21).

Q:	When do you expect the merger to be completed?

A:	If the Applica shareholders approve and adopt the merger agreement, we expect to complete the merger as soon as practicable following satisfaction or waiver of the conditions to the merger set forth in the merger agreement. Our objective is to complete the merger during the fourth quarter of 2006. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not complete the merger at all (page 67).

Q:	If I do not vote in favor of the merger, will I be entitled to appraisal rights?

A:	No. Under Florida law, assuming the Hamilton Beach Class A common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, at the time the merger becomes effective, you will not have appraisal rights because Applica is a listed company on the NYSE and you will be entitled to receive stock consideration of a class of shares of a corporation that is listed on the NYSE in the merger (page 67).

Q:	What are the material U.S. federal income tax consequences to Applica shareholders resulting from the merger?

A:	You will not recognize any gain or loss, except with respect to any cash you receive instead of a fractional share, on the conversion of your shares of Applica common stock into shares of Hamilton Beach Class A common stock in the merger. You will generally recognize a gain or loss due to the merger equal to the difference between the amount of any cash you receive instead of a fractional share and the tax basis allocated to the fractional share. Your tax basis in the Hamilton Beach Class A common stock you receive will be the same as your tax basis in the Applica common stock you surrender, reduced by the amount of tax basis allocated to cash received instead of any fractional share, and your holding period for your Hamilton Beach Class A common stock generally should include the period for which you held the Applica common stock you surrendered (page 133).

We encourage you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Procedures Related to the Applica Special Meeting and Merger

Q:	What should I do now?

A:	You should mail your signed and dated proxy card(s) in the enclosed envelope as soon as possible so that your shares of Applica common stock will be represented and voted at the Applica special meeting (page 37).

Q:	Do I need to send in my share certificates representing my Applica common stock now?

A:	NO. Do NOT send in your share certificates now. Do NOT send in your share certificate with your proxy card(s) or voting instruction card(s). If the Applica shareholders approve and adopt the merger agreement, Hamilton Beach will send you separate written instructions for sending in your share certificates after the merger is completed (page 138).

Q:	If I am not going to attend the Applica special meeting, should I return my proxy card(s) or voting instruction card(s)?

A:	YES. Returning your proxy card(s) or voting instruction card(s) ensures that your shares of Applica common stock will be represented at the Applica special meeting, even if you are unable to or do not attend (page 37).

Q:	Can I change my vote after I mail my proxy card(s) or voting instruction card(s)?

A:	Yes. If you are a record holder, you can change your vote by:

• sending a written notice to the corporate secretary of Applica that is received before the Applica special meeting and states that you revoke your proxy;

• signing and dating a new proxy card(s) and submitting your proxy so that it is received before the Applica special meeting in accordance with the instructions included with the proxy card(s); or

• attending the Applica special meeting and voting in person.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy (page 38).

Q:	What if my shares are held in “street name” by my broker?

A:	Your broker will vote your shares with respect to the merger proposal and Harbinger proposal only if you instruct your broker how to vote, so it is important that you provide your broker with instructions. If you do not provide your broker with instructions, under the rules of the NYSE, your broker will not be authorized to vote with respect to the merger proposal or the Harbinger proposal. To ensure that your broker receives your instructions, we suggest that you send them in the envelope enclosed with the instructions. If you have not received voting instructions or require further information regarding voting instructions, contact your broker for instructions on how to vote your shares. If you wish to vote in person at the Applica special meeting, and you hold your shares in your broker’s name, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the Applica special meeting to vote in person (page 37).

Q:	What if I do not vote, abstain from voting or do not instruct my broker to vote my shares of Applica common stock?

A:	If you do not vote, it will have the same effect as a vote against the merger proposal and Harbinger proposal. Abstentions and broker non-votes will also have the effect of votes against the merger proposal and Harbinger proposal. A “broker non-vote” will occur when proxies that are held in “street name” by brokers are properly signed, returned and voted on at least one item considered at the Applica special meeting but are not voted on one or more other items considered at the Applica special meeting (page 37).

If you sign, date and return your proxy card but do not indicate how you want to vote, your shares will be voted FOR the merger proposal and FOR the adjournment proposal. The Applica board has not been advised as to how Harbinger intends to vote on the merger proposal. The Applica board has neither taken a position nor made a recommendation as to how Applica shareholders should vote on the Harbinger proposal. If you sign, date and return your proxy card but do not indicate how you want to vote on the Harbinger proposal, your shares will not be voted on the Harbinger proposal and it will have the same effect as a vote against the Harbinger proposal (page 37).

Questions and Answers for NACCO stockholders

The Spin-Off

Q:	What will NACCO stockholders receive in the spin-off?

A:	In the spin-off, Housewares Holding Company, a wholly owned subsidiary of NACCO and parent of Hamilton Beach/Proctor-Silex, will distribute to NACCO all of the outstanding shares of common stock of Hamilton Beach/Proctor-Silex, and then NACCO will make a pro rata distribution to NACCO stockholders of all of the outstanding shares of Hamilton Beach common stock. One half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock will be distributed for each share of NACCO Class A common stock and one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock will be distributed for each share of NACCO Class B common stock held as of the close of business on the record date for the spin-off. No fractional shares of Hamilton Beach Class A common stock or Hamilton Beach Class B common stock will be issued in the spin-off. Each holder of NACCO common stock who otherwise would have been entitled to a fractional share of Hamilton Beach Class A common stock or Hamilton Beach Class B common stock will receive a cash payment instead of the fractional share. After the spin-off and before the merger, NACCO stockholders will hold all of the outstanding shares of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock. Based on the number of shares of NACCO common stock outstanding on , 2006, NACCO expects to distribute approximately 4.1 million shares of Hamilton Beach Class A common stock and approximately 4.1 million shares of Hamilton Beach Class B common stock to NACCO stockholders in the spin-off. Because the Hamilton Beach Class A common stock has one vote per share and the Hamilton Beach Class B common stock has ten votes per share, immediately after the merger, we expect that the former Applica shareholders will hold approximately 6% of the aggregate voting power of Hamilton Beach and the NACCO stockholders will hold approximately 94% of the aggregate voting power of Hamilton Beach (page 65).

Q:	Can I sell shares of Hamilton Beach Class B common stock in a public market?

A:	No. There will be no public market for the Hamilton Beach Class B common stock. The Hamilton Beach Class B common stock will not be listed on the NYSE or any other national stock exchange. In addition, the Hamilton Beach Class B common stock generally will not be transferable by a stockholder except to or among a limited number of permitted transferees. The Hamilton Beach Class B common stock will, however, be convertible at all times, and without cost to the stockholder, into Hamilton Beach Class A common stock on a share-for-share basis. Therefore, stockholders desiring to sell the equity interest in Hamilton Beach represented by their shares of Hamilton Beach Class B common stock may convert those shares into an equal number of shares of Hamilton Beach Class A common stock and sell the shares of Hamilton Beach Class A common stock in the public market (page 66).

Q:	Why is NACCO proposing to spin-off Hamilton Beach/Proctor-Silex?

A:	NACCO is proposing the transactions because NACCO believes that the spin-off and merger will accomplish a number of important business objectives and allow Hamilton Beach to take advantage of the competitive strengths of Hamilton Beach/Proctor-Silex and Applica and position Hamilton Beach for enhanced performance. Hamilton Beach will have enhanced scale, which NACCO believes should enable it to reduce costs, attract new customers, enhance existing customer relationships and take greater advantage of opportunities for organic and external growth than either company could have on a standalone basis. Hamilton Beach will have a strong product portfolio, with some of the most recognized and respected brands in the small electric household and commercial appliance industry, including Black & Decker®, Hamilton Beach®, Proctor-Silex®, Hamilton Beach® eclectrics®, Hamilton Beach® Commercial, TrueAir®, LitterMaid® and Belson®. In addition, Hamilton Beach will have established credit facilities and expanded access to the public equity and debt capital markets, which could provide greater financial resources to compete in the small electric household and commercial appliance industry (page 47).

Q:	When do you expect the spin-off to be completed?

A:	The spin-off will be completed immediately before the completion of the merger (page 147).

Q:	What do I need to do to receive my shares of Hamilton Beach common stock?

A:	You do not need to take any action to receive your shares of Hamilton Beach common stock. The shares of Hamilton Beach common stock will be distributed to you in book-entry form on the day the merger becomes effective in accordance with Section 252 of the General Corporation Law of the State of Delaware and Section 607.1105 of the FBCA (page 148).

Q:	What will govern my rights as a Hamilton Beach stockholder?

A:	Your rights as a Hamilton Beach stockholder will be governed by Delaware law, as well as the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws. A description of these rights is included in this proxy statement/prospectus/information statement under the heading “Description of Capital Stock of Hamilton Beach” (page 161). The Hamilton Beach amended and restated certificate of incorporation will be substantially in the form attached to this document as Annex D and the Hamilton Beach amended and restated bylaws will be substantially in the form attached to this document as Annex E (page 161).

Q:	What are the material U.S. federal income tax consequences to NACCO stockholders resulting from the spin-off?

A:	The spin-off should be a tax-free event to you under the U.S. federal income tax laws. You may also receive cash instead of any fractional shares issuable to you in the spin-off. You will generally recognize a gain or loss due to the spin-off equal to the difference between the amount of cash you receive instead of a fractional share and the tax basis allocated to the fractional share you would have otherwise been entitled to receive (page 133).

We encourage you to consult your own tax advisor for a full understanding of the tax consequences of the spin-off to you.

Q:	Are there risks associated with the spin-off?

A:	Yes. You should carefully review the risks described in the section of this proxy statement/prospectus/information statement entitled “Risk Factors” (page 21).

The Merger

Q:	Do NACCO stockholders have to approve the spin-off and merger?

A:	No. No vote of NACCO stockholders is required or being sought in connection with the spin-off or merger (page 139).

Q:	What will NACCO stockholders receive as a result of the merger?

A:	NACCO will spin-off the Hamilton Beach common stock immediately before the merger and, as a result, NACCO stockholders will not receive any new shares of Hamilton Beach common stock in the merger and will continue to hold the shares they received in the spin-off. Immediately after the merger, we expect that all of the outstanding shares of Hamilton Beach Class B common stock will be held by NACCO stockholders. Because the Hamilton Beach Class A common stock has one vote per share and the Hamilton Beach Class B common stock has ten votes per share, immediately after the merger, we expect that NACCO stockholders will hold approximately 94% of the aggregate voting power of Hamilton Beach and the former Applica shareholders will hold approximately 6% of the aggregate voting power of Hamilton Beach (page 147).

General

Q:	Who can answer my questions?

A:	If you are an Applica shareholder and have any questions regarding the Applica special meeting or the merger or need assistance in voting your shares of Applica common stock, please contact Applica’s proxy solicitor:

Georgeson Inc. 17 State Street New York, New York 10004 Telephone: (866) 857-2624

All other questions should be directed to:

Applica Incorporated 3633 Flamingo Road Miramar, Florida 33027 Attn: Investor Relations Telephone: (954) 883-1000

If you are a NACCO stockholder and have any questions about the spin-off or the merger, please contact the following:

NACCO Industries, Inc. 5875 Landerbrook Drive Cleveland, Ohio 44124-4017 Attn: Investor Relations Telephone: (440) 449-9669

or

HB-PS Holding Company, Inc. 4421 Waterfront Drive Glen Allen, Virginia 23060 Attn: Investor Relations Telephone: (804) 527-7190

Q:	Where can I find more information about NACCO, Hamilton Beach/Proctor-Silex and Applica?

A:	You can find more information about NACCO, Hamilton Beach/Proctor-Silex and Applica from various sources described under “Where You Can Find More Information” beginning on page 177.

SUMMARY

This summary of the information contained in this proxy statement/prospectus/information statement may not include all the information that is important to you. To understand fully the proposed merger of Applica with and into Hamilton Beach/Proctor-Silex, and for a more complete description of the terms and conditions of the spin-off and merger, as well as the Harbinger proposal, you should read this entire document and the documents to which we have referred you. See “Where You Can Find More Information” (page 177). We have included page references parenthetically to direct you to a more complete discussion of each topic presented in this summary.

Information about Hamilton Beach/Proctor-Silex (page 107)

Hamilton Beach/Proctor-Silex, a Delaware corporation and an indirect, wholly owned subsidiary of NACCO, is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. Hamilton Beach/Proctor-Silex’s well-known brands include Hamilton Beach®, Hamilton Beach® eclectrics®, Proctor-Silex®, Traditions By ProctorSilex®, TrueAir® and Hamilton Beach® Commercial.

HB-PS Holding Company, Inc.
4421 Waterfront Drive
Glen Allen, Virginia 23060
(804) 273-9777

Information about Applica (page 107)

Applica, a Florida corporation, is a marketer and distributor of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Mexico, Latin America and the Caribbean.

Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
(954) 883-1000

The Spin-Off and Merger (page 40)

General

On July 21, 2006, the Applica board, the NACCO board of directors, which we refer to as the NACCO board, and the Hamilton Beach/Proctor-Silex board of directors, which we refer to as the Hamilton Beach/Proctor-Silex board, each approved the merger of Applica with and into Hamilton Beach/Proctor-Silex, upon the terms and subject to the conditions contained in the merger agreement. For a more detailed description of the terms of the merger agreement, see “The Merger Agreement” beginning on page 137. In addition, on July 21, 2006, the NACCO and Housewares Holding Company boards of directors approved the spin-off upon the terms and subject to the conditions in the spin off agreement among NACCO, Housewares Holding Company, Hamilton Beach/Proctor-Silex and Hamilton Beach/Proctor-Silex, Inc., which we refer to as the spin off agreement. For a more detailed description of the terms of the spin off agreement, see “The Spin Off Agreement” beginning on page 147.

As noted below under “Merger Consideration,” as a result of the merger, the shares of Applica common stock outstanding immediately before the merger will be converted into the right to receive a number of shares of Hamilton Beach Class A common stock equal to 25% of the aggregate number of shares of Hamilton

Beach Class A and Class B common stock outstanding immediately after the merger. After the merger, Applica will cease to exist. Hamilton Beach will operate the Applica business and will also continue its current business and retain its current brand names. We believe that there are substantial potential strategic and financial benefits in the proposed transactions. We believe that the spin-off and merger will accomplish a number of important business objectives and allow Hamilton Beach to take advantage of the competitive strengths of Hamilton Beach/Proctor-Silex and Applica and position Hamilton Beach for enhanced performance. In addition, Hamilton Beach will be positioned to be a leader in the design, marketing and distribution of small electric household and commercial appliances. Hamilton Beach will have a strong product portfolio, with some of the most recognized and respected brands in the industry. Hamilton Beach is expected to utilize its broad portfolio of brands across its full range of products. In addition, Hamilton Beach is expected to have a stronger international presence and enhanced opportunities for international expansion. Hamilton Beach will also have expanded access to the public equity and debt capital markets (page 47).

Immediately before the merger, Housewares Holding Company, a wholly owned subsidiary of NACCO and the parent of Hamilton Beach/Proctor-Silex, will distribute all of the outstanding shares of Hamilton Beach/Proctor-Silex common stock to NACCO. NACCO will distribute all of the outstanding shares of Hamilton Beach common stock on a pro rata basis to NACCO stockholders. Before the spin-off, Hamilton Beach/Proctor-Silex will pay to NACCO a special cash dividend of $110 million, which we refer to as the special dividend. After Hamilton Beach/Proctor-Silex pays the special dividend, one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock will be distributed for each share of NACCO Class A common stock and one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock will be distributed for each share of NACCO Class B common stock held as of the close of business on the record date for the spin-off. No fractional shares of Hamilton Beach Class A common stock or Hamilton Beach Class B common stock will be issued in the spin-off. Each holder of NACCO common stock who otherwise would have been entitled to a fractional share of Hamilton Beach Class A common stock or Hamilton Beach Class B common stock will receive a cash payment instead of the fractional share.

NACCO stockholders will not be required to pay for shares of Hamilton Beach common stock received in the spin-off, or to surrender or exchange shares of NACCO common stock or take any other action to be entitled to receive Hamilton Beach common stock. The distribution of shares of Hamilton Beach common stock will not cancel or affect the number of outstanding shares of NACCO common stock. NACCO stockholders should retain their NACCO stock certificates.

We encourage you to read the agreements that govern the spin-off and merger, which are attached as Annex B and Annex A, respectively, to this proxy statement/prospectus/information statement, because they set forth the terms of the spin-off and merger.

Merger Consideration (page 137)

As a result of the merger, the shares of Applica common stock outstanding immediately before the merger will be converted into the right to receive a number of shares of Hamilton Beach Class A common stock equal to 25% of the aggregate number of shares of Hamilton Beach Class A and Class B common stock outstanding immediately after the merger. No fractional shares of Hamilton Beach Class A common stock will be issued to Applica shareholders in the merger. Applica shareholders that would otherwise be entitled to a fraction of a share of Hamilton Beach Class A common stock will receive a cash payment instead of that fractional share. In the merger, we expect Hamilton Beach to issue to Applica’s shareholders approximately 2.7 million shares of Hamilton Beach Class A common stock. As of          , 2006, the record date for the Applica special meeting,          shares of Applica common stock were outstanding.

Treatment of Applica Stock Options and Other Equity-Based Awards (page 60)

Effective as of immediately prior to the effective time of the merger and contingent upon the consummation of the merger, all outstanding Applica stock options which have not yet vested will become fully vested and exercisable. Applica stock options that are not exercised on or before the day immediately before the effective time of the merger will terminate at the effective time of the merger. In addition, all Applica equity compensation plans will terminate at the effective time of the merger.

Treatment of Current Hamilton Beach/Proctor-Silex Equity-Based Awards (page 63)

Effective as of the effective time of the merger, and contingent upon the consummation of the spin-off and merger, the existing Hamilton Beach/Proctor-Silex, Inc. Senior Executive Long-Term Incentive Compensation Plan, which we refer to as the HB/PS Senior LTIP, will be merged with the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan, which we refer to as the HB/PS LTIP, to form the Hamilton Beach/Proctor-Silex, Inc. Frozen Long-Term Incentive Compensation Plan, which we refer to as the HB/PS Frozen LTIP. No further awards will be made under the HB/PS Frozen LTIP after the spin-off and merger. The book-value units that were previously granted to participants in the HB/PS Senior LTIP and the HB/PS LTIP will be canceled and converted to a dollar value, which will be based on the estimated book value of Hamilton Beach/Proctor-Silex, Inc. without taking into account the spin-off, merger and related financing transactions, as of December 31, 2006. Those dollar values will be credited to sub-accounts under the HB/PS Frozen LTIP. Separate sub-accounts will be established for each participant for the 2003, 2004 and 2005 book value units. Participants will receive a 2006 award equal to a specified percentage (of between 100% and 150%) of their target award, with the dollar value to be credited to a separate sub-account in the first quarter of 2007. The sub-accounts will continue to be payable upon the earlier of death, termination of employment on account of disability or retirement, or the fifth anniversary of the original date of the award grant. The sub-accounts will be credited with interest at the rate of 12% for 2007 and 9% after 2007. However, interest credits will cease if a participant terminates employment for reasons other than death, disability or retirement. No interest will be credited from the date of completion of the spin-off and merger through December 31, 2006. All elections to defer payment of an award will be cancelled.

Opinion of Applica’s Financial Advisor (page 51)

In connection with the merger, Applica’s financial advisor, Banc of America Securities LLC, which we refer to as Banc of America Securities, delivered to the Applica board a written opinion, dated July 21, 2006, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Applica common stock of the merger exchange ratio. For purposes of Banc of America Securities’ opinion, the merger exchange ratio refers to the 25% pro forma equity ownership in Hamilton Beach to be received by holders of Applica common stock upon consummation of the merger based on the number of shares of Hamilton Beach Class A common stock to be issued in the merger. The full text of the written opinion of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to, and is incorporated by reference into, this proxy statement/prospectus/information statement. Holders of Applica common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to the Applica board to assist the Applica board in its evaluation of the merger exchange ratio from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how shareholders should vote or act in connection with the merger.

Record Date for the Applica Special Meeting; Outstanding Shares; Shares Entitled To Vote (page 34)

The record date for the Applica special meeting was          , 2006. This means that you must have been a shareholder of record of Applica’s common stock at the close of business on          , 2006 to vote at the Applica special meeting. As of the record date, shares of Applica common stock were issued and outstanding. Other than the shares of Applica common stock beneficially owned by Harbinger that are not entitled to vote at the Applica special meeting on any matter unless and until the Applica shareholders approve the Harbinger proposal and the shares of Applica common stock owned by the officers and employee-directors of Applica, which are not entitled to vote on the Harbinger proposal, each outstanding share of Applica common stock on the record date will be entitled to one vote on the merger proposal, the Harbinger proposal, the adjournment proposal and any other matters to be considered at the Applica special meeting.

Voting; Proxies (page 36)

General

You may vote your Applica common shares by completing, signing, dating and mailing the enclosed proxy card(s) or voting instruction card(s). You may also vote in person at the Applica special meeting. However, if you wish to vote in person and your shares are held in street name, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the Applica special meeting to vote in person (page 38).

How Proxies Will Be Voted

If you vote your shares of Applica common stock by signing a proxy card and returning it in time for the Applica special meeting, your shares will be voted as indicated on your proxy card. If your proxy card is properly dated, executed and returned but does not contain voting instructions, your proxy will be voted FOR the merger proposal and FOR the adjournment proposal. The Applica board has not been advised as to how Harbinger intends to vote on the merger proposal. The Applica board has neither taken a position nor made a recommendation as to how Applica shareholders should vote on the Harbinger proposal. If you sign, date and return your proxy card but do not indicate how you want to vote on the Harbinger proposal, your shares will not be voted on the Harbinger proposal and it will have the same effect as a vote against the Harbinger proposal (page 35).

Changing Your Vote

If you are a record holder, you may change your vote by:

•	sending a written notice to the corporate secretary of Applica that is received before the Applica special meeting and states that you revoke your proxy;

•	signing and dating a new proxy card(s) and submitting your proxy so that it is received before the Applica special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the Applica special meeting and voting in person.

Simply attending the special meeting will not revoke your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy (page 38).

Voting Shares Held in Street Name

If a broker or other nominee holds your common stock for your benefit but not in your own name, your shares are in “street name.” Your broker will vote your shares with respect to the merger proposal and Harbinger proposal only if you instruct your broker how to vote, so it is important that you provide your broker with instructions. If you do not provide your broker with instructions, under the rules of the NYSE, your broker will not be authorized to vote with respect to the merger proposal or Harbinger proposal, which will have the same effect as a vote against the merger proposal and Harbinger proposal. To ensure that your broker receives your instructions, we suggest that you send them in the envelope enclosed with the instructions. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker for instructions on how to vote your shares. If you wish to vote in person at the Applica special meeting, and you hold your shares in street name, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the Applica special meeting to vote in person (page 37).

If you are a participant in Applica’s 401(k) profit sharing plan and have funds invested in units that in part represent Applica common stock, your proxy card will serve as a voting instruction for the trustee of Applica’s 401(k) profit sharing plan with respect to the shares of Applica common stock represented by your units. The number of shares of Applica common stock represented by the units you hold in Applica’s 401(k) profit sharing plan is printed on the proxy card and will be voted by the trustee in accordance with your instructions. If a proxy covering shares represented by your units in Applica’s 401(k) profit sharing plan has not been received before the Applica special meeting, or if it is signed and returned without instructions, the shares represented by your units in Applica’s profit sharing plan will not be voted. This will have the same effect as a vote against the merger proposal and Harbinger proposal (page 36).

Effect of Abstentions and Broker Non-Votes

If you abstain from voting on the merger proposal or the Harbinger proposal, or if you fail to give voting instructions to your nominee, it will have the same effect as votes against the merger proposal and Harbinger proposal (page 37).

Stock Ownership of Directors and Executive Officers

Hamilton Beach.  The stock ownership of the directors and executive officers of Hamilton Beach immediately after the merger is described under the heading “Security Ownership of Certain Beneficial Owners and Management” beginning on page 117.

Applica.  At the close of business on          , 2006, the record date for the Applica special meeting, directors and executive officers of Applica and their affiliates beneficially owned and were entitled to vote approximately shares of Applica common stock on the merger proposal, collectively representing approximately     % of the shares of Applica common stock outstanding on that date (page 35).

Ownership of Hamilton Beach after the Merger (page 65)

Based on the number of shares of NACCO common stock outstanding on September 1, 2006, approximately 6.9 million shares of Hamilton Beach Class A common stock and 4.1 million shares of Class B common stock are expected to be distributed in the spin-off and merger. In addition, immediately after the merger, we expect that all of the outstanding shares of Hamilton Beach Class B common stock will be held by NACCO stockholders. Because the Hamilton Beach Class A common stock has one vote per share and the Hamilton Beach Class B common stock has ten votes per share, immediately after the merger, we expect that NACCO stockholders will hold approximately 94% of the aggregate voting power of Hamilton Beach and former Applica shareholders will hold approximately 6% of the aggregate voting power of Hamilton Beach.

Operations of Hamilton Beach after the Merger (page 65)

In connection with the spin-off and merger, Hamilton Beach/Proctor-Silex will be renamed “Hamilton Beach, Inc.” However, Hamilton Beach will conduct business after completion of the merger under multiple brands and trade names. The headquarters of Hamilton Beach will be located in Glen Allen, Virginia.

Management of Hamilton Beach after the Merger (page 59)

After the merger, the executive officers of Hamilton Beach will be the same as the executive officers of Hamilton Beach/Proctor-Silex immediately before the merger and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws or as otherwise provided by law.

After the merger, we will be led by:

•	Dr. Michael J. Morecroft as President and Chief Executive Officer;

•	Keith B. Burns as Vice President, Engineering and Product Development;

•	Kathleen L. Diller as Vice President, General Counsel and Secretary;

•	Gregory E. Salyers as Vice President, Operations;

•	Paul C. Smith as Senior Vice President, Sales;

•	James H. Taylor as Vice President, Chief Financial Officer and Treasurer; and

•	Gregory H. Trepp as Vice President, Marketing.

Hamilton Beach Board after the Merger (page 60)

After the merger, the directors of Hamilton Beach will be the same as the directors of Hamilton Beach/Proctor-Silex immediately before the merger and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws or as otherwise provided by law.

Alfred M. Rankin, Jr. will serve as the non-executive Chairman of the Board of Directors of Hamilton Beach. The other members of the Hamilton Beach board will be Dr. Michael J. Morecroft, [          ], [          ], [          ] and [          ]. The Hamilton Beach amended and restated certificate of incorporation provides for a classified board of directors. The following sets forth the names of the directors and the year in which their term will expire after the merger:

Class	Directors

2007
2008
2009

Committees of the Hamilton Beach Board after the Merger (page 60)

The Hamilton Beach board will have an audit review committee, a compensation committee and a nominating and corporate governance committee. The members of the audit review committee will be [          ] (Chairman), [          ]. The members of the compensation committee will be [          ] (Chairman), [          ]. The members of the nominating and corporate governance committee will be [          ] (Chairman), [          ].

Interests of Directors and Executive Officers in the Merger (page 60)

Applica.  Some directors and executive officers of Applica have interests in the merger that are different from, or in addition to, the interests of other Applica shareholders. Each of the Applica board and the Hamilton Beach/Proctor-Silex board was aware of these interests of Applica directors and executive officers and considered them in its respective decision to approve the spin-off and merger agreement, as applicable. These interests include:

•	potential aggregate severance payments of up to approximately $4.8 million for certain executive officers of Applica;

•	the accelerated vesting of approximately 218,834 Applica stock options with a weighted average exercise price per share of $4.20 immediately before the effective time of the merger;

•	a potential excise tax gross-up payment to Mr. Harry D. Schulman, Chairman, President and Chief Executive Officer of Applica, of approximately $1.3 million (if his employment is terminated under certain circumstances);

•	the repayment of Applica’s $20 million secured term loan from Mast Capital Management, LLC, a Boston-based investment management company of which Mr. Christopher B. Madison, one of Applica’s directors, is a principal; and

•	the repayment of the Applica 10% Senior Subordinated Notes due 2008, which we refer to as the Applica 10% notes, $110,000 of which are owned by one of Applica’s officers.

The potential severance payment amounts and accelerated vesting of stock options set forth above are based on compensation rates in effect as of September 1, 2006 and assume a merger completion date of October 31, 2006. The actual severance payment amounts will depend on compensation amounts as of the date of termination of employment.

Hamilton Beach/Proctor-Silex.  Some directors and executive officers of Hamilton Beach/Proctor-Silex have interests in the spin-off and merger that are different from, or in addition to, the interests of NACCO stockholders who will receive shares of Hamilton Beach common stock in the spin-off. Each of the Applica board and the Hamilton Beach/Proctor-Silex board was aware of these interests of Hamilton Beach/Proctor-Silex directors and executive officers and considered them in its respective decision to approve the spin-off and merger agreement, as applicable. These interests include:

•	the designation of certain directors and officers as Hamilton Beach directors or executive officers after the spin-off and merger;

•	participation of executive officers in the 2006 Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan, as contemplated by the spin off agreement and merger agreement;

•	participation of executive officers in the HB/PS Frozen LTIP; and

•	the potential participation by directors and executive officers of Hamilton Beach in incentive compensation plans that may include long-term incentive compensation plans and equity compensation plans.

Hamilton Beach Long-Term Incentive Compensation Plan (page 63)

Effective as of the effective time of the merger, and contingent upon the consummation of the spin-off and merger, Hamilton Beach/Proctor-Silex expects to adopt the Hamilton Beach Long-Term Incentive Compensation Plan, which we refer to as the HB LTIP. For the remainder of 2006, the Hamilton Beach compensation committee will designate a non-performance based award amount for certain executives. Each year, beginning in 2007, the Hamilton Beach compensation committee will establish a target level of incentive opportunity for each participant, stated as a percentage of the participant’s salary midpoint. In addition, threshold and maximum award levels will be established. The number of shares available for award shares under the HB LTIP is expected to be an aggregate of one million shares of Hamilton Beach Class A common stock, subject to adjustment for stock splits or similar changes.

Listing of Hamilton Beach Class A Common Stock and Delisting of Applica’s Common Stock

Hamilton Beach/Proctor-Silex will apply to list the Hamilton Beach Class A common stock on the NYSE under the symbol “[          ].” The Hamilton Beach Class B common stock will not be listed on the NYSE or any other stock exchange (page 65). If the merger is completed, Applica common stock, which is listed on the NYSE under the symbol “APN,” will be delisted (page 67).

Market for Hamilton Beach Common Stock (page 66)

Currently, there is no public market for Hamilton Beach Class A common stock. Hamilton Beach/Proctor-Silex will apply to list the Hamilton Beach Class A common stock on the NYSE. If the NYSE approves the listing, we expect that a “when-issued” trading market for Hamilton Beach Class A common stock will develop before the record date for the spin-off. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle before the record date for the spin-off, and if the spin-off does not occur, all when-issued trading will be null and void. On the first trading day after the spin-off, when-issued trading will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day after the date of a transaction.

The Hamilton Beach Class B common stock will not be listed on the NYSE or any other national stock exchange. In addition, the Hamilton Beach Class B common stock generally will not be transferable by a stockholder except to or among a limited number of permitted transferees. The Hamilton Beach Class B common stock will, however, be convertible at all times, and without cost to the stockholder, into Hamilton Beach Class A common stock on a share-for-share basis. Therefore, stockholders desiring to sell the equity interest in Hamilton Beach represented by their shares of Hamilton Beach Class B common stock may convert those shares into an equal number of shares of Hamilton Beach Class A common stock and sell the shares of Hamilton Beach Class A common stock in the public market.

Appraisal Rights (page 67)

Under Florida law, assuming the Hamilton Beach Class A common stock is listed on the NYSE at the time the merger becomes effective, Applica shareholders will not be entitled to appraisal rights because Applica is a listed company on the NYSE and its shareholders will be entitled to receive stock consideration of a class of shares of a corporation that is listed on the NYSE in the merger.

Conditions to the Completion of the Merger (page 144)

The merger will be completed if a number of conditions are met or waived including the following:

•	Applica shareholders adopt the merger agreement;

•	no injunction or order would make completion of the merger unlawful;

•	the shares of Hamilton Beach Class A common stock to be issued in the merger are authorized for listing on the NYSE or NASDAQ;

•	the registration statement of which this proxy statement/prospectus/information statement forms a part, which Hamilton Beach/Proctor-Silex filed with the Securities and Exchange Commission in connection with the issuance of shares of Hamilton Beach Class A common stock in the merger, becomes effective;

•	all necessary governmental approvals are obtained;

•	the spin-off shall have been consummated;

•	the receipt by each of NACCO, Hamilton Beach/Proctor-Silex and Applica of a written opinion from its respective tax counsel regarding the U.S. federal income tax treatment of the merger;

•	the absence of any event, circumstance, change or effect since the date of the merger agreement that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of Hamilton Beach/Proctor-Silex or Applica (except for changes in general economic conditions or general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances that do not have a disproportionate effect on Hamilton Beach/Proctor-Silex or Applica, as the case may be);

•	the representations and warranties of each party are true and correct in all respects except where the failure to be true and correct would not have a material adverse effect on the business of Hamilton Beach/Proctor-Silex or Applica, as the case may be; and

•	the performance by each party in all material respects of all covenants required to be performed by it under the merger agreement and related transaction agreements.

Termination of the Merger Agreement (page 145)

NACCO and Applica may agree to terminate the merger agreement at any time, including after the special meeting of Applica’s shareholders. In addition, either party may terminate the merger agreement if:

•	the other party breaches its representations, warranties, covenants or agreements under the merger agreement in a material respect and does not or cannot cure the breach;

•	a governmental order prohibits the merger;

•	the parties do not complete the merger by March 31, 2007; or

•	Applica shareholders do not approve the merger proposal.

In addition, NACCO may terminate the merger agreement if Applica’s board changes, withdraws or fails to confirm its recommendation that Applica shareholders vote in favor of the merger proposal. Applica may terminate the merger agreement if the Applica board authorizes Applica to enter into a competing transaction proposal regarding a transaction that, if consummated, would result in a transaction that is more favorable to the Applica shareholders than the merger.

Termination Fees (page 146)

Applica must pay NACCO a fee equal to $4.0 million plus up to $2.0 million of reasonable documented, third party, out-of-pocket expenses if:

•	NACCO terminates the merger agreement because:

•	(1) the merger is not completed by March 31, 2007 or (2) Applica shareholder approval is not received at the special meeting and (3) before termination pursuant to (1) or (2), Applica has received a competing transaction proposal that has not been withdrawn, and within nine months Applica enters into an agreement to complete or completes a competing transaction; or

•	Applica’s board modifies or withdraws its recommendation that Applica shareholders vote for the merger or fails to confirm the recommendation within four days of NACCO’s request to do so; or

•	Applica terminates the merger agreement because the Applica board authorizes Applica, subject to complying with the terms of the merger agreement, to enter into a superior proposal.

Material U.S. Federal Income Tax Consequences (page 133)

The spin-off and merger are conditioned upon the receipt by NACCO of opinions of Jones Day, counsel to NACCO, to the effect that the spin-off will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code and the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code, respectively. The merger is also conditioned upon Hamilton Beach/Proctor-Silex’s receipt of an opinion of McGuireWoods LLP, counsel to Hamilton Beach/Proctor-Silex, and Applica’s receipt of an opinion of Greenberg Traurig P.A., counsel to Applica, each to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code. The opinions of counsel to NACCO, Hamilton Beach/Proctor-Silex and Applica will be based on, among other things, current law and certain representations of factual matters made by, among others, NACCO, Hamilton Beach/Proctor-Silex and Applica, which, if incorrect, could jeopardize the conclusions reached in those opinions.

So long as the spin-off and merger constitute a spin-off under Section 355 of the Internal Revenue Code and a reorganization under Section 368(a) of the Internal Revenue Code, respectively, then:

•	no taxable gain or loss will be recognized by a NACCO stockholder as a result of the spin-off (except with respect to cash that a NACCO stockholder may receive instead of a fractional share in Hamilton Beach Class A common stock and Hamilton Beach Class B common stock);

•	the distribution of Hamilton Beach common stock to NACCO stockholders in connection with the spin-off will qualify as tax-free to NACCO so long as the spin-off is not disqualified as tax-free under Section 355(e) of the Internal Revenue Code because of certain subsequent acquisitions of NACCO common stock or Hamilton Beach common stock by a third party; and

•	no taxable gain or loss will generally be recognized by Hamilton Beach, Applica, an Applica shareholder or a Hamilton Beach stockholder in the merger (except with respect to cash that an Applica shareholder may receive instead of a fractional share in Hamilton Beach Class A common stock).

Each of Applica, Hamilton Beach/Proctor-Silex and NACCO may waive, in its sole discretion, the opinion condition to its obligation to complete the merger. If Applica, Hamilton Beach/Proctor-Silex or NACCO waives this condition and the U.S. federal income tax consequences to Applica shareholders are materially different than as described in this proxy statement/prospectus/information statement, we will amend and recirculate this proxy statement/prospectus/information statement to Applica shareholders and NACCO stockholders and resolicit Applica shareholders’ proxies. None of Applica, Hamilton Beach/Proctor-Silex or NACCO currently intends to waive either of these conditions to their respective obligations to complete the merger.

Regulatory Approvals (page 65)

HSR Act

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, which we refer to as the HSR Act, NACCO and Applica were required to give notification and furnish information regarding the merger to the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and to wait the specified waiting period before they can complete the merger. Each of NACCO and Applica filed the required notification and report forms with the FTC and the Antitrust Division on August 4, 2006. The applicable waiting period would have expired on September 5, 2006; however, to give the agencies additional time to review the transactions, the materials were refiled on September 1, 2006. As a result, the applicable waiting period will expire on October 2, 2006, unless the agencies grant approval of the proposed transaction before the waiting period expires or one of the agencies issues a second request for information to the parties. At any time before or after the completion of the merger, the FTC or the Antitrust Division or any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger, rescinding the merger, or seeking divestiture of substantial assets of Hamilton Beach/Proctor-Silex or Applica. Private parties also may take legal action under the antitrust laws under certain circumstances. A challenge to the merger on antitrust grounds may be made, and, if such challenge is made, it is possible that Hamilton Beach/Proctor-Silex and Applica will not prevail.

The merger agreement requires NACCO, Hamilton Beach/Proctor-Silex and Applica to satisfy any conditions imposed upon them unless the conditions imposed upon them would be materially adverse to Hamilton Beach. Further, the termination of the HSR Act waiting period is a condition to the completion of the merger. See “The Merger Agreement — Conditions to the Merger” beginning on page 144. Neither Hamilton Beach/Proctor-Silex nor Applica can give any assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to the completion of the merger or within the time frame contemplated by Hamilton Beach/Proctor-Silex and Applica.

In addition to the foregoing, the merger is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws.

Foreign Regulatory Filings

Under Mexico’s Federal Law of Economic Competition of 1992, as amended, Hamilton Beach/Proctor-Silex is required to give notification and furnish certain information regarding the parties and the merger to Mexico’s Federal Competition Commission, which we refer to as the Mexican FCC. Hamilton Beach/Proctor-Silex filed the required notification with the Mexican FCC on August 15, 2006. The Mexican FCC requested additional information and documents on September 1, 2006 and Hamilton Beach/Proctor-Silex must comply with this request by September 22, 2006, which Hamilton Beach/Proctor-Silex intends to do. The Mexican FCC will generally issue a final decision within thirty-five business days after the date when all requested additional information and documents have been filed with the Mexican FCC.

Accounting Treatment (page 65)

The merger will be accounted for as a business combination using the “purchase” method of accounting. Hamilton Beach/Proctor-Silex will be the acquirer for financial accounting purposes.

Risks (page 21)

In evaluating the merger and the merger agreement, you should carefully read this proxy statement/prospectus/information statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Comparison of Rights of Stockholders (page 166)

Your rights as a Hamilton Beach stockholder will differ from your rights as an Applica shareholder. As a result of the merger, the holders of Applica common stock will become holders of Hamilton Beach Class A common stock. Your rights as a holder of Hamilton Beach Class A common stock will be governed by Delaware law, the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws, the form of each of which is attached to this proxy statement/prospectus/information statement as Annex D and Annex E, respectively. After the merger, the rights of former Applica shareholders will no longer be governed by Florida law, Applica’s third amended and restated articles of incorporation or Applica’s third amended and restated bylaws. All of Applica’s common shares are entitled to one vote per share whereas Hamilton Beach has two classes of common stock entitled to different voting rights. Hamilton Beach Class A common stock will be entitled to one vote per share and Hamilton Beach Class B common stock will be entitled to ten votes per share. Applica shareholders will only receive Hamilton Beach Class A common stock in the merger.

Other Agreements (page 151)

In connection with the spin-off and merger, Hamilton Beach/Proctor-Silex, Inc., a wholly owned subsidiary of Hamilton Beach/Proctor-Silex, will enter into a trademark license agreement with The Kitchen Collection, Inc., a wholly owned subsidiary of NACCO, which we refer to as KCI, and a transition services agreement with NACCO and KCI.

Trademark License Agreement

Under the terms of the trademark license agreement, Hamilton Beach/Proctor-Silex, Inc. will grant to KCI a nonexclusive right and license to use the “HAMILTON BEACH” and “PROCTOR-SILEX” marks only on non-electric cookware, non-electric bakeware, non-electric kitchen gadgets, non-electric cutlery and non-electric barbecue accessories in North America in KCI’s current distribution channel, which includes sales through KCI’s website and small free-standing stores in malls and other locations in exchange for a $5,000 annual royalty. The term of the license is through December 31, 2007, and will automatically renew from year to year after December 31, 2007 unless terminated.

Transition Services Agreement

Hamilton Beach/Proctor-Silex will enter into a transition services agreement with NACCO and KCI. Under the terms of the transition services agreement, NACCO and KCI will obtain services from Hamilton Beach and Hamilton Beach will obtain services from NACCO, including:

•	business consulting services;

•	general accounting support;

•	support responses for requests from regulatory and compliance agencies;

•	tax compliance and consulting support;

•	internal audit services and internal audit consulting and advisory services;

•	general legal support;

•	employee benefit and human resources legal and consulting support;

•	compensation support;

•	document retention program support; and

•	investor relations support,

on a transitional basis for varying periods of up to one year depending on the service. Each party has the option to extend the initial transition period for any service upon 30 days written notice prior to the initial termination date to the other party and upon terms mutually agreed upon by the parties. We expect Hamilton Beach to pay NACCO aggregate fees of up to $2.45 million over the initial term of the transition services agreement.

FINANCIAL SUMMARY

Hamilton Beach/Proctor-Silex Market Price Data

There is no established trading market for shares of Hamilton Beach Class A common stock. At September 1, 2006, there were 100 shares of Hamilton Beach/Proctor-Silex common stock outstanding, all of which were owned by Housewares Holding Company.

In connection with the spin-off, NACCO will distribute approximately 4.1 million shares of Hamilton Beach Class A common stock and 4.1 million shares of Hamilton Beach Class B common stock on a pro rata basis to holders of NACCO Class A common stock and NACCO Class B common stock. In connection with the merger, Hamilton Beach will issue approximately 2.7 million shares of Hamilton Beach Class A common stock to Applica shareholders. Hamilton Beach/Proctor-Silex will apply to list the Hamilton Beach Class A common stock on the NYSE under the symbol “[          ].”

Hamilton Beach/Proctor-Silex Dividends and Dividend Policy

Hamilton Beach/Proctor-Silex paid dividends to Housewares Holding Company, as its sole stockholder, in 2004, 2005 and the six-month period ended June 30, 2006 in the aggregate amount of $81.5 million. Before the spin-off, Hamilton Beach/Proctor-Silex expects to pay the special dividend of $110 million. The merger agreement provides that Hamilton Beach/Proctor-Silex will not declare or pay any dividends other than the special dividend until the effective time of the merger.

Applica Market Price Data

Applica’s common stock is currently listed for trading on the NYSE under the symbol “APN.”

The following tables set forth, for the periods indicated, the range of high and low sale prices for Applica’s common stock as reported on the NYSE:

	High	Low

2004
First quarter	$11.39	$7.19
Second quarter	$14.30	$8.43
Third quarter	$9.10	$3.60
Fourth quarter	$6.24	$3.81
2005
First quarter	$6.18	$4.75
Second quarter	$5.35	$2.30
Third quarter	$3.31	$1.67
Fourth quarter	$1.92	$1.25
2006
First quarter	$3.30	$1.24
Second quarter	$4.94	$2.52
Third quarter (through September 11, 2006)	$4.87	$3.15

At          , 2006, the record date for the Applica special meeting, there were approximately           holders of record of Applica’s common stock. The number of holders of record of the Applica common stock includes nominees of various depository trust companies for an undeterminable number of individual shareholders.

The last reported sales prices of Applica’s common stock as reported by the NYSE on July 21, 2006 and September 11, 2006 were $3.46 and $4.41, respectively. July 21, 2006 was the last full trading day prior to the public announcement of the merger. September 11, 2006 was the last full trading day prior to the filing of this document with the SEC.

Applica Dividends and Dividend Policy

Applica is prohibited from declaring or paying cash dividends on its capital stock under the terms of its debt agreements and the merger agreement. Applica did not pay any common stock dividends in 2004 or 2005, and Applica does not anticipate paying dividends in the foreseeable future. Applica intends to retain any earnings to finance its operations and for general corporate purposes.

Hamilton Beach Dividend Policy

After the spin-off and merger, we do not expect Hamilton Beach to pay dividends in the foreseeable future. In addition, the new Hamilton Beach credit facility will limit our ability to pay dividends or make distributions in respect of the Hamilton Beach capital stock. Also, until the Applica 10% notes are redeemed or otherwise satisfied, the indenture governing the Applica 10% notes will limit our ability to pay dividends or make distributions in respect of the Hamilton Beach capital stock. For a discussion of these restrictions, see the discussion under “Management’s Discussion and Analysis of the Financial Condition and Results of Operations — Liquidity and Capital Resources of Hamilton Beach — After the Completion of the Merger” beginning on page 102.

Selected Historical Financial Data of Hamilton Beach/Proctor-Silex

The following table sets forth selected historical financial data of Hamilton Beach/Proctor-Silex as of and for each of the periods indicated. Hamilton Beach/Proctor-Silex derived the selected historical financial data as of and for each of the five years ended December 31, 2005 from Hamilton Beach/Proctor-Silex’s audited consolidated financial statements. Hamilton Beach/Proctor-Silex derived the selected historical financial data as of and for the six months ended June 30, 2005 and 2006 from Hamilton Beach/Proctor-Silex’s unaudited condensed consolidated financial statements which, in the opinion of Hamilton Beach/Proctor-Silex’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the unaudited interim period. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements and the related notes and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hamilton Beach/Proctor-Silex,” contained in this proxy statement/prospectus/information statement. This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements of Hamilton Beach, which you can find beginning on page 153. The dollar amounts in the table below are in thousands.

	Six Months Ended
	June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)

Statement of Operations:
Net sales	$209,053	$205,925	$527,668	$507,244	$492,821	$503,928	$539,457
Goodwill amortization	—	—	—	—	—	—	2,942
Operating profit (loss)	7,669	6,357	37,064	28,220	36,225	32,447	(12,345)
Operating profit (loss) excluding goodwill amortization(1)	7,669	6,357	37,064	28,220	36,225	32,447	(9,403)
Net income (loss)	$2,524	$2,849	$20,292	$15,248	$16,153	$13,437	$(14,481)

Net income (loss) excluding goodwill amortization(1)	$2,524	$2,849	$20,292	$15,248	$16,153	$13,437	$(11,539)

Balance Sheet:
Total assets	$281,727	$278,623	$300,635	$300,105	$289,025	$300,510	$319,706
Long-term debt	$47,936	$43,406	$42,010	$35,036	$18,524	$56,925	$80,000
Capital leases	$245	$252	$249	$256	$261	$266	$271
Stockholder’s equity	$111,753	$130,725	$131,812	$137,131	$151,400	$142,964	$135,546
Other Data:
Cash dividends paid	$23,000	$10,000	$27,500	$31,000	$9,000	$—	$4,513

(1)	On January 1, 2002, Hamilton Beach/Proctor-Silex adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Beginning January 1, 2002, Hamilton Beach/Proctor-Silex discontinued amortization of its goodwill in accordance with this Statement.

Selected Historical Financial Data of Applica

The following table sets forth selected historical financial data of Applica as of and for each of the periods indicated. Applica derived the selected historical financial data as of and for each of the five years ended December 31, 2005 from Applica’s audited consolidated financial statements. Applica derived the selected historical financial data as of and for the six months ended June 30, 2005 and 2006 from Applica’s unaudited consolidated financial statements, which, in the opinion of Applica’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the unaudited interim period. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements, and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Applica,” contained in this proxy statement/prospectus/information statement. This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements of Hamilton Beach, which you can find beginning on page 153. The dollar amounts in the table below are in thousands, except per share data.

	Six Months Ended
	June 30,				Year Ended December 31,
	2006		2005		2005		2004		2003		2002		2001
	(Unaudited)

Statement of Operations:
Net sales(1)	$208,500		$228,907		$556,119		$709,772		$623,436		$705,854		$709,451
Equity in net earnings (loss) of joint ventures	—		—		—		—		$55,570	(6)	$(1,498)		$(128)
Earnings (loss) before income taxes and cumulative effect of change in accounting principle	$(17,418)		$(40,159)		$(46,380)		$(73,503)		$25,370		$9,878		$(24,292)
Income tax expense (benefit)	$1,516		$1,298		$2,889		$59,451		$10,147		$4,826		$4,146
Cumulative effect of change in accounting principle, net of tax benefit of $42,447	—		—		—		—		—		$(78,829)		—
Effective tax rate	(29)%		(26)%		(6.2)%		(80.9)%		40.0%		48.9%		(17.1)%
Net earnings (loss)	$(18,934	)(2)	$(41,457	)(3)	$(49,269	)(4)	$(132,954	)(5)	$15,223	(6)	$(73,777	)(7)	$(28,438	)(8)
Balance Sheet:
Working capital	$87,907		$81,915		$104,722		$116,390		$115,767		$137,706		$137,415
Current ratio	1.7		1.5		1.7		1.6		1.7		1.8		1.7
Property, plant and equipment, net	$17,722		$33,171		$19,715		$38,327		$70,389		$76,963		$82,337
Total assets	$240,492		$300,893		$297,282		$375,937		$478,836		$521,665		$633,684
Long-term debt and other long term liabilities	$76,133		$61,317		$76,225		$62,012		$75,261		$140,301		$135,017
Shareholders’ equity	$43,089		$70,635		$63,151		$110,970		$237,613		$219,128		$293,939
Per Share Data:
Earnings (loss) per common share — basic	$(0.78	)(2)	$(1.72	)(3)	$(2.04	)(4)	$(5.55	)(5)	$0.65	(6)	$(3.15	)(7)	$(1.23	)(8)
Earnings (loss) per common share — diluted	$(0.78	)(2)	$(1.72	)(3)	$(2.04	)(4)	$(5.55	)(5)	$0.63	(6)	$(3.10	)(7)	$(1.23	)(8)
Cash dividends paid	—		—		—		—		—		—		—
Book value at period end	$1.76		$2.92		$2.61		$4.60		$10.03		$9.33		$12.61
Return on average equity	(35.6)%		(45.7)%		(56.6)%		(76.3)%		6.70%		(28.8)%		(9.2)%

(1)	Effective January 1, 2005, Applica modified its accounting treatment for cooperative advertising and slotting fees. This modification resulted in a reclassification that reduced each of net sales, gross profit and selling, general and administrative expenses by $13.8 million in 2005, $17.0 million in 2004, $17.2 million in 2003, $21.5 million in 2002 and $17.6 million in 2001. The net sales figures presented above reflect such reclassification. Because the modification resulted solely in a reclassification within the consolidated statement of operations, there was no impact on Applica’s financial condition, operating income or net earnings for any periods presented.

(2)	Gross profit for the first half of 2006 was negatively impacted by:

•	$3.7 million recorded in the first quarter of 2006 in connection with the product recall; and

•	the sale of inventory that included capitalized losses of $2.7 million related to the closure of the manufacturing facility in Mexico.

(3)	Gross profit for the first half of 2005 was negatively impacted by:

•	inventory write-downs of $12.8 million related to an adjustment to net realizable value of two products;

•	restructuring charges at our manufacturing operations in Mexico of $7.9 million; and

•	higher product warranty returns and related expenses of $4.5 million.

(4)	During 2005, Applica recorded:

•	inventory write-downs of $12.8 million related to adjustment to net realizable value of the Home Cafetm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover;

•	raw materials inventory write off of $3.3 million, write down of property, plant and equipment of $1.1 million, accelerated depreciation of $3.2 million and severance charges of $4.9 million related to the downsizing and closure of Applica’s Mexican manufacturing operations;

•	inefficiencies and unabsorbed overhead of $6.2 million associated with the downsizing and ultimate closure in October 2005 of our Mexican manufacturing operations;

•	$0.7 million in bad debt expense related to a contract manufacturing project at Applica’s Mexican manufacturing operations;

•	higher product warranty returns and related expenses of $5.2 million, primarily in the first half of 2005; and

•	additional tax expense of $1.9 million related to the closure of the Mexican manufacturing operations.

(5)	During 2004, Applica recorded:

•	an impairment charge of $62.8 million as the result of its annual fair value assessment as of June 30, 2004 of goodwill in accordance with FASB Statement “SFAS” 142;

•	income tax expense of $57.8 million related to an increase in valuation allowances against net deferred tax assets;

•	restructuring charges of $9.2 million, primarily in connection with the downsizing of Applica’s Mexican manufacturing facility;

•	termination benefits of $9.2 million related to resignation of Applica’s former Chairman of the Board and the termination of certain other employment and consulting agreements and relationships; and

•	a net gain on the sales of a subsidiary, a division and certain property of $3.9 million.

(6)	During 2003, Applica recorded:

•	equity in net earnings of its joint venture in which Applica owns a 50% interest of $55.6 million;

•	an impairment charge of $7.2 million in connection with an intangible asset related to the Black & Decker® trademark;

•	expenses of $7.0 million related to the restructuring of the Mexican and Chinese manufacturing facilities;

•	restructuring and other charges of $4.7 million related to accrued rental expenses at the Shelton, Connecticut facility, which was closed in the third quarter of 2002;

•	a reversal of $4.1 million in product recall related expenses recorded in cost of sales; and

•	expenses in an aggregate amount of $3.9 million related to the early extinguishment of $65.0 million of Applica’s 10% notes.

(7)	In 2002, Applica recorded:

•	an adjustment of $121.3 million ($78.8 million, or $3.31 per share, net of tax on a full year and fully diluted basis) to reduce the carrying value of goodwill to its implied fair value, which was recorded pursuant to the provisions of SFAS 142; and

•	restructuring expenses of $10.6 million relating to the infrastructure consolidation.

(8)	In 2001, Applica took charges relating to several events in the aggregate amount of $28.2 million. These charges included:

•	$13.4 million related to a product recall;

•	$6.8 million related to infrastructure consolidation;

•	$5.2 million of such charges related to Applica’s execution of a new four-year senior secured revolving credit facility and the write-off of fees and expenses associated with the terminated credit facility; and

•	$1.5 million related to the devaluation of the Argentinean peso and $1.0 million related to the settlement of shareholder class action litigation.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Hamilton Beach

We are providing the selected unaudited pro forma condensed combined financial data for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the selected unaudited pro forma condensed combined financial data as being indicative of the historical results that would have been achieved had the companies been combined during the periods presented or of the future results that Hamilton Beach will experience.

The selected unaudited pro forma condensed combined financial data give effect to the merger using the purchase method of accounting under which Hamilton Beach/Proctor-Silex is the acquirer. The statement of operations data give effect to the spin-off, merger and related financing transactions as if they had been completed on January 1, 2005. The balance sheet data give effect to the spin-off, merger and related financing transactions as if they had been completed on June 30, 2006.

The allocation of the purchase price reflected in the selected unaudited pro forma condensed combined financial data is preliminary. Definitive allocations will be performed and finalized by Hamilton Beach with the services of outside valuation specialists after the completion of the merger. Accordingly, the purchase allocation pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision based on a final determination of fair value after completion of the merger. See “Risk Factors — The unaudited pro forma financial data included in this proxy statement/prospectus/information statement are preliminary and Hamilton Beach’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus/information statement” beginning on page 29. We urge you to read the selected unaudited pro forma condensed combined financial data in connection with the unaudited pro forma condensed combined financial statements and related notes beginning on page 153.

	Six Months Ended	Year Ended
	June 30,	December 31,
	2006	2005
	(In thousands, except per share data)

Statement of Operations Data:
Net sales	$417,553	$1,083,787
Operating profit (loss)	(4,345)	797
Balance Sheet Data:
Total assets	$588,925
Long-term debt	272,646
Stockholders’ equity	91,719

COMPARATIVE PER SHARE DATA

The following tables present unaudited historical per share and unaudited combined pro forma per share data of Hamilton Beach/Proctor-Silex and Applica after giving effect to the spin-off, merger and related financing transactions using the purchase method of accounting as if the spin-off and the merger had been consummated at the beginning of the periods presented. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the spin-off and the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the unaudited pro forma condensed combined financial statements and the historical consolidated financial statements and notes thereto of Hamilton Beach/Proctor-Silex and Applica, which are included elsewhere in this proxy statement/prospectus/information statement.

The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Hamilton Beach/Proctor-Silex and Applica for the year ended December 31, 2005, the results of operations of Hamilton Beach/Proctor-Silex and Applica for the six months ended June 30, 2006, and Hamilton Beach/Proctor-Silex’s financial position at June 30, 2006 with Applica’s financial position at June 30, 2006. Hamilton Beach/Proctor-Silex paid dividends to Housewares Holding Company, as its sole stockholder, in 2004, 2005 and the six-month period ended June 30, 2006 in the aggregate amount of $81.5 million. Applica did not pay any common stock dividends in 2004 or 2005.

Hamilton Beach/Proctor-Silex

	Year Ended	Six Months Ended
	December 31,	June 30,
	2005	2006
	(Amounts in thousands,
	except per share data)

Pro forma per share data (unaudited):
Net income per basic and diluted share(1)	$2.47	$0.31
Basic net book value per share	$16.02	$13.57
Weighted average basic shares outstanding	8,223	8,232
Weighted average diluted shares outstanding	8,226	8,236

Applica

	Year Ended	Six Months Ended
	December 31,	June 30,
	2005	2006
	(Amounts in thousands,
	except per share data)

Historical per share data (unaudited):
Net loss per basic and diluted share	$(2.04)	$(0.78)
Basic net book value per share	$2.61	$1.76
Weighted average basic and diluted shares outstanding	24,151	24,279

Hamilton Beach

	Year Ended	Six Months Ended
	December 31,	June 30,
	2005	2006
	(Amounts in thousands,
	except per share data)

Pro forma combined per share data (unaudited):
Net loss per combined company’s basic and diluted share	$(3.12)	$(1.71)
Net book value per combined company’s share as of June 30, 2006		$8.35
Weighted average basic and diluted shares outstanding	10,964	10,976

Applica Equivalent per Share Information

	Year Ended	Six Months Ended
	December 31,	June 30,
	2005	2006
	(Amounts in thousands,
	except per share data)

Pro forma combined per share data (unaudited):
Net loss per combined company’s basic and diluted share(1)(2)	$(0.78)	$(0.43)
Net book value per combined company’s share as of June 30, 2006		$2.09

(1)	The net income per basic and diluted share gives effect to the issuance of approximately 8.2 million shares of Hamilton Beach common stock in the spin-off as if it had occurred at the beginning of the periods presented.

(2)	Based upon Applica’s stock being converted into the right to receive a number of Hamilton Beach Class A common stock equal to 25% of the aggregate number of shares of Hamilton Beach Class A and Hamilton Beach Class B common stock outstanding immediately after the merger.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus/information statement, including the matters addressed in “Special Note Regarding Forward-Looking Statements” on page 33, you should carefully consider the matters described below. The risk factors described below include risk factors applicable to Hamilton Beach’s business if the spin-off and merger are consummated, as well as risks related to the spin-off and merger.

Risks Relating to Our Business after the Merger

We depend on third-party suppliers for the manufacturing of most of our products, which subjects us to risks.

We obtain almost all of the products we sell from unaffiliated third-party suppliers located primarily in China. We plan to discontinue our remaining manufacturing operations by the end of 2007, which will make us dependent on third-party suppliers for the manufacturing of all of our products. Our ability to select reliable suppliers who provide timely deliveries of quality products will impact our success in meeting customer demand. Any inability of our suppliers to timely deliver products or any unanticipated changes in our suppliers could be disruptive and costly to us. Any significant failure by us to obtain products on a timely basis at an affordable cost or any significant delays or interruptions of supply would have a material adverse effect on our results of operations.

Because our suppliers are primarily based in China, international operations subject us to additional risks including, among others:

•	currency fluctuations;

•	labor unrest;

•	potential political, economic and social instability;

•	lack of developed infrastructure;

•	restrictions on transfers of funds;

•	import and export duties and quotas;

•	changes in domestic and international customs and tariffs;

•	uncertainties involving the costs to transport products;

•	unexpected changes in regulatory environments;

•	regulatory issues involved in dealing with foreign suppliers and in exporting and importing products;

•	difficulty in complying with a variety of foreign laws;

•	difficulty in obtaining distribution and support; and

•	potentially adverse tax consequences.

The foregoing factors could have a material adverse effect on our ability to maintain or increase our supply of products, our financial condition or our results of operations.

We purchase a large number of products from one supplier. Production-related risks with this supplier could jeopardize our ability to realize anticipated sales and profits.

As part of the sale of Applica’s Hong Kong-based manufacturing operations in July 2004, Applica entered into a supply agreement with an affiliate of the purchaser, Elec-Tech International (H.K.) Company, Ltd., which we refer to as Elec-Tech. Elec-Tech accounted for approximately 35% of Applica’s total purchases in 2005 and 14% in 2004. In December 2005, the supply agreement was terminated by Applica as the result of material breaches by Elec-Tech. Management and representatives of Elec-Tech have met on several occasions to discuss these and other matters and to negotiate the terms of future business between the parties. Applica and Hamilton Beach/Proctor-Silex continue to purchase products from Elec-Tech. Although no new supply agreement has been executed, we expect Elec-Tech to remain a significant supplier.

We intend to continue to purchase products from Elec-Tech, and in order for us to realize sales and operating profits at anticipated levels, Elec-Tech must deliver high quality products in a timely manner. Among others, the following factors could have a material adverse effect on our results of operations:

•	failure to enter into a new supply agreement with Elec-Tech or another third-party supplier on acceptable terms;

•	substandard product quality; and

•	failure to achieve production schedules.

Our business could be adversely affected by currency fluctuations in our international operations.

While most of our revenues are collected and our expenses are paid in U.S. dollars, a portion of our revenues and expenses, such as payroll, rent and indirect operational costs, are denominated in other currencies such as Canadian dollars, Mexican pesos, Argentine pesos, Chilean pesos, Colombian pesos and Venezuelan bolivars. Also, because a substantial number of our products are imported from China, the floating currency rate of the renminbi (also called the yuan) could result in significant fluctuations in our product costs. Changes in the relation of these and other currencies to the U.S. dollar will affect our revenues, expenses and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted.

Increases in costs of products will reduce our profitability.

Factors that are largely beyond our control, such as movements in commodity prices for the raw materials for our products, may affect the cost of our products, and we may not be able to pass those costs on to our customers. As an example, our products require a substantial amount of plastic. Because the primary resource used in plastic is petroleum, the cost and availability of plastic varies to a great extent with the price of petroleum. In recent years, the prices of petroleum, as well as steel, aluminum and copper have increased significantly.

We are dependent on key customers and the loss of, or significant decline in business from, one or more of our key customers could negatively affect our business.

We rely on several key customers. In each of the last three years, sales by Hamilton Beach/Proctor-Silex and Applica to Wal-Mart Stores, Inc. exceeded 10% of each of Hamilton Beach/Proctor-Silex’s revenues and Applica’s revenues. Applica’s top three customers, which are Wal-Mart Stores, Inc., Target Corporation and Sally Beauty Supply, accounted for approximately 48%, 51% and 44% of Applica’s consolidated net sales in 2005, 2004 and 2003, respectively. Wal-Mart accounted for approximately 39%, 39% and 36% of Hamilton Beach/Proctor Silex’s consolidated net sales in 2005, 2004 and 2003, respectively. Hamilton Beach/Proctor-Silex’s five largest customers accounted for approximately 58%, 59% and 57% of net sales for the years ended December 31, 2005, 2004 and 2003, respectively. Although Applica and Hamilton Beach/Proctor-Silex have long-established relationships with many of our customers, we do not have any long-term supply contracts and purchases are generally made using individual purchase orders. A loss of any key customer could have a material adverse effect on our results of operations.

We must receive a continuous flow of new orders from our large, high-volume retail customers; however, we may be unable to continually meet the needs of our customers. In addition, failure to obtain anticipated orders or delays or cancellations of orders or significant pressure to reduce prices from key customers could have a material adverse effect on us.

As a result of dependence on our key customers, we could experience a material adverse effect on our business and results of operations if any of the following were to occur:

•	the insolvency or bankruptcy of any key customer;

•	a declining market in which customers materially reduce orders or demand reduced prices; or

•	a strike or work stoppage at a key customer facility, which could affect both their suppliers and customers.

In recent years some major retailers, including Kmart, have filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. If we were to lose, or experience a significant decline in business from, any major retail customer or if other major retail customers were to go bankrupt, we might be unable to find alternate distribution sources.

The increasing concentration of our small electric household appliance sales among a few retailers and the trend toward private-label brands could negatively affect sales levels or profits.

With the growing trend towards the concentration of our small electric household appliance sales among a few retailers, we are increasingly dependent upon fewer customers whose bargaining strength is growing as a result of this concentration. We sell a substantial quantity of our products to mass merchandisers, national department stores, variety store chains, drug store chains, specialty home retailers and other retail outlets. These retailers generally purchase a limited selection of small electric household appliances. As a result, we compete for retail shelf space with our competitors. In addition, certain of our larger customers are using their own private label brands on household appliances that compete directly with some of our products. As the retailers in the small electric household appliance industry become more concentrated, competition for sales to these retailers may increase, which could adversely affect our results of operations.

Our business could be adversely affected by retailer inventory management.

Changes in retailer inventory management strategies could make inventory management more difficult for us. As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require the carrying of additional inventories or require us to incur additional expenses to expedite delivery.

Because of our significant reliance on unaffiliated third-party suppliers primarily in China, our production lead times are relatively long. Therefore, we generally commit to production in advance of customer orders. If retailers significantly change their inventory management strategies or if they or we fail to forecast customer or consumer demand accurately, we may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are canceling orders or returning products. Distribution difficulties may have an adverse effect on our business by increasing the amount of inventory and the cost of warehousing inventory. Any of these results could have a material adverse effect on us.

The small electric household and commercial appliance industry is consolidating, which could have a material adverse effect on our success.

Over the past several years, the small electric household and commercial appliance industry has undergone substantial consolidation, and further consolidation is likely. As a result of this consolidation, the small electric household and commercial appliance industry could largely consist of a limited number of large distributors. To the extent that we do not continue to be a major participant in the small electric household and commercial appliance industry, our ability to compete effectively with these larger distributors could be negatively impacted. As a result, our results of operations could be materially adversely affected.

Competition may materially adversely affect our results of operations.

The small electric household and commercial appliance industry does not have onerous entry barriers. As a result, we compete with many small manufacturers and distributors of housewares products. Additional competitors may also enter this market and cause competition to intensify. For example, some of our customers have expressed interest in sourcing, or expanding the extent of sourcing, small electric household and commercial appliances directly from manufacturers in Asia. We believe that competition is based upon several factors, including product design and innovation, quality, price, product features, merchandising, promotion and warranty. If we fail to compete effectively with these manufacturers and distributors, our results of operations could be materially adversely affected.

We also compete with established companies, a number of which have substantially greater facilities, personnel, financial and other resources than Hamilton Beach/Proctor-Silex or Applica has, or that we will have after the merger. In addition, we compete with our retail customers, who use their own private label brands, and importers and foreign manufacturers of unbranded products. Some competitors may be willing to reduce prices and accept lower profit margins to compete with us. As a result of this competition, we could lose market share and sales, or be forced to reduce our prices to meet competition.

If we are unable to renew the Black & Decker® Trademark License Agreement, our business could be adversely affected.

Applica licenses the Black & Decker® brand for use in marketing certain small household appliances in North America, Latin America (excluding Brazil) and the Caribbean. Sales of Black & Decker® branded products represented approximately 78% of Applica’s total revenue in 2005, 79% in 2004 and 70% in 2003. In October 2004, Applica and The Black & Decker Corporation extended the license agreement through December 2010. Renewals, if mutually agreed upon, will be for five-year periods and will require the payment of minimum annual royalties of $12.5 million. Failure to renew the license agreement with Black & Decker or to enter into a new agreement on acceptable terms could have a material adverse effect on our financial condition, liquidity and results of operations.

The infringement or loss of our proprietary rights could have an adverse effect on our business.

We believe that our rights in owned and licensed names are a significant part of our business and that our ability to create demand for our products is dependent to a large extent on our ability to exploit these trademarks. The breadth or degree of protection that these trademarks afford us may be insufficient. The costs associated with protecting our intellectual property rights, including litigation costs, may be material. We may be unable to successfully assert our intellectual property rights or these rights may be invalidated, circumvented or challenged. Any such inability, particularly with respect to names in which we have made significant capital investments, or a successful intellectual property challenge or infringement proceeding against us, could have a material adverse effect on us. In addition, because our business strategy is heavily dependent upon the use of brand names, adverse publicity with respect to products that are not sold by us, but bear the same brand names, could have a material adverse effect on us.

Additionally, we distribute products with features for which we have filed or obtained licenses for patents and design registrations in the United States and in several foreign countries. It is possible that registrations may never be issued with respect to some of our patent applications. If obtained or licensed, they may not afford us commercially significant protection of our technologies.

We depend on consumer spending, which fluctuates for a variety of reasons, including seasonality.

Sales of our products are related to consumer spending. Any downturn in the general economy or a shift in consumer spending away from small electric household appliances would adversely affect our business. In addition, the market for small electric household appliances is highly seasonal in nature. We often recognize a substantial portion of our sales in the last half of the year. Accordingly, quarter-to-quarter comparisons of past operating results of Hamilton Beach/Proctor-Silex or Applica are meaningful, if at all, only when comparing equivalent time periods. Any economic downturn, decrease in consumer spending or a shift in consumer spending away from small electric household appliances could materially adversely impact our results of operations.

Our business is very sensitive to the strength of the U.S. retail market and weakness in this market could adversely affect our business.

The strength of the retail economy in the United States has a significant impact on our performance. Weakness in consumer confidence and poor financial performance by mass merchandisers, warehouse clubs, department stores or any of our other customers would result in lost sales by us. A general slowdown in the retail sector, as happened in 2002 and 2003, would result in additional pricing and marketing support pressures on us.

We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our results of operations.

We are highly dependent on the skills, experience and services of our respective key personnel and the loss of key personnel could have a material adverse effect on our business, operating results and financial condition. Employment and retention of qualified personnel is important due to the competitive nature of the small electric household and commercial appliance industry. Therefore, our success also depends upon our ability to recruit, hire, train and retain additional skilled and experienced management personnel. Our inability to hire new personnel with the requisite skills could impair our ability to manage and operate our business effectively.

The failure of our business strategy could have a materially adverse effect on our business.

As part of our business strategy, we plan to:

•	continue cost reductions throughout the entire company and at our suppliers;

•	reduce product returns and improve the quality of our products;

•	pursue innovation in our product categories through our ability to research, design and test new product concepts; and

•	develop and sustain industry-leading sales, marketing and branding programs in our industry.

Our strategic objectives may not be realized or, if realized, may not result in increased revenue, profitability or market presence. Executing our strategy may also place a strain on our suppliers, information technology systems and other resources. To manage growth effectively, we must maintain a high level of quality, properly manage our third-party suppliers, continue to enhance our operational, financial and management systems and expand, train and manage our employee base. We may not be able to effectively manage our growth in any one or more of these areas, which could have a materially adverse effect on our business.

If the Applica shareholders approve the Harbinger proposal, Applica will be in default under its credit facility, term loan and the indenture governing the Applica 10% notes.

It is an event of default under Applica’s credit facility and term loan for any person or group of persons acting in concert, to own or control, directly or indirectly, more than 30% of Applica’s outstanding securities having voting rights in the election of directors, in each case to be determined on a fully diluted basis and taking into account any outstanding securities or contract rights exercisable, exchangeable or convertible into equity interests. In addition, the indenture governing the Applica 10% notes has a cross-default provision as well as a similar change of control provision. If the Applica shareholders approve the Harbinger proposal, based on the information contained in the Harbinger Schedule 13D, Harbinger will be able to control the vote of more than 30% of Applica’s common stock and accordingly an event of default under terms of each debt agreement would have occurred. If an event of default occurs, the holders of the debt have the right to accelerate the repayment of the debt. If the Applica shareholders approve the Harbinger proposal but not the merger proposal, Applica may not have sufficient cash to repay its debt or be able to obtain new financing to repay its debt, which could have a material adverse effect on Applica’s financial condition.

Hamilton Beach has no history operating as an independent public company on which you can evaluate its business strategy.

Historically, Hamilton Beach/Proctor-Silex’s business has been principally operated as part of NACCO’s Housewares segment, and therefore Hamilton Beach has no operating history as an independent public company. Accordingly, our business strategy and operations may not be successful on a stand-alone basis.

Our future success depends on the development of new and innovative products on a consistent basis in order to increase revenues and we may not be able to do so.

We believe that our future success is heavily dependent upon our ability to continue to make innovations in our existing products and to develop, source and market new products, which generally carry higher margins. We may not be successful in the introduction, marketing and sourcing of any new products or product innovations and we may not be able to develop and introduce in a timely manner innovations to our existing products that satisfy customer needs or achieve market acceptance.

Our business can be adversely affected by newly acquired businesses or product lines.

We may acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or of the rights to market specific products or use specific product names may involve a financial commitment by us, either in the form of cash or stock consideration. In the case of a new license, such commitments are usually in the form of prepaid royalties and future minimum royalty payments. We may not be able to acquire businesses and develop products that will contribute positively to our earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations and acquired businesses may carry unexpected liabilities.

Government regulations could adversely impact our operations.

Throughout the world, electrical appliances are subject to various mandatory and voluntary safety standards, including requirements in certain jurisdictions that products be listed by Underwriters Laboratories, Inc. or other such recognized laboratories. Many foreign, federal, state and local governments also have enacted laws and regulations that govern the labeling and packaging of products and limit the sale of product containing certain materials deemed to be environmentally sensitive. Our products may be found to be noncompliant. A determination that we are not in compliance with such rules, regulations or standards could result in the imposition of fines or an award of damages to private litigants.

Additionally, many of Applica’s pest control products are subject to laws and regulations by state and federal environmental agencies. A determination that Applica was, or, after the merger, we are, not in compliance with such rules and regulations could result in the prohibition of sales of our products and the imposition of fines.

Our business involves the potential for product recalls and product liability claims.

As distributors of consumer products, we are subject to the Consumer Products Safety Act, which empowers the U.S. Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the U.S. Consumer Products Safety Commission could require us to repair, replace or refund the purchase price of one or more of our products, or we may voluntarily do so. For example, in June 2006, Applica’s U.S. operating subsidiary, Applica Consumer Products, Inc., in cooperation with the U.S. Consumer Products Safety Commission, announced a voluntary recall of approximately 410,000 units of the Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers. Applica’s Canadian operating subsidiary, Applica Canada Corporation, also recalled approximately 40,000 units of these thermal coffeemakers in Canada. Applica recorded a charge to cost of goods sold of approximately

$3.7 million in the first quarter of 2006 related to the recall. Any additional repurchases or recalls of our products could be costly to us and could damage our reputation or the value of our brands. If we were required to remove, or we voluntarily remove, our products from the market, our reputation or brands could be tarnished and we might have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the U.S. Consumer Product Safety Commission of a potential safety hazard can result in fines being assessed against us. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which we sell our products, and more restrictive laws and regulations may be adopted in the future.

We also face exposure to product liability claims if one of our products is alleged to have caused property damage, bodily injury or other adverse effects. We are self-insured to specified levels of those claims and maintain product liability insurance for claims above the self-insured levels. We may not be able to maintain such insurance on acceptable terms, if at all, in the future. In addition, product liability claims may exceed the amount of insurance coverage.

Our results of operations are also susceptible to adverse publicity regarding the quality and safety of our products. In particular, product recalls or product liability claims challenging the safety of our products may result in a decline in sales for a particular product. This could be true even if the claims themselves are ultimately settled for immaterial amounts. This type of adverse publicity could occur and product liability claims could be made in the future.

Our future financial performance may be worse than the performance reflected in our historical financial information included in this proxy statement/prospectus/information statement.

The historical financial information we have included in this proxy statement/prospectus/information statement may not reflect what our results of operations, financial position and cash flows would have been had we been a combined, independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are a combined, independent company. This is primarily a result of the following three factors:

•	Hamilton Beach/Proctor-Silex’s historical financial information reflects allocations for services historically provided by NACCO, and we expect that, in some instances, the costs incurred for these services as a smaller independent company, including changes that we expect in our cost structure, personnel needs, financing and operations as a result of the spin-off, will be higher than the share of total NACCO expenses allocated to Hamilton Beach/Proctor-Silex historically; and

•	Neither Hamilton Beach/Proctor-Silex’s nor Applica’s historical financial information reflects the debt and related interest expense (as shown on the pro forma contractual obligations table under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations Table of Hamilton Beach/Proctor-Silex — After Completion of the Merger”) that we will incur as part of the spin-off and merger.

For these reasons, our future financial performance may be worse than the performance implied by the historical financial information we have presented in this proxy statement/prospectus/information statement.

For additional information about the past financial performance of Hamilton Beach/Proctor-Silex’s or Applica’s business and the basis of the presentation of the Hamilton Beach/Proctor-Silex and Applica historical financial statements, see “Financial Summary — Selected Historical Financial Data of Hamilton Beach/Proctor-Silex,” “Financial Summary — Selected Historical Financial Data of Applica,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Data of Hamilton Beach” and the accompanying notes included elsewhere in this proxy statement/prospectus/information statement.

Our financing arrangements will subject us to various restrictions that could limit our operating flexibility.

We expect that our credit facility and other financing arrangements will contain covenants and other restrictions that, among other things, will require us to satisfy certain financial tests and maintain certain financial ratios and restrict our ability to incur additional indebtedness. In addition, both the indenture governing the Applica 10% notes, for which we will become the obligor as a result of the merger until the Applica 10% notes are redeemed or otherwise satisfied, and our credit facility will restrict our ability to create liens, which could limit our ability to incur additional indebtedness and restrict the ability of our subsidiaries to incur additional indebtedness. The restrictions and covenants in the indenture governing Applica’s 10% notes and in our credit facility and other future financing arrangements may limit our ability to respond to market conditions, provide for capital investment needs or take advantage of business opportunities by limiting the amount of additional borrowings we may incur. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources of Hamilton Beach — After the Completion of the Merger.”

Our actual liabilities relating to environmental matters may exceed our expectations.

Our manufacturing operations are subject to laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous substances. If we fail to comply with these laws or the terms of our environmental permits, then we could incur substantial costs, including cleanup costs, fines and civil and criminal sanctions. In addition, future changes to environmental laws could require us to incur significant additional expense or restrict operations.

We are investigating or remediating historical contamination at some current and former sites related to our operations or those of businesses we acquired. We have also been named as a potentially responsible party for cleanup costs under the so-called Superfund law at several third-party sites where waste has been disposed in the past. Under the Superfund law and often under similar state laws, the entire cost of cleanup can be imposed on any one of the statutorily liable parties without regard to fault. The discovery of additional contamination at these or other sites could result in significant cleanup costs that could have a material adverse effect on our financial conditions and results of operations.

We could, under some circumstances, also be held financially liable for or suffer other adverse effects due to environmental violations or contamination caused by prior owners of businesses we have acquired. In addition, under some of the agreements through which we have sold real estate, we have retained responsibility for certain contingent environmental liabilities arising from pre-closing operations. These liabilities may not arise, if at all, until years later and could require us to incur significant additional expenses, which could materially adversely affect our results of operations and financial condition.

Risks Relating to the Spin-Off and Merger

We may not realize the anticipated benefits from the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of Applica with those of Hamilton Beach/Proctor-Silex. Our success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of Hamilton Beach/Proctor-Silex’s and Applica’s operations. Even if we are able to integrate the business operations of Hamilton Beach/Proctor-Silex and Applica successfully, this integration may not result in the realization of the full benefits of the synergies, cost savings and growth opportunities that we currently expect from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, the benefits from the merger may be offset by costs incurred in integrating the companies and regulatory authorities may impose adverse conditions on the combined business in connection with granting approval for the merger.

Hamilton Beach/Proctor-Silex may be unable to list the shares of Hamilton Beach Class A common stock on the NYSE or NASDAQ.

Although Hamilton Beach/Proctor-Silex intends to apply for listing of the shares of Hamilton Beach Class A common stock on the NYSE, we cannot assure you that Hamilton Beach/Proctor-Silex will meet the

NYSE’s listing requirements or that Hamilton Beach/Proctor-Silex’s listing application will be approved by the NYSE. If the NYSE does not approve Hamilton Beach/Proctor-Silex’s listing application, Hamilton Beach/Proctor-Silex intends to apply to NASDAQ to list the Hamilton Beach Class A common stock. We cannot assure you that Hamilton Beach/Proctor-Silex will meet NASDAQ’s listing requirements or that Hamilton Beach/Proctor-Silex’s listing application will be approved by NASDAQ. If the Hamilton Beach Class A common stock cannot be listed on either the NYSE or NASDAQ, the merger cannot be consummated unless each of Hamilton Beach/Proctor-Silex, Applica and NACCO waives the condition under the merger agreement that requires the Hamilton Beach Class A common stock to be listed on the NYSE or NASDAQ.

There is no current market for Hamilton Beach’s common stock.

There is no current public trading market for Hamilton Beach’s common stock. We cannot predict the prices at which Hamilton Beach Class A common stock may trade after the spin-off and merger. Such trading prices will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity in the market for such shares, investor perceptions of us and the industry in which we participate, our dividend policy and general economic and market conditions. Until an orderly market develops, the trading prices for these shares may fluctuate significantly.

Hamilton Beach Class A common stock will be freely transferable, except for shares received by Applica “affiliates,” as that term is defined under the Securities Act of 1933, which we refer to as the Securities Act, or held by affiliates of Hamilton Beach. See “The Spin-Off and Merger — Federal Securities Law Consequences; Resale Restrictions” on page 67.

The unaudited pro forma financial data included in this proxy statement/prospectus/information statement are preliminary and Hamilton Beach’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus/information statement.

The unaudited pro forma financial data in this proxy statement/prospectus/information statement reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Applica’s net assets. The purchase price allocation reflected in this proxy statement/prospectus/information statement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Applica as of the date of the completion of the merger. Hamilton Beach may need to revise materially its current estimates of those assets and liabilities as the valuation process and accounting policy review are finalized. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus/information statement.

The unaudited pro forma financial data in this proxy statement/prospectus/information statement are presented for illustrative purposes only and are not necessarily indicative of what Hamilton Beach’s actual financial position or results of operations would have been had the spin-off and merger been completed on the dates indicated. The unaudited pro forma financial data in this proxy statement/prospectus/information statement do not give effect to (1) Hamilton Beach/Proctor-Silex’s or Applica’s results of operations or other transactions or developments since June 30, 2006 or (2) the cost savings and one-time charges expected to result from the merger. The foregoing matters and other factors could cause both Hamilton Beach/Proctor-Silex’s pro forma historical financial position and results of operations, and Hamilton Beach’s actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this proxy statement/prospectus/information statement.

If the spin-off by NACCO to its stockholders of Hamilton Beach common stock does not qualify as a tax-free transaction, tax could be imposed on NACCO stockholders.

NACCO intends to obtain, immediately before the spin-off, an opinion of counsel that the spin-off will qualify for tax-free treatment to the stockholders of NACCO. The receipt of the opinion is a condition to the spin-off. If a satisfactory opinion from counsel regarding the tax-free qualification of the spin-off cannot be obtained, NACCO’s board would consider not completing the spin-off. The opinion will rely on representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and the opinion would not be valid if those representations, assumptions and undertakings were incorrect.

Notwithstanding the opinion, the Internal Revenue Service could determine that the spin-off should be treated as a taxable transaction if it disagrees with the conclusions in the opinion. If the spin-off fails to qualify for tax-free treatment, it will be treated as a taxable dividend to NACCO stockholders in an amount equal to the fair market value of the shares of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock issued to NACCO stockholders.

If the spin-off does not qualify as a tax-free transaction, tax could be imposed on NACCO and, in certain circumstances, we may be required to indemnify NACCO for that tax.

For the reasons described in the preceding risk factor, the spin-off may not be tax-free to NACCO. In that event, NACCO would be required to recognize gain in an amount up to the fair market value of Hamilton Beach common stock that NACCO distributes on the distribution date.

Furthermore, events subsequent to the spin-off could cause NACCO to recognize gain on the spin-off. For example, under Code Section 355(e), future acquisitions of either our equity securities or NACCO’s equity securities that are deemed to be part of a plan or a series of related transactions that include the spin-off and merger could cause NACCO to recognize gain on the spin-off. See “Material U.S. Federal Income Tax Consequences” beginning on page 133.

Hamilton Beach/Proctor-Silex agreed in the spin off agreement with NACCO and Housewares Holding Company to indemnify NACCO in certain instances against the tax that will be imposed on it if the spin-off does not qualify as a tax-free transaction, including circumstances where the failure of the spin-off to qualify is the result of Hamilton Beach/Proctor-Silex’s breach of certain tax covenants. See “The Spin Off Agreement” beginning on page 147.

To preserve the tax-free treatment of the spin-off to NACCO, Hamilton Beach/Proctor-Silex agreed to certain restrictions that may reduce our strategic and operating flexibility.

To preserve the tax-free treatment to NACCO of the spin-off, under the spin off agreement that Hamilton Beach/Proctor-Silex entered into with NACCO and Housewares Holding Company, we may be prohibited from engaging in actions or transactions that could jeopardize the tax-free status of the spin-off. As a result, for up to two years after the spin-off, we may be prohibited from entering into any understandings, agreements, arrangements or substantial negotiations with respect to transactions or events that cause the spin-off to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Hamilton Beach representing a 50% or greater interest, including:

•	issuing our equity securities;

•	granting options;

•	making capital contributions; or

•	engaging in transactions changing the voting power of our stock.

These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business. See “The Spin Off Agreement — Representations and Covenants” beginning on page 148.

After the spin-off and merger, we will have substantial indebtedness, which could restrict our ability to pay dividends and have a negative impact on our financing options and liquidity position.

On or shortly before the distribution date for the spin-off, Hamilton Beach/Proctor-Silex expects to enter into a credit facility with certain financial institutions and, in connection with the spin-off and merger, will pay the special dividend to NACCO of $110 million in cash borrowed under the credit facility. Hamilton Beach will also borrow cash under its credit facility to finance ongoing operations and growth, repay Applica’s and Hamilton Beach/Proctor-Silex’s existing debt and pay fees and expenses related to the spin-off and merger. On a pro forma basis, after giving effect to the financing transactions related to the spin-off and merger, Hamilton Beach would have had total outstanding debt of approximately $298.5 million as of June 30, 2006.

The extent to which we are leveraged could:

•	require us to dedicate a significant portion of our cash flow from operations to paying the principal of and interest on our indebtedness, thereby reducing funds available for other corporate purposes;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions; and

•	make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

The agreements that Hamilton Beach/Proctor-Silex will enter into with NACCO may involve, or may appear to involve, conflicts of interest.

Because the spin-off involves the separation of NACCO’s existing businesses into two independent companies, Hamilton Beach/Proctor-Silex will enter into certain agreements with NACCO to provide a framework for our initial relationship with NACCO after the spin-off. Hamilton Beach/Proctor-Silex has negotiated these agreements with NACCO while it is still a wholly owned subsidiary of NACCO. Accordingly, Hamilton Beach/Proctor-Silex’s executive officers and directors were officers or directors of NACCO or its subsidiaries at the time of the negotiations and, as such, had an obligation to serve the interests of NACCO and its subsidiaries. As a result, they could be viewed as having had a conflict of interest.

The transition services agreement Hamilton Beach/Proctor-Silex will enter into with NACCO contains early termination provisions that, if exercised by NACCO, could be materially detrimental to our ability to operate our business.

Hamilton Beach/Proctor-Silex will enter into a transition services agreement with NACCO and KCI under which NACCO and KCI will obtain services from us and we will obtain services from NACCO. The transition services agreement provides for transition services for certain transition periods per type of service up to a maximum of one year with the option to extend the transition periods for one or more services. The transition services agreement is subject to early termination provisions. For instance, either NACCO or Hamilton Beach may terminate the agreement if:

•	the other party has violated any material provision of the agreement and such violation has not been remedied within 30 days after written notice thereof; or

•	the other party has filed, or has filed against it, a petition seeking relief under any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights.

In addition, both NACCO or Hamilton Beach may terminate the transition period with respect to any transition service that is being provided by the other party or its subsidiaries at any time by giving such party 30 days’ prior written notice of its intention to do so. Both NACCO and Hamilton Beach may also terminate the agreement by mutual written agreement. Early termination of this agreement by NACCO could have an adverse effect on our ability to operate our business.

We may experience increased costs or decreased operational efficiencies as a result of our need to replace corporate functions previously provided by NACCO.

NACCO has historically assisted with or performed many important corporate functions for Hamilton Beach/Proctor-Silex’s operations, including accounting, finance, tax administration, internal audit and strategic development. After the spin-off and merger, NACCO will provide support to us with respect to certain of these functions, including:

•	business consulting services;

•	general accounting support;

•	support responses for requests from regulatory and compliance agencies;

•	tax compliance and consulting support;

•	internal audit services and internal audit consulting and advisory services;

•	general legal support;

•	employee benefit and human resources legal and consulting support;

•	compensation support;

•	document retention program support; and

•	investor relations support,

on a transitional basis for up to one year, with the option to extend the transition periods for one or more services. We will need to replicate certain personnel and services to which we will no longer have access after our spin-off from NACCO. These initiatives may be costly to implement.

In addition, there may be an adverse operational impact on our business as a result of the significant time of our management and other employees and internal resources that will need to be dedicated to building these capabilities during the first few years after the spin-off and merger that otherwise would be available for other business initiatives and opportunities. When we begin to operate these functions independently, if we do not have in place adequate business functions of our own, or obtain them from other providers, we may not be able to operate our company effectively and our profitability may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Exchange Act of 1934, which we refer to as the Exchange Act. We intend for these forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity strategies, competition, expected activities and investments, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend,” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our actual results could be materially different or worse than those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors and uncertainties described above and elsewhere in this proxy statement/prospectus/information statement. In addition, you should understand that the following important factors and assumptions could affect our future results:

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	approval of the merger proposal at the Applica special meeting;

•	our ability to integrate the Applica and Hamilton Beach/Proctor-Silex businesses and achieve the expected strategic advantages and cost savings from the merger;

•	the ability of the combined company to fully realize the cost savings and any synergies from the proposed transaction within the proposed time frame;

•	disruption from the spin-off and merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	the failure to obtain NYSE approval for the listing of Hamilton Beach Class A common stock;

•	customer acceptance of the new combined entity;

•	the actual financial position and results of operations of Hamilton Beach, which may differ significantly from the pro forma financial data contained in this proxy statement/prospectus/information statement;

•	changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric household appliances;

•	bankruptcy or loss of, or a significant decline in business from, one or more major retail customers;

•	changes in costs, including transportation costs, of raw materials, key component parts or sourced products;

•	delays in delivery or the unavailability of raw materials, key component parts or sourced products;

•	changes in, or the bankruptcy or loss of, one or major suppliers;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which we operate or in which we buy and/or sell products;

•	product liability claims, regulatory actions or other litigation, warranty claims or returns of products;

•	customer acceptance of, changes in costs of, or delays in the development of new products;

•	delays in or increased costs of restructuring programs;

•	increased competition, including consolidation within the industry; and

•	the ability to protect our intellectual property and other proprietary rights.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus/information statement. Neither Hamilton Beach/Proctor-Silex nor Applica undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus/information statement or to reflect the occurrence of unanticipated events, except as required by law.

SPECIAL MEETING OF APPLICA SHAREHOLDERS

General

This proxy statement/prospectus/information statement is being provided to Applica shareholders as part of a solicitation of proxies by the Applica board for use at the special meeting of Applica shareholders and at any adjournment or postponement of the Applica special meeting. This proxy statement/prospectus/information statement is first being furnished to Applica shareholders on or about          , 2006. This proxy statement/prospectus/information statement provides Applica shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the Applica special meeting.

Date, Time and Place

The Applica special meeting will be held at Applica’s executive offices at 3633 Flamingo Road, Miramar, Florida 33027 on          , 2006 at 10:00 a.m. local time.

Purposes of the Applica Special Meeting

At the Applica special meeting, Applica shareholders will be asked to:

•	consider and vote upon a proposal as to whether the shares of Applica common stock acquired in one or more control share acquisitions by Harbinger should be entitled to voting rights;

•	approve and adopt the merger agreement;

•	approve adjournments or postponements of the Applica special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Applica special meeting to approve and adopt the merger agreement; and

•	conduct any other business that may be properly brought before the Applica special meeting or any adjournment or postponement thereof.

We currently expect that no other matters will be considered at the Applica special meeting. Applica shareholders should read carefully this proxy statement/prospectus/information statement for more detailed information concerning the spin-off, the merger agreement and the merger. In particular, Applica shareholders are directed to the merger agreement, which is attached to this proxy statement/prospectus/information statement as Annex A.

Record Date; Outstanding Shares; Shares Entitled To Vote

The Applica board has fixed the close of business on          , 2006 as the record date for determining the holders of shares of Applica common stock entitled to notice of, and to vote at, the Applica special meeting. Only holders of record of shares of Applica common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Applica special meeting. Harbinger will not be entitled to vote the Harbinger shares unless and until the Applica shareholders approve the Harbinger proposal. Under Florida law, officers and employee-directors of Applica will not be entitled to vote their shares on the Harbinger proposal.

As of the record date,          shares of Applica common stock were issued and outstanding. Other than the          shares of Applica common stock beneficially owned by Harbinger that are not entitled to vote at the Applica special meeting on any matter unless and until the Applica shareholders approve the Harbinger proposal and the          shares of Applica common stock owned by the officers and employee-directors of Applica, which are not entitled to vote on the Harbinger proposal, each outstanding share of Applica common stock on the record date will be entitled to one vote on the merger proposal, the Harbinger proposal, the adjournment proposal and any other matters to be considered at the Applica special meeting.

As of the record date, the outstanding shares of Applica common stock were held by approximately          holders of record.

A complete list of Applica shareholders entitled to vote at the Applica special meeting will be available for inspection at the executive offices of Applica during regular business hours for a period of no less than ten days before the Applica special meeting.

Quorum

Shareholders entitled to take action on a matter at the special meeting of Applica shareholders may take action on such matter at the meeting only if a quorum exists with respect to that matter. The presence at the Applica special meeting, in person or by proxy, of the holders of a majority of the shares of the Applica common stock entitled to vote on a matter at the meeting will constitute a quorum for action on that matter, except that a quorum must consist of at least one-third of the shares entitled to vote. Properly signed proxies that are marked “abstain” are known as “abstentions.” Properly signed proxies that are held in “street name” by brokers and not voted on one or more of the items before the Applica special meeting but are otherwise voted on at least one item, are known as “broker non-votes.” Abstentions and broker non-votes will be counted for the purposes of determining whether a quorum has been achieved at the Applica special meeting. However, shares not voted on any matter will in effect be absent and not available to count toward the quorum requirements.

Vote Required for Approval of Proposals

The votes required to approve the respective proposals at the Applica special meeting are as follows:

•	approval of the Harbinger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Harbinger proposal, which excludes the Harbinger shares and the shares beneficially owned by Applica’s officers and any Applica director who is an employee of Applica;

•	approval and adoption of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Applica common stock entitled to vote on the merger proposal;

•	approval of adjournments or postponements of the Applica special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Applica special meeting to approve the merger proposal, requires the affirmative vote of a majority of the shares of Applica common stock present in person or represented by proxy and entitled to vote at the Applica special meeting; and

•	approval of any other business that may properly come before the Applica special meeting, or any reconvened meeting, following an adjournment or postponement of the Applica special meeting and on any other matters, if any, that are properly presented at the meeting for consideration of the stockholders, requires a quorum to be present and the votes cast favoring such proposal to exceed the votes cast opposing such proposal.

For a discussion of how broker non-votes and abstentions will affect the outcome of the vote on these proposals, see “— Voting; Proxies — Voting Shares Held in Street Name” beginning on page 36 and “ — Voting; Proxies — Abstaining from Voting” on page 37.

Recommendation of the Applica Board

As discussed elsewhere in this proxy statement/prospectus/information statement, the Applica board has determined that the merger is advisable and in the best interests of Applica and the Applica shareholders and has adopted the merger agreement. As a result, the Applica board recommends that Applica shareholders vote:

•	FOR the approval and adoption of the merger agreement; and

•	FOR any adjournments or postponements of the Applica special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Applica special meeting to approve and adopt the merger agreement.

Your proxy will be so voted unless you specify otherwise.

The Applica board of directors has not been advised as to how Harbinger intends to vote on the merger proposal. The Applica board of directors has neither taken a position nor made a recommendation as to how Applica shareholders should vote on the Harbinger proposal.

Your proxy will also be voted in the discretion of the proxies for any other business that may properly come before the Applica special meeting or any convened meeting following an adjournment or postponement of the Applica special meeting.

Voting by Applica Directors and Executive Officers

As of the close of business on the record date for the Applica special meeting, Applica’s directors and executive officers and their affiliates were entitled to vote approximately           shares of Applica common stock, or approximately     % of the then outstanding shares of Applica common stock, at the Applica special meeting. Of this amount, Applica’s officers, including Mr. Schulman, were entitled to vote approximately           shares of Applica common stock, or approximately     % of the shares of Applica common stock outstanding on the record date, at the Applica special meeting. All of the directors and executive officers of Applica, except for one director, who are entitled to vote at the Applica special meeting have indicated that they intend to vote their shares FOR the merger proposal. The Applica board has not been advised as to how Harbinger intends to vote on the merger proposal. Neither the Applica directors nor the Applica executive officers have taken a position on the Harbinger proposal.

Voting; Proxies

You may vote in person at the Applica special meeting or by proxy. Applica recommends you vote by proxy even if you plan to attend the Applica special meeting. If you vote by proxy, you may change your vote if you attend the Applica special meeting.

A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card. As is Applica’s usual practice, two officers of Applica have been designated as proxies for the Applica special meeting. These two officers are Harry D. Schulman, President and Chief Executive Officer of Applica, and Terry L. Polistina, Chief Operating Officer and Chief Financial Officer of Applica.

If you own shares of Applica common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares of Applica common stock. If you properly complete, sign and date your proxy card(s), your proxy will be voted in accordance with your instructions. The named proxies will vote all shares at the Applica special meeting that have been properly voted and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted in accordance with the recommendation of the Applica board as described above.

If you hold shares of Applica common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, please follow the voting instructions provided by that entity. Also, see “— Voting Shares Held in Street Name” below.

If you are a participant in Applica’s 401(k) profit sharing plan and have funds invested in units that in part represent Applica common stock, your proxy card will serve as a voting instruction for the trustee of Applica’s 401(k) profit sharing plan with respect to the shares of Applica common stock represented by your units. The number of shares of Applica common stock represented by the units you hold in Applica’s 401(k) profit sharing plan is printed on the proxy card and will be voted by the trustee in accordance with your instructions. If a proxy covering shares represented by your units in Applica’s 401(k) profit sharing plan has not been received before the Applica special meeting, or if it is signed and returned without instructions, the shares represented by your units in Applica’s profit sharing plan will not be voted. This will have the same effect as a vote against the merger proposal and Harbinger proposal.

Voting Shares Held in Street Name

Generally, with respect to proposals that are not considered routine under the NYSE rules, a broker or other nominee may only vote the common stock that it holds in street name for you in accordance with your instructions. You should instruct your broker using the written instruction form and envelope provided by your broker or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee for instructions on how to vote your shares. If your broker or other nominee has not received your instructions, your broker or other nominee does not have the discretion to vote on matters unless the matters are considered routine. A “broker non-vote” occurs if your broker or other nominee cannot vote on a particular matter because your broker or other nominee has not received instructions from you and because the proposal is not routine.

If you wish to vote on the merger proposal, you must provide instructions to your broker or other nominee because this proposal is not routine. If you do not provide your broker or other nominee with instructions, your broker or other nominee will not be authorized to vote with respect to the merger proposal, and a broker non-vote will occur. This will have the same effect as votes against the merger proposal.

If you wish to vote on the Harbinger proposal, you must provide instructions to your broker or other nominee because this proposal is not routine. If you do not provide your broker or other nominee with instructions, your broker or other nominee will not be authorized to vote with respect to the Harbinger proposal, and a broker non-vote will occur. This will have the same effect as votes against the Harbinger proposal.

If you wish to vote on any proposal to approve adjournments or postponements of the Applica special meeting, you should provide instructions to your broker or other nominee. If you do not provide instructions to your broker or other nominee, your broker or other nominee generally will have the authority to vote on proposals such as the adjournment or postponement of meetings. However, your broker or other nominee will not be authorized to vote on any proposal to adjourn or postpone the meeting solely relating to the solicitation of proxies to approve the Applica merger proposal.

Abstaining from Voting

An abstention occurs when a shareholder completes, signs and returns the enclosed proxy card(s) or voting instruction card(s) and indicates that the shareholder is abstaining. Your abstention from voting will have the following effects:

•	an abstention will have the same effect as a vote against the merger proposal;

•	an abstention will have the same effect as a vote against the Harbinger proposal; and

•	an abstention will have the same effect as a vote against the approval of adjournments or postponements of the Applica special meeting.

If you sign, date and return your proxy card but do not indicate how you want to vote, your shares will be voted FOR the merger proposal and FOR the adjournment proposal. The Applica board has not been advised as to how Harbinger intends to vote on the merger proposal. The Applica board has neither taken a position nor made a recommendation as to how Applica shareholders should vote on the Harbinger proposal. If you sign, date and return your proxy card but do not indicate how you want to vote on the Harbinger proposal, your shares will not be voted on the Harbinger proposal and it will have the same effect as a vote against the Harbinger proposal.

How To Vote

You can vote by simply signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus. You may also vote by attending the Applica special meeting. However, if your shares of Applica common stock are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Applica special meeting.

Revocation of Proxies

Without affecting any vote previously taken, if you are a record holder, you may revoke your proxy in any of the following ways:

•	sending a written notice to the corporate secretary of Applica that is received before the Applica special meeting and states that you revoke your proxy;

•	signing and dating a new proxy card(s) and submitting your proxy so that it is received before the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the Applica special meeting and voting in person.

Simply attending the special meeting will not revoke your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Applica special meeting and wish to vote in person, Applica will give you a ballot at the Applica special meeting. However, if your shares of Applica common stock are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Applica special meeting. You are encouraged to return your completed, signed and dated proxy card(s) or voting instruction card(s) even if you plan to attend the Applica special meeting to ensure that your Applica shares will be represented and voted at the Applica special meeting.

All shareholders as of the record date, or their duly appointed proxies, may attend the Applica special meeting. Seating is limited and admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. local time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Applica special meeting.

People with Disabilities

Applica can provide you with reasonable assistance to help you participate in the Applica special meeting if you tell Applica about your disability and how you plan to attend. Please call or write to Applica’s Corporate Secretary at 3633 Flamingo Road, Miramar, Florida 33027, (954) 883-1000, at least two weeks before the Applica special meeting.

Proxy Solicitations

Applica is soliciting proxies for the Applica special meeting from Applica shareholders. Applica will bear the entire cost of soliciting proxies from Applica shareholders, except that Applica and Hamilton Beach/Proctor-Silex will share equally the expenses incurred in connection with the filing of the registration statement of which this proxy statement/prospectus/information statement forms a part with the SEC and the printing and mailing of this proxy statement/prospectus/information statement. In addition to this mailing, Applica’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Applica also intends to engage Georgeson Inc. for a fee of approximately $[     ] plus reimbursement of expenses to assist in the solicitation of proxies. Applica and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Applica common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should promptly submit your completed proxy card(s) without delay by mail.

Other Business; Adjournments or Postponements

Applica is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the Applica special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment.

Any adjournment may be made from time to time by approval of the Applica shareholders holding a majority of the shares present, in person or represented by proxy, and entitled to vote at the Applica special meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Applica special meeting. In addition, if the adjournment of the Applica special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, a notice of the adjourned meeting must be given to each Applica shareholder of record entitled to vote at such special meeting. If a quorum is not present at the Applica special meeting or if at the time of the Applica special meeting there are not sufficient votes to approve the merger proposal, Applica shareholders may be asked to vote on a proposal to adjourn or postpone the Applica special meeting to permit further solicitation of proxies. Applica does not currently intend to seek an adjournment of the Applica special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Applica special meeting, please contact Georgeson Inc., 17 State Street, New York, New York 10004, (866) 857-2624.

Applica shareholders should not send share certificates with their proxy card(s) or voting instruction card(s).

THE SPIN-OFF AND MERGER

The discussion in this document of the spin-off, merger and the principal terms of the merger agreement and spin-off agreement is subject to, and qualified by reference to, the merger agreement and spin off agreement, a copy of each of which is attached to this document as Annex A and Annex B, respectively, and is incorporated by reference into this document.

Background of the Transactions

In recent years, the small household appliance industry in which Applica competes has come under significantly increasing competitive pressures. Consolidation in the retail industry, product price deflation, increased raw material prices and competition from higher-priced brands have all impacted the competitive landscape. These pressures have combined to increase the need for Applica to improve its operations and to consider potential transactions with strategic partners. In response to these pressures, Applica’s board regularly evaluated Applica’s operations and financial plan and discussed ways to maximize shareholder value.

Over the past few years, Applica’s senior management had informal, high level conversations with the management teams of certain third parties in the household appliance industry regarding potential strategic transactions. In the spring of 2005, Alfred M. Rankin, Jr., NACCO’s Chairman and Chief Executive Officer, contacted Harry Schulman, Applica’s Chairman and Chief Executive Officer, to express NACCO’s preliminary interest in pursuing discussions regarding a strategic transaction between Applica and Hamilton Beach/Proctor-Silex, a subsidiary of NACCO. In April 2005, NACCO and Applica entered into a confidentiality agreement in connection with preliminary discussions between management of NACCO and Applica in connection with a potential transaction. Representatives of NACCO and Applica continued to have high-level discussions regarding a potential transaction from time to time throughout the second half of 2005. In the fall of 2005, Mr. Schulman advised Mr. Rankin that Applica was pursuing an internal restructuring aimed at maximizing shareholder value and expressed his view that, until Applica had an opportunity to more fully explore the potential benefits of the internal restructuring, he believed that it was premature to discuss a potential business combination transaction. Mr. Schulman indicated he intended to discuss the possibility of pursuing a transaction with Hamilton Beach/Proctor-Silex with the Applica board and encouraged Mr. Rankin to contact him in 2006 if NACCO remained interested in pursuing further discussions.

In the second half of 2005, Applica was contacted by another industry participant, which we refer to as Party A, which expressed a preliminary interest in exploring a merger transaction with Applica. On November 1, 2005, a board meeting was held, which was attended by Applica’s senior management and financial advisor, Banc of America Securities. Mr. Schulman informed the board members of his conversations with Party A. Applica’s financial advisor discussed with the board of directors certain publicly available information relating to Party A’s recent financial and stock price performance. At this meeting, the Applica board authorized Applica’s senior management and financial advisor to have an initial meeting with Party A to preliminarily discuss the possibility of a combination. Members of senior management updated the Applica board members on the conversations with Party A at a meeting held on December 7, 2005.

On January 9, 2006, Mr. Rankin called Mr. Schulman to express NACCO’s continued interest in pursuing discussions regarding a potential transaction between Applica and Hamilton Beach/Proctor-Silex and advised Mr. Schulman that NACCO was considering a structure that NACCO believed would be attractive to Applica and its shareholders. Mr. Schulman advised Mr. Rankin that he would discuss NACCO’s interest with the Applica board at the next meeting.

On January 20, 2006, a meeting of the Applica board was held, which was attended by Applica’s senior management and financial advisor. Representatives of Alvarez & Marsal, LLC were also present at the meeting. Alvarez & Marsal, a restructuring consultant, had been engaged in 2005 to work with the Applica board and management team to identify additional actions to accelerate Applica’s financial turnaround. Applica’s financial advisor provided the board with a general update on the small household appliance industry and discussed various issues that could potentially impact Applica’s ability to effect certain strategic alternatives that might provide shareholder value. These included Applica’s ability to finance stock repurchases, dividends or acquisitions and to achieve its business plan as an independent company given, among other things, Applica’s leverage and recent financial and stock price performance. Applica’s financial advisor then updated the board on its recent conversations with Party A and discussed with the board the potential pro forma equity ownership in a combination with Party A and potential debt structure of the resulting entity. The board members discussed the advantages and disadvantages of a combination with Party A with Applica’s senior management and financial advisor.

The representatives of Alvarez & Marsal discussed with the board members their views with respect to the small household appliance industry and Applica’s position in it. They also discussed their views of the strategic alternatives available to Applica, including selling the company, continuing as an independent company, undertaking further restructuring and then selling the company, and the sale of portions of Applica’s business.

Additionally, during the January 20, 2006 meeting, Mr. Schulman advised the Applica board of the details of his call with Mr. Rankin regarding NACCO’s interest in pursuing a strategic transaction with Applica through a spin-off of its Hamilton Beach/Proctor-Silex business followed by a merger with Applica. The board engaged in a general discussion regarding the potential merger transactions with NACCO and Party A. The directors noted Party A’s poor financial performance and the significant leverage of the combined entity which would result from a transaction with Party A. They also discussed the potential synergies available in a transaction with either party. The Applica board authorized Applica’s senior management and financial advisor to meet with NACCO, to continue discussions with Party A and to report back to the board regarding each.

During a regular meeting of the Applica board held on February 17, 2006, attended by senior management and Alvarez & Marsal, representatives of Alvarez & Marsal engaged in further discussion with the board regarding its analysis of Applica’s potential strategic alternatives given the challenges and opportunities presented by the changing competitive landscape and industry trends. Alvarez & Marsal informed the board members that it recommended that Applica continue its restructuring efforts while simultaneously commencing a process to sell or merge the company. Applica’s board discussed the potential benefits and risks of the strategic alternatives available to Applica, including those that did not involve a sale of Applica. In deciding whether to formally pursue potential strategic alternatives, the directors discussed the risks that would be involved in moving forward with a sale process, including the potential disruption to the business arising from the uncertainty experienced by employees, suppliers and customers. The board also discussed Applica’s prospects if it remained independent in light of the potential effects of consolidation of the industry and the possibility that no attractive bids for Applica would materialize if the decision to commence a sale process were delayed. Following this discussion, Applica’s independent board members met in executive session to discuss these issues. Following the executive session, the full board resumed its meeting and unanimously determined that it would be in the best interests of Applica’s shareholders to engage in an organized process to explore possible strategic alternatives for the sale or merger of the company in order to enhance shareholder value.

On February 21 and 22, 2006, senior representatives of NACCO met with Applica’s senior management and financial advisor to explore a potential transaction. On February 28, 2006, Applica publicly announced that it was exploring possible strategic alternatives to enhance shareholder value.

On March 7, 2006, the Applica board held a meeting, which was attended by Applica’s senior management and financial advisor. At the meeting, Applica’s financial advisor discussed with the board matters pertaining to the strategic alternative process, including possible transaction structures and potential entities to be contacted in such process (including NACCO and Party A), and outlined for the board the mechanics for soliciting indications of interest from potential partners and a possible transaction timeline. Applica’s General Counsel reviewed with the board members their fiduciary duties in evaluating merger and acquisition transactions.

In March 2006, at the direction of Applica’s board, 20 potential financial buyers and 26 potential strategic buyers (including Party A and NACCO) were contacted by Banc of America Securities to determine their interest in a potential transaction with Applica. Of the 46 parties contacted, seven expressed initial indications of interest (three of which expressed interest in all of Applica’s assets (including NACCO and Party A) and four of which expressed interest in parts of Applica’s business.

On March 31, 2006, UBS, NACCO’s financial advisor, contacted Applica’s financial advisor in connection with Applica’s strategic alternative process. NACCO’s initial indication of interest dated April 19, 2006 proposed a transaction in which NACCO would spin off the holding company for Hamilton Beach/Proctor-Silex, which would immediately thereafter merge with Applica. The indication provided that the outstanding shares of Applica common stock would be converted into the right to receive a number of shares of the combined entity equal to 25% of the aggregate number of shares of the combined entity outstanding immediately following the spin off and merger. The proposal also included the payment of a cash dividend of between $100 million and $125 million from Hamilton Beach/Proctor-Silex to NACCO immediately preceding the spin off and merger. Party A’s initial indication of interest proposed a stock-for-stock merger of Party A with Applica. The third party that submitted an initial indication of interest for all of Applica proposed an all cash transaction.

The Applica board met on April 4, 2006 and April 19, 2006 and received updates from Banc of America Securities regarding the indications of interest that had been received.

In April and May 2006, Applica’s management made five separate presentations to parties that had expressed initial indications of interest. Three presentations were made to parties that had expressed interest in a transaction involving all of Applica (including NACCO and Party A) and two presentations were made to those parties expressing interest in acquiring only certain assets of Applica. Following these management presentations, each party was asked to confirm its initial views on value after participating in the management presentation. After the management presentations, the two parties expressing interest in acquiring only certain of Applica’s assets maintained their initial indications of interest, NACCO confirmed its proposal and Party A submitted a revised indication of interest that improved its initial merger proposal. The other party interested in acquiring all of Applica verbally lowered its cash offer and also informed Applica’s financial advisor that it was likely to have difficulty completing a transaction on the terms proposed given that it was not currently a participant in the small household appliance industry and, accordingly, there would be no potential for material synergies.

On May 2, 2006, a regular meeting of the Applica board was held, at which the directors received a brief update from senior management on the strategic alternatives process and the management presentations. Additionally, on May 5, 2006, a meeting of the Applica board was held, which was attended by Applica’s senior management and financial advisor. At this meeting, Applica’s management and financial advisor provided a detailed update to the board members on the strategic alternative process and the indications of interest that had been received. Applica’s financial advisor reviewed each of the proposals with the board and discussed certain publicly available financial and other information relating to the potential bidders.

The board of directors discussed the implications of selling certain divisions of Applica, as proposed in two of the indications of interest, and concluded that it was unlikely that a partial sale would meaningfully improve the market price of Applica common stock. The board members also discussed the three proposals regarding the sale or merger of the entire company. The board was informed by Applica’s financial advisor that the party offering to purchase Applica for cash had indicated that it was likely to have difficulty completing a transaction on the terms proposed. Applica’s financial advisor also relayed to the directors the reasons articulated by such party. The board then discussed various aspects of the proposals made by NACCO and Party A. The board of directors discussed the fact that a merger transaction would require diligence reviews by Applica of the proposed merger partner and that it would not be feasible to conduct diligence reviews of both Hamilton Beach/Proctor-Silex and Party A simultaneously. After comparing the proposals from NACCO and Party A with respect to the strategic fit with Applica, each parties’ historical and projected financial performance, the strategic rationale of each companies’ brand channels and the potential pro forma leverage of the combined company following a merger transaction, the Applica board decided to pursue a potential transaction with NACCO. The directors instructed Applica’s financial advisor to inform NACCO that it could commence detailed due diligence and that the board would further assess the merits of its transaction proposal. The board also instructed Applica’s financial advisor to inform the other parties which had provided indications of interest (including Party A) that Applica would be focusing on another proposal.

Following the May 5, 2006 meeting of Applica’s board, senior management of Applica, NACCO and Hamilton Beach/Proctor-Silex and their respective legal and financial advisors began to discuss and negotiate a possible transaction between the parties. Each of Applica, NACCO and Hamilton Beach/Proctor-Silex also began to conduct detailed due diligence investigations with respect to business, legal, tax and other matters.

On May 9, 2006, the Applica board held its annual meeting. Mr. Schulman updated the directors on the status of the negotiations with NACCO and discussed a projected timeline for a possible transaction with Hamilton Beach/Proctor-Silex. The directors discussed the due diligence process and the need to undertake extensive due diligence of Hamilton Beach/Proctor-Silex. Senior management reported to the directors that Greenberg Traurig, Applica’s outside counsel, and an acquisition team from Deloitte & Touche were assisting Applica in its due diligence investigation. The directors also discussed strategic alternatives available to Applica in the event that an agreement relating to the Hamilton Beach/Proctor-Silex transaction was not entered into, including the proposal by Party A.

The independent directors on Applica’s board met in executive session on May 9, 2006 and discussed Applica’s pursuit of strategic alternatives. At this meeting, the non-management directors decided to engage Capitalink, L.C. as an independent financial advisor to the Applica board to assist the board in its review of strategic alternatives. Capitalink was subsequently engaged as a financial advisor to the board and received a fixed monthly fee for its services.

On May 18, 2006, the Applica board held a special meeting, which was attended by Applica’s senior management and financial advisor, to discuss the status of negotiations with NACCO and the exploration of strategic alternatives generally. Various matters with respect to the proposed transaction with Hamilton Beach/Proctor-Silex were discussed at this meeting, including, among other things, the structure of the proposed transaction, the status of the due diligence investigations and the proposed dual class common stock structure. It was noted that, although shares of Hamilton Beach Class B common stock would be entitled to greater voting rights per share than the shares of Hamilton Beach Class A common stock to be issued to Applica shareholders in the proposed transaction, such shares of Hamilton Beach Class B common stock would not be publicly traded following the proposed transaction. Banc of America Securities reviewed with the Applica board the premiums or discounts between dual classes of the common stock of selected companies in which both classes publicly traded and noted that there did not appear to be a consistent premium or discount relative to the class of common stock which had lower voting rights. Banc of America Securities also noted the difficulty, given this inconsistency, in assessing whether differences in trading prices, if any, between classes are a result of the voting rights of such securities or other attributes including, but not limited to, the trading liquidity of such securities.

On May 24, 2006, Applica’s senior management and advisors attended a presentation by Hamilton Beach/Proctor-Silex’s senior management. Following this presentation and during the remainder of the week, Applica conducted initial due diligence of Hamilton Beach/Proctor-Silex’s operations. Throughout June, Applica’s management and advisors visited various Hamilton Beach/Proctor-Silex facilities and conducted diligence reviews. The members of management of Applica and Hamilton Beach/Proctor-Silex also engaged in extensive conversations with their counterparts regarding the business and operations of Applica and Hamilton Beach/Proctor-Silex.

On June 6, 2006, Jones Day, NACCO’s legal counsel, provided draft merger documentation to Greenberg Traurig and, over the next several weeks, the parties and their respective counsel negotiated the terms of the merger agreement, the spin-off agreement and other transaction documents while due diligence investigations continued.

On June 15, 2006, the Applica board held a meeting, which was attended by Applica’s management and financial advisor. At the meeting, Applica’s senior management provided the directors with the preliminary results of the due diligence investigation of Hamilton Beach/Proctor-Silex and discussed the status of the negotiations with NACCO.

The NACCO and Hamilton Beach/Proctor-Silex boards met in June to consider the progress made to date on the potential transaction with Applica, to receive diligence and status reports from management of both

NACCO and Hamilton Beach/Proctor-Silex as well as advice from Jones Day, Richards, Layton & Finger, P.A., legal advisor to members of the NACCO board who were not lineal descendants of its founder, and its financial advisors. In particular, the senior managements of NACCO and Hamilton Beach/Proctor-Silex gave detailed presentations to the board on the strategic reasons for the transaction, the financing arrangements to be entered into by Hamilton Beach/Proctor-Silex, the pro forma financial profile for the combined company, various due diligence matters, the proposed structure of the transaction and transaction documentation. Representatives of Richards Layton and Jones Day gave presentations on the directors’ fiduciary duties, the legal requirements related to the transaction and anticipated timing. NACCO’s financial advisor provided an update on Applica’s performance in the public markets as well as recent developments with Applica’s largest shareholder.

On June 28, 2006, a meeting of the Applica board was held in order to update the board on the progress made to date with respect to the proposed transaction with Hamilton Beach/Proctor-Silex. Applica’s senior management and legal and financial advisors participated in the meeting, as well as representatives of Capitalink. Senior management and representatives from Banc of America Securities provided the board with an overview of the proposed transaction with Hamilton Beach/Proctor-Silex, including the proposed deal terms and structure, and reported on the status of the negotiations with NACCO. Banc of America Securities reviewed certain structural matters, including the dual class structure contemplated for the combined company, and certain financial matters, including Applica’s historical financial and stock performance, certain financial information relating to Hamilton Beach/Proctor-Silex and the potential pro forma financial profile of the combined company. Banc of America Securities also outlined for the board of directors the types of financial analyses that would likely be relevant in evaluating the financial terms of the possible transaction. The directors, together with Applica’s management and financial advisor, reviewed the strategic rationale supporting entering into a transaction with Hamilton Beach/Proctor-Silex.

Thereafter, the representatives of Banc of America Securities were excused from the meeting. The representatives from Capitalink then discussed with the board its initial review of the proposed terms and the types of analyses that were relevant to the transaction. The directors were apprised by Capitalink that it had held numerous conversations and discussions with Applica’s management, outside legal counsel and financial advisor regarding the possible transaction.

On July 7, 2006, Mr. Schulman contacted Mr. Rankin to discuss the possible transaction and tasks that had to be completed. Over the next few weeks, representatives of Jones Day, McGuireWoods LLP, outside legal counsel to Hamilton Beach/Proctor-Silex, Richards Layton and Greenberg Traurig continued to negotiate definitive transaction documentation and finalize their respective due diligence reviews.

In mid-July, a significant shareholder of Applica, which was also an affiliate of Party A, contacted Applica’s financial advisor concerning the exploration of a possible strategic transaction. However, discussions did not continue after such party and Applica were unable to reach agreement on the terms of a confidentiality and standstill agreement.

Representatives of Applica requested a call among Christopher Madison, an independent member of the Applica board, Mr. Rankin and Michael J. Morecroft, President and Chief Executive Officer of Hamilton Beach/Proctor-Silex (and the proposed chief executive officer of the combined company following the merger), which took place on Monday, July 17, 2006. Also on July 17, 2006, the Applica board held a meeting which was attended by Applica’s senior management, Banc of America Securities and Capitalink. At this meeting, Applica’s senior management reported on the results of the due diligence investigation and Mr. Madison reported on the results of his earlier conversation with Mr. Rankin and Dr. Morecroft regarding the proposed operation of the newly combined company. Also at this meeting, Banc of America Securities informed the board members that NACCO had requested a modification of the dual class structure contemplated for the combined company. Banc of America Securities discussed the revised structure with the board and, on a preliminary basis, the valuation approach to be undertaken by it in connection with the proposed transaction.

Following the discussion, the representatives from Banc of America Securities were excused from the meeting. Then, the representatives of Capitalink separately reviewed with the Applica board the valuation approach preliminarily discussed by Banc of America Securities and advised the board members that, in Capitalink’s view, such valuation approach was reasonable.

Following Capitalink’s discussion with the directors, the representatives of Banc of America Securities rejoined the meeting and the members of senior management discussed the current status of negotiations with NACCO and the terms of the current drafts of the merger agreement, spin-off agreement and other transaction documents. Mr. Schulman reported to the directors that Applica’s senior management supported the proposed transaction. After a comprehensive discussion, the directors instructed Banc of America Securities to request that NACCO enhance the financial terms of the transaction, in an effort to assure that the proposed terms represented the best value reasonably obtainable, and to confirm that the amount of the dividend to be paid to NACCO immediately prior to the spin-off and merger would be limited to $110 million.

During the week of July 17, 2006, substantial progress was made in negotiating the terms and conditions of the merger agreement, spin-off agreement and other transaction documents for the proposed transaction with NACCO.

On July 19, 2006, Applica received a letter from Party A reconfirming its interest in a stock-for-stock merger with Applica. However, the letter did not specify the terms of an offer. In subsequent conversations with Applica’s financial advisor on that same day, Party A’s financial advisor indicated that Party A might consider making a revised proposal that would permit Applica shareholders to elect to receive cash instead of Party A common stock. Party A was advised that any revised proposal should be made as soon as possible. Applica did not receive a revised proposal from Party A.

Also on July 19, 2006, the Applica board held a meeting, which was attended by Applica’s senior management and legal and financial advisors, as well as representatives of Capitalink, to discuss in detail the terms of the proposed transaction with Hamilton Beach/Proctor-Silex. Applica’s financial advisor updated the directors with respect to the status of the merger discussions with NACCO and informed the directors that NACCO had indicated that it was unwilling to modify the financial terms of the merger but had confirmed that the dividend to be paid to NACCO immediately prior to the spin-off and merger would be limited to $110 million. Applica’s financial advisor also informed the directors of the letter that had been received earlier in the day from Party A and the subsequent discussions with Party A’s financial advisor regarding a revised proposal. The directors proceeded to discuss the terms of the proposed NACCO transaction and matters pertaining to Party A. A lengthy and detailed discussion ensued regarding Party A and the board’s initial rationale for not exploring a potential transaction with Party A at that point in time. Following extensive discussion, the directors determined that the concerns initially expressed that led to a decision not to pursue a transaction with Party A remained — primarily that the board believed that it was unlikely that Party A could match or exceed the value believed to be inherent in the Hamilton Beach/Proctor-Silex transaction — and that no formal response to the letter was necessary, absent receipt of a revised proposal. The members of senior management then advised the directors on the status of the negotiations concerning the transaction documents.

On July 21, 2006, Applica’s board met to consider the proposed transaction with Hamilton Beach/Proctor-Silex. Applica’s senior management and legal and financial advisors, as well as representatives of Capitalink, attended the meeting. Senior management reviewed for the directors the course of discussions and negotiations with NACCO following the last meeting of the Applica board and summarized the terms and conditions of the merger agreement, the regulatory approval process and the financial and strategic implications of the merger. Also at this meeting, Banc of America Securities made a presentation to the board in which it reviewed its financial analyses with respect to the exchange ratio (defined in Banc of America Securities’ opinion as the 25% pro forma equity ownership in the combined company to be received by holders of Applica common stock upon consummation of the merger based on the number of shares of Hamilton Beach Class A common stock issuable to Applica shareholders in the merger) and delivered to the Applica board an oral opinion, which was confirmed by delivery of a written opinion dated July 21, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Applica common stock. Banc of America Securities and the members of management, other than the General Counsel and Corporate Secretary, were then excused from the meeting.

Thereafter, the representatives from Capitalink separately discussed with the directors their observations with respect to the proposed transaction and the financial analyses performed by Banc of America Securities. The representatives from Capitalink advised the directors that they believed that the financial analyses performed by, and the conclusion of, Banc of America Securities appeared to be reasonable. Representatives of Greenberg Traurig also discussed the fiduciary obligations of the directors in connection with their consideration of the proposed merger agreement. The directors discussed the potential interests of certain Applica officers and directors in the transaction that were different from Applica shareholders generally.

The members of management rejoined the meeting and again reviewed with the Applica board the terms and conditions of the proposed merger agreement and the regulatory and shareholder approvals required in connection with the merger, and discussed other issues relating to the proposed transaction. After an extensive discussion of the proposed transaction, Applica’s board resolved that the merger agreement and the merger were advisable for, fair to and in the best interest of Applica shareholders and voted to approve and adopt the merger agreement and the merger. Mr. Schulman abstained from voting because he might be said to have interests that were different from or in addition to the interests of Apple shareholders generally and one Applica director voted against the proposed transaction.

On July 21, 2006, at a joint meeting of the NACCO and Hamilton Beach/Proctor-Silex boards, the directors unanimously approved the spin off and the merger with Applica. During the meeting senior management of NACCO and Hamilton Beach/Proctor-Silex gave presentations on anticipated synergies resulting from the merger, the timeline to completion, the risks associated with the transaction and the strategic and financial rationale for the transaction. The NACCO and Hamilton Beach/Proctor-Silex boards were also presented with updates on the status of due diligence, financing arrangements, valuation and the proposed transaction documentation and structure. Representatives of Jones Day, Richards Layton and McGuireWoods rendered legal advice to their clients in connection with the consideration by each board of the proposed transactions. Following extensive discussion by the boards, including in executive session, and consideration of the presentations of management and the financial advisors engaged in connection with the proposed transaction, the boards of directors of NACCO, Housewares Holding Company, Inc. a wholly-owned subsidiary of NACCO, HB-PS Holding Company, Inc., a wholly-owned subsidiary of Housewares Holding Company, and Hamilton Beach/Proctor-Silex unanimously approved the spin off and the merger.

Over the next few days, representatives of Applica, Hamilton Beach/Proctor-Silex and NACCO, as well as their legal and financial advisors, worked to finalize the transaction documentation. Late in the evening of July 23, 2006, NACCO, Hamilton Beach/Proctor-Silex, and Applica executed the merger agreement. On July 24, 2006, prior to the opening of trading on the NYSE, NACCO and Applica issued a joint press release announcing the transaction.

NACCO’s and Hamilton Beach/Proctor-Silex’s Reasons for the Merger

NACCO and Hamilton Beach/Proctor-Silex believe that there are substantial potential strategic and financial benefits in the proposed transactions. Further, management of the companies believes that the spin-off and merger will accomplish a number of important business objectives and allow the combined company, Hamilton Beach, to take advantage of the competitive strengths of Hamilton Beach/Proctor-Silex and Applica and position Hamilton Beach for enhanced performance. This section summarizes the principal benefits expected to be realized as a result of the merger. For a discussion of various factors that could prohibit or limit their realization, see “Risk Factors” beginning on page 21, “Special Note Regarding Forward-Looking Statements” beginning on page 33 and “Special Meeting of Applica Shareholders — Recommendation of the Applica Board” beginning on page 35.

Hamilton Beach will have enhanced scale, which should enable it to:

•	reduce costs;

•	attract new, and enhance existing, customer relationships; and

•	take greater advantage of opportunities for organic and external growth than either company could have on a standalone basis.

In particular, NACCO and Hamilton Beach/Proctor-Silex believe the merger will:

•	Create an Industry Leader. Hamilton Beach will be positioned to be a leader in the design, marketing and distribution of small electric household and commercial appliances. Hamilton Beach will have a strong product portfolio, with some of the most recognized and respected brands in the industry, including Black & Decker®, Hamilton Beach®, Proctor-Silex®, Hamilton Beach® eclectrics®, Hamilton Beach® Commercial, TrueAir®, LitterMaid® and Belson®.

•	Leverage Complementary Brand Strategy. Hamilton Beach is expected to utilize its broad portfolio of brand names across its full range of products, including coffee makers, irons, blenders, toaster ovens, indoor grills, food processors, air purifiers, personal care appliances and accessories, and automatic self-cleaning cat litter boxes. This broad portfolio should enhance revenue opportunities by offering expanded product lines to existing customers. As a result, Hamilton Beach is expected to be able to access a broader range of product categories, which should enable it to better serve and expand its customer base.

•	Develop Underutilized Product Categories. It is expected that Hamilton Beach will further develop Applica’s existing pet and professional hair care businesses, which represent potentially attractive niche opportunities. The opportunities presented by this expanded range of brands, products and product categories will leverage the resources of the larger combined organization, including Hamilton Beach/Proctor-Silex’s and Applica’s consumer-focused new product development and innovation processes to design, market and distribute a wide range of products.

•	Strengthen International Presence and Opportunity for International Expansion. Hamilton Beach/Proctor-Silex and Applica currently have complementary geographic strengths, which can be utilized to enhance the distribution of Hamilton Beach’s products outside the United States. In particular, Applica’s business is well established in Latin America, while both Hamilton Beach/Proctor-Silex and Applica are well established in Canada and Mexico.

•	Expand Access to Capital Markets. Hamilton Beach will have established credit facilities and expanded access to the public equity and debt capital markets, which could provide greater financial resources to compete in the small electric household and commercial appliance industry.

NACCO and Hamilton Beach/Proctor-Silex believe Hamilton Beach can be run more efficiently than Applica or Hamilton Beach/Proctor-Silex could operate on a standalone basis and will benefit substantially from cost savings, efficiencies and revenue synergies. Hamilton Beach is expected to achieve pre-tax annual cost synergies of approximately $40 million to $50 million by the end of 2008. The principal sources of these synergy benefits are:

•	elimination of duplicative overhead costs;

•	improved utilization of sales, marketing and engineering resources;

•	reduced warranty costs from implementing enhanced quality processes and systems;

•	supply chain efficiencies and purchasing economies of scale; and

•	interest expense savings resulting from reduced debt associated with improved working capital management.

It is expected that total estimated cash costs to achieve these synergy savings will be approximately $18 million, a majority of which are currently anticipated to be accrued in purchase accounting. Hamilton Beach is also expected to incur one-time transition and integration related cash costs of approximately $20 million.

Overall, after the transactions, Hamilton Beach’s objective will be to achieve a minimum operating profit margin of 10 percent, while generating substantial free cash flow. Further, Hamilton Beach is expected to aspire to achieve an operating profit margin of up to 12% over time. Achievement of these objectives and goals will ultimately depend on the realization of the synergy benefits described above, and the timing of the integration of the two companies.

The actual benefits from the merger, costs of integration and ability of Hamilton Beach to achieve a 10 percent operating profit margin could differ materially from the estimates, expectations and targets discussed above. Accordingly, the potential benefits or minimum operating profit margin described above or the potential benefits included in the factors considered by the Applica board described under “Special Meeting of Applica Shareholders — Recommendation of the Applica Board” beginning on page 35 may not be realized. See “Risk Factors — Risks Relating to the Spin-Off and Merger” beginning on page 28 and “Special Note Regarding Forward-Looking Statements” beginning on page 33.

Applica’s Reasons for the Merger; Recommendation of the Applica Board

In evaluating the merger, the Applica board consulted with Applica’s management and its legal and financial advisors and considered a variety of factors in reaching its conclusion to approve the merger and the merger agreement and to recommend that the Applica shareholders vote FOR the approval and adoption of the merger agreement, including the material factors described below.

Business Considerations

The Applica board considered the following business factors:

•	Applica’s prospects and potential future financial performance as an independent company in light of the consolidation occurring in the small household appliance industry;

•	the expectation that Hamilton Beach would be a more effective and efficient marketer and distributor of small household appliances and a leader in the industry;

•	the strong product portfolio of Hamilton Beach, consisting of some of the most recognized and respected brands in the industry, including Black & Decker®, Hamilton Beach®, Proctor-Silex®, Hamilton Beach® eclectrics®, Hamilton Beach® Commercial, TrueAir®, LitterMaid® and Belson®;

•	the anticipated enhanced capabilities and competitiveness of Hamilton Beach as compared to Applica on a stand-alone basis, including:

•	greater product development and marketing resources to better serve customers and consumers and accelerate the introduction of new and improved products;

•	greater scale, scope and reach to leverage spending required to develop next generation products; and

•	the expectation that greater scale and scope of the combined company would make a more attractive partner for its customers and suppliers; and

•	Hamilton Beach will have the capital resources, including established credit facilities, necessary to more effectively compete in the small household appliance industry.

Financial Considerations

The Applica board considered the following financial factors:

•	The financial terms of the transaction, including:

•	the merger exchange ratio (defined as the 25% pro forma equity ownership in Hamilton Beach to be received by holders of Applica common stock upon consummation of the merger based on the number of shares of Hamilton Beach Class A common stock to be issued to Applica shareholders in the merger); and

•	the fact that Applica shareholders will have an opportunity to share in the future growth and expected synergies of Hamilton Beach, while retaining the flexibility of selling all or a portion of those shares for cash in a liquid market;

•	the financial presentation of Banc of America Securities, including its opinion, dated July 21, 2006, to the Applica board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger exchange ratio (defined in Banc of America Securities’ opinion as the 25% pro forma equity ownership in Hamilton Beach to be received by holders of Applica common stock upon consummation of the merger based on the number of shares of Hamilton Beach Class A common stock to be issued in the merger), as more fully described in the section entitled “— Opinion of Applica’s Financial Advisor;”

•	based upon discussions between NACCO and Hamilton Beach/Proctor-Silex management and Applica management, the potential cost savings and efficiencies that could result from the transaction include pre-tax annual run-rate cost synergies of approximately $40 to $50 million, as well as improved working capital efficiency of up to approximately $40 million, by the end of 2008.

Additional Considerations

The Applica board also considered the following factors:

•	the full and complete process conducted by Applica, with the assistance of its financial advisor, to explore strategic alternatives in which a public announcement was made that Applica was exploring strategic alternatives and in which discussions were held with 46 parties to determine interest in a potential transaction with Applica;

•	the Applica board’s judgment, after consultation with Applica’s management and financial advisor, that the transaction would provide a greater potential value to the Applica shareholders than the other transaction proposals received as part of the strategic alternative process;

•	the agreements to be entered into by Hamilton Beach/Proctor-Silex and NACCO at the closing to provide a framework for Hamilton Beach’s initial relationship with NACCO after the spin-off, including the transition services agreement and the trademark license agreement;

•	the payment of the $110 million special dividend by Hamilton Beach/Proctor-Silex to NACCO immediately prior to the spin-off and merger;

•	the fact that based on the number of shares of Hamilton Beach Class A common stock obtained in the merger, Applica shareholders will have approximately 6% of the voting rights of Hamilton Beach as a result of the dual class structure;

•	the absence of a current public trading market for Hamilton Beach’s common stock;

•	the operating history of Hamilton Beach/Proctor-Silex, which has been operated as part of NACCO’s Housewares segment and not as an independent public company;

•	the need for Hamilton Beach to replicate certain personnel and services to which it will no longer have access after the spin-off, as NACCO has historically assisted with or performed certain corporate functions for Hamilton Beach/Proctor-Silex’s operations, including accounting, finance and tax administration areas, as well as the internal audit and strategic development functions;

•	the contingencies related to environmental liabilities related to past and present manufacturing operations of Hamilton Beach/Proctor-Silex;

•	the merger agreement permits Applica, under certain circumstances, to provide non-public information to, and engage in discussions with, any third party that proposes an alternative transaction and to terminate the merger agreement to accept a superior proposal;

•	the Applica board’s judgment that, although certain terms of the merger agreement, including the $4 million termination fee and the requirement to reimburse NACCO for up to $2 million in reasonable, documented, third party out-of-pocket expenses, may make it more costly for a third party to effect an alternative transaction with Applica, those terms should not preclude a third party with the financial ability to complete a transaction from proposing an alternative transaction involving Applica in view of the fact that $6 million represents a relatively small percentage of the aggregate consideration that would be payable in an alternative transaction;

•	the $4 million termination fee and the expense reimbursement requirement of up to $2 million were the result of considerable negotiation between representatives of Applica and NACCO;

•	the consideration by the Applica board, after consultation with counsel, of the likelihood that the merger would be approved by the requisite authorities, without the imposition of material conditions that would prevent or materially delay the merger, and of the required efforts of the parties to obtain such approvals;

•	the employee benefit arrangements, which the Applica board believed would increase the likelihood of a successful integration and operation of Hamilton Beach and are designed to ensure the retention of Applica employees in the unlikely event that the merger is not completed;

•	the expectation that the merger would be tax-free to Applica shareholders;

•	the value of the consideration received by Applica shareholders in the merger could be materially less than the value of the Applica common shares as of the date of the merger agreement;

•	the difficulty and challenges inherent in completing a merger and integrating the businesses;

•	the expected synergies and other benefits of the merger might not be fully achieved or may not be achieved within the time frames expected;

•	the risks of the type and nature described above under “Risk Factors” beginning on page 21;

•	the risk that the merger may not be completed as the result of material adverse conditions imposed by regulatory authorities or otherwise;

•	the risk that certain provisions of the merger agreement may have the effect of discouraging proposals for alternative transactions with Applica, including:

•	the restriction of Applica’s ability to solicit proposals for alternative transactions; and

•	the requirement that Applica provide NACCO with the right to obtain information with respect to proposals for alternative transactions and to a four business day negotiating period after receipt by Applica of a superior proposal before the Applica board may terminate the merger agreement and accept the superior proposal;

•	that Applica would also be required to pay a termination fee of $4 million (plus expense reimbursement of up to $2 million) if the merger agreement is terminated and the triggers for the payment of the termination fee were generally consistent with the termination fee triggers in other public company merger transactions;

•	the prohibition in the merger agreement on the ability of the Applica board to withdraw its recommendation of the merger or modify its recommendation, other than in connection with Applica’s receipt of a superior proposal;

•	the circumstances under which NACCO may terminate the merger agreement, including NACCO’s right to terminate the merger agreement if the spin-off is not tax free to NACCO stockholders or if the Applica board withdraws its recommendation of the merger or modifies its recommendation;

•	certain of Applica’s directors and officers may have interests in connection with the merger that are different from or in addition to the interests of the Applica shareholders generally, as they will receive certain benefits that are different from and in addition to those of Applica’s other shareholders. See “— Interests of Directors and Executive Officers in the Merger — Applica” beginning on page 60; and

•	the potential impact of the restrictions under the merger agreement on Applica’s ability to take certain actions during the pendency of the merger agreement, the potential of diversion of management and employee attention and for employee attrition during that period, and the potential effect on Applica’s business and relations with customers and suppliers.

The Applica board considered all of the foregoing factors as a whole. The Applica board determined that the potential negative factors were outweighed by the potential benefits of the merger and concluded that it supported a favorable determination to approve and adopt the merger agreement and recommend the merger agreement to the Applica shareholders.

The foregoing discussion of the information and the factors discussed by the Applica board is not exhaustive but does include the material factors considered by the Applica board members. The Applica board did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the Applica board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Applica board may have given no weight or different weight to different factors.

Recommendation of the Applica Board

After careful consideration, the Applica board of directors approved and adopted the merger agreement and the merger. THE APPLICA BOARD OF DIRECTORS RECOMMENDS THAT THE APPLICA SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Applica’s Financial Advisor

Applica has retained Banc of America Securities to act as Applica’s financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the consumer products industry and investment community, and its familiarity with Applica and its business. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions.

On July 21, 2006, at a meeting of the Applica board of directors held to evaluate the merger, Banc of America Securities delivered to the Applica board an oral opinion, which was confirmed by delivery of a written opinion, dated July 21, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in Banc of America Securities’ opinion, the merger exchange ratio was fair, from a financial point of view, to holders of Applica common stock. For purposes of Banc of America Securities’ opinion, the merger exchange ratio refers to the 25% pro forma equity ownership in Hamilton Beach to be received by holders of Applica common stock upon consummation of the merger based on the number of shares of Hamilton Beach Class A common stock to be issued in the merger.

The full text of Banc of America Securities’ written opinion to the Applica board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. Holders of Applica common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities provided its opinion to the Applica board to assist the Applica board in its evaluation of the merger exchange ratio from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how shareholders should vote or act in connection with the merger.

For purposes of its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information relating to each of Applica and Hamilton Beach/Proctor-Silex;

•	reviewed certain internal financial statements and other financial and operating data concerning each of Applica and Hamilton Beach/Proctor-Silex;

•	reviewed certain financial forecasts relating to Applica prepared by Applica’s management, taking into account net operating losses anticipated by Applica’s management to be utilized by Applica;

•	reviewed certain financial forecasts relating to Hamilton Beach/Proctor-Silex prepared by the management of Hamilton Beach/Proctor-Silex, referred to as the Hamilton Beach/Proctor-Silex forecasts, and certain adjustments to the Hamilton Beach/Proctor-Silex forecasts prepared by Applica’s management, referred to as the Hamilton Beach/Proctor-Silex adjusted forecasts, and discussed with Applica’s management its assessments as to the relative likelihood of achieving the future financial results reflected in the Hamilton Beach/Proctor-Silex forecasts and the Hamilton Beach/Proctor-Silex adjusted forecasts;

•	reviewed and discussed with senior executives of Applica and Hamilton Beach/Proctor-Silex information relating to certain revenue enhancements, cost savings, operating synergies and other strategic benefits, collectively referred to as synergies, expected to result from the merger by each of Applica’s management and the management of Hamilton Beach/Proctor-Silex and discussed with Applica’s management its assessments as to the relative likelihood of realizing those synergies;

•	discussed the past and current operations, financial condition and prospects of Applica with Applica’s senior executives and the past and current operations, financial condition and prospects of Hamilton Beach/Proctor-Silex with senior executives of Applica and Hamilton Beach/Proctor-Silex;

•	discussed with senior executives of Applica and Hamilton Beach/Proctor-Silex their assessments as to the products of Applica and Hamilton Beach/Proctor-Silex and the integration of those products, and existing and future relationships and arrangements with, and the ability of Hamilton Beach to retain, key customers and suppliers of Applica and Hamilton Beach/Proctor-Silex;

•	reviewed the potential pro forma financial impact of the merger relative to Applica’s estimated earnings per share on a standalone basis;

•	reviewed the reported prices and trading activity for Applica common stock;

•	compared the financial performance of Applica and Hamilton Beach/Proctor-Silex with that of certain publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	reviewed the relative contributions of Applica and Hamilton Beach/Proctor-Silex to certain financial data of Hamilton Beach;

•	reviewed estimates of the valuation of the equity interests of Applica’s shareholders in Hamilton Beach following the merger;

•	participated in discussions and negotiations among representatives of Applica, NACCO, Hamilton Beach/Proctor-Silex and their respective advisors;

•	reviewed drafts dated July 21, 2006 of the merger agreement and the spin off agreement;

•	considered the fact that Applica publicly announced that it was exploring its strategic alternatives and the results of Banc of America Securities’ efforts to solicit, at Applica’s direction, third-party indications of interest in the possible acquisition of all or a portion of Applica, including indications of interest and proposals received both as a result of such public announcement and such solicitation process;

•	reviewed and discussed with Applica’s senior executives and certain of Applica’s other advisors and with senior executives of Hamilton Beach/Proctor-Silex their respective assessments as to certain contingent and other liabilities of Hamilton Beach/Proctor-Silex and the maximum potential amount of such liabilities, including potential environmental liabilities of Hamilton Beach/Proctor-Silex, referred to in this section as the specified potential liabilities; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. With respect to the financial forecasts relating to Applica prepared by Applica’s management, the Hamilton Beach/Proctor-Silex forecasts, the Hamilton Beach/Proctor-Silex adjusted forecasts and the synergies expected to result from the merger by Applica’s management, Banc of America Securities:

•	assumed, upon the advice of Hamilton Beach/Proctor-Silex, that the Hamilton Beach/Proctor-Silex forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Hamilton Beach/Proctor-Silex as to the future financial performance of Hamilton Beach/Proctor-Silex and the other matters covered by such forecasts;

•	assumed, at Applica’s direction, that the financial forecasts relating to Applica prepared by Applica’s management, the Hamilton Beach/Proctor-Silex adjusted forecasts and the synergies expected to result from the merger by Applica’s management were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Applica’s management as to the future financial performance of Applica and Hamilton Beach/Proctor-Silex and the other matters covered by such forecasts and expected synergies; and

•	based on the assessments of Applica’s management as to the relative likelihood of achieving the future financial results reflected in the Hamilton Beach/Proctor-Silex forecasts and the Hamilton Beach/Proctor-Silex adjusted forecasts and of realizing the synergies expected to result from the merger by each of Applica’s management and the management of Hamilton Beach/Proctor-Silex, relied, at Applica’s direction, on the Hamilton Beach/Proctor-Silex adjusted forecasts and the synergies expected to result from the merger by Applica’s management for purposes of its opinion.

Banc of America Securities assumed, upon the advice of Hamilton Beach/Proctor-Silex and at Applica’s direction, that the merger and the related spin-off, refinancing and special dividend contemplated by the spin-off agreement, referred to for purposes of Banc of America Securities’ opinion as the related transactions, would not adversely impact existing or future relationships or arrangements with, or the ability of Hamilton Beach/Proctor-Silex to retain, key customers and suppliers of Applica and Hamilton Beach/Proctor-Silex. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Applica or Hamilton Beach/Proctor-Silex, and Banc of America Securities was not furnished with any such valuations or appraisals (other than certain materials relating to the specified potential liabilities referred to above, which Banc of America Securities reviewed and relied upon, without independent verification, for purposes of its opinion). Banc of America Securities assumed, with Applica’s consent, that the specified potential liabilities would not have a material adverse effect on Applica, Hamilton Beach/Proctor-Silex or the contemplated benefits of the merger and that, other than the specified potential liabilities, neither Applica nor Hamilton Beach/Proctor-Silex would incur any material liability or other obligation in connection with the merger or the related transactions. Banc of America Securities also assumed, at Applica’s direction, that the final executed merger agreement and spin off agreement would not differ in any material respect from the drafts reviewed by Banc of America Securities. In addition, Banc of America Securities assumed, with Applica’s consent, that:

•	the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;

•	the merger and the related transactions would be consummated as provided in such drafts, with full satisfaction of all covenants and conditions contained in such drafts and without any waivers, and in compliance with all applicable laws and contractual and other requirements; and

•	all third-party consents and approvals necessary for the consummation of the merger and the related transactions would be obtained without any adverse effect on Applica, Hamilton Beach/Proctor-Silex or the merger.

With Applica’s consent, Banc of America Securities evaluated the merger exchange ratio based on its economic value, without giving effect to any premium or discount that may be attributable to any class of Hamilton Beach common stock by reason of control, liquidity, voting or other rights or aspects relating to such class. Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger, other than the merger exchange ratio to the extent expressly specified in its opinion, or the related transactions, including the form or structure of the merger or the related transactions or tax or accounting aspects of the merger or the related transactions. In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to Applica or in which Applica might engage or as to whether any transaction might be more favorable to Applica as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of the Applica board of directors to proceed with or effect the merger. Banc of America Securities expressed no opinion as to what the value of Hamilton Beach Class A common stock actually would be when issued or the prices at which Hamilton Beach Class A common stock or Applica common stock might trade at any time. Except as described above, the Applica board of directors imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion. Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to the Applica board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. Banc of America Securities evaluated the merger exchange ratio based on its economic value, without giving effect to any premium or discount that may be attributable to any class of Hamilton Beach common stock, given the inconsistency, in the case of companies with dual class common stock structures in which both classes publicly traded, as to whether there was a premium or discount relative to the class of common stock which had lower voting rights.

Implied Equity Ownership Analyses

Selected Publicly Traded Companies Analyses.  Banc of America Securities performed separate selected publicly traded companies analyses of Applica and Hamilton Beach/Proctor-Silex by reviewing financial and stock market information for the following eight selected publicly traded companies in the consumer products industry:

•	Central Garden & Pet Company

•	Chattem, Inc.

•	Dorel Industries Inc.

•	Helen of Troy Limited

•	Jarden Corporation

•	Prestige Brands Holdings, Inc.

•	The Scotts Miracle-Gro Company

•	Spectrum Brands, Inc.

Banc of America Securities reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on July 20, 2006, plus debt and minority interests, less cash and cash equivalents, as a multiple of calendar year 2006 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

Applica.  In its selected publicly traded companies analysis of Applica, Banc of America Securities applied a range of selected multiples of calendar year 2006 estimated EBITDA derived from the selected companies to Applica’s calendar year 2006 estimated EBITDA, as adjusted to add-back non-recurring expense items, referred to as adjusted EBITDA, based on internal estimates of Applica’s management.

Hamilton Beach/Proctor-Silex.  In its selected publicly traded companies analysis of Hamilton Beach/Proctor-Silex, Banc of America Securities applied a range of selected multiples of calendar year 2006 estimated EBITDA derived from the selected companies to calendar year 2006 estimated adjusted EBITDA of Hamilton Beach/Proctor-Silex based on the Hamilton Beach/Proctor-Silex adjusted forecasts.

These analyses indicated the following implied aggregate equity ownership reference range for Applica’s shareholders in Hamilton Beach, as compared to the aggregate equity ownership of Applica’s shareholders in Hamilton Beach based on the merger exchange ratio:

Implied Aggregate Equity Ownership Reference Range	Aggregate Equity Ownership of Applica Shareholders in
for Applica Shareholders in Hamilton Beach	Hamilton Beach Based on Merger Exchange Ratio

16.6% - 28.0%	25.0%

No company or business used in these analyses is identical or directly comparable to Applica, Hamilton Beach/Proctor-Silex or their respective businesses. Accordingly, an evaluation of the results of these analyses are not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Applica and Hamilton Beach/Proctor-Silex were compared.

Selected Precedent Transactions Analyses.  Banc of America Securities performed separate selected precedent transactions analyses of Applica and Hamilton Beach/Proctor-Silex by reviewing financial information relating to the following ten selected transactions in the consumer products industry:

Announcement Date	Acquiror	Target

• 6/29/2005	• Jarden Corporation	• The Holmes Group, Inc.
• 1/4/2005	• Rayovac Corporation	• United Industries Corporation
• 9/20/2004	• Jarden Corporation	• American Household, Inc.
• 6/8/2004	• Castle Harlan, Inc.	• Ames True Temper, Inc.
• 8/13/2003	• Jarden Corporation	• Lehigh Consumer Products Corporation
• 12/17/2002	• TechTronic Industries Company Limited	• Royal Appliance Mfg. Co.
• 6/18/2001	• Libbey Inc.	• Anchor Hocking Corporation (Newell Rubbermaid Inc.)
• 5/2/2001	• Salton, Inc.	• Pifco Holdings PLC
• 12/17/1998	• Holmes Products Corp.	• The Rival Company
• 3/2/1998	• Sunbeam Corporation	• Signature Brands USA, Inc.

Banc of America Securities reviewed the transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net debt and minority interests, less cash and cash equivalents, as multiples of latest 12 months adjusted EBITDA. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction.

Applica.  In its selected precedent transactions analysis of Applica, Banc of America Securities applied a range of selected multiples of latest 12 months adjusted EBITDA derived from the selected transactions to Applica’s calendar year 2006 estimated adjusted EBITDA based on internal estimates of Applica’s management.

Hamilton Beach/Proctor-Silex.  In its selected precedent transactions analysis of Hamilton Beach/Proctor-Silex, Banc of America Securities applied a range of selected multiples of latest 12 months adjusted EBITDA derived from the selected transactions to adjusted EBITDA of Hamilton Beach/Proctor-Silex for the 12 months ended March 31, 2006 based on the Hamilton Beach/Proctor-Silex adjusted forecasts.

These analyses indicated the following implied aggregate equity ownership reference range for Applica’s shareholders in Hamilton Beach, as compared to the aggregate equity ownership of Applica’s shareholders in Hamilton Beach based on the merger exchange ratio:

Implied Aggregate Equity Ownership Reference Range	Aggregate Equity Ownership of Applica Shareholders in
for Applica Shareholders in Hamilton Beach	Hamilton Beach Based on Merger Exchange Ratio

16.2% - 31.6%	25.0%

No company, business or transaction used in these analyses is identical or directly comparable to Applica, Hamilton Beach/Proctor-Silex or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Applica, Hamilton Beach/Proctor-Silex and the merger were compared.

Discounted Cash Flow Analyses.  Banc of America Securities performed separate discounted cash flow analyses of Applica and Hamilton Beach/Proctor-Silex by reviewing the projected free cash flows that Applica and Hamilton Beach/Proctor-Silex could each generate on a standalone basis over specified periods.

Applica.  In its discounted cash flow analysis of Applica, Banc of America Securities calculated the estimated present value of the standalone unlevered, after-tax free cash flows that Applica could generate during the second quarter of fiscal year 2006 through fiscal year 2010 based on internal estimates of Applica’s management. Banc of America Securities also calculated a range of estimated terminal values by applying a range of adjusted EBITDA terminal value multiples of 7.0x to 8.0x to Applica’s fiscal year 2010 estimated adjusted EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 13.0% to 15.0% and adjusted to reflect the estimated present value of Applica’s net operating losses, referred to as NOLs, anticipated by Applica’s management to be utilized by Applica after giving effect to statutory net operating loss carryover limitations as a result of an ownership change.

Hamilton Beach/Proctor-Silex.  In its discounted cash flow analysis of Hamilton Beach/Proctor-Silex, Banc of America Securities calculated the estimated present value of the standalone unlevered, after-tax free cash flows that Hamilton Beach/Proctor-Silex could generate during the second quarter of fiscal year 2006 through fiscal year 2010 based on the Hamilton Beach/Proctor-Silex adjusted forecasts. Banc of America Securities also calculated a range of estimated terminal values by applying a range of adjusted EBITDA terminal value multiples of 7.5x to 8.5x to Hamilton Beach/Proctor-Silex’s fiscal year 2010 estimated adjusted EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 13.0%.

These analyses indicated the following implied aggregate equity ownership reference range for Applica’s shareholders in Hamilton Beach, as compared to the aggregate equity ownership of Applica’s shareholders in Hamilton Beach based on the merger exchange ratio:

Implied Aggregate Equity Ownership Reference Range	Aggregate Equity Ownership of Applica Shareholders in
for Applica Shareholders in Hamilton Beach	Hamilton Beach Based on Merger Exchange Ratio

18.2% - 31.2%	25.0%

Contribution Analysis.  Banc of America Securities performed a contribution analysis by reviewing the relative contributions of Applica and Hamilton Beach/Proctor-Silex, after adjustment to add back non-recurring expense items, to Hamilton Beach’s EBITDA, earnings before interest and taxes, referred to as EBIT, EBITDA less capital expenditures and net income for the 12 months ended March 31, 2006 and for the full calendar years 2006 and 2007. Estimated financial data of Applica were based on internal estimates of Applica’s management, and estimated financial data of Hamilton Beach/Proctor-Silex were based on the Hamilton Beach/Proctor-Silex adjusted forecasts. Banc of America Securities then calculated the implied aggregate equity ownership percentages of Applica’s shareholders in Hamilton Beach based on the relative contributions of Applica and Hamilton Beach/Proctor-Silex for each metric observed. Excluding results for metrics which were statistically not meaningful in that negative ownership percentages were implied, this analysis indicated the following high, average and low implied aggregate equity ownership percentages of Applica’s shareholders in Hamilton Beach, as compared to the aggregate equity ownership of Applica’s shareholders in Hamilton Beach based on the merger exchange ratio:

Implied Aggregate Equity Ownership Percentages			Aggregate Equity Ownership of Applica Shareholders
of Applica Shareholders in Hamilton Beach			in Hamilton Beach Based on Merger Exchange Ratio
High	Average	Low

26.0%	18.6%	3.3%	25.0%

Hamilton Beach Analyses

Selected Publicly Traded Companies Analysis.  Banc of America Securities performed a selected publicly traded companies analysis of Hamilton Beach by applying a range of selected multiples of calendar year 2006 estimated adjusted EBITDA derived from the selected publicly traded companies in the consumer products industry referred to above under “Implied Equity Ownership Analyses — Selected Publicly Traded Companies Analyses” to corresponding financial data of Hamilton Beach, both before and after giving effect to potential synergies expected to result from the merger by Applica’s management. Estimated financial data of Hamilton Beach were based on, in the case of Applica, internal estimates of the managements of Applica and, in the case of Hamilton Beach/Proctor-Silex, the Hamilton Beach/Proctor-Silex adjusted forecasts. This analysis indicated the following per share reference ranges for Applica common stock implied by the aggregate equity ownership of Applica’s shareholders in Hamilton Beach based on the merger exchange ratio, both with and without synergies, as compared to the implied per share reference range for Applica common stock derived by Banc of America Securities in its standalone selected publicly traded companies analysis of Applica referred to above under “Implied Equity Ownership Analyses — Selected Publicly Traded Companies Analysis:”

Per Share Reference Range for Applica
Common Stock Implied by Aggregate Equity Ownership of		Implied per Share Reference
Applica Shareholders in Hamilton Beach Based on		Range for Applica Common Stock
Merger Exchange Ratio		Based on Applica Selected Companies Analysis
Without Synergies	With Synergies

$2.40 - $2.99	$5.15 - $5.85	$1.85 - $2.85

No company or business used in this analysis is identical or directly comparable to Hamilton Beach or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Hamilton Beach was compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis of Hamilton Beach to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Hamilton Beach could generate during the second quarter of fiscal year 2006 through fiscal year 2010, both before and after giving effect to potential synergies expected to result from the merger by Applica’s management. Estimated financial data of Hamilton Beach were based on, in the case of Applica, internal estimates of the managements of Applica and, in the case of Hamilton Beach/Proctor-Silex, the Hamilton Beach/Proctor-Silex adjusted forecasts. Banc of America Securities calculated a range of estimated terminal values by applying a range of adjusted EBITDA terminal value multiples of 7.5x to 8.5x to Hamilton Beach’s fiscal year 2010 estimated adjusted EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following per share reference ranges for Applica common stock implied by the aggregate equity ownership of Applica’s shareholders in Hamilton Beach based on the merger exchange ratio, both with and without synergies, as compared to the implied per share reference ranges for Applica common stock derived by Banc of America Securities in its standalone discounted cash flow analysis of Applica referred to above under “Implied Equity Ownership Analyses — Discounted Cash Flow Analyses,” both before and after taking into account the midpoint of the estimated present value of Applica’s NOLs anticipated by Applica’s management to be utilized by Applica using, for purposes of calculating the estimated present value of such NOLs, discount rates ranging from 20% to 30%:

Per Share Reference Range for Applica
Common Stock Implied by Aggregate Equity Ownership of		Implied per Share Reference
Applica Shareholders in Hamilton Beach Based on		Range for Applica Common Stock
Merger Exchange Ratio		Based on Applica Discounted Cash Flow Analysis
Without Synergies	With Synergies	Without NOLs	With NOLs

$3.70 - $4.40	$6.45 - $7.15	$2.20 - $3.70	$3.30 - $4.80

Pro Forma Accretion/Dilution Analysis

Banc of America Securities analyzed the potential pro forma financial effect of the merger relative to Applica’s estimated earnings per share, referred to as EPS, as adjusted to add back non-recurring expense items, in calendar years 2006 through 2010 after giving effect to potential synergies expected to result from the merger by Applica’s management. Estimated financial data of Applica were based on internal estimates of Applica’s management, and estimated financial data of Hamilton Beach/Proctor-Silex were based on the Hamilton Beach/Proctor-Silex adjusted forecasts. Based on the merger exchange ratio, this analysis suggested that the merger could be accretive relative to Applica’s standalone estimated EPS in each calendar year observed. The actual results achieved by Hamilton Beach may vary from projected results and the variations may be material.

Miscellaneous

As noted above, the discussion set forth above is only a summary of the material financial analyses performed by Banc of America Securities and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Applica and Hamilton Beach/Proctor-Silex. The estimates of the future performance of Applica and Hamilton Beach/Proctor-Silex provided by the managements of Applica and Hamilton Beach/Proctor-Silex in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the merger exchange ratio and were provided to the Applica board in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Applica or Hamilton Beach/Proctor-Silex.

The type and amount of consideration payable in the merger were determined through negotiations among Applica, Hamilton Beach/Proctor-Silex and NACCO, rather than by any financial advisor, and were approved by the Applica board. The decision to enter into the merger agreement was solely that of the Applica board. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by the Applica board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Applica board or Applica’s management with respect to the merger or the merger exchange ratio.

Applica has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of $2.8 million, portions of which were payable in connection with Banc of America Securities’ engagement and upon rendering Banc of America Securities’ opinion and a significant portion of which is contingent upon the completion of the merger. Applica also has agreed to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates in the past have provided and currently are providing financial advisory and financing services to Applica and Hamilton Beach/Proctor-Silex unrelated to the proposed merger, for which services Banc of America Securities and its affiliates have received and expect to receive compensation, including (i) acting as administrative agent, lead arranger, collateral agent and lender under a senior revolving credit facility of Applica and (ii) acting as documentation agent and lender under a revolving credit facility of certain subsidiaries of Hamilton Beach/Proctor-Silex. In addition, a portion of the proceeds of the financing for the spin-off and the merger will be used to refinance certain existing indebtedness of Applica and Hamilton Beach/Proctor-Silex and its subsidiaries, including credit facilities under which certain of Banc of America Securities’ affiliates are lenders. Since January 1, 2004, Banc of America Securities and its affiliates have received aggregate fees from Applica for corporate and investment banking services unrelated to the merger of approximately $[     ] million. In the ordinary course of its business, Banc of America Securities and its affiliates may actively trade or hold the securities of Applica and NACCO and may actively trade or hold loans of Applica, Hamilton Beach/Proctor-Silex, NACCO and certain of their respective affiliates for their own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.

Management of Hamilton Beach after the Merger

After the merger, the executive officers of Hamilton Beach will be the same as the executive officers of Hamilton Beach/Proctor-Silex immediately before the merger and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws or as otherwise provided by law.

After the merger, we will be led by:

•	Dr. Michael J. Morecroft as President and Chief Executive Officer;

•	Keith B. Burns as Vice President, Engineering and Product Development;

•	Kathleen L. Diller as Vice President, General Counsel and Secretary;

•	Gregory E. Salyers as Vice President, Operations;

•	Paul C. Smith as Senior Vice President, Sales;

•	James H. Taylor as Vice President, Chief Financial Officer and Treasurer; and

•	Gregory H. Trepp as Vice President, Marketing.

See “Management” beginning on page 124 for additional discussion regarding our management after the merger.

Hamilton Beach Board after the Merger

After the merger, the directors of Hamilton Beach will be the same as the directors of Hamilton Beach/Proctor-Silex immediately before the merger and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws or as otherwise provided by law.

Alfred M. Rankin, Jr. will serve as the non-executive Chairman of the Board of Directors of Hamilton Beach. The other members of the Hamilton Beach board will be Dr. Michael J. Morecroft, [          ], [          ], [          ] and [          ]. The Hamilton Beach amended and restated certificate of incorporation provides for a classified board of directors. The following sets forth the names of the directors and the year in which their term will expire after the merger:

Class	Directors

2007
2008
2009

Interests of Directors and Executive Officers in the Merger

Applica

In considering the recommendation of the Applica board to vote in favor of the adoption of the merger agreement, Applica shareholders should be aware that members of the Applica board and certain of Applica’s executive officers have interests in the merger that are different from, or are in addition to, the interests of Applica shareholders generally and that may create potential conflicts of interest. During its deliberations in determining to recommend to its shareholders that they vote in favor of the merger proposal, the Applica board was aware of these interests.

Treatment of Applica Stock Options

Applica stock options that are not exercised on or before the day immediately before the effective time of the merger will terminate at the effective time of the merger. In addition, all Applica equity compensation plans will terminate at the effective time of the merger. Each holder of Applica stock options may exercise such options at any time during the period that ends the day before the effective time of the merger.

Effective as of immediately prior to the effective time of the merger and contingent upon the consummation of the merger, all outstanding Applica stock options which have not yet vested will become fully vested and exercisable. In the case of unvested options that will become vested and exercisable upon the consummation of the merger, any such exercise will be contingent upon the consummation of the merger. If a holder of unvested Applica stock options elects to exercise as described above, such options will be exercised effective as of immediately before the effective time of the merger, with the effect that the shares of Applica common stock into which they are converted will be deemed for all purposes to be issued and outstanding immediately before the effective time of the merger.

Assuming a merger completion date of October 31, 2006, the directors and executive officers of Applica will be entitled to accelerated vesting of approximately 218,834 Applica stock options with a weighted average exercise price per share of $4.20 immediately before the effective time of the merger.

Existing Employment Agreements and Severance Arrangements with Applica Executive Officers

Employment Agreements.  Applica is currently party to employment agreements with Harry D. Schulman, Chairman, President and Chief Executive Officer, dated May 1, 2004, Terry L. Polistina, Chief Operating Officer and Chief Financial Officer, dated May 1, 2005 and amended April 19, 2006, and Brian S. Guptill, Senior Vice President of Engineering, dated May 1, 2005 and amended April 19, 2006, each of which is referred to in this section as an employment agreement and collectively as the employment agreements.

Harry D. Schulman.  Effective May 1, 2004, Applica entered into an employment agreement with Harry D. Schulman, its Chairman, President and Chief Executive Officer. If there is a change of control and Mr. Schulman’s employment is terminated by Applica within 18 months of the date of the change of control, other than for cause, death, disability, or by Mr. Schulman for good reason then Mr. Schulman will be entitled to receive an amount equal to 2.5 times his severance base, plus any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. In the event that Mr. Schulman is terminated by Applica for cause (as defined in the agreement) or Mr. Schulman terminates his employment without good reason, he will be entitled only to receive any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. The term “severance base” is defined in the employment agreement as the sum of (1) Mr. Schulman’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to Mr. Schulman for the three years immediately preceding the year in which the termination occurs. Pursuant to his employment agreement, subject to certain limitations, if any portion of the change of control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him on an after-tax basis in an amount equal to the excise tax imposed. Based on compensation rates in effect on September 1, 2006, Mr. Schulman would be entitled to receive a potential excise tax gross-up payment of approximately $1.3 million. The acquisition by Harbinger of more than 20% of Applica’s common stock during a period ending on May 10, 2006 constituted a change of control for purposes of Mr. Schulman’s employment agreement but Mr. Schulman’s employment must be terminated before receiving any compensation.

For purposes of Mr. Schulman’s employment agreement, “good reason” means the occurrence of any of the following events:

•	a reduction in his base salary or incentive bonus opportunity or a material reduction of any other type of compensation or benefit which is not cured by Applica within ten days following written notice by Mr. Schulman;

•	Mr. Schulman no longer reports directly to the Applica board;

•	Mr. Schulman fails to be elected or appointed to the position of President and Chief Executive Officer of Applica;

•	a material diminution of Mr. Schulman’s duties or responsibilities which is not cured by Applica within ten days following written notice by Mr. Schulman;

•	a material breach of the employment agreement by Applica without the express written consent of Mr. Schulman which is not cured within ten days following written notice delivered by Mr. Schulman; or

•	Mr. Schulman’s services are required to be performed primarily at a location other than the Applica corporate headquarters.

Terry L. Polistina and Brian S. Guptill.  On May 1, 2005, Applica entered into substantially similar employment agreements with each of Terry L. Polistina, its Chief Operating Officer and Chief Financial Officer, and Brian S. Guptill, its Senior Vice President of Engineering. We refer to each of them as an executive. If there is a change of control and the executive’s employment is terminated by Applica within 12 months of the date of the change of control other than for cause, death, disability or good reason, then the executive will be entitled to receive an amount equal to 1.5 times his severance base, plus any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. In the event that the executive is terminated by Applica for cause, as defined in the employment agreement, or he terminates his employment without good reason, he will be entitled only to receive any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. The term “severance base” is defined in the employment agreements as the sum of (1) base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs. The acquisition by Harbinger of more than 20% of Applica’s common stock during a period ending on May 10, 2006 constituted a change of control for purposes of the executive’s employment agreement but the executive’s employment must be terminated before receiving any compensation.

The employment agreements for Messrs. Polistina and Guptill were amended as of April 19, 2006 to provide that “good reason” includes a requirement that the executive perform his services primarily at a location outside a fifty mile radius from Miramar, Florida.

Executive Change of Control Severance Plan.  Effective April 19, 2006, Applica adopted the Executive Change of Control Severance Plan, which we refer to as the change of control plan, which covers four employees including Messrs. Schulman, Polistina and Guptill. Under the change of control plan, in the event of a change of control before May 1, 2007, each of the covered executives is entitled to continuation of the payment of his base salary for 18 months if employment is terminated within 18 months after the change of control for reasons other than cause, death or disability or if executive terminates for “good reason,” as defined in the executive’s employment agreement. Payments under the change of control plan will be made in monthly installments starting on the later of the executive’s termination date and execution of a release, or if the executive is a “key employee” and benefits are subject to Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act of 2004, six months later. The amount of severance payable under the change of control plan will be reduced by any severance amounts paid under the executive’s employment agreement. In addition, the change of control plan provides for the continued coverage of the executive and his eligible dependents under Applica’s medical plan for 18 months after the date of termination of employment.

The table below lists the estimated value of the aggregate cash severance payment to which each of Messrs. Schulman, Polistina and Guptill would be entitled under his employment agreement and the change of control plan if his employment was terminated following the merger under circumstances entitling him to severance. The following table reflects the cash payments that would be payable based on compensation rates in effect on September 1, 2006 and if the spin-off and merger were completed on October 31, 2006 (which amounts may change if the spin-off and merger is completed on a different date).

Cash Severance
Name	Payment

Harry D. Schulman	$3,500,120
Terry L. Polistina	$708,786
Brian S. Guptill	$573,768

Other Interests of Applica’s Directors and Executive Officers in the Merger.

Repayment of Debt.  Pursuant to the terms of the merger agreement, Hamilton Beach will repay certain of Applica’s indebtedness, including the Applica 10% notes, $110,000 of which are owned by one of Applica’s executive officers.

Mast Capital Management.  Christopher B. Madison, a member of the Applica board, is a principal of Mast Capital Management, LLC, a Boston-based investment management company. A fund managed by Mast made a $20 million secured term loan to Applica in October 2005, which will be repaid by in connection with the merger. In connection with the repayment of the term loan, after June 30, 2006 Applica is required to pay an exit fee that increases on a periodic basis from 1% to 4% of the principal amount of the loan.

Hamilton Beach/Proctor-Silex

Some members of the Hamilton Beach/Proctor-Silex board and certain of Hamilton Beach/Proctor-Silex’s executive officers have agreements or arrangements that provide them with interests in the spin-off and merger that are different from, or are in addition to, the interests of NACCO stockholders who will receive shares of Hamilton Beach common stock in the spin-off and that may create potential conflicts of interest.

2006 Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan

It is expected that the 2006 Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan, which we refer to as the 2006 HB/PS Annual Plan, will continue in effect through December 31, 2006. Hamilton Beach/Proctor-Silex, Inc. employee salary grades for certain employees will be changed to reflect additional duties and responsibilities after the merger, resulting in increased salary mid-points and target incentive amounts for some employees. Amounts paid under the 2006 HB/PS Annual Plan are expected to be pro-rated (based on old salary mid-points and target incentive amounts for the portion of 2006 before the completion of the spin-off and merger and new salary mid-points and target incentive amounts for the portion of 2006 after the completion of the spin-off and merger) for employees whose salary grades are changed. It is expected that the 2006 award will equal a specified percentage (of between 100% and 150%) of the target award, in lieu of an award based on the previously established performance targets.

Long-Term Incentive Compensation for Executive Officers

It is expected that the current long-term incentive compensation program that covers executive officers of Hamilton Beach/Proctor-Silex will be revised in connection with the spin-off and merger. The revised program is expected to operate substantially described below.

HB/PS Frozen LTIP.  Effective as of the effective time of the merger, and contingent upon the consummation of the spin-off and merger, the existing HB/PS Senior LTIP will be merged with the HB/PS LTIP to form the HB/PS Frozen LTIP. No further awards will be made under the HB/PS Frozen LTIP after the spin-off and merger. The book-value units that were previously granted to participants in the HB/PS Senior LTIP and the HB/PS LTIP will be cancelled and converted to a dollar value, which will be based on the estimated book value of Hamilton Beach/Proctor-Silex, Inc., without taking into account the spin-off, merger and related financing transactions, as of December 31, 2006. Those dollar values will be credited to sub-accounts under the HB/PS Frozen LTIP. Separate sub-accounts will be established for each participant for the 2003, 2004 and 2005 book value units. Participants will receive a 2006 award equal to a specified percentage (of between 100% and 150%) of their target award, with the dollar value to be credited to a separate sub-account in the first quarter of 2007. The sub-accounts will continue to be payable upon the earlier of death, termination of employment on account of disability or retirement, or the fifth anniversary of the original date of the award grant. The sub-accounts will be credited with interest at the rate of 12% for 2007 and 9% after 2007. However, interest credits will cease if a participant terminates employment for reasons other than death, disability or retirement. No interest will be credited from the date of completion of the spin-off and merger through December 31, 2006. All elections to defer payment of an award will be canceled.

For a further discussion of the HB/PS Frozen LTIP see “Management Historical Compensation of Executive Officers — Long-Term Incentive Compensation — Treatment of Current Hamilton Beach/Proctor-Silex, Inc. Long-Term Plans beginning on page 128.

Hamilton Beach Long-Term Incentive Plan.  Effective as of the effective time of the merger, and contingent upon the consummation of the spin-off and merger, Hamilton Beach/Proctor-Silex expects to adopt the HB LTIP. For the remainder of 2006, the Hamilton Beach compensation committee will designate a non-performance based award amount for certain executives. Each year, beginning in 2007, the Hamilton Beach compensation committee will establish a target level of incentive opportunity for each participant, stated as a percentage of the participant’s salary midpoint. In addition, threshold and maximum award levels will be established. Post-2006 awards under the HB LTIP will be made to participants for performance periods of one or more years in amounts determined pursuant to performance goals and a formula which will be based upon Hamilton Beach’s consolidated return on total capital employed (and/or other appropriate financial measures) and established by the Hamilton Beach compensation committee not later than the 90th day of the performance period on which the award is to be based. All awards will be allocated by the Hamilton Beach compensation committee between a cash component, to be paid in cash, and an equity component, to be paid in shares of Hamilton Beach’s Class A common stock, which we refer to as award shares. We expect that approximately 65% of all of the awards under the HB LTIP will be distributed in award shares. Award shares cannot be assigned, pledged, hypothecated or otherwise transferred by the participant, voluntarily or involuntarily, other than the following:

•	by will or the laws of descent and distribution;

•	pursuant to a qualified domestic relations order; or

•	to a trust for the benefit of the participant, or his spouse, children or grandchildren.

These restrictions on transfer lapse upon the earliest to occur of:

•	the date which is five years after the award shares were granted;

•	termination of employment on account of death or disability of a participant;

•	retirement at or after age 60 with at least ten years of service; and

•	at such other time as the compensation committee may approve.

The number of shares available for award shares under the HB LTIP is expected to be an aggregate of one million shares of Hamilton Beach Class A common stock, subject to adjustment for stock splits or similar changes. For a further discussion of the HB LTIP see “Management — Historical Compensation of Executive Officers — Long-Term Incentive Compensation — Hamilton Beach Long-Term Incentive Compensation Plan ” beginning on page 129.

Non-Employee Directors’ Equity Compensation

Hamilton Beach Non-Employee Directors’ Equity Compensation Plan.  Compensation that is paid to the directors who are not officers of Hamilton Beach or its subsidiaries will be paid pursuant to the Hamilton Beach Non-Employee Directors’ Equity Compensation Plan, which we refer to as the directors’ plan, which we intend to adopt in connection with the spin-off and merger. Under the directors’ plan, each such director will receive $20,000 of the $40,000 annual retainer in shares of Hamilton Beach Class A common stock. These shares cannot be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than the following:

•	by will or the laws of descent and distribution;

•	pursuant to a qualified domestic relations order; or

•	to a trust for the benefit of the director, or his spouse, children or grandchildren.

These restrictions on transfer lapse upon the earliest to occur of the following:

•	the date which is five years after the last day of the calendar quarter for which such shares were earned;

•	the date of the death or permanent disability of the director;

•	five years (or earlier with the approval of the Hamilton Beach board) from the date of the retirement of the director from the Hamilton Beach board; and

•	the date that a director is both retired from the Hamilton Beach board and has reached 70 years of age.

In addition, each director has the right under the directors’ plan to receive shares of Hamilton Beach Class A common stock instead of cash for up to 100% of the balance of his annual retainer, meeting attendance fees, annual committee member fees and any committee chair fee. Shares received instead of cash are not subject to the foregoing restrictions on transfer.

For a further discussion of the directors’ plan see “Compensation of Directors” beginning on page 125.

Ownership of Hamilton Beach after the Merger

Based on the number of shares of NACCO common stock outstanding on September 1, 2006, approximately 6.9 million shares of Hamilton Beach Class A common stock and 4.1 million shares of Class B common stock are expected to be distributed in the spin-off and merger. Immediately after the merger, we expect that approximately 60% of the outstanding shares of Hamilton Beach Class A common stock will be held by NACCO stockholders and approximately 40% of the outstanding shares of Hamilton Beach Class A common stock will be held by former Applica shareholders. In addition, immediately after the merger, we expect that all of the outstanding shares of Hamilton Beach Class B common stock will be held by NACCO stockholders. Because the Hamilton Beach Class A common stock has one vote per share and the Hamilton Beach Class B common stock has ten votes per share, immediately after the merger, we expect that NACCO stockholders will hold approximately 94% of the aggregate voting power of Hamilton Beach and former Applica shareholders will hold approximately 6% of the aggregate voting power of Hamilton Beach.

Operations of Hamilton Beach after the Merger

In connection with the spin-off and merger, Hamilton Beach/Proctor-Silex will be renamed “Hamilton Beach, Inc.” However, Hamilton Beach will conduct business following completion of the merger under multiple brands and trade names. The headquarters of Hamilton Beach will be located in Glen Allen, Virginia.

Committees of the Hamilton Beach Board

The Hamilton Beach board will have an audit review committee, a compensation committee and a nominating and corporate governance committee. The members of the audit review committee will be [          ] (Chairman), [          ]. The members of the compensation committee will be [          ] (Chairman), [          ]. The members of the nominating and corporate governance committee will be [          ] (Chairman), [          ].

Stock Exchange Listing

Hamilton Beach/Proctor-Silex will apply to list the Hamilton Beach Class A common stock on the NYSE under the symbol “[          ].” The Hamilton Beach Class B common stock will not be listed on the NYSE or any other stock exchange.

Accounting Treatment

The merger will be accounted for as a business combination using the “purchase” method of accounting. Hamilton Beach/Proctor-Silex will be the acquirer for financial accounting purposes. Hamilton Beach/Proctor-Silex is considered the acquiring entity for accounting purposes based on the facts that (1) the members of the Hamilton Beach board after the merger will be the same as before and will therefore represent a majority of the combined company’s board of directors after the completion of the merger, (2) Hamilton Beach/Proctor-Silex’s current senior management team will continue to serve as the combined company’s senior management team after the merger, (3) Hamilton Beach will be the entity distributing Hamilton Beach Class A common stock as purchase price consideration to the shareholders of Applica and (4) stockholders of NACCO, the indirect parent of Hamilton Beach/Proctor-Silex, will receive the majority of voting rights in the combined entity.

Regulatory Approvals

HSR Act

Under the HSR Act, NACCO and Applica were required to give notification and furnish information regarding the merger to the FTC and the Antitrust Division and to wait the specified waiting period before they can complete the merger. Each of NACCO and Applica filed the required notification and report forms with the FTC and the Antitrust Division on August 4, 2006. The applicable waiting period would have expired on September 5, 2006; however, to give the agencies additional time to review the transactions, the materials were refiled on September 1, 2006. As a result, the applicable waiting period will expire on October 2, 2006, unless the agencies grant approval of the proposed transaction before the waiting period expires or one of the agencies issues a second request for information to the parties. At any time before or after the completion of the merger, the FTC or the Antitrust Division or any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger, rescinding the merger, or seeking divestiture of substantial assets of Hamilton Beach/Proctor-Silex or Applica. Private parties also may take legal action under the antitrust laws under certain circumstances. A challenge to the merger on antitrust grounds may be made, and, if such challenge is made, it is possible that Hamilton Beach/Proctor-Silex and Applica will not prevail.

The merger agreement requires NACCO, Hamilton Beach/Proctor-Silex and Applica to satisfy any conditions imposed upon them unless the conditions imposed upon them would be materially adverse to Hamilton Beach. Further, the termination of the HSR Act waiting period is a condition to the completion of the merger. See “The Merger Agreement — Conditions to the Merger” beginning on page 144. Neither Hamilton Beach/Proctor-Silex nor Applica can give any assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to the completion of the merger or within the time frame contemplated by Hamilton Beach/Proctor-Silex and Applica.

In addition to the foregoing, the merger is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws.

Foreign Regulatory Filings

Under Mexico’s Federal Law of Economic Competition of 1992, as amended, Hamilton Beach/Proctor-Silex is required to give notification and furnish certain information regarding the parties and the merger to the Mexican FCC. Hamilton Beach/Proctor-Silex filed the required notification with the Mexican FCC on August 15, 2006. The Mexican FCC requested additional information and documents on September 1, 2006 and Hamilton Beach/Proctor-Silex must comply with this request by September 22, 2006, which Hamilton Beach/Proctor-Silex intends to do. The Mexican FCC will generally issue a final decision within thirty-five business days after the date when all requested additional information and documents have been filed with the Mexican FCC.

Market for Hamilton Beach Common Stock

Currently, there is no public market for Hamilton Beach Class A common stock. Hamilton Beach/Proctor-Silex will apply to list the Hamilton Beach Class A common stock on the NYSE. If the NYSE approves the listing, we expect that a “when-issued” trading market for Hamilton Beach Class A common stock will develop before the record date for the spin-off. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle before the record date for the spin-off, and if the spin-off does not occur, all when-issued trading will be null and void. On the first trading day after the spin-off, when-issued trading will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day after the date of a transaction.

The Hamilton Beach Class B common stock will not be listed on the NYSE or any other national stock exchange. In addition, the Hamilton Beach Class B common stock generally will not be transferable by a stockholder except to or among a limited number of permitted transferees. The Hamilton Beach Class B common stock will, however, be convertible at all times, and without cost to the stockholder, into Hamilton Beach Class A common stock on a share-for-share basis. Therefore, stockholders desiring to sell the equity interest in Hamilton Beach represented by their shares of Hamilton Beach Class B common stock may convert those shares into an equal number of shares of Hamilton Beach Class A common stock and sell the shares of Hamilton Beach Class A common stock in the public market.

Appraisal Rights

Pursuant to Section 607.1302(2)(a) of the FBCA, assuming the Hamilton Beach Class A common stock is listed on the NYSE at the time the merger becomes effective, Applica shareholders will not have appraisal rights because Applica is a listed company on the NYSE and its shareholders will receive stock consideration of a class of shares of a corporation that is listed on the NYSE in the merger.

Delisting and Deregistration of Applica Common Stock

If the merger is completed, Applica common stock will be delisted from the NYSE and will be deregistered under the Exchange Act. Applica shareholders will become stockholders of Hamilton Beach and their rights as Hamilton Beach stockholders will be governed by applicable Delaware law and by the Hamilton Beach amended and restated certificate of incorporation, the form of which is attached as Annex D, and the Hamilton Beach amended and restated bylaws, the form of which is attached as Annex E.

Federal Securities Laws Consequences; Resale Restrictions

All shares of Hamilton Beach Class A common stock that will be distributed in the spin-off to NACCO stockholders and to Applica shareholders in the merger will be freely transferable, except for:

•	restrictions applicable to affiliates of Applica and Hamilton Beach;

•	resale restrictions that may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions; and

•	any temporary suspension in participant transactions that may be imposed under Applica’s 401(k) profit sharing plan for a period of time around the effective time of the merger for Applica’s 401(k) profit sharing plan administrator, MFS Retirement Services, Inc., to clear all pending trades, determine all final share balances and process the conversion of Applica shares into shares of Hamilton Beach Class A common stock in connection with the merger.

Persons who are deemed to be affiliates of Applica may resell shares of Hamilton Beach Class A common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Applica generally include executive officers, directors and persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Applica.

This proxy statement/prospectus/information statement does not cover any resales of the shares of Hamilton Beach Class A common stock to be received by Applica shareholders in the merger, and no person is authorized to make any use of this proxy statement/prospectus/information statement in connection with any resale.

Completion of the Merger

If the Applica shareholders approve and adopt the merger agreement, we expect to complete the merger as soon as practicable following satisfaction or waiver of the conditions to the merger set forth in the merger agreement. Our objective is to complete the merger during the fourth quarter of 2006. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not complete the merger at all.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the risk factors contained in this proxy statement/prospectus/information statement as well as Hamilton Beach/Proctor-Silex’s and Applica’s historical consolidated financial statements, including the notes related to those statements, and other financial information included elsewhere in this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement contains forward-looking statements that involve risks and uncertainties. Hamilton Beach’s and Applica’s actual results may differ materially from those indicated in the forward-looking statements. In addition, if the spin-off and merger are not consummated, Hamilton Beach/Proctor-Silex will not have any of the income or cash flows from Applica. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 33 and 21, respectively. Except for “— Liquidity and Capital Resources of Hamilton Beach — After the Completion of the Merger” and “— Contractual Obligations Table of Hamilton Beach — After the Completion of the Merger” below, this section reflects Hamilton Beach/Proctor-Silex’s historical financial condition and results of operations and Applica’s historical financial condition and results of operations, as indicated.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HAMILTON BEACH/PROCTOR-SILEX

Management’s discussion and analysis of Hamilton Beach/Proctor-Silex’s financial condition and results of operations set forth below was derived from NACCO’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and NACCO’s Annual Report on Form 10-K for the period ended December 31, 2005.

Overview

Hamilton Beach/Proctor-Silex is a leading designer, marketer and distributor of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels located throughout the United States, Canada and Mexico. Hamilton Beach/Proctor-Silex is a wholly owned subsidiary of Housewares Holding Company, which is a wholly owned subsidiary of NACCO. Because the housewares business is seasonal, a majority of revenues and operating profit occurs in the second half of the year when sales of small electric appliances to retailers and consumers increase significantly for the fall holiday selling season.

Margin pressure in the housewares industry continues to be intense as both competitors and retail customers consolidate. In addition, increasing costs of freight and raw materials such as plastic, copper, aluminum and steel continue to add further pressure on margins. In response, Hamilton Beach/Proctor-Silex and other housewares manufacturers have transferred a significant portion of their manufacturing to lower-cost regions, primarily in Asia.

New, innovative products tend to drive growth and higher margins in the marketplace. Against a backdrop of growing interest in home cooking, many new products aimed at this market, particularly those promoted on television, have been well received by consumers. Brand names continue to be important in small kitchen appliances, with the importance of these names varying across consumer segments and markets. However, the overall market growth rate in small kitchen appliances is relatively low and products face increasing competition for consumers’ disposable income from consumer electronics and other gift items.

Strong relationships with the leading small kitchen appliance retailers, which continue to grow in size, are critical for success. Shelf placement is highly competitive and sales are increasingly driven by promotional activity in the fourth quarter holiday season which delivers a significant portion of annual sales.

Hamilton Beach/Proctor-Silex has established strategies and key programs aimed at responding to these industry trends. These strategies and programs focus on continuous cost reduction, innovation, and professional sales and marketing. Each key program is designed to enhance profitability or generate growth. Profit enhancement programs focus on efficiencies in product development, manufacturing and the supply chain, while growth programs focus on new product innovations, branding and distribution channel optimization.

Critical Accounting Policies and Estimates

Hamilton Beach/Proctor-Silex’s discussion and analysis of its financial condition and results of operations are based upon Hamilton Beach/Proctor-Silex’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires Hamilton Beach/Proctor-Silex to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities (if any). On an ongoing basis, Hamilton Beach/Proctor-Silex evaluates its estimates, including those related to product discounts and returns, bad debts, inventories, income taxes, warranty obligations, product liabilities, restructuring, pensions, and contingencies and litigation. Hamilton Beach/Proctor-Silex bases its estimates on historical experience, actuarial valuations and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Hamilton Beach/Proctor-Silex believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Product liabilities.  Hamilton Beach/Proctor-Silex provides for the estimated cost of personal and property damage relating to Hamilton Beach/Proctor-Silex’s products. Reserves are recorded for estimates of the costs for known claims and estimates of the costs of incidents that have occurred but for which a claim has not yet been reported to Hamilton Beach/Proctor-Silex, in excess of available insurance coverage. While Hamilton Beach/Proctor-Silex engages in extensive product quality reviews and customer education programs, Hamilton Beach/Proctor-Silex’s product liability provision is affected by the number and magnitude of claims of alleged product-related damage and the cost to defend those claims. In addition, the provision for product liabilities is also affected by changes in assumptions for medical costs, inflation rates, trends in damages awarded by juries and estimates of the number of claims that have been incurred but not yet reported. Changes to the estimate of any of these factors could result in a material change to Hamilton Beach/Proctor-Silex’s product liability provision causing a related increase or decrease in reported net operating results in the period of change in the estimate.

Goodwill.  In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” Hamilton Beach/Proctor-Silex is required to test goodwill for impairment at least annually. Changes in management’s judgments and estimates could significantly affect Hamilton Beach/Proctor-Silex’s analysis of the impairment of goodwill. To test its goodwill for impairment, Hamilton Beach/Proctor-Silex is required to estimate its fair value. Since quoted market prices in an active market are not available for Hamilton Beach/Proctor-Silex, it uses other valuation techniques. Hamilton Beach/Proctor-Silex has developed a model to estimate its fair value, primarily incorporating a discounted cash flow valuation technique. This model incorporates Hamilton Beach/Proctor-Silex’s estimates of future cash flows, future growth rates and management’s judgment regarding the applicable discount rates used to discount those estimated cash flows. Changes to these judgments and estimates could result in a significantly different estimate of Hamilton Beach/Proctor-Silex’s fair value, which could result in an impairment of goodwill.

Revenue recognition.  Revenues are generally recognized when title transfers and risk of loss passes as customer orders are completed and shipped. Reserves for discounts, returns and product warranties are maintained for anticipated future claims. The accounting policies used to develop these product discounts, returns and warranties include:

Product discounts.  Hamilton Beach/Proctor-Silex records estimated reductions to revenues for customer programs and incentive offerings, including special pricing agreements, price competition, promotions and other volume-based incentives. Net sales represent gross sales less negotiated price allowances based primarily on volume purchasing levels, estimated returns and allowances for defective products. If market conditions were to decline or if competition was to increase, Hamilton Beach/Proctor-Silex may take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenues at the time the incentive is offered.

Product returns.  Products generally are not sold with the right of return. However, based on Hamilton Beach/Proctor-Silex’s historical experience, a portion of products sold are estimated to be returned due to reasons such as buyer remorse, product failure and excess inventory stocked by the customer, which, subject to certain terms and conditions, Hamilton Beach/Proctor-Silex will agree to accept. Hamilton Beach/Proctor-Silex records estimated reductions to revenues at the time of sale based on this historical experience and the limited right of return provided to certain customers. If future trends were to change significantly from those experienced in the past, incremental reductions to revenues may result based on this new experience.

Product warranties.  Hamilton Beach/Proctor-Silex provides for the estimated cost of product warranties at the time revenues are recognized. While Hamilton Beach/Proctor-Silex engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its suppliers, Hamilton Beach/Proctor-Silex’s warranty obligation is affected by product failure rates, labor costs and replacement costs incurred in correcting a product failure. Should actual product failure rates, labor costs or replacement costs differ from Hamilton Beach/Proctor-Silex’s estimates, revisions to the estimated warranty liability would be required which would affect net income.

Allowances for doubtful accounts.  Hamilton Beach/Proctor-Silex maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These allowances are based on both recent trends of certain customers estimated to be a greater credit risk as well as general trends of the entire customer pool. If the financial condition of Hamilton Beach/Proctor-Silex’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory reserves.  Hamilton Beach/Proctor-Silex writes down its inventory to the lower of cost or market, which includes an estimate for obsolescence or excess inventory based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Upon a subsequent sale or disposal of the impaired inventory, the corresponding reserve for impaired value is relieved to ensure that the cost basis of the inventory reflects any write-downs.

Self-insurance liabilities.  During 2005 and 2006, Hamilton Beach/Proctor-Silex was insured for workers’ compensation claims and self-insured for product liability, environmental liability and medical claims. During 2004 and 2003, Hamilton Beach/Proctor-Silex was generally self-insured for product liability, environmental liability, medical and workers’ compensation claims. An estimated provision for claims reported and for claims incurred but not yet reported under the self-insurance programs is recorded and revised periodically based on industry trends, historical experience and management judgment. In addition, industry trends are considered within management’s judgment for valuing claims. Changes in assumptions for such matters as legal judgments and settlements, legal defense costs, inflation rates, medical costs and actual experience could cause estimates to change in the near term. For product liability, catastrophic coverage is retained for potentially significant individual claims.

Retirement benefit plans.  Hamilton Beach/Proctor-Silex U.S. and Canadian employees participate in two defined benefit pension plans. In 1996, pension benefits were frozen for Hamilton Beach/Proctor-Silex’s U.S. employees covered under one of the defined benefit plans, which is sponsored by NACCO. As a result, U.S. employees receive retirement benefits under defined contribution retirement plans. Hamilton Beach/Proctor-Silex’s policy is to periodically make contributions to fund the defined benefit pension plans within the range allowed by applicable regulations. The defined benefit pension plans’ assets consist primarily of publicly traded stocks, investment contracts and government and corporate bonds. There is no guarantee that the actual return on the plans’ assets will equal the expected long-term rate of return on plan assets or that the plans will not incur investment losses.

The basis for the selection of the discount rate for the U.S. plan at each September 30 measurement date is determined by matching the timing of the payment of the expected pension obligations under the defined benefit plans against the corresponding yield of Moody’s average corporate bonds of equivalent maturities.

The expected long-term rate of return for the U.S. plan on defined benefit plan assets reflects management’s expectations of long-term rates of return on funds invested to provide for benefits included in the projected benefit obligations. Hamilton Beach/Proctor-Silex has established the expected long-term rate of return assumption for plan assets by considering historical rates of return over a period of time that is consistent with the long-term nature of the underlying obligations of these plans. The historical rates of return for each of the asset classes used by Hamilton Beach/Proctor-Silex to determine its estimated rate of return assumption at its September 30 measurement date were based upon the rates of return earned by investments in the equivalent benchmark market indices for each of the asset classes over the time period from January 1, 1960 to September 30, 2005 and 2004. During periods of both significant market gains as well as depressed market returns, Hamilton Beach/Proctor-Silex has held to a consistent 9.00% expected rate of return assumption for the U.S. plan.

Changes to the estimate of any of these factors could result in a material change to Hamilton Beach/Proctor-Silex’s pension obligation causing a related increase or decrease in reported net operating results in the period of change in the estimate.

As of the date of the spin-off, Hamilton Beach/Proctor-Silex will no longer participate in the NACCO defined benefit pension plan covering Hamilton Beach/Proctor-Silex’s U.S. employees. As a result, employees of Hamilton Beach/Proctor-Silex and its subsidiaries will cease to participate in that defined benefit pension plan as active participants but will continue to be entitled to receive any benefits that have previously accrued. After such withdrawal, Hamilton Beach/Proctor-Silex will not have any liability under that defined benefit pension plan.

Operating Results for the Three and Six Months Ended June 30, 2006

The results of operations for Hamilton Beach/Proctor-Silex were as follows for the three and six months ended June 30:

	Three Months		Six Months
	2006	2005	2006	2005
	(Dollars in thousands)

Revenues	$113,485	$111,307	$209,053	$205,925
Operating profit	6,507	5,243	7,669	6,357
Interest expense	(1,056)	(1,335)	(2,142)	(2,552)
Other income (expense)	(1,038)	540	(1,475)	780
Net income	2,747	2,764	2,524	2,849
Effective income tax rate	37.8%	37.9%	37.7%	37.9%

Second Quarter of 2006 Compared with Second Quarter of 2005

The following table identifies the components of the changes in revenues for the second quarter of 2006 compared with the second quarter of 2005:

Revenues
(Dollars in thousands)

2005	$111,307
Increase (decrease) in 2006 from:
Sales mix and other	4,081
Foreign currency	784
Unit volume	(2,047)
Average sales price	(640)

2006	$113,485

Revenues increased 2.0% in the second quarter of 2006 to $113.5 million compared with $111.3 million in the second quarter of 2005, primarily due to sales of higher-priced products in the U.S. consumer and international markets, driven by increased product placements at its customers’ retail stores. These increases were partially offset by a decrease in unit volume.

The following table identifies the components of the changes in operating profit for the second quarter of 2006 compared with the second quarter of 2005:

Operating Profit
(Dollars in thousands)

2005	$5,243
Increase (decrease) in 2006 from:
Gross profit	1,552
Foreign currency	928
Selling, general and administrative expenses	(1,216)

2006	$6,507

Operating profit increased $1.3 million to $6.5 million in the second quarter of 2006, compared with $5.2 million in the second quarter of 2005. Operating profit improved primarily due to improvements in gross profit from the increase in revenues, lower manufacturing costs and the continued shift to sourcing products from China. In addition, operating profit increased due to more favorable foreign currency movements. These improvements were partially offset by increased selling, general and administrative expenses, primarily due to increased advertising expenses in the second quarter of 2006 supporting a new marketing campaign.

Hamilton Beach/Proctor-Silex reported net income of $2.7 million in the second quarter of 2006 and $2.8 million in the second quarter of 2005. Net income was affected by the increase in operating profit, offset by an increase in other expense, primarily from unfavorable foreign currency movements due to the strengthening of the U.S. dollar in the second quarter of 2006.

     First Six Months of 2006 Compared with First Six Months of 2005

The following table identifies the components of the changes in revenues for the first six months of 2006 compared with the first six months of 2005:

Revenues
(Dollars in thousands)

2005	$205,925
Increase (decrease) in 2006 from:
Sales mix and other	10,313
Foreign currency	1,491
Unit volume	(7,994)
Average sales price	(682)

2006	$209,053

Revenues increased 1.5% in the first six months of 2006 to $209.1 million compared with $205.9 million in the first six months of 2005, primarily due to a shift in sales mix to higher-priced products and favorable foreign currency movements. These increases were partially offset by decreased unit volume, mainly in the U.S. consumer market.

The following table identifies the components of the changes in operating profit for the first six months of 2006 compared with the first six months of 2005:

Operating Profit
(Dollars in thousands)

2005	$6,357
Increase (decrease) in 2006 from:
Gross profit	2,701
Foreign currency	1,416
Selling, general and administrative expenses	(2,805)

2006	$7,669

For the six months ended June 30, 2006, Hamilton Beach/Proctor-Silex’s operating profit increased to $7.7 million compared with operating profit of $6.4 million in the first six months of 2005. The increase was primarily the result of improvements in gross profit due to the increase in revenues, lower manufacturing costs as a result of Hamilton Beach/Proctor-Silex’s 2004 and 2005 restructuring programs and the continued shift to sourcing products from China. In addition, operating income increased due to more favorable foreign currency movements. Operating results were negatively impacted by higher selling, general and administrative expenses in the first six months of 2006 compared with the first six months of 2005 primarily as a result of higher advertising expenses supporting a new marketing campaign and higher employee-related costs.

Hamilton Beach/Proctor-Silex reported net income of $2.5 million in the first six months of 2006 compared with net income of $2.8 million in the first six months of 2005. Net income decreased due to an increase in other expense, primarily from unfavorable foreign currency movements due to the strengthening of the U.S. dollar in the first six months of 2006 partially offset by the increase in operating profit.

Outlook

Hamilton Beach/Proctor-Silex is moderately optimistic that markets for its consumer goods will strengthen in 2006 compared with prior years. However, current economic conditions affecting consumers, such as increased energy and gasoline costs and rising interest rates, could unfavorably affect retail sales of Hamilton Beach/Proctor-Silex products in the second half of 2006.

Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to help Hamilton Beach/Proctor-Silex strengthen its market positions. Through its ongoing focus on innovation, Hamilton Beach/Proctor-Silex has a strong assortment of new products planned for 2006 and 2007. The new products planned for 2006, as well as those introduced in 2005, are anticipated to generate additional product placements at retailers, resulting in increased revenues and operating profit. However, volume prospects are difficult to predict because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, as well as the availability of retail shelf space.

Hamilton Beach/Proctor-Silex expects pricing pressure in the remainder of 2006 from suppliers due to increased commodity costs for resins, copper and aluminum. Additionally, Hamilton Beach/Proctor-Silex expects transportation costs in the second half of the year to be higher compared with the same period in 2005 as a result of higher fuel prices. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through price increases, where justified, as well as through programs initiated in prior years to enhance product offerings and reduce costs.

Hamilton Beach/Proctor-Silex implemented manufacturing restructuring programs in 2004 and 2005 which are designed to reduce operating costs and improve manufacturing efficiencies. These programs, along with increased sourcing of products from China, are expected to provide continued improvements to the company’s operating results over time. The restructuring programs are expected to be largely completed during the third quarter of 2006. These programs and others initiated by Hamilton Beach/Proctor-Silex are expected to continue to improve results in the last half of 2006 and 2007, but are likely to be partially offset in 2006 by additional costs necessary to complete these programs.

Operating Results For The Years Ended December 31, 2005, 2004 and 2003

The results of operations for Hamilton Beach/Proctor-Silex were as follows for the year ended December 31:

	2005	2004	2003
	(Dollars in thousands)

Revenues	$527,668	$507,244	$492,821
Operating profit	37,064	28,220	36,225
Interest expense	(5,277)	(6,199)	(6,413)
Other income (expense)	438	116	(3,139)
Net income	20,292	15,248	16,153
Effective income tax rate	37.0%	31.1%	39.4%

The decrease in Hamilton Beach/Proctor-Silex’s effective income tax rate in 2004 compared with 2003 and 2005 was primarily due to the favorable resolution of certain tax issues that were provided for in prior years and a reduction in statutory income tax rates related to earnings generated outside the United States.

     2005 Compared With 2004

The following table identifies the impact of the components of change in revenues for 2005 compared with 2004:

Revenues
(Dollars in thousands)

2004	$507,244
Increase (decrease) in 2005 from:
Volume	28,268
Foreign currency	4,267
Average sales price	2,516
Sales mix and other	(14,627)

2005	$527,668

Revenues increased 4.0% in 2005 to $527.7 million compared with $507.2 million in 2004. The increase was primarily due to increased sales volume in U.S. consumer, commercial and international markets, favorable foreign currency effects and an increase in the average sales prices of products. These increases were partially offset by a shift in sales mix to lower priced products.

The following table identifies the impact of the components of change in operating profit for 2005 compared with 2004:

Operating Profit
(Dollars in thousands)

2004	$28,220
2004 Restructuring program	9,359

37,579
Increase (decrease) in 2005 from:
Gross profit	2,704
Foreign currency	1,901
Selling, general and administrative expenses	(1,407)

40,777
2005 Restructuring program	(3,713)

2005	$37,064

Operating profit increased 31.3% to $37.1 million in 2005 from $28.2 million in 2004. Operating profit in 2005 includes a $3.7 million restructuring and related inventory impairment charge for a restructuring program implemented at Hamilton Beach/Proctor-Silex’s Mexican manufacturing facility. Operating profit in 2004 includes a $9.4 million restructuring and related inventory impairment charge for a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities. See further discussion of the restructuring programs below.

Hamilton Beach/Proctor-Silex’s operating results were favorably affected by an increase in gross profit, primarily due to an increase in sales volume, lower manufacturing costs as a result of the 2004 manufacturing restructuring program and a continued shift to sourcing products from China. In addition, favorable foreign currency movements improved operating profit at Hamilton Beach/Proctor-Silex. Selling, general and administrative expenses increased primarily as a result of higher employee-related expenses and an impairment charge recognized on the manufacturing facility in Mexico.

Hamilton Beach/Proctor-Silex’s net income increased to $20.3 million in 2005 compared with $15.2 million in 2004. This increase was mainly due to the increase in operating profit and a decrease in interest expense as a result of more favorable interest rates incurred after the amendment of the Hamilton Beach/Proctor-Silex revolving credit facility during 2005. See further discussion of the amendment in the Financing Activities section below.

     2004 Compared With 2003

The following table identifies the impact of the components of change in revenues for 2004 compared with 2003:

Revenues
(Dollars in thousands)

2003	$492,821
Increase (decrease) in 2004 from:
Sales mix	14,068
Volume	6,713
Foreign currency	2,556
Average sales price	(8,914)

2004	$507,244

Revenues increased 2.9% in 2004 to $507.2 million compared with $492.8 million in 2003. The increase was primarily due to a shift in sales mix to higher priced products and increased volume partially offset by a reduction in the average sales price.

The following table identifies the impact of the components of change in operating profit for 2004 compared with 2003:

Operating Profit
(Dollars in thousands)

2003	$36,225
Bad debt expense	1,750
Restructuring reversal	(380)

37,595
Increase (decrease) in 2004 from:
Gross profit	11,150
Selling, general and administrative expenses	(9,837)
Foreign currency	(1,329)

37,579
2004 Restructuring program	(9,359)

2004	$28,220

Operating profit decreased 22.1% to $28.2 million in 2004 from $36.2 million in 2003. Operating profit in 2004 includes a $9.4 million restructuring and related inventory impairment charge for a restructuring program implemented at Hamilton Beach/Proctor-Silex’s manufacturing facilities. See further discussion of the restructuring program below. In addition to the restructuring charge, operating profit at Hamilton Beach/Proctor-Silex decreased primarily due to increased selling, general and administrative expenses and foreign currency. The increase in selling, general and administrative expenses is mainly the result of increased employee-related costs and increased advertising expenditures, partially offset by a decline in bad debt expense as 2003 included a $1.8 million write-off, primarily for Kmart pre-petition bankruptcy receivables. Operating profit was favorably affected by gross profit improvements attributable to a shift in mix to higher margin products, including increased sales of newer products and sourced products, partially offset by a decrease in the average sales price of products and increased material costs, primarily the cost of resin as well as other raw materials.

Hamilton Beach/Proctor-Silex’s net income decreased to $15.2 million in 2004 from $16.2 million in 2003, mainly due to the decrease in operating profit partially offset by a $2.1 million reduction in the loss on foreign currency and a $1.1 million reduction in the loss on interest rate swap agreements. Net income was also favorably affected by a lower effective income tax rate during 2004.

Restructuring Plans

2005 Restructuring Program.  In December 2005, Hamilton Beach/Proctor-Silex management approved a plan for the Saltillo, Mexico facility that will phase out its production of blenders for the U.S. and Canadian markets and only produce blenders for the Mexican and Latin America markets. Blenders for the U.S. and Canadian markets will be sourced from third party Chinese manufacturers. As such, Hamilton Beach/Proctor-Silex recognized a charge of approximately $3.7 million in 2005, of which $0.2 million relates to the write-down of excess inventory. Included in the remaining $3.5 million is $2.3 million for severance, $1.0 million related to lease termination costs for machinery and equipment no longer in use and $0.1 million associated with other costs. Severance payments of $0.2 million to 97 employees were made during 2005. Also included in the restructuring charge is a $0.1 million non-cash asset impairment charge for equipment and tooling, which was determined based on current estimated market values for similar assets compared with the net book value of these assets. During the first six months of 2006, Hamilton Beach/Proctor-Silex recognized a charge of approximately $0.2 million for other costs related to the restructuring. In addition, severance payments of $1.2 million were made to 317 employees, lease payments of $0.3 million and payments of $0.2 million for other costs were made during the first six months of 2006. Payments related to this restructuring plan are expected to continue through the remainder of 2006.

As a result of this restructuring program, Hamilton Beach/Proctor-Silex expects estimated cost savings of $0.4 million in 2006, $0.5 million in 2007 and $0.6 million annually thereafter. The estimated cost savings do not include the benefit of sourcing additional products from China or the benefit of Hamilton Beach/Proctor-Silex’s previously discussed manufacturing efficiency and cost-reduction programs.

2004 Restructuring Program.  During 2004, the Board of Directors approved management’s plan to restructure Hamilton Beach/Proctor-Silex’s manufacturing activities by closing the Sotec manufacturing facility located near Juarez, Mexico and consolidating all remaining activities into its Saltillo, Mexico facility. In addition, it closed its El Paso, Texas distribution center and consolidated these activities into its Memphis, Tennessee distribution center. Hamilton Beach/Proctor-Silex reduced activities at its North American manufacturing plants through the end of 2005 as a result of increased sourcing of products from China. These actions were designed to reduce Hamilton Beach/Proctor-Silex’s manufacturing inefficiencies attributable to excess capacity to minimal levels in 2005. As such, Hamilton Beach/Proctor-Silex recognized a charge of approximately $9.4 million in 2004, of which $0.4 million relates to the write-down of excess inventory. Included in the remaining $9.0 million is $3.6 million related to lease termination costs for closed facilities and machinery and equipment no longer in use, $2.3 million related to severance and $0.1 million related to post-employment medical expenses. Lease payments of $3.2 million and severance payments of $1.1 million to 144 employees were made during 2004. Also during 2004, $0.6 million of the accrual for lease impairment was reversed primarily as a result of lower costs to dispose of leased assets. During 2005, additional expenses of $0.3 million for lease impairment were incurred. Lease payments of $0.7 million and severance payments of $0.4 million to 66 employees were made during 2005. Payments for post-employment medical expenses of $0.1 million were also made during 2005. Also included in the restructuring charge is a $3.0 million non-cash asset impairment charge for equipment and tooling, which was determined based on current estimated market values for similar assets compared with the net book value of these assets. During the first six months of 2006, Hamilton Beach/Proctor-Silex recognized a charge of less than $0.1 million for severance costs related to the restructuring. In addition, lease payments of less than $0.1 million were made during the first six months of 2006. Payments related to this restructuring plan are expected to be made through the remainder of 2006.

As a result of this restructuring program, Hamilton Beach/Proctor-Silex realized cost savings of $5.3 million in 2005. Estimated cost savings from this restructuring program are $3.7 million in 2006, $3.8 million in 2007 and $4.0 million annually thereafter. The estimated cost savings do not include the benefit of sourcing additional products from China or the benefit of Hamilton Beach/Proctor-Silex’s previously discussed manufacturing efficiency and cost-reduction programs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF APPLICA — AS REPORTED

The information set forth below reflects Applica’s management’s discussion and analysis of financial condition and results of operations as reflected in Applica’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and Applica’s Annual Report on Form 10-K for the period ended December 31, 2005.

Overview

Applica is a marketer and distributor of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as LitterMaid®, Belson®, Windmere® and Applica®. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean.

As of June 30, 2006, Applica managed its operations through two business segments: Household Products and Professional Personal Care Products. Through October 2005, Applica managed its operations through three business segments: Household Products, Professional Personal Care Products and Manufacturing. The Manufacturing segment ceased operations in October 2005. For additional information, see Note R, Business

Segment and Geographic Area Information, to the Applica Consolidated Financial Statements included elsewhere in this proxy statement/prospectus/information statement.

Applica continuously has to balance the cost of its products, without compromising quality, with the price constraints from its customers. The prices of raw materials such as copper, steel and plastics have significantly increased in recent years and are expected to remain high in the foreseeable future. This has negatively impacted Applica’s gross margins by increasing the price it pays for its products, which in many circumstances Applica has been unable to pass on to its customers. This is expected to continue to negatively impact Applica’s margins in 2006.

Planned Rescission Offer.  Applica recently discovered that the number of shares of its common stock purchased by participants under its 401(k) Profit Sharing and Trust may have exceeded the number of shares registered under the registration statement covering the plan. Plan participants who purchased unregistered shares during the last twelve months could require Applica to repurchase those shares for an amount equal to the price they paid, plus interest, or, if they sold the shares at a loss, they may recover the amount of such loss, plus interest. Based on the latest data provided to Applica, Applica estimates that approximately 105,000 shares were issued to plan participants under the 401(k) plan during the twelve months ended August 1, 2006. This estimate may be modified as Applica continues to evaluate data provided by the plan administrator. During that time, the price of Applica’s common stock ranged from a low of $1.24 per share to a high of $4.95 per share. The closing price of the common stock on August 1, 2006 was $3.70 per share.

On August 4, 2006, Applica filed a registration statement on Form S-8 to register future sales of Applica common stock to plan participants. Additionally, Applica plans to make a registered rescission offer in the near future to eligible plan participants whereby Applica would offer to repurchase any shares issued to them during the twelve months prior to the filing of the registered rescission offer at the price the participant paid for such shares plus interest. Applica also plans to offer to reimburse those participants who have sold shares for a loss during those twelve months for the amount of the loss realized upon such sale plus interest. Applica will not effect the repurchase of shares if the amount the participant paid for such shares, plus interest, is less than the market value of the shares on the effective date of the rescission offer.

Applica did not receive any proceeds from the sale of the shares pursuant to the 401(k) plan as these purchases were made by a third-party administrator on the open market. Applica does not believe that the rescission offer will have a material impact on its consolidated results of operations, financial position or liquidity. Applica has received waivers from both its senior lending group and its term loan lender of potential violations of the applicable loan documents related to the failure to register the shares offered under the 401(k) plan and the rescission offer.

The information about the Applica rescission offer contained in this proxy statement/prospectus/information statement does not constitute an offer to sell or the solicitation of an offer to buy shares of Applica common stock in connection with the Applica rescission offer.

Mexican Manufacturing Operations.  In recent years, Applica has been rationalizing its Mexican manufacturing operations. In 2004 and the first quarter of 2005, Applica shifted a significant amount of production from Mexico to third parties in China and began to reduce its Mexican manufacturing capacity to reflect only the volume needed for the Mexican marketplace. In July 2005, the decision was made to close Applica’s manufacturing operations in Mexico and production ceased in October 2005. The decision resulted primarily from competitive pressures from Chinese manufacturers. Manufacturers in China are now able to provide good quality and well-designed products at a cost that is lower than Applica’s cost to produce a similar product in Mexico.

With the closure of the Mexican facility, Applica currently outsources the manufacturing of all of its products to third party suppliers located primarily in China. This allows Applica to concentrate its efforts on marketing, distribution and sourcing of its products. Applica expects to see the benefits of this decision in 2006 as Applica continues to work with its suppliers to obtain the lowest possible product cost without compromising quality. Applica does not expect to fully realize gross margin improvements from moving production to China until all of the remaining products manufactured by its Mexican facility are sold through to customers.

In connection with the decision to close the Mexican manufacturing facility, Applica recorded a total of $12.5 million in restructuring charges in 2005. These charges consisted of the following:

•	$4.9 million in severance charges;

•	$3.3 million of write-offs of raw materials inventory no longer used in production;

•	$3.2 million related to the acceleration of the depreciation of the machinery and equipment used in the manufacturing process; and

•	$1.1 million write-down of property, plant and equipment.

All restructuring charges relate to the Manufacturing reportable segment.

Applica auctioned a significant portion of the machinery and equipment, along with some office furniture and equipment, in Mexico in December 2005. As a result of the auction, Applica realized net cash proceeds of approximately $2.9 million. As of December 31, 2005, Applica collected $2.0 million of such proceeds. The remaining proceeds of $0.9 million were collected in February 2006. The December 2005 auction resulted in a small gain.

In February 2006, Applica entered into a sale and purchase agreement with an unrelated third party to sell the land and building housing its factory in Mexico. Applica expected the sale to close in the second quarter of 2006; however, the sale did not close and the agreement was terminated. The property was re-listed for sale in July 2006. The land and building were classified as an asset held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheets included elsewhere in this proxy statement/prospectus/information statement at its net realizable value. The value of the facilities was approximately $5.3 million (net of commissions) as of December 31, 2005.

Additionally, in connection with the closure of the manufacturing facility in Mexico, certain machinery and equipment and furniture and fixtures totaling approximately $0.4 million and certain raw materials inventory totaling approximately $0.4 million were classified as assets held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheet as of December 31, 2005. In March 2006, the machinery and equipment, furniture and fixtures and raw materials were sold. The sale resulted in a small gain.

Elec-Tech International (H.K.) Company, Ltd.  Applica purchased approximately 86% of its finished products from outside suppliers in 2005, 65% in 2004 and 37% in 2003. Applica entered into a supply agreement with Elec-Tech International (H.K.) Company, Ltd in July 2004. Elec-Tech accounted for approximately 35% of Applica’s total purchases in 2005. The supply agreement was terminated by Applica in December 2005 as the result of material breaches by Elec-Tech, most of which were corrected after the termination date. Effective December 1, 2005, Applica’s accounts payable terms with Elec-Tech changed from 60 days from invoice date to 30 days from invoice date. Applica is in the process of negotiating new business terms with Elec-Tech and expects to continue to purchase a significant amount of products from such supplier. However, no formal agreement has been reached. Applica believes that it may be able to reach agreement with Elec-Tech on acceptable terms, but if Applica is unable to do so, product shipments could be interrupted or Elec-tech could require shorter credit terms from Applica. Applica believes that the products currently made by Elec-Tech are available from other suppliers on similar terms, although the transition of a significant amount of production would involve risk.

At December 31, 2005, all significant accounts receivable from Elec-Tech had been settled. At December 31, 2005 accounts payable of $9.9 million were due to Elec-Tech. At December 31, 2004, accounts receivable of $9.1 million from Elec-Tech and accounts payable of $10.8 million due to Elec-Tech were presented net and were included in accounts payable in the accompanying consolidated balance sheet included elsewhere in this proxy statement/prospectus/information statement.

Fluctuation of Chinese Currency.  In July 2005, China ended its peg to the dollar and allowed the renminbi to fluctuate versus a basket of currencies. Immediately, the new renminbi rate revalued the currency by 2.1% to 8.11 to the dollar. At August 1, 2006, the renminbi rate was 7.97 to the dollar. Because a substantial number of Applica’s products are imported from China, the floating currency could result in significant fluctuations in Applica’s product costs and could have a material effect on its business.

Use of Estimates and Critical Accounting Policies

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include income taxes, the allowance for doubtful accounts, inventory valuation reserves, product liability, depreciation and amortization.

Management believes that the following may involve a higher degree of judgment or complexity:

Income Taxes.  Applica is subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in Applica’s financial statements and tax returns. Significant management judgment is required in developing Applica’s provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required to be applied against the deferred tax assets. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Applica records a valuation allowance to reduce its deferred tax assets to the amount that Applica believes will more likely than not be realized. While Applica considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to tax expense in the period such determination is made. Likewise, should Applica determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination is made.

Collectibility of Accounts Receivable.  Applica records allowances for estimated losses resulting from the inability of its customers to make required payments on their balances. Applica assesses the credit worthiness of its customers based on multiple sources of information and analyzes factors including:

•	Applica’s historical bad debt experiences;

•	publicly available information regarding its customers and the inherent credit risk related to them;

•	information from subscription-based credit reporting companies;

•	trade association data and reports;

•	current economic trends; and

•	changes in customer payment terms or payment patterns.

This assessment requires significant judgment.  If the financial condition of Applica’s customers were to worsen, additional write-offs may be required. Such write-offs may not be included in the allowance for doubtful accounts at December 31, 2005 and, therefore, a charge to income could result in the period in which a particular customer’s financial condition worsens. Conversely, if the financial condition of Applica’s customers were to improve or its judgment regarding their financial condition was to change positively, a reduction in the allowances may be required resulting in an increase in income in the period such determination is made. Applica currently has a credit approved receivables purchasing agreement with FCIA

Underwriters. The agreement allows Applica to transfer to FCIA, without recourse, up to 90% of approved receivables of specified customers under certain circumstances, including the bankruptcy of covered customers, up to a maximum aggregate amount of $10 million.

Inventory.  Applica values inventory at the lower of cost or market, using the first-in, first-out (FIFO) method, and regularly reviews the book value of discontinued product lines and stock keeping units (SKUs) to determine if these items are properly valued. If market value is less than cost, Applica writes down the related inventory to the estimated net realizable value. Applica regularly evaluates the composition of inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on Applica’s results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination is made. Applica values its inventory in Mexico at average cost.

Product Liability Claims and Litigation.  Applica is subject to lawsuits and other claims related to product and other matters that are being defended and handled in the ordinary course of business. Applica maintains accruals for such costs that may be incurred, which are determined on a case-by-case basis, taking into consideration the likelihood of adverse judgments or outcomes, as well as the potential range of probable loss. The accruals are monitored on an ongoing basis and are updated for new developments or new information as appropriate. With respect to product liability claims, Applica estimates the amount of ultimate liability in excess of applicable insurance coverage based on historical claims experience and current claim estimates, as well as other available facts and circumstances.

Management believes that the amount of ultimate liability of Applica’s current claims and litigation matters, if any, is not likely to have a material effect on its business, financial condition, results of operations or liquidity. However, as the outcome of litigation is difficult to predict, unfavorable significant changes in the estimated exposures could occur resulting in a charge to income in the period such determination is made. Conversely, if favorable changes in the estimated exposures occur, a reduction in the accruals may be required resulting in an increase in income in the period such determination is made.

Long-Lived Assets.  Applica reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period. Applica recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows.

Other Estimates.  During the years, Applica has made significant estimates in connection with specific events affecting its expectations. These have included accruals relating to the consolidation of its operations, plant closings, reduction in employees and product recalls. Estimates have also been required with respect to Applica’s investment in a joint venture investment partnership, Anasazi Partners, L.P. (For additional information, see Note D, Equity In Net Earnings of Joint Venture and Other Income of the notes to Applica’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement.) Applica makes a number of other estimates in the ordinary course of business relating to sales returns and allowances, warranty accruals, and accruals for promotional incentives. Historically, past changes to these estimates have not had a material impact on Applica’s financial condition but have significantly affected operations from time to time. However, circumstances could change which may alter future expectations.

Recently Adopted Critical Accounting Policy.  SFAS No. 123 (revised), “Share-Based Payment,” or SFAS No. 123R, was adopted on January 1, 2006. Refer to Note 1 to Applica’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for further information. There were no other accounting policies adopted during the first half of 2006 that had a material effect on its financial condition and results of operations.

Results of Operations For The Three and Six Months Ended June 30, 2006 and June 30, 2005

Three Months Ended June 30, 2006 Compared to Three Months Ended June 30, 2005

Net Sales.  Consolidated net sales decreased by $12.0 million to $104.5 million, a decrease of 10.3% from the second quarter of 2005.

Sales for the Household Product segment, net of inter-segment sales in 2005, decreased $10.9 million to $95.3 million. For the quarter ended June 30, 2006:

•	sales of Black & Decker® branded products decreased by $8.2 million to $83.5 million;

•	sales of Littermaid® branded products increased by $2.0 million to $9.0 million; and

•	sales of other branded products decreased by $4.7 million to $2.8 million.

The decrease in Black & Decker® branded products was primarily attributable to Applica’s decision to exit the home environment product category and other non-profitable SKUs as part of its product and customer profitability review, softness in the retail environment and inventory management by certain key customers.

The increase in sales of Littermaid® branded products for the second quarter of 2006 compared to the same period in 2005 was attributable to increased orders resulting from supply shortages in the first quarter of 2006 related to Applica’s transition to the next generation of automatic litter boxes.

Sales for the Professional Personal Care segment increased slightly by $0.3 million to $9.2 million for the second quarter of 2006.

Sales for the Manufacturing segment were $10.8 million in the second quarter of 2005. During the second quarter of 2005, intersegment sales for the Manufacturing segment were $9.4 million and contract manufacturing sales were $1.4 million. Manufacturing operations ceased in October 2005.

Gross Profit.  Applica’s gross profit margin increased to 29.7% for the three months ended June 30, 2006 as compared to 19.7% for the same period in 2005. Gross profit in the second quarter of 2006 was positively impacted by improvements in product mix. However, gross profit was negatively impacted by (a) the sale of previously produced inventory at Applica’s manufacturing facility in Mexico that included approximately $0.9 million of capitalized losses and (b) the movement of certain customers to freight collect programs.

Gross profits for the second quarter of 2005 were negatively impacted by:

•	restructuring charges at Applica’s manufacturing operations in Mexico of approximately $5.0 million;

•	inventory write-downs of approximately $3.4 million related to two products; and

•	higher product warranty returns and related expenses of $1.2 million, primarily related to our transition from manufacturing to sourcing.

Operating Expenses.  Operating expenses decreased by $4.7 million, or 12.2%, to $33.6 million for the three months ended June 30, 2006 compared to the same period in 2005. As a percentage of sales, operating expenses decreased to 32.2% in the second quarter of 2006 compared to 32.9% in the 2005 period, primarily as the result of cost cutting initiatives. The following expenses decreased in the second quarter of 2006 compared to the same period in 2005:

•	freight and handling expenses decreased by $1.4 million as the result of lower sales and the movement of certain customers to freight collect programs;

•	employee compensation decreased by $1.2 million due to lower average headcount;

•	amortization expense decreased by $1.0 million, primarily related to the write-off of the Tidetm Buzztm license in the second quarter of 2005; and

•	other expenses decreased by $1.1 million.

Operating expenses in the second quarter of 2006 included $0.7 million in consulting fees paid to Alvarez & Marsal, LLP.

Stock-Based Compensation Expense.  SFAS No. 123R was adopted on January 1, 2006, which now requires, among other items, the recognition of stock-based compensation expense in Applica’s results of operations. Applica elected the modified prospective transition method; therefore, Applica did not restate prior period results. Stock-based compensation expense was $0.1 million during the three months ended June 30, 2006. Stock-based compensation expense is expected to total approximately $0.5 million for the full year of 2006, assuming no additional grants of stock-based compensation awards.

Refer to Note 1 to Applica’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for more information on stock-based compensation.

Interest Expense.  Interest expense increased slightly to $2.7 million for the three months ended June 30, 2006, as compared to $2.6 million for the second quarter of 2005. The increase was the result of higher average interest rates despite lower average debt levels.

Taxes.  Applica’s tax provision is based on an estimated annual aggregation of the taxes on earnings of each of its foreign and domestic operations. For the second quarter of 2006, Applica had an effective tax rate of 26% before valuation allowances on deferred tax assets, as compared to 24% for the second quarter of 2005 before valuation allowances on deferred tax assets.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including current and past performance, the market environment in which a company operates, the use of past tax credits and length of carry-back and carry-forward periods.

Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment. As a result of the review undertaken at June 30, 2006, Applica concluded that it was appropriate to record valuation allowances of $2.2 million for the second quarter of 2006. Applica expects to realize the benefits of the remaining net deferred tax assets of approximately $10.3 million as of June 30, 2006, primarily from identified tax planning strategies in the United States and Argentina, as well as projected taxable income from other foreign operations.

Applica expects to continue to maintain a valuation allowance on future tax benefits in the United States until an appropriate level of profitability is reached or Applica is able to develop tax strategies that would enable it to conclude that it is more likely than not that an additional portion of its deferred tax assets would be realized.

Earnings Per Share.  Weighted average basic shares for the three-month period ended June 30, 2006 were 24,371,381. Weighted average basic shares for the three-month period ended June 30, 2005 were 24,139,188. All common stock equivalents were excluded from the diluted per share calculations in the three-month periods ended June 30, 2006 and 2005 because their inclusion would have been anti-dilutive. Potential common stock equivalents for the three-month period ended June 30, 2006 were options to purchase 1,708,454 shares of common stock with exercise prices ranging from $1.62 to $31.69. Potential common stock equivalents for the three-month period ended June 30, 2005 were options to purchase 2,593,596 shares of common stock with exercise prices ranging from $3.63 to $31.69.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales.  Consolidated net sales decreased by $20.4 million to $208.5 million, a decrease of 8.9% from the first half of 2005.

Sales for the Household Product segment, net of intersegment sales in 2005, decreased $13.4 million to $190.5 million. For the first half of 2006:

•	sales of Black & Decker® branded products decreased by $5.7 million to $168.3 million;

•	sales of Littermaid® branded products decreased by $2.0 million to $16.3 million; and

•	sales of other branded products decreased by $5.7 million to $5.9 million.

The decrease in Black & Decker® sales in the first half of 2006 compared to the same period in 2005 was primarily attributable to Applica’s decision to exit the home environment product category and other non-profitable SKUs as part of Applica’s product and customer profitability review.

The decrease in sales of Littermaid® branded products for the first half of 2006 compared to the same period in 2005 was attributable to supply shortages in the first quarter of 2006 related to Applica’s transition to the next generation of automatic litter boxes. Applica offset a portion of the shortfall in the second quarter of 2006 and expects to have the products to meet the demand for its Littermaid® branded products in the second half of 2006.

Sales for the Professional Personal Care segment decreased by $5.6 million to $18.0 million for the first half of 2006. This decrease was primarily the result of inventory management by Applica’s major customers in the first quarter of 2006.

Sales for the Manufacturing segment were $28.9 million in the first half of 2005. During the first half of 2005, intersegment sales for the Manufacturing segment were $27.5 million and contract manufacturing sales were $1.4 million. Manufacturing operations ceased in October 2005.

Gross Profit.  Applica’s gross profit margin increased to 26.7% for the six months ended June 30, 2006 as compared to 18.2% for the same period in 2005. Gross profit for the first half of 2006 was negatively impacted by:

•	$3.7 million recorded in the first quarter of 2006 in connection with the product recall; and

•	the sale of inventory that included capitalized losses of $2.7 million related to the closure of the manufacturing facility in Mexico.

Gross profit for the first half of 2005 was negatively impacted by:

•	inventory write-downs of $12.8 million related to an adjustment to net realizable value of two products;

•	restructuring charges at our manufacturing operations in Mexico of $7.9 million; and

•	higher product warranty returns and related expenses of $4.5 million.

Operating Expenses.  Operating expenses decreased $9.7 million, or 12.5%, for the first half of 2006 to $67.8 million compared to the first half of 2005. These expenses decreased as a percentage of sales to 32.5% in 2006 from 33.9% in the 2005 period primarily as the result of cost cutting initiatives. The following expenses decreased in the first half of 2006 compared to the same period in 2005:

•	employee compensation decreased by $3.3 million due to lower average headcount;

•	occupancy costs decreased by $1.4 million due to lower rent and repairs and maintenance;

•	amortization expenses decreased by $1.2 million, primarily related to the write-off of the Tidetm Buzztm license in the second quarter of 2005;

•	freight and handling expenses decreased by $1.1 million as the result of lower sales and the movement of certain customers to freight collect programs;

•	professional services decreased by $1.1 million; and

•	other expenses decreased by $1.6 million.

Operating expenses in the first half of 2006 includes $1.8 million in consulting fees paid to Alvarez & Marsal, LLP and $0.5 million in administrative expenses related to the closure of the Mexican manufacturing facility.

Stock-Based Compensation Expense.  SFAS 123R was adopted on January 1, 2006, which now requires, among other items, the recognition of stock option expense in our results of operations. Applica elected the modified prospective transition method; therefore, Applica did not restate prior period results. Stock-based compensation expense was $0.3 million during the six months ended June 30, 2006. Stock-based compensation expense is expected to total approximately $0.5 million for the full year of 2006, assuming no additional grants of stock-based compensation awards.

Refer to Note 1 to Applica’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for more information on stock-based compensation.

Interest Expense.  Interest expense increased by $0.4 million, or 7.4%, to $5.5 million for the first half of 2006, as compared to $5.1 million for the first half of 2005. The increase was the result of higher interest rates despite lower average debt levels.

Taxes.  Applica’s tax expense is based on an estimated annual aggregation of the taxes on earnings of each of its foreign and domestic operations. For the first half of 2006, Applica applied an effective tax rate of 29% on its losses from operations before additional valuation allowances. The effective tax rate for the first half of 2005 was 26% before additional valuation allowances.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the use of past tax credits, length of carryback and carryforward periods.

Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment. As a result of the review undertaken at June 30, 2006, Applica concluded that it was appropriate to record valuation allowances of $6.6 million for the first half of 2006. Applica expects to realize the benefits of the remaining net deferred tax assets of approximately $10.3 million as of June 30, 2006, primarily from identified tax planning strategies in the U.S. and Argentina, as well as projected taxable income from other countries.

The increase in the valuation allowance in the first half of 2006 primarily results from losses in the U.S. operations that resulted in a tax benefit of $6.5 million. Applica expects to continue to maintain a valuation allowance on future tax benefits, primarily in the U.S. until an appropriate level of profitability is reached or Applica is able to develop tax strategies that would enable Applica to conclude that it is more likely than not that a portion of its deferred tax assets would be realized.

No tax provision is made for the undistributed earnings of the foreign subsidiaries that Applica expects will be permanently reinvested in its operations outside the United States.

Earnings Per Share.  Weighted average basic shares for the first half of 2006 were 24,278,904. Weighted average basic shares for the first half of 2005 were 24,137,874. All common stock equivalents have been excluded from the diluted per share calculations in the six-month period ended June 30, 2006 and 2005 because their inclusion would have been anti-dilutive. Potential common stock equivalents for the six-month period ended June 30, 2006 and 2005 were options to purchase 1,706,733 and 2,588,204 shares of common stock, respectively, with exercise prices ranging from $1.62 to $31.69.

Results of Operations for the Years Ended December 31, 2005, 2004 and 2003

The operating results of Applica expressed as a percentage of sales are set forth in the table below:

	Year Ended December 31,
	2005	2004	2003

Net sales(1)	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods sold	75.4	71.4	72.6
Restructuring charges	2.2	1.3	1.1
Product recall	—	—	(0.7)

Gross profit(1)	22.3	27.3	27.0
Selling, general and administrative expenses:
Operating expenses(1)	28.9	26.9	27.2
Termination benefits	—	1.3	—
Gain on the sale of subsidiary, division and property, net	—	(0.6)	—
Restructuring and other (credits) charges	—	(0.1)	0.8
Impairment of goodwill	—	8.8	—
Impairment of intangible asset	—	—	1.1

Operating loss	(6.6)	(9.1)	(2.1)
Other expense	1.7	1.2	2.7

Loss before equity in net earnings of joint venture and income taxes	(8.3)	(10.4)	(4.8)
Equity in net earnings of joint ventures	—	—	8.9

(Loss) earnings before income taxes	(8.3)	(10.4)	4.1
Income tax provision	0.5	8.4	1.6

Net (loss) earnings	(8.9)%	(18.7)%	2.4%

(1)	Effective January 1, 2005, Applica modified its accounting treatment for cooperative advertising and slotting fees. This modification resulted in a reclassification that reduced each of net sales, gross profit and selling, general and administrative expenses by 2.4% in 2005, 2.3% in 2004 and 2.7% in 2003. The reclassification has been reflected in the percentages presented above. Because the modification resulted solely in a reclassification within the consolidated statement of operations, there was no impact on Applica’s financial condition, operating income or net earnings for any periods presented.

     Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales.  Consolidated net sales decreased by $153.7 million to $556.1 million, a decrease of 21.6% over 2004.

Sales for the Household Product segment, net of inter-segment sales, for the year ended December 31, 2005 decreased from $627.2 million to $492.4 million. For the year ended December 31, 2005:

•	sales of Black & Decker® branded products decreased by $126.7 million to $432.0 million;

•	sales of Littermaid® branded products increased by $1.8 million to $37.9 million; and

•	sales of other branded products decreased by $10.3 million to $22.5 million.

In 2005, sales of Black & Decker® branded products decreased primarily as the result of (1) the elimination of certain products identified in Applica’s product and customer profitability review, (2) lower sales of promotional items during the holiday period, (3) lower sales of the Home Cafetm single cup coffee makers, and (4) inventory management by significant customers.

Sales for the Professional Personal Care segment for the year ended December 31, 2005 decreased from $64.9 million to $54.8 million for the 2004 period. This decrease was primarily the result of the sale of the Jerdon hotel and hospitality business in October 2004. Sales of products by the Jerdon division totaled $8.4 million in 2004.

Sales for the Manufacturing segment for the year ended December 31, 2005 decreased from $191.4 million to $53.5 million for the 2004 period. In 2005, the intersegment sales decreased from $173.8 million to $44.6 million. In 2005, contract manufacturing decreased from $17.7 million to $8.9 million, primarily as the result of the sale of Applica’s Hong Kong-based manufacturing operations in July 2004. Contract manufacturing sales from Applica’s Hong Kong manufacturing operations were $14.2 million in 2004. The decrease was offset by an increase in contract manufacturing at Applica’s manufacturing operations in Mexico from $3.5 million to $8.9 million, primarily related to one project. The manufacturing facility in Mexico ceased operations in October 2005.

Restructuring Charges.  In 2005, Applica incurred restructuring charges of $12.5 million relating to the continued downsizing in the first half of 2005 and ultimate closure of its Mexican manufacturing operations in October 2005. In February 2006, Applica entered into a sale agreement with an unrelated third party to sell the building housing the factory in Queretaro, Mexico for $5.3 million (net of commissions).

In 2004, Applica incurred restructuring charges of $9.2 million, primarily relating to the downsizing of its Mexican manufacturing operations.

Product Recall Expenses.  In March 2005, Applica voluntarily recalled approximately 500,000 Black & Decker® branded BL 5000, BL 5900 and BL 6000 blenders. Substantially all costs and expenses related to this recall were reimbursed in 2005 by the supplier who manufactured the blenders.

Gross Profit.  Applica’s gross profit decreased by $69.7 million to $124.2 million in 2005 primarily as the result of (1) lower sales volume, (2) restructuring charges and losses at Applica’s Mexican manufacturing operations, (3) inventory write-downs, and (4) higher warranty and related expenses. Applica’s gross profit margin as a percentage of sales decreased to 22.3% for the year ended December 31, 2005 as compared to 27.3% for 2004. The gross profit margin decrease was primarily attributed to:

•	inventory write-downs of $12.8 million related to adjustment to net realizable value of the Home Cafetm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover;

•	higher product warranty returns and related expenses of $5.2 million primarily in the first half of 2005; and

•	restructuring charges of $12.5 million in 2005 related to the downsizing and ultimate closure of Applica’s Mexican manufacturing operations, as compared to restructuring charges of $9.2 million in 2004, primarily related to the downsizing of Applica’s Mexican manufacturing operations.

Applica also experienced higher unabsorbed overhead and inefficiencies of $7.1 million at its Mexican manufacturing operations in 2005 as the result of reduced production associated with the downsizing and closure activities of such operations, which commenced in the fourth quarter of 2004.

At December 31, 2005 and 2004, Applica had $2.9 million and $2.0 million, respectively, of capitalized manufacturing costs associated with the higher unabsorbed overhead and inefficiencies at its Mexican manufacturing operations. Included in cost of goods sold for 2005 were $6.2 million of these costs. Applica expects to sell through the entire inventory manufactured at its Mexican facilities on hand at December 31, 2005 by the end of the third quarter of 2006. Applica also expects to incur administrative costs of approximately $0.5 million associated with the closure of its Mexico Manufacturing operations through the third quarter of 2006.

Additionally, in 2005, Applica recorded $0.7 million in allowances for doubtful accounts related to a contract manufacturing project manufactured at its Mexican manufacturing operations. This charge was included as a component of cost of goods sold in the accompanying consolidated statement of operations.

In the first half of 2005, sales of the first generation Home Cafétm and Tidetm Buzztm were lower than Applica had anticipated. The size of the Tidetm Buzztm product, the relative complexity of use and price were the main reasons given by consumers for not purchasing the product. Based on this information, Applica decided to close out the first generation of the Tidetm Buzztm in the first quarter of 2005 and took steps to accelerate the introduction of the next generation. In the second quarter of 2005, Applica’s alliance partner introduced a product that performed relatively the same function as the next generation of the Tidetm Buzztm at a price point that made it impractical for Applica to continue with the development of the next generation, which was terminated in the second quarter of 2005.

Applica’s Home Cafétm sales plan for 2005 was based on promotional campaigns that did not fully materialize. This resulted in lower-than-anticipated consumer demand for the Home Cafétm coffee maker and excess inventory of such product. As a result, in the first quarter of 2005, Applica wrote down the first generation of Home Cafétm inventory to its net realizable value based on facts and circumstances existing at the time. In the second quarter, Applica revised the net realizable value of the Home Cafétm inventory primarily based on a lower than anticipated selling price.

In 2005, Applica experienced an increase in its warranty returns and related expenses, primarily in the first half of 2005. Applica believes that it has taken appropriate measures to combat this issue in a timely and effective manner. These measures include the retention of an independent third party quality consultant to oversee the production process at Applica’s major suppliers in China.

Additionally, 2005 was negatively impacted by inflation pressures on the price of raw materials and increases in oil prices.

The decreases in gross profit margins were partially offset by improved product mix, primarily as a result of the elimination of certain products identified in Applica’s product and customer profitability review and the movement of the manufacturing of most all of its products to China. Applica expects to see the benefits of the decision to close its Mexican manufacturing facility in 2006 as Applica continues to work with its suppliers in China to obtain the lowest possible product cost without compromising quality. However, Applica does not expect to fully realize gross margin improvements from moving production to the Far East until all of the remaining products manufactured by its Mexican facility are sold through to its customers.

Selling, General and Administrative Expenses

Operating Expenses.  Operating expenses decreased $30.3 million, or 15.8%, for the year ended December 31, 2005 to $160.9 million as compared to 2004. The following factors contributed to the decrease in operating expenses in 2005:

•	a decrease of $10.1 million in advertising and promotional expenses primarily due to advertising in 2004 for the Home Cafétm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover, both of which were launched in the second quarter of 2004;

•	a decrease of $6.9 million in freight and distribution expenses primarily due to lower volume;

•	a decrease of $4.6 million in sales related expenses due to lower volume, primarily royalty expenses related to the Black & Decker® brand;

•	a decrease in legal and consulting fees of $4.4 million; and

•	net bad debt recoveries of $2.6 million in 2005 compared to bad debt expense of $1.1 million in 2004.

Operating expenses as a percentage of sales increased to 28.9% in 2005 from 26.9% in the 2004 period primarily as the result of lower sales volume in 2005 and Applica’s inability to leverage fixed costs.

Termination Benefits.  In the third quarter of 2004, Applica incurred termination costs of approximately $9.2 million related to the resignation of Applica’s former Chairman of the Board and the termination of certain other employment and consulting agreements and relationships.

Gain on the Sale of Subsidiary, Division and Property.  In the third quarter of 2004, Applica sold its Hong Kong manufacturing subsidiary and recorded a loss on the sale of approximately $0.8 million, primarily related to the realization of cumulative foreign currency translation adjustments. In the fourth quarter of 2004, Applica sold the Jerdon hotel and hospitality division and recorded a gain on sale of approximately $3.4 million. Also in the fourth quarter of 2004, Applica sold its executive offices located in Miami Lakes, Florida, which resulted in a gain of approximately $1.3 million.

Restructuring and Other (Credits) Charges.  In the first quarter of 2004, Applica settled an outstanding litigation matter for $0.1 million and reversed the remaining accrual of $0.6 million related to such litigation.

Impairment of Goodwill.  As of June 30, 2004, Applica performed its annual fair value assessment of goodwill, with the assistance of an independent third party valuation group, and determined that the implied value of Applica’s goodwill was zero, resulting in a non-cash adjustment in the carrying value of goodwill of $62.8 million. The impairment charge was included as a component of selling, general and administrative expenses in the consolidated statement of operations of 2004 included elsewhere in this proxy statement/prospectus/information statement.

Interest Expense.  Interest expense increased by $1.6 million, or 16.6%, to $11.4 million in 2005 as compared to $9.8 million in 2004 as the result of higher interest rates.

Interest and Other Income.  In July 2003, ZonePerfect Nutrition Company, an investment held by a partnership that was 50% owned by Applica, was sold for approximately $160.0 million. The partnership was dissolved in the third quarter of 2004. A portion of the proceeds from the sale of ZonePerfect was being held in escrow as of December 31, 2004, $8.4 million of which was owed to Applica. Half of this amount ($4.2 million) was recorded as part of the equity in net earnings of joint ventures in 2003. At December 31, 2004, Applica had not collected any portion of the escrowed funds and had included the $4.2 million in other receivables. Management believed that the collection of the remaining $4.2 million was uncertain and, therefore, such amount was not recorded into income as of December 31, 2004.

In February 2005, Applica received approximately $1.6 million in the first distribution of the funds held in escrow. In August 2005, Applica received approximately $3.4 million in the second distribution of the escrowed funds. Applica applied these receipts, totaling $5.0 million, to the receivable balance at December 31, 2004 of $4.2 million and recorded the income of $0.8 million as other income for the year ended December 31, 2005.

The remainder of the funds in escrow are subject to dispute and, in December 2005, a lawsuit was filed against the purchaser of ZonePerfect claiming that there is no basis to withhold the distribution of the remaining funds. If and when the claims made on the remaining escrowed funds are resolved in its favor, Applica could receive cash and record additional other income of up to $3.4 million, although it is likely that the claims will be settled for less.

Applica’s equity in the net earnings of joint venture was zero for the years ended December 31, 2005 and 2004.

(Gain) Loss On Early Extinguishment of Debt.  In October 2005, Applica entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. to borrow $20 million. Applica used a portion of the proceeds from the term loan to repurchase from Mast $5.0 million of the Applica 10% notes at 98% of par value. The repurchase of the bonds resulted in a gain on redemption of approximately $0.06 million, net of the pro-rata write-off of deferred financing costs related to the redemption. The balance of the proceeds was used to pay down Applica’s senior revolving credit facility.

In February 2004, Applica redeemed $4.25 million of the Applica 10% notes. The notes were redeemed at prices between 103.25% and 103.33% of the principal amount, plus accrued interest. The cost of the redemption included $0.2 million in prepayment premiums and the pro-rata write-off of deferred financing costs related to the redemption.

Vendor Consideration.  Applica’s supplier of vacuum packaging products agreed to reimburse it $4.0 million for a portion of the costs of litigating a patent infringement matter with Tilia International, Inc. The reimbursement is evidenced by an unsecured note receivable bearing interest at 6% per annum and is payable in equal quarterly installments of $200,000, plus interest, over five years. Applica believes that the ultimate collection of the note receivable is not assured and is dependent on Applica’s future purchases from the supplier. Therefore, the amount collected on the note receivable is recorded on the “cash basis” over the five-year period as a reduction of future product costs. Applica collected cash of $228,000 and $380,000 from the supplier in 2005 and 2004, respectively, and recorded it as a reduction of cost of goods sold in each such year. Applica does not expect future purchases from the supplier to be significant and, therefore, the collectibility of the note receivable is highly unlikely.

Taxes.  Applica’s tax provision is based on an estimated annual aggregation of the taxes on earnings of each of its foreign and domestic operations. For 2005, Applica incurred a tax expense of $2.9 million most of which was attributed to foreign operations and additional valuation allowances on deferred tax assets. For 2004, Applica incurred a tax expense of $59.5 million, which included the impact of an impairment of goodwill, a provision for previously untaxed foreign earnings, and additional valuation allowances on deferred tax assets.

SFAS No. 109, “Accounting for Income Taxes,” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which Applica operates, the utilization of past tax credits, length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment. As a result of its reviews, Applica concluded that it was appropriate to record additional valuation allowances of $18.1 million in 2005. Applica expects to realize the benefits of the remaining net deferred tax assets of approximately $10.4 million as of December 31, 2005, primarily from identified tax planning strategies.

Applica expects to continue to maintain a valuation allowance on certain future tax benefits until an appropriate level of profitability is reached or Applica is able to develop tax strategies that would enable it to conclude that it is more likely than not that a portion of Applica’s net deferred tax assets would be realized.

For additional information regarding taxes, see Note N, Income Taxes, of the notes to Applica’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement.

Loss Per Share.  Weighted average basic shares for the periods ended December 31, 2005 and 2004 were 24,150,991 and 23,974,664, respectively. All common stock equivalents have been excluded from the diluted per share calculations in 2005 and 2004 because their inclusion would have been anti-dilutive. Potential common stock equivalents at December 31, 2005 and 2004 were 2,483,224 and 2,755,207 with exercise prices ranging from $1.62 to $31.69 per share and $3.63 and $31.69 per share, respectively.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Sales.  Consolidated net sales increased by $86.3 million to $709.8 million, an increase of 13.8% over 2003.

Sales for the Household Product segment, net of inter-segment sales, for the year ended December 31, 2004 increased from $526.1 million to $627.2 million. For the year ended December 31, 2004:

•	sales of Black & Decker® branded products increased by $111.5 million to $559.9 million; and

•	sales of Littermaid® branded products increased by $3.2 million to $36.1 million.

In 2004, sales of Black & Decker® branded products increased as the result of (1) the introduction of several new products, including the Home Cafétm single-cup brewing system, which was co-developed with The Procter & Gamble Company, and (2) the success of Lids Offtm Jar Opener and new items introduced under the Gizmotm sub brand. Additionally, starting in the second quarter of 2004, the majority of Applica’s pest products were marketed under the Black & Decker® brand. These increases were offset by decreases in sales of Windmere®, Weitech (pest control) and other branded products of $9.8 million to $51.1 million.

Sales for the Professional Personal Care segment for the year ended December 31, 2004 decreased from $69.0 million to $64.9 million over the 2003 period. This decrease was primarily the result of the sale of the Jerdon hotel and hospitality business in October 2004. Sales of products by the Jerdon division totaled $8.4 million in 2004 and $13.3 million in 2003.

Sales for the Manufacturing segment for the year ended December 31, 2004 decreased from $291.5 million to $191.4 million over the 2003 period. In 2004, the intersegment sales decreased from $263.1 million to $173.8 million. In 2004, contract manufacturing decreased from $28.4 million to $17.7 million, primarily as the result of the sale of Applica’s Hong Kong-based manufacturing operations in July 2004. Contract manufacturing sales from Applica’s Hong Kong manufacturing operations were $14.2 million in 2004 and $24.6 million in 2003.

Restructuring Charges.  In 2004, Applica incurred restructuring charges of $9.2 million, primarily relating to the continued downsizing of its Mexican manufacturing operations.

In 2003, Applica incurred restructuring charges relating to its reduction of fixed costs and capacity at its Chinese and Mexican manufacturing operations. Applica reduced the labor force in its Chinese facilities and closed one factory, which resulted in restructuring costs of approximately $3.7 million. Additionally, Applica incurred approximately $3.3 million in restructuring costs associated with its downsizing of its Mexican manufacturing operations related to the movement of production of irons and toaster ovens to lower cost suppliers in the Far East.

Product Recall Expenses.  In February 2002, Applica voluntarily recalled approximately 2.1 million Black & Decker® branded T1200 and T1400 toasters. In 2001, Applica took a charge to cost of sales of $13.4 million relating to the estimated expenses of such recalls. In 2003 and 2002, $638,000 and $8.7 million were charged against the accrual, respectively. During 2003, recall claims continued to diminish considerably. In the fourth quarter of 2003, management determined that an accrual related to the product recall was no longer required and $4.1 million of such accrual was reversed and was included as a reduction of cost of sales.

Gross Profit.  Applica’s gross profit increased by $25.8 million to $193.9 million in 2004 as the result of higher sales volume. Applica’s gross profit margin as a percentage of sales increased slightly to 27.3% for the year ended December 31, 2004 as compared to 27.0% for 2003. The gross profit margin increase was primarily attributed to:

•	the movement of production of core products from its manufacturing facility in Mexico to third parties in China;

•	a better overall product mix; and

•	lower unabsorbed costs at its manufacturing facilities, primarily in the first half of 2004, due to higher production levels compared to the same period in 2003.

The increase was offset primarily by:

•	restructuring charges of $9.2 million incurred in 2004, primarily relating to Applica’s downsizing of its Mexican manufacturing operations consisting of (1) write down of machinery and equipment of $3.5 million and severance of $1.2 million related to its decision to move production of irons and toaster ovens from Mexico to third parties in China, (2) write down of raw materials inventory of $2.3 million and write down of machinery and equipment of $1.4 million related to the decision to move production of the Home Cafétm single cup coffee maker from Mexico to third parties in China, and (3) severance of $0.8 million related to restructuring at Applica’s Hong Kong-based manufacturing operations; and

•	higher prices for raw materials.

Selling, General and Administrative Expenses

Operating Expenses.  Operating expenses for Applica increased $21.8 million, or 12.9%, for the year ended December 31, 2004 to $191.2 million as compared to 2003. The following factors contributed to the increase in operating expenses in 2004 compared to 2003:

•	increases of $14.2 million in freight and distribution expenses;

•	increases of $10.8 million in royalty expenses, primarily related to Black & Decker® royalties; and

•	increases of $4.7 million in advertising and promotional expenses.

The increase in freight and distribution expenses was primarily the result of late product deliveries from Applica’s factories and suppliers, which resulted in the need to expedite orders directly to Applica’s customers nationwide at a significant premium. Additionally, increases in sales volume and fuel costs contributed to the increase.

These increases were partially offset by:

•	lower amortization of intangible assets of $7.1 million, primarily related to the write-off of the unamortized book value of an intangible asset related to the Black & Decker® trade name in the fourth quarter of 2003; and

•	a decrease in legal expenses of $3.2 million, primarily as the result of the significant legal expenses related to the Tilia litigation, which was settled in 2004.

Operating expenses decreased as a percentage of sales to 26.9% in 2004 from 27.2% in the 2003 period primarily as the result of higher sales volume in 2004 leveraging fixed costs.

Termination Benefits.  In the third quarter of 2004, Applica incurred termination costs of approximately $9.2 million related to the resignation of Applica’s former Chairman of the Board and the termination of certain other employment and consulting agreements and relationships.

Gain on the Sale of Subsidiary, Division and Property.  In the third quarter of 2004, Applica sold its Hong Kong manufacturing subsidiary, and recorded a loss on the sale of approximately $0.8 million, primarily from the realization of cumulative foreign currency translation adjustments. In the fourth quarter of 2004, Applica sold the Jerdon hotel and hospitality division and recorded a gain on sale of approximately $3.4 million. Also in the fourth quarter, Applica sold its executive offices located in Miami Lakes, Florida, which resulted in a gain of approximately $1.3 million.

Restructuring and Other (Credits) Charges.  In the first quarter of 2004, Applica settled an outstanding litigation matter for $125,000 and reversed the remaining accrual of $563,000 related to such litigation. In 2003, Applica incurred additional expenses of $4.7 million relating to its previous decision to consolidate its Shelton, Connecticut office with the headquarters then located in Miami Lakes, Florida. Applica was unable to rent a majority of the facility for the remainder of its lease as originally planned.

Impairment of Goodwill.  As of June 30, 2004, Applica performed its annual fair value assessment of goodwill, with the assistance of an independent third party valuation group, and determined that the implied value of Applica’s goodwill was zero, resulting in a non-cash adjustment in the carrying value of goodwill of $62.8 million. The impairment charge was included as a component of selling, general and administrative expenses in the consolidated statement of operations of 2004.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit with its carrying amount (including goodwill); and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its implied value.

The impairment of goodwill was primarily due to lower than expected cash flows, resulting from lower-than-anticipated gross profit margins attributable to increased costs of raw materials and higher transportation costs, which are expected to continue for the foreseeable future. The implied fair value of goodwill was estimated using a combination of market multiples, comparable transactions and discounted cash flow methodologies.

The implied fair value of goodwill was determined by allocating Applica’s fair value to all of Applica’s assets and liabilities. Any excess of fair value over the amount allocated represented implied fair value of goodwill. The allocation process was performed solely for purposes of testing goodwill for impairment. Thus, the carrying amounts of assets and liabilities, other than goodwill, were not affected.

The fair value of the individual assets is the amount at which an asset could be bought or sold in a current transaction not involving a forced or liquidating sale. The fair value of the individual liabilities is the amount at which a liability could be incurred or settled in a current transaction not involving a forced or liquidating sale.

In Applica’s process of allocating the fair value to Applica’s tangible assets, primarily accounts receivable, inventory and manufacturing property, plant and equipment in Mexico, and identifiable intangible assets (i.e., customer relationships and trade names) and liabilities, Applica determined that the implied value of goodwill (the residual) was zero.

Impairment of Intangible Asset.  In June 1998, Applica acquired the household products group of The Black & Decker Corporation for $319.8 million in cash and assumed certain related liabilities. As part of the acquisition, Applica acquired the right to use the Black & Decker® trademark in four product categories: garment care, cooking, food preparation and beverage. Applica has the right to sell products under this license agreement in North America, Central America and South America, excluding Brazil. The excess of the purchase price over the estimated fair value of the acquired net assets was $228.8 million, of which $47.2 million was allocated to an intangible asset related to the Black & Decker® trademark and the remaining $181.6 million was allocated to goodwill. The $47.2 million assigned to the fair value of the intangible asset was based on a valuation analysis performed by Applica as of June 1998. For the first five years (through June 30, 2003), the license was on a royalty free basis for the core product categories. Mutually agreed upon renewals were to be at the stated royalty rate, along with specified minimum royalty payments. The agreement provided for an initial period of five years, with a subsequent five-year extended term and up to three additional five-year extensions.

Beginning in 2002, sales of Black & Decker® branded products under the original four product categories began to decrease significantly, which decrease continued through December 31, 2003. Sales of Black & Decker® branded products under the original four product categories for 2003, 2002, and 2001 were $399 million, $429 million and $446 million, respectively. As a result of the continuation of the lower sales of Black & Decker® branded products in the four core product categories in the third and fourth quarter of 2003 (which are Applica’s busiest quarters due to the seasonality of its business), management determined that a triggering event had occurred in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, Applica performed a valuation analysis by calculating the expected effective royalty rate in 2004 through 2006, taking into account the minimum royalties, as well as the projected sales of Black & Decker® branded products under the original four categories. Based on the valuation analysis, management believed that there was no remaining value in the initial intangible asset as of December 31, 2003. Accordingly, Applica recorded an impairment charge of approximately $7.2 million to write off the unamortized book value of the intangible asset. The impairment charge was reflected in the fourth quarter of 2003 because the decreased fourth quarter sales provided further confirmation of an impairment. Pursuant to the requirements of SFAS No. 144 and as a result of Applica’s valuation analysis, the impairment charge was classified as a component of income from operations.

Interest Expense.  Interest expense decreased by $4.2 million, or 29.8%, to $9.8 million in 2004 as compared to $14.0 million in 2003 as the result of lower debt levels and lower average interest rates. The lower debt levels resulted from the redemption of $65.0 million of the Applica 10% notes during the second half of 2003 and the redemption of $4.25 million in February 2004.

Loss On Early Extinguishment of Debt.  In February 2004, Applica redeemed $4.25 million of the Applica 10% notes. The notes were redeemed at prices between 103.25% and 103.33% of the principal amount, plus accrued interest. The cost of the redemption included $187,000 in prepayment premiums and the pro-rata write-off of deferred financing costs related to the redemption. In July, October and November 2003, Applica redeemed a total of $65 million of the notes. The notes were redeemed at prices between 103% and 105% of the principal amount, plus accrued interest. The cost of the 2003 redemption included $2.8 million in prepayment premiums and $1.1 million related to the pro-rata write-off of deferred financing costs.

Equity in Net Earnings of Joint Venture.  In July 2003, ZonePerfect Nutrition Company, an investment held by a partnership that was 50% owned by Applica, was sold for approximately $160.0 million. Such sale resulted in an increase in net earnings of joint ventures of $55.6 million in 2003.

A portion of the sale price was being held in escrow as of December 31, 2004 and 2003, $8.4 million of which is owed to Applica. Half of this amount ($4.2 million) was recorded as part of the increase in net earnings of joint ventures in 2003. Management believed that the collection of the remaining $4.2 million was uncertain and, therefore, such amount was not recorded into income as of December 31, 2004. The partnership was dissolved in the third quarter of 2004.

Vendor Consideration.  Applica’s supplier of vacuum packaging products agreed to reimburse Applica $4.0 million for a portion of the costs of litigating a patent infringement matter with Tilia International, Inc. The reimbursement was evidenced by an unsecured note receivable bearing interest at 6% per annum and is payable in equal quarterly installments of $200,000, plus interest, over five years. Applica believes that the ultimate collection of the note receivable is not assured and is dependent on Applica’s future purchases from the supplier. Therefore, the amount collected on the note receivable is recorded on the “cash basis” over the five-year period as a reduction of future product costs. Applica collected cash of $380,000 from the supplier in 2004 and recorded it as a reduction of cost of goods sold.

Taxes.  Applica’s tax provision is based on an estimated annual aggregation of the taxes on earnings of each of its foreign and domestic operations. For 2004, Applica incurred a tax expense of $59.5 million, which included the impact of an impairment of goodwill, a provision for previously untaxed foreign earnings, and additional valuation allowances on deferred tax assets. For 2003, Applica incurred a tax expense of $10.1 million.

In the second quarter of 2004, Applica changed its position regarding the permanent investment of certain foreign undistributed earnings, primarily as a result of its decision to exit its Hong Kong-based manufacturing operations. In the fourth quarter of 2004, Applica repatriated $78.4 million of the $85.5 million of the previously untaxed earnings for which a related tax expense of $24.0 million was recorded in the second quarter of 2004.

SFAS No. 109, “Accounting for Income Taxes,” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which Applica operates, the utilization of past tax credits, length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment. As a result of its quarterly reviews, Applica concluded that it was appropriate to record additional valuation allowances of $75.2 million in 2004.

For additional information regarding taxes, see Note N, Income Taxes, of the notes to Applica’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement.

Earnings Per Share.  Weighted average basic shares for the periods ended December 31, 2004 and 2003 were 23,974,664 and 23,572,857, respectively. Included in diluted shares is the dilutive effect of common stock equivalents relating to stock options of 424,703 for the year ended December 31, 2003. All common stock equivalents have been excluded from the diluted per share calculations in 2004 because their inclusion would have been anti-dilutive. Potential common stock equivalents at December 31, 2004 and 2003 were 2,755,207 and 1,494,685 with exercise prices ranging from $3.63 to $31.69 per share and $6.75 and $31.69 per share, respectively.

HAMILTON BEACH/PROCTOR-SILEX’S LIQUIDITY AND CAPITAL RESOURCES — AS REPORTED

Hamilton Beach/Proctor-Silex’s liquidity and capital resources set forth below were derived from NACCO’s Quarterly Report on Form 10-Q for the period ended June 30, 2006.

Cash Flows

The following tables detail the changes in cash flow for the six months ended June 30:

	2006	2005	Change
	(Dollars in thousands)

Operating activities:
Net income	$2,524	$2,849	$(325)
Depreciation and amortization	2,507	2,682	(175)
Other	3,290	1,298	1,992
Working capital changes	3,833	4,552	(719)

Net cash provided by operating activities	12,154	11,381	773
Investing activities:
Expenditures for property, plant and equipment	(1,288)	(1,892)	604
Proceeds from the sale of assets	11,453	428	11,025

Net cash provided by (used for) investing activities	10,165	(1,464)	11,629

Cash flow before financing activities	$22,319	$9,917	$12,402

Net cash provided by operating activities increased $0.8 million primarily due to the favorable impact of other non-cash items partially offset by working capital changes. The change in working capital was primarily due to a smaller decrease in accounts receivable and a larger increase in inventory, partially offset by an increase in accounts payable during the first six months of 2006 compared with the first six months of 2005. Accounts payable and inventory increased due to a change in the timing of inventory purchases for the six months ended June 30, 2006 compared with the six months ended June 30, 2005.

The increase in net cash provided by (used for) investing activities was primarily due to proceeds received from Hamilton Beach/Proctor-Silex’s sale of its manufacturing facility in Saltillo, Mexico during the first six months of 2006.

	2006	2005	Change
	(Dollars in thousands)

Financing activities:
Additions to long-term debt and revolving credit agreements	$1,010	$634	$376
Cash dividends paid to NACCO	(23,000)	(10,000)	(13,000)
Financing fees paid	(8)	(200)	192

Net cash used for financing activities	$(21,998)	$(9,566)	$(12,432)

Net cash used for financing activities increased $12.4 million in the first six months of 2006 compared with the first six months of 2005 primarily due to increased dividends paid to NACCO for the proceeds from the sale of Hamilton Beach/Proctor-Silex’s Mexican manufacturing facility during the first six months of 2006.

Financing Activities

Hamilton Beach/Proctor-Silex’s financing is provided by a $115.0 million senior secured, floating-rate revolving credit facility, which we refer to as the Hamilton Beach/Proctor-Silex Facility, which expires in July 2011. The Hamilton Beach/Proctor-Silex Facility was amended during the second quarter of 2006 to extend the expiration date to July 2011, allow for the disposition of Hamilton Beach/Proctor-Silex’s property located in Saltillo, Mexico and the distribution of the cash proceeds on the sale to NACCO, and increase the annual limit on distributions to NACCO for operating and overhead expenses from $2.0 million to $2.5 million. The Hamilton Beach/Proctor-Silex Facility is governed by a borrowing base derived from advance rates against the inventory, accounts receivable and certain trademarks of Hamilton Beach/Proctor-Silex, as defined in the Hamilton Beach/Proctor-Silex Facility. Adjustments to reserves, including derivative reserves, will change the eligible borrowing base. A portion of the availability can be denominated in Canadian dollars to provide funding to Hamilton Beach/Proctor-Silex’s Canadian subsidiary. Borrowings bear interest at a floating rate, which can be either a base rate, LIBOR or bankers’ acceptance rate, as defined in the Hamilton Beach/Proctor-Silex Facility, plus an applicable margin. The applicable margins, effective June 30, 2006, for base rate loans and LIBOR loans denominated in U.S. dollars were 0.00% and 1.00%, respectively. The applicable margin, effective June 30, 2006, for base rate and bankers’ acceptance loans denominated in Canadian dollars were 0.50% and 1.00%, respectively. The Hamilton Beach/Proctor-Silex Facility also requires a fee of 0.20% per annum on the unused commitment. The margins and unused commitment fee are subject to quarterly adjustment based on a leverage ratio. The Hamilton Beach/Proctor-Silex Facility is secured by substantially all of Hamilton Beach/Proctor-Silex’s assets.

At June 30, 2006, the borrowing base under the Hamilton Beach/Proctor-Silex Facility was $95.5 million, which had been reduced for reserves and the excess availability requirement, as defined in the Hamilton Beach/Proctor-Silex Facility. Borrowings outstanding under the Hamilton Beach/Proctor-Silex Facility were $55.0 million at June 30, 2006. Therefore, at June 30, 2006, the remaining availability under the Hamilton Beach/Proctor-Silex Facility was $40.5 million. The floating rate of interest applicable to the Hamilton Beach/Proctor-Silex Facility at June 30, 2006 was 6.18%, including the floating rate margin.

The Hamilton Beach/Proctor-Silex Facility includes restrictive covenants that, among other things, set limitations on additional indebtedness, investments, asset sales, capital expenditures and the payment of dividends to NACCO. The Hamilton Beach/Proctor-Silex Facility also requires Hamilton Beach/Proctor-Silex to meet certain financial tests, including, but not limited to, maximum leverage and minimum fixed charge ratio tests. At June 30, 2006, Hamilton Beach/Proctor-Silex was in compliance with the covenants in the Hamilton Beach/Proctor-Silex Facility.

Hamilton Beach/Proctor-Silex believes that funds available under its credit facilities and operating cash flows will provide sufficient liquidity to meet its operating needs and commitments arising during the next twelve months and until the current facility expires in 2011.

Capital Expenditures

Expenditures for property, plant and equipment were $1.3 million for the first six months of 2006 and are estimated to be an additional $3.8 million for the remainder of 2006. These planned capital expenditures are primarily for tooling for new products. These expenditures are expected to be funded from internally generated funds and bank borrowings.

Capital Structure

Working capital is significantly affected by the seasonality of the housewares business; therefore, we have provided a discussion of the changes in Hamilton Beach/Proctor-Silex’s capital structure at June 30, 2006 compared with both June 30, 2005 and December 31, 2005.

June 30, 2006 Compared with June 30, 2005

	June 30,	June 30,
	2006	2005	Change
	(Dollars in thousands)

Total net tangible assets	$86,258	$103,719	$(17,461)
Goodwill and other intangibles, net	80,748	80,876	(128)

Net assets	167,006	184,595	(17,589)
Total debt	(55,253)	(53,870)	(1,383)
Stockholder’s equity	$111,753	$130,725	$(18,972)

Debt to total capitalization	33%	29%	4%

Total net tangible assets decreased $17.5 million at June 30, 2006 compared with June 30, 2005, primarily as a result of an increase in accounts payable of $15.3 million primarily due to the timing of inventory purchases in first six months of 2006 compared with the first six months of 2005 and a decrease in property, plant and equipment of $14.1 million primarily as a result of the sale of Hamilton Beach/Proctor-Silex’s manufacturing facility in Saltillo, Mexico in the second quarter of 2006, partially offset by a $10.9 million increase in inventory due to the timing of inventory purchases. Stockholder’s equity decreased $19.0 million primarily as a result of the increase in dividends paid to NACCO.

June 30, 2006 Compared with December 31, 2005

	June 30,	December 31,
	2006	2005	Change
	(Dollars in thousands)

Total net tangible assets	$86,258	$105,308	$(19,050)
Goodwill and other intangibles, net	80,748	80,748	—

Net assets	167,006	186,056	(19,050)
Total debt	(55,253)	(54,244)	(1,009)

Stockholder’s equity	$111,753	$131,812	$(20,059)

Debt to total capitalization	33%	29%	4%

Total net tangible assets decreased $19.1 million at June 30, 2006 compared with December 31, 2005, primarily due to a $17.4 million decrease in accounts receivable, an $12.3 million decrease in property, plant and equipment, and an $9.1 million increase in accounts payable, partially offset by a $12.0 million increase in inventory and an $6.8 million decrease in other current liabilities. The decrease in accounts receivable was primarily due to lower sales in the first six months of 2006 compared with sales in the seasonally high fourth quarter of 2005. The decrease in property, plant and equipment was due to the sale of Hamilton Beach/Proctor-Silex’s manufacturing facility in Saltillo, Mexico in the second quarter of 2006. The change in accounts payable was mainly due to the timing of inventory purchases and the increase in inventory was due primarily to the seasonality of the business. Other current liabilities decreased primarily as a result of the payment in the first six months of 2006 of payroll and annual incentive compensation which was accrued at December 31, 2005 and a reduction in the accrual for cooperative advertising due to the timing of payments. The $20.1 million decrease in stockholder’s equity in the first six months of 2006 was primarily the result of dividends paid to NACCO.

APPLICA’S LIQUIDITY AND CAPITAL RESOURCES — AS REPORTED

The information set forth below reflects Applica’s liquidity and capital resources as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2006.

Liquidity.  In order to meet Applica’s cash requirements to support seasonal working capital needs and capital expenditures, to pay interest, and to fund operating expenses, Applica intends to use its existing cash, internally generated funds, and borrowings under its senior credit facility. Based on its current internal estimates, Applica believes that cash provided from these sources will be adequate to meet its cash requirements over the next twelve months. However, should the assumptions underlying Applica’s estimates prove incorrect, its liquidity may be negatively impacted.

Applica has a senior revolving credit facility with a syndicate of banks that provides for borrowings on a revolving basis of up to $125 million with a $10 million sublimit for letters of credit. The credit facility matures in November 2009.

Advances under the credit facility are governed by Applica’s collateral value, which is based upon percentages of eligible accounts receivable and inventories. Under the amended facility, if Applica does not maintain a minimum fixed charge coverage ratio of 1.0 to 1.0, Applica must maintain a minimum daily availability under the borrowing base of $10 million and a minimum average monthly availability of $13 million. If Applica maintains a fixed charge coverage ratio of greater than 1.0 to 1.0, there is no availability requirement and no availability block. As of June 30, 2006, Applica’s fixed charge coverage ratio was less than 1.0 to 1.0. Factors impacting Applica’s ability to maintain that availability include its ability to:

•	generate net earnings;

•	maintain terms with its suppliers;

•	manage inventory levels effectively; and

•	maintain accounts receivables days sales outstanding.

If Applica is unable to maintain the minimum availability or fail to obtain the consent of its lenders to waive such requirements, its liquidity will be negatively affected. Applica believes that it will be able to maintain such requirements or obtain its lenders’ consent to waive or amend such requirements.

As of June 30, 2006, Applica was borrowing approximately $41.7 million under the senior credit facility and had approximately $38.9 million available for future cash borrowings. However, at June 30, 2006, its fixed charge coverage ratio was less than 1.0 to 1.0 and it was subject to a $10 million daily block.

Operating Activities.  For the six months ended June 30, 2006, Applica’s operations generated cash of $28.3 million, compared with $16.5 million for same period in 2005. The improvement in operating cash flows related primarily to lower working capital requirements. Applica anticipates inventory levels will increase in future periods based on the seasonality of its business and the demand for its products.

As part of its capital management, Applica reviews certain working capital metrics. For example, Applica evaluates its accounts receivable and inventory levels through the computation of days sales outstanding and days in inventory. The number of days sales outstanding at June 30, 2006 increased slightly from the number of days sales outstanding at June 30, 2005 primarily as the result of a higher portion of accounts receivable in Latin America at June 30, 2006 compared to June 30, 2005. Average days in inventory at June 30, 2006 decreased in comparison to the same period in 2005. Applica pre-built significant inventory in anticipation of the sale of its Hong Kong based manufacturing operation, which was still on hand as of December 31, 2004. Applica also pre-built inventory in the first half of 2005 as a result of the downsizing and closure of our manufacturing facility in Mexico.

Investing Activities.  For the six months ended June 30, 2006, investing activities generated cash of $0.5 million compared to $1.3 million of cash generated in the six months ended June 30, 2005. The decrease in cash flows from investing activities was primarily the result of the collection of $3.1 million from a former officer in the 2005 period, offset by proceeds in the 2006 period from the sale of assets related to the closure of our manufacturing operations in Mexico, which ceased in October 2005. Additionally, Applica had higher capital expenditures in the first quarter 2005 that were primarily related to the implementation of Applica’s enterprise resource planning system, which was placed into service in April 2005.

Capital expenditures for 2006 are expected to be approximately $4.0 million and will consist of the following:

•	$2.3 million for tooling for new products;

•	$1.3 million for computer and IT systems; and

•	$0.4 million for other improvements.

Applica plans to fund such capital expenditures with cash flow from operations and, if necessary, borrowings under its senior credit facility.

Financing Activities.  Net cash used in financing activities was $27.3 million in the six months ended June 30, 2006, compared to cash used of $18.0 million in the six months ended June 30, 2005. Borrowings under Applica’s lines of credit in 2006 were lower than 2005, primarily attributable to lower working capital requirements.

Capital Resources.  Applica’s primary sources of short-term capital are its cash flow from operations and borrowings under the senior credit facility. Applica’s credit facility is a $125 million asset-based senior secured revolving credit facility maturing in November 2009.

At Applica’s option, interest accrues on the loans made under the senior credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Applica’s fixed charge coverage ratio and set at 1.75% on June 30, 2006 and at 1.50% on August 1, 2006), which was 7.08% at June 30, 2006 and 6.90% at August 1, 2006; or

•	the base rate (Bank of America’s prime rate), plus a specified margin (based upon Applica’s fixed charge coverage ratio, and was zero at June 30, 2006 and August 1, 2006), which was 8.25% at June 30, 2006 and August 1, 2006.

Swing loans up to $15.0 million bear interest at the base rate plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at June 30, 2006 and August 1, 2006), which was 8.25% at June 30, 2006 and August 1, 2006.

Management expects LIBOR borrowing margins under the senior credit facility to remain at between 1.50% and 1.75% from July 1, 2006 through December 31, 2006. Management expects base rate borrowing margins under the senior credit facility to remain at zero through December 31, 2006.

Advances under the credit facility are governed by Applica’s collateral value, which is based upon percentages of eligible accounts receivable and inventories. Under the credit facility, if Applica does not maintain a minimum fixed charge coverage ratio of 1.0 to 1.0, Applica must maintain a minimum daily availability under the borrowing base of $10 million and a minimum average monthly availability of $13 million. If Applica maintains a fixed charge coverage ratio of greater than 1.0 to 1.0, there is no availability requirement and no availability block. As of June 30, 2006, its fixed charge coverage ratio was less than 1.0 to 1.0.

As of June 30, 2006, Applica was borrowing approximately $41.7 million under its senior credit facility and had approximately $38.9 million available for future cash borrowings; provided however, during the time in which its fixed charge coverage ratio is less than 1.0 to 1.0, it is subject to a $10 million daily block. There were $1.2 million in letters of credit outstanding under the credit facility at June 30, 2006. As of August 1, 2006, Applica was borrowing approximately $53.1 million under the facility and had approximately $42.1 million available for future cash borrowings. There were $1.2 million in letters of credit outstanding under the credit facility at August 1, 2006.

Applica has classified the borrowings under the senior credit facility as a current liability in accordance with Emerging Issues Task Force 95-22 “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.” Despite such classification, Applica has the ability and the intent to maintain these obligations for longer than one year.

Applica also has senior subordinated notes bearing interest at a rate of 10%, payable semiannually, and maturing in July 2008. The Applica 10% notes are general unsecured obligations of Applica and rank subordinate in right of payment to all senior debt of Applica and rank pari passu in right of payment to all future subordinated indebtedness of Applica. The Applica 10% notes may be redeemed at Applica’s option, in whole or in part, at par value. As of June 30, 2006 and August 1, 2006, the outstanding principal balance was $55.8 million.

Applica has a $20 million term loan due November 2009. The term loan is secured by a lien on its assets, which is subordinate to its senior revolving credit facility. The term loan bears interest at the three-month LIBOR rate plus 625 basis points, which was set at 11.49% at June 30, 2006 and 11.72% at August 1, 2006. The term loan matures in November 2009 and requires no principal payments until such time. As of June 30, 2006 and August 1, 2006, the outstanding principal balance was $20.0 million.

At June 30, 2006, debt as a percent of total capitalization was 73.2%, as compared to 65.7% at June 30, 2005.

Applica’s ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness, or to fund planned capital expenditures, and marketing expenses will depend on its future performance. Based upon the current level of operations and cash flow from operations, Applica believes that it has adequate capital resources to service its debt and fund its liquidity needs for the next year. However, the current level of operations may deteriorate, its business may not generate sufficient cash flow from operations, and future borrowings may not be available under the credit facility in an amount sufficient to enable Applica to service Applica’s indebtedness, including the outstanding Applica 10% notes and term loan, or to fund Applica’s other liquidity needs. In addition, Applica may not be able to effect any needed refinancing on commercially reasonable terms or at all.

Off-Balance Sheet Arrangements

Applica does not have off-balance sheet financing, other than the letters of credit discussed above, or unconsolidated special purpose entities.

Effect of Inflation

Applica’s results of operations for the periods discussed have been significantly affected by inflation pressures on the price of raw materials, increases in oil prices and foreign currency fluctuation. Applica generally negotiates its purchase orders with its foreign manufacturers in U.S. dollars. Thus, its cost under any purchase order is not subject to change after the time the order is placed due to exchange rate fluctuations. However, the weakening of the United States dollar against local currencies could result in certain manufacturers increasing the United States dollar prices for future product purchases. From time to time, Applica uses foreign exchange contracts, which usually mature within one year, to hedge anticipated foreign currency transactions, primarily U.S. dollar inventory purchases by its foreign commercial subsidiaries in Canada and Latin America.

Currency Matters

While Applica transacts business predominantly in U.S. dollars and most of its revenues are collected in U.S. dollars, a portion of its costs, such as payroll, rent and indirect operational costs, are denominated in other currencies, such as Hong Kong dollars and Mexican pesos. In addition, while a small portion of its revenues are collected in foreign currencies, such as Canadian dollars, Argentine pesos, Colombian pesos, Chilean pesos and Venezuelan bolivars, a significant portion of the related cost of goods sold are denominated in U.S. dollars. Changes in the relation of these and other currencies to the U.S. dollar will affect Applica’s cost of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on Applica’s results of operations cannot be accurately predicted. The dollar foreign exchange rates may not be stable in the future and fluctuations in financial markets may have a material adverse effect on Applica’s business, financial condition and results of operations.

In 1994, China pegged the renminbi (also called the yuan) at an exchange rate of 8.28 to the U.S. dollar. U.S. groups argued that the peg makes China’s exports to the U.S. cheaper, and U.S. exports to China more expensive, thus greatly contributing to China’s trade surplus with the U.S. In July 2005, China ended its peg to the dollar and let the renminbi fluctuate versus a basket of currencies. Immediately, the new renminbi rate revalued the currency by 2.1% to 8.11 to the dollar. At March 10, 2006, the renminbi exchange rate was 8.05 to the dollar. Because a substantial number of Applica’s products are imported from China, the floating currency could result in significant fluctuations in Applica’s product costs and could have a material effect on its business.

From time to time, Applica uses forward exchange and option contracts to reduce fluctuations in foreign currency cash flows related to finished goods and other operating purchases. The purpose of Applica’s foreign currency management activity is to reduce the risk that anticipated cash flows and earnings from foreign currency denominated transactions may be affected by changes in exchange rates.

For additional information on exchange rate sensitivity, see “Applica Quantitative and Qualitative Disclosures about Market Risk” below.

HAMILTON BEACH/PROCTOR-SILEX CONTRACTUAL OBLIGATIONS TABLE — HISTORICAL

Following is a table that summarizes the contractual obligations of Hamilton Beach/Proctor-Silex as of June 30, 2006:

	Payments Due by Period
		Next
Contractual Obligations	Total	12 months	Year 2	Year 3	Year 4	Year 5	Thereafter
	(In thousands)

Revolving credit facility	$55,001	$7,065	$—	$—	$—	$—	$47,936
Capital lease obligations including principal and interest	518	34	34	34	34	34	348
Purchases and other obligations	190,610	179,453	345	1,682	1,900	2,506	4,724
Operating leases	30,101	4,920	5,112	4,946	4,817	4,565	5,741

Total contractual cash obligations	$276,230	$191,472	$5,491	$6,662	$6,751	$7,105	$58,749

APPLICA CONTRACTUAL OBLIGATIONS TABLE — AS REPORTED

At December 31, 2005, Applica’s contractual obligations and commercial commitments were as follows:

	Payment Due in:
			2007 to	2009 to	More Than
Contractual Obligations	Total	2006	2008	2010	5 years
	(In thousands)

Debt obligations	$145,274	$—	$55,750	$89,524	$—
Operating lease obligations	18,692	4,145	6,203	3,308	5,036
Royalties	62,500	12,500	25,000	25,000	—
Consulting arrangements	8,305	3,350	4,101	854	—
Other long-term liabilities reflected on the balance sheet	475	475	—	—	—

Total	$235,246	$20,470	$91,054	$118,686	$5,036

There have been no material changes to Applica’s contractual obligations and commercial commitments since December 31, 2005.

LIQUIDITY AND CAPITAL RESOURCES OF HAMILTON BEACH — AFTER THE COMPLETION OF THE MERGER

After the completion of the merger, Applica will cease to exist as a separate legal entity. Our primary source of liquidity will continue to be cash flow generated from operations. We expect that our primary liquidity requirements will be for debt service on our indebtedness. We will also borrow cash under our credit facility to finance ongoing operations and growth, repay Applica’s and Hamilton Beach/Proctor-Silex’s existing debt, pay the special dividend to NACCO and pay fees and expenses related to the spin-off and merger. On a pro forma basis, after giving effect to the financing transactions related to the spin-off and merger, we would have had total outstanding debt of approximately $298.5 million as of June 30, 2006.

Financing Activities

Before the spin-off, Hamilton Beach/Proctor-Silex expects to enter into a $250.0 million senior secured, floating-rate revolving credit facility that will expire in 2011. Our revolving credit facility will be governed by a borrowing base derived from advance rates against the inventory and accounts receivable of Hamilton Beach, as defined in our revolving credit facility. A portion of the availability can be denominated in Canadian dollars to provide funding to our Canadian subsidiaries. Borrowings will bear interest at a floating rate, which can be a base rate, LIBOR, or bankers’ acceptance rate, as defined in our revolving credit facility, plus an applicable margin. Our revolving credit facility will also require a per annum fee on the unused commitment. The applicable margin will be subject to quarterly average excess availability. Our revolving credit facility will be secured by a first lien on the inventory and accounts receivable of Hamilton Beach and a second lien on all other assets.

Our revolving credit facility will include financial covenants that, among other things, set limitations on additional indebtedness, investments and dividends. In addition, should excess availability, as defined in our revolving credit facility, fall below a minimum level, we would be required to meet a minimum fixed charge ratio test. On a pro forma basis as of June 30, 2006, Hamilton Beach would have been in compliance with the covenants in our revolving credit facility.

In addition, Hamilton Beach/Proctor-Silex expects to enter into a term loan agreement that will provide for term loans of $200.0 million and will mature in 2012. The term loans will require quarterly principal payments in an amount equal to 1% per year for the term of the loan, with the remaining balance to be paid in 2012. The obligation under our term loan agreement will be secured by a first lien on all existing and after acquired assets owned by Hamilton Beach and a second lien on all of the collateral securing the obligations of Hamilton Beach under the revolving credit facility.

The term loan agreement will include financial covenants, which, among other things, will set limitations on additional indebtedness, investments, dividends and capital expenditures. The term loan agreement will also require us to meet certain financial tests, including, but not limited to, maximum capital expenditures, maximum total leverage ratio and minimum fixed charge coverage ratio tests.

Under the terms of our credit facility, we may not pay aggregate cash dividends or make other distributions in respect of our capital stock in any fiscal year that exceed the lesser of (1) 90% of our consolidated net income for the previous fiscal year or (2) our consolidated EBITDA (as defined in the credit agreement) for the previous fiscal year (less certain capital expenditures and income taxes paid in cash during that fiscal year). However, after a specified date (to be agreed upon before the effective date of the merger), we may pay cash dividends or make distributions in excess of the foregoing amount, if after giving effect to the dividends or distribution, we satisfy specified financial ratios and can demonstrate, among other things, adequate liquidity and pro forma compliance with those financial ratios. Under the indenture governing the Applica 10% notes, we may not, and may not permit any of our subsidiaries, to declare or pay any dividend or make any other payment or distribution on account of our or any of our subsidiaries’ equity interests, subject to certain exceptions. We expect to complete the required change in control offer and subsequent redemption, if necessary, of the entire outstanding aggregate principal amount of the Applica 10% notes as soon as practicable after the merger.

CONTRACTUAL OBLIGATIONS TABLE OF HAMILTON BEACH — AFTER THE COMPLETION OF THE MERGER

The following contractual obligations table sets forth our commitments as of June 30, 2006 on a pro forma basis to reflect the spin-off and merger. The contractual obligations table should be read in connection with the unaudited pro forma financial statements and related notes contained elsewhere in this proxy statement/prospectus/information statement.

	Payments Due by Period
		Next
Contractual Obligations	Total	12 Months	Year 2	Year 3	Year 4	Year 5	Thereafter
	(In thousands)

Revolving credit facility	$98,484	$25,838	$—	$—	$—	$—	$72,646
Term loans	200,000	—	—	—	—	—	200,000
Capital lease obligations including principal and interest	518	34	34	34	34	34	348
Operating leases	37,049	8,872	7,057	5,686	5,127	4,565	5,741
Purchases and other obligations	362,037	350,880	345	1,682	1,900	2,506	4,724
Royalties	56,250	12,500	12,500	12,500	12,500	6,250	—
Consulting arrangements	5,979	2,050	2,050	1,879	—	—	—

Total contractual cash obligations	$760,317	$400,174	$21,986	$21,781	$19,561	$13,355	$283,459

HAMILTON BEACH/PROCTOR-SILEX QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Hamilton Beach/Proctor-Silex has entered into certain financing arrangements that require interest payments based on floating interest rates. As such, Hamilton Beach/Proctor-Silex’s financial results are subject to changes in the market rate of interest. To reduce the exposure to changes in the market rate of interest, Hamilton Beach/Proctor-Silex has entered into interest rate swap agreements for a significant portion of its floating rate financing arrangements. Hamilton Beach/Proctor-Silex does not enter into interest rate swap agreements for trading purposes. Terms of the interest rate swap agreements require Hamilton Beach/Proctor-Silex to receive a variable interest rate and pay a fixed interest rate.

For purposes of specific risk analysis, Hamilton Beach/Proctor-Silex uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in interest rates. Hamilton Beach/Proctor-Silex assumes that a loss in fair value is an increase to its liabilities. The fair value of Hamilton Beach/Proctor-Silex’s interest rate swap agreements was a liability of $2.1 million at December 31, 2005. A hypothetical 10% decrease in interest rates would cause an increase in the fair value of interest rate swap agreements’ liability amount by $0.5 million compared with its fair value at December 31, 2005.

Foreign Currency Exchange Rate Risk

Hamilton Beach/Proctor-Silex operates internationally and enters into transactions denominated in foreign currencies. As such, its financial results are subject to the variability that arises from exchange rate movements. Hamilton Beach/Proctor-Silex uses forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies and not for trading purposes. These contracts mature within one year and require Hamilton Beach/Proctor-Silex to buy or sell Canadian dollars or Mexican pesos for the functional currency in which Hamilton Beach/Proctor-Silex operates at rates agreed to at the inception of the contracts. The fair value of these contracts was a net liability of $0.1 million at December 31, 2005.

For purposes of specific risk analysis, Hamilton Beach/Proctor-Silex uses sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in foreign currency exchange rates. Hamilton Beach/Proctor-Silex assumes that a loss in fair value is either a decrease to its assets or an increase to its liabilities. Assuming a hypothetical 10% strengthening of the U.S. dollar compared with other foreign currencies at December 31, 2005, the fair value of foreign currency-sensitive financial instruments, which primarily represents forward foreign currency exchange contracts, would increase by $1.3 million compared with its fair value at December 31, 2005. It is important to note that the increase in fair value indicated in this sensitivity analysis would be somewhat offset by changes in the fair value of the underlying receivables, payables and net investments in foreign subsidiaries.

Commodity Price Risk

Hamilton Beach/Proctor-Silex uses certain commodities, including steel, resins and linerboard, in the normal course of its manufacturing processes. As such, the cost of operations is subject to variability as the market for these commodities changes. Hamilton Beach/Proctor-Silex monitors this risk and, from time to time, enters into derivative contracts to hedge this risk. Hamilton Beach/Proctor-Silex does not currently have any such derivative contracts outstanding, nor does Hamilton Beach/Proctor-Silex have any significant purchase obligations to obtain fixed quantities of commodities in the future.

APPLICA QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK — AS REPORTED

Applica is exposed to the impact of interest rate changes and foreign currency fluctuations. In the normal course of business, Applica employs established policies and procedures to manage its exposure to changes in interest rates and foreign currencies using a variety of financial instruments.

Interest Rate Sensitivity

Applica’s primary market risk exposure with respect to interest rates is changes in short- and long-term interest rates in the United States. Certain of Applica’s debt arrangements represent floating rate debt and accordingly, Applica is subject to interest rate risk. Applica uses interest rate risk management contracts to manage its fixed-to-floating ratio, which may reduce the impact of changes in interest rates on its floating rate debt. Applica’s objectives in managing exposure to interest rate changes are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, Applica primarily uses interest rate swaps to manage net exposure to interest rate changes related to its portfolio of borrowings. Applica maintains fixed rate debt as a percentage of its net debt between a minimum and maximum percentage, which is set by policy.

The tables below provide information regarding Applica’s derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments expected to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

	At December 31, 2005
	Expected Maturity Dates							Fair
	2006	2007	2008	2009	2010	Thereafter	Total	Value(1)
	(Dollars in thousands)

Liabilities:
Debt:
Fixed Rate	—	—	$55,750	—	—	—	$55,750	$54,217
Average Interest Rate	—	—	10.00%	—	—	—
Variable Rate	—	—	—	$89,524	—	—	$89,524	$89,524
Average Interest Rate	—	—	—	(2)	—
Interest Rate Contracts:
Interest Rate Swaps:
Pay Floating	—	—	—	—	—	—	—	—
Average Pay Rate	—	—	—	—	—	—
Average Receive Rate	—	—	—	—	—	—

(1)	Fair values were determined based on broker quotes or quoted market prices or rates for the same or similar instruments.

(2)	Includes $20.0 million term loan and the outstanding balance of $69.5 on the senior credit facility. The variable rate on the $20 million term loan is set on a monthly basis using the three month LIBOR rate plus an applicable margin of 6.25%. The variable rate senior credit facility is set depending upon the interest period elected by Applica (one, two, three or six months) at a rate equivalent to the LIBOR rate plus an applicable margin based upon Applica’s average availability (1.75% as of December 31, 2005), or at a rate equivalent to the prime rate plus an applicable margin based upon Applica’s leverage ratio (zero as of December 31, 2005).

	At December 31, 2004
	Expected Maturity Date							Fair
	2005	2006	2007	2008	2009	Thereafter	Total	Value(2)
	(Dollars in thousands)

Liabilities:
Debt:
Fixed Rate	$3,000	—	—	$61,008 (1)	—	—	$64,008	$64,008
Average Interest Rate	6.00%	—	—	10.00%	—	—
Variable Rate	$914	—	—	—	$88,541	—	$89,445	$89,445
Average Interest Rate	(3)	—	—	—	(4)	—
Interest Rate Contracts:
Interest Rate Swaps:
Pay Floating(5)	—	—	—	$30,000	—	—	$30,000	$258
Average Pay Rate	8.83%	9.03%	9.18%	10.62%	—	—
Average Receive Rate	10.00%	10.00%	10.00%	10.00%	—	—

(1)	Includes $258,000 that represents the positive fair value of an underlying hedge as of December 31, 2004 related to SFAS 133.

(2)	Fair values were determined based on broker quotes or quoted market prices or rates for the same or similar instruments.

(3)	The variable rate revolving foreign trade facility is set at a rate equivalent to the LIBOR rate plus 1.125%.

(4)	The variable rate revolving credit facility is set depending upon the interest period elected by Applica (one, two, three or six months) at a rate equivalent to the LIBOR rate plus an applicable margin based upon Applica’s leverage ratio (2.00% as of December 31, 2004) or at a rate equivalent to the Prime Rate plus an applicable margin based upon Applica’s leverage ratio (zero as of December 31, 2004).

(5)	At December 31, 2004, Applica had an interest rate swap contract to pay a variable rate of interest of six month LIBOR in arrears plus 5.45% and receive a fixed rate of interest at 10% that matures on July 31, 2008. The LIBOR used to calculate the average pay rate is based upon the forward yield curve as of December 31, 2004.

Exchange Rate Sensitivity

Applica’s primary market risk exposure with respect to exchange rates is to changes in U.S. dollar/Mexican peso, U.S. dollar/Hong Kong dollar and U.S. dollar/Canadian dollar exchange rates. In addition, Applica also has exposure to the Argentinean peso, Colombian peso, Chilean peso and Venezuelan bolivar. Certain forecasted transactions could expose Applica to foreign currency risk. Applica purchases currency forwards and options as cash flow hedges of foreign currency forecasted transactions related to the purchase of third party raw materials and other operating expenses.

Applica’s objective in managing exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility in order to allow management to focus on core business issues and challenges. Accordingly,

Applica enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets, liabilities, commitments and forecasted foreign currency revenues and expenses. Applica uses option strategies and forward contracts that provide for the sale or purchase of foreign currencies to hedge probable, but not firmly committed expenditures. The principal currencies hedged are the Mexican peso, Hong Kong dollar and Canadian dollar. By policy, Applica maintains hedge coverage between minimum and maximum percentages of its forecasted foreign exchange exposures for periods not to exceed eighteen months. The gains and losses on these contracts offset changes in the value of the related exposures.

As of June 30, 2006, Applica did not have any forward exchange contracts, or purchased options outstanding. It is Applica’s policy to enter into foreign currency and interest rate transactions and other financial instruments only to the extent considered necessary to meet its objectives as stated above. Applica does not enter into these transactions for speculative purposes. See Note U, Financial Instruments, of Applica’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement.

APPLICA RECENT DEVELOPMENTS

The information set forth below reflects updates to the information included in Applica’s management’s discussion and analysis of financial condition and results of operations included above.

Mexican Manufacturing Operations

In August 2006, Applica entered into a non-binding letter of intent with an unrelated third party to sell the land and building housing its factory in Mexico, which ceased operations in October 2005. Applica expects the sale to close in the first quarter of 2007. The land and building were classified as an asset held for sale and included in prepaid expenses and other in Applica’s consolidated balance sheets contained elsewhere in this proxy statement/prospectus/information statement. Applica does not expect a significant gain or loss upon the sale of the land and building.

Capital Resources

Applica’s primary sources of short-term capital are its cash flow from operations and borrowings under the senior credit facility. Applica’s credit facility is a $125 million asset-based senior secured revolving credit facility maturing in November 2009.

At Applica’s option, interest accrues on the loans made under the senior credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Applica’s fixed charge coverage ratio and set at 1.75% on June 30, 2006 and at 1.50% on September 1, 2006), which was 7.08% at June 30, 2006 and 6.83% at September 1, 2006; or

•	the base rate (Bank of America’s prime rate), plus a specified margin (based upon Applica’s fixed charge coverage ratio, and was zero at June 30, 2006 and September 1, 2006), which was 8.25% at June 30, 2006 and September 1, 2006.

Swing loans up to $15.0 million bear interest at the base rate plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at June 30, 2006 and September 1, 2006), which was 8.25% at June 30, 2006 and September 1, 2006.

Management expects LIBOR borrowing margins under the senior credit facility to remain at between 1.50% and 1.75% from September 1, 2006 through December 31, 2006. Management expects base rate borrowing margins under the senior credit facility to remain at zero through December 31, 2006.

As of September 1, 2006, Applica had approximately $83.7 million outstanding under its senior credit facility and had approximately $40.3 million available for future cash borrowings; provided however, during the time in which its fixed charge coverage ratio is less than 1.0 to 1.0 (as it was at September 1, 2006), the availability for future cash borrowings is reduced by $10 million. There were $1.2 million in letters of credit outstanding under Applica’s senior credit facility at September 1, 2006.

BUSINESS OF HAMILTON BEACH

After the spin-off and merger, Hamilton Beach will operate Applica’s business and will also continue Hamilton Beach/Proctor-Silex’s current business and retain Hamilton Beach/Proctor-Silex’s current brand names.

Corporate Overview

Hamilton Beach/Proctor-Silex is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. Hamilton Beach/Proctor-Silex’s products are marketed primarily to retail merchants and wholesale distributors. NACCO plans to spin-off Hamilton Beach/Proctor-Silex, its indirect, wholly owned subsidiary. Immediately after the spin-off, Applica will merge with and into Hamilton Beach/Proctor-Silex and Applica will cease to exist.

Historical Overview of Hamilton Beach/Proctor-Silex

Hamilton Beach/Proctor-Silex, a Delaware corporation incorporated in 1990, is an indirect, wholly owned subsidiary of NACCO. Hamilton Beach/Proctor-Silex designs, manufactures, imports and markets a wide range of small electric household appliances, including motor-driven appliances such as blenders, mixers, can openers and food processors and heat-driven appliances such as coffeemakers, irons, toasters, slow cookers, indoor grills and toaster ovens. Hamilton Beach/Proctor-Silex’s products are marketed primarily to retail merchants and wholesale distributors. Hamilton Beach/Proctor-Silex also markets a line of air purifiers and odor eliminators. In addition, Hamilton Beach/Proctor-Silex designs, manufactures, imports and markets commercial products for restaurants, bars and hotels.

In 2005, Hamilton Beach/Proctor-Silex continued to execute its strategy to restructure manufacturing activities by reducing operations in its Saltillo, Mexico facility and sourcing more products from China. This facility was sold in 2006. Also in 2005, Hamilton Beach/Proctor-Silex sold its Mt. Airy, North Carolina property where it previously had operations.

In 2005, Hamilton Beach/Proctor-Silex promoted seven of its latest innovative products with consumer advertising, including the Hamilton Beach® BrewStation® dispensing coffeemaker, the Hamilton Beach® grill with removable grids, the Hamilton Beach® Big Mouth® food processor, the Hamilton Beach WaveStationtm blender, the Hamilton Beach® Change-a-Bowl® Slicer/Shredder, the Hamilton Beach® Toastation® toaster, and the Hamilton Beach® eclectrics® all-metal line of appliances.

For financial information about Hamilton Beach/Proctor-Silex’s geographical areas, see Note 14, Business Segment Information, to Hamilton Beach/Proctor-Silex’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement.

Historical Overview of Applica

Applica is a Florida corporation, which was incorporated in 1963, and is a marketer and distributor of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as LitterMaid®, Belson®, Windmere® and Applica®. Applica’s customers include mass merchandisers, beauty supply distributors, specialty retailers, department stores, pet supply channels, home centers and appliance distributors primarily in North America, Latin America and the Caribbean. Applica manages its operations through two business segments: Household Products and Professional Personal Care Products.

In October 2005, Applica ceased manufacturing operations. It now outsources all of its production to third-party suppliers located primarily in China.

Applica’s distribution, sales, and marketing operations are primarily handled through its U.S. operating subsidiary, Applica Consumer Products, Inc. Applica also has separate entities or branch offices providing distribution, sales and marketing operations in Canada, Puerto Rico, Costa Rica, Mexico, Chile, Argentina, Venezuela, Peru and Colombia.

For financial information about Applica’s segments and financial information about geographical areas, see Note R, Business Segment and Geographic Information, to Applica’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement.

Hamilton Beach after the Merger

For the year ended December 31, 2005, on an adjusted pro forma basis, after giving effect to the spin-off, merger and related financing transactions, Hamilton Beach would have had annual revenues of approximately $1,084 million. Headquartered in Glen Allen, Virginia, we will be led by:

•	Dr. Michael J. Morecroft as President and Chief Executive Officer;

•	Keith B. Burns as Vice President, Engineering and Product Development;

•	Kathleen L. Diller as Vice President, General Counsel and Secretary;

•	Gregory E. Salyers as Vice President, Operations;

•	Paul C. Smith as Senior Vice President, Sales;

•	James H. Taylor as Vice President, Chief Financial Officer and Treasurer; and

•	Gregory H. Trepp as Vice President, Marketing.

Products and Brand Names

We design, manufacture, import and market a wide range of small electric household appliances, under our brand names, Hamilton Beach®, Hamilton Beach® eclectrics®, Proctor-Silex®, and Traditions By ProctorSilex®. We also market a line of air purifiers and odor eliminators under the TrueAir® brand. In addition, we design, manufacture, import and market commercial products for restaurants and bars under the Hamilton Beach® Commercial brand. We license the Black & Decker® brand for use in marketing certain small household appliances in North America, Latin America (excluding Brazil) and the Caribbean. In addition, we own certain sub-brands, including Toast R Oven, ProFinish and Quick N’ Easy, and license Spacemaker for under the cabinet kitchen appliances. We expect to continue to develop new sub-brands for product differentiation at the retail level, including Gizmotm, SmartBrewtm, Digital Advantagetm and Prestigetm.

A considerable portion of our revenue is generated through the sale of Black & Decker® branded products, which represented approximately 78% of Applica’s total consolidated revenue in 2005, 79% in 2004 and 70% in 2003.

We provide customers with a broad product line in the small electric household and commercial appliances industry. Our products in the kitchen product category include toaster ovens, toasters, blenders, can openers, coffee grinders, coffee makers, electric knives, jar openers, skillets, bag sealers, deep fryers, food choppers, food processors, hand mixers, slow cookers, indoor grills, rice cookers and steamers and other similar products. These categories also include the Black & Decker® single cup coffee maker that is a part of the Home Cafétm brewing system, which Applica developed with The Procter & Gamble Company. Black & Decker® branded toaster ovens, hand mixers, can openers, citrus juicers, and food steamers are market leaders in these categories.

We also distribute home products, personal care products, pet products and pest control products. Our home products group includes garment care products, such as hand-held irons. Black & Decker® branded irons continue to be a leader in the category through design innovations. We also distribute vacuum cleaners under the Black & Decker® brand in Latin America.

Our personal care products group focuses mainly on professional personal care lines marketed under the Belson® brand and other private label brands, and includes hair dryers, curling irons, curling brushes, hairsetters, combs and brushes and shears. The products are sold primarily to beauty supply distributors and beauty supply stores, which in turn sell the products to beauty salons and professional hair stylists.

Our pet products group features the LitterMaid® patented self-cleaning cat litter box. This innovative product is supported throughout the U.S. marketplace at retailers like Wal-Mart, Target, PetsMart and Petco. LitterMaid® is driven by a national TV advertising campaign. The LitterMaid® product line delivers a recurring revenue stream from consumable accessories, including waste receptacles, charcoal filters, and LitterMaid® branded litter.

Our pest control products group includes pest control and repelling devices that use ultrasonic or subsonic sound waves to control insects and rodents, primarily in homes. The core of the business is the ultrasonic direct plug-in pest repellers, a result of Applica’s Weitech, Inc. acquisition in May 2002. Since 2004, the majority of our pest products have been marketed under the Black & Decker® brand name.

Product Design and Development

Hamilton Beach/Proctor-Silex spent $6.9 million in 2005, $7.2 million in 2004 and $5.0 million in 2003 on product design and development activities. After the merger, we will continue to focus on product design and development.

After the merger, we will continue to work closely with both retailers and suppliers to identify consumer needs and preferences and to generate new product ideas. We will evaluate new ideas and seek to develop and acquire new products and improve existing products to satisfy marketplace requirements and changing consumer preferences. We will continue to design the style, features and functionality of our products to meet customer requirements for quality, performance, product mix and pricing.

New products are those that require a new mold, have a new feature or benefit, or those that have not been in our product line in the previous 12 months. Adding features or providing a “fresh” look to existing products, either through design upgrades or creative packaging, is a necessity for maintaining consumer preferences, protecting existing retailer shelf space and maintaining acceptable price points.

Applica launched over 140 new products in 2005, over 140 in 2004 and 120 new products in 2003, most of which were refreshes. Some of the new products launched in 2005 by Applica included:

•	the second generation Black & Decker® single cup coffee maker that is a part of the Home Cafétm brewing system;

•	the 3-in-1 Open It All Lids Off®, which opens jars, cans and bottles and constitutes the second generation of jar openers; and

•	the Gizmo Tilt ’N Mix® salad dressing mixer, a new Gizmo product that capitalizes on the current healthy eating trend.

Sales, Marketing and Distribution

Hamilton Beach/Proctor-Silex.  Hamilton Beach/Proctor-Silex generally markets its “better” and “best” segments under the Hamilton Beach® brand and uses the Proctor-Silex® brand for the “good” and “better” segments. Hamilton Beach/Proctor-Silex markets premium products under the Hamilton Beach® eclectrics® brand and its opening price point products under the Traditions By ProctorSilex® brand. Hamilton Beach/Proctor-Silex also markets air purifiers, allergen reducers and home odor elimination products under the TrueAir® brand. In addition, Hamilton Beach/Proctor-Silex supplies Wal-Mart with GE-brand kitchen electric and garment-care appliances under Wal-Mart’s license agreement with General Electric Company. In addition, Hamilton Beach/Proctor-Silex supplies Target with Michael Graves-brand kitchen appliances under Target’s store-wide Michael Graves line. Hamilton Beach/Proctor-Silex also licenses the Febreze brand from The Procter & Gamble Company for use in its air-treatment line. Hamilton Beach/Proctor-Silex markets its products primarily in North America, but also sells products in Latin America, Asia-Pacific and Europe. Sales are generated predominantly by a network of inside sales employees to mass merchandisers, national department stores, variety store chains, drug store chains, specialty home retailers and other retail outlets.

Sales promotion activities are primarily focused on cooperative advertising. In 2005, Hamilton Beach/Proctor-Silex also promoted its latest innovative products through the use of direct response television advertising. In 2005, Hamilton Beach/Proctor-Silex licensed certain of its brands to various licensees for water coolers, microwaves and water treatment products.

Hamilton Beach/Proctor-Silex’s warranty program to the consumer consists generally of a limited warranty lasting for varying periods of up to three years for electric appliances, with the majority of products having a warranty of one year or less. Under its warranty program, Hamilton Beach/Proctor-Silex may repair or replace, at its option, those products found to contain manufacturing defects.

Applica.  Applica’s products are sold principally by an internal sales staff. The sales teams for Wal-Mart Stores Inc. and Target Corporation are located in Bentonville, Arkansas and Minneapolis, Minnesota in order to provide full sales operational support to its two biggest customers. Applica also has a regional sales office in Chicago, Illinois, which manages a national network of sales management and account executives focused on all other key U.S. retailers, and regional sales offices in Canada, Mexico, Colombia and Chile, which manage the sales organizations in each such region. Each sales manager has primary coverage responsibility for certain retail accounts. Applica also uses independent sales representatives, primarily in Central America and the Caribbean. Additionally, Applica uses outside sales representatives for the professional personal care business. This strategy allows Applica to keep its costs variable, while giving it access to sales people that are knowledgeable about the categories. In addition to directing Applica’s marketing efforts toward retailers, Applica sells certain of its products directly to consumers through infomercials and its internet website.

Strategic Alliances

Hamilton Beach/Proctor-Silex.  After the merger, we will continue to pursue strategic alliances to further differentiate our products and to create growth opportunities. Such alliances may include brand development and product development alliances.

In 2006, Hamilton Beach/Proctor-Silex introduced an alliance with The Procter & Gamble Company in the form of a license for the Febreze brand. The license enables Hamilton Beach/Proctor-Silex to market its industry leading line of odor eliminators under the Febreze brand. Hamilton Beach/Proctor-Silex also has developed an alliance with S.C. Johnson & Son. Hamilton Beach/Proctor-Silex has leveraged its expertise in developing small electric appliances by helping S.C. Johnson & Son create its Scrubbing Bubbles® Automatic Shower Cleaner. This relationship allows Hamilton Beach/Proctor-Silex to collect recurring revenues based on sales of the Scrubbing Bubbles® Automatic Shower Cleaner. Hamilton Beach/Proctor-Silex also has developed partnerships with several companies to license the Hamilton Beach® and Proctor-Silex® brands into categories that Hamilton Beach/Proctor-Silex does not plan to pursue directly itself. Hamilton Beach/Proctor-Silex has secured licensing programs in the microwave, water cooler and water treatment categories.

Applica.  Applica’s current alliance with The Black & Decker Corporation encompasses brand development. Applica has worked closely with The Black & Decker Corporation to ensure that the Black & Decker® brand representation is seamless to the consumer. An example of this relationship is the joint development of new consumer communications for the Black & Decker® brand. This project involves the creation of packaging and advertising materials that will be similar for all Black & Decker® branded products, including household appliances and power tools. In 2005, Applica also worked in conjunction with The Black & Decker Corporation to upgrade the level of consumer product information on Applica’s website, providing easier access to a more comprehensive product assortment with improved navigation.

Additionally, in 2004, Applica introduced the Home Cafétm single-cup coffee maker with The Procter & Gamble Company. This product provides Applica with the opportunity for recurring revenues through a consumable component. We may share in revenues received by The Procter & Gamble Company from the sale of the beverage pods if certain targets for household penetration are met by the Home Cafétm platform. Such targets were not met in 2005 and are not expected to be met in 2006. If such targets are not met by 2009, we will not receive any revenue related to the sale of beverage pods.

Suppliers

Hamilton Beach/Proctor-Silex.  The principal raw materials used to manufacture and distribute Hamilton Beach/Proctor-Silex’s products are plastic, glass, steel, copper, aluminum and packaging materials. Hamilton Beach/Proctor-Silex believes that adequate quantities of raw materials are available from various suppliers.

In 2005, Hamilton Beach/Proctor-Silex purchased approximately 80% of its finished products from suppliers in China. Hamilton Beach/Proctor-Silex believes that there are adequate third-party supplier choices available.

Applica.  Applica purchased approximately 86% of its finished products from outside suppliers in 2005, 65% in 2004 and 37% in 2003.

In July 2004, as part of the sale of its Hong Kong-based manufacturing operations, Applica entered into a supply agreement with Elec-Tech International (H.K.) Company, Ltd. Elec-Tech accounted for approximately 35% of Applica’s total purchases in 2005 and 14% in 2004. The supply agreement was terminated by Applica in December 2005 as the result of material breaches by Elec-Tech, most of which were corrected after the termination date. Applica intends to continue to purchase certain products from Elec-Tech and Elec-Tech is expected to remain a significant supplier for Applica in 2006. Applica believes that the products currently made by Elec-Tech are available from other suppliers on similar terms, although the transition of a significant amount of production would involve some risks.

Applica maintains supply contracts with certain other third party suppliers, which include standard terms for production, delivery, quality and indemnification for product liability claims. Specific production amounts are ordered by separate purchase orders.

Customers

Hamilton Beach/Proctor-Silex.  Hamilton Beach/Proctor-Silex’s principal customers during 2005 included Wal-Mart, Kmart, Target, Canadian Tire, Family Dollar, Sears, Bed, Bath & Beyond, Dollar General, Kohl’s and AAFES. Sales to one of Hamilton Beach/Proctor-Silex’s customers, Wal-Mart, constituted approximately 39%, 39% and 36% of Hamilton Beach/Proctor-Silex’s revenues in 2005, 2004, and 2003, respectively. The loss of this customer would be material to Hamilton Beach/Proctor-Silex before the merger and Hamilton Beach after the merger.

Applica.  Applica markets its products primarily through mass merchandisers, but also distributes to home improvement warehouses, specialty retailers, warehouse clubs, drug and grocery stores, department stores, television shopping channels, pet supply retailers, beauty supply stores, catalogers, independent distributors and military post exchange outlets, as well as through e-commerce websites. In each of 2005, 2004 and 2003, Applica’s top three customers were Wal-Mart Stores, Inc., Target Corporation and Sally Beauty Supply. These customers accounted for approximately 48% of consolidated net sales in 2005, 51% in 2004 and 44% in 2003. Wal-Mart accounted for approximately 32% of Applica’s consolidated net sales in 2005, 35% in 2004 and 30% in 2003. Target Corporation accounted for approximately 11% of Applica’s consolidated net sales in 2005, 11% in 2004 and 9% in 2003. No other customer accounted for more than 10% of consolidated net sales of Applica in 2005, 2004 or 2003.

Backlog

Hamilton Beach/Proctor-Silex.  Because of the seasonal nature of the markets for small electric household appliances, Hamilton Beach/Proctor-Silex’s management believes that backlog is not a meaningful indicator of performance and is not a significant indicator of annual sales. As of June 30, 2006, backlog for Hamilton Beach/Proctor-Silex was approximately $26.2 million. This compares with the backlog as of June 30, 2005 of approximately $22.0 million. This backlog represents customer orders, which may be cancelled at any time before shipment.

Applica.  Applica’s backlog consists of orders for our products, which are typically subject to change and cancellation until shipment. Customer order patterns vary from year to year, largely because of annual differences in consumer acceptance of product lines, product availability, marketing strategies, inventory levels of retailers and differences in overall economic conditions. As a result, comparisons of backlog as of any date in a given year with backlog at the same date in a prior year are not necessarily indicative of sales for that entire given year. As of June 30, 2006, Applica had a backlog of approximately $34.4 million compared to $37.2 million as of June 30, 2005. The decrease in the backlog from 2005 to 2006 is primarily attributable to the slower sales during the 2005 holiday season and the loss of contract manufacturing as the result of the elimination of our manufacturing operations, which involved longer lead-times for product orders. We do not believe that the amount of backlog orders is a significant predictor of our business.

Seasonality

Our business is highly seasonal, with operating results varying from quarter to quarter. We have historically experienced higher revenues in the third and fourth quarters of the fiscal year, primarily due to increased demand by customers in late summer for “back-to-school” sales and in the fall for the holiday season. The majority of our sales occur from September through November.

Intellectual Property

Hamilton Beach/Proctor-Silex.  Hamilton Beach/Proctor-Silex holds patents and trademarks registered in the United States and foreign countries for various products. Hamilton Beach/Proctor-Silex believes that its business is not dependent upon any individual patent, trademark, copyright or license, but that the Hamilton Beach® and Proctor-Silex® trademarks are material to its business.

Applica.  Applica manufactures and distributes products with features for which it has filed or obtained licenses for trademarks, patents and design registrations in the United States and in several foreign countries. Its right to these patents and trademarks is a significant part of Applica’s business and its ability to create demand for its products is dependent to a large extent on Applica’s ability to capitalize on them.

Applica licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In October 2004, Applica and The Black & Decker Corporation extended the trademark license agreement through December 2010. Under the agreement as extended, Applica agreed to continue to pay The Black & Decker Corporation royalties based on a percentage of sales, with minimum annual royalty payments of $12.5 million. Renewals of the license agreement, if mutually agreed upon, will be for five-year periods. If Black & Decker does not agree to renew the license agreement, Applica has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement.

Upon request, Black & Decker may elect to extend the license to use the Black & Decker® brand to certain additional products. In 2004, Black & Decker extended the license to bug zappers. In 2005, the license was extended to electric garment steamers and hair straightening and curling irons for the Latin American marketplace.

Applica owns the LitterMaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Applica owns two patents and has exclusive licenses to three other patents covering the LitterMaid® litter box, which require Applica to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patent and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

Additional important brand names that Applica owns include Windmere®, Belson® and Applica®. The Windmere® brand is targeted to electric kitchen appliances, primarily in Latin America. Belson® is targeted to the personal care market. In addition, Applica acquired certain sub-brands used with its Black & Decker® products, including Toast R Oventm, ProFinishtm and Quick N’ Easytm, and licenses Spacemakertm for under the cabinet kitchen appliances.

Competition

The small electric household and commercial appliance industry does not have onerous entry barriers. As a result, we compete with many small manufacturers and distributors of housewares products. In addition, Chinese manufacturers have emerged over the last few years as low cost and high quality competitors resulting in increased outsourcing by U.S. suppliers and even some retailers. Additionally, retailer consolidation has resulted in a significant power shift from suppliers to retailers, and supplier consolidation has resulted in large companies with brand depth and breadth that provide a significant competitive advantage. Hamilton Beach/Proctor-Silex competes with both domestic and international distributors. After the merger, based on publicly available information about the industry, we believe we will be one of the largest full-line distributors and marketers of small electric household and commercial appliances in North America based on key product categories.

We believe that the principal areas of competition in this industry with respect to our products are brand, product design and innovation, quality, price, product features, retail shelf space, merchandising, promotion and warranty. We believe that our future success will depend upon our ability to develop and distribute reliable products that incorporate developments in technology and satisfy customer tastes with respect to style and design. It will also depend on our ability to market a broad offering of products in each category at competitive prices.

Primary competitive brands in the small electric household appliance industry include Sunbeam, Mr. Coffee, Oster, General Electric, Rowenta, DeLonghi, George Foreman, Juiceman, Melitta, Toastmaster, Kitchen Aid, Cuisinart, Krups, Braun and Rival. In addition, we compete with retailers who use their own private label brands for household appliances. Primary competitive brands in the personal care market include Conair, Helen of Troy and Remington. Primary competitive brands in the pet and pest market include Petmate, Sunbeam and Coleman.

Government Regulation

We are subject to numerous federal and state health, safety and environmental regulations. Our management believes that the impact of expenditures to comply with such laws will not have a material adverse effect on Hamilton Beach.

As a marketer and distributor of consumer products, we are subject to the Consumer Products Safety Act and the Federal Hazardous Substances Act, which empower the U.S. Consumer Products Safety Commission, to seek to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the U.S. Consumer Products Safety Commission could require us to repair, replace or refund the purchase price of one or more of our products, or we may voluntarily do so.

In March 2005, Applica, in cooperation with the U.S. Consumer Products Safety Commission, voluntarily recalled approximately 500,000 Black & Decker® BL 5000, BL 5900 and BL 6000 blenders. Substantially all costs and expenses related to this recall were reimbursed by the supplier who manufactured the blenders.

Throughout the world, electrical appliances are subject to various mandatory and voluntary standards, including requirements in some jurisdictions that products be listed by Underwriters Laboratories, Inc. or other similar recognized laboratories. We also use the ETL SEMKO division of Intertek for certification and testing of compliance with UL standards, as well as other nation- and industry-specific standards. We endeavor to have our products designed to meet the certification requirements of, and to be certified in, each of the jurisdictions in which they are sold.

Laws regulating certain consumer products also exist in some cities and states, as well as in other countries in which we sell our products. We believe that we are in substantial compliance with all of the laws and regulations applicable to us.

Certain of the products sold by us in the United States are also subject to the Fair Packaging and Labeling Act. We believe that in addition to complying with the Fair Packaging and Labeling Act, we comply with the applicable rules and regulations of the FTC and other federal and state agencies with respect to the content of advertising and other trade practices.

Our pest control products are subject to various regulations, including regulations promulgated by the U.S. Environmental Protection Agency, as well as laws and regulations of the states and applicable state agencies. Additionally, we intend that certain of our new products will be certified by NSF International, an independent, not-for-profit organization which develops national standards for public health and safety.

Employees

Immediately after the merger, we expect to employ approximately 1,350 full-time employees worldwide, most of whom are not represented by unions. Approximately 17 current Hamilton Beach/Proctor-Silex employees located at Hamilton Beach/Proctor-Silex’s Picton, Ontario distribution facility are unionized. These employees are represented by an employee association that performs a consultative role on employment matters. In February 2005, a collective bargaining agreement, which expires on January 31, 2007, was executed for Hamilton Beach/Proctor-Silex’s Saltillo, Mexico manufacturing facility. Under this agreement, a new wage agreement with similar terms was effective in January 2006. As of August 1, 2006, there were approximately 250 employees subject to the terms of the Saltillo agreement.

We believe our current labor relations with both union and non-union employees are satisfactory. However, there can be no assurances that Hamilton Beach will be able to successfully renegotiate its union contracts without work stoppages or on acceptable terms. A prolonged work stoppage at a unionized facility could have a material adverse effect on Hamilton Beach’s business and results of operations.

Properties

The following table presents the principal facilities that will be owned or leased by Hamilton Beach immediately after the merger:

Owned/
Facility Location	Leased	Function(s)

Concord, Canada	Leased	Sales office, warehouse and distribution
Glen Allen, Virginia	Leased	Corporate headquarters
Hornlake, Mississippi	(1)	Warehouse and distribution
Little Rock, Arkansas	Leased	Warehouse and distribution
Little Rock, Arkansas	Leased	Warehouse and distribution
Memphis, Tennessee	Leased	Distribution center
Memphis, Tennessee	(1)	Warehouse and distribution
Miramar, Florida	Leased	General administration, sales, marketing and engineering offices
Picton, Ontario, Canada	Leased	Distribution center
Queretaro, Mexico	Owned	(2)
Saltillo, Coahuila, Mexico	Leased(3)	Manufacture and assembly of retail products
Shenzhen, China	Leased	Representative office
Southern Pines, North Carolina	Owned	Assembly of commercial products; service center for customer returns; catalog sales center; parts distribution center
Toronto, Ontario, Canada	Leased	Proctor-Silex Canada sales and administration headquarters
Washington, North Carolina	Leased	Customer service center

(1)	These facilities are managed by a third-party distribution provider.

(2)	In October 2005, Applica ceased manufacturing operations at the Mexican facility.

(3)	Hamilton Beach/Proctor-Silex sold this facility in April 2006 and is currently leasing a minor portion of the facility.

Hamilton Beach/Proctor-Silex also leases sales offices in several cities in the United States, Canada and Mexico.

Applica leases additional warehouse and office space in the United States, Hong Kong, Canada and Latin America pursuant to long- and short-term contracts. Applica also contracts with third-party distribution providers that provide full service warehousing and shipping services. Applica has such arrangements in Florida, Tennessee, Mississippi, Puerto Rico, Mexico, Colombia, Venezuela, Chile, Peru, Argentina, Central America and China. Service contracts are typically short-term in nature, with fixed pricing, and provide for specific performance requirements related to customer service.

In the third quarter of 2004, Applica sold its Hong Kong-based manufacturing operations and transferred control of the related manufacturing facilities.

Legal Proceedings

We are subject to legal proceedings, products liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, not covered by applicable insurance policies is not likely to have a material effect on our financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

Hamilton Beach/Proctor-Silex.  Hamilton Beach/Proctor-Silex is not a party to any pending legal proceeding that would be considered material.

Applica Shareholder Litigation.  Applica is a defendant in the consolidated class action complaint entitled Scott Schultz and Joseph Rothman, individually and on behalf of all others similarly situated, Plaintiffs v. Applica Incorporated, Harry D. Schulman, Terry L. Polistina and Michael Michienzi, Defendants, Case No. 06-60149-CIV-DIMITROULEAS, which was first filed in the United States District Court, Southern District of Florida, on February 3, 2006 and amended on July 10, 2006.

The consolidated purported class action complaint was filed on behalf of purchasers of Applica Incorporated common stock during the period between November 4, 2004 and April 28, 2005. The complaint charges Applica and certain executive officers with violations of the Securities Exchange Act of 1934. The complaint alleges that, throughout the class period, Applica issued materially false and misleading statements regarding its business, operations, management and the intrinsic value of its common stock. The complaint further alleges that these statements were materially false and misleading on the asserted basis that they failed to disclose that Applica:

•	was experiencing decreasing demand for its products; in particular, demand for two key products were not meeting internal expectations and were experiencing quality and design defects;

•	was materially overstating its net worth by failing to timely write down the value of its inventory which had become obsolete and unsaleable;

•	was experiencing higher product warranty returns, which it had not appropriately reserved for;

•	lacked adequate internal controls; and

•	issued financial statements during the class period that were not prepared in accordance with generally accepted accounting principles and, therefore, were materially false and misleading.

The plaintiffs seek, among other relief, to be declared a class, to be awarded compensatory damages, rescission rights, unspecified damages and attorneys’ fees and costs. Applica believes the claims are without merit. Applica intends to vigorously defend the lawsuit but may be unable to successfully resolve the disputes without incurring significant expenses. Due to the early stage of these proceedings, any potential loss cannot presently be determined with respect to this litigation matter, However, Applica believes any losses will be covered by applicable insurance coverage.

In February 2006, the SEC requested that Applica voluntarily produce certain documents in connection with an informal inquiry related to these matters. Applica has responded to the request for documents and other information and intends to fully cooperate with the SEC in this matter.

Applica Product Recall.  In June 2006, Applica’s U.S. operating subsidiary, Applica Consumer Products, Inc., in cooperation with the U.S. Consumer Products Safety Commission, announced a voluntary recall of approximately 410,000 units of the Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers. Applica’s Canadian operating subsidiary, Applica Canada Corporation, also recalled approximately 40,000 units of these thermal coffeemakers in Canada. Applica recorded a charge to cost of goods sold of approximately $3.7 million in the first quarter of 2006 related to the recall. Applica’s management does not believe the ultimate liability will be materially different.

As of the date of this proxy statement/prospectus/information statement, no litigation has been filed in connection with property damage or bodily injury relating to the recalled product discussed above; however, several claims for minor property damages have been made. Applica believes that the amount of ultimate liability of these claims, if any, is not likely to have a material effect on Applica’s business, financial condition or results of operations. However, as the outcome of litigation is difficult to predict, significant changes in the estimated exposures could occur.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Hamilton Beach/Proctor-Silex

As of the date of this proxy statement/prospectus/information statement, all of Hamilton Beach/Proctor-Silex’s outstanding shares of common stock are owned by Housewares Holding Company. The tables below set forth the projected beneficial ownership of Hamilton Beach common stock immediately after the completion of the spin-off and merger and are derived from information relating to the beneficial ownership of Applica common stock and NACCO common stock as of September 1, 2006. The table sets forth the projected beneficial ownership of Hamilton Beach common stock by the following individuals or entities:

•	each person who is expected to beneficially own more than 5% of the outstanding shares of Hamilton Beach Class A common stock immediately after completion of the spin-off and merger;

•	each person who is expected to beneficially own more than 5% of the outstanding shares of Hamilton Beach Class B common stock immediately after completion of the spin-off and merger;

•	the individuals who are expected to be the chief executive officer and the other four most highly compensated executive officers of Hamilton Beach;

•	the individuals who are expected to be the directors of Hamilton Beach; and

•	the individuals who are expected to be the directors and executive officers of Hamilton Beach as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. As of September 1, 2006, 6,626,822 shares of NACCO Class A common stock were issued and outstanding and 1,609,841 shares of NACCO Class B common stock were issued and outstanding. As of September 1, 2006, 24,650,069 shares of Applica common stock were issued and outstanding. The information in the table below assumes completion of the spin-off, as a result of which NACCO stockholders will be entitled to receive one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock for each share of NACCO Class A common stock and one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock for each share of NACCO Class B common stock they hold as of the close of business on the record date for the spin-off, and the merger, in which the outstanding shares of Applica common stock will be converted into the right to receive a number of shares of Hamilton Beach Class A common stock equal to 25% of the aggregate number of shares of Hamilton Beach common stock outstanding immediately after the merger. The percentages of beneficial ownership set forth below give effect to the distribution of an estimated 4.1 million shares of Hamilton Beach Class A common stock and an estimated 4.1 million shares of Hamilton Beach Class B common stock in the spin-off and the issuance of an estimated 2.7 million shares of Hamilton Beach Class A common stock in the merger. Approximately 6.9 million shares of Hamilton Beach Class A common stock and approximately 4.1 million shares of Hamilton Beach Class B common stock are expected to be outstanding immediately following completion of the merger.

Holders of shares of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock are entitled to different voting rights with respect to each class of stock. Each share of Hamilton Beach Class A common stock is entitled to one vote per share. Each share of Hamilton Beach Class B common stock is entitled to ten votes per share. Holders of Hamilton Beach Class A common stock and holders of Hamilton Beach Class B common stock generally will vote together as a single class on matters submitted to a vote of the Hamilton Beach stockholders.

Amount and Nature of Beneficial Ownership — Hamilton Beach Class A Common Stock

		Sole	Shared
		Voting and	Voting or
	Title of	Investment	Investment	Aggregate		Percent
	Class	Power	Power	Amount		of Class(1)

Harbinger Capital Partners	Class A	— (2)	1,102,032 (2)	1,102,032	(2)	16.06%
Master Fund I, Ltd.
Harbinger Capital
Partners Offshore
Manager, L.L.C.
Harbert
Management Corporation
One Riverchase Parkway
South
Birmingham, Alabama 35244
Thomas E. Taplin	Class A	351,000 (3)	— (3)	351,000	(3)	5.11%
950 South Cherry St. #506
Denver, CO 80246
Michael J. Morecroft	Class A	—	—	—		—
Alfred M. Rankin, Jr.	Class A	87,077 (4)	706,946 (4)	794,023	(4)	11.57%
[ ]	Class A
[ ]	Class A
[ ]	Class A
[ ]	Class A
Kathleen L. Diller	Class A	—	—	—		—
Gregory E. Salyers	Class A	—	—	—		—
Paul C. Smith	Class A	—	—	—		—
Gregory H. Trepp	Class A	—	—	—		—
All executive officers and directors as a group (8 persons)(5)	Class A	87,077	706,946	794,023		11.57%

(1)	Less than 1%, except as otherwise indicated.

(2)	Based on 9,830,800 shares of Applica common stock beneficially owned by Harbinger as reported on its Form 4 filed with the SEC on September 5, 2006 and the Harbinger Schedule 13D. The reporting group also consisted of HMC Investors, L.L.C., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC, HMC-New York, Inc., Philip Falcone, Raymond J. Harbert and Michael D. Luce.

(3)	Based on 392,000 shares of NACCO Class A common stock and 310,000 shares of NACCO Class B common stock beneficially owned by Mr. Taplin as of September 1, 2006.

(4)	Based on 767,901 shares of NACCO Class A common stock and 820,150 shares of NACCO Class B common stock beneficially owned by Mr. Rankin on September 1, 2006.

Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates I, L.P., which we refer to as Rankin I. Although Rankin I holds 472,371 shares of NACCO Class B common stock, it does not have any power to vote or dispose of such shares of NACCO Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of NACCO Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of NACCO Class B common stock or convert NACCO Class B common stock into NACCO Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. As a result, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of NACCO Class B common stock held by Rankin I.

In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates II, L.P., which we refer to as Rankin II, and Rankin Management, Inc., which we refer to as RMI, the general partner of Rankin II. Although Rankin II holds 338,295 shares of NACCO Class A common stock, it does not have any power to vote or dispose of such shares of NACCO Class A common stock. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin II. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of NACCO Class A common stock without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Rankin II. As a result, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of NACCO Class A common stock held by Rankin II.

In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P., which we refer to as Rankin IV. Although Rankin IV holds 105,272 shares of NACCO Class A common stock and 294,728 shares of NACCO Class B common stock, it does not have any power to vote or dispose of such shares of NACCO Class A or Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of NACCO Class A common stock and NACCO Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of NACCO Class B common stock or convert NACCO Class B common stock into NACCO Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. As a result, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 105,272 shares of NACCO Class A common stock and 294,728 shares of NACCO Class B common stock held by Rankin IV.

Mr. Rankin disclaims beneficial ownership of 606,297 shares of NACCO Class A common stock held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Rankin II and Rankin IV to the extent in excess of his pecuniary interest in each such entity. Mr. Rankin also disclaims beneficial ownership of 640,134 shares of NACCO Class B common stock held by (a) a trust for the benefit of a member of Mr. Rankin’s family and (b) Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(5)	The aggregate amount of Hamilton Beach Class A common stock beneficially owned by all individuals expected to be executive officers and directors and the aggregate amount of Hamilton Beach Class A common stock beneficially owned by all individuals expected to be executive officers and directors as a group for which they have shared voting or investment power include the shares of Hamilton Beach Class A common stock of which Mr. Rankin has disclaimed beneficial ownership in note (4) above.

Amount and Nature of Beneficial Ownership — Hamilton Beach Class B Common Stock

		Sole Voting and		Shared Voting or
	Title of Class	Investment Power		Investment Power		Aggregate Amount		Percent of Class(1)

Thomas E. Taplin	Class B	351,000	(2)	—	(2)	351,000	(2)	8.52%
950 South Cherry St. #506
Denver, CO 80246
Franklin Mutual Advisers, LLC	Class B	238,200	(3)	—		238,200	(3)	5.78%
101 John F. Kennedy
Parkway
Short Hills, NJ 07078
Rankin Associates I, L.P. et al.	Class B	(4)		(4)		236,185	(4)	5.73%
5875 Landerbrook Drive,
Suite 300
Cleveland, OH 44124-4017
Michael J. Morecroft	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	87,077	(5)	706,946	(5)	794,023	(5)	19.28%
[ ]	Class B
[ ]	Class B
[ ]	Class B
[ ]	Class B
Kathleen L. Diller	Class B	—		—		—		—
Gregory E. Salyers	Class B	—		—		—		—
Paul C. Smith	Class B	—		—		—		—
Gregory H. Trepp	Class B	—		—		—		—
All executive officers and directors as a group (8 persons)(6)	Class B	87,077		706,946		794,023		19.28%

(1)	Less than 1%, except as otherwise indicated.

(2)	Based on 392,000 shares of NACCO Class A common stock and 310,000 shares of NACCO Class B common stock beneficially owned by Mr. Taplin as of September 1, 2006.

(3)	Based on 476,400 shares of NACCO Class A common stock beneficially owned by Franklin Mutual Advisers, LLC, or FMA, as a result of being an investment adviser, as reported on its Schedule 13G/A filed with the SEC on February 7, 2006. The securities reported are held under advisory contracts that grant to FMA all investment and voting power over the securities reported. FMA disclaims any economic interest or beneficial ownership in the securities reported.

(4)	Based on 472,371 shares of NACCO Class B common stock reported on a Schedule 13D, which was filed with the SEC and most recently amended on February 14, 2006, by Rankin I, and the trusts holding limited partnership interests in Rankin I, which may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of NACCO Class B common stock held by Rankin I. Although Rankin I holds the 472,371 shares of NACCO Class B common stock, it does not have any power to vote or dispose of such shares of NACCO Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of NACCO Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of NACCO Class B common stock or convert NACCO Class B common stock into NACCO Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I.

(5)	Based on 767,901 shares of NACCO Class A common stock and 820,150 shares of NACCO Class B common stock beneficially owned by Mr. Rankin on September 1, 2006.

Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Although Rankin I holds 472,371 shares of NACCO Class B common stock, it does not have any power to vote or dispose of such shares of NACCO Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of NACCO Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of NACCO Class B common stock or convert NACCO Class B common stock into NACCO Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. As a result, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of NACCO Class B common stock held by Rankin I.

In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II and RMI. Although Rankin II holds 338,295 shares of NACCO Class A common stock, it does not have any power to vote or dispose of such shares of NACCO Class A common stock. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin II. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of NACCO Class A common stock without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Rankin II. As a result, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of NACCO Class A common stock held by Rankin II.

In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Although Rankin IV holds 105,272 shares of NACCO Class A common stock and 294,728 shares of NACCO Class B common stock, it does not have any power to vote or dispose of such shares of NACCO Class A or Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of NACCO Class A common stock and NACCO Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of NACCO Class B common stock or convert NACCO Class B common stock into NACCO Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. As a result, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 105,272 shares of NACCO Class A common stock and 294,728 shares of NACCO Class B common stock held by Rankin IV.

Mr. Rankin disclaims beneficial ownership of 606,297 shares of NACCO Class A common stock held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Rankin II and Rankin IV to the extent in excess of his pecuniary interest in each such entity. Mr. Rankin also disclaims beneficial ownership of 640,134 shares of NACCO Class B common stock held by (a) a trust for the benefit of a member of Mr. Rankin’s family and (b) Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(6)	The aggregate amount of Hamilton Beach Class B common stock beneficially owned by all individuals expected to be executive officers and directors as a group and the aggregate amount of Hamilton Beach Class B common stock beneficially owned by all individuals expected to be executive officers and directors as a group for which they have shared voting or investment power include the shares of Hamilton Beach Class B common stock of which Mr. Rankin has disclaimed beneficial ownership in note (5) above.

Thomas E. Taplin is the uncle of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing tables equals 1,145,023 shares, or 16.68%, of the Hamilton Beach Class A common stock and 1,145,023 shares, or 27.80%, of the Hamilton Beach Class B common stock expected to be outstanding immediately after the merger. Such shares of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock together represent 26.21% of the combined voting power of all Hamilton Beach Class A common stock and Hamilton Beach Class B common stock outstanding expected to be outstanding immediately after the merger.

There exists no arrangement or understanding between any director and any other person pursuant to which such director was elected. Each director and executive officer will serve until his successor is elected and qualified, except in the case of death, resignation or removal.

Applica

The following table shows the number of shares of Applica common stock beneficially owned by its directors, executive officers and all of the directors and executive officers of Applica as a group.

All information is as of the record date for the Applica special meeting. Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027-2467.

	Amount and Nature of Common Stock
	Beneficially Owned(1)
Directors and Executive Officers of Applica	No. of Shares		Percent

Susan J. Ganz	94,800	(2)	*
Leonard Glazer	16,052	(3)	*
Ware H. Grove	6,500	(4)	*
Brian Guptill	67,167	(5)	*
J. Maurice Hopkins	21,500	(6)	*
Thomas J. Kane	32,769	(7)	*
Christopher B. Madison	2,328,200	(8)	9.5%
Terry L. Polistina	165,545	(9)	*
Jerald I. Rosen	52,416	(10)	*
Harry D. Schulman	581,453	(11)	2.3%
Paul K. Sugrue	11,160	(12)	*
All directors and executive officers as a group (11 persons)	3,377,652		13.4%

*	Less than 1%.

(1)	Includes options to acquire shares of Applica common stock that are exercisable within 60 days of the record date for the Applica special meeting.

(2)	Includes options to purchase 15,000 shares of Applica common stock and 79,500 shares of Applica common stock owned by a corporation. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(3)	Includes options to purchase 13,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(4)	Includes options to purchase 1,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(5)	Includes options to purchase 41,167 shares of Applica common stock. Does not include options to purchase 8,333 shares of Applica common stock exercisable in September 2007.

(6)	Includes options to purchase 10,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(7)	Includes options to purchase 15,000 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(8)	These shares are held by a fund managed by Mast Capital Management, LLC, of which Mr. Madison is a manager.

(9)	Includes 26,078 shares of Applica common stock held in a 401(k) profit sharing plan and options to purchase 116,667 shares of Applica common stock. Does not include options to purchase 33,333 shares of Applica common stock exercisable in September 2007.

(10)	Includes options to purchase 15,000 shares of Applica common stock and 1,565 shares of Applica common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(11)	Includes options to purchase 386,333 shares of Applica common stock and 33,326 shares of Applica common stock held in Applica’s 401(k) profit sharing plan. Does not include options to purchase 166,667 shares of Applica common stock exercisable in October 2007.

(12)	Includes options to purchase 9,000 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of Applica’s common stock.

	Amount and Nature of Common Stock Beneficially Owned
Name and Address of 5% Beneficial Owners of Applica Common Stock	No. of Shares		Percent

Harbinger Capital Partners Master Fund I, Ltd.(1)	9,830,800	(1)	39.9%
Harbinger Capital Partners Offshore Manager, L.L.C.
Harbert Management Corporation
One Riverchase Parkway South
Birmingham, Alabama 35244
Mast Capital Management, LLC	2,328,200	(2)	9.4%
Mast Credit Opportunities I Master Fund, Ltd.
535 Boylston Street, Suite 1101
Boston, Massachusetts 02116
Dimensional Fund Advisors Inc.	2,082,872	(3)	8.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Weiss, Peck & Greer Investments a division of Robeco USA, L.L.C.
909 Third Avenue, 32nd Floor
New York, New York 10022	1,375,640	(4)	5.6%

(1)	As reported in the stockholder’s Form 4 filed with the SEC on September 5, 2006 and the Harbinger Schedule 13D. Also included in such reporting group are HMC Investors, L.L.C., Harbinger Capital Partners Special Situation Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC, HMC-New York, Inc., Philip Falcone, Raymond J. Harbert and Michael D. Luce.

(2)	As reported in the stockholder’s Schedule 13G/A filed with the SEC on February 13, 2006.

(3)	As reported in the stockholder’s Schedule 13G filed with the SEC on February 6, 2006.

(4)	As reported in the stockholder’s Schedule 13G filed with the SEC on February 15, 2006.

MANAGEMENT

The following tables set forth those individuals expected to serve as Hamilton Beach’s executive officers and directors after the completion of the spin-off and merger. The executive officers are expected to retain the same position at Hamilton Beach as their current position identified in the table below. Their other positions and ages are also set forth below.

Executive Officers of Hamilton Beach

		Current Position with Hamilton
Name	Age	Beach/Proctor-Silex	Other Positions

Michael J. Morecroft	64	Director, President and Chief Executive Officer (since August 2006)	Director and President of Hamilton Beach/Proctor-Silex (from July 2006 to August 2006). President and Chief Executive Officer of Hamilton Beach/Proctor-Silex, Inc. (since January 2001).
Keith B. Burns	50	Vice President, Engineering and Product Development (since August 2006)	Vice President, Engineering and New Product Development of Hamilton Beach/Proctor-Silex, Inc. (since March 2001). From prior to 2001 to March 2001, Vice President — Purchasing of Hamilton Beach/Proctor-Silex, Inc.
Kathleen L. Diller	54	Vice President, General Counsel and Secretary (since August 2006)	Secretary of Hamilton Beach/Proctor-Silex (from July 2006 to August 2006). Vice President, General Counsel and Human Resources of Hamilton Beach/Proctor-Silex, Inc. (since February 2005). From August 2001 to February 2005, Vice President, General Counsel and Secretary of Hamilton Beach/Proctor-Silex, Inc. From prior to 2001 to August 2001, Assistant General Counsel and Assistant Secretary, Cooper Tire & Rubber Company (developer, manufacturer and marketer of primarily rubber-based products for the transportation industry).
Gregory E. Salyers	45	Vice President, Operations (since August 2006)	Vice President, Operations and Information Systems of Hamilton Beach/Proctor-Silex, Inc. (since February 2005). From June 2003 to February 2005, Vice President — Operations of Hamilton Beach/Proctor-Silex, Inc. From March 2001 to June 2003, Vice President, Customer Operations of Hamilton Beach/Proctor-Silex, Inc. From prior to 2001 to March 2001, Vice President, Product Engineering of Hamilton Beach/Proctor-Silex, Inc.
Paul C. Smith	60	Senior Vice President, Sales (since August 2006)	Vice President of Hamilton Beach/Proctor-Silex (from July 2006 to August 2006). Senior Vice President, Sales of Hamilton Beach/Proctor-Silex, Inc. (since prior to 2001).
James H. Taylor	49	Vice President, Chief Financial Officer and Treasurer (since August 2006)	Treasurer of Hamilton Beach/Proctor-Silex (from July 2006 to August 2006). Vice President, Finance and Treasurer of Hamilton Beach/Proctor-Silex, Inc. (since February 2005). From prior to 2001 to February 2005, Vice President — Treasurer of Hamilton Beach/Proctor-Silex, Inc.
Gregory H. Trepp	44	Vice President, Marketing (since August 2006)	Vice President, Marketing of Hamilton Beach/Proctor-Silex, Inc. (since July 2002). From prior to 2001 to July 2002, Vice President — Product Management of Hamilton Beach/Proctor-Silex, Inc.

Directors of Hamilton Beach

		Principal Occupation and Business
		Experience During Last Five Years and
Name	Age	Other Directorships in Public Companies

Alfred M. Rankin, Jr.	64	President and Director of Hamilton Beach/Proctor-Silex (since before 2001 through July 2006). Non-executive Chairman of the Board of Directors of Hamilton Beach. Chairman, President and Chief Executive Officer of NACCO (since before 2001). Also director of NACCO, Goodrich Corporation and The Vanguard Group.
Michael J. Morecroft	64	Director, President and Chief Executive Officer of Hamilton Beach/Proctor-Silex (since August 2006). President of Hamilton Beach/Proctor-Silex (from July 2006 to August 2006). Director, President and Chief Executive Officer of Hamilton Beach/Proctor-Silex, Inc. (since January 2001).

Compensation of Directors

We expect that each director who is not an officer of Hamilton Beach or its subsidiaries will receive the following compensation for service on the Hamilton Beach board:

•	an annual retainer of $40,000;

•	$1,000 for attending each meeting of the Hamilton Beach board and $500 for attending each meeting of a committee of the Hamilton Beach board, on which such director serves;

•	an annual retainer fee of $3,000 for the chairman of each committee of Hamilton Beach other than the Hamilton Beach audit review committee;

•	an annual retainer of $5,000 for the chairman of the Hamilton Beach audit review committee; and

•	an annual member’s retainer of $2,000 for each member of a committee, other than the executive committee, but including committee chairmen.

All of the foregoing annual retainer amounts will be pro-rated for the period from the date of the spin-off through December 31, 2006.

Compensation that is paid to the directors who are not officers of Hamilton Beach will be paid pursuant to the directors’ plan, which is expected to be adopted effective as of the effective time of the merger, and contingent upon the consummation of the spin-off and merger.

Under the directors’ plan, each director is expected to receive $20,000 of such director’s $40,000 annual retainer in shares of Hamilton Beach Class A common stock. These shares cannot be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than:

•	by will or the laws of descent and distribution;

•	pursuant to a qualifying domestic relations order; or

•	to a trust for the benefit of the director, or his spouse, children or grandchildren.

The foregoing restrictions on transfer lapse upon the earliest to occur of:

•	the date which is five years after the last day of the calendar quarter for which such shares were earned;

•	the date of the death or permanent disability of the director;

•	five years (or earlier with the approval of the Hamilton Beach board) from the date of the retirement of the director from the Hamilton Beach board; and

•	the date that a director is both retired from the Hamilton Beach board and has reached 70 years of age.

In addition, each director has the right under the directors’ plan to receive shares of Hamilton Beach Class A common stock instead of cash for up to 100% of the balance of the director’s retainer, meeting attendance fees, annual committee member fees and any committee chair fee. Shares received instead of cash are not subject to the foregoing restrictions.

Directors will also be reimbursed for their personal expenses incurred in attending board, committee and stockholder meetings, including those expenses for travel, meals and lodging.

Historical Compensation of Executive Officers

The following table contains compensation information for the individuals who will be Hamilton Beach’s President and Chief Executive Officer and the next four most highly compensated executive officers of Hamilton Beach based on compensation received from Hamilton Beach/Proctor-Silex, Inc. and its subsidiaries during 2005 and does not necessarily reflect the compensation that these individuals will earn in their new capacities as executive officers of Hamilton Beach. We refer to these officers as the named executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation
	Fiscal					All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Compensation ($)

Michael J. Morecroft	2005	$476,278	(1)	$373,677	(2)	$201,459	(3)
President and Chief Executive	2004	$443,590	(1)	$336,030	(2)	$135,938	(3)
Officer of Hamilton Beach	2003	$409,580	(1)	$149,551	(2)	$112,322	(3)
Paul C. Smith	2005	$296,856	(1)	$129,862	(4)	$93,562	(5)
Senior Vice President, Sales of Hamilton Beach
Kathleen L. Diller	2005	$234,748	(1)	$119,176	(6)	$47,820	(7)
Vice President, General Counsel and Secretary of Hamilton Beach
Gregory H. Trepp	2005	$229,904	(1)	$124,263	(8)	$41,611	(9)
Vice President, Marketing of Hamilton Beach
Gregory E. Salyers	2005	$219,728	(1)	$119,176	(10)	$43,824	(11)
Vice President, Operations of Hamilton Beach

(1)	Under current disclosure requirements of the SEC, certain of the amounts listed are being reported as “Salary,” although Hamilton Beach/Proctor-Silex, Inc. considers them as payments of cash in lieu of perquisites. Hamilton Beach/Proctor-Silex, Inc. does not provide its executives with the perquisites commonly provided to executives in other companies, such as cars, country club memberships and personal tax services. In order to attract and retain qualified executives to Hamilton Beach/Proctor-Silex, Inc., the Hamilton Beach/Proctor-Silex, Inc. compensation committee determines a target level of perquisites for each executive officer position based on the recommendations of Hamilton Beach/Proctor-Silex, Inc.’s independent outside compensation consultant. Such target amounts are converted into fixed dollar amounts and paid in cash, an approach which satisfies the objective of providing competitive total compensation to its executives while recognizing that many perquisites are largely just another form of compensation, albeit separate and distinct from salary and incentive compensation. The “cash in lieu of perquisites” amounts set forth below reflect the fixed dollar amount paid in cash to the named executive officers in lieu of certain perquisites. For Dr. Morecroft, the amounts listed for 2005, 2004 and 2003 include payments of cash in lieu of perquisites of $46,270, $44,590 and $42,680, respectively. For Mr. Smith, the amount listed for 2005 includes payments of cash in lieu of perquisites of $19,296. For Ms. Diller, the amount listed for 2005 includes payments of cash in lieu of perquisites of $17,704. For

Mr. Trepp, the amount listed for 2005 includes payments of cash in lieu of perquisites of $18,464. For Mr. Salyers, the amount listed for 2005 includes payments of cash in lieu of perquisites of $17,708.

(2)	For Dr. Morecroft, these amounts were paid in cash pursuant to the Hamilton Beach Annual Incentive Compensation Plan, which we refer to as the HB/PS Annual Incentive Plan, for 2005, 2004 and 2003, respectively.

(3)	For Dr. Morecroft, the amounts listed for 2005, 2004 and 2003 include $28,000, $28,000 and $28,000, respectively, consisting of contributions by Hamilton Beach/Proctor-Silex, Inc. under the Hamilton Beach/Proctor-Silex, Inc. Employees’ Retirement Savings Plan, which we refer to as the HB/PS Retirement Savings Plan; $169,506, $104,334 and $81,171, respectively, consisting of amounts credited and interest under the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan, which we refer to as the HB/PS Unfunded Plan; and $3,953, $3,604 and $3,151, respectively, consisting of life insurance premiums and/or flex credits paid by Hamilton Beach/Proctor-Silex, Inc. for the benefit of or to Dr. Morecroft.

(4)	For Mr. Smith, this amount was paid in cash pursuant to the HB/PS Annual Incentive Plan for 2005.

(5)	For Mr. Smith, the amount listed for 2005 includes $28,000, consisting of contributions by Hamilton Beach/Proctor-Silex, Inc. under the HB/PS Retirement Savings Plan; and $65,562, consisting of amounts credited and interest under the HB/PS Unfunded Plan.

(6)	For Ms. Diller, this amount was paid in cash pursuant to the HB/PS Annual Incentive Plan for 2005.

(7)	For Ms. Diller, the amount listed for 2005 includes $28,000, consisting of contributions by Hamilton Beach/Proctor-Silex, Inc. under the HB/PS Retirement Savings Plan; $19,406, consisting of amounts credited and interest under the HB/PS Unfunded Plan; and $414, consisting of life insurance premiums and/or flex credits paid by Hamilton Beach/Proctor-Silex, Inc. for the benefit of or to Ms. Diller.

(8)	For Mr. Trepp, this amount was paid in cash pursuant to the HB/PS Annual Incentive Plan for 2005.

(9)	For Mr. Trepp, the amount listed for 2005 includes $22,788, consisting of contributions by Hamilton Beach/Proctor-Silex, Inc. under the HB/PS Retirement Savings Plan; and $18,823, consisting of amounts credited and interest under the HB/PS Unfunded Plan.

(10)	For Mr. Salyers, this amount was paid in cash pursuant to the HB/PS Annual Incentive Plan for 2005.

(11)	For Mr. Salyers, the amount listed for 2005 includes $26,100, consisting of contributions by Hamilton Beach/Proctor-Silex, Inc. under the HB/PS Retirement Savings Plan; $17,483, consisting of amounts credited and interest under the HB/PS Unfunded Plan; and $241, consisting of life insurance premiums and/or flex credits paid by Hamilton Beach/Proctor-Silex, Inc. for the benefit of or to Mr. Salyers.

Long-Term Incentive Compensation — Awards in Last Fiscal Year

The following table sets forth information concerning awards to the named executive officers of Hamilton Beach under the HB/PS Senior LTIP and/or the HB/PS LTIP during fiscal year 2005, and estimated payouts in the future. All of the information included in this table reflects long-term compensation earned by the named executive officers for services rendered to Hamilton Beach/Proctor-Silex, Inc. and its subsidiaries and does not necessarily reflect the long-term compensation that these individuals will earn in their new capacities as executive officers of Hamilton Beach.

	Number of Shares,	Performance or	Estimated Future Payouts Under
	Units or Other	Other Period Until	Non-Stock Price-Based Plan
	Rights	Maturation or	Threshold	Target	Maximum
Name	($ or #)	Payout	($ or #)	($ or #)	($ or #)

Michael J. Morecroft (1)(3)	$0	N/A	$0	$0	(1)
Paul C. Smith (2)(3)	$108,540	6 years	$0	$191,302	(2)
Kathleen L. Diller (2)(3)	$77,455	6 years	$0	$136,514	(2)
Gregory H. Trepp (2)(3)	$92,318	6 years	$0	$162,710	(2)
Gregory E. Salyers (2)(3)	$77,455	6 years	$0	$136,514	(2)

(1)	During 2005, Dr. Morecroft was a participant in the HB/PS Senior LTIP. Under the HB/PS Senior LTIP, Dr. Morecroft was eligible for awards for performance against a target that was based upon Hamilton

Beach/Proctor-Silex, Inc.’s return on total capital employed over two-year periods. Effective January 1, 2005, Dr. Morecroft was granted a dollar-denominated target award. Awards, if any, for the two-year performance period were scheduled to be made in 2007 based upon Hamilton Beach/Proctor-Silex, Inc.’s return on total capital employed for the period from January 1, 2005 through December 31, 2006 against the target established by the Hamilton Beach/Proctor-Silex, Inc. compensation committee. Subsequently, however, the HB/PS Senior LTIP was frozen effective as of January 1, 2006 and the target awards granted effective January 1, 2005 were rescinded. Therefore, Dr. Morecroft did not receive any awards under the HB/PS Senior LTIP for 2005.

(2)	During 2005, Ms. Diller and Messrs. Smith, Trepp and Salyers were participants in the HB/PS LTIP. Under the HB/PS LTIP, participants, including Ms. Diller and Messrs. Smith, Trepp and Salyers, were eligible for awards for performance against a target which was based upon Hamilton Beach/Proctor-Silex, Inc.’s return on total capital employed over a one-year period. Effective January 1, 2005, participants in the HB/PS LTIP were granted dollar-denominated target awards. Awards for the one-year performance period were granted effective as of January 1, 2006 based upon Hamilton Beach/Proctor-Silex, Inc.’s return on total capital employed for the period from January 1, 2005 through December 31, 2005 against the target established by the Hamilton Beach/Proctor-Silex, Inc. compensation committee. Awards were made in the form of “book value units” which are subject to a payment restriction of five years from the date of award. However, the payment restriction lapses upon the participant’s death, permanent disability or retirement. Upon the lapse of the payment restriction, the participant is entitled to receive a payment in cash equal to (a) the book value of the units as of the end of the calendar quarter coincident with or immediately preceding the date the payment restriction lapses or (b) for participants who terminated employment for reasons other than death, disability or retirement, the book value of the units as of the end of the calendar quarter coincident with or immediately preceding termination. The target payout shown above is based on the target projected book value. The actual future payout is subject to change, as described in footnote 3 below. There is no minimum or maximum value for final award payouts under the HB/PS LTIP.

(3)	As described more fully in “— Historical Compensation of Executive Officers — Long-Term Incentive Compensation — Treatment of Current Hamilton Beach/Proctor-Silex, Inc. Long-Term Plans” beginning on page 128, the existing HB/PS Senior LTIP will be merged with the HB/PS LTIP to form the HB/PS Frozen LTIP. The book value units that were previously granted to participants will be canceled and converted to a dollar value, which is based on the estimated book value of Hamilton Beach/Proctor-Silex, Inc., without taking into account the spin-off, merger and related financing transactions, as of December 31, 2006. Those dollar values will be credited to sub-accounts under the HB/PS Frozen LTIP. The Sub-Accounts will continue to be payable upon the earlier of death, disability or retirement or the fifth anniversary of the original date of the award grants. The sub-accounts will be credited with interest at the rate of 12% for 2007 and 9% after 2007. All elections to defer payment of an award will be cancelled.

Long-Term Incentive Compensation

Treatment of Current Hamilton Beach/Proctor-Silex, Inc. Long-Term Plans. Executive officers who were employees of Hamilton Beach/Proctor-Silex, Inc. are participants in the HB/PS LTIP. Dr. Morecroft also has outstanding awards under the HB/PS Senior LTIP.

The Hamilton Beach/Proctor-Silex, Inc. long-term plans used Hamilton Beach/Proctor-Silex, Inc.’s return on total capital employed as the performance measure for long-term incentive compensation. The return on total capital employed targets were established by the Hamilton Beach/Proctor-Silex, Inc. compensation committee and the target awards were adjusted as of the end of the base period based upon Hamilton Beach/Proctor-Silex, Inc.’s return on total capital employed performance. The Hamilton Beach/Proctor-Silex, Inc. long-term plans gave the Hamilton Beach/Proctor-Silex, Inc. compensation committee the authority to increase or decrease awards and adjust the incentive compensation measures. Participants were then awarded “book value units” which have a five-year payment restriction from the date of the award. The actual amount paid after the payment restriction lapsed would depend on the increase or decrease in the book value of Hamilton Beach/Proctor-Silex, Inc. over the time period. Various deferral options were available under the plans.

Effective as of the effective time of the merger, and contingent upon the consummation of the spin-off and merger, the existing HB/PS Senior LTIP will be merged with the HB/PS LTIP to form the HB/PS Frozen LTIP. No further awards will be made under the HB/PS Frozen LTIP after the spin-off and merger. The book-value units that were previously granted to participants in the HB/PS Senior LTIP and the HB/PS LTIP will be canceled and converted to a dollar value, which is based on the estimated book value of Hamilton Beach/Proctor-Silex, Inc., without taking into account the spin-off, merger and related financing transactions, as of December 31, 2006. Those dollar values will be credited to sub-accounts under the HB/PS Frozen LTIP. Separate sub-accounts will be established for each participant for the 2003, 2004 and 2005 book value units. The sub-accounts will continue to be payable upon the earlier of death, termination of employment on account of disability or retirement, or the fifth anniversary of the original date of the award grant. The sub-accounts will be credited with interest at the rate of 12% for 2007 and 9% after 2007. No interest will be credited from the date of completion of the spin-off and merger through December 31, 2006. However, interest credits will cease if a participant terminates employment for reasons other than death, disability or retirement. All elections to defer payment of an award will be canceled.

At the beginning of 2006, the Hamilton Beach/Proctor-Silex, Inc. compensation committee adopted target performance levels for return on total capital employed. The 2006 target awards for executive officers were established at specified percentages of each individual’s salary midpoint. The 2006 target awards will also be canceled as of, and contingent upon, the consummation of the spin-off and merger. In lieu of the 2006 target awards, participants will receive a 2006 award equal to a specified percentage (of between 100% and 150%) of their target award, with the dollar value to be credited to a separate sub-account in the first quarter of 2007. That amount will be credited with interest, beginning on January 1, 2007, at the rates and in accordance with the rules, specified above. The 2006 sub-account will become payable upon the earlier of death, termination of employment on account of disability or retirement or the fifth anniversary of the grant date.

Hamilton Beach Long-Term Incentive Compensation Plan.  Effective as of the effective time of the merger, and contingent upon the consummation of the spin-off and merger, the Hamilton Beach Long-Term Incentive Compensation Plan, which we refer to as the HB LTIP, is expected to be adopted.

Purpose.  The purpose of the HB LTIP will be to further the long-term profits and growth of Hamilton Beach by enabling it to attract and retain key executive employees of Hamilton Beach and its subsidiaries by offering the opportunity to earn long-term incentive to those key executive employees who will be in a position to make significant contributions to such profits and growth. The HB LTIP will generally require long-term commitment on the part of the executive officers, and cash withdrawals or stock sales will generally not be permitted for a number of years. Rather, the awarded amount will be effectively invested in the enterprise for an extended period to strengthen the tie between stockholders’ and executive officers’ long-term interests. The ultimate compensation purpose of the long-term plan is to enable executive officers to accumulate capital through future managerial performance, which is expected to contribute to the future success of Hamilton Beach’s businesses.

Administration and Eligibility.  The HB LTIP will be administered by the Hamilton Beach compensation committee. Employees of Hamilton Beach and its subsidiaries, including directors of Hamilton Beach who are also employees of Hamilton Beach or its subsidiaries, who in the judgment of the Hamilton Beach compensation committee, occupy key executive positions within Hamilton Beach will be eligible to participate in the HB LTIP. For the remainder of 2006, approximately 44 employees will participate in the HB LTIP. The Hamilton Beach compensation committee will identify plan participants by the 90th day of each subsequent year.

Awards.  For the remainder of 2006, the Hamilton Beach compensation committee will designate a non-performance based award amount for certain executives. Each year, beginning in 2007, the Hamilton Beach compensation committee will establish a target level of incentive opportunity for each participant, stated as a percentage of the participant’s salary midpoint. In addition, threshold and maximum award levels will be established. The threshold award level represents the minimum amount of incentive award that would be paid to a participant, which may be zero if actual performance falls below the minimum target performance level. The maximum award level represents the maximum amount of incentive award that may be paid to a participant for a performance period, even if the maximum performance level is exceeded. Under no circumstances will any participant receive a final award under the HB LTIP in any calendar year exceeding $5,000,000. In general, each year participants will be granted dollar-denominated target awards based on a performance period of one or more years.

Post-2006 awards under the HB LTIP will be made to participants for performance periods of one or more years in amounts determined pursuant to performance goals and a formula which will be based upon Hamilton Beach’s consolidated return on total capital employed (and/or other appropriate financial measures) and established by the Hamilton Beach compensation committee not later than the 90th day of the performance period on which the award is to be based. The Hamilton Beach compensation committee will be required to certify that the performance thresholds and any other material terms were met or exceeded before payment of any post-2006 award. However, the Hamilton Beach compensation committee will retain discretionary authority to increase or decrease the amount of any award that would otherwise be payable to a participant, except with respect to awards for the named executive officers, which may only be decreased.

Awards will be allocated by the Hamilton Beach compensation committee between a cash component, to be paid in cash, and the equity component, to be paid in shares of Hamilton Beach Class A common stock, or award shares. We expect that approximately 65% of each award under the HB LTIP will be distributed in award shares. The Hamilton Beach compensation committee has the power to adjust the percentage of each award that is paid in stock, subject to any restrictions under Internal Revenue Code Section 162(m).

The actual number of award shares issued to a participant will be determined by taking the amount of the stock component of the award and dividing it by the average share price. For all post-2006 awards, the average share price will be based upon the lesser of:

•	the average closing price of Hamilton Beach Class A common stock on the NYSE at the end of each week during the year preceding commencement of the award year or such other previous calendar year as determined by the Hamilton Beach compensation committee no later than the 90th day of the performance period; or

•	the average closing price of Hamilton Beach Class A common stock on the NYSE at the end of each week of the applicable performance period.

For 2006, the average share price will be based upon the average closing price of Hamilton Beach Class A common stock on the NYSE on the first day on which the Hamilton Beach Class A common stock is traded on the NYSE.

For 2007, the average share price will be based upon the lesser of:

•	the average closing price of Hamilton Beach Class A common stock on the NYSE on the first day on which the Hamilton Beach Class A common stock is traded on the NYSE; or

•	the average closing price of Hamilton Beach Class A common stock on the NYSE at the end of each week during 2006.

Once awarded, award shares will not be subject to any forfeiture or risk of forfeiture under any circumstances. Accordingly, when a participant receives award shares as part of an award, he/she will immediately be entitled to all of the rights of a stockholder, including voting, dividend and other ownership rights, except that the transferability of the award shares is restricted in a manner and to the extent prescribed by the Hamilton Beach compensation committee for a period of time, which will generally be five years from the end of the performance period.

We believe that awards under the HB LTIP will promote a long-term focus on the profitability of Hamilton Beach because, although a recipient may receive a payout after the end of a base period, the recipient is effectively required to invest the noncash portion of the payout in Hamilton Beach for up to five years. This is because the shares distributed may not be transferred after the last day of the base period for a period of time set by the compensation committee, generally five years. During the restriction period, the ultimate value of a payout is subject to change based upon the value of the Hamilton Beach Class A common stock. The value of award shares is enhanced as the value of the Hamilton Beach Class A common stock appreciates, or is decreased as the value of the Hamilton Beach Class A common stock depreciates, and thus such awards provide the recipient with an incentive over the five-year restricted period to increase the value of Hamilton Beach, to be reflected in the increased value of the Hamilton Beach Class A common stock.

Shares Available.  The number of shares available for award shares under the HB LTIP is expected to be an aggregate of one million shares of Hamilton Beach Class A common stock, subject to adjustment for stock splits or similar changes.

Income Tax Consequences.  The full amount of each final award, including the value of the award shares, is fully taxable to the participant when received.

Target 2006 Awards.  Awards under the HB LTIP for performance periods beginning in 2006 and thereafter (and for the performance period ending December 31, 2006) are not currently determinable. Accordingly, there are no target awards for the performance period ending December 31, 2006 for the named executive officers, all executive officers of Hamilton Beach as a group, all non-executive directors of Hamilton Beach as a group or the non-executive officer employees of Hamilton Beach as a group.

Other Employee Benefit Plans

With the exception of employees in Mexico, the Applica employees do not participate in any defined benefit pension plans. Hamilton Beach does not expect to adopt any new defined benefit pension plans for the benefit of Hamilton Beach employees.

Hamilton Beach/Proctor-Silex is currently a participating employer in the Combined Defined Benefit Plan for NACCO and its subsidiaries, which we refer to as the NACCO pension plan. The NACCO pension plan provides qualified traditional and cash balance benefits to certain employees of Hamilton Beach/Proctor-Silex. Certain Hamilton Beach/Proctor-Silex employees are also participants in the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan, which we refer to as the Unfunded Plan, which provides “excess” cash balance benefits that cannot be provided under the NACCO pension plan.

Ms. Diller and Mr. Trepp are not eligible for any defined benefit pension benefits.

Mr. Salyers is eligible to receive traditional pension benefits under a prior Hamilton Beach/Proctor-Silex pension plan that was merged into the NACCO pension plan. These pension benefits were permanently frozen effective June 30, 1987. The estimated annual benefit for Mr. Salyers under the NACCO pension plan, calculated as of December 31, 2005, which would be payable on a straight life annuity basis at age 65 is $924. Dr. Morecroft and Mr. Smith are not eligible to receive any traditional pension benefits under the NACCO pension plan.

Dr. Morecroft, Mr. Salyers and Mr. Smith are eligible to receive qualified cash balance benefits under the NACCO pension plan and Dr. Morecroft and Mr. Smith are eligible to receive non-qualified cash balance benefits under the excess cash balance portion of the Unfunded Plan. The cash balance benefits under the NACCO pension plan and the excess cash balance portion of the Unfunded Plan were permanently frozen for all participants effective as of December 31, 1996.

Under the cash balance portions of the NACCO pension plan and the Unfunded Plan, as applicable, Hamilton Beach/Proctor-Silex credited an amount to a notional account for each covered employee under the plans based on a formula which took into account the employee’s age, compensation and Hamilton Beach/Proctor-Silex’s profits. The frozen notional account balances are credited with interest equal to 1% above the one-year Treasury constant maturity yield (with a minimum of 5% and a maximum of 12%) until benefit commencement. The notional account balances are paid in the form of a lump sum or are converted to an annuity to provide monthly benefit payments.

The estimated annual cash balance pension benefit for Dr. Morecroft under the NACCO pension plan and the Unfunded Plan, based on compensation, service and interest credits through December 31, 2005, which would be payable on a straight life annuity basis at age 65, is $12,952.

The estimated annual cash balance pension benefit for Mr. Salyers and Mr. Smith under the NACCO pension plan and the Unfunded Plan, as applicable, based on compensation, service and interest credits through December 31, 2005, which would be payable on a straight life annuity basis at age 65, is $5,075 and $8,665, respectively.

The assets and liabilities relating to current and former employees of Hamilton Beach/Proctor-Silex, Inc. who accrued benefits under the NACCO pension plan will remain in the NACCO pension plan following consummation of the spin-off and merger. Current and former employees of Hamilton Beach/Proctor-Silex, Inc. who participate in the plan will continue to be entitled to pension payments under the terms of the NACCO pension plan. Hamilton Beach/Proctor-Silex, Inc. will continue to be liable and responsible for the payment of any excess cash balance benefits that are payable under the Unfunded Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the spin-off and of the merger to Applica, NACCO, Hamilton Beach/Proctor-Silex and stockholders who hold Applica common stock or NACCO common stock as a capital asset. This discussion is based on the Internal Revenue Code, Treasury regulations issued under the Internal Revenue Code and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus/information statement, and all of which are subject to change at any time, possibly with retroactive effect. The discussion assumes that the spin-off and the merger will be consummated in accordance with the spin off agreement and the merger agreement and as further described in this proxy statement/prospectus/information statement.

This discussion is not a complete description of all of the consequences of the spin-off and of the merger and, in particular, does not address U.S. federal income tax considerations applicable to Applica shareholders and NACCO stockholders subject to special treatment under U.S. federal income tax law. Persons subject to special treatment include, for example:

•	partnerships, S corporations and other pass-through entities;

•	foreign persons, foreign entities and U.S. expatriates;

•	mutual funds, banks, thrifts and other financial institutions;

•	dealers and traders in securities;

•	insurance companies;

•	tax-exempt entities and pension funds;

•	Applica shareholders and NACCO stockholders who acquired their shares through a benefit plan or a tax-qualified retirement plan, or through the exercise of an employee stock option or similar derivative or otherwise as compensation;

•	Applica shareholders and NACCO stockholders whose functional currency is not the U.S. dollar; and

•	Applica shareholders and NACCO stockholders who hold Applica common stock or NACCO common stock as part of a “hedge,” “straddle,” “conversion,” “constructive sale,” or other integrated investment or financial transaction.

This discussion does not address any tax consequence of the spin-off or merger arising under any foreign, state or local laws.

Applica shareholders and NACCO stockholders are urged to consult with their tax advisors regarding the tax consequences to them of the spin-off and the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

The consummation of the spin-off and merger is conditioned upon the receipt by NACCO of opinions of Jones Day, counsel to NACCO, to the effect that the spin-off will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code and the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code. Consummation of the merger is also conditioned upon Hamilton Beach/Proctor-Silex’s receipt of an opinion of McGuireWoods LLP, counsel to Hamilton Beach/Proctor-Silex, and Applica’s receipt of an opinion of Greenberg Traurig P.A., counsel to Applica, each to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code. The opinions of counsel are not binding on the Internal Revenue Service or the courts; there can be no certainty that the Internal Revenue Service will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Furthermore, these opinions of counsel will rely, among other things, on specified assumptions, including assumptions regarding the absence of changes in existing facts and law and the consummation of the spin-off and merger in accordance with the spin-off agreement and the merger agreement, and on certain representations as to factual matters made by, among others, NACCO, Hamilton Beach/Proctor-Silex and Applica. Any inaccuracy in these assumptions or representations could jeopardize the conclusions reached by counsel in their opinions. None of NACCO, Hamilton Beach/Proctor-Silex or Applica intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the spin-off or the merger.

The Spin-Off

Jones Day, counsel to NACCO, has advised NACCO that, assuming the spin-off qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code consistent with its opinion, the material U.S. federal income tax consequences of the spin-off will be as follows:

•	the distribution of the Hamilton Beach common stock to NACCO stockholders in connection with the spin-off will qualify as tax-free to NACCO and Hamilton Beach/Proctor-Silex;

•	no taxable gain or loss will be recognized by a NACCO stockholder solely as the result of the receipt of Hamilton Beach common stock in the spin-off (except with respect to cash that a NACCO stockholder may receive instead of a fractional share in Hamilton Beach common stock);

•	cash received by a NACCO stockholder instead of a fractional share in Hamilton Beach will be treated as if the NACCO stockholder received the fractional share in Hamilton Beach in the spin-off and then sold that fractional share, and such a stockholder generally will recognize taxable gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of Hamilton Beach common stock allocable to that fractional share in Hamilton Beach. This gain or loss generally will be long-term capital gain or loss if the NACCO stockholders’ holding period for the NACCO common stock is greater than one year at the time of the spin-off;

•	the aggregate tax basis of the NACCO common stock and Hamilton Beach common stock in the hands of each NACCO stockholder immediately after the distribution of the Hamilton Beach common stock to NACCO stockholders in connection with the spin-off will be the same as the aggregate adjusted tax basis of the NACCO common stock held by that stockholder immediately before the distribution (including any fractional shares deemed received and sold as described above), allocated between the common stock of NACCO and Hamilton Beach in proportion to their relative fair market values on the date the Hamilton Beach common stock is distributed to NACCO stockholders; and

•	the holding period of Hamilton Beach common stock (including any fractional shares to which the stockholder may be entitled) received by each NACCO stockholder will include the holding period of its NACCO common stock, provided that its NACCO common stock is held as a capital asset on the date the Hamilton Beach common stock is distributed to NACCO stockholders.

If, contrary to the representations made to Jones Day in connection with its opinion, the spin-off were found to constitute part of a “plan” pursuant to which 50% or more of the total combined voting power or total value of the NACCO common stock or the Hamilton Beach common stock is acquired, then the distribution of Hamilton Beach common stock to NACCO stockholders in connection with the spin-off would be disqualified as a tax-free transaction to NACCO by reason of Section 355(e) of the Internal Revenue Code. In that event, NACCO would recognize taxable gain equal to the excess, if any, of the value of the Hamilton Beach common stock at the time of the spin-off, over NACCO’s adjusted tax basis in such stock; however, the spin-off generally would remain tax-free to each NACCO stockholder. For example, Applica shareholders will acquire as a result of the merger approximately 25% of the shares of Hamilton Beach common stock outstanding immediately after the merger. If the Internal Revenue Service successfully maintained that the acquisition of the Hamilton Beach common stock by the Applica shareholders in the merger should be combined with one or more other transactions as part of a “plan” pursuant to which 50% or more of Hamilton Beach is acquired, then the spin-off would be disqualified as a tax-free transaction to NACCO by reason of Section 355(e) as described above. The process under the tax rules for determining whether a 50% or greater change of ownership has occurred as part of a “plan” is complex, inherently factual and subject to the interpretation of the facts and circumstances of a particular case. Under the spin off agreement between NACCO, Housewares Holding Company and Hamilton Beach/Proctor-Silex, Hamilton Beach would be required to indemnify NACCO against tax on that taxable gain if it were triggered by certain actions by Hamilton Beach (including its subsidiaries) not consented to by NACCO. See “The Spin Off Agreement” beginning on page 147.

The Merger

Jones Day has advised NACCO that, assuming the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code consistent with its opinion, no taxable gain or loss will be recognized by a NACCO stockholder in the merger because no NACCO stockholder is exchanging any property in the merger.

After the spin-off and merger, information with respect to the allocation of tax basis among NACCO common stock and Hamilton Beach common stock will be made available to the holders of NACCO common stock.

McGuireWoods LLP has advised Hamilton Beach/Proctor-Silex that, assuming the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code consistent with its opinion, Hamilton Beach/Proctor-Silex will not recognize any taxable gain or loss in the merger.

Greenberg Traurig P.A. has advised Applica that, assuming the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code consistent with its opinion, the material U.S. federal income tax consequences of the merger will be as follows:

•	Applica will not recognize any taxable gain or loss in the merger;

•	no taxable gain or loss will be recognized by an Applica shareholder solely as a result of the receipt of Hamilton Beach Class A common stock in exchange for such stockholder’s Applica common stock in the merger (except with respect to cash received instead of a fractional share of Hamilton Beach Class A common stock);

•	cash received by an Applica shareholder instead of a fractional share of Hamilton Beach Class A common stock will be treated as if the Applica shareholder received that fractional share of Hamilton Beach Class A common stock in the merger and then sold that fractional share, and such a stockholder generally will recognize taxable gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of Hamilton Beach Class A common stock allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for the Applica common stock (as determined above) is greater than one year at the effective time of the merger;

•	the tax basis of the Hamilton Beach Class A common stock received by each Applica shareholder immediately after the merger (including any fractional share deemed received and sold as described above) will be the same as the aggregate adjusted tax basis of the shares of Applica common stock surrendered by that stockholder in exchange for Hamilton Beach Class A common stock; and

•	the holding period of Hamilton Beach Class A common stock (including any fractional share to which the stockholder may be entitled) received by each Applica shareholder in the merger will include the holding period of its Applica common stock, provided that its Applica common stock is held as a capital asset on the date of the merger.

Each of Applica, Hamilton Beach/Proctor-Silex and NACCO may waive, in its sole discretion, the opinion condition to its obligation to complete the merger. If Applica, Hamilton Beach or NACCO waives this condition and the U.S. federal income tax consequences to Applica shareholders are materially different than as described in this proxy statement/prospectus/information statement, we will amend and recirculate this proxy statement/prospectus/information statement to Applica shareholders and NACCO stockholders and resolicit Applica shareholders’ proxies. None of Applica, Hamilton Beach/Proctor-Silex or NACCO currently intends to waive either of these conditions to their respective obligations to complete the merger.

Reporting Requirements

NACCO stockholders and Applica shareholders will be required to retain certain records pertaining to the spin-off or merger and will likely be required to file with their U.S. federal income tax return for the year in which the spin-off and merger occurs a statement containing certain facts.

The foregoing is only a summary of material U.S. federal income tax consequences of the spin-off and merger under current law and is intended for general information only. Each Applica shareholder and NACCO stockholder should consult its, his or her tax advisor as to the particular consequences of the spin-off and merger to that person, including the application of state, local and foreign tax laws, and as to possible prospective or retroactive changes in tax law that may affect the tax consequences described above.

THE MERGER AGREEMENT

The following discussion summarizes the material provisions of the merger agreement and is qualified by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus/information statement. We urge you to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus/information statement, before making any decisions regarding the merger.

Form and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware and Florida law, at the effective time of the merger, Applica will merge with and into Hamilton Beach/Proctor-Silex, the separate corporate existence of Applica will cease and Hamilton Beach/Proctor-Silex will survive the merger and be renamed Hamilton Beach.

The merger will become effective upon the filing of certificates of merger with the Secretary of State of the States of Delaware and Florida. The filing of the certificates of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Certificate of Incorporation and Bylaws

In connection with the merger and before the spin-off, the Hamilton Beach/Proctor-Silex board will adopt an amended and restated certificate of incorporation and amended and restated bylaws, the form of each of which is attached to this proxy statement/prospectus/information statement as Annex D and Annex E, respectively. The amended and restated certificate of incorporation and the amended and restated bylaws of Hamilton Beach/Proctor-Silex as in effect immediately before the effective time will be the certificate of incorporation and bylaws of Hamilton Beach at the effective time until amended in compliance with Delaware law.

Officers and Directors

At the effective time, the Hamilton Beach board will consist of individuals identified or designated by NACCO or Hamilton Beach/Proctor-Silex. The initial directors of Hamilton Beach will be Alfred M. Rankin, Jr., who will serve as non-executive Chairman, Dr. Michael J. Morecroft, [          ], [          ], [          ] and [          ]. The initial officers of Hamilton Beach will be:

•	Dr. Michael J. Morecroft as President and Chief Executive Officer;

•	Keith B. Burns as Vice President, Engineering and Product Development;

•	Kathleen L. Diller as Vice President, General Counsel and Secretary;

•	Gregory E. Salyers as Vice President, Operations;

•	Paul C. Smith as Senior Vice President, Sales;

•	James H. Taylor as Vice President, Chief Financial Officer and Treasurer; and

•	Gregory H. Trepp as Vice President, Marketing.

Consideration To Be Received in the Merger

Applica Common Stock.  The Applica common stock issued and outstanding immediately before the effective time of the merger (other than any shares of Applica common stock held by Applica or NACCO, or any of their subsidiaries, which will be cancelled) will be converted into and become the right to receive a number of shares of Hamilton Beach Class A common stock which, when divided by the total number of shares of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock to be issued in the spin-off and merger, equals 25% of the issued and outstanding shares of the Hamilton Beach common stock immediately after the merger. After the effective time of the merger, all shares of Applica common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist.

Applica Options.  The Applica board has taken all actions necessary to make all unvested outstanding options to purchase Applica common stock exercisable effective as of immediately before the effective time of the merger and contingent upon the consummation of the merger. Applica stock options that are not exercised on or before the day immediately before the effective time of the merger will terminate at the effective time of the merger.

Fractional Shares.  Applica shareholders will receive cash for any fractional shares that they would be entitled to receive in the merger. Promptly after the effective time of the merger, the exchange agent will aggregate all such fractional shares, sell the whole shares on the open market at prevailing market prices and distribute ratably the proceeds to the Applica shareholders who otherwise would have received the fractional shares. No interest will be paid on any such cash payment.

Hamilton Beach Common Stock.  Each share of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock issued and outstanding immediately before the effective time of the merger will remain issued and outstanding as a share of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock, respectively, after the effective time of the merger.

Procedures for Exchange of Certificates

NACCO’s transfer agent will be designated to act as the exchange agent for Applica shareholders to exchange their share certificates representing Applica common shares for certificates representing the shares of Hamilton Beach Class A common stock and any cash to be distributed instead of fractional shares. After the effective time of the merger, the exchange agent will distribute the following to each Applica shareholder:

•	a certificate representing the whole number of shares of Hamilton Beach Class A common stock into which such shareholder’s shares of Applica stock have been converted; and

•	the funds, if any, for any fractional share such Applica shareholder has a right to receive.

If any certificate representing shares of Hamilton Beach Class A common stock is to be issued in a name other than the name of the Applica shareholder entitled to such shares, it will be a condition to the issuance thereof that appropriate transfer documentation, reasonably acceptable to the exchange agent, be presented to the exchange agent and that the person requesting such issuance pay to the exchange agent in advance any transfer or other taxes required by reason of such issuance or for any other reason, or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Hamilton Beach/Proctor-Silex and Applica to each other. In limited instances, NACCO has also made representations to Applica as to itself and to its knowledge of Hamilton Beach/Proctor-Silex. The representations and warranties of NACCO, Hamilton Beach/Proctor-Silex and Applica are qualified in their entirety by the information filed by such party with the SEC before the close of business on July 14, 2006 (which filings are available without charge at the SEC’s website, www.sec.gov). The information contained on, or accessed through, the SEC’s website is not part of this proxy statement/prospectus/information statement. These representations and warranties of each of NACCO, Hamilton Beach/Proctor-Silex and Applica, each as to itself, which are substantially reciprocal, relate to, among other things:

•	due organization, good standing and corporate power;

•	authorization and validity of agreement;

•	required consents, approvals, orders and authorizations;

•	accuracy of information to be supplied by each party in connection with this proxy statement/prospectus/information statement;

•	capitalizations and structure;

•	brokers and finders fees;

•	voting requirements, board approval;

•	opinions of financial advisors;

•	transactions with related parties; and

•	in the cases of Hamilton Beach/Proctor-Silex and NACCO, ownership of Applica common stock, and in the case of Applica, ownership of NACCO common stock.

Hamilton Beach/Proctor-Silex and Applica also made representations and warranties to each other, each as to itself, and NACCO made representations and warranties to Applica as to Hamilton Beach/Proctor-Silex, which are substantially reciprocal and relate to, among other things:

•	SEC reports and financial statements;

•	undisclosed liabilities;

•	employee benefit matters;

•	taxes, tax returns, and tax treatment; and

•	labor relations.

Additional representations and warranties made by Hamilton Beach/Proctor-Silex and Applica to each other, each as to itself, which are substantially reciprocal, relate to, among other things:

•	absences of a material adverse effect since December 31, 2005;

•	litigation;

•	title to properties, encumbrances;

•	compliance with laws;

•	insurance;

•	regulatory matters;

•	intellectual property;

•	environmental liabilities;

•	material contracts;

•	state takeover laws; and

•	customers.

In addition, Hamilton Beach/Proctor-Silex also made representations to Applica regarding Hamilton Beach/Proctor-Silex’s ownership or legal right to use all of the assets of Hamilton Beach/Proctor-Silex after consummation of the spin-off.

Applica also made representations to NACCO and Hamilton Beach/Proctor-Silex relating to certain shareholder presence in the State of Florida.

Most of the representations and warranties contained in the merger agreement are subject to materiality qualifications and/or knowledge qualifications, and none of the representations and warranties survive the effective time of the merger.

This description of the representations and warranties is included to provide you with information regarding the terms of the merger agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise because the confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties.

Conduct of Business Before Completion of the Merger

Under the merger agreement, Applica and Hamilton Beach/Proctor-Silex each agree that, from the date of the merger agreement through the completion of the merger, each will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course in all material respects, including using commercially reasonable efforts to keep available the services of its current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them;

•	take no action to enter into a new line of business, or incur or commit to any capital expenditures other than in the ordinary course;

•	take no action to declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of its capital stock (other than the $110 million cash dividend by Hamilton Beach/Proctor-Silex to NACCO in connection with the spin-off), nor will it:

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in the case of Applica for transactions pursuant to the terms of the Applica options outstanding as of July 14, 2006 and in connection with a rescission offer related to Applica’s 401(k) profit sharing plan;

•	except as required in the spin off agreement or in connection with the Applica options, take no action to offer, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock;

•	except in the case of internal reorganizations or creation of new subsidiaries, take no action to acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or otherwise agree to acquire any material assets;

•	other than internal reorganizations or consolidations involving existing subsidiaries or as required to facilitate the transactions, take no action to sell, lease, license or otherwise encumber its assets;

•	other than in connection with the Hamilton Beach/Proctor-Silex financing, take no action to make any of the following:

•	loans, advances or capital contributions other than investment in itself or subsidiaries, pursuant to an existing contract;

•	advances to employees for business related expenses; or

•	create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances other than:

•	for trade payables incurred in the ordinary course of business;

•	in the case of Applica, in the ordinary course of business pursuant to an existing credit facility in an amount not to exceed $125 million; or

•	in the case of Hamilton Beach/Proctor-Silex, loans to pay the special dividend in an amount up to $110 million or any renewal or refinancing of an existing credit facility;

•	use its reasonable best efforts not to, and will use its reasonable best efforts to cause its subsidiaries not to, take or cause any action or fail to take or cause any action that would prevent the merger from constituting a tax-free reorganization under Section 355 of the Internal Revenue Code; and

•	take no action to enter into any contract that will limit or otherwise restrict Hamilton Beach or any of its subsidiaries, or any affiliates of or successor to Hamilton Beach, from engaging in or competing in any line of business in any geographic area.

Under the merger agreement, Applica agrees that, from the date of the merger agreement through the completion of the merger, Applica will, and will cause each of its subsidiaries to:

•	take no action to enter into a contract with a supplier, distributor or customer representative for a term more than one year, or enter into any contract with respect to licensing intellectual property for more than one year, in either case that is not terminable by Applica upon less than 30 days prior written notice;

•	except as required to comply with the merger agreement or applicable laws, take no action to amend its certificate of incorporation or bylaws or other governing documents;

•	except as required by applicable laws or collective bargaining agreement or as required under the merger agreement, take no action to increase the amount of compensation or employee benefits of any employee, consultant or director, pay any severance, pension, retirement, savings or profit-sharing allowance that is not required by any existing plan; or increase or promise to increase the benefits for employees consultants or directors; or enter into any contract with any employee, consultant or director regarding his or her employment or service, compensation or benefits; or accelerate the vesting of or the lapsing of restrictions with respect stock options or other equity based compensation;

•	take no action to make any material change in method of accounting in effect as of the date of the merger agreement;

•	take no action to change its fiscal year or make any tax election or settle or compromise any material income tax liability with respect to matters that will be liability of Hamilton Beach; and

•	effective at (or, at the election of Hamilton Beach/Proctor-Silex, immediately prior to) the effective time of the merger, take the actions set forth in the merger agreement with respect to its benefit plans, and, if requested by Hamilton Beach/Proctor-Silex, freeze or eliminate the Applica stock fund under the Applica 401(k) profit sharing plan or amend the Applica 401(k) profit sharing plan as necessary to preserve its tax qualifications.

Antitrust Clearance

Neither Hamilton Beach/Proctor-Silex nor Applica will be required to take, or consent to the other taking, any of the following actions to obtain the consent, authorization, order or approval of any governmental entity for the Hart-Scott-Rodino waiting period to expire:

•	sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner;

•	agree to sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner; or

•	permit assets of such party or its subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner.

Efforts To Close

Each of NACCO, Housewares Holding Company, Hamilton Beach/Proctor-Silex and Applica agrees to use its reasonable best efforts to cause all of the conditions to the obligations of the other parties to consummate the transactions to be met as soon as practicable after the date of the merger agreement. Applica will use its reasonable best efforts to cooperate with Hamilton Beach/Proctor-Silex and its financing sources in connection with the arrangement of the Hamilton Beach/Proctor-Silex financing. Within 30 business days after the date of the merger agreement, NACCO and Hamilton Beach/Proctor-Silex will file any necessary filings in compliance with ERISA. Each party will also use its reasonable best efforts to obtain all necessary third-party consents.

Cooperation in Tax Matters

After the effective time of the merger, neither Hamilton Beach nor any if its affiliates will take any action, cause any action to be taken, or fail to take any action which would prevent the merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Internal Revenue Code.

After the effective time of the merger, NACCO and Hamilton Beach will make available to each other all personnel and records reasonably necessary in connection with:

•	any tax matter, including the filing of any tax return, amended return or claim for refund;

•	the determination of any liability for taxes or a right to refund or credit for taxes; or

•	the conduct of any audit or other proceeding in respect of taxes.

Board Recommendation and Applica Shareholder Meeting

Applica’s board has recommended the merger to its shareholders and will, as promptly as practicable, cause Applica to solicit shareholder approval. Unless the merger agreement is terminated in accordance with its terms, Applica will call and hold a meeting of its shareholders as promptly as practicable after this proxy statement/prospectus/information statement becomes effective.

No Solicitation

Applica has agreed that it will immediately cease, terminate and discontinue any discussions or negotiations with any person conducted before the date of the merger agreement with respect to any competing transaction, which is defined to include any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Applica that is conditioned on the termination of the merger agreement or could reasonably be expected to preclude or materially delay the completion of the merger. Applica has also agreed that it will not, and will cause its affiliates and representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to any competing transaction. Applica will notify NACCO of any receipt of any such proposal of a competing transaction.

Applica and its board are permitted to engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited bona fide written offer regarding a competing transaction only if all of the following conditions exist:

•	its shareholders have not yet approved the merger;

•	the Applica board received an unsolicited bona fide written offer regarding a competing transaction that the board determines in its good faith, after consultation with its financial advisors and following receipt of the advice of its outside counsel, would, if consummated, result in a transaction that is more favorable to the Applica shareholders than the merger;

•	the Applica board, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties;

•	before providing any information or data to any person in connection with such competing transaction by any such person, it receives from such person an executed confidentiality agreement; and

•	before providing any information or data to any person or entering into discussions or negotiations with any person, it notifies NACCO of such competing transaction.

Covenant Not To Compete

For a period of four years after the closing date of the merger, neither NACCO nor any of its controlled affiliates will, without the prior written consent of Hamilton Beach, directly or indirectly engage in the “restricted business” anywhere in North America, Central America and South America. The “restricted business” is defined to include manufacturing, designing, marketing and distributing small electric household kitchen appliances, small electric commercial kitchen appliances, small electric garment care devices, electric personal care devices, home air and water purification devices, home odor elimination devices, small electric appliances for hotel rooms, non-electrical hair care accessories and feline waste disposal devices. The agreement, however, does not prohibit NACCO from:

•	becoming an owner of less than 5% of the outstanding stock in any company that engages in the restricted business;

•	acquiring and operating a person engaged in the restricted business, provided that, at the time of such acquisition, the annual revenue attributable to such restricted business does not exceed 20% of the consolidated revenue of the acquired entity for its last completed fiscal year;

•	engaging in the restricted business after the fourth anniversary of the closing date of the merger; and

•	continuing the ownership and the operation of The Kitchen Collection, Inc. in a manner consistent with past practice.

Restrictions on Solicitation and Hiring

Under the merger agreement, NACCO will not (and will cause its controlled affiliates not to), for a period of four years from the date of the merger agreement, hire, or enter into any form of consulting arrangement or agreement with, any person who is an officer or manager of Hamilton Beach as of the effective time of the merger, including individuals who were either an officer with the title of vice president or above or a manager in the employ of Applica or its subsidiaries immediately before the effective time of the merger. NACCO also agrees that it will not otherwise induce any such persons who are executive officers of Hamilton Beach as of the effective time to enter into any type of employment or consulting arrangement or agreement that would be prohibited under the merger agreement.

Repayment of Applica Indebtedness

Hamilton Beach/Proctor-Silex has agreed to repay or cause to be repaid all of Applica’s credit facility, term loan and the Applica 10% notes.

Directors and Officers’ Indemnification and Insurance

The merger agreement provides that Hamilton Beach will indemnify any present or former director or officer of Applica or any of its subsidiaries against any action, whether civil or administrative, based on any action or failure to take action by any such person before the effective time as and to the fullest extent permitted or required by applicable law against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees incurred in advance of the final disposition of any such action or claim), judgments, fines and amounts paid in settlement.

The merger agreement also provides that Hamilton Beach will either:

•	maintain for a period of six years after the effective time the current policies of directors’ and officers’ liability insurance maintained by Applica; or

•	obtain as of the effective time a “tail” insurance policy with a claims period of six years from the effective time, with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Applica, in each case, with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger;

provided, however, that in no event will Hamilton Beach be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by Applica for such insurance before the date of the merger agreement.

Conditions to the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions at or before the time of completion of the merger, which include the following:

•	the Applica shareholders adopt the merger agreement;

•	no preliminary or permanent injunction or other order shall have been issued that would make unlawful the consummation of the transactions, and consummation of the transactions shall not be prohibited or made illegal by any law;

•	the Hamilton Beach Class A common stock to be issued pursuant to the merger shall have been authorized for listing on the NYSE or NASDAQ;

•	the registration statement, of which this proxy statement/prospectus/information statement is a part, having been declared effective by the SEC and not being the subject of any stop order or threatened or pending proceedings seeking a stop order;

•	expiration or termination of the waiting period applicable to the merger under the HSR Act;

•	all other authorizations of or filings with any governmental entity required in connection with the consummation of the transactions shall have been made or obtained, except where the failure to make or obtain such authorizations or filings would not, individually or in the aggregate, have a material adverse effect; and

•	the transactions contemplated by the spin off agreement shall have been consummated on the terms set forth in the merger agreement.

In addition, the merger agreement provides that obligations of Applica, NACCO and Hamilton Beach/Proctor-Silex to effect the merger are subject to the satisfaction or waiver of the following:

•	Applica shall have received an officers’ certificate of Hamilton Beach/Proctor-Silex and NACCO, and NACCO shall have received the same from Applica, certifying the following:

•	all the covenants under the merger agreement were performed in all material respects; and

•	the representations and warranties in the merger agreement shall have been true and correct on the date of the merger agreement and shall be true and correct as of the closing with the same effect as though made as of the closing, except as would not, individually or in the aggregate have a “Material Adverse Effect,” which is described below;

•	no event, circumstance, change or effect shall have occurred since the date of the merger agreement that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of Hamilton Beach/Proctor-Silex or Applica and its subsidiaries (except for changes in general economic conditions or general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances that do not have a disproportionate effect on Hamilton Beach/Proctor-Silex or Applica, as the case may be); and

•	third-party consents noted in the applicable schedules have been received.

In addition, the merger agreement provides that the obligations of Applica to effect the merger are subject to the satisfaction or waiver of the following:

•	Applica shall have received a written opinion, dated as of the closing date of the merger, from Greenberg Traurig P.A., tax counsel to Applica, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	all ancillary agreements to which NACCO, Hamilton Beach/Proctor-Silex or any of their affiliates is a party shall have been duly executed and delivered by NACCO, Hamilton Beach/Proctor-Silex or such affiliate, as the case may be.

In addition, the merger agreement provides that the obligations of NACCO and Hamilton Beach/Proctor-Silex to effect the merger are subject to the satisfaction or waiver of the following:

•	NACCO shall have received a written opinion, dated as of the closing date of the merger, from Jones Day, tax counsel to NACCO, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	Hamilton Beach/Proctor-Silex shall have received a written opinion, dated as of the closing date of the merger, from McGuireWoods LLP, tax counsel to Hamilton Beach/Proctor-Silex, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	there shall be no action pending, or threatened in writing, which the NACCO board determines, after the receipt of the advance from its outside counsel, presents a reasonable likelihood of the occurrence of a Material Adverse Effect of Applica or a material adverse effect on the business, financial condition or results of operations of Hamilton Beach and its subsidiaries, taken as a whole, after the merger.

The merger agreement provides that a “Material Adverse Effect” means a material adverse effect on the following:

•	the business, financial condition or results of operations of the entity and its subsidiaries taken as a whole; or

•	the ability of the entity to consummate the merger or to perform its obligations under the merger agreement and the ancillary agreements on a timely basis or to consummate the transactions on a timely basis.

Termination

The merger agreement provides that it may be terminated by the parties and, in the circumstances described below, may require Applica to pay a termination fee to NACCO. Specifically, the merger agreement may be terminated at any time before the completion of the merger:

•	by mutual written consent of NACCO and Applica;

•	by one party (provided that it is not then in material breach of any covenant or in breach of any representation or warranty or other agreement contained in the merger agreement), if:

•	there has been a breach by the other of any of its respective representations, warranties, covenants or agreements or any such representation and warranty has become untrue, in either case such that closing conditions regarding satisfaction of covenants, representations and warranties, or otherwise materially affect the business of the other and its subsidiaries, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days; or

•	the transactions contemplated by the spin off agreement shall be incapable of being performed;

•	by either NACCO or Applica if any order preventing or prohibiting consummation of the transactions has become final and nonappealable;

•	by either NACCO or Applica if the merger shall not have occurred before March 31, 2007, unless the failure of the merger to have occurred by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe in all material respects the covenants and agreements of such party set forth therein;

•	by either NACCO or Applica if the Applica shareholder approval is not obtained;

•	by NACCO if the Applica board shall have modified or withdrawn its recommendation (it being understood that supplying any person with information regarding Applica or entering into discussions or negotiations with such person as permitted by the merger agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Applica board recommendation); or

•	by Applica if the Applica board authorizes Applica, subject to complying with the terms of the merger agreement, to enter into a superior proposal.

Applica must pay NACCO a fee equal to $4.0 million plus up to $2.0 million of reasonable documented, third party, out-of-pocket expenses if:

•	NACCO terminates the merger agreement because:

•	(1) the merger is not completed by March 31, 2007 or (2) Applica shareholder approval is not received at the special meeting and (3) before termination pursuant to (1) or (2), Applica has received a competing transaction proposal that has not been withdrawn, and within nine months Applica enters into an agreement to complete or completes a competing transaction; or

•	Applica’s board modifies or withdraws its recommendation that Applica shareholders vote for the merger or fails to confirm the recommendation within four days of NACCO’s request to do so; or

•	Applica terminates the merger agreement because the Applica board authorizes Applica, subject to complying with the terms of the merger agreement, to enter into a superior proposal.

THE SPIN OFF AGREEMENT

The following discussion summarizes the material provisions of the spin off agreement, a copy of which is attached as Annex B to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The rights and obligations of the parties are governed by the express terms and conditions of the spin off agreement and not by this summary or any other information contained in this proxy statement/prospectus/information statement. We urge you to read the spin off agreement carefully and in its entirety, as well as this proxy statement/prospectus/information statement, before making any decisions regarding the merger.

The Spin-Off

Before completion of the merger, Housewares Holding Company, a wholly owned subsidiary of NACCO, will distribute all of the outstanding shares of Hamilton Beach/Proctor-Silex common stock to NACCO. Hamilton Beach/Proctor-Silex will be recapitalized to provide for issuance of the Hamilton Beach common stock and NACCO will distribute all of the outstanding shares of Hamilton Beach common stock on a pro rata basis to NACCO stockholders. As a consequence of the spin-off, Hamilton Beach will no longer be a wholly-owned subsidiary of NACCO. The parties intend for the spin-off to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code.

Until the effective time of the merger, NACCO’s transfer agent will hold the shares of Hamilton Beach common stock on behalf of and for the benefit of the holders of NACCO common stock. At or after the effective time of the merger, the transfer agent will distribute the following by book-entry transfer:

•	in respect of each outstanding share of NACCO Class A common stock held by holders of record of NACCO Class A common stock as of the close of business on the record date for the spin-off, one-half of one share of Hamilton Beach Class A common stock and one-half of a share of Hamilton Beach Class B common stock; and

•	in respect of each outstanding share of NACCO Class B common stock held by holders of record of NACCO Class B common stock as of the close of business on the record date for the spin-off, one-half of a share of Hamilton Beach Class A common stock and one-half of a share of Hamilton Beach Class B common stock.

No certificate representing fractional shares of Hamilton Beach common stock will be issued as part of the spin-off. Each holder of NACCO common stock who otherwise would have been entitled to a fractional share of Hamilton Beach Class A or Hamilton Beach Class B common stock will receive a cash payment instead of such fractional shares.

Financing and Special Dividend

On or before the date of the spin-off, Hamilton Beach/Proctor-Silex, Inc. will enter into a new credit agreement and will borrow the amounts necessary to pay the special dividend to NACCO in an amount equal to $110 million and repay of all the indebtedness of Applica. Hamilton Beach/Proctor-Silex will pay the special dividend to NACCO before the date of the spin-off. Hamilton Beach/Proctor-Silex has received a commitment letter from Wachovia Bank, National Association, Wachovia Capital Markets, LLC, UBS Loan Finance LLC and UBS Securities LLC to provide it with up to $450 million in senior secured credit facilities comprised of term loan facilities in an aggregate amount of up to $200 million and a revolving credit facility of up to $250 million, which will be used to finance expenses of the spin-off and merger, fund the special dividend, refinance Hamilton Beach/Proctor-Silex’s existing credit facility, repay Applica’s outstanding credit facility, term loan and 10% notes, and pay expenses incurred in connection with the senior credit facility.

Representations and Covenants

The spin off agreement contains representations and warranties by NACCO and Hamilton Beach/Proctor-Silex relating to:

•	actions relating to the tax treatment of the spin-off and merger;

•	authorization and validity of the spin off agreement; and

•	negotiation of the transaction agreements on an arms-length basis.

The spin off agreement also contains mutual covenants relating to tax. Particularly, Hamilton Beach/Proctor-Silex agrees that:

•	it will not take any action or fail to take any action that causes the spin-off to be taxable to NACCO or its stockholders; and

•	through the second anniversary of the spin-off date, it will not enter into any understandings, agreements, or otherwise which would cause the spin-off to be taxable to NACCO or its stockholders. Notwithstanding the foregoing, Hamilton Beach/Proctor-Silex can take such an action if it receives an unqualified tax opinion that the action will not affect the intended tax treatment of the merger and obtains NACCO’s express written consent. In addition, NACCO agrees that it will not take any action or fail to take any action that causes the merger to be taxable.

Employee Matters

Employees and former employees of Hamilton Beach/Proctor-Silex and its subsidiaries are currently provided benefits, and after the spin-off will continue to be provided benefits, under employee benefit plans, programs, policies or arrangements that are sponsored and maintained by Hamilton Beach/Proctor-Silex or a subsidiary of Hamilton Beach/Proctor-Silex. Immediately before the date of spin-off, Hamilton Beach/Proctor-Silex will withdraw from and cease its participation in the NACCO pension plan, and, as a result thereof, employees of Hamilton Beach/Proctor-Silex and its subsidiaries will cease to participate in such pension plan as active participants but will continue to be entitled to receive any benefits that have previously accrued. Effective as of the date of the spin-off, Hamilton Beach/Proctor-Silex and its subsidiaries will have no liability or obligations, and NACCO will assume and pay for any liabilities or obligations, under or relating to the NACCO pension plan and all other nonqualified plans or other employee benefit plans or arrangements sponsored or maintained by NACCO.

Directors and Officers’ Insurance

The spin off agreement also provides that NACCO will:

•	maintain for a period of six years after the effective time the current policies of directors’ and officers’ liability insurance maintained by NACCO for the benefit of the directors of Hamilton Beach/Proctor-Silex; or

•	obtain as of the effective time a “tail” insurance policy with a claims period of six years from the effective time of the spin-off, with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Hamilton Beach/Proctor-Silex, in each case, with respect to claims arising out of or relating to events which occurred before or at the effective time of the spin-off;

provided, that in no event will NACCO be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by NACCO for such insurance before the date of the spin off agreement.

Taxes and Tax Indemnification

The spin off agreement provides that the taxable period of Hamilton Beach/Proctor-Silex and its consolidated subsidiaries will be treated as ending at the close of business on the date of the spin-off and taxes will be apportioned between the pre-closing and post-closing periods as if the books closed on the date of the spin-off. NACCO will prepare all consolidated, combined and unitary tax returns for pre-closing tax periods in accordance with past practices and Hamilton Beach will prepare all other pre-closing and all post-closing tax returns and will notify NACCO if there is any deviation from NACCO’s past practices during the first two taxable periods.

The Amended Tax Sharing Agreement, dated May 14, 1997, will control the apportionment of tax liability between NACCO and Hamilton Beach with the exceptions listed below.

•	Hamilton Beach must elect to carry forward net operating losses, capital losses or credits unless an affirmative legal requirement requires that such items be carried back. If an item is carried back, Hamilton Beach will receive the tax benefit net of any tax detriment to NACCO.

•	Hamilton Beach will not amend any income tax return for a pre-closing tax period that included a member of the NACCO group without written consent from NACCO and will reimburse NACCO for any tax detriment resulting from any such amendment.

•	If NACCO amends a tax return that included the Hamilton Beach group, NACCO must reimburse Hamilton Beach for any tax benefit received by NACCO that is attributable to the Hamilton Beach group.

Under the spin off agreement, NACCO will indemnify Hamilton Beach for:

•	taxes resulting from the spin-off failing to qualify for tax-free treatment;

•	taxes resulting from intercompany transactions or excess loss accounts;

•	transfer taxes resulting from the spin-off;

•	several and not joint liability for taxes of the remainder of the NACCO consolidated group;

•	taxes resulting from the merger failing to qualify for tax-free treatment to the extent arising from either breaches by NACCO of any covenant in the spin off agreement or inaccuracies of factual statements or breaches of representations in the NACCO officer’s certificate in support of either the merger tax opinion or the spin-off tax opinion; and

•	any action by NACCO prohibited by the merger agreement, or the failure to take any action required by the merger agreement, which causes the merger to be taxable.

Under the spin off agreement, Hamilton Beach/Proctor-Silex will indemnify NACCO for:

•	taxes resulting from the merger failing to qualify for tax-free treatment;

•	taxes resulting from the spin-off failing to qualify for tax-free treatment to the extent arising from:

•	breaches by Hamilton Beach of any covenant in the spin off agreement,

•	acts of Hamilton Beach which cause the spin-off to be taxable, or

•	inaccuracies of factual statements or breaches of representations in the Applica officer’s certificate in support of the merger tax opinion; and

•	any action by Hamilton Beach prohibited by the merger agreement, or the failure to take any action required by the merger agreement, which causes the merger to be taxable, provided that the failure of the spin-off to qualify for tax-free treatment did not result from either compliance with the merger agreement or ancillary agreements or actions of Hamilton Beach before the spin-off at the direction of, or with the full knowledge and written consent of, NACCO.

Non-Tax Related Indemnification

After the date of the spin-off, NACCO will indemnify and hold Hamilton Beach, its affiliates and each of their respective officers, directors, employees, agents and representatives harmless from and against, and will promptly defend such parties from and reimburse them for all losses, damages, costs, expenses, liabilities and obligations (including reasonable attorney’s fees) which such parties may directly or indirectly suffer as a result of:

•	any claim by a third party that relates to the breach by NACCO of certain representations in the spin off agreement and merger agreement;

•	any claim by a third party that relates to the failure by NACCO to perform any covenant to be performed by it or its affiliates under the spin off agreement or the merger agreement in whole or in part after the closing;

•	the conduct of any business of NACCO or its subsidiaries other than Hamilton Beach’s business; and

•	any NACCO pension or other benefit plan obligation.

Under the spin off agreement, Hamilton Beach also agrees to indemnify and hold NACCO, its affiliates and each of their respective officers, directors, employees, agents and representatives harmless from and against, and will promptly defend such parties from and reimburse them for all losses, damages, costs, expenses, liabilities and obligations (including reasonable attorney’s fees) which such parties may directly or indirectly suffer as a result of:

•	any breach by Hamilton Beach of any representation in the spin off agreement or merger agreement;

•	the failure by Hamilton Beach to perform any covenant to be performed by it or its affiliates under the spin off agreement or the merger agreement in whole or in part after the closing; and

•	the conduct of any business of Hamilton Beach/Proctor-Silex or its subsidiaries.

Conditions

NACCO’s obligations under the spin off agreement are subject to the satisfaction of the following:

•	the receipt of a reliance letter stating it may rely on the opinion given to Hamilton Beach/Proctor-Silex from AlixPartners to the effect that the special dividend will not render Hamilton Beach insolvent;

•	the receipt of an opinion from AlixPartners that the spin-off will not violate Section 170 of the General Corporation Law of the State of Delaware;

•	the receipt of a written opinion from Jones Day to the effect that the spin-off will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code; and

•	the conditions to the merger agreement have been satisfied.

In addition, Hamilton Beach’s obligations under the spin off agreement are subject to the satisfaction of the following:

•	the receipt of an opinion from AlixPartners that the spin-off will not violate Section 170 of the General Corporation Law of the State of Delaware nor render Hamilton Beach/Proctor-Silex insolvent; and

•	the conditions to the merger agreement have been satisfied.

Termination

The agreement may be terminated by NACCO, in its sole discretion, upon the termination of the merger agreement.

OTHER AGREEMENTS

The following agreements will be entered into and will govern various interim and ongoing relationships between NACCO and Hamilton Beach:

•	a trademark license agreement; and

•	a transition services agreement.

The material terms of these agreements are summarized below.

Trademark License Agreement

Hamilton Beach/Proctor-Silex, Inc. will enter into a trademark license agreement with KCI. Under the terms of the trademark license agreement, Hamilton Beach/Proctor-Silex, Inc. will grant to KCI a nonexclusive, non-transferable right and license to use the “HAMILTON BEACH” and “PROCTOR-SILEX” marks only on non-electric cookware, non-electric bakeware, non-electric kitchen gadgets, non-electric cutlery and non-electric barbecue accessories in North America in KCI’s current distribution channels, which include sales through KCI’s website and small free-standing stores in malls and other locations in exchange for a $5,000 annual royalty. The term of the license is through December 31, 2007, and will automatically renew from year to year after December 31, 2007 unless terminated. The agreement may be terminated by KCI at any time upon 60 days notice. Hamilton Beach/Proctor-Silex, Inc. may terminate the agreement immediately upon written notice if:

•	KCI breaches the agreement, subject to a 30-day cure period; provided that if KCI breaches the agreement three times in any 36-month period then Hamilton Beach/Proctor-Silex, Inc. may terminate the agreement without granting the opportunity to cure;

•	KCI ceases to do business;

•	KCI becomes insolvent or otherwise files for bankruptcy;

•	KCI withholds funds, payment or property from Hamilton Beach/Proctor-Silex, Inc.;

•	KCI sells any of the licensed products outside the distribution channels;

•	if NACCO owns, directly or indirectly, less than 51% of KCI stock, unless the successor agrees to be bound by the agreement; or

•	upon 60 days’ notice of conveyance of any of the stock or assets of KCI to specified third parties, including any person who is or becomes a competitor, licensee, customer, accused of infringement, or any affiliate of the foregoing.

Under the trademark license agreement, KCI agrees that it will indemnify Hamilton Beach/Proctor-Silex, Inc. for any loss arising out of:

•	any breach by KCI of its obligations, representations and warranties under the trademark license agreement;

•	unauthorized use of the licensed marks;

•	alleged damage or injury sustained in connection with the licensed products; and

•	alleged defect, potential safety issue, violation of law or guidance with respect to the design, workmanship and materials, advertising, distribution or sale of the licensed products.

In addition, the trademark license agreement provides that Hamilton Beach/Proctor-Silex, Inc. will indemnify KCI for any loss arising out of:

•	any breach by Hamilton Beach/Proctor-Silex, Inc. of its obligations, representations and warranties under the trademark license agreement; and

•	claims of trademark infringement asserted against KCI by third parties.

Transition Services Agreement

Hamilton Beach/Proctor-Silex will enter into a transition services agreement with NACCO and KCI. Under the terms of the transition services agreement, NACCO and KCI will obtain services from Hamilton Beach and Hamilton Beach will obtain services from NACCO, including:

•	business consulting services;

•	general accounting support;

•	support responses for requests from regulatory and compliance agencies;

•	tax compliance and consulting support;

•	internal audit services and internal audit consulting and advisory services;

•	general legal support;

•	employee benefit and human resources legal and consulting support;

•	compensation support;

•	document retention program support; and

•	investor relations support,

on a transitional basis for varying periods of up to one year depending on the service. Each party has the option to extend the initial transition period for any service upon 30 days written notice prior to the initial termination date to the other party and upon terms mutually agreed upon by the parties. We expect Hamilton Beach to pay NACCO aggregate fees of up to $2.45 million over the initial term of the transition services agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF HAMILTON BEACH

The unaudited pro forma condensed combined statement of operations combine the historical consolidated statements of operations of Hamilton Beach/Proctor-Silex and the historical consolidated statements of operations of Applica giving effect to the spin-off, merger and related financing transactions as if they had been completed on January 1, 2005. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Hamilton Beach/Proctor-Silex and the historical consolidated balance sheet of Applica, giving effect to the spin-off, merger and related financing transactions as if they had been completed on June 30, 2006. You should read this information in conjunction with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the accompanying unaudited historical financial statements of Hamilton Beach/Proctor-Silex as of June 30, 2006 and for the three and six-month periods ended June 30, 2006 and 2005;

•	the accompanying audited historical financial statements of Hamilton Beach/Proctor-Silex as of and for the year ended December 31, 2005;

•	the accompanying unaudited historical financial statements of Applica as of June 30, 2006 and for the three and six-month periods ended June 30, 2006 and 2005; and

•	the accompanying audited historical financial statements of Applica as of and for the year ended December 31, 2005.

The unaudited pro forma condensed combined financial data are provided for informational purposes only. The pro forma data are not necessarily indicative of what Hamilton Beach’s financial position or results of operations actually would have been had the spin-off, merger and related financing transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial data do not purport to project the future financial position or operating results of Hamilton Beach.

The unaudited pro forma condensed combined financial data were prepared using the purchase method of accounting with Hamilton Beach/Proctor-Silex treated as the acquirer. Accordingly, we have adjusted the historical consolidated financial data to give effect to the impact of the consideration paid in connection with the merger. In the unaudited pro forma condensed combined balance sheet, Hamilton Beach/Proctor-Silex’s cost to acquire Applica has been allocated to the assets acquired and liabilities assumed based upon preliminary estimates of Hamilton Beach/Proctor-Silex’s management of their respective fair values as of the date of acquisition. The estimated fair value of the assets acquired and liabilities assumed exceeded the preliminary consideration paid by approximately $13.6 million, which resulted in the recognition of negative goodwill. In accordance with SFAS No. 141, “Business Combinations,” the excess of the fair value of acquired assets and liabilities assumed over the consideration paid was allocated as a pro rata reduction of certain identifiable non-current assets, including identifiable intangible assets.

The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed combined balance sheet are based on preliminary valuation estimates of Hamilton Beach/Proctor-Silex’s management. Definitive allocations will be performed and finalized by Hamilton Beach with the services of outside valuation specialists after the completion of the merger. Accordingly, the consideration allocation pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision based on a final determination of fair value after the completion of the merger.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined financial statements do not include the impact of any potential cost savings or one-time costs or capital investments related to achieving those costs savings or to the subsequent integration of operations. We expect the merger to generate approximately $40 million to $50 million of annual pre-tax cost savings by the end of 2008 following the completion of the merger. The principal sources of these cost savings are expected to come from many sources within Hamilton Beach, including elimination of duplicative overhead costs, improved utilization of sales, marketing and engineering resources, reduced warranty costs from implementing enhanced quality processes and systems, supply chain efficiencies and purchasing economies of scale and interest expense savings resulting from reduced debt associated with improved working capital management. Achieving these savings will require one-time costs and capital investments currently estimated to be in the range of $15 million to $20 million. A majority of these costs currently are anticipated to be accrued in purchase accounting.

The unaudited pro forma condensed combined statements of operations do not include one-time charges or the related tax effects that are expected to be included in the net income of Hamilton Beach during the next twelve months. These charges are expected to be approximately $2.6 million pre-tax, or $2.3 million after-tax, and include the elimination of historical debt issuance costs for Hamilton Beach/Proctor-Silex and an income tax charge as a result of the spin-off related to the tax sharing agreement with NACCO.

Certain reclassifications have been included in the pro forma adjustments column below to conform Applica’s historical presentation to Hamilton Beach/Proctor-Silex’s historical presentation. Upon completion of the merger, further review of Applica’s accounting policies and historical financial statements may result in required revisions to Applica’s policies and classifications to conform them to Hamilton Beach’s.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical Hamilton	Historical	Pro Forma		Pro Forma
	Beach/Proctor-Silex	Applica	Adjustments		Combined
	(In thousands, except per share data)

Net sales	$527,668	$556,119	$—		$1,083,787
Cost of sales	420,763	419,430	50,374	(a)	890,567
Restructuring charges	—	12,491	(12,491	)(a)	—

Gross profit	106,905	124,198	(37,883)		193,220
Selling, general and administrative expenses	65,936	160,900	(47,074	)(a)	179,327
			(263	)(b)
			1,193	(c)
			(1,365	)(d)
Restructuring charges	3,905	—	9,191	(a)	13,096

Operating profit (loss)	37,064	(36,702)	435		797
Other (income) expense:
Interest expense	5,247	11,420	8,701	(e)	25,368
Other — net	(408)	(1,742)			(2,150)

Total other expense	4,839	9,678	8,701		23,218

Income (loss) before income taxes	32,225	(46,380)	(8,266)		(22,421)
Income tax provision	11,933	2,889	(3,058	)(f)	11,764

Net income (loss)	$20,292	$(49,269)	$(5,208)		$(34,185)

Loss per common share — basic and diluted		$(2.04)			$(3.12)

Weighted average shares outstanding — basic and diluted		24,151	(13,187	)(g)	10,964

Please read in conjunction with accompanying notes to the unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Historical Hamilton	Historical	Pro Forma		Pro Forma
	Beach/Proctor-Silex	Applica	Adjustments		Combined
	(In thousands, except per share data)

Net sales	$209,053	$208,500	$—		$417,553
Cost of sales	167,421	152,880	18,458	(a)	338,759

Gross profit	41,632	55,620	(18,458)		78,794
Selling, general and administrative expenses	33,963	67,828	(18,458	)(a)	83,139
			(108	)(b)
			596	(c)
			(682	)(d)

Operating profit (loss)	7,669	(12,208)	194		(4,345)
Other (income) expense:
Interest expense	2,142	5,459	3,929	(e)	11,530
Other — net	1,475	(249)			1,226

Total other expense	3,617	5,210	3,929		12,756

Income (loss) before income taxes	4,052	(17,418)	(3,735)		(17,101)
Income tax provision	1,528	1,516	(1,382	)(f)	1,662

Net income (loss)	$2,524	$(18,934)	$(2,353)		$(18,763)

Loss per common share — basic and diluted		$(0.78)			$(1.71)

Weighted average shares outstanding — basic and diluted		24,279	(13,303	)(g)	10,976

Please read in conjunction with accompanying notes to the unaudited pro forma condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(a)	Certain reclassifications have been made to conform Applica’s historical presentation to Hamilton Beach/Proctor-Silex’s presentation used in the unaudited pro forma condensed combined statement of operations. These include the reclassification of freight and warehousing costs of $47.1 million for the year ended December 31, 2005 and $18.5 million for the six months ended June 30, 2006 originally included in “Selling, general and administrative expenses” to “Cost of sales.” In addition, these include the reclassification of “Restructuring charges” included in gross profit of $9.2 million for the year ended December 31, 2005 to a component of operating profit (loss) and included on the line “Restructuring charges” and $3.3 million of “Restructuring charges” included in gross profit to “Cost of sales” for the year ended December 31, 2005 related to the write-down of inventory.

(b)	Represents the elimination of a portion of Hamilton Beach/Proctor-Silex net periodic pension expense due to the elimination of the U.S. pension obligation under the NACCO Combined Defined Benefit Plan. In conjunction with the spin-off, NACCO will assume all of Hamilton Beach/Proctor-Silex’s U.S. pension obligations.

(c)	Represents a net increase in intangible asset amortization expense resulting from the fair value adjustments to Applica’s intangible assets (see notes to the unaudited pro forma condensed combined balance sheet).

(d)	Represents a decrease in depreciation expense resulting from adjustments to Applica’s property, plant and equipment due to the excess of fair value of acquired net assets over consideration paid (see notes to the unaudited pro forma condensed combined balance sheet).

(e)	Represents an increase in interest expense resulting from additional debt incurred for the payment of estimated transaction expenses and the payment of a $110.0 million special dividend to NACCO (see notes to the unaudited pro forma consolidated balance sheet). We assumed a weighted average interest rate of approximately 8% based on the anticipated terms of the new debt arrangement. A 1/8 percentage point change in the assumed interest rate of the variable rate debt would result in an adjustment of interest expense of $0.4 million per year before income tax effects.

(f)	Income tax effects as a result of pro forma adjustments were estimated at the Hamilton Beach/Proctor-Silex effective income tax rate of 37% for the periods presented, which reflects Hamilton Beach/Proctor-Silex’s best estimate of the statutory income tax rates for all tax jurisdictions.

(g)	Represents the impact of the issuance of Hamilton Beach common stock to NACCO and Applica stockholders on the weighted average shares outstanding. In connection with the spin-off, NACCO stockholders will be entitled to receive one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock for each share of NACCO Class A common stock and one half of a share of Hamilton Beach Class A common stock and one half share of Hamilton Beach Class B common stock for each share of NACCO Class B common stock such stockholder holds as of the close of business on the record date for the spin-off. In connection with the merger, the shares of Applica common stock outstanding will be converted into the right to receive a number of Hamilton Beach Class A common stock equal to 25% of the aggregate number of shares of Hamilton Beach Class A and Hamilton Beach Class B common stock outstanding immediately after the merger. The pro forma weighted average shares outstanding of Hamilton Beach were estimated to be approximately 11.0 million for the year ended December 31, 2005 and the six months ended June 30, 2006.

The unaudited pro forma condensed combined financial statements reflect a preliminary allocation of consideration paid to tangible assets, liabilities assumed and other intangible assets. The final consideration allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2006

	Historical Hamilton	Historical	Pro Forma		Pro Foma
	Beach/Proctor-Silex	Applica	Adjustments		Combined
	(In thousands)

ASSETS
Current Assets
Cash and cash equivalents	$2,754	$6,721	$—		$9,475
Accounts receivable, net	62,954	87,203	(3,902	)(a)	146,255
Inventories	88,521	99,947	(3,393	)(b)	185,075
Other current assets	13,232	15,306	10,073	(k)	42,593
			4,570	(l)
			(588	)(g)

Total Current Assets	167,461	209,177	6,760		383,398
Property, Plant and Equipment, Net	12,179	17,722	(4,121	)(m)	25,780
Goodwill	80,748	—			80,748
Intangibles, net	—	1,374	(1,374	)(n)	31,045
			31,045	(o)
Other Non-current Assets	21,339	12,219	(106	)(m)	67,954
			49,588	(k)
			(9,414	)(l)
			(2,010	)(g)
			(6,666	)(c)
			3,004	(d)

Total Assets	$281,727	$240,492	$66,706		$588,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$58,779	$38,196			$96,975
Current portion of long-term debt	7,072	41,665	(22,899	)(e)	25,838
Other current liabilities	27,697	41,409	15,000	(p)	80,204
			(3,902	)(a)

Total Current Liabilities	93,548	121,270	(11,801)		203,017
Long-term Debt	48,181	75,750	148,715	(e)	272,646
Other Long-term Liabilities	28,245	383	(10,050	)(c)	21,543
			(385	)(f)
			3,350	(q)

Total Liabilities	169,974	197,403	129,829		497,206
Stockholders’ Equity	111,753	43,089	(9,583	)(h)	91,719
			5,178	(c)
			(110,000	)(i)
			94,371	(j)
			(43,089	)(r)

Total Liabilities and Stockholder’s Equity	$281,727	$240,492	$66,706		$588,925

Please read in conjunction with accompanying notes to the unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a)	A reclassification has been made to conform Applica’s historical presentation to Hamilton Beach/Proctor-Silex’s presentation used in the unaudited pro forma condensed combined balance sheet for the reclassification of the warranty reserve of $3.9 million from “Other current liabilities” to a reduction of “Accounts receivable, net.”

(b)	Represents an adjustment to revalue Hamilton Beach/Proctor-Silex inventory for a change to the first in first out inventory method from the last in first out inventory method. This change in accounting is expected to be made as of the acquisition date in order to conform the inventory accounting policies of Hamilton Beach/Proctor-Silex and Applica and will be reflected as a retrospective application according to SFAS No. 154 “Accounting Changes and Error Corrections.”

(c)	Represents an adjustment to eliminate all balance sheet amounts related to the Hamilton Beach/Proctor-Silex U.S. pension obligations under the NACCO Combined Defined Benefit Plan. In conjunction with the spin-off, NACCO will assume all of Hamilton Beach/Proctor-Silex’s U.S. pension obligations.

(d)	Represents an adjustment to eliminate historical debt issuance costs of $0.8 million for Hamilton Beach/Proctor-Silex and $2.7 million for Applica and to reflect estimated new debt issuance costs of $6.5 million due to the refinancing of Hamilton Beach/Proctor-Silex’s and Applica’s historical debt arrangements with new debt arrangements.

(e)	Represents the net increase in debt, primarily due to the payment of estimated transaction and new debt issuance costs totaling $16.3 million and the payment of a $110.0 million special dividend to NACCO. The current portion of long-term debt has been determined consistently with the expected terms of the new financing arrangement.

(f)	Represents an adjustment for termination payments to be made under Hamilton Beach/Proctor-Silex’s existing interest rate swap agreements.

(g)	Represents the net effect on deferred tax assets from the elimination of the historical debt issuance costs for Hamilton Beach/Proctor-Silex and Applica and the elimination of all balance sheet amounts related to the Hamilton Beach/Proctor-Silex U.S. pension obligations using the Hamilton Beach/Proctor-Silex effective income tax rate of 37%.

(h)	Represents an adjustment to the Hamilton Beach/Proctor-Silex stockholder’s equity, net of income tax effects, for the elimination of all balance sheet amounts related to the Hamilton Beach/Proctor-Silex U.S. pension obligation under the NACCO Combined Defined Benefit Plan, the write-off of the Hamilton Beach/Proctor-Silex historical debt issuance costs, the change to the first in first out inventory method from the last in first out inventory method for Hamilton Beach/Proctor-Silex inventory and an income tax charge as a result of the spin-off related to the tax sharing agreement with NACCO.

(i)	Represents Hamilton Beach/Proctor-Silex’s $110.0 million special dividend to NACCO.

(j)	Represents the issuance of Hamilton Beach Class A common stock to Applica stockholders in the merger. Since the Hamilton Beach Class A common stock is not currently publicly traded, we have estimated the fair value of the shares to be issued based on the average closing price of Applica common stock beginning July 20, 2006 and ending July 26, 2006, which period includes the two days before, the day of and the two days after the announcement of the proposed transaction. The consideration will be finalized on the date of the transaction based upon the price of the Hamilton Beach shares issued. The preliminary consideration is as follows:

(In thousands)

Issuance of Hamilton Beach Class A common stock to Applica stockholders (estimated at 24.5 million Applica shares at $3.79 per share)	$92,855
Issuance of Hamilton Beach Class A common stock to Applica employees for options anticipated to be exercised in conjunction with the merger (estimated at 0.4 million Applica shares at $3.79 per share)	1,516
Cash received from Applica employees for stock options anticipated to be exercised in conjunction with the merger (estimated at 0.4 million Applica shares at a weighted average exercise price of $2.10 per share)	(839)
Estimated transaction costs	9,750

Total consideration	$103,282

Hamilton Beach/Proctor-Silex has not completed its assessment of the fair value of assets and liabilities of Applica or its business integration plans. The table below represents a preliminary allocation of the total consideration to Applica’s tangible and intangible assets and liabilities based on Hamilton Beach/Proctor-Silex management’s preliminary estimate of their respective fair value as of the date of the merger.

		(In thousands)

(k)	Represents an adjustment to deferred income taxes based on the preliminary assessment of the expected realization of deferred income tax assets including net operating loss carryforwards.	$59,661

(l)	Represents the effect on deferred income taxes of pro forma adjustments at the Hamilton Beach/Proctor-Silex effective income tax rate of 37%.	(4,844)

(m)	Represents an adjustment to property, plant and equipment and certain other non-current assets for the excess fair value of acquired net assets over consideration paid.	(4,227)

(n)	Represents Applica’s historical intangible assets.	(1,374)

(o)	Represents the fair value of identifiable intangible assets (see further detail below).	31,045

(p)	Represents the change of control payments related to certain compensation plans identified in the merger agreement that will be paid at the completion of the merger, relocation and additional severance to be paid to certain Applica employees in accordance with Emerging Issues Task Force, referred to as EITF, No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.”	(15,000)

(q)	Represents an adjustment for closing Applica’s duplicate facilities and functions in accordance with EITF No. 95-3.	(3,350)

(r)	Represents Applica’s historical shareholders’ equity.	43,089

	Represents an adjustment to Applica’s historical shareholders’ equity for the elimination of historical debt issuance costs, net of tax.	(1,718)

	Total consideration allocated	$103,282

Upon completion of the fair value assessment after completion of the merger, we anticipate that the ultimate consideration allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be reflected as an adjustment to negative goodwill which in turn will effect the final consideration allocation to non-current assets.

Hamilton Beach/Proctor-Silex has estimated the fair value of Applica’s identifiable intangible assets as $31.0 million. The preliminary allocation included in the pro forma balance sheet is as follows:

		Allocation of		Estimated Average
		Excess of Acquired		Remaining Useful
	Initial	Net Assets Over	Estimated	Life as of June 30,
	Fair Value	Consideration Paid	Fair Value	2006 (In Years)
	(In thousands)

Customer relationships	$21,068	$(4,900)	$16,168	9 to 11
Trade names	12,487	(2,904)	9,583	indefinite
Patents	4,024	(936)	3,088	13 to 14
Black & Decker license agreement	2,874	(668)	2,206	14.5

	$40,453	$(9,408)	$31,045

DESCRIPTION OF CAPITAL STOCK OF HAMILTON BEACH

The following description of the material terms of the capital stock of Hamilton Beach includes a summary of certain provisions of the Hamilton Beach amended and restated certificate of incorporation and Hamilton Beach amended and restated bylaws that will become effective before the spin-off. The following description does not purport to be complete and is qualified by reference to the applicable provisions of the General Corporation Law of the State of Delaware and to the form of the Hamilton Beach amended and restated certificate of incorporation and form of the Hamilton Beach amended and restated bylaws, which are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus/information statement and incorporated herein by reference.

At the time of the spin-off, the authorized capital stock of Hamilton Beach will consist of 140 million shares of common stock (comprised of 120 million shares of Hamilton Beach Class A common stock and 20 million shares of Hamilton Beach Class B common stock), par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. After the consummation of the spin-off and merger, it is anticipated that approximately 11.0 million shares of common stock will be outstanding (comprised of approximately 6.9 million shares of Hamilton Beach Class A common stock and approximately 4.1 million shares of Hamilton Beach Class B common stock), and no shares of preferred stock will be outstanding.

Common Stock

Voting Rights.  Subject to the rights of the holders of any series of preferred stock, each share of Hamilton Beach Class A common stock will entitle the holder of the share to one vote on all matters submitted to the stockholders of Hamilton Beach, and each share of Hamilton Beach Class B common stock will entitle the holder of the share to ten votes on all such matters. Applica shareholders will receive only Hamilton Beach Class A common stock.

Dividends and Other Distributions.  Subject to the rights of the holders of any series of preferred stock, each share of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock will be equal in respect of rights to dividends and other distributions in cash, stock or property of Hamilton Beach, except that in the case of dividends or other distributions payable in stock of Hamilton Beach, including distributions pursuant to split-ups or divisions of stock of Hamilton Beach, which occur after the date of the spin-off, only Hamilton Beach Class A common stock will be distributed with respect to Hamilton Beach Class A common stock and only Hamilton Beach Class B common stock will be distributed with respect to Hamilton Beach Class B common stock. In the case of any consolidation, merger, or sale of all or substantially all of the assets of Hamilton Beach as a result of which stockholders of Hamilton Beach shall be entitled to receive cash, stock other securities or other property with respect to or in exchange for their stock of Hamilton Beach, each holder of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock shall be entitled to receive an equal amount of consideration for each share of Hamilton Beach Class A common stock or Hamilton Beach Class B common stock held by such holder. During the negotiation of the merger agreement, Hamilton Beach/Proctor-Silex informed Applica that there was no intention currently to amend this provision of the Hamilton Beach amended and restated certificate of incorporation for at least one year after the merger, and representatives of Hamilton Beach/Proctor-Silex informed representatives of Applica that no action will be proposed by Hamilton Beach for at least a year after the spin-off.

Restrictions on Transfer of Class B Common Stock; Convertibility of Hamilton Beach Class B Common Stock into Hamilton Beach Class A Common Stock.  As more fully described below, the Hamilton Beach Class B common stock generally will not be transferable by a stockholder except to or among such holder’s spouse, certain relatives of such holder and of such holder’s spouse, and spouses of such relatives, certain trusts established for their benefit, certain corporations and partnerships owned by them and certain charitable organizations.

The Hamilton Beach Class B common stock will, however, be convertible at all times, and without cost to the stockholder, into Hamilton Beach Class A common stock on a share-for-share basis. Therefore, stockholders desiring to sell the equity interest in Hamilton Beach represented by their shares of Hamilton Beach Class B common stock may convert those shares into an equal number of shares of Hamilton Beach

Class A common stock and sell the shares of Hamilton Beach Class A common stock in the public market. A stockholder who does not wish to complete the conversion process before a sale may effect a sale of the Hamilton Beach Class A common stock into which such stockholder’s Hamilton Beach Class B common stock is convertible and simply deliver the certificate or certificates for such shares of Hamilton Beach Class B common stock to a broker, properly endorsed, in completion of the sale. The broker will then present the Hamilton Beach Class B common stock certificate or certificates to Hamilton Beach’s transfer agent who will issue to the purchaser a certificate for the number of shares of Hamilton Beach Class A common stock sold in settlement of the transaction. If the stockholder sells fewer than all of the shares of Hamilton Beach Class A common stock into which such Hamilton Beach Class B common stock certificate or certificates could be converted, the transfer agent will return to such stockholder a certificate for Hamilton Beach Class B common stock representing the balance of such shares unless the stockholder specifies that the transfer agent should return a certificate for shares of Hamilton Beach Class A common stock.

Shares of Hamilton Beach Class B common stock received in a stockholder’s own name will not be transferable into a “nominee” or “street” name.

Other than pursuant to conversions into Hamilton Beach Class A common stock as described above, a holder of shares of Hamilton Beach Class B common stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) ONLY to a permitted transferee, which term is defined generally as follows:

(i) any of the lineal descendants of a great grandparent of such holder of Hamilton Beach Class B common stock, including children adopted before age 18, or any spouse (including a widow or widower) thereof or lineal descendent of any such spouse (such persons, including such holder of Hamilton Beach Class B common stock, are hereinafter referred to as such Class B stockholder’s family members);

(ii) a trust for the benefit of such Class B stockholder’s family members and certain charitable organizations;

(iii) certain charitable organizations established by such Class B stockholder’s family members; and

(iv) a corporation whose stockholders, or a partnership whose partners, are made up exclusively of such Class B stockholder’s family members or any trust described in (ii) above, but if any share of capital stock of such corporation or its successor or if any partnership interest in such partnership (or any survivor of a merger or consolidation of such a partnership) is acquired by any person who is not within such class of persons, all shares of Hamilton Beach Class B common stock then held by such corporation or partnership, as the case may be, will be converted automatically into shares of Hamilton Beach Class A common stock.

In the case of a corporation, shares of Hamilton Beach Class B common stock also may be transferred to a successor by merger or consolidation, provided that each stockholder of each other corporation which is a party to such merger or consolidation is, at the time of such transaction, a stockholder of such corporation or a permitted transferee of at least one stockholder of such corporation. Shares held by trusts that are irrevocable on the record date for the spin-off may be transferred to any person to whom or for whose benefit principal may be distributed under the terms of the trust. Shares held by all other trusts may be transferred to the person who established such trust and such person’s permitted transferees. Shares held by certain charitable organizations may be transferred to the person who transferred such shares to the charitable organization and to such person’s permitted transferees.

The restrictions on the transferability of the Hamilton Beach Class B common stock are set forth in full in Section 3 of Article IV of the form of the Hamilton Beach amended and restated certificate of incorporation attached as Annex D to this proxy statement/prospectus/information statement. Stockholders are urged to read Annex D carefully. Each certificate representing shares of Hamilton Beach Class B common stock will bear a legend setting forth the restrictions on the transfer and registration of transfer thereof.

Any purported transfer of shares of Hamilton Beach Class B common stock not permitted under the Hamilton Beach amended and restated certificate of incorporation will be void and of no effect and the purported transferee will have no rights as a stockholder of Hamilton Beach and no other rights against or with respect to Hamilton Beach. Hamilton Beach may, as a condition to the transfer or registration of transfer of shares of Hamilton Beach Class B common stock to a permitted transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a permitted transferee.

Hamilton Beach will not issue any additional shares of Hamilton Beach Class B common stock after the date of the spin-off without approval of a majority of the outstanding voting stock of Hamilton Beach, except in connection with stock splits and stock dividends. All shares of Hamilton Beach Class B common stock received by Hamilton Beach upon stockholders’ conversion thereof into Hamilton Beach Class A common stock or otherwise acquired by Hamilton Beach will be retired and not reissued.

Other Provisions.  Neither the Hamilton Beach Class A common stock nor the Hamilton Beach Class B common stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of stock of Hamilton Beach of any class or any other securities convertible into shares of stock of Hamilton Beach.

Listing.  Hamilton Beach/Proctor-Silex will apply to list the Hamilton Beach Class A common stock on the NYSE under the symbol “[     ].”

Transfer Agent and Registrar.  It is anticipated that               will be the transfer agent and registrar for the Hamilton Beach common stock.

Preferred Stock

The Hamilton Beach board is authorized to issue one or more series of up to 10 million shares of preferred stock. With respect to each series of the preferred stock, the Hamilton Beach board has the authority, consistent with the Hamilton Beach amended and restated certificate of incorporation, to determine the following terms:

•	the number of shares within the series;

•	the designation of the series;

•	whether the shares have voting powers;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	whether the shares are entitled to receive dividends, and if so, the dividend rate of the series, the dates of payment of dividends and the dates from which dividends are cumulative, if applicable;

•	any rights if Hamilton Beach dissolves or liquidates;

•	whether the shares are convertible into, or exchangeable for, any of Hamilton Beach’s other stock, the price or rate of conversion or exchange and the applicable terms and conditions;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series; and

•	any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions.

Provisions That May Have an Anti-Takeover Effect

The Hamilton Beach amended and restated certificate of incorporation contains provisions that may make the acquisition of control of Hamilton Beach by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. The Hamilton Beach amended and restated bylaws also contain provisions that could have an anti-takeover effect.

These provisions of the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws are designed to encourage persons seeking to acquire control of Hamilton Beach to negotiate the terms with Hamilton Beach’s board. Hamilton Beach believes that, as a general rule, the interests of its stockholders would be served best if any change in control results from negotiations with the board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

The provisions could, however, have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of Hamilton Beach. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of shares of Hamilton Beach Class A Common Stock, thus depriving stockholders of any advantages that large accumulations of stock might provide. Set forth below is a summary of the relevant provisions of the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. This summary may not contain all of the information that is important to you and is subject to, and is qualified by reference to, all of the provisions of the form of the Hamilton Beach amended and restated certificate of incorporation and the form of the Hamilton Beach amended and restated bylaws attached to this proxy statement/prospectus/information statement as Annex D and Annex E, respectively.

Classified Board of Directors; No Cumulative Voting

Article V of the form of the Hamilton Beach amended and restated certificate of incorporation provides for a classified board of directors and no cumulative voting in the election of directors. Such provisions may discourage purchases of a significant minority position because they tend to delay and render more difficult a purchaser’s ability to obtain control of the board. In addition, subject to the rights of the holders of any series of preferred stock, Article V provides that Hamilton Beach directors may be removed only for cause. Any action for the removal for cause of a director must be approved by a vote of at least 80% of the voting power of the outstanding voting stock of Hamilton Beach, voting together as a single class.

Restrictions on Certain Transactions with Interested Persons

Hamilton Beach is subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits certain business combinations and transactions between a corporation and an “interested stockholder” for at least three years after the interested stockholder becomes an interested stockholder, unless:

•	before the interested stockholder’s share acquisition date, the board approved either the business combination or the purchase of shares by the interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the transaction is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, after excluding shares controlled by the interested stockholder.

An “interested stockholder” is any person that (i) is the owner of 15% or more of the outstanding voting stock of Hamilton Beach, or (ii) is an affiliate or associate of Hamilton Beach and was the owner of 15% or more of the outstanding voting stock of Hamilton Beach at any time within the 3-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. Examples of transactions regulated by Section 203 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

Special Vote Required for Certain Amendments to Organizational Documents

Certain provisions of the form of the Hamilton Beach amended and restated certificate of incorporation, such as those set forth in Article V, may not be amended or repealed except by the affirmative vote of the holders of at least 80% of the voting power of the outstanding voting stock of Hamilton Beach, voting together as a single class. Such 80% vote is also required to adopt any provisions inconsistent with any of the provisions of Article I, Sections 1 (time and place of meetings of stockholders), 3 (special meetings of stockholders) and 8 (order of business at meetings of stockholders), Article II, Sections 1 (number and term of office), 2 (vacancies and new directorships) and 3 (removal) and Article VII (amendments) of the Hamilton Beach amended and restated bylaws.

Other Provisions

Certain other provisions of the form of the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws may also tend to discourage attempts to acquire control of Hamilton Beach. These include advance notice requirements for director nominations and stockholder proposals and provisions that prohibit stockholder action being effected by written consent.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

As a result of the merger, holders of Applica common stock will become holders of Hamilton Beach Class A common stock. See “The Merger Agreement — Consideration To Be Received in the Merger” beginning on page 137. The rights of holders of Hamilton Beach Class A common stock are governed by applicable Delaware law and the provisions of the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws.

The following is a summary of the material differences between the rights of holders of Hamilton Beach Class A common stock and the rights of holders of Applica common stock. Because the rights of Applica shareholders are governed by Florida law while Hamilton Beach stockholders’ rights are governed by Delaware law, these differences arise from differences between Florida and Delaware law, as well as the differences between the form of the Hamilton Beach amended and restated certificate of incorporation and the form of the Hamilton Beach amended and restated bylaws, which will each become effective before the spin-off, and Applica’s third amended and restated articles of incorporation and third amended and restated bylaws.

The following comparison may not contain all of the information that is important to you regarding the specific rights of holders of Hamilton Beach Class A common stock under Delaware law, the Hamilton Beach amended and restated certificate of incorporation that will become effective before the spin-off and the Hamilton Beach amended and restated bylaws that will become effective before the spin-off as compared with the rights of holders of Applica common stock under Florida law, Applica’s third amended and restated articles of incorporation and third amended and restated bylaws. This summary is qualified by reference to the governing corporate instruments of Hamilton Beach and Applica to which we have referred you. You should read those documents for a complete understanding of all of the differences between the rights of holders of Hamilton Beach Class A common stock and those of holders of Applica common stock.

Authorized Capital Stock

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation authorizes it to issue up to 120 million shares of Hamilton Beach Class A common stock, par value $0.01 per share, 20 million shares of Hamilton Beach Class B common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share.

Applica.  Applica’s third amended and restated articles of incorporation authorize it to issue up to 75 million shares of common stock, par value $0.10 per share.

Voting Rights

Hamilton Beach.  Subject to the rights of the holders of any series of preferred stock, under the Hamilton Beach amended and restated certificate of incorporation, holders of Hamilton Beach Class A common stock are entitled to one vote per share with respect to each matter submitted to a vote of Hamilton Beach’s stockholders, subject to special voting rights of shares of the Hamilton Beach Class B common stock, which are entitled to ten votes per share. Applica shareholders will only receive Hamilton Beach Class A common stock in the merger.

Applica.  Under Applica’s amended and restated bylaws, holders of common stock are entitled to one vote per share for each share for all matters submitted to a vote of stockholders.

Cumulative Voting

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws do not provide for cumulative voting, and accordingly, holders of Hamilton Beach common stock do not have cumulative voting rights in connection with the election of directors.

Applica.  Applica’s third amended and restated articles of incorporation do not provide for cumulative voting, and accordingly, holders of Applica common stock do not have cumulative voting rights in connection with the election of directors.

Stockholders Meetings

Annual and Special Meetings

Hamilton Beach.  The Hamilton Beach amended and restated bylaws provide that the annual meeting of stockholders shall be held on such date, and at such time and place, within or without the State of Delaware, as may be designated from time to time by the Hamilton Beach board. Special meetings of the stockholders may be held upon call of Hamilton Beach’s Chairman, the Chief Executive Officer or the President, or the Secretary upon written request of the majority of the directors of Hamilton Beach. Special meetings of holders of the outstanding preferred stock, if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation. Special meetings are held at such time and place, within or without the State of Delaware, as may be fixed by the Hamilton Beach board, Chairman of the Board, Chief Executive Officer, President or Secretary and stated in the notice of the meeting.

Applica.  Applica’s amended and restated bylaws provide that annual meetings of shareholders shall be held each year on a date, time and place, within or outside the State of Florida, as designated by the Applica board. Special meetings of the shareholders may be called upon written request of the Chairman of the Board, the Chief Executive Officer, the President or a majority of the board of directors acting without a meeting, or by the holders of not less than ten percent of all the shares entitled to vote at the meeting. Special meetings may be held at such time and place, within or outside the State of Florida, as fixed by the Applica board and stated in the notice of the meeting.

Quorum

Hamilton Beach.  The Hamilton Beach amended and restated bylaws provide that a majority of the outstanding voting power of all classes of stock entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders.

Applica.  Applica’s amended and restated bylaws provide that a majority of the shares entitled to vote on the matter, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, but in no event shall a quorum consist of less than one-third of the shares of each voting group entitled to vote.

Notice of Stockholder Meetings

Hamilton Beach.  The Hamilton Beach amended and restated bylaws provide that written notice of the date, time, place, any means of remote communications, and, in the case of a special meeting, the purpose for which the meeting is called, of the meeting of the stockholders will be given not less than ten days nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Applica.  Applica’s amended and restated bylaws provide that, except as otherwise required by law, written or printed notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the meeting to each shareholder of record entitled to vote at such meeting.

Notice of Stockholder Business and Nominations

Hamilton Beach.  The Hamilton Beach amended and restated bylaws provide that for business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must meet the following requirements:

•	a stockholder of record at the time of the giving of the notice for such annual meeting;

•	entitled to vote at the meeting;

•	must have given timely notice to the Secretary; and

•	if the stockholder has provided Hamilton Beach with a proposal solicitation notice in writing, such stockholder must have delivered a proxy statement to the holders of at the least the percentage of shares of outstanding voting stock that is to approve such business that the stockholder proposes to bring before the annual meeting.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Hamilton Beach not less than 60 nor more than 90 calendar days before the first anniversary of the date on which Hamilton Beach first mailed its proxy materials for the preceding year’s annual meeting of stockholders. If Hamilton Beach did not hold an annual meeting the previous year, then the deadline is a reasonable time before Hamilton Beach begins to print and mail its proxy materials related to such meeting.

The Hamilton Beach amended and restated bylaws provide that a stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on Hamilton Beach’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and series and number of shares of capital stock of Hamilton Beach that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made;

•	a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business;

•	whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of outstanding voting stock that is required to approve the proposal; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

A stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Applica.  Applica’s amended and restated bylaws provide that any shareholder of record at the time of giving of notice and who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in the bylaws may make nominations of persons for election to the board of directors.

Nominations by shareholders shall be made pursuant to timely notice in writing to the Applica Secretary. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of Applica:

•	in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the date of the notice of the preceding year’s annual meeting; and

•	in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.

Such shareholder’s notice must include the following information:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to the proxy rules under the

Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	as to the shareholder giving the notice, the notice must include the following:

•	the name and address, as they appear on Applica’s books, of such shareholder; and

•	the class and number of shares of Applica that are beneficially owned by such shareholder and also that are owned of record by such shareholder; and

•	as to the beneficial owner, if any, on whose behalf the nomination is made, the notice must include the following:

•	the name and address of such person; and

•	the class and number of shares of Applica that are beneficially owned by such person.

Proxies

Hamilton Beach.  The Hamilton Beach amended and restated bylaws provide that each stockholder entitled to vote at every meeting of the stockholders may vote in person or by proxy for each share of stock having voting power standing in the name of such stockholder on the books of Hamilton Beach on the record date of the meeting. Under the General Corporation Law of the State of Delaware, no proxy shall be voted on after three years from its date, unless the proxy provides for a duration of a longer period. Every proxy must be authorized in a manner permitted by Section 212 of the General Corporation Law of the State of Delaware. Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering a revocation of proxy or a new proxy bearing a later date to the Secretary of Hamilton Beach.

Applica.  Applica’s amended and restated bylaws provide that, except as otherwise provided by law or by Applica’s amended and restated certificate of incorporation, each shareholder is entitled to one vote for each outstanding share held by him or her on each matter voted at a shareholders’ meeting. A shareholder may vote at any meeting of stockholders either in person or by proxy and any shareholder of Applica may appoint a proxy to vote or otherwise act for such shareholder by signing an appointment form. An appointment of a proxy is effective when received by the Secretary of Applica and shall be valid for up to eleven months, unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the appointment is coupled with an interest.

Actions by Written Consent

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation provides that no action may be taken by the Hamilton Beach stockholders except at an annual or special meeting of stockholders of Hamilton Beach. No stockholder action may be taken by a consent in writing.

Applica.  Applica’s third amended and restated articles of incorporation provide that no action may be taken by shareholders except at an annual or special meeting of the shareholders. No shareholder action may be taken by a consent in writing.

Matters Relating to the Board of Directors

Number

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, the number of directors will be no less than six nor more than 15 and will be fixed from time to time in the manner provided for in the Hamilton Beach amended and restated bylaws. The Hamilton Beach amended and restated bylaws provide that the authorized number of directors may be determined from time to time only by a vote of a majority of the total number of directors then in office or by the affirmative vote of the holders of at least 80% of the outstanding voting power of the outstanding voting stock, voting together as a single class.

Applica.  Applica’s third amended and restated articles of incorporation provide that the number of directors shall be 15, which number may be increased or decreased from time to time by resolution of the majority of the Applica board, but shall not be less than seven nor greater than fifteen.

Quorum

Hamilton Beach.  The Hamilton Beach amended and restated bylaws provide that a majority of the total number of directors then in office will constitute a quorum.

Applica.  Applica’s amended and restated bylaws provide that a majority of the board will constitute a quorum for the transaction of business. However, if for any reason a vacancy occurs in the board, a quorum will consist of the majority of the remaining directors until the vacancy is filled.

Classification of Directors

Hamilton Beach.  Under the Hamilton Beach amended and restated certificate of incorporation, directors are elected by a plurality of the votes cast. Directors are classified into three classes, as nearly equal in number as possible, with staggered three-year terms.

Applica.  Under Applica’s third amended and restated articles of incorporation, directors are elected by a plurality vote. Directors are classified into three classes, as nearly equal in number as possible, with staggered three-year terms.

Removal of Directors

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any director may be removed only for cause. Any action for the removal for cause of a director must be approved by a vote of at least 80% of the voting power of the outstanding voting stock of Hamilton Beach, voting together as a single class.

Applica.  Applica’s third amended and restated articles of incorporation provide that any director or the entire board of directors may be removed only for cause. Except as otherwise provided by law, cause for removal will be construed to exist only if either the director whose removal is proposed has been convicted of a felony or such director has been found by a competent court to be liable for negligence or misconduct in a matter of substantial importance to Applica and such matter is no longer subject to direct appeal. Any action for the removal for cause of a director must be brought within one year of the adjudication or conviction and must be approved by a majority vote of the shares of Applica entitled to vote at an election for that director or by at least a majority of the total number of directors.

Vacancies on the Board of Directors

Hamilton Beach.  The Hamilton Beach amended and restated bylaws provide that, subject to the rights of the holders of any series of preferred stock, any vacancy on the Hamilton Beach board will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director of any class appointed to fill a vacancy will hold office for the remainder of the term of the class to which such director was appointed and until a successor has been elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Applica.  Applica’s third amended and restated articles of incorporation provide that any vacancies on the Applica board will be filled by a majority vote of the directors then in office, though less than a quorum of the entire board. Directors so chosen to fill any vacancy will hold office for a term expiring at the next annual meeting of stockholders.

Preemptive Rights

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation does not grant any preemptive rights.

Applica.  Applica’s third amended and restated articles of incorporation do not grant any preemptive rights.

Dividends

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation provides that each share of Hamilton Beach Class A common stock and Hamilton Beach Class B common stock will be equal in respect of rights to dividends and other distributions in cash, stock or property of Hamilton Beach. In the case of dividends or other distributions payable in stock of Hamilton Beach, only shares of Hamilton Beach Class A common stock will be distributed with respect to Hamilton Beach Class A common stock and only shares of Hamilton Beach Class B common stock will be distributed with respect to Hamilton Beach Class B common stock.

Applica.  Applica’s amended and restated bylaws provide that the board may from time to time declare, and Applica may pay, dividends on its outstanding shares in cash, property or its own shares.

Limitation of Personal Liability of Directors

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, no member of the Hamilton Beach board will be personally liable to Hamilton Beach or its stockholders for any act or omission in the performance of his or her duties as a member of the board of Hamilton Beach.

Applica.  Applica’s amended and restated certificate of incorporation and bylaws contain no provisions concerning the limitation of personal liability of directors. The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless he or she failed to perform his or her duties as a directors and that failure constituted a specific violation of the type listed in Section 607.0831 of the FBCA.

Indemnification of Directors and Officers

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation provides for indemnification of Hamilton Beach’s directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Applica.  Applica’s amended and restated bylaws provide that Applica will indemnify and hold harmless any director, officer, employee or agent of Applica and its subsidiaries against all liability and expense to the fullest extent permitted by law.

Certain Business Combination Restrictions

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws do not contain provisions concerning restrictions of certain business combinations. Consequently, Section 203 of the General Corporation Law of the State of Delaware, which protects publicly-traded Delaware corporations, such as Hamilton Beach, from hostile takeovers, and from actions after the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation, applies to Hamilton Beach because Hamilton Beach did not elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

Applica.  Applica is subject to Section 607.0902 of the FBCA, which restricts the voting rights of “control-share” groups unless a majority of all outstanding, non-interested shareholders passes a resolution to grant the control share group the voting rights to complete a control share acquisition, among other proposals. In addition, Section 607.091 of the FBCA requires that any “affiliated transaction” with an “interested shareholder” either be approved by the disinterested directors or a supermajority vote of the disinterested shareholders or, absent such approval, that a statutory “fair price” be paid to shareholders in such a transaction.

Amendments to Constituent Documents

Hamilton Beach.  The Hamilton Beach amended and restated certificate of incorporation and amended and restated bylaws provide that the Hamilton Beach amended and restated bylaws may be amended in any respect or repealed at any time, in either of the following manners:

•	at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting; or

•	at any meeting of Hamilton Beach’s board, although no amendment adopted by the board may vary or conflict with any amendment adopted by the stockholders in accordance with the Hamilton Beach amended and restated certificate of incorporation and the Hamilton Beach amended and restated bylaws.

However, Article I, Sections 1 (time and place of meetings of stockholders), 3 (special meetings of stockholders) and 8 (order of business at meetings of stockholders), Article II, Sections 1 (number and term of office), 2 (vacancies and new directorships) and 3 (removal) and Article VII (amendments) of the Hamilton Beach amended and restated bylaws may not be amended or repealed by the stockholders. In addition, no provision inconsistent with the foregoing sections may be adopted by the stockholders without the affirmative vote of the holders of at least 80% of the voting power of the outstanding voting stock, voting together as a single class. In addition, during the negotiation of the merger agreement, Hamilton Beach/Proctor-Silex informed Applica that there was no intention currently to amend the provision of the Hamilton Beach amended and restated certificate of incorporation that limits the number of shares of Hamilton Beach Class B common stock that may be authorized for at least one year after the merger, and representatives of Hamilton Beach/Proctor-Silex informed representatives of Applica that no action will be proposed by Hamilton Beach for at least a year after the spin-off.

Applica.  Applica’s third amended and restated articles of incorporation provide that certain provisions of Applica’s third amended and restated articles of incorporation may only be altered, amended or repealed, or a conflicting amendment may only be adopted by the affirmative vote of 67% or more of the voting power of all the shares of common stock of Applica entitled to vote generally in the election of directors. Applica’s amended and restated bylaws may be altered, amended or repealed by action of Applica’s board.

HARBINGER PROPOSAL

Overview

Based on information contained in the Harbinger Schedule 13D, on May 10, 2006, Harbinger acquired beneficial ownership of 1,227,000 shares of Applica common stock. After that acquisition, based on information contained in the Harbinger Schedule 13D, Harbinger beneficially owned 24.7% of the outstanding shares of Applica common stock. As a result of this acquisition, Harbinger became subject to the provisions of Section 607.0902 of the FBCA, which we refer to as the Control Share Act. Under the Control Share Act, except in limited circumstances, a shareholder who acquires issued and outstanding stock of an issuing public corporation that, when added to all other shares held by the acquiring shareholder, brings the acquiring shareholder’s ownership of common stock to or above certain specified thresholds of beneficial ownership (20%, 33 1/3% or 50%), the acquiring shareholder loses the right to vote those shares unless voting rights for those shares are approved by the disinterested shareholders of such issuing public corporation.

Based on Harbinger’s SEC filings, as of the record date for the Applica special meeting, Harbinger beneficially owned           shares of Applica common stock, or     % of the shares of Applica common stock outstanding on the record date. Based on the Harbinger Schedule 13D and other documents filed by Harbinger with the SEC as well as the provisions of the Control Share Act, all of the Harbinger shares are deemed to be control shares without voting rights within the meaning of the Control Share Act.

Under the Control Share Act, Harbinger had the legal right to provide notice of its control share acquisition and demand that Applica, at Harbinger’s expense, call a special meeting of Applica’s shareholders to vote on the specific issue of granting voting rights to the Harbinger shares. Harbinger did not request a special meeting. Instead, on August 2, 2006, Harbinger requested that Applica, pursuant to Section 607.0902(7)(d) of the Control Share Act, include a proposal at its next special or annual meeting of the Applica shareholders to have restored any voting rights which may have been lost as a result of the application of the Control Share Act to shares of Applica common stock which Harbinger then owned and to any additional shares of Applica common stock which it might acquire in the future. A copy of Harbinger’s acquiring person statement is attached to this proxy statement/prospectus/information statement as Annex F.

See “Risk Factors — If the Applica shareholders approve the Harbinger proposal, Applica will be in default under its credit facility, term loan and the indenture governing the Applica 10% notes” beginning on page 21.

Proposal

To consider and vote upon the following resolution:

RESOLVED, that the shares of Applica common stock acquired in one or more control share acquisitions by Harbinger shall be entitled to voting rights.

Summary of the Control Share Act

Pursuant to the Control Share Act, an acquiring person who makes a control share acquisition of shares of an issuing public corporation may not exercise voting rights for any control shares unless:

•	the corporation’s articles of incorporation or bylaws provide that the Control Share Act does not apply to control share acquisitions of the corporation’s shares;

•	the acquisition is consummated in certain circumstances, including an acquisition of shares approved by the issuing public corporation’s board of directors; or

•	such voting rights are granted by resolution approved by the affirmative vote of the following:

•	for each class or series entitled to vote separately on the proposal, by a majority of all the votes entitled to be cast on the proposal by each class or series; and

•	for each class or series entitled to vote separately on the proposal, by a majority of all the votes entitled to be cast by each class or series entitled to vote separately on the proposal, excluding all interested shares.

A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

“Control shares” are shares that, except for the Control Share Act, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect of which that person may exercise or direct the exercise of the voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power:

•	20% or more but less than 33 1/3% of all voting power;

•	33 1/3% or more but less than a majority of all voting power, and

•	a majority or more of all voting power.

All shares, the beneficial ownership of which is acquired within 90 days before or after the date of acquisition of beneficial ownership of shares which result in a control share acquisition, and all shares the beneficial ownership of which is acquired pursuant to a plan to make a control share acquisition, are deemed to have been acquired in the same acquisition.

An “issuing public corporation” means a corporation that has the following:

•	100 or more shareholders;

•	its principal place of business, principal office or substantial assets in Florida; and

•	either:

•	more than 10% of its shareholders resident in Florida;

•	more than 10% of its shares owned by residents of Florida; or

•	1,000 shareholders resident in Florida.

On May 10, 2006, the date of Harbinger’s control share acquisition, Applica qualified as an issuing public corporation.

The Control Share Act provides that in approving a resolution to grant voting rights to control shares, interested shares are excluded from the votes entitled to be cast. As defined under the Control Share Act, “interested shares” are shares held by the following:

•	an acquiring person or a member of a group with respect to a control share acquisition;

•	the Company’s officers; and

•	directors who are also employees of the Company.

The Control Share Act does not apply to a control share acquisition of shares of an issuing public corporation whose articles of incorporation or bylaws in effect before such control share acquisition provide that the Control Share Act does not apply to control share acquisitions of its shares. Applica’s third amended and restated articles of incorporation and third amended and restated bylaws do not exclude Applica from the protections provided by the Control Share Act.

The Applica Board

The Applica board has not been advised as to how Harbinger intends to vote on the merger proposal. The Applica board has neither taken a position nor made a recommendation as to how Applica shareholders should vote on the Harbinger proposal.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited Hamilton Beach/Proctor-Silex’s consolidated financial statements at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, as set forth in their report. The financial statements of Hamilton Beach/Proctor-Silex are included in the proxy statement/prospectus/information statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Applica’s consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 included in this proxy statement/prospectus/information statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their report with respect thereto included in this proxy statement/prospectus/information statement, in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

LEGAL MATTERS

The validity of the shares of Hamilton Beach Class A common stock offered hereby will be passed upon by McGuireWoods LLP. That firm provided legal services on behalf of Hamilton Beach/Proctor-Silex during 2005 and 2006 on a variety of matters, including in connection with the spin-off and merger.

TAX MATTERS

Certain matters regarding the U.S. federal income tax consequences of the spin-off and merger will be passed upon for NACCO by Jones Day, and certain matters regarding the U.S. federal income tax consequences of the merger will be passed upon for Hamilton Beach/Proctor-Silex by McGuireWoods LLP and for Applica by Greenberg Traurig P.A.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2007 Applica annual meeting of stockholders and who wishes to have their proposal included in the proxy statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Corporate Secretary of Applica in writing not later than December 1, 2006.

Advance Notice Procedures.  Under Applica’s third amended and restated bylaws, nominations for director may be made only by the board or a board committee, or by a stockholder entitled to vote who delivers notice to Applica not less than 90 days nor more than 120 days before the first anniversary of the date of the notice of the preceding year’s annual meeting. For Applica’s meeting in the year 2007, Applica must receive this notice on or after December 1, 2006, and on or before December 31, 2006. Nominations that are timely received will be considered by the corporate governance and nominating committee of the Applica board.

Applica’s third amended and restated bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to Applica (containing certain information specified in the bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any stockholder proposal submitted other than for inclusion in Applica’s proxy materials must be received within the time limits or will be considered untimely.

A copy of the bylaws provisions governing these timing procedures and content requirements may be obtained by writing to the corporate secretary of Applica.

Unless stockholder proposals meet the requirements set forth above, the persons named in the proxies solicited on behalf of the Applica board will have discretionary authority to vote on and may vote against any such stockholder proposal. If the merger is completed before Applica’s 2007 annual meeting, Applica will not have a 2007 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Before the date of this proxy statement/prospectus/information statement, Hamilton Beach/Proctor-Silex was not required to file reports with the SEC. This proxy statement/prospectus/information statement and all future materials Hamilton Beach/Proctor-Silex files with the SEC may be read and copied at the SEC’s public reference room or its internet website.

Applica files annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that Applica files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Applica’s public filings are also available to the public from commercial document retrieval services and the SEC’s website at “www.sec.gov.” Reports, proxy statements and other information concerning Applica also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Additionally, Applica’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, are available from the Investor Relations link on Applica’s website. The website address is www.applicainc.com. All required reports are made available on the website as soon as reasonably practicable after they are electronically filed with the SEC. The contents of Applica’s website are not part of this proxy statement/prospectus/information statement, and the reference to Applica’s website does not constitute incorporation by reference into this proxy statement/prospectus/information statement of the information contained at that site.

Hamilton Beach/Proctor-Silex has filed a registration statement on Form S-4 to register with the SEC the shares of Hamilton Beach Class A common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus with respect to the Hamilton Beach Class A common stock to be issued in the merger, a proxy statement for purposes of the Applica special meeting and an information statement of NACCO for the stockholders of NACCO.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HB-PS HOLDING COMPANY, INC.

AND

APPLICA INCORPORATED

AND JOINED IN BY

NACCO INDUSTRIES, INC.

FOR THE SPECIFIC PURPOSES HEREIN PROVIDED

JULY 23, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of July 23, 2006, by and between HB-PS Holding Company, Inc., a Delaware corporation (“Hampton”) and a wholly owned, indirect subsidiary of NACCO Industries, Inc., a Delaware corporation (“Parent”), and Applica Incorporated, a Florida corporation (“Apple”), and is joined in by Parent for the specific purposes herein provided.

RECITALS

A. Immediately prior to the Effective Time but on the Closing Date, Parent will distribute to all Parent Stockholders on the Record Date, one-half of one share of Hampton Class A Common Stock, par value $0.01 per share (the “Hampton Class A Common Stock”) and one-half of one share of Hampton Class B Common Stock, par value $0.01 per share (the “Hampton Class B Common Stock”), for each share of Parent Common Stock held by such Parent Stockholder on the Record Date (the “Spin Off”);

B. Each of the boards of directors of Parent, Hampton and Apple has approved and declared advisable the strategic business combination transaction contemplated by this Agreement in which, immediately following the Spin Off, Apple will merge with and into Hampton (the “Merger”), with Hampton being the surviving corporation (as such, the “Surviving Corporation”), all on the terms and subject to the conditions set forth in this Agreement; and

C. It is intended that, for federal income tax purposes, (i) the Spin Off is tax-free to Parent and to the Parent Stockholders under Section 355 and related provisions of the Code and (ii) the Merger qualifies as a tax-free reorganization under Section 368 and related provisions of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 and related provisions of the Code.

Accordingly, the parties agree as follows:

I.  DEFINITIONS

1.1  Definitions.   (a) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:

“Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Apple Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Apple and its Subsidiaries taken as a whole or (ii) the ability of Apple to consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the Transactions on a timely basis.

“Apple Option Plans” means (i) the Windmere Corporation 1988 Director Stock Option Plan, (ii) the Windmere Corporation 1992 Employee Incentive Stock Option Plan, (iii) the Windmere-Durable Holdings, Inc. 1996 Stock Option Plan, (iv) the Windmere-Durable Holdings, Inc. 1998 Stock Option Plan, (v) the Apple 2000 Stock Option Plan, and (vi) any individual grants of stock options that were not made pursuant to any plan.

“Apple Shareholders” means the holders of record of Apple Common Stock.

“Ancillary Agreements” means the Transition Services Agreement, the Spin Off Agreement and the Trademark License Agreement.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Authorization” means any legally required consent or Permit of or from, or declaration or filing with, any Governmental Entity, including any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

“Business Day” means any day on which commercial banks in New York, New York are not required or authorized to be closed by Law or executive order.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement entered into by Parent and Apple, dated as of April 22, 2005, as the same has been and may be amended from time to time in accordance with its terms.

“Contract” means any legally binding instrument or legal obligation of any kind, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by Contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any lien, security interest, pledge, mortgage, deed of trust, charge, option or other encumbrance attaching to title to any tangible or intangible property or right.

“Environment” means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air or terrestrial or aquatic biota.

“Environmental Laws” means all Laws in effect on and after the date hereof relating to the protection of human health and the Environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement or any Ancillary Agreement) incurred at or prior to the Effective Time by a party to this Agreement or any Ancillary Agreement or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Agreements and the Transactions, excluding all costs and expenses that constitute ongoing business expenses (as opposed to Transaction-related expenses) of such party including, salary and benefits of a party’s employees or similar overhead costs that a party would have regardless of pursuit of the Transactions.

“FBCA” means the Florida Business Corporation Act.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.

“Hampton Common Stock” means the Hampton Class A Common Stock and the Hampton Class B Common Stock, taken together.

“Hampton Financing” has the meaning set forth in the Spin Off Agreement.

“Hampton Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Hampton and its Subsidiaries taken as a whole or (ii) the ability of Hampton to consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the Transactions on a timely basis.

“Hazardous Materials” means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

“Intended Tax Treatment of the Merger” has the meaning set forth in the Spin Off Agreement.

“Intended Tax Treatment of the Spin Off” has the meaning set forth in the Spin Off Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” (and any variation thereof) means (i) in the case of Apple, the actual knowledge after due inquiry of the individuals listed on Schedule 1.1(a)(i) as of the date of the applicable representation or warranty, (ii) in the case of Hampton, the actual knowledge after due inquiry of the individuals listed on Schedule 1.1(a)(ii) as of the date of the applicable representation or warranty, and (iii) in the case of Parent, the actual knowledge of the individuals listed in Schedule 1.1(a)(iii) as of the date of the applicable representation or warranty.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“NASDAQ” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.

“Parent Certificate of Incorporation” means the Certificate of Incorporation of Parent, as amended, in effect on the date hereof.

“Parent Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger or to perform its respective obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the Transactions on a timely basis.

“Parent SEC Reports” means all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including Exhibits and all other information incorporated by reference therein) filed by Parent since January 1, 2003.

“Parent Stockholders” means the holders of record of Parent Common Stock.

“Parent Stockholders Agreement” means the Stockholders Agreement, dated as of March 15, 1990, as amended, by and among Parent, National City Bank, as successor depository, and the other signatories thereto.

“Permit” means any permit, approval, license, authorization, certificate, right, exemption or Order from any Governmental Entity.

“Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.

“Record Date” means the date with respect to which Parent Stockholders of record on such date will receive Hampton Common Stock in the Spin Off.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including the movement of Hazardous Materials through ambient air, soil, surface water, sewer system, groundwater, wetlands, or land surface strata.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Dividend” has the meaning set forth in the Spin Off Agreement.

“Spin Off Date” means the date on which the Spin Off occurs.

“Subsidiary” of any Person means any Person whose financial condition is required to be consolidated with the financial condition of the first Person in the preparation of the first Person’s financial statements under GAAP.

“Tax” means (i) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment imposed by a Tax Authority together with all penalties and additions and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or pursuant to agreement, successor liability or otherwise but does not include any liabilities or obligations owed to, or imposed by, the Pension Benefit Guaranty Corporation under ERISA on account of the Combined Defined Benefit Plan for Parent and its Subsidiaries.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Return” means a report, return, statement or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

“Territory” means North America, Central America and South America.

“Trademark License Agreement” means the Trademark License Agreement between Hampton and Parent substantially in the form attached hereto as Exhibit A.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transition Services Agreement” means the Transition Services Agreement between Hampton and Parent in substantially the form attached hereto as Exhibit B.

(b) The following terms have the meanings specified in the indicated Sections:

Term	Section

Additional Filings	6.11(a)
Agreement	Preamble
Apple	Preamble
Apple Benefit Plans	5.16(a)
Apple Board Recommendation	5.22(b)
Apple Common Stock	5.5(a)
Apple Competing Transaction	6.12(b)
Apple Disclosure Schedule	Article V
Apple Equity Interests	5.5(a)
Apple ERISA Affiliate	5.16(a)
Apple Financial Statements	5.9(b)
Apple Foreign Plan	5.16(a)
Apple Intellectual Property	5.17
Apple Options	5.5(a)
Apple SEC Reports	5.9(a)
Apple Shareholder Approval	5.22(a)
Apple Shareholders Meeting	6.10
Apple Superior Proposal	6.12(e)
Bylaws	2.3
Certificate of Incorporation	2.3
Certificate of Merger	2.2(c)
Closing	2.2(b)
Closing Date	2.2(b)
Effective Time	2.2(c)
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exempt Restricted Person	6.15
Exercise Period	3.1(d)(ii)
Form S-4	4.3
Fractional Share Amount	3.2(d)
Hampton	Preamble
Hampton Audited Financial Statements	4.9(c)
Hampton Class A Common Stock	Recitals
Hampton Class B Common Stock	Recitals
Hampton Disclosure Schedule	Article IV
Hampton Equity Interests	4.5(b)
Hampton Financial Statements	4.9(c)
Hampton Foreign Plan	4.15(a)
Hampton Intellectual Property	4.17
Hampton Interim Financial Statements	4.9(c)
HSR Act	4.3
Huckleberry	2.1
Indemnifying Party	6.17(a)

Term	Section

Indemnified Parties	6.17(a)
Maximum Premium	6.17(b)
Measurement Date	4.5(a)
Merger	Recitals
Merger Consideration	3.1(a)
Parent	Preamble
Parent Common Stock	4.5(a)
Parent Class A Common Stock	4.5(a)
Parent Class B Common Stock	4.5(a)
Parent Equity Interests	4.5(a)
Proxy Statement	4.3
Restricted Business	6.15
Spin Off	Recitals
Spin Off Agreement	2.1
Spin Off Stock Certificates	2.1
Surviving Corporation	Recitals
Termination Fee	8.3(a)

1.2  Interpretation.   (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law. The Hampton Disclosure Schedule and the Apple Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in any Schedule or Exhibit hereto as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Hampton Material Adverse Effect, a Parent Material Adverse Effect or an Apple Material Adverse Effect, as the case may be.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II.  SPIN OFF AND MERGER

2.1  The Spin Off.   Prior to the Effective Time but on the Closing Date, pursuant to the Spin Off Agreement entered into simultaneously herewith among Parent, Housewares Holding Company, a Delaware corporation and wholly owned subsidiary of Parent (“Huckleberry”), Hampton and Hamilton Beach/Proctor-Silex, Inc., a Delaware corporation and wholly owned subsidiary of Hampton, (the “Spin Off Agreement”), Parent will effect the Spin Off by delivering, or causing to be delivered, to Parent’s transfer agent certificates (the “Spin Off Stock Certificates”) representing the number of shares of Hampton Class A Common Stock and

Hampton Class B Common Stock that is equal to one-half of one share of Hampton Class A Common Stock and one-half of one share of Hampton Class B Common Stock for each share of Parent Common Stock issued and outstanding on the Record Date. Until the Effective Time, Parent’s transfer agent will hold the shares of Hampton Common Stock represented by the Spin Off Stock Certificates as nominee on behalf of and for the benefit of the Parent Stockholders as of the Record Date. Until the Effective Time, the shares of Hampton Common Stock represented by the Spin Off Stock Certificates are not transferable and Parent’s transfer agent may not deliver any shares of Hampton Common Stock represented by the Spin Off Stock Certificates to any Parent Stockholder. At or after the Effective Time, Parent’s transfer agent will deliver the Spin Off Stock Certificates to the Parent Stockholders.

2.2  The Merger.   (a) On the terms and subject to the conditions of this Agreement and in accordance with the provisions of the DGCL and the FBCA, at the Effective Time, Apple will merge with and into Hampton. Following the Merger, Hampton will continue as the Surviving Corporation and the separate corporate existence of Apple will cease.

(b) On the terms and subject to the conditions of this Agreement, the closing of the Spin Off and the Merger (the “Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the third Business Day, following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions, including the Spin Off, that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Parent and Apple may agree. The date on which the Closing occurs is referred to as the “Closing Date.”

(c) The Merger will become effective as set forth in the certificate of merger and articles of merger relating thereto (collectively, the “Certificate of Merger”) that will be filed on the Closing Date with the Secretaries of State of the States of Delaware and Florida in accordance with Section 252 of the DGCL and Section 607.1105 of the FBCA. The time that the Merger becomes effective in accordance with Section 252 of the DGCL and Section 607.1105 of the FBCA, which will be after the consummation of the Spin Off, is referred to in this Agreement as the “Effective Time.”

(d) The Merger will have the effects set forth in the DGCL and the FBCA. Without limiting the generality or effect of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of Hampton and Apple will vest in the Surviving Corporation and all debts, liabilities and duties of Hampton and Apple will become debts, liabilities and duties of the Surviving Corporation.

2.3  Certificate of Incorporation and Bylaws.   The amended and restated certificate of incorporation (“Certificate of Incorporation”) and the amended and restated bylaws (“Bylaws”) of Hampton as in effect immediately prior to the Effective Time will be amended to read in substantially the forms attached as Exhibit C and D, respectively, and as so amended, will be the certificate of incorporation and bylaws of the Surviving Corporation at the Effective Time until thereafter amended further in compliance with the DGCL.

2.4  Directors.   At the Effective Time, the board of directors of the Surviving Corporation will consist of individuals identified or designated by Parent or Hampton who will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.

2.5  Officers.   At the Effective Time, the officers of Hampton will be the initial officers of the Surviving Corporation which are the individuals identified or designated pursuant to Schedule 2.5, and will hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.

III.  CONVERSION OF SHARES AND OTHER MATTERS

3.1  Conversion of Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Hampton, Apple or the holders of the following securities:

(a) The Apple Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Apple Common Stock to be cancelled pursuant to Section 3.1(b)) will be converted into and become the right to receive a number of shares of Hampton Class A Common Stock equal to one-third of the number of shares of Hampton Common Stock to be issued in the Spin-Off (“Merger Consideration”). Each share of Apple Common Stock will be converted into and become the right to receive a number of shares of Hampton Class A Common Stock equal to the Merger Consideration divided by the number of shares of Apple Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Apple Common Stock to be cancelled pursuant to Section 3.1(b)). For the avoidance of doubt, the Apple Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Apple Common Stock to be cancelled pursuant to Section 3.1(b)) will be converted into and become the right to receive a number of shares of Hampton Class A Common Stock which, when divided by the total number of shares of Hampton Common Stock to be issued in the Spin-Off and the Merger, equals 25.0% of the issued and outstanding shares of the common stock of the Surviving Corporation. Following the Effective Time, all shares of Apple Common Stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist.

(b) Each share of Apple Common Stock owned by Apple, Parent or any direct or indirect wholly owned subsidiary of Apple or Parent (other than, in any such case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time will be cancelled without any conversion thereof and no payment will be made with respect thereto.

(c) Each share of Hampton Class A Common Stock and Hampton Class B Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding as a share of Hampton Class A Common Stock and Hampton Class B Common Stock, respectively, following the Effective Time.

(d) Prior to the Effective Time, Apple and the Apple Board of Directors will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such amendments to Apple Option Plans and taking such other actions as are reasonably requested by Hampton) such that:

(i) All Apple Options that are not otherwise exercisable will become exercisable and if, elected by the holder, will be exercised effective as of immediately prior to the Effective Time, with the effect that the Apple Common Stock into which they are converted will be deemed for all purposes to be issued and outstanding immediately prior to the Effective Time.

(ii) Without limiting the generality or effect of Section 3.1(d)(i), the holders of all Apple Options will be notified that Apple Options may be exercised at any time during the period that commences on the date of this Agreement and ends on the day before the Effective Time (the “Exercise Period”), provided that (A) any such exercise, to the extent that it relates to an Apple Option that would become exercisable only at the Effective Time, will be contingent until, and will become effective only upon, the occurrence of the Effective Time and (B) no Apple Option may be exercised after the Exercise Period.

(iii) Apple Options that are not exercised before the end of the Exercise Period terminate at the Effective Time.

(iv) All Apple Option Plans will terminate at the Effective Time.

3.2  Exchange of Certificates.   (a) Prior to the Closing, Parent’s transfer agent will be designated by Parent to act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Apple Common Stock for certificates representing that number of shares of Hampton Class A Common Stock that are to be issued pursuant to Section 3.1(a).

(b) As soon as practicable, but in any event no later than five Business Days following the Effective Time, the Surviving Corporation will deposit with the Exchange Agent, as nominee for the benefit of the Apple Shareholders, certificates representing the shares of Hampton Class A Common Stock to be issued pursuant to Section 3.1(a) (such shares of Hampton Class A Common Stock, together with cash for the payment of any dividends or distributions with respect thereto and the Fractional Share Amount, being hereinafter referred to as the “Exchange Fund”).

(c) After the Effective Time, the Exchange Agent will distribute to each Apple Shareholder (other than holders of shares of Apple Common Stock that are cancelled pursuant to Section 3.1(b)) (i) certificates representing the whole number of shares of Hampton Class A Common Stock into which such Person’s shares of Apple Common Stock have been converted in accordance with Section 3.1(a), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Hampton Class A Common Stock, and (iii) the portion of the Fractional Share Amount which such Apple Shareholder has the right to receive pursuant to the provisions of Section 3.2(d). In no event will any Apple Shareholder be entitled to receive interest on any funds to be received pursuant to the Merger. From and after the Effective Time, the interest of each Apple Shareholder immediately prior to the Merger will be limited to the right to receive (A) the whole number of shares of Hampton Class A Common Stock into which the shares of Apple Common Stock held by such Person have been converted, (B) dividends or other distributions, if any, and (C) a portion of the Fractional Share Amount, in each case, as described above.

(d) Each Apple Shareholder who otherwise would have been entitled to a fraction of a share of Hampton Class A Common Stock upon conversion of such Person’s shares of Apple Common Stock pursuant to Section 3.1(a) (after aggregating all of such Person’s shares of Apple Common Stock immediately prior to the Effective Time) will receive from the Exchange Agent a cash payment in lieu of such fractional share of Hampton Class A Common Stock. Promptly after the Effective Time, the Exchange Agent will aggregate all such fractional shares into whole shares of Hampton Class A Common Stock, sell the whole shares of Hampton Class A Common Stock in the open market on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of Hampton Class A Common Stock and distribute to each such holder or for the benefit for each such beneficial owner such holders or owner’s ratable share of the total proceeds (net of total selling and conversion expenses) of such sale (such aggregate amount, the “Fractional Share Amount”); provided, however, that the Exchange Agent will have sole discretion to determine when, how, though which broker-dealer and at what price to execute the sales; provided, further, that neither the Exchange Agent nor any broker-dealer used by the Exchange Agent will be an affiliate of Parent or Hampton.

(e) All shares of Hampton Class A Common Stock issued upon conversion of shares of Apple Common Stock in accordance with the terms hereof will be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Apple Common Stock.

(f) If any certificate representing shares of Hampton Class A Common Stock is to be issued in a name other than the name of the Apple Shareholder entitled to such shares of Hampton Class A Common Stock, it will be a condition to the issuance thereof that appropriate transfer documentation, reasonably acceptable to the Exchange Agent, be presented to the Exchange Agent and that the Person requesting such issuance pay to the Exchange Agent in advance any transfer or other Taxes required by reason of such issuance or for any other reason, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g) The Surviving Corporation will be entitled to deduct and withhold from the shares of Hampton Class A Common Stock, any dividends or distributions thereon or otherwise payable hereunder to any Apple Shareholder, and any portion of the Fractional Share Amount, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provisions of income tax Law. To the extent that the Surviving Corporation so withholds those amounts, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Apple Shareholder in respect of the shares for which such deduction and withholding was made by the Surviving Corporation.

(h) Any portion of the Exchange Fund that remains unclaimed by Apple Shareholders one year after the Effective Time will be delivered to the Surviving Corporation together with any interest or other income accrued through such time as a result of the investments described in Section 3.2(j), and any such Apple Shareholders who have not theretofore complied with this Section 3.2 will thereafter look only to the Surviving Corporation for payment of the shares of Hampton Class A Common Stock, any portion of the Fractional Share Amount and any unpaid dividends or distributions thereon deliverable in respect of each share of Apple Common Stock, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by Apple Shareholders that would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Laws, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(i) None of the Surviving Corporation, Parent, Parent’s transfer agent, the Exchange Agent or any other Person will be liable to any Apple Shareholder for any shares of Hampton Class A Common Stock, any dividend or other distribution with respect thereto or any portion of the Fractional Share Amount delivered in good faith to a Governmental Entity pursuant to applicable abandoned property, escheat or similar applicable Laws.

(j) The Exchange Agent will invest any cash included in the Exchange Fund as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments will be paid to the Surviving Corporation promptly upon request by the Surviving Corporation and as set forth in Section 3.2(h).

IV.  REPRESENTATIONS AND WARRANTIES OF HAMPTON

Except as (x) disclosed and reasonably apparent on its face as pertaining solely to Hampton in the Parent SEC Reports filed prior to the close of business on the Measurement Date, (y) required by the Spin Off Agreement, or (z) disclosed in the disclosure schedule (the “Hampton Disclosure Schedule”) delivered by Hampton to Apple in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV), (i) Hampton, only as to itself and its Subsidiaries; (ii) Parent, only as to itself and its Subsidiaries (excluding Hampton and its Subsidiaries), as to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.9(b), 4.14, 4.22, 4.23, 4.24 and 4.25; and (iii) Parent, to its Knowledge of Hampton and its Subsidiaries only, as to Sections 4.9(a), (c) and (d), 4.10, 4.15, 4.16, and 4.20, each hereby represents and warrants severally, and not jointly, to Apple as follows:

4.1  Due Organization, Good Standing and Corporate Power.   Each of Parent, Huckleberry, Hampton and Hampton’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation. Each of Parent and Hampton and their respective Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and conduct their business as now being conducted. Each of Parent and Hampton and each of its respective Subsidiaries are duly qualified or licensed to do business and in good standing or have equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have, as to Parent and Huckleberry, a Parent Material Adverse Effect or, as to Hampton and its Subsidiaries, a Hampton Material Adverse Effect.

4.2  Authorization and Validity of Agreement.   Each of Parent, Hampton and their respective Subsidiaries has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder or thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each of Parent, Hampton and their respective subsidiaries, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of directors, and, no other corporate action on the part of each of Parent, Hampton or their respective Subsidiaries or the Parent Stockholders is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been, or will be when executed and delivered, duly executed and delivered by each of Parent, Hampton and their respective Subsidiaries, as applicable, and, to the extent it is a party thereto, each is, or will be when executed and delivered, a valid and binding obligation of each of Parent, Hampton and their respective Subsidiaries enforceable against each of Parent, Hampton and their respective Subsidiaries, as applicable, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3  Consents and Approvals; No Violations.   Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law, are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the SEC of a proxy statement/information statement in definitive form that will be mailed to Apple Shareholders in connection with the Apple Shareholders Meeting and will be mailed to the Parent Stockholders as an information statement in connection with the Spin Off (the “Proxy Statement”) and of a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”) in which the Proxy Statement will be included, and the declaration of effectiveness of such Form S-4, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE or NASDAQ in respect of the listing of the shares of Hampton Class A Common Stock to be issued in connection with the consummation of the Transactions are met and notices to the NYSE or NASDAQ related to the Transactions are delivered, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL and the FBCA, are made, and (f) the filing of a reportable event filing required under ERISA is made, the execution and delivery of this Agreement and the Ancillary Agreements by Parent and Hampton, as applicable, and the consummation by Parent and Hampton of the Transactions, do not and will not (i) violate or conflict with any provision of their respective certificates of incorporation or bylaws or the comparable governing documents of any Subsidiary of Parent or Hampton, (ii) violate or conflict with any Law or Order applicable to Parent, Hampton or any Subsidiary of Parent or Hampton or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Hampton or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Hampton or any of its Subsidiaries is a party or by which Hampton or any of its Subsidiaries may be bound, excluding in the case of clauses (i) through (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses and creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have as to Parent, a Parent Material Adverse Effect or as to Hampton, a Hampton Material Adverse Effect.

4.4  Information to be Supplied.   The information supplied or to be supplied by or on behalf of Parent, Huckleberry or Hampton or any of Hampton’s Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or in any other document filed with any Governmental Entity in connection with the Transactions will not, on the date of their filing or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or on the date the Proxy Statement is mailed or at the time of the Apple Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.5  Capitalization of Parent and Hampton.

(a) The authorized capital stock of Parent consists solely of 31,756,176 shares of capital stock, of which 25,000,000 shares are classified and designated as class A common stock, $1.00 par value per share (“Parent Class A Common Stock”), and of which 6,756,176 shares are classified and designated as class B common Stock, $1.00 per share (“Parent Class B Common Stock” and, together with Parent Class A Common Stock, the “Parent Common Stock”). As of the close of business on July 14, 2006 (the “Measurement Date”), there were 6,626,591 shares of Parent Class A Common Stock issued and outstanding, 1,610,072 shares of Parent Class B Common Stock issued and outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, calls, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Parent Common Stock or any capital stock equivalent or other nominal interest in Parent or any of its Subsidiaries which relate to Parent (collectively, “Parent Equity Interests”) pursuant to which Parent or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Parent Equity Interests. Except as provided in the Parent Certificate of Incorporation and the Parent Stockholders Agreement, there are no Contracts to which Parent is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of Parent.

(b) Parent indirectly owns 100% of the outstanding capital stock of Hampton. Immediately prior to the Effective Time, there will be one-half of one share of Hampton Class A Common Stock issued and outstanding, and a one-half of one share of Hampton Class B Common Stock, issued and outstanding, for each share of Parent Common Stock issued and outstanding. At the Closing, all issued outstanding shares of Hampton Common Stock shall have been duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. At the Closing, except for shares issuable pursuant to this Agreement and the Spin Off Agreement, there will be no outstanding options, warrants, rights, calls, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Hampton Common Stock or any capital stock equivalent or other nominal interest in Hampton which relate to Hampton (“Hampton Equity Interests”) pursuant to which Hampton is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any Hampton Equity Interests. At the Closing, there will be no outstanding obligations of Hampton to repurchase, redeem or otherwise acquire any outstanding securities of Hampton or any Hampton Equity Interests. Except as provided in this Agreement and the Ancillary Agreements, at the Closing, (i) there will be no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of Hampton, (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Hampton Common Stock holders may vote will be issued or outstanding, and (iii) no obligations of Hampton to repurchase, redeem or otherwise acquire any outstanding securities of Hampton or any Hampton Equity Interests will be outstanding.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Hampton are, or at the Closing will be, owned by Hampton, directly or indirectly, free and clear of any material Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any nature calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Each subsidiary of Hampton constitutes a Subsidiary of Hampton as defined in this Agreement.

4.6  Absence of Certain Events.   Except as required or expressly permitted by this Agreement, the Spin Off Agreement or as reflected in the Hampton Financial Statements, since December 31, 2005, Hampton and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.2 had such Section 6.2 been in effect since December 31, 2005 or (ii) would, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.

4.7  Litigation.   There are no Actions pending against Hampton or any of its Subsidiaries or, to the Knowledge of Hampton, threatened against Parent or Hampton or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect and, to the Knowledge of Hampton, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have a Hampton Material Adverse Effect. Neither Hampton nor any of its Subsidiaries is subject to any Orders that, individually or in the aggregate, would reasonably be expected to have a Hampton Material Adverse Effect. As of the date of this Agreement, Parent does not administer any of Hampton’s or its Subsidiaries’ pending or threatened Actions.

4.8  Title to Properties; Encumbrances.   Each of Hampton and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets used by Hampton or its Subsidiaries in the conduct of their businesses except where the failure to have such good and valid title or valid leasehold interests, as applicable, would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Hampton or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (c) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.

4.9  SEC Reports and Hampton Financial Statements.

(a) All disclosures concerning Hampton and its Subsidiaries in the Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Parent SEC Report filed with the SEC prior to the date of this Agreement.

(b) As of the Measurement Date, Parent indirectly owned 100% of the capital stock of Hampton for at least two years.

(c) Attached to Section 4.9(c)-1 of the Hampton Disclosure Schedule are the audited financial statements of Hampton as of and for the period ended December 31, 2005 (collectively, the “Hampton Audited Financial Statements”), including the balance sheet of Hampton as of December 31, 2005. Attached to Section 4.9(c)-2 of the Hampton Disclosure Schedule are the unaudited financial statements of Hampton as of and for the period ended March 31, 2006 (the “Hampton Interim Financial Statements,” and together with the Hampton Audited Financial Statements, the “Hampton Financial Statements”). The Hampton Financial Statements (including any notes thereto) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and consolidated results of operations of Hampton and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject in the case of the Hampton Interim Financial Statements to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of Hampton and its Subsidiaries (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Hampton is a party.

(d) The records, systems, controls, data and information for Hampton and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are or as of the Effective Time will be under the exclusive ownership and direct control of Hampton or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Hampton and its Subsidiaries have (i) devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) designed disclosure controls and procedures to ensure that material information relating to Hampton, including its Subsidiaries, is made known to management of Hampton by others within those entities, and (iii) disclosed, based on its most recent evaluation prior to the date hereof, to Hampton’s auditors and audit committee (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Hampton’s ability to record, process, summarize and report financial data and have identified for Hampton’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Hampton’s internal controls. Hampton has made available to Apple a summary of each such disclosure made by management to its auditors and audit committee since January 1, 2005.

4.10  No Undisclosed Liabilities.   Except for those liabilities that are reflected or reserved against on the Hampton Interim Financial Statements, including the notes thereto or contemplated by the Spin Off Agreement, since the date of the Hampton Interim Financial Statements, neither Hampton nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Hampton prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.

4.11  Compliance with Law.

(a) Hampton and each of its Subsidiaries is, and since January 1, 2005, has been, in compliance with all Laws and Orders applicable to it except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.

(b) Hampton and its Subsidiaries hold, to the extent legally required, all Permits that are required for the lawful operation of their businesses as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.

4.12  Insurance.  Hampton and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Hampton and its Subsidiaries.

4.13  Regulatory Matters.

(a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, there are no facts:

(i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Hampton or its Subsidiaries by any competent Governmental Entity; or

(ii) which would otherwise reasonably be expected to cause Hampton or its Subsidiaries to withdraw, recall or suspend any products of Hampton or its Subsidiaries from the market or to change the marketing classification of any products of Hampton or its Subsidiaries or to terminate or suspend testing of any products of Hampton or its Subsidiaries.

(b) There are no:

(i) products which have been recalled by Hampton or its Subsidiaries (whether voluntarily or otherwise) at any time since January 1, 2004; or

(ii) Actions pending, or to the Knowledge of Hampton, contemplated or threatened, and no such Actions have been settled or otherwise resolved since January 1, 2004 seeking the recall, suspension or seizure of any products of Hampton or its Subsidiaries.

(c) Since January 1, 2004, Hampton and each of its Subsidiaries has timely filed or submitted all reports, filings, applications and notifications required by statutes or regulations administered by the U.S. Consumer Products Safety Commission including, without limitation, 15 U.S.C. §§ 2064(b) and 2084) and any other Governmental Entity with respect to the manufacture, distribution and safety of any products manufactured, imported, distributed or sold by Hampton or any of its Subsidiaries. Each such report, filing, application and notification complied, at the time of such filing or submission, in all material respects, with the requirements for such report, filing, application and notification, and has been supplemented to the extent required by applicable law or regulation.

4.14  Broker’s or Finder’s Fee.  Except for UBS Securities LLC and Jefferies & Company, Inc., to which only Parent has any liability or obligation, no Person acting on behalf of Parent or Hampton is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Apple, Hampton or any of their respective Affiliates or the Surviving Corporation after the Effective Time could have any liabilities in connection with this Agreement, the Ancillary Agreements or any of the Transactions.

4.15  Employee Benefit Matters.

(a) Section 4.15 of the Hampton Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former directors, consultants, leased employees or employees of Hampton and its Subsidiaries, with respect to which Hampton or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all material plans of any Hampton ERISA Affiliate that are subject to Title IV of ERISA (the “Hampton Benefit Plans”). For purposes of this Agreement, (i) a “Hampton ERISA Affiliate” is any trade or business, whether or not incorporated, all of which together with Hampton would be deemed a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) a “Hampton Foreign Plan” means any Hampton Benefit Plan that is maintained outside of the United States.

(b) Except with respect to clauses (i), (iii), (v), (vii), (ix), (x), and (xi) below, as would not, either individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, (i) each of the Hampton Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Hampton Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Hampton Benefit Plan, (iii) no Hampton Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, (iv) no Hampton Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees, consultants, leased employees or directors of Hampton or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary) or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Hampton Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Hampton or its Subsidiaries or, to the Knowledge of Parent or Hampton, any other person, including any fiduciary, has engaged in a transaction in connection with which Hampton, its Subsidiaries or any Hampton Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Parent or Hampton, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Hampton Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Hampton Benefit Plans, (viii) all contributions or other amounts payable by Hampton or its Subsidiaries as of the Effective Time with respect to each Hampton Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code have been or are fully deductible under the Code, (ix) with respect to any insurance policy providing funding for benefits under any Hampton Benefit Plan, (A) there is no liability of Hampton or its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there by any such liability if such insurance policy was terminated at or after the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Parent or Hampton, no such proceedings with respect to any insurer are imminent, (x) Hampton and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Hampton Benefit Plans, without the consent of any other Person, and (xi) no Hampton Benefit Plan provides benefits to any individual who is not a current or former employee of Hampton or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

(c) In addition to the representation contained in Subsection (b) above (if applicable) as would not, either individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect, (i) each Hampton Foreign Plan complies with all applicable Laws (including, without limitation, applicable Laws regarding the funding, form and operation of the Hampton Foreign Plan); (ii) the Hampton Financial Statements accurately reflect the Hampton Foreign Plan liabilities and accruals for contributions required to be paid to the Hampton Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of Parent or Hampton and its Subsidiaries, threatened, with respect to any Hampton Foreign Plan.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Hampton or any of its Subsidiaries from Hampton or any of its Subsidiaries under any Hampton Benefit Plan, (ii) increase any benefits otherwise payable under any Hampton Benefit Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

(e) Except as would not reasonably be expected to have a Hampton Material Adverse Effect, with respect to independent contractors and consultants who are located within the United States, (i) all Persons so classified satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so classified, (ii) Hampton and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so and (iii) neither Hampton or its

Subsidiaries has or had any obligations to provide benefits with respect to such persons under any Hampton Benefit Plan or otherwise.

4.16  Taxes, Tax Returns, Tax Treatment.

(a) Hampton and each of its Subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local Tax Authorities other than (i) Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Hampton and its subsidiaries has closed with respect to all taxable years through and including the fiscal year ended December 31, 2001 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Hampton or any of its Subsidiaries for which Hampton does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect. Within the past two years, neither Hampton nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Sections 162(m) or 280G of the Code for employee remuneration of any amount paid or payable by Hampton or any of its Subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect. Hampton and its Subsidiaries have complied with the requirements of Code Section 409A (and its related reporting and withholding requirements), for all amounts paid or payable under any contract, plan, program or arrangement or understanding except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.

(b) None of Parent, Hampton or any of their respective Subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(c) To the Knowledge of Parent and Hampton, as of the date of this Agreement, none of Parent, Hampton, or any of their respective Subsidiaries or controlled Affiliates is aware of any fact that would reasonably by expected to cause the tax treatment of the Spin Off or the Merger to fail to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code.

4.17  Intellectual Property.  Section 4.17 of the Hampton Disclosure Schedule identifies (i) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, and issued patents owned, used or licensed by or to Hampton or any of its Subsidiaries and that are material to the conduct of the business of Hampton and its Subsidiaries, and (ii) all agreements and licenses relating to trademarks, technology, know-how or processes that Hampton or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Hampton and its Subsidiaries (collectively, the “Hampton Intellectual Property”). Hampton and its Subsidiaries own and possess all rights, title and interest in and to, or as of the Closing, will own and possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Hampton Intellectual Property and, as of the Closing, all of the Hampton Intellectual Property will be in the name of Hamilton Beach/Proctor-Silex, Inc. Hampton and its Subsidiaries own or have the right to use the Hampton Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect. No consent of any third party will be required for the use by the Surviving Corporation or its Subsidiaries of the Hampton Intellectual Property after the Effective Time. There are no claims asserted in writing by any Person against Hampton or any of its Subsidiaries regarding the ownership of or the right to use any Hampton Intellectual Property or challenging the rights of Hampton or any of its Subsidiaries with respect to any of the

Hampton Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect. To the Knowledge of Hampton, as of the date hereof, there is no infringement or misappropriation of the Hampton Intellectual Property by any Person.

4.18  Environmental Liability.  Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect (i) the operations of Hampton and its Subsidiaries are and, since January 1, 2000, have been in compliance with all applicable Environmental Laws, (ii) each of Hampton and its Subsidiaries possess and maintains in effect all environmental permits, licenses, authorizations and approvals required under Environmental Law with respect to the properties and business of Hampton and its Subsidiaries, and (iii) to the Knowledge of Hampton, since January 1, 2000, there has been no release of any Hazardous Materials in violation of any Environmental Law which would reasonably be expected to result in liability to Hampton or any of its Subsidiaries at any of its current or former operations. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect there are no legal, administrative or arbitral bodies seeking to impose, nor are there any Actions of any nature reasonably likely to result in the imposition of, on Hampton or any of its Subsidiaries, any liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Hampton, threatened against Hampton or any of its Subsidiaries. Except as reflected in the Hampton Financial Statements, and except as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, neither Hampton nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Hampton, as of the date hereof, the Hampton Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations. Except as set forth in this Section 4.18, no representations or warranties are being made with respect to environmental matters.

4.19  Material Contracts.  None of Hampton or any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC determined as if Hampton was subject to the periodic reporting requirements of the Exchange Act or any Contract that would be such a “material contract” but for the exception for Contracts entered into in the ordinary course of business or (b) any non-competition or other Contract that materially limits or will materially limit Hampton or any of its Subsidiaries from engaging in the business currently conducted by it. Each of the “material contracts” (as defined above) of Hampton and each of its Subsidiaries is, or at the Closing will be, valid and in full force and effect and neither Hampton nor any Subsidiary of Hampton has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such “material contract.” To Hampton’s Knowledge, the other party to any “material contract” described in this Section 4.19 is not in material breach of or default under such “material contract.”

4.20  Labor Relations.

(a) As of the date of this Agreement, (i) none of Hampton, its Subsidiaries or any of its controlled Affiliates are a party to any collective bargaining agreement, works council or workers’ association, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect, no labor organization or group of employees of Hampton or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent or Hampton, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Parent or Hampton, threatened against or involving any of Hampton or its Subsidiaries, and (iv) to the Knowledge of Parent or Hampton, Hampton and its Subsidiaries are in compliance with their obligations pursuant to the Workers Adjustment and Retraining Notification Act.

(b) To the Knowledge of Parent or Hampton, Hampton and its Subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers’ compensation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Hampton Material Adverse Effect.

4.21  State Takeover Laws.  Neither Section 203 of the DGCL nor any similar “takeover” or “interested stockholder” Law is applicable to this Agreement and the Transactions.

4.22  Vote Required.  Immediately following the stock dividend from Huckleberry to Parent of all of the capital stock of Hampton as described in the Spin Off Agreement, the only stockholder vote required to approve and adopt this Agreement and the Transactions (including the Spin Off and the Merger) will be that of Parent, as sole stockholder of Hampton.

4.23  Opinions of Parent Financial Advisors.  Parent has received the opinion of UBS Securities LLC and the members of the Board of Directors of Parent who are not lineal descendants of the founder of Parent have received the opinion of Jefferies & Company, Inc., each dated the date of this Agreement, to the effect that, as of such date, and subject to the matters set forth therein, the Exchange Ratio (as defined therein) in the Merger is fair, from a financial point of view to Hampton.

4.24  Transactions with Related Parties.  Except for transactions involving Subsidiaries of Hampton, Hampton is not a party to any transaction or proposed transaction, with its directors, officers or employees, or any other Person who is an Affiliate of Hampton. As of the Measurement Date, neither Parent nor any of its controlled Affiliates owns or has, nor as of the Effective Time will Parent or any of its controlled Affiliates have, any ownership interest in any Person which is in competition with Hampton or which is engaged in a related or similar business to the business conducted by Hampton or is or will be, as the case may be, a party to any Contract providing for its acquisition of such ownership or ownership interest.

4.25  Ownership of Apple Common Stock.  Parent, together with its controlled Affiliates and associates (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act), is not, nor by its own actions will it or any of its controlled Affiliates become prior to the Effective Time, the beneficial owner of any shares of Apple Common Stock.

4.26  Customers.

(a) Between January 1, 2005 and the date hereof, no material customer or group of customers (whether or not related) of Hampton has canceled or otherwise terminated its Contract or relationship with Hampton or any of its Subsidiaries or has at any time decreased significantly its purchases of products from Hampton and, to the Knowledge of Hampton, there has been no material adverse change in the business relationship of Hampton or any of its Subsidiaries with any of their material customers or group of customers. To the Knowledge of Hampton, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Hampton or any of its Subsidiaries or to decrease significantly its purchases of the products from Hampton or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have a Hampton Material Adverse Effect.

(b) To the Knowledge of Hampton, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Hampton or any of its Subsidiaries to any material customer or group of customers that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, reasonably be expected to have an Hampton Material Adverse Effect.

4.27  Assets.  After giving effect to the transactions described in or contemplated by the Spin Off Agreement and the services to be provided pursuant to the Transaction Services Agreement, immediately following the consummation of the Spin Off, Hampton and its Subsidiaries, taken as a whole, will own, lease, license or have the legal right to use all of the material assets, rights and properties used or held for use by Hampton and its Subsidiaries in the conduct of their businesses as currently conducted.

V.  REPRESENTATIONS AND WARRANTIES OF APPLE

Except as disclosed in (x) the Apple SEC Reports filed prior to the close of business on the Measurement Date or (y) the disclosure schedule (the “Apple Disclosure Schedule”) delivered by Apple to Parent and Hampton in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V), Apple hereby represents and warrants to Parent and Hampton as follows:

5.1  Due Organization, Good Standing and Corporate Power.  Apple is a corporation duly organized, validly existing and in good standing or has equivalent status under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.2  Authorization and Validity of Agreement.  Apple has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Apple, and the consummation by Apple of the Merger, have been duly authorized and approved by its board of directors and, except for the Apple Shareholder Approval, no other corporate action on the part of Apple is necessary to authorize the execution and delivery of this Agreement or the consummation of the Merger. This Agreement has been duly executed and delivered by Apple and is a valid and binding obligation of Apple enforceable against Apple in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.3  Consents and Approvals; No Violations.  Assuming (a) the filings required under the HSR Act and any other applicable Antitrust Law are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the SEC of the Proxy Statement and the Form S-4 in which the Proxy Statement will be included, and the declaration of effectiveness of such Form S-4, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE or NASDAQ in respect of the listing of the shares of Hampton Class A Common Stock to be issued in connection with the consummation of the Transactions are met and notices to the NYSE or NASDAQ related to the Transactions are delivered, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL and the FBCA, are made, and (f) the Apple Shareholder Approval is obtained, the execution and delivery of this Agreement by Apple and the consummation by Apple of the Transactions, do not and will not (i) violate or conflict with any provision of its articles of incorporation or bylaws or the comparable governing documents of any of its Subsidiaries, (ii) violate or conflict with any Law or Order applicable to Apple or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Apple or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Apple or any of its Subsidiaries is a party, or by which Apple or any of its Subsidiaries may be bound, excluding in the case of clauses (i) through (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.4  Information to be Supplied.  The information supplied or to be supplied by or on behalf of Apple for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or in any other document filed with any Governmental Entity in connection with the Transactions will not, on the date of their filing or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or on the date the Proxy Statement is mailed or at the time of the Apple Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

5.5  Capitalization of Apple.

(a) The authorized capital stock of Apple consists of 75,000,000 shares of common stock, $0.10 par value per share (the “Apple Common Stock”). As of the Measurement Date, there were 24,492,069 shares of Apple Common Stock issued and outstanding, and 1,712,827 shares of Apple Common Stock were reserved for issuance upon the exercise of outstanding options (the “Apple Options”) for Apple Common Stock. Between the Measurement Date and the date hereof, Apple has not issued any shares of Apple Common Stock (other than pursuant to the exercise of Apple Options). All issued and outstanding shares of Apple Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, and except for shares of Apple Common Stock issuable pursuant to the Apple Options, there are no outstanding or authorized options, warrants, rights, calls, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Apple Common Stock or any capital stock equivalent or other nominal interest in Apple or any of its Subsidiaries which relate to Apple (collectively, “Apple Equity Interests”) pursuant to which Apple or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any Apple Equity Interests. There are no outstanding obligations of Apple to repurchase, redeem or otherwise acquire any outstanding securities of Apple or any Apple Equity Interests. There are no Contracts to which Apple is a party relating to the issuance, sale, transfer, or voting of any equity securities or other securities of Apple. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Apple Shareholders may vote are issued or outstanding as of the date hereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Apple are owned by Apple, directly or indirectly, free and clear of any material Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or Contracts of any nature calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) The exercise price of each Apple Option is equal to or greater than the fair market value of the Apple Common Stock on the date of the grant of such Apple Option. The grant date of each Apple Option is on or after the date on which such grant was authorized by the Apple Board of Directors. The terms of each of the option agreements for each optionee permit the treatment of each such option described in Section 3.1(d). Except as set forth in Schedule 5.5(c), the terms of each of the option agreements for each optionee are substantially similar to the forms attached to Section 5.5(c) of the Apple Disclosure Schedule, and no such option agreement provides for any payment or other transfer from

Apple or any Affiliate of Apple or for any adjustment to the terms of the option in connection with the transaction contemplated by this Agreement that is not provided for in such forms.

(d) Each subsidiary of Apple constitutes a Subsidiary of Apple as defined in this Agreement.

5.6  Absence of Certain Events.  Except as required or expressly permitted by this Agreement or as reflected in the Apple Financial Statements, since December 31, 2005, Apple and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.1 had such Section 6.1 been in effect since December 31, 2005, or (ii) would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.7  Litigation.  There are no Actions pending against Apple or any of its Subsidiaries or, to the Knowledge of Apple, threatened against Apple or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and, to the Knowledge of Apple, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect. Neither Apple nor any of its Subsidiaries are subject to any Orders that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect.

5.8  Title to Properties; Encumbrances.  Each of Apple and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good and valid title or valid leasehold interests, as applicable, would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Apple or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (c) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.9  Apple SEC Reports; Financial Statements.

(a) Each of Apple and its Subsidiaries has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Apple since January 1, 2003 (the “Apple SEC Reports”). The Apple SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Apple SEC Report filed with the SEC prior to the date of this Agreement. No Subsidiary of Apple is subject to the periodic reporting requirements of the Exchange Act by Law or Contract.

(b) Each of the consolidated financial statements of Apple (including, in each case, any notes thereto) contained in the Apple SEC Reports (the “Apple Financial Statements”) was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and consolidated results of operations of Apple and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of Apple and its Subsidiaries (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Apple is a party.

(c) The records, systems, controls, data and information of Apple and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Apple or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Apple and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Apple (i) has designed disclosure controls and procedures to ensure that material information relating to Apple, including its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Apple’s auditors and the audit committee of Apple’s board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Apple’s ability to record, process, summarize and report financial data and have identified for Apple’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Apple’s internal controls. Apple has made available to Parent a summary of each such disclosure made by management to its auditors and audit committee since January 1, 2005.

5.10  No Undisclosed Liabilities.  Except for those liabilities that are reflected or reserved against on the consolidated financial statements of Apple as of and for the period ended March 31, 2006 included in Apple’s Form 10-Q for the quarter ended March 31, 2006, including the notes thereto, since such date, neither Apple nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Apple prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.11  Compliance with Law.

(a) Each of Apple and its Subsidiaries is, and since January 1, 2005, has been, in compliance with all Laws and Orders applicable to it, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

(b) Each of Apple and its Subsidiaries holds, to the extent legally required, all Permits that are required for the lawful operation of its business as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.12  Insurance.  Apple and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Apple and its Subsidiaries.

5.13  Regulatory Matters.

(a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, there are no facts:

(i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Apple or its Subsidiaries by any competent Governmental Entity; or

(ii) which would otherwise reasonably be expected to cause Apple or its Subsidiaries to withdraw, recall or suspend any products of Apple or its Subsidiaries from the market or to change the marketing classification of any products of Apple or its Subsidiaries or to terminate or suspend testing of any products of Apple or its Subsidiaries.

(b) There are no:

(i) products which have been recalled by Apple or its Subsidiaries (whether voluntarily or otherwise) at any time since January 1, 2004; or

(ii) Actions pending, or to the Knowledge of Apple, contemplated or threatened, and no such Actions have been settled or resolved since January 1, 2004, seeking the recall, suspension or seizure of any products of Apple or its Subsidiaries.

(c) Since January 1, 2004, Apple and each of its Subsidiaries has timely filed or submitted all reports, filings, applications and notifications required by statutes or regulations administered by the U.S. Consumer Products Safety Commission including, without limitation, 15 U.S.C. §§ 2064(b) and 2084) and any other Governmental Entity with respect to the manufacture, distribution and safety of any products manufactured, imported, distributed or sold by Apple or any of its Subsidiaries. Each such report, filing, application and notification complied, at the time of such filing or submission, in all material respects, with the requirements for such report, filing, application and notification, and has been supplemented to the extent required by applicable law or regulation.

5.14  Broker’s or Finder’s Fee.  Except for Banc of America Securities LLC and Capital Link LLC, to which only Apple has any liability or obligation, no Person acting on behalf of Apple or any of its Subsidiaries is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Parent, Hampton, Apple or any of their respective Affiliates or the Surviving Corporation after the Effective Time could have any liabilities in connection with this Agreement, the Ancillary Agreements or any of the Transactions.

5.15  Taxes, Tax Returns, Tax Treatment.

(a) Apple and each of its subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local Tax Authorities other than (i) Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Apple and its subsidiaries has closed with respect to all taxable years through and including the fiscal year ended December 31, 1998 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Apple or any of its subsidiaries for which Apple does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Neither Apple nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Apple and its subsidiaries or as described in the Ancillary Agreements). Within the past two years, neither Apple nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Sections 162(m) or 280G of the Code for employee remuneration of any amount paid or payable by Apple or any of its subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Apple and its subsidiaries have complied with the requirements of Code Section 409A (and its related reporting and withholding requirements), for all amounts paid or payable under any contract, plan, program or arrangement or understanding except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

(b) None of Apple or any of its subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(c) To the Knowledge of Apple, as of the date of this Agreement, none of Apple or any of its subsidiaries or controlled Affiliates is aware of any fact that would reasonably be expected to cause the tax treatment of the Spin Off or the Merger to fail to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code.

5.16  Employee Benefit Matters.

(a) Section 5.16 of the Apple Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former directors, consultants, leased employees or employees of Apple and its Subsidiaries, with respect to which Apple or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all material plans of any Apple ERISA Affiliate that are subject to Title IV of ERISA (the “Apple Benefit Plans”). For purposes of this Agreement, (i) an “Apple ERISA Affiliate” is any trade or business, whether or not incorporated, all of which together with Apple would be deemed a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) an “Apple Foreign Plan” means any Apple Benefit Plan that is maintained outside of the United States.

(b) Except with respect to clauses (i), (iii), (v), (vii), (ix), (x), and (xi) below, as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) each of the Apple Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Apple Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Apple Benefit Plan, (iii) no Apple Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, (iv) no Apple Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees, consultants, leased employees or directors of Apple or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary) or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Apple Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Apple or its Subsidiaries or, to the Knowledge of Apple, any other person, including any fiduciary, has engaged in a transaction in connection with which Apple, its Subsidiaries or any Apple Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Apple, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Apple Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Apple Benefit Plans, (viii) all contributions or other amounts payable by Apple or its Subsidiaries as of the Effective Time with respect to each Apple Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code have been or are fully deductible under the Code, (ix) with respect to any insurance policy providing funding for benefits under any Apple Benefit Plan, (A) there is no liability of Apple or its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there by any such liability if such insurance policy was terminated at or after the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Apple, no such proceedings with respect to any insurer are imminent, (x) Apple and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Apple Benefit Plans, without the consent of any other Person, and (xi) no Apple Benefit Plan provides benefits to any individual who is not a current or former employee of Apple or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

(c) In addition to the representation contained in Subsection (b) above (if applicable) as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) each Apple Foreign Plan complies with all applicable Laws (including, without limitation, applicable Laws regarding the funding, form and operation of the Apple Foreign Plan); (ii) the Apple Financial Statements accurately reflect the Apple Foreign Plan liabilities and accruals for contributions required to be paid to the Apple Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law, and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of Apple and its Subsidiaries, threatened, with respect to any Apple Foreign Plan.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Apple or any of its Subsidiaries from Apple or any of its Subsidiaries under any Apple Benefit Plan, (ii) increase any benefits otherwise payable under any Apple Benefit Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

(e) Except as would not reasonably be expected to have an Apple Material Adverse Effect, with respect to independent contractors and consultants who are located within the United States, (i) all Persons so classified satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so classified, (ii) Apple and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so, and (iii) neither Apple or its Subsidiaries has or had any obligations to provide benefits with respect to such persons under any Apple Benefit Plan or otherwise.

5.17  Intellectual Property.  Section 5.17 of the Apple Disclosure Schedule identifies (i) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, pending and issued patents owned, used or licensed by or to Apple or any of its Subsidiaries that are material to the conduct of the business of Apple and its Subsidiaries, and (ii) all agreements and licenses relating to trademarks, technology, know-how or processes that Apple or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Apple and its Subsidiaries (collectively, the “Apple Intellectual Property”). Apple and its Subsidiaries own and possess all rights, title and interest in and to, or as of the Closing, will own and possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Apple Intellectual Property and, as of the Closing, all of the Apple Intellectual Property will be in the name of Apple or its Subsidiaries. Apple and its Subsidiaries own or have the right to use the Apple Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. No consent of any third party will be required for the use by the Surviving Corporation or its Subsidiaries of the Apple Intellectual Property after the Effective Time. There are no claims asserted in writing by any Person against Apple or any of its Subsidiaries regarding the ownership of or the right to use any Apple Intellectual Property or challenging the rights of Apple or any of its Subsidiaries with respect to any of the Apple Intellectual Property which would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. To the Knowledge of Apple as

of the date hereof, there is no infringement or misappropriation of the Apple Intellectual Property by any Person.

5.18  Environmental Liability.  Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) the operations of Apple and its Subsidiaries are and since January 1, 2000, have been in compliance with all applicable Environmental Laws, (ii) each of Apple and its Subsidiaries possess and maintains in effect all environmental permits, licenses, authorizations and approvals required under Environmental Law with respect to the properties and business of Apple and its Subsidiaries, and (iii) to the Knowledge of Apple, since January 1, 2000, there has been no release of any Hazardous Materials in violation of any Environmental Law which would reasonable be expected to result in liability to Apple or any of its Subsidiaries at any of its current or former operations. Except for such of the following, as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, there are no legal, administrative or arbitral bodies seeking to impose, nor are there Actions of any nature reasonably likely to result in the imposition of, on Apple or any of its Subsidiaries, any liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Apple, threatened against Apple or its Subsidiaries. Except as reflected in the Apple Financial Statements and except as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, neither Apple nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Apple, as of the date of this Agreement, the Apple Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations.

5.19  Material Contracts.  Neither Apple nor any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC or any Contract that would be such a “material contract” but for the exception for Contracts entered into in the ordinary course of business or (b) any non-competition or other Contract that materially limits or will materially limit Apple or any of its Subsidiaries from engaging in the business currently conducted by it. Each of the “material contracts” (as defined above) of Apple and its Subsidiaries is valid and in full force and effect and neither Apple nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such “material contract.” To Apple’s Knowledge, the other party to any “material contract” described in this Section 5.19 is not in material breach of or default under such “material contract.”

5.20  Labor Relations.

(a) As of the date of this Agreement, (i) none of Apple, its Subsidiaries or any of their controlled Affiliates are a party to any collective bargaining agreement, works council or workers’ association, (ii) except as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, no labor organization or group of employees of Apple or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Apple, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Apple, threatened against or involving any of Apple or its Subsidiaries, and (iv) to the Knowledge of Apple, Apple and its Subsidiaries are in compliance with their obligations pursuant to the Workers Adjustment and Retraining Notification Act.

(b) To the Knowledge of Apple, Apple and its Subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers’ compensation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have an Apple Material Adverse Effect.

5.21  State Takeover Laws.  No applicable “takeover” or “interested stockholder” Law is applicable to this Agreement and the Transactions.

5.22  Voting Requirements; Approval; Board Approval.

(a) Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Apple Common Stock entitled to vote (the “Apple Shareholder Approval”), no other vote of the holders of Apple Common Stock is necessary to approve and consummate the Transactions.

(b) The board of directors of Apple has, at a meeting duly called and held, by a majority vote (i) determined that the Merger is advisable and in the best interest of Apple and the Apple Shareholders, (ii) adopted this Agreement, (iii) resolved to recommend (the “Apple Board Recommendation”) that the Apple Shareholders vote in favor of adopting this Agreement, and (iv) directed that this Agreement and the Transactions be submitted to the Apple Shareholders for approval at a duly held meeting of such stockholders.

5.23  Opinion of Apple Financial Advisor.  The Board of Directors of Apple has received the opinion of Banc of America Securities LLC to the effect that, as of the date of such opinion and subject to the matters set forth therein, the Exchange Ratio (as defined therein) in the Merger is fair, from a financial point of view, to holders of Apple Common Stock.

5.24  Transactions with Related Parties.  Apple is not a party to any transaction or proposed transaction, with its directors, officers or employees, or any other Person who is an Affiliate of Apple. Neither Apple nor any of its Affiliates owns or has any ownership interest in any Person which is in competition with Apple or which is engaged in a related or similar business to the business conducted by Apple and none of such Persons has entered into any Contract or understanding contemplating such ownership or ownership interest.

5.25  Customers.

(a) Between January 1, 2005 and the date hereof, no material customer or group of customers (whether or not related) of Apple has canceled or otherwise terminated its Contract or relationship with Apple or any of its Subsidiaries or has at any time decreased significantly its purchases of products from Apple and, to the Knowledge of Apple, there has been no material adverse change in the business relationship of Apple or any of its Subsidiaries with any of their material customers or group of customers. To the Knowledge of Apple, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Apple or any of its Subsidiaries or to decrease significantly its purchases of the products from Apple or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

(b) To the Knowledge of Apple, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Apple or any of its Subsidiaries to any material customer or group of customers that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

(c) Section 5.25(c) of the Apple Disclosure Schedule sets forth a list of the 10 largest customers of Apple and the 10 largest suppliers to Apple and its Subsidiaries, on a consolidated basis, during each of Apple’s three most recent fiscal years and for the period from the beginning of the current fiscal year to the date hereof determined on the basis of total dollar amount of net sales to such customers and purchases from such suppliers.

5.26  Ownership of Parent Common Stock.  Apple, together with its controlled Affiliates and associates (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act), is not, nor by its own actions will it or any of its controlled Affiliates become prior to the Effective Time, the beneficial owner of any shares of Parent Common Stock.

5.27  Apple Shareholder Presence.  To the Knowledge of Apple, on May 10, 2006, Apple had, not including Apple Shareholders who are banks, brokers, or nominees, (a) one hundred or more Apple Shareholders, (b) its principal place of business, its principal office, or substantial assets within Florida, and (c) either (i) more than ten percent of the Apple Shareholders residing in Florida, (ii) more than ten percent of the Apple shares were owned by residents of Florida, or (iii) one thousand Apple Shareholders residing in Florida.

VI.  COVENANTS

6.1  Covenants of Apple.  During the period from the date of this Agreement and continuing until the Effective Time, Apple agrees as to itself and its Subsidiaries that (except for the Merger, as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 (including its subsections) of the Apple Disclosure Schedule, as required by a Governmental Entity or to the extent that Parent otherwise consents in writing in its sole discretion):

(a) Ordinary Course.  Apple will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Apple or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 will be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality or effect of the foregoing, other than in connection with acquisitions permitted by Section 6.1(e) or investments permitted by Section 6.1(g), Apple will not, and will cause its Subsidiaries not to, (i) enter into any new material line of business, (ii) enter into any Contract with a supplier, distributor or customer representative that involves the purchase, distribution or sale of goods or services with a term extending more than one year that is not terminable by Apple or any of its Subsidiaries upon less than 30 days prior written notice, (iii) enter into any Contract with respect to the licensing of any Apple Intellectual Property with a term extending more than one year that is not terminable by Apple or any of its Subsidiaries upon less than 30 days prior written notice, or (iv) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

(b) Dividends; Changes in Share Capital.  Apple will not, and will cause its foreign Subsidiaries not to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock. Except as set forth in Schedule 6.1(b), Apple will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for transactions pursuant to the terms of the Apple Options outstanding as of the Measurement Date.

(c) Issuance of Securities.  Except as set forth in Schedule 6.1(c) for Apple Common Stock to be issued in connection with the exercise of Apple Options outstanding on the date hereof, Apple will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(d) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable Laws, Apple will not amend or propose to amend its certificate of incorporation, bylaws or other governing documents and will not, and will cause each of its Subsidiaries not to, amend its certificate of incorporation, bylaws or other governing documents.

(e) No Acquisitions.  Apple will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with past practice); provided, however, that the foregoing restrictions will not prohibit (i) internal reorganizations or consolidations involving Subsidiaries of Apple in existence on the date of this Agreement or (ii) the creation of new direct or indirect wholly owned Subsidiaries of Apple organized to conduct or continue activities otherwise permitted by this Agreement

(f) No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Apple Subsidiaries or (ii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the consummation of the Transactions, Apple will not, and will cause its Subsidiaries not to, sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any Subsidiary of Apple, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

(g) Investments; Indebtedness.   Apple will not, and will cause its Subsidiaries not to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) investments by Apple or any of its Subsidiaries to or in Apple or any other wholly owned Subsidiary of Apple, or (B) pursuant to any Contract or other legal obligation of Apple as in effect on the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than (A) in the ordinary course of business pursuant to an existing credit facility in an amount not to exceed $125 million in the aggregate, or (B) for trade payables incurred in the ordinary course of business or as otherwise permitted by this Section 6.1(g).

(h) Tax-Free Qualification.   Apple will use its reasonable best efforts not to, and will use its reasonable best efforts to cause its Subsidiaries not to, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.1) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(i) Compensation.   Except (i) as required by applicable Laws or by the terms of any collective bargaining agreement or other Contract in effect that relates to Apple or any of its Subsidiaries or any of their employees or (ii) as required under this Agreement, Apple will not, and will cause its Subsidiaries not to, increase the amount of compensation or employee benefits of any employee, consultant or director of Apple or any of its Subsidiaries, pay any severance, pension, retirement, savings or profit-sharing allowance to any employee, consultant or director that is not required by any existing plan or agreement, enter into any Contract with any employee, consultant or director regarding his or her employment or service, compensation or benefits, increase or commit to increase any benefits for employees, consultants or directors adopt or amend or make any commitment to adopt or amend, other than amendments required by Law, any Apple Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Apple Benefit Plan for the benefit of any Person. Apple will not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation, except as may be required by any plan or agreement pursuant to which such stock options or other equity-based compensation were granted, any applicable Laws or in accordance with this Agreement.

(j) Accounting Methods; Income Tax Elections.   Except as reflected in the Apple Financial Statements, as required by a Governmental Entity or as required by changes in GAAP as concurred in by Apple’s independent public accountants, Apple will not make, and Apple will cause its Subsidiaries not to make, any material change in method of accounting in effect as of the date of this Agreement. Apple will not, and will not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability with respect to matters that will be a liability of the Surviving Corporation or any of its Subsidiaries after the Merger, other than in the ordinary course of business consistent with past practice.

(k) Certain Agreements and Arrangements.  Apple will not, and will cause its Subsidiaries not to, enter into any Contract that will limit or otherwise restrict, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or by any means, which Contracts, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger.

(l) Actions Regarding Apple Benefit Plans.  Apple will, effective at (or, at the election of Hampton, immediately prior to), the Effective Time, take or cause to be taken with respect to the Apple Benefit Plans the actions set forth in Section 6.1(l) of the Apple Disclosure Schedule, and will cause the Apple Benefit Plans to be amended in any of the following manners if requested by Hampton, (i) amendments to freeze or eliminate the Apple stock fund under the Apple 401(k) Plan, or (ii) amendments necessary to preserve the tax qualification of the Apple 401(k) Plan.

(m) No Related Actions.  Apple will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

6.2  Covenants of Hampton.  During the period from the date of this Agreement and continuing until the Effective Time, Hampton agrees as to itself and its Subsidiaries that and Parent agrees to cause Hampton to (except for the transactions contemplated by the Spin Off Agreement, the Merger, as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.2 (including its subsections) of the Hampton Disclosure Schedule, as required by a Governmental Entity or to the extent that Apple otherwise consents in writing in its sole discretion):

(a) Ordinary Course.  Hampton will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Hampton or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.2 will be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality or effect of the foregoing, other than in connection with acquisitions permitted by Section 6.2(d) or investments permitted by Section 6.2(f), Hampton will not, and will cause its subsidiaries not to, (i) enter into any new material line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

(b) Dividends; Changes in Share Capital.  Hampton will not declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock other than the Special Dividend. Hampton will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of their capital stock or any securities convertible into or exercisable for any shares of their capital stock.

(c) Issuance of Securities.  Except as required by the Spin Off Agreement, Hampton will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(d) No Acquisitions.  Hampton will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with past practice); provided, however, that the foregoing restrictions will not prohibit (i) internal reorganizations or consolidations involving Subsidiaries of Hampton in existence on the date of this Agreement or (ii) the creation of new direct or indirect wholly owned Subsidiaries of Hampton organized to conduct or continue activities otherwise permitted by this Agreement.

(e) No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Hampton Subsidiaries, (ii) in connection with the Hampton Financing, or (iii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the consummation of the Transactions, Hampton will not, and Hampton will cause its Subsidiaries not to, sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any Subsidiary of Hampton, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

(f) Investments; Indebtedness.  Other than in connection with the Hampton Financing, Hampton will not, and Hampton will cause its Subsidiaries not to, (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) investments by any of Hampton or any of its Subsidiaries to or in Hampton or any other wholly owned Subsidiary of Hampton, or (B) pursuant to any Contract or other legal obligation of Hampton as in effect on the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than (A) loans to pay the Special Dividend in an amount of up to $110 million and pursuant to an existing credit facility or any renewal or refinancing thereof, (B) trade payables incurred in the ordinary course of business, or (C) as otherwise permitted by this Section 6.2(f).

(g) Tax-Free Qualification.  Parent and Hampton will use their reasonable best efforts not to, and will cause their respective Subsidiaries to use their reasonable best efforts not to, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.2) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(h) Compensation.  Hampton will not issue or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity compensation, except as required by applicable Laws or in accordance with this Agreement.

(i) Certain Agreements and Arrangements.  Hampton will not, and will cause its Subsidiaries not to, enter into any Contract that will limit or otherwise restrict, after the Effective Time, the Surviving Corporation or any of its subsidiaries, or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or by any means, which Contracts, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger. Hampton will not enter into any amendments and will not waive any of its rights pursuant to the Ancillary Agreements.

(j) No Related Actions.  Hampton will not, and will cause its Subsidiaries not to, agree or commit to do any of the foregoing actions.

6.3  Antitrust Clearance.

(a) In no event will (1) Hampton be required to take or to consent to Apple taking, or Apple be required to take or to consent to Hampton taking, any of the following actions in order to obtain the consent, authorization, order, approval or exemption of any Governmental Entity in order to satisfy the condition set forth in Section 7.1(e) if the Board of Directors of Hampton or Apple, as applicable, determines, after consulting with counsel, such actions would be materially adverse to the Surviving Corporation: (i) sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner, (ii) agree to sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner, or (iii) permit assets of such party or its subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner and (2) Parent be required to take any action referred in clauses (i) through (iii). This Section 6.3 does not require any of Parent, Hampton or Apple to enter into any agreement with a third party to undertake any obligations or make any divestitures, unless such agreement is conditioned on the consummation of the Transactions contemplated by this Agreement.

(b) Each of Parent, Hampton and Apple will comply fully with all applicable notification, reporting and other requirements under any Antitrust Laws. Within 10 Business Days after the date of this Agreement, each of Parent, Hampton and Apple will file any required notifications with the appropriate Governmental Entities, in each case pursuant to and in compliance with the respective Antitrust Laws. Parent, Hampton and Apple will as soon as practicable file any additional information reasonably requested by any Governmental Entity in respect of the Merger.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any objections are asserted with respect to the Transactions under any Antitrust Law or if any Action is instituted (or threatened to be instituted) by any Governmental Entity or any other Person challenging any of the Transactions as violative of any Antitrust Law, each of Parent, Hampton and Apple will use its commercially reasonable efforts to resolve such objections or challenges as such Governmental Entity or other Person may have to the Transactions. In connection with the foregoing, each of Parent, Hampton and Apple will cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment.

6.4  Efforts to Close.  Except as set forth in Section 6.3(a), each of Parent, Huckleberry and Hampton and its Subsidiaries on the one hand, and Apple and its Subsidiaries on the other, will use its reasonable best efforts to cause all of the conditions, as specified in Article VII, to the obligations of the other party to consummate the Transactions to be met as soon as practicable after the date of this Agreement. Apple will use its reasonable best efforts to cooperate and will cause its officers, directors, employees, agents and other representatives and advisors to use their reasonable best efforts to cooperate with Hampton and its financing sources in connection with the arrangement of the Hampton Financing. Within 30 Business Days after the date of this Agreement, Parent and Hampton will file any required notifications with the appropriate Governmental Entities pursuant to and in compliance with ERISA. Each of Parent, Hampton and Apple and their respective Subsidiaries will use its reasonable best efforts to obtain, as soon as practicable, the Authorizations and third-party consents that may be or become necessary for the performance of its respective obligations under this Agreement, the Ancillary Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Authorizations and third-party consents, except that no such party hereto will be required to make any material expenditures in connection with its obligations under this Section 6.4, except as required by Section 6.3.

6.5  Confidentiality.

(a) Prior to the Effective Time, each of Parent, Hampton and Apple will, and will cause each of their respective subsidiaries to comply with, all of their respective obligations under the Confidentiality Agreement with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation (as the successor to Apple) will, and will cause each of their subsidiaries to comply with, all of their respective obligations under the Confidentiality Agreement with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.

6.6  Cooperation in Tax Matters.

(a) Following the Effective Time, none of the Surviving Corporation or any of its Affiliates will take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(b) Following the Effective Time, Parent and the Surviving Corporation will make available to each other during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of Parent, Hampton and their respective Subsidiaries reasonably necessary in connection with: any Tax matter, including the filing of any Tax Return, amended return or claim for refund; the determination of any liability for Taxes or a right to refund or credit for Taxes; or the conduct of any audit or other proceeding in respect of Taxes.

6.7  Additional Documents.  From time to time after the Effective Time, Parent and the Surviving Corporation will, and will cause their officers, attorneys, accountants and other respective representatives and Affiliates over which they exercise control to, execute and deliver, without further consideration, such documents as may be reasonably necessary or advisable in connection with the consummation of the Transactions.

6.8  Access.

(a) From the date hereof to the Effective Time, as applicable, each of Hampton and Apple will allow all designated officers, attorneys, accountants and other representatives of Parent, Hampton or Apple, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of Hampton or the business of Apple, as the case may be, to the personnel, records, files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Apple or Hampton, as the case may be, including inspection of such properties; provided, however, in no event will Apple be permitted to engage in environmental testing or investigation at any such property.

(b) No investigation pursuant to this Section 6.8 will affect any representation or warranty given by any party hereunder, and, notwithstanding the provision of information or investigation by any party, no party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party will be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable Law, which such party reasonably believes constitutes information protected by attorney/client privilege or the attorney work product doctrine or which it is required to keep confidential by reason of Contracts with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Parent, Apple and Hampton agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.8 for any purpose unrelated to the consummation of the Transactions. All information provided by a party to the other party hereunder will be subject to the confidentiality provisions of Section 6.5.

6.9  Public Announcements.  Prior to the Effective Time, Parent, Hampton and Apple will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements or the Transactions, and none of them will issue any such press release or make any such public statement or communication without the prior approval of the other, except as any party may determine in good faith is required by Law or by obligations pursuant to any listing agreement with any national securities market or exchange.

6.10  Board Recommendation; Apple Shareholders Meeting.  Apple’s board of directors has made the Apple Board Recommendation and will, as promptly as practicable, cause Apple to take all lawful action to solicit the Apple Shareholder Approval. Subject to Section 6.12, neither the board of directors of Apple nor any committee thereof will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Hampton, the Apple Board Recommendation. Unless this Agreement is terminated in accordance with its terms, Apple will call and hold a meeting of the Apple Shareholders (the “Apple Shareholders Meeting”) as promptly as practicable after the Form S-4 has become effective for the purpose of obtaining the Apple Shareholder Approval regardless of any action contemplated by Section 6.12, including receipt of an Apple Superior Proposal.

6.11  Preparation of Proxy Statement; Form S-4.

(a) As promptly as reasonably practicable after the execution of this Agreement, Apple and Hampton will prepare, and Hampton and Apple will jointly file with the SEC, the Proxy Statement and the Form S-4 in connection with the registration under the Securities Act of the shares of Hampton Class A Common Stock to be issued to the Apple Shareholders pursuant to the Merger. The parties hereto will use their commercially reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and, prior to the effective date of the Form S-4, take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Hampton Class A Common Stock pursuant to the Merger. The parties hereto will furnish all information concerning themselves and the holders of their capital stock as required in connection with such actions, the preparation of the Form S-4 and the Proxy Statement and the preparation of any other SEC filing required in connection with the Transactions contemplated by this Agreement or the Spin Off Agreement (“Additional Filings”). As promptly as practicable after the Form S-4 has become effective, Apple will mail the Proxy Statement to the Apple Shareholders and Parent and Hampton will mail the Proxy/Information Statement to the Parent Stockholders. The Proxy Statement will include the Apple Board Recommendation.

(b) No amendment or supplement to the Proxy Statement or the Form S-4 will be made without the consent of the parties hereto (which consent will not be unreasonably withheld or delayed). The parties hereto will advise each other, promptly after any of them receives notice thereof, of the time which the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Hampton Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereon or requests by the SEC for additional information.

(c) Apple will provide Parent and Hampton with the information concerning itself and its Affiliates, including financial statements and other financial information, in the form required to be included in the Form S-4, the Proxy Statement and the Additional Filings (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time any information relating to Apple or any of its respective Affiliates, officers or directors, should be discovered by Apple which should be set forth in an amendment or supplement to the Form S-4, the Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Apple will promptly notify Parent and

Hampton and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to the Apple Shareholders.

(d) Each of Parent and Hampton will provide Apple with the information concerning itself and its Subsidiaries, including financial statements and other financial information, in the form required to be included in the Form S-4, the Proxy Statement and the Additional Filings (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time, any event or circumstance relating to Hampton or its officers or directors, should be discovered by Parent or Hampton and such information should be set forth in an amendment or supplement to the Form S-4, Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Parent or Hampton, as applicable, will promptly notify Apple and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to the Apple Shareholders.

(e) All documents that any of Parent, Hampton and Apple is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

6.12  No Solicitation.

(a) Apple will immediately cease, terminate and discontinue any discussions or negotiations with any Person conducted before the date of this Agreement with respect to any Apple Competing Transaction, and will promptly, following the execution of this Agreement, request the return or destruction (as provided in the applicable agreement) of all confidential information provided by or on behalf of Apple to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with Apple pertaining to an Apple Competing Transaction.

(b) Prior to the Effective Time, Apple will not, and will cause its Affiliates and representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Parent, Hampton and their respective representatives) relating to any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Apple that is conditioned on the termination of this Agreement or could reasonably be expected to preclude or materially delay the completion of the Merger (an “Apple Competing Transaction”).

(c) Apple will promptly (and in any event within 24 hours) notify Parent of its or any of its officers’, directors’ or representatives’ receipt of any inquiry or proposal relating to, an Apple Competing Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

(d) Notwithstanding anything in this Agreement to the contrary, Apple or its board of directors will be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written offer regarding an Apple Competing Transaction by any such Person (which has not been withdrawn), if and only to the extent that, (i) the Apple Shareholder Approval has not been given, (ii) Apple has received an unsolicited bona fide written offer regarding an Apple Competing Transaction from a third party (which has not been withdrawn) and its board of directors has determined in good faith that there is a reasonable likelihood that such Apple Competing Transaction would constitute a Apple Superior Proposal, (iii) its board of directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties, (iv) prior to providing any information or data to any Person in connection with an Apple Competing Transaction by any such Person, it receives from such Person an executed confidentiality agreement containing terms Apple determines to be substantially the same as the Confidentiality Agreement (but permitting the disclosures to Parent described in this Section 6.12(d) to be made to Parent), and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it complies with Section 6.12(c). Apple will use its commercially reasonable efforts to keep Parent informed promptly of the status and terms of any such proposal or offer and the status and terms of any such discussions or negotiations and will promptly provide Parent with any such written proposal or offer. Apple will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Apple in this Section 6.12. Nothing in this Section 6.12(d), (x) permits Apple to terminate this Agreement (except as specifically provided in Article VIII) or (y) affects any other obligation of Apple or Parent under this Agreement.

(e) For purposes of this Agreement, “Apple Superior Proposal” means a bona fide written offer regarding an Apple Competing Transaction made by a Person other than a party hereto or its controlled Affiliates which is on terms which the board of directors of Apple concludes, after consultation with its financial advisors and following receipt of the advice of its outside counsel, would, if consummated, result in a transaction that is more favorable to the Apple Shareholders than the Transactions.

(f) No provision of this Agreement will be deemed to prohibit (i) Apple from publicly disclosing any information which its board of directors determines, after consultation with outside counsel, is required to be disclosed by Law, whether pursuant to the federal securities laws, state law fiduciary requirements or otherwise, or (ii) the Apple board of directors from changing its recommendation in respect of the Merger if it determines, after consultation with outside counsel, that such action is required by its fiduciary duties; provided, however, that nothing in the preceding clause (ii) will relieve Apple of its obligations with respect to the Apple Shareholders Meeting under Sections 6.10 or 8.3.

6.13  Notification of Certain Matters.  Each of Hampton and Apple will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relates to the consummation of the Transactions, and (c) any change that would reasonably be expected to have, individually or in the aggregate, a Hampton Material Adverse Effect or an Apple Material Adverse Effect, as the case may be. Hampton will give Apple prompt written notice of (i) any material change in method of accounting not required by a Governmental Entity or by changes in GAAP as concurred in by Hampton’s independent public accountants, and (ii) any material Tax election or settlement or compromise of any material income Tax liability with respect to matters that will be a liability of the Surviving Corporation or any of its Subsidiaries following the Merger.

6.14  Listing.  Hampton and Parent will use their commercially reasonable efforts to cause the shares of Hampton Class A Common Stock to be issued in connection with the Merger to be listed on the NYSE or the NASDAQ as of the Effective Time, subject to official notice of issuance.

6.15  Covenant Not to Compete.  For a period of four years after the Closing Date, neither Parent nor any of its controlled Affiliates will, without the prior written consent of the Surviving Corporation, directly or indirectly, engage in the Restricted Business anywhere in the Territory; provided, however, that the foregoing will not restrict Parent or any of its controlled Affiliates from:

(i) becoming an owner of less than 5% of the outstanding stock of any publicly traded corporation that engages in the Restricted Business;

(ii) acquiring and operating a Person engaged in the Restricted Business provided that, at the time of such acquisition the annual revenue attributable to such Restricted Business does not exceed 20% of the consolidated revenue of the acquired entity for its last completed fiscal year (such acquired entity, an “Exempt Restricted Person”);

(iii) engaging in the Restricted Business after the four anniversary of the Closing Date; and

(iv) continuing the ownership and operation of The Kitchen Collection, Inc. in a manner consistent with past practice.

For purposes hereof, “Restricted Business” means manufacturing, designing, marketing and distributing small electric household kitchen appliances, small electric commercial kitchen appliances, small electric garment care devices, electric personal care devices, home air and water purification devices, home odor elimination devices, small electric appliances for hotel rooms, non-electrical hair care accessories and feline waste disposal devices. The parties agree that the covenants included in this Section 6.15 are, taken as a whole, reasonable in their geographic and temporal coverage and no party will raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenants. Parent acknowledges and agrees that in the event of a breach by Parent or any of its controlled Affiliates of the provisions of this Section 6.15, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Surviving Corporation may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof.

6.16  Fees and Expenses.  Except for filing fees paid under Antitrust Laws, fees or Expenses incurred in connection with the filing, printing and mailing of the Form S-4, Proxy Statement or any other document filed with the SEC in connection with the Transactions, and which will be borne equally by Apple and Hampton, (a) Apple will bear all of the Expenses of Apple and its Affiliates (for the avoidance of doubt, excluding for this purpose Hampton and its subsidiaries), including the broker’s or finder’s fees referred to in Section 5.14, (b) Parent will bear all of the Expenses of Parent and its Affiliates (other than Hampton and its subsidiaries), including the broker’s or finder’s fees referred to in Section 4.14 and (c) Hampton will bear all of the Expenses of Hampton and its Affiliates (other than Parent and its subsidiaries other than Hampton and its subsidiaries).

6.17  Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual Action, whether civil or administrative, including any such Action in which any present or former director or officer of Apple or any of its subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim Action, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which will not be unreasonably delayed or withheld) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such Action, except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation.

(b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by Apple (provided that the Surviving Corporation may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Apple) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Apple, in each case, with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by Apple for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 6.17 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.17 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(d) The obligations under this Section 6.17 may not be terminated or modified by the Surviving Corporation in a manner as to adversely affect any Indemnified Party to whom this Section 6.17 applies without the consent of the affected Indemnified Party. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.17.

6.18  Intellectual Property Transfers.  Apple will take such action as may be necessary or proper, including filing all required applications and executing any necessary transfer documentation, at its sole cost and expense, to cause all Apple Intellectual Property to be held free and clear of all Encumbrances other than Encumbrances imposed in connection with the credit agreements identified in Schedule 5.3, in the name of Apple or its Subsidiaries on the Closing Date.

6.19  Restrictions on Solicitation and Hiring.  Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, and except as Parent and the Surviving Corporation may otherwise agree in writing, Parent will not (and will cause its controlled Affiliates not to), for a period of four years from the date of this Agreement, hire, or enter into any form of consulting arrangement or agreement with, any Person who is an officer or manager of the Surviving Corporation as of the Effective Time and who is in a category identified on Schedule 6.19 (the “officers or managers”), and Parent will not and will cause its controlled Affiliates not to, solicit (other than by means of general advertisement not directed to Persons who are officers or managers of the Surviving Corporation as of the Effective Time) or otherwise induce any such Persons who are executive officers of the Surviving Corporation as of the Effective Time, to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 6.19. Parent acknowledges that (i) this provision is reasonable, (ii) Apple and Hampton would not enter into this Agreement without Parent agreeing to and complying with this Section 6.19, (iii) the Surviving Corporation would suffer irreparable harm upon Parent’s violation of this provision and (iv) among other remedies, the Surviving Corporation will be entitled to obtain a temporary restraining order and/or injunction upon Parent’s breach of this provision.

6.20  Repayment of Apple Indebtedness.  Hampton will repay or cause to be repaid all of Apple’s outstanding Indebtedness described on Schedule 6.20 at the Effective Time.

6.21  Employee Matters.  Hampton will or will cause the Surviving Corporation to honor and pay or provide the benefits required under the Apple Benefit Plans in accordance with their terms (including any such terms permitting the amendment or termination of any such plan) and, with respect to the Apple Benefit Plans set forth in Schedule 6.21, for the period of time set forth in such schedule.

6.22  Hampton Stockholder Vote.  Upon satisfaction of the conditions set forth in Sections 7.1 and 7.3 of this Agreement, Parent agrees to vote or cause the vote of the sole stockholder of Hampton in favor of this Agreement and the Merger.

VII.  CONDITIONS TO THE MERGER

7.1  Conditions to the Merger.  The respective obligations of Parent, Hampton and Apple to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Apple Shareholder Approval shall have been obtained at the Apple Shareholders Meeting;

(b) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions, and consummation of the Transactions shall not be prohibited or made illegal by any Law;

(c) the Hampton Class A Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE or NASDAQ, subject to official notice of issuance;

(d) the Form S-4 shall have become effective in accordance with the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to carry out the Transactions shall have been obtained and be in effect;

(e) all applicable waiting periods under the HSR Act shall have terminated or expired;

(f) all other Authorizations of or filings with any Governmental Entity required in connection with the consummation of the Transactions shall have been made or obtained, except where the failure to make or obtain such Authorizations or filings would not, individually or in the aggregate, have a Hampton Material Adverse Effect or an Apple Material Adverse Effect; and

(g) the transactions contemplated by the Spin Off Agreement shall have been consummated on the terms set forth therein.

7.2  Conditions to the Obligations of Apple.  The obligation of Apple to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Apple and may be waived by Apple):

(a) (i) all covenants of Hampton under this Agreement to be performed by Hampton on or before the Closing shall have been duly performed by Hampton in all material respects;

(ii) all covenants of Parent under this Agreement to be performed by Parent on or before the Closing shall have been duly performed by Parent in all material respects;

(b) (i) the representations and warranties of Hampton in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a Hampton Material Adverse Effect;

(ii) the representations and warranties of Parent in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materially or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(c) (i) Apple shall have received a certificate of Hampton addressed to Apple and dated the Closing Date, signed by an executive officer of Hampton (on Hampton’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(i) and Section 7.2(b)(i) and certifying as to the number of shares of Hampton Common Stock issued and outstanding, following the Spin Off and immediately prior to the Effective Time;

(ii) Apple shall have received a certificate of Parent addressed to Apple and dated the Closing Date, signed by an executive officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(ii) and Section 7.2(b)(ii);

(d) no event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of Hampton and its Subsidiaries, taken as a whole; provided, however, that the foregoing clause shall not include any event, circumstance, change or effect resulting from: (i) changes in general economic conditions or (ii) general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Hampton and its Subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Hampton and its Subsidiaries, taken as a whole;

(e) Apple shall have received a written opinion, dated as of the Closing Date, from Greenberg Traurig LLP, tax counsel to Apple, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent, Hampton and Apple substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modifications thereto to enable such firm to deliver the legal opinion;

(f) the third-party consents set forth on Schedule 7.2(f) shall have been received; and

(g) all Ancillary Agreements to which Parent, Hampton or any of their Affiliates is a party shall have been duly executed and delivered by Parent, Hampton or such Affiliate, as the case may be.

7.3  Conditions to the Obligations of Parent and Hampton.  The obligations of Parent or Hampton to effect the Merger are subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and Hampton and may be waived by Parent, on behalf of itself and Hampton); provided, however that the condition set forth in Section 7.3(f)(ii) is exclusively for the benefit of Hampton and may be waived only by Hampton:

(a) all covenants of Apple under this Agreement to be performed on or before the Closing Date shall have been duly performed by Apple in all material respects;

(b) the representations and warranties of Apple in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have an Apple Material Adverse Effect;

(c) Parent shall have received a certificate of Apple addressed to Parent and dated the Closing Date, signed by an executive officer of Apple (on Apple’s behalf and without personal liability), confirming the matters set forth in Section 7.3(a) and Section 7.3(b);

(d) no event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Apple and its Subsidiaries, taken as a whole; provided, however, that the foregoing clause shall not include any event, circumstance, change or effect resulting from: (i) changes in general economic conditions or (ii) general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Apple and its Subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Apple and its Subsidiaries, taken as a whole;

(e) there will be no Action pending, or threatened in writing, which the board of directors of Parent determines, following the receipt of the advice from its outside counsel, presents a reasonable likelihood of the occurrence of an Apple Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger;

(f) (i) Parent shall have received a written opinion, dated as of the Closing Date, from Jones Day, tax counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent, Hampton and Apple substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modifications thereto to enable such firm to deliver the legal opinion;

(ii) Hampton shall have received a written opinion, dated as of the Closing Date, from McGuireWoods LLP, tax counsel to Hampton, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent, Hampton and Apple substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modifications thereto to enable such firm to deliver the legal opinion; and

(g) the third-party consents set forth on Schedule 7.3(g) shall have been received.

VIII.  TERMINATION AND ABANDONMENT

8.1  Termination.  Except as otherwise provided in this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Apple Shareholder Approval:

(a) by mutual written consent of Parent and Apple;

(b) by Apple (provided that Apple is not then in material breach of any covenant or in breach of any representation or warranty or other agreement contained herein), if (i) there has been a breach by Parent or Hampton of any of their respective representations, warranties, covenants or agreements contained in this Agreement or any such representation and warranty has become untrue, in either case such that Section 7.2(a), Section 7.2(b) or Section 7.2(d) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Parent of notice of such breach or (ii) the condition contained in Section 7.1(g) will be incapable of being satisfied;

(c) by Parent (provided that neither Parent nor Hampton is then in material breach of any covenant, or in breach of any, representation or warranty or other agreement contained herein), if (i) there has been a breach by Apple of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty has become untrue, in either case such that Section 7.3(a), Section 7.3(b) or Section 7.3(d) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Apple of notice of such breach or (ii) the condition contained in Section 7.1 (g) will be incapable of being satisfied;

(d) by either Parent or Apple if any Order preventing or prohibiting consummation of the Transactions has become final and nonappealable;

(e) by either Parent or Apple if the Merger shall not have occurred prior to March 31, 2007, unless the failure of the Merger to have occurred by such date is due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein;

(f) by either Parent or Apple if the Apple Shareholder Approval is not obtained at the Apple Shareholders Meeting ;

(g) by Parent if the board of directors of Apple shall have modified or withdrawn the Apple Board Recommendation or failed to confirm the Apple Board Recommendation within four Business Days after Parent’s request to do so (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that Apple, in compliance with this Agreement, has supplied any Person with information regarding Apple or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Apple Board Recommendation); or

(h) by Apple, if the board of directors of Apple authorizes Apple, subject to complying with the terms of this Agreement, to enter into a written agreement with respect to an Apple Superior Proposal; provided, however, that (i) Apple shall have complied with the provisions of Section 6.12, (ii) Apple shall have given Parent and Hampton at least four Business Days prior written notice of its intention to terminate this Agreement, attaching a description of all material terms and conditions of such Apple Superior Proposal, (iii) during such four Business Day period, Apple engages in good faith negotiations with Parent and Hampton with respect to such changes as Parent and Hampton may propose to the terms of the Merger and this Agreement, (iv) Parent and Hampton do not make prior to such termination of this Agreement, a definitive, binding offer which the Board of Directors of Apple determines in good faith, after consultation with its legal and financial advisors, is at least as favorable to Apple Shareholders as such Apple Superior Proposal and (v) prior to such termination pursuant to this Section 8.1(h), Apple pays to Parent in immediately available funds, the fee required to be paid pursuant to Section 8.3. Apple agrees to notify Parent and Hampton promptly if its intention to enter into a written agreement referred to in its notification given pursuant to this Section 8.1(h) shall change at any time after giving such notification.

8.2  Effect of Termination.  In the event of termination of this Agreement by either Parent or Apple pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability under this Agreement on the part of Parent, Hampton or Apple, except (i) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties or covenants in this Agreement and (ii) as provided in Section 8.3; provided, however, that the provisions of Sections 6.5, 6.16, 8.3, 9.5 and this Section 8.2 will each remain in full force and effect and will survive any termination of this Agreement.

8.3  Fees and Expenses.

(a) Notwithstanding Section 6.16, if this Agreement is terminated by (i) Parent pursuant to Section 8.1(e) or Section 8.1(f) and prior to the time of such termination an Apple Competing Transaction has been communicated to the Apple board of directors and not withdrawn, and within nine months Apple enters into an agreement to complete or completes Apple Competing Transaction, (ii) Parent pursuant to Section 8.1(g), or (iii) Apple pursuant to 8.1(h), then Apple will pay to Parent a termination fee equal to $4.0 million plus up to $2.0 million of reasonable documented, third party, out-of-pocket Expenses (the “Termination Fee”).

(b) Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement or the Ancillary Agreements. In the event that Apple fails to pay the amounts due pursuant to Section 8.1(h) and this Section 8.3 when due, and, in order to obtain such payment, the non-breaching party commences a suit that results in a judgment against the breaching party for the amounts set forth in this Section 8.3, the breaching party will pay to the non-breaching party interest on the amounts set forth in this Section 8.3, commencing on the date that such amounts become due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate plus 2.00%.

IX.  MISCELLANEOUS

9.1  Nonsurvival of Representations, Warranties and Covenants.  Except for the covenants set forth in Sections 6.5, 6.6, 6.7, 6.15, 6.16, 6.17, 6.19, and 6.20, none of the representations, warranties or covenants in this Agreement will survive the Merger.

9.2  Amendment and Modification.  Subject to applicable Law, this Agreement and the Ancillary Agreements may be amended, modified, or supplemented only by the written agreement of the parties hereto or thereto in any and all respects before the Effective Time; provided, however, that after the Apple Shareholder Approval is obtained there will not be any amendment that by Law requires further approval by the Apple Shareholders without further approval of such shareholders.

9.3  Waiver of Compliance.  Except as otherwise provided in this Agreement and the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

9.4  Notices.  All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

If to Parent:

NACCO Industries, Inc.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
Attention: Charles A. Bittenbender
Facsimile: (440) 449-9561

With a copy to:

Jones Day
222 E. 41st Street
New York, New York 10017
Attention: Robert Profusek
Facsimile: (212) 755-7306

If to Hampton:

HB-PS Holding Company, Inc.
4421 Waterfront Drive
Glen Allen, Virginia 23060
Attention: Kathleen L. Diller
Facsimile: (804) 527-7218

With a copy to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
Attention: Clifford A. Cutchins, IV
Facsimile: (804) 225-5344

If to Apple:

Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Attention: Lisa Carstarphen
Facsimile: (305) 816-9616

With a copy to:

Greenberg Traurig LLP
1221 Brickell Avenue
Miami, Florida 33131
Attention: Paul Berkowitz
Facsimile: (305) 961-5685

9.5  Third-Party Beneficiaries.  Except as specifically set forth in Section 6.17(c), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.6  Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Unless specifically permitted by an Ancillary Agreement, none of Parent, Hampton or Apple may assign this Agreement or any of their rights or liabilities thereunder without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under such agreements.

9.7  Severability.  The illegality or partial illegality of any or all of this Agreement or any of the Ancillary Agreements, or any provision thereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

9.8  Governing Law.  This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles; provided, however, that the Merger will also be governed by the applicable provisions of the FBCA to the extent required thereby.

9.9  Submission to Jurisdiction; Waivers.  Each of Apple, Parent and Hampton irrevocably agrees that any Action with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Apple, Parent and Hampton hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Apple, Parent and Hampton hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) Action in any such court is brought in an inconvenient forum, (ii) the venue of such

Action is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.11  Counterparts.   This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.12  Entire Agreement.   This Agreement (including the documents and the instruments referred to in this Agreement) and the Ancillary Agreements (other than the Transition Services Agreement), together with the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.13  Parent Joinder.   The parties hereby expressly acknowledge and agree that Parent has been made a party to this Agreement at Apple’s request in order to provide additional assurance that the Merger will be completed and for the other purposes expressly provided herein and therein. Following the Effective Time, none of Parent nor any of its Affiliates or their respective directors, officers, employees or other representatives will have any duties, obligations or liabilities to the Surviving Corporation or any of its Affiliates or their respective directors, officers, employees or representatives with respect to the Transactions contemplated by this Agreement, except and only to the extent of Parent’s obligations under this Agreement and, if any, under the Ancillary Agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

HB-PS HOLDING COMPANY, INC.

By:	/s/ Michael J. Morecroft
Name:  Michael J. Morecroft

Title:	President

APPLICA INCORPORATED

By:	/s/ Harry D. Schulman
Name:  Harry D. Schulman

Title:	Chairman and Chief Executive Officer

Joining for the specific purposes set forth in this Agreement

NACCO INDUSTRIES, INC.

By:	/s/ Alfred M. Rankin, Jr.
Name:  Alfred M. Rankin, Jr.

Title:	Chairman, President and
Chief Executive Officer

ANNEX B

SPIN OFF AGREEMENT

This SPIN OFF AGREEMENT (this “Agreement”), is dated as of July 23, 2006, by and among NACCO Industries, Inc., a Delaware corporation (“Parent”), Housewares Holding Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Huckleberry”), HB-PS Holding Company, Inc., a Delaware corporation and a wholly owned subsidiary of Huckleberry (“Hampton”) and Hamilton Beach/Proctor-Silex, Inc. (“Hampton OpCo”), a Delaware corporation and wholly owned subsidiary of Hampton. All capitalized terms used but not defined herein will have their respective meanings set forth in the Merger Agreement.

RECITALS

A. Hampton and Applica Incorporated, a Florida corporation (“Apple”), have entered into an Agreement and Plan of Merger, joined by Parent for the specific purposes provided therein, dated as of the date hereof (the “Merger Agreement”), pursuant to which, and in accordance with the terms hereof, Huckleberry, will make a pro rata distribution to Parent of all of the outstanding shares of capital stock of Hampton and, immediately thereafter, Parent will make a pro rata distribution to Parent stockholders of all of the outstanding shares of capital stock of Hampton (both distributions collectively the “Spin Off”).

B. Hampton OpCo will pay out of funds legally available therefor the Special Dividend immediately prior to the Spin Off Date to Hampton, as the holder of record of all of the capital stock of Hampton OpCo and, immediately thereafter, Hampton will pay the Special Dividend to Huckleberry, and immediately thereafter, Huckleberry will pay the Special Dividend to Parent.

C. As a consequence of the Spin Off, neither Hampton nor Hampton OpCo will be a subsidiary of Parent.

D. Pursuant to Treasury Regulations Section 1.1502-6, Parent and each subsidiary that was a member of the Parent Group, including Huckleberry and its consolidated subsidiaries, during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of the Parent Group for such year.

E. The Parties intend that the Spin Off qualify as a tax-free spin off under Section 355 and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

F. Pursuant to the Merger Agreement, immediately following the Spin Off, Apple will merge with and into Hampton in a transaction intended to qualify as a reorganization under Section 368 and related provisions of the Code (the “Merger”).

G. Parent and Hampton, as the surviving corporation in the Merger, desire to allocate certain rights and responsibilities with respect to Taxes and other responsibilities of Parent, Hampton and their respective Affiliates and successors for periods before and after the Spin Off and to provide for certain other Tax and other matters.

Accordingly, the parties agree as follows:

ARTICLE I

Definitions

1.1  Definitions.   In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms will have the meanings specified below when used in this Agreement with initial capital letters:

“Cash and Cash Equivalents” means all cash, cash equivalents, including certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof, marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds with assets of $5,000,000 or greater, and other liquid investments, including all deposited but uncleared bank deposits.

“commercially reasonable efforts” will, with respect to Parent, be determined, as if Hampton were still a subsidiary of Parent regardless of the time of determination.

“Consolidated Return” means any federal income Tax Return filed with respect to the Parent Group.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, including any related interest, additions or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period, or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hampton Financial Instruments” means all credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments used solely for the purposes of the conduct of Hampton’s business under which Parent or any of its subsidiaries (other than Hampton or any of its subsidiaries) has any primary, secondary, contingent, joint, several or other Liability after the Spin Off Date.

“Hampton Group” means as the context may require, (i) Hampton, (ii) any one or more of those members of the affiliated group (as defined in Section 1504 of the Code) which following the Spin Off will file a consolidated federal income tax return with Hampton, and/or (iii) any one or more of the corporations which following the Spin Off will file consolidated or combined state or local returns with Hampton.

“Hampton OpCo Credit Agreement” means the definitive loan agreement with respect to the senior credit facility of Hampton OpCo containing substantially the terms contemplated by the Senior Debt Commitment Letter.

“Indebtedness” means, of any Person at any date (x) any obligation of such Person (A) with respect to indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including all accrued and unpaid interest, premiums, penalties and fees thereon (other than accounts payable, accrued expenses (including book overdrafts) and other current liabilities arising in the ordinary course of business) and/or (B) evidenced by a note, bond, debenture or similar instrument (including a purchase money obligation) or under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (y) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (x), and (z) all obligations to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument.

“Indemnified Liability” means any liability imposed upon or incurred either by the Parent Group or the Hampton Group for which it is a Tax Indemnified Party, and for which it is to be indemnified under Section 3.5.

“Liability” or “Liabilities” mean all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet; provided that, except for references in Articles IV and VI, “Liabilities” will not include any liabilities for or in respect of Taxes, which will be governed solely by Article III of this Agreement, and, to the extent applicable, the Merger Agreement, or any liabilities for or in respect of any benefit plans, programs, agreements, and arrangements, which will be governed solely by Articles IV and VI of this Agreement, and, to the extent applicable, the Merger Agreement.

“Merger Tax Opinion” means the opinion received by Parent pursuant to Section 7.3(f) of the Merger Agreement.

“Net Hampton Indebtedness” means (A) the aggregate amount of Indebtedness of Hampton and its subsidiaries immediately prior to the Spin Off Date which will remain an obligation of Hampton or any of Hampton’s subsidiaries following the Spin Off Date minus (B) the aggregate amount of Cash and Cash Equivalents of Hampton and Hampton’s subsidiaries as of the Spin Off Date. The Net Hampton Indebtedness will be calculated by Parent and Huckleberry in accordance with GAAP, consistently applied in good faith, utilizing the same methodology and adjustments as would be consistent with past practices.

“Parent Financial Instruments” means all credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to Parent’s business under which Hampton or any of its subsidiaries has any primary, secondary, contingent, joint, several or other Liability after the Spin-Off Date.

“Parent Group” means, as the context may require, (i) Parent, (ii) any one or more of those members of the affiliated group (as defined in Section 1504 of the Code) which file a consolidated federal income tax return with Parent, and/or (iii) any one or more of the corporations which file consolidated or combined state or local returns with Parent.

“Post-Closing Period” means all taxable periods or portions of periods beginning after the Spin Off Date.

“Pre-Closing Period” means all taxable periods or portions of periods ending on or before the Spin Off Date.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Parent as the record date for determining stockholders of Parent entitled to receive the Spin Off, which date will be a business day preceding the day of the Effective Time.

“Refinancing” means the payment of Net Hampton Indebtedness and all of the Indebtedness of Apple, which will occur immediately after the Effective Time.

“Senior Debt Commitment Letter” means the commitment letter attached hereto as Exhibit A.

“Special Dividend” means a dividend in an amount of $110 million, which amount will not exceed the “surplus” (as defined in Section 154 of the Delaware General Corporation Law) of Hampton OpCo, and which will be declared and paid in cash by Hampton OpCo prior to the Spin Off.

“Spin Off Date” means the date on which the Spin Off occurs.

“Spin Off Tax Opinion” means the opinion received by Parent pursuant to section 7.1(c) of this Agreement.

“Straddle Period” means any tax period that begins on or before, and ends after, the Spin Off Date.

“Target Net Hampton Indebtedness” will be the amount of Indebtedness determined in accordance with Exhibit A, but in no event more than $205 million.

“Tax” means (a) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment, imposed by a Tax Authority together with all penalties and additions and interest thereon and (b) any liability for Taxes described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or pursuant to agreement, successor liability or otherwise, but does not include any Liabilities owed to, or imposed by, the Pension Benefit Guaranty Corporation under ERISA on account of the Parent Pension Plan or Other Parent Plan Obligations.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any decrease in Taxes paid or payable, any increase in any Tax attribute or any other beneficial Tax consequence.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining any Taxes (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means any increase in Taxes paid or payable, any decrease in any Tax attribute or any other adverse Tax consequence.

“Tax Return” means a report, return, statement or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

1.2  Other Definitions.   The following terms have the meanings given them as follows:

Term	Where Defined

Action	Merger Agreement
Affiliate	Merger Agreement
Agent	2.6
Agreement	Preamble
Ancillary Agreements	Merger Agreement
Apple	Recitals
Cash Payment	2.8
Code	Recitals
Confidentiality Agreement	Merger Agreement
Damages	6.1
Effective Time	Merger Agreement
Eligible Amount	3.1(h)
ERISA	Merger Agreement
Hampton	Preamble
Hampton Benefit Plans	4.1(a)
Hampton Class A Common Stock	Merger Agreement
Hampton Class B Common Stock	Merger Agreement
Hampton Common Stock	Merger Agreement
Hampton Financing	2.1(b)
Hampton Indemnified Parties	6.1
Hampton OpCo	Preamble
Huckleberry	Preamble
Indemnified Party	6.5
Indemnifying Party	6.5
Intended Tax Treatment of the Merger	3.3
Intended Tax Treatment of the Spin Off	3.3
Law	Merger Agreement
Maximum Premium	5.8
Merger	Recitals

Term	Where Defined

Merger Agreement	Recitals
Order	Merger Agreement
Other Parent Plan Obligations	4.1(b)
Other Parent Plans	4.1(b)
Parent	Preamble
Parent Benefit Plans	4.1(c)
Parent Class A Common Stock	Merger Agreement
Parent Class B Common Stock	Merger Agreement
Parent Common Stock	Merger Agreement
Parent Indemnified Parties	6.2
Parent Pension Plan	4.1(a)
Pension Plan Obligations	4.1(a)
Person	Merger Agreement
Share Issuance	2.4
Special Dividend Record Date	2.1(a)
Spin Off	Recitals
Tainting Act	5.2(a)
Tax Indemnified Party	3.5(a)
Tax Sharing Agreement	3.1(a)
Transactions	Merger Agreement
Transition Services Agreement	Merger Agreement

1.3  Interpretation.   (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Spin Off

2.1  Special Dividend; Hampton Financing.   (a) Subject to the terms hereof, (i) the Board of Directors of Hampton OpCo will fix a special dividend record date (the “Special Dividend Record Date”) for the determination of its stockholders to which Hampton OpCo will pay, out of funds legally available therefor, the Special Dividend immediately prior to the Spin Off Date, (ii) the Board of Directors of Hampton will fix the same Special Dividend Record Date for the determination of its stockholders to which Hampton will pay the same Special Dividend immediately after receipt thereof and immediately prior to the Spin Off Date, and (iii) the Board of Directors of Huckleberry will fix the same Special Dividend Record Date for the determination of its stockholders to which Huckleberry will pay the same Special Dividend immediately after receipt thereof and immediately prior to the Spin Off Date.

(b) On or prior to the Spin Off Date, Hampton OpCo will enter into the Hampton OpCo Credit Agreement and will borrow the amounts necessary to pay the Special Dividend and effect the Refinancing (the “Hampton Financing”).

(c) Parent, Hampton and Hampton OpCo will use their respective commercially reasonable efforts to cause the Hampton Financing to be consummated and cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with each other in carrying out the transactions contemplated by the Hampton Financing, including delivering all documents and instruments deemed reasonably necessary by Parent, Hampton or Hampton OpCo and taking all actions reasonably necessary in connection with the Hampton Financing.

2.2  Financial Instruments.   (a) Hampton will, at its expense, take or cause to be taken all actions, and enter into (or cause its subsidiaries to enter into) such agreements and arrangements, as will be reasonably necessary to effect the release of and substitution for Parent and each of its subsidiaries (other than Hampton or any of its subsidiaries), as of the Spin Off Date, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Hampton Financial Instruments to the extent related to Hampton or any of its subsidiaries or Hampton’s business.

(b) Parent will, at its expense, take or cause to be taken all actions, and enter into (or cause its subsidiaries to enter into) such agreements and arrangements, as will be necessary to effect the release of and substitution for Hampton and each of its subsidiaries, as of the Spin Off Date, from all primary, secondary, contingent, joint, several and other Liabilities, if any, in respect of Parent Financial Instruments to the extent related to Parent or any of its subsidiaries (other than Hampton or any of its subsidiaries) or Parent’s business.

(c) The parties’ rights and obligations under this Section 2.2 will continue to be applicable to all Hampton Financial Instruments and Parent Financial Instruments identified at any time by Parent or Hampton, whether before, on or after the Spin Off Date.

2.3  Record Date and Spin Off Date.   Subject to the satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth herein and in the Merger Agreement, the Board of Directors of Parent, consistent with the Merger Agreement and Delaware law, will establish the Record Date and the Spin Off Date and any necessary or appropriate procedures in connection with the Spin Off.

2.4  Hampton Share Issuance.   Immediately prior to the Spin Off Date, Parent, Huckleberry and Hampton will take, or cause to be taken, all actions necessary to issue to Parent such number of shares of Hampton Common Stock, including, if applicable, by reclassifying the outstanding shares of Hampton Common Stock or by declaring a dividend payable in shares of Hampton Common Stock (the “Share Issuance”), for the purpose of increasing the outstanding shares of Hampton Common Stock such that, immediately prior to the Spin Off Date, Hampton will have an aggregate number of outstanding shares of Hampton Class A Common Stock and Hampton Class B Common Stock that is equal to one-half of one share of Hampton Class A Common Stock and one-half of one share of Hampton Class B Common Stock for each share of Parent Common Stock issued and outstanding on the Record Date.

2.5  Net Hampton Indebtedness.   Immediately prior to the Effective Time, after giving effect to the other transactions contemplated hereby other than the Merger, Hampton will have Net Hampton Indebtedness of not more than the Target Net Hampton Indebtedness as determined in accordance with Exhibit A.

2.6  Delivery of Shares to the Agent.   On or prior to the Spin Off Date, Parent will authorize the book-entry transfer by Parent’s transfer agent, (the “Agent”) of all of the outstanding shares of Hampton Common Stock to be distributed in connection with the Spin Off. After the Spin Off Date, upon the request of the Agent, Hampton will provide all book-entry transfer authorizations that the Agent requires in order to effect the Spin Off of the shares of Hampton Common Stock to Parent stockholders.

2.7  The Spin Off.   Upon the terms and subject to the conditions of this Agreement, Huckleberry will declare and pay the Spin Off of all of the shares of Hampton Common Stock held by Huckleberry and,

immediately thereafter and following consummation of the Share Issuance, Parent will declare and pay the Spin Off of all of the shares of Hampton Common Stock held by Parent. Until the Effective Time, the Agent will hold the shares of Hampton Common Stock as nominee on behalf of and for the benefit of the holders of Parent Common Stock. At or after the Effective Time, pursuant to, and in accordance with the terms of, the Merger Agreement, the Agent will distribute by book-entry transfer (i) in respect of each outstanding share of Parent Class A Common Stock held by holders of record of Parent Class A Common Stock on the Record Date, one-half of one share of Hampton Class A Common Stock and one-half of one share of Hampton Class B Common Stock and (ii) in respect of each outstanding share of Parent Class B Common Stock held by holders of record of Parent Class B Common Stock on the Record Date, one-half of one share of Hampton Class A Common Stock and one-half of one share of Hampton Class B Common Stock.

2.8  Fractional Shares.   No certificate or scrip representing fractional shares of Hampton Common Stock will be issued as part of the Spin Off. Each holder of Parent Common Stock who otherwise would have been entitled to a fraction of a share of Hampton Class A Common Stock or Hampton Class B Common Stock pursuant to Section 2.7 (after aggregating all of such Person’s shares of Hampton Class A Common and aggregating all of such Person’s shares of Hampton Class B Common Stock immediately prior to the Effective Time) will receive a cash payment in lieu of such fractional shares (the “Cash Payment”). Parent will instruct the Agent to (i) determine the number of whole shares and fractional shares of Hampton Class A Common Stock and Hampton Class B Common Stock allocable to each holder of record or beneficial owner of Parent Common Stock on the Spin Off Date, (ii) aggregate all such fractional shares into whole shares of Hampton Class A Common Stock and Hampton Class B Common Stock, (iii) convert the whole shares of Hampton Class B Common Stock into shares of Hampton Class A Common Stock, (iv) sell the whole shares of Hampton Class A Common Stock obtained in clauses (ii) and (iii) in the open market on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of Hampton Common Stock, and (v) distribute to each such holder or for the benefit of each such beneficial owner such holder’s or owner’s ratable share of the total proceeds (net of total selling and conversion expenses) of such sale; provided, however, that the Agent will have sole discretion to determine when, how, through which broker-dealer and at what price to execute the sales; provided, further, that neither the Agent nor any broker-dealer used by the Agent will be an affiliate of Parent or Hampton.

ARTICLE III

Taxes

3.1  Preparation of Tax Returns.   (a) The taxable period of the Hampton Group will be treated as ending at the close of business on the Spin Off Date; if the taxable period does not end on the Spin Off Date, the Parties will apportion all tax items between the Pre-Closing Period and the Post-Closing Period based on the closing of the books method. Except as otherwise provided herein, the Tax liability of Parent and each of its Affiliates (including the Hampton Group) for a Pre-Closing Period will be determined by the Amended Tax Sharing Agreement, dated as of May 14, 1997 (the “Tax Sharing Agreement”), which will continue in full force and effect and fixes the rights and obligations of the parties thereto as to the matters covered thereby except to the extent specifically modified or supplemented herein.

(b) For all Pre-Closing Periods, Parent will prepare or cause to be prepared, and timely file or cause to be timely filed, the Consolidated Return, the Oregon state income Tax Return, and all other Tax Returns that are filed on a consolidated, combined or unitary basis and include the Hampton Group. With respect to the taxable period that includes the Spin Off Date, Parent will include each member of the Hampton Group in such Tax Returns to the extent permitted by Law, but only for the Pre-Closing Period as determined in accordance with Section 3.1(a). Parent will provide Hampton with a copy of each Tax Return prepared by or on behalf of the Parent Group pursuant to this Section 3.1(b), together with any supporting schedules, but only as such Tax Return and supporting schedules pertain to the Hampton Group (including its rights and obligations under this Agreement and the Tax Sharing Agreement), at least 30 days before the date such Tax Return is to be filed.

(c) Except as provided in Section 3.4, the Hampton Group will not be liable for any Taxes shown on a consolidated, combined or unitary income Tax Return for a Pre-Closing Period to the extent such Taxes exceed the amount of Tax that would have been shown had the Hampton Group separately filed such income Tax Return without inclusion of any other member of the Parent Group.

(d) With respect to any Pre-Closing Period or Straddle Period for which Parent must file a Tax Return pursuant to Section 3.1(a) or (b), Hampton will, at least 90 days before the date on which such Tax Return is to be filed by Parent, provide to Parent all supporting work papers and schedules that pertain to the Hampton Group and are necessary for Parent to prepare any such Tax Returns.

(e) For all Pre-Closing Periods or Straddle Periods, Hampton (except as provided in Section 3.1(b)) will prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns that the Hampton Group has historically filed in accordance with past practice.

(f) The filing of all Tax Returns relating to the Hampton Group for Post-Closing Periods will be the responsibility of Hampton. Unless otherwise provided in this Agreement, the Hampton Group will pay all Taxes and will be entitled to receive and retain all Tax Benefits, including refunds of Taxes, with respect to the Hampton Group for any Post-Closing Period. Except as otherwise provided herein or with written notice to Parent, all Tax Returns of the Hampton Group for the two (2) taxable periods beginning immediately after the Spin Off Date will be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used by the Hampton Group for the most recent Pre-Closing Period that includes the Spin Off Date (provided those items are also in accordance with past practice).

(g) Except as otherwise provided herein, all Tax Returns and schedules prepared pursuant to Sections 3.1(a), 3.1(b), and 3.1(e) will be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent taxable periods for which Tax Returns of the Parent Group (including for this purpose the Hampton Group) have been filed.

(h) In the event any net operating loss, capital loss or credit of the Hampton Group for any Post Closing Period is eligible to be carried back to a taxable period beginning prior to the Spin Off Date (any such amount, an “Eligible Amount”), Hampton will, where permissible, elect instead to carry such Eligible Amount forward to subsequent taxable periods; provided, however, if such Eligible Amount, pursuant to an affirmative requirement of Law, may only be carried back to a taxable period of the Parent Group beginning prior to the Spin Off Date, Hampton will be entitled to receive and retain any Tax Benefit; provided further, however, if Hampton carrying such Eligible Amount back to a taxable period beginning prior to the Spin Off Date results in any Tax Detriment to any member of the Parent Group, Hampton will reimburse Parent for that Tax Detriment at the time any Tax refund is paid to Hampton.

(i) Except as may be required by Law or otherwise provided herein, Hampton will not amend any income Tax Return that (i) was previously filed on a consolidated, combined or unitary basis, and (ii) included a member of the Parent Group (excluding for this purpose the Hampton Group), without Parent’s prior written consent, which consent will not be unreasonably withheld; provided, however, if such amendment results in any Tax Detriment to any member of the Parent Group, Hampton will reimburse Parent for that Tax Detriment at the time Hampton amends such Tax Return. Parent will provide Hampton with written notice within 10 days of amending any income Tax Return for any Pre-Closing Tax Period that reflects any member of the Hampton Group.

(j) If, with respect to a Pre-Closing Period, a Tax Return of the Parent Group that includes the Hampton Group is adjusted, whether by amendment or otherwise (including adjustments pursuant to a Final Determination), and if such adjustment results in a Tax Benefit to the Parent Group (excluding for this purpose any member of the Hampton Group), within 10 days of actual receipt of any such Tax Benefit, Parent will reimburse Hampton for (i) the excess, if any, by which (A) the Tax Benefits, net of any Tax Detriments, actually received by the Parent Group exceeds (B) the Tax Benefits, net of any Tax Detriments, that would have been received by the Parent Group without the inclusion of any member of the Hampton Group for such Pre-Closing Period plus (ii) the portion of the interest actually received by the Parent Group from any Tax Authority, if any, allocable to the amount described in clause (i) above.

3.2  Cooperation and Exchange of Information.   (a) Parent and Hampton will, and will cause each of their separate Affiliates to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Parent Group or the Hampton Group and for any Tax Contest relating to such Tax Returns or to any Taxes payable by any member of the Parent Group or the Hampton Group.

(b) Each of the parties will provide the other parties with such cooperation and information as is reasonably requested in (i) filing any Tax Return, (ii) determining a liability for Taxes or a right to a refund of Taxes, or (iii) participating in or conducting any Tax Contest or other proceeding in respect of Taxes. Such cooperation and information will include the furnishing or making available of records, personnel, books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, determination of the right to a refund, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes.

(c) The obligations set forth above in Sections 3.2(a) and 3.2(b) will continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each party will assume that no applicable statute of limitations has expired unless such party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

(d) Any information obtained under this Section 3.2 will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, in conducting a Tax Contest or other proceeding, or as required by Law.

3.3  Parent Transaction Tax Liability.   Except as otherwise provided in Section 3.4, Parent will be liable for, and will indemnify and hold harmless Hampton and its Affiliates from and against any liability (including reasonable attorneys’ fees and other costs incurred in connection therewith) for (i) any Tax resulting from the Spin Off failing to qualify for tax-free treatment under Section 355 of the Code (the “Intended Tax Treatment of the Spin Off”), or corresponding provisions of other applicable Tax Laws, (ii) any Tax resulting from any income or gain recognized by Parent or its Affiliates (including the Hampton Group) under Treasury Regulation Sections 1.1502-13 or 1.1502-19, or any corresponding provisions of other applicable Tax Laws, as a result of the Spin Off, (iii) any sales and use, gross receipts or other transfer Taxes imposed on the transfers occurring pursuant to the Spin Off, (iv) any Tax of the Parent Group by reason of the Hampton Group being severally liable for such Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state or local or foreign Law, (v) any Tax resulting from any income or gain recognized by Parent, Hampton, Apple, or their Affiliates (excluding, for this purpose, the Apple Shareholders) as a result of the Merger failing to qualify for tax-free treatment under Section 368 and related provisions of the Code (the “Intended Tax Treatment of the Merger”), or corresponding provisions of other applicable Tax Laws, to the extent arising from (A) any breach by Parent of the representations or covenants under Article V hereof, or (B) the inaccuracy of any factual statements or the breach of any representations contained in the officer’s certificate delivered by Parent to Jones Day and McGuireWoods LLP in support of the Merger Tax Opinion or in the officer certificate delivered by Parent to Jones Day in support of the Spin Off Tax Opinion, and (vi) any action taken by Parent or its Affiliates (excluding the Hampton Group) which is expressly prohibited by the Merger Agreement, or the failure of any such Person to take any action expressly required to be taken pursuant to the Merger Agreement, which causes the Merger to be taxable.

3.4  Hampton Transaction Tax Liability.   Except as otherwise provided in Section 3.3, Hampton will be liable for, and will indemnify and hold harmless Parent and its Affiliates from and against any liability (including reasonable attorneys’ fees and other costs incurred in connection therewith) for (i) any Tax resulting from any income or gain recognized by Parent or its Affiliates (other than any member of the Hampton Group) as a result of the Merger failing to qualify for the Intended Tax Treatment of the Merger, (ii) any Tax resulting from any income or gain recognized by Parent or its Affiliates as a result of the Spin Off failing to qualify for the Intended Tax Treatment of the Spin Off to the extent arising from (A) any breach by Hampton of the representations or covenants under Article V hereof, (B) subject to Section 5.2(d), any Tainting Act performed by Apple, (C) the inaccuracy of any factual statements or the breach of any representations contained in the officer’s certificate delivered by Apple to Jones Day in support of the Merger Tax Opinion, and (iii) any action taken by Hampton which is expressly prohibited by the Merger Agreement, or the failure of Hampton to take any action expressly required to be taken pursuant to the Merger Agreement, which causes the Merger to be taxable; provided, however, that Hampton will not be liable under this Agreement for the failure of the Spin Off to qualify for the Intended Tax Treatment of the Spin Off if such failure results from or is attributable to (i) the consummation of the Merger or other action taken by Hampton, Apple or their Affiliates in accordance with the terms of the Merger Agreement or any of the Ancillary Agreements or (ii) any action, or failure to take any action, by Hampton or any of its subsidiaries (for the avoidance of doubt, excluding for this purposes Apple) at the direction of, or with respect to actions initiated by Hampton with the full knowledge and written consent of, Parent or Huckleberry prior to the consummation of the Spin Off.

3.5  Tax Contests.   (a) Each party that may be entitled to indemnification under this Agreement (a “Tax Indemnified Party”) will provide prompt written notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which the Tax Indemnified Party becomes aware for which the Tax Indemnified Party is indemnified pursuant to this Agreement; provided, however, that any delay or failure to give such prompt written notice will not affect the indemnifying party’s indemnification obligations under this Agreement except to the extent the indemnifying party’s defense of such Tax Contests is adversely prejudiced by such delay. Written notice provided pursuant to this Section 3.5(a) will contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and will be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

(b) Each of Parent and Hampton will promptly notify the other in writing if it obtains knowledge that any Tax Authority has begun to investigate or inquire into the Spin Off or Merger (whether or not such investigation or inquiry is a formal or informal investigation or inquiry, and whether or not the party obtaining such knowledge has any obligation to indemnify the other with respect to such matter); provided, however, that any delay or failure to give such prompt written notice will not affect the indemnifying party’s indemnification obligations under this Agreement except to the extent the indemnifying party’s defense of such Tax Contest is adversely prejudiced by such delay. Such notice will contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and will be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. Each of the parties will (i) consult with the other from time to time as to the conduct of such investigation or inquiry, (ii) provide the other with copies of all correspondence provided on its behalf (or on behalf of its Affiliates) to such Tax Authority with respect to such investigation or inquiry, and (iii) arrange for a representative of the other to be present at (but not participate in, except as otherwise provided in Section 3.5(d) below) all meetings with such Tax Authority pertaining to such investigation or inquiry.

(c) Promptly upon receipt of notice as provided in Sections 3.5(a), the indemnifying party will confirm in writing to the Tax Indemnified Party that the liability asserted in the notice of deficiency, claim or adjustment or other written communication would, if imposed upon or incurred by the Tax Indemnified Party, be an Indemnified Liability, unless the indemnifying party believes in good faith that such liability would not be an Indemnified Liability in which case it will set forth in writing to the Tax Indemnified Party the grounds for such belief.

(d) Any Proceeding that may result in an Indemnified Liability, which is acknowledged as such by indemnifying party pursuant to Section 3.5(c) hereof, will be conducted in accordance with this Section 3.5(d) hereof.

(i) Promptly upon the indemnifying party’s written acknowledgment that the asserted liability is an Indemnified Liability pursuant to Section 3.5(c) hereof, the indemnifying party will assume and direct the defense or settlement of the Tax Contest, subject to the participation and consultation of the Tax Indemnified Party. If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, the Tax Indemnified Party and the indemnifying party will use their respective commercially reasonable efforts to cause the Indemnified Liability to be the subject of a separate Tax

Contest. If such severance is not possible, the indemnifying party will assume and direct and be responsible only for the matters relating to the Indemnified Liability.

(ii) The indemnifying party will pay all expenses related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by it and, to the extent that any such expenses have been or are paid by the Tax Indemnified Party, the indemnifying party will promptly reimburse the Tax Indemnified Party therefor.

(iii) The Tax Indemnified Party will not pay (unless otherwise required by a proper notice of assessment and after prompt notification to the indemnifying party of the Tax Indemnified Party’s receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of the indemnifying party. The Tax Indemnified Party will, at the indemnifying party’s sole cost (including any reasonable out-of-pocket costs incurred by the Tax Indemnified Party), take such action as the indemnifying party may reasonably request (including the execution of powers of attorney for one or more persons designated by the indemnifying party and the filing of a petition, complaint, amended Tax Return or claim for refund) in contesting the Indemnified Liability. The indemnifying party will, on a timely basis, keep the Tax Indemnified Party informed of all developments in the Proceeding and provide the Tax Indemnified Party with copies of all pleadings, briefs, orders, and other written papers pertaining thereto.

(iv) Subject to satisfaction of the conditions herein set forth, the indemnifying party may direct the Tax Indemnified Party to settle the Indemnified Liability on such terms and for such amount as the indemnifying party may direct. The Tax Indemnified Party may condition such settlement on receipt, prior to the settlement, from the indemnifying party of the indemnity payment with respect to the Indemnified Liability less any amounts to be paid directly by the indemnifying party to the Tax Authority. The indemnifying party may direct the Tax Indemnified Party, at the indemnifying party’s expense, to pay an asserted deficiency for the Indemnified Liability out of funds provided by the indemnifying party, and to file a claim for refund.

(e) Should the indemnifying party not provide the Tax Indemnified Party with the confirmation contemplated by Section 3.5(c) hereof within thirty (30) days following receipt of notice provided in Sections 3.5(a) hereof, or should the Tax Indemnified Party reasonably determine after due investigation that the indemnifying party may not be able to pay the full amount of the Indemnified Liability, if required, and the indemnifying party fails to furnish a guarantee or performance bond satisfactory to the Tax Indemnified Party in an amount equal to the amount of the Indemnified Liability then being asserted by the Tax Authority, then the Tax Indemnified Party may assume control of the Tax Contest in accordance with this Section 3.5(e).

(i) The Tax Indemnified Party will diligently defend against the claim of the Tax Authority, including the pursuit of the appeal of any adverse determinations to the appropriate tribunal (unless advised in writing by independent outside counsel in its reasonable judgment at the indemnifying party’s sole cost that the Tax Indemnified Party would not prevail upon any such appeal) and will employ such resources, including independent counsel, in conducting such defense as are reasonably commensurate to the nature and magnitude of the claim.

(ii) The Tax Indemnified Party will consult with the indemnifying party as to the conduct of all Proceedings, will provide the indemnifying party with copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to the Proceedings and will arrange for a representative of the indemnifying party to be present at (but not to participate in) all meetings with the relevant Tax Authority and all hearings before any court.

(iii) The Tax Indemnified Party will not settle, compromise or concede any claim that would result in an Indemnified Liability unless the Tax Indemnified Party has made the determination, and has been so advised in writing by independent outside counsel at the indemnifying party’s sole expense, that such settlement is reasonable in the circumstance.

Unless otherwise agreed in writing, the indemnifying party will pay to the Tax Indemnified Party the amount with respect to an Indemnified Liability (less any amount paid directly by the indemnifying party to the Tax Authority or made available to the Tax Indemnified Party under Section 3.5(e) hereof) at least two Business Days prior to the date payment of the Indemnified Liability is to be made to the Tax Authority. Such payment will be paid by the indemnifying party to the Tax Indemnified Party by wire transfer of immediately available funds to an account designated by the Tax Indemnified Party by written notice to the indemnifying party at least 15 business days prior to the due date of such payment. If the indemnifying party delays making payment beyond the due date hereunder, it will pay interest to the Tax Indemnified Party on the amount unpaid at the rate of the monthly average of the “prime rate” as published in the Wall Street Journal for each day and the actual number of days for which any amount due hereunder is unpaid; provided, however, that this provision for interest will not be construed to give the indemnifying party the right to defer payment beyond the due date hereunder.

(f) Should the Tax Indemnified Party or any of its Affiliates receive a refund in respect of amounts paid by the indemnifying party to any Tax Authority on the Tax Indemnified Party’s behalf, or paid by the indemnifying party to the Tax Indemnified Party for payment to a Tax Authority, or should any such amounts that would otherwise be refundable to the Tax Indemnified Party be applied or credited by the Tax Authority to obligations of the Tax Indemnified Party or any of its Affiliates unrelated to an Indemnified Liability, then the Tax Indemnified Party will, promptly following receipt (or notification of credit), remit such refund (including any statutory interest that is included in such refund or credited amount) to the indemnifying party.

(g) Subject to the provisions of Section 3.2 hereof, Parent and Hampton will reasonably cooperate with one another in a timely manner in any Tax Contest involving any matter that may result in an Indemnified Liability. Parent and Hampton agree that such cooperation will include making available to the other party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative Tax Contest. The party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 3.5(h) will bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

ARTICLE IV

Employee Matters

4.1  Employee Matters.   (a) Employees and former employees of Hampton and its subsidiaries are currently provided benefits under employee benefit plans, programs, policies or arrangements that are sponsored and maintained by Hampton or a subsidiary of Hampton (collectively, the “Hampton Benefit Plans”). On and after the Spin Off Date, employees and former employees of Hampton and its subsidiaries will continue to receive benefits under the Hampton Benefit Plans. Immediately prior to the Spin Off Date, Hampton will, and Parent will cause Hampton to, withdraw from and cease its participation in the Combined Defined Benefit Plan for Parent and its subsidiaries (the “Parent Pension Plan”) and, as a result thereof, employees of Hampton and its subsidiaries will cease to participate in the Parent Pension Plan as active participants thereunder immediately prior to the Spin Off Date but will continue to be entitled to receive any benefits that have previously accrued under the Parent Pension Plan, in accordance with the terms thereof. The assets and Liabilities of the Parent Pension Plan (including the assets and Liabilities relating to the employees and former employees of Hampton and its subsidiaries) will remain with Parent and its Affiliates and no such assets or Liabilities will be transferred to Hampton and its subsidiaries as a result of the Spin Off. In furtherance of, but without limiting the foregoing, effective as of the Spin Off Date, (1) Hampton and its subsidiaries will have no Liability or obligations, and Parent agrees to assume and pay for any such Liabilities or obligations, under the Parent Pension Plan (the “Pension Plan Obligations”) and (2) Hampton and its subsidiaries will have no further responsibility for the administration of the Parent Pension Plan except as specified in the Transition Services Agreement.

(b) Effective as of the Spin-Off Date (1) Hampton and its subsidiaries will have no Liability or obligations, and Parent agrees to assume and pay for any Liabilities or obligations under or relating to any nonqualified plans or other employee benefit plans or arrangements sponsored or maintained by Parent including as required by, or imposed pursuant to, applicable Law (all of such plans or arrangements other than the Parent Pension Plan being referred to as the “Other Parent Plans” and all of such Liabilities or obligations described in this Section 4.1(b) being referred to as the “Other Parent Plan Obligations”) and (2) Hampton and its subsidiaries will have no responsibility for the administration of the Other Parent Plans.

(c) Employees of Parent and its Affiliates (other than Hampton and its subsidiaries) are currently provided benefits under employee benefit plans, programs, policies or arrangements that are sponsored and maintained by Parent or its Affiliates (other than Hampton and its subsidiaries) (collectively, the “Parent Benefit Plans”). On and after the Spin Off Date, employees of Parent and its Affiliates (but not employees of Hampton and its subsidiaries) will continue to receive benefits under the Parent Benefit Plans.

(d) On or before the Spin Off Date, Parent, Hampton and Hampton OpCo will take such actions as they determine are necessary and advisable to establish separate administrative services agreements and funding vehicles for Hampton OpCo Benefit Plans and Parent Benefit Plans and/or to provide for transitional services related thereto.

ARTICLE V

Representations and Covenants

5.1  Representations.   (a) Parent represents that, as of the date of this Agreement, there is no fact that may cause the Tax treatment of the Spin Off to be other than the Intended Tax Treatment of the Spin Off. Parent represents that, as of the date of this Agreement, there is no fact that may cause the Tax treatment of the Merger to be other than the Intended Tax Treatment of the Merger.

(b) Parent represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take, nor has it taken, any action which is inconsistent with any factual statements or representations made in connection with the Intended Tax Treatment of the Merger or the Intended Tax Treatment of the Spin Off.

(c) Each party to this Agreement has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by each party to this Agreement, and no other proceedings on the part of such party or any other person are necessary to authorize the execution and delivery by such party of this Agreement or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the parties hereto, and (assuming the valid execution and delivery of this Agreement by the other parties hereto and thereto) constitutes the legal, valid and binding agreement of such party enforceable against it in accordance with its terms, except as such obligations and their enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) by general principles of equity, or (iii) the power of a court to deny enforcement of remedies based on public policy.

(d) Each of Hampton and Hampton OpCo, on the one hand, and Parent and Huckleberry, on the other hand, has retained separate legal advisors in connection with the Transactions, and the terms of this Agreement, together with the Merger Agreement and Transition Services Agreement, have been negotiated by such parties at arm’s length and in good faith by their respective representatives.

5.2  Tax Covenants.   (a) Hampton covenants and agrees that (i) Hampton will not take any action or fail to take any action, and Hampton will cause its Affiliates to not take any action or fail to take any action, that causes the Tax treatment of the Spin Off to be other than the Intended Tax Treatment of the Spin Off, and (ii) through the second anniversary of the Spin Off Date, it will not enter into, and it will cause its Affiliates to refrain from entering into, any understandings, agreements, arrangements or substantial negotiations with respect to transactions or events (including stock issuances, option grants, capital contributions, acquisitions, or changes in the voting power of any of its stock) which cause the Spin Off to be treated under Section 355(e)(2)(A) of the Code as part of a plan or series of related transactions pursuant to which one or more persons acquire directly or indirectly stock of Hampton, or any predecessor or successor, representing a fifty percent or greater interest (each, a “Tainting Act”).

(b) Parent covenants and agrees that Parent will not take any action or fail to take any action, and Parent will cause its Affiliates to not take any action or fail to take any action, that causes the Tax treatment of the Merger to be other than the Intended Tax Treatment of the Merger.

(c) Each of Parent and Hampton covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with (i) the treatment of the Spin Off as tax free under Section 355 of the Code, and (ii) the treatment of the Merger as a reorganization under Section 368(a) and related provisions of the Code.

(d) Notwithstanding the foregoing, Hampton will be permitted to take any action inconsistent with Section 5.2(a) if, prior to taking such action, Hampton provides notification to Parent of its plans with respect to such action and promptly responds to any inquiries by Parent following such notification, and either:

(i) Obtains an unqualified opinion reasonably acceptable to Parent of an independent nationally recognized tax counsel reasonably acceptable to Parent, on a basis of facts and representations consistent with the facts at the time of such action, that such action will not adversely affect the Intended Tax Treatment of the Merger or the Intended Tax Treatment of the Spin Off; or

(ii) Obtains Parent’s or Huckleberry’s consent in writing to such action, which consent will not be unreasonably withheld.

(e) Notwithstanding anything to the contrary in this Agreement, Hampton will be liable for, and will indemnify and hold harmless Parent from and against any Tax resulting from a Tainting Act by Hampton or its Affiliates, unless the exception under Section 5.2(d)(ii) is satisfied with respect to such act.

5.3  Cooperation In Litigation.   For a period of five years after the Closing Date, each party hereto will, to aid each other party hereto in the defense of any third-party Action relating to Hampton’s business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records in their possession relating to Hampton’s business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to Hampton’s business is contained in such records, Parent and Hampton will either agree that such information may be omitted or redacted or enter into appropriate secrecy commitments to protect such information. To the extent any such Action relates solely to Hampton’s or any of its subsidiaries’ businesses, all such documented costs will be borne by Hampton. To the extent any such Action relates solely to Parent’s or any of its subsidiaries’ businesses (other than Hampton or any of its subsidiaries) all such documented costs will borne by Parent. To the extent any such Action relates to Parent’s or any of its subsidiaries’ businesses (other than Hampton or any of its subsidiaries) and Hampton’s or any of its subsidiaries’ businesses all such documented costs will be allocated proportionately, based on their respective business interest in such action, between Hampton and Parent.

5.4  Other Cooperation.   Parent and Hampton will comply fully with all notification, reporting and other requirements under any Law or Order applicable to the Transactions. Parent and Hampton will use their commercially reasonable efforts to obtain, as soon as practicable, the authorizations that may be or become necessary for the performance of their respective obligations under this Agreement and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such authorizations, except that no such party hereto will be required to make any material expenditure in connection with its obligations under this Section 5.4. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement, such party will use commercially reasonable efforts to cause such third parties to provide such cooperation, except that no party hereto will be required to make any material expenditure in connection therewith.

5.5  Expenses.   Whether or not the Transactions are consummated, all costs, fees and expenses incurred in connection with this Agreement and the Transactions will be borne as provided in the Merger Agreement, unless otherwise provided herein or in the Transition Services Agreement.

5.6  Certain Insurance Matters.   With respect to any Damages suffered by Hampton or any of its subsidiaries after the Closing Date relating to, resulting from or arising out of the conduct of Hampton’s business prior to the Closing Date for which Parent or any of their Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by Parent or for the benefit of Parent or any of their subsidiaries in respect of Hampton’s business, Parent or any of their subsidiaries, any product of Hampton’s business or any Hampton employee, at the request of Hampton, Parent will use its commercially reasonable efforts to assert and administer, or to assist Hampton or any of its subsidiaries to assert and administer, one or more claims under such policy of insurance covering such Damage if Hampton or any of its subsidiaries is not itself entitled to assert such claim, and any recovery in respect thereof will be paid to the party suffering such Damages; provided, however, that all of Parent’s out-of-pocket costs and expenses incurred in connection with the foregoing, including retroactive or other premium matters, are promptly reimbursed by Hampton. Nothing in this Section 5.6 will affect or modify or be deemed to affect or modify in any way any parties’ obligations under Article VI of this Agreement.

5.7  Confidentiality Obligations.   The Parties acknowledge that they are subject to, and any confidential information of any nature whatsoever of a party to this Agreement that is provided or disclosed to another party in connection with this Agreement will be subject to, the confidentiality provisions contained in Section 6.4 of the Merger Agreement.

5.8  D&O Insurance.   Parent will (i) maintain in effect for a period of six years after the Spin Off Date, if available, the current policies of directors’ and officers’ liability insurance maintained by Parent with respect to directors of Hampton and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Hampton and its subsidiaries) or (ii) obtain as of the Spin Off Date “tail” insurance policies with a claims period of six years from the Spin Off Date with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Hampton and its subsidiaries, in each case, with respect to claims arising out of or relating to events which occurred before or at the Spin Off Date; provided, however, that in no event will Parent be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by it for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage can only be obtained at an annual premium in excess of the Maximum Premium, Parent will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

ARTICLE VI

Indemnification

6.1  Indemnity by Parent.   Following the Closing, Parent will indemnify and hold Hampton, its Affiliates and each of their respective officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (“Hampton Indemnified Parties”) harmless from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including reasonable attorneys’ fees and other costs and expenses, but excluding Taxes, which are covered by Article III (“Damages”) which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with (a) any claim by a third party that relates to (i) the breach by Parent of any representation in this Agreement or (ii) the breach by Parent, only as to itself and its subsidiaries (other than Hampton and its subsidiaries) under Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.14, 4.22, 4.23, 4.24 and 4.25 of the Merger Agreement, (b) any claim by a third party that relates to the failure by Parent to perform any covenant to be performed by it or its Affiliates under this Agreement or the Merger Agreement in whole or in part after the Closing, (c) the conduct of any business of Parent or its subsidiaries other than Hampton’s business, including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing, and (d) any Pension Plan Obligation or any Other Parent Plan Obligations.

6.2  Indemnity by Hampton.   Following the Closing, Hampton will, on behalf of its successors and assigns, indemnify and hold Parent, their Affiliates and each of their respective officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (“Parent Indemnified

Parties”) harmless from and against, and will promptly defend such parties from and reimburse such parties for, any and all Damages which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with (a) any breach by Hampton of any representation in this Agreement or under Article IV of the Merger Agreement, (b) the failure by Hampton to perform any covenant to be performed by it or its Affiliates under this Agreement or the Merger Agreement in whole or in part after the Closing and (c) the conduct of any business of Hampton or its subsidiaries, including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing; provided, however, that under no circumstances will Hampton be required to indemnify any Parent Indemnified Party for any Pension Plan Obligation or any Other Parent Plan Obligations. For the avoidance of doubt, following the Spin Off, no Parent Indemnified Party will be liable for, and Hampton will indemnify, defend and fully protect each Parent Indemnified Party from and against any action or failure to take action by Hampton, any of its subsidiaries or any of their respective directors, officers, employees, agents or representatives in their capacities as such whether prior to or at the Effective Time, including any transaction based in whole or in part on the Spin Off or the Merger, except as expressly provided in the Merger Agreement or herein.

6.3  Insurance Coverage.   The indemnification to which any party is entitled hereunder will be net of all insurance proceeds actually received, if any, by the indemnified party with respect to the losses for which indemnification is provided in Section 6.1 or Section 6.2.

6.4  Right of Party to Indemnification.   Each party entitled to indemnification hereunder will be entitled to indemnification for losses sustained in accordance with the provisions of this Article VI regardless of any Law or public policy that would limit or impair the right of the party to recover indemnification under the circumstances.

6.5  Indemnification Procedures.   Any party seeking indemnification under this Article VI for a third party claim (the “Indemnified Party”) must notify the party from whom such indemnity is sought (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not adversely impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually prejudices, or prevents the Indemnifying Party’s ability to defend such claim, demand, action or proceeding. The Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party will have the right (i) to participate, at its own expense, with respect to any claim, demand, action or proceeding that is being diligently defended by the Indemnifying Party and (ii) to assume the defense of any claim, demand, action or proceeding at the cost and expense of the Indemnifying Party if the Indemnifying Party fails or ceases to defend the same. In connection with any such claim, demand, action or proceeding the parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnifying Party to settle any such claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnifying Party (and such settlement contains a complete release of the Indemnified Party and its Affiliates and their respective directors, officers and employees) and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then (i) the Indemnifying Party will be excused from, and the Indemnified Party will be solely responsible for, all further defense of such claim, demand, action or proceeding, (ii) the maximum liability of the Indemnifying Party relating to such claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (iii) the Indemnified Party will pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party; provided, however, that if the amount thereafter recovered by the third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party will be reimbursed by the Indemnifying Party for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by the third party and the amount of the proposed settlement.

ARTICLE VII

Conditions

7.1  Parent Conditions to the Distribution.   The obligations of Parent pursuant to this Agreement to effect the Spin Off will be subject to the fulfillment (or waiver by Parent to the extent permitted by Section 7.2) on or prior to the Spin Off Date (provided that certain of such conditions will occur substantially contemporaneous with the Spin Off) of:

(a) the receipt by Parent of a reliance letter, dated as of the Spin Off Date, stating that Parent is entitled to rely on the written opinion delivered to Hampton, dated as of a date prior to the Spin Off Date, from AlixPartners to the effect that the Special Dividend will not render Hampton or Hampton OpCo insolvent (as described in such opinion) or violate Section 170 of the Delaware General Corporation Law;

(b) the receipt by Parent, dated as of a date prior to the Spin Off Date, of an opinion from AlixPartners to the effect that the Spin Off will not violate Section 170 of the Delaware General Corporation Law;

(c) the receipt by Parent of a written opinion, dated as of the Spin Off Date, from Jones Day, tax counsel to Parent, to the effect that the Spin Off will qualify as a tax-free spin off under Section 355 and related provisions of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent and Hampton substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modification thereto to enable such firm to deliver the legal opinion; and

(d) each of the conditions set forth in Section 7.1 and 7.3 of the Merger Agreement having been satisfied or to the extent permitted by applicable Law, waived in writing, except the consummation of the Spin Off and the other transactions contemplated hereby.

7.2  Waiver of Parent Conditions.   To the extent permitted by applicable Law, the conditions set forth in Section 7.1 hereof (excluding the condition set forth in Section 7.1(b)) may be waived in the sole discretion of the Board of Directors of Parent. The conditions set forth in Section 7.1 (excluding the condition set forth in Section 7.1(b)) are for the sole benefit of Parent and will not give rise to or create any duty on the part of Parent or the Board of Directors of Parent to waive or not waive any such conditions.

7.3  Hampton Conditions to the Distribution.   The obligations of Hampton and Hampton OpCo pursuant to this Agreement to effect the Spin Off will be subject to the fulfillment on or prior to the Spin Off Date (provided that certain of such conditions will occur substantially contemporaneous with the Spin Off) of:

(a) the receipt by Hampton, dated as of a date prior to the Spin Off Date, of an opinion from AlixPartners to the effect that the Special Dividend will not render Hampton or Hampton OpCo insolvent (as described by such opinion) or violate Section 170 of the Delaware General Corporation Law; and

(b) each of the conditions set forth in Section 7.1 and 7.3 of the Merger Agreement having been satisfied or to the extent permitted by applicable Law, waived in writing, except the consummation of the Spin Off and the other transactions contemplated hereby.

ARTICLE VIII

Termination

8.1  Termination.   This Agreement may be terminated by Parent, in its sole discretion, upon the termination of the Merger Agreement.

8.2  Effect of Termination.   If this Agreement is terminated as provided in Section 8.1, then this Agreement will forthwith become void and there will be no liability on the part of any party to any other party or any other Person in respect hereof regardless of the circumstances.

ARTICLE IX

Miscellaneous

9.1  Survival.   All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement will expire as of the Closing without further action by the parties, with the result that if the Closing occurs, no party will have any liability or obligation in respect thereof, whether asserted before or after the Closing, other than for actual fraud. The agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing will survive indefinitely.

9.2  Amendment.   This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto or thereto.

9.3  Waiver of Compliance.   Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

9.4  Notices.   All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

If to Parent or Huckleberry:

NACCO Industries, Inc.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
Attention: Charles A. Bittenbender
Facsimile: (440) 449-9561

With a copy to:

Jones Day
222 E. 41st Street
New York, New York 10017
Attention: Robert Profusek
Facsimile: (212) 755-7306

If to Hampton and/or Hampton OpCo:

Hamilton Beach/Proctor-Silex, Inc.
4421 Waterfront Drive
Glen Allen, Virginia 23060
Attention: Kathleen L. Diller
Facsimile: (804) 527-7218

With a copy to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219-4030
Attention: Clifford A. Cutchins, IV
Facsimile: (804) 225-5344

9.5  Third Party Beneficiaries.   Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.6  Successors and Assigns.   This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. None of the parties may assign this Agreement, or any of their rights or liabilities thereunder, without the prior written consent of the other parties thereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under such agreements.

9.7  Severability.   The illegality or partial illegality of any or all of this Agreement or any provision hereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

9.8  Governing Law.   This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

9.9  Submission to Jurisdiction; Waivers.   Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may only be brought and determined in any federal or state court located in the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10  Specific Performance.   The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.11  Counterparts.   This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.12  Entire Agreement.   This Agreement (including the documents and the instruments referred to in this Agreement) and the Merger Agreement, together with the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

NACCO INDUSTRIES, INC.

By:	/s/ Alfred M. Rankin, Jr.
Name:  Alfred M. Rankin, Jr.

Title:	Chairman, President and Chief Executive Officer

HOUSEWARES HOLDING COMPANY

By:	/s/ Alfred M. Rankin, Jr.
Name:  Alfred M. Rankin, Jr.

Title:	President

HB-PS HOLDING COMPANY, INC.

By:	/s/ Michael J. Morecroft
Name:  Michael J. Morecroft

Title:	President

HAMILTON BEACH/PROCTER-SILEX, INC.

By:	/s/ Michael J. Morecroft
Name: Michael J. Morecroft

Title:	President and Chief Executive Officer

ANNEX C

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

July 21, 2006

Board of Directors
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Applica Common Stock (as defined below) of the Exchange Ratio (as defined below) provided for in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Applica Incorporated (“Applica”), HB-PS Holding Company, Inc. (“HB-PS”), an indirect wholly owned subsidiary of Nacco Industries Inc. (“Nacco”), and, for specific purposes provided therein, Nacco. As more fully described in the Merger Agreement, (i) Applica will be merged with and into HB-PS (the “Merger”), with HB-PS continuing as the surviving corporation in the Merger, and (ii) the outstanding shares of the common stock, par value $0.10 per share, of Applica (“Applica Common Stock”) will be converted into the right to receive a number of shares of Class A Common Stock, par value $0.01 per share, of HB-PS (“HB-PS Class A Common Stock”) which, when divided by the total number of shares of HB-PS Common Stock (as defined below) to be issued in the Spin-Off (as defined below) and the Merger, equals 25% of the outstanding shares of HB-PS Common Stock immediately after the consummation of the Merger (such 25% pro forma equity ownership represented by such number of shares of HB-PS Class A Common Stock, the “Exchange Ratio”). Representatives of Applica have advised us that (i) prior to consummation of the Merger, Nacco will distribute to its stockholders all of the outstanding shares of HB-PS Class A Common Stock and Class B Common Stock, par value $0.01 per share, of HB-PS (“HB-PS Class B Common Stock” and, together with HB-PS Class A Common Stock, “HB-PS Common Stock”) (such distribution, the “Spin-Off”) and (ii) prior to the Spin-Off, HB-PS will declare a special dividend of $110 million in cash to Nacco (the “Special Dividend” and, together with the financing related thereto and the Spin-Off, the “Related Transactions”). The terms and conditions of the Merger and the Related Transactions are more fully set out in the Merger Agreement and the Spin-Off Agreement (the “Spin-Off Agreement” and, together with the Merger Agreement, the “Agreements”) to be entered into among Nacco, HB-PS and certain of their affiliates.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information relating to Applica and HB-PS, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Applica and HB-PS, respectively;

(iii) reviewed certain financial forecasts relating to Applica prepared by the management of Applica, taking into account net operating losses anticipated by the management of Applica to be utilized by Applica (the “Applica Forecasts”);

(iv) reviewed certain financial forecasts relating to HB-PS prepared by the management of HB-PS (the “HB-PS Forecasts”) and certain adjustments to the HB-PS Forecasts prepared by the management of Applica (such adjusted forecasts, the “HB-PS Adjusted Forecasts”), and discussed with the management of Applica its assessments as to the relative likelihood of achieving the future financial results reflected in the HB-PS Forecasts and the HB-PS Adjusted Forecasts;

(v) reviewed and discussed with senior executives of Applica and HB-PS information relating to certain revenue enhancements, cost savings, operating synergies and other strategic benefits (collectively, the “Synergies”) expected to result from the Merger by the management of Applica (the “Applica Synergies”) and the management of HB-PS (the “HB-PS Synergies”), respectively, and discussed with the

Board of Directors
Applica Incorporated
July 21, 2006

management of Applica its assessments as to the relative likelihood of realizing the HB-PS Synergies and the Applica Synergies;

(vi) discussed the past and current operations, financial condition and prospects of Applica with senior executives of Applica and the past and current operations, financial condition and prospects of HB-PS with senior executives of Applica and HB-PS;

(vii) discussed with senior executives of Applica and HB-PS their assessments as to (a) the products of Applica and HB-PS and the integration of such products and (b) existing and future relationships and arrangements with, and HB-PS’s ability to retain, key customers and suppliers of Applica and HB-PS;

(viii) reviewed the potential pro forma financial impact of the Merger relative to Applica’s estimated earnings per share on a standalone basis;

(ix) reviewed the reported prices and trading activity for Applica Common Stock;

(x) compared the financial performance of Applica and HB-PS with that of certain publicly traded companies we deemed relevant;

(xi) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xii) reviewed the relative contributions of Applica and HB-PS to certain financial data of the combined company;

(xiii) reviewed estimates of the valuation of the equity interests of Applica’s shareholders in the combined company following the Merger;

(xiv) participated in discussions and negotiations among representatives of Applica, Nacco, HB-PS and their respective advisors;

(xv) reviewed drafts dated July 21, 2006 of the Agreements (the “Draft Agreements”);

(xvi) considered the fact that Applica publicly announced that it was exploring its strategic alternatives and the results of our efforts to solicit, at the direction of Applica, third party indications of interest in the possible acquisition of all or a portion of Applica, including indications of interest and proposals received both as a result of such public announcement and such solicitation process;

(xvii) reviewed and discussed with senior executives of Applica and certain of Applica’s other advisors and with senior executives of HB-PS their respective assessments as to certain contingent and other liabilities of HB-PS and the maximum potential amount of such liabilities, including potential environmental liabilities of HB-PS (the “Specified Liabilities”); and

(xviii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the HB-PS Forecasts and the HB-PS Synergies, we have assumed, upon the advice of HB-PS, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of HB-PS as to the future financial performance of HB-PS and the other matters covered thereby. With respect to the Applica Forecasts, the HB-PS Adjusted Forecasts and the Applica Synergies, we have assumed, at the direction of Applica, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Applica as to the future financial performance of Applica and HB-PS and the other matters covered thereby and, based on the assessments of the management of Applica as to the relative likelihood of achieving the future financial results reflected in the HB-PS Forecasts and the HB-PS Adjusted Forecasts and of realizing the HB-PS Synergies and the Applica Synergies, we have relied, at the direction of Applica, on the HB-PS Adjusted Forecasts and the Applica Synergies for purposes of our opinion. We have assumed, upon the advice of HB-PS and at the direction of Applica, that the Merger and the Related Transactions will not adversely impact existing or future relationships

Board of Directors
Applica Incorporated
July 21, 2006

or arrangements with, or HB-PS’s ability to retain, key customers and suppliers of Applica and HB-PS. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Applica or HB-PS, nor have we been furnished with any such valuations or appraisals (other than certain materials relating to the Specified Liabilities, which we have reviewed and relied upon, without independent verification, for purposes of this opinion). We have assumed, with the consent of Applica, that the Specified Liabilities will not have a material adverse effect on Applica, HB-PS or the contemplated benefits of the Merger and that, other than the Specified Liabilities, neither Applica nor HB-PS will incur any material liability or other obligation in connection with the Merger or the Related Transactions. We also have assumed, with the consent of Applica, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, we have assumed, at the direction of Applica, that the final executed Agreements will not differ in any material respect from the Draft Agreements reviewed by us and have assumed, with the consent of Applica, that the Merger and the Related Transactions will be consummated as provided in the Draft Agreements, with full satisfaction of all covenants and conditions set forth in the Draft Agreements and without any waivers thereof, and in compliance with all applicable laws and contractual and other requirements. We further have assumed, with the consent of Applica, that all third party consents and approvals necessary for the consummation of the Merger and the Related Transactions will be obtained without any adverse effect on Applica, HB-PS or the Merger.

With the consent of Applica, we have evaluated the Exchange Ratio based on the economic value thereof, without giving effect to any premium or discount that may be attributable to any class of HB-PS Common Stock by reason of control, liquidity, voting or other rights or aspects relating thereto. We express no view or opinion as to any terms or aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or the Related Transactions, including, without limitation, the form or structure of the Merger or the Related Transactions or tax or accounting aspects thereof. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Applica or in which Applica might engage or as to whether any transaction might be more favorable to Applica as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Applica to proceed with or effect the Merger. We are not expressing any opinion as to what the value of HB-PS Class A Common Stock actually will be when issued or the prices at which HB-PS Class A Common Stock or Applica Common Stock may trade at any time.

We have acted as financial advisor to the Board of Directors of Applica in connection with the Merger, for which services we have received and will receive fees, a portion of which was payable upon our engagement, a portion of which is payable upon rendering this opinion and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates in the past have provided and currently are providing financial advisory and financing services to Applica and HB-PS unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including (i) acting as administrative agent, lead arranger, collateral agent and lender under a senior revolving credit facility of Applica and (ii) acting as documentation agent and lender under a revolving credit facility of certain subsidiaries of HB-PS. In addition, a portion of the proceeds of the financing for the Spin-Off and the Merger will be used to refinance certain existing indebtedness of Applica and HB-PS and its subsidiaries, including credit facilities under which certain of our affiliates are lenders. In the ordinary course of our businesses, we and our affiliates may actively trade or hold the securities or loans of Applica, HB-PS, Nacco and certain of their respective affiliates for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Applica in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how the shareholders of Applica should vote or act in connection with the Merger.

Board of Directors
Applica Incorporated
July 21, 2006

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of Applica Common Stock.

Very truly yours,

/s/  Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

ANNEX D

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HB-PS HOLDING COMPANY, INC.

ARTICLE I

The name of this corporation is Hamilton Beach, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.  Authorized Capital Stock.  The Corporation is authorized to issue three classes of capital stock, designated as Preferred Stock (as defined below), Class A Common Stock (as defined below) and Class B Common Stock (as defined below). The total number of shares of capital stock that the Corporation is authorized to issue is 150 million consisting of 10 million shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), 120 million shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and 20 million shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”).

Section 2.  Preferred Stock.  The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

2. the voting powers, if any, and whether such voting powers are full or limited in such series;

3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

4. whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

5. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

6. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

7. the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

8. the provisions, if any, of a sinking fund applicable to such series; and

9. any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board of Directors and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3.  Common Stock.  Subject to the rights of the holders of any series of Preferred Stock, the powers, preferences and rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:

1. Subject to the provisions of paragraph 6 of this Article IV, Section 3, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

2. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation shall be divided among and paid ratably, in accordance with the number of shares of Class A Common Stock and Class B Common Stock held by each such holder, to the holders of Class A Common Stock and Class B Common Stock.

3. On all matters presented to stockholders, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock held by such holder and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock held by such holder.

4. (a) Subject to paragraph 8 of this Article IV, Section 3, the Corporation may issue shares of Class B Common Stock to any person. In connection with the spin off of the Corporation, as contemplated by that certain Spin Off Agreement, dated as of July  23, 2006, by and among NACCO Industries, Inc., a Delaware corporation and the ultimate parent of the Corporation (“NACCO”), the Corporation and Hamilton Beach/Proctor-Silex, Inc., NACCO may distribute the shares of Class B Common Stock held by NACCO to NACCO stockholders (the “Spin Off”). After the distribution of Class B Common Stock by NACCO to its stockholders, no person holding shares of Class B Common Stock (a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:

(i) In the case of the Class B Holder who is a natural person holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) a lineal descendant of a great grandparent of such Class B Holder, (B) a spouse of a lineal descendant of a great grandparent of such Class B Holder, (C) a lineal descendant of any spouse of a lineal descendant of a great grandparent of such Class B Holder, (D) the trustee of a trust (including without limitation a voting trust) for the benefit of one or more of such Class B Holder, any of the persons specified in subclause (A), (B) or (C) of this clause (i), and any organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a “Charitable Organization”), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to such Class B Holder or such Class B Holder’s spouse and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder or such Class B Holder’s spouse payable by reason of the death of such Class B Holder or such Class B Holder’s spouse, (E) a Charitable Organization established by one or more of such Class B Holders, or any of the persons specified in this clause (i), (F) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, one or more of such Class B Holders, and any of the persons specified in this clause (i), provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership (or any survivor of a merger or consolidation of such a partnership), is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act on anyone’s part to be converted into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock, and (G) any natural person with respect to whom such Class B Holder would be a Permitted Transferee if such person desired to transfer shares of Class B Common Stock to such Class B Holder.

(ii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust other than a trust described in clause (iii) below, “Permitted Transferee” means (A) the person or persons who established such trust, and (B) a Permitted Transferee of any such person determined pursuant to clause (i) above.

(iii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust which was irrevocable on the record date of the Spin Off (hereinafter in this paragraph 4 called the “Record Date”) for determining the persons to whom the Class B Common Stock is distributed by NACCO, “Permitted Transferee” means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

(iv) In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Common Stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clauses (i), (ii), (iii), (v), (vi) or (vii) hereof, as the case may be.

(v) In the case of a Class B Holder which is a partnership holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any partner of such partnership, provided that such partner was a partner of such partnership on the Record Date or is Permitted Transferee of at least one partner who was a partner of such partnership on the Record Date and (B) the Class B Holders who or that transferred the Class B Common Stock to such partnership and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to said partnership, determined pursuant to clause (i) above.

(vi) In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (E) of clause (i) above) holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any stockholder of such corporation receiving shares of Class B Common Stock through a dividend or redemption or through a distribution made upon liquidation of such corporation, provided that such stockholder was a stockholder of such corporation on the Record Date or is a Permitted Transferee of at least one stockholder who was a stockholder of such corporation on the Record Date, (B) the survivor of a merger or consolidation of such corporation, provided that each stockholder of each other corporation which is a party to such merger or consolidation is, at the time of such merger or consolidation, a stockholder of such corporation or a Permitted Transferee of at least one stockholder of such corporation and (C) the Class B Holder who or that transferred the Class B Common Stock to such corporation and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to such corporation, determined pursuant to clause (i) above.

(vii) In the case of a Charitable Organization, “Permitted Transferee” means the person who transferred the shares of Class B Common Stock in question thereto and any Permitted Transferee of such person pursuant to clause (i) above.

(viii) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, held record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clauses (i), (v) or (vi) above, as the case may be.

(b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph 4. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may elect.

(c) For purposes of this paragraph 4:

(i) The relationship of any person that is derived by or through legal adoption prior to age 18 shall be considered a natural one.

(ii) The term “spouse” shall include a widow or widower.

(iii) Each joint owner of shares of Class B Common Stock shall be considered a “Class B Holder” of such shares.

(iv) Each great grandparent of any joint owner of shares of Class B Common Stock in question shall be considered a great grandparent of all joint owners of such shares.

(v) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(vi) Unless otherwise specified, the term “person” means both natural and legal entities.

(d) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as stockholder of the Corporation and no other right against or with respect to the Corporation. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The Corporation may note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this paragraph 4.

5. (a) Each share of Class B Common Stock may at any time be converted into one fully paid and nonassessable share of Class A Common Stock. Such right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”) then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (e) below.

(b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subparagraph (a) above and the payment in cash of any amount required by the provisions of subparagraphs (a) and (e), the Corporation will deliver or cause to be delivered to the office of the Transfer Agent upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

(c) No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend due on such date.

(d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

(e) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

6. Each share of Class A Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the Corporation, provided that in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock split-ups or divisions of stock of the Corporation, which occur after the date of the Spin Off, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.

7. In case of any consolidation, merger or sale of all or substantially all of the assets of the Corporation as a result of which stockholders of the Corporation shall be entitled to receive cash, stock other securities or other property with respect to or in exchange for their stock of the Corporation, each holder of Class A

Common Stock and Class B Common Stock shall be entitled to receive an equal amount of consideration for each share of Class A Common Stock or Class B Common Stock held by such holder.

8. Except as otherwise provided in paragraph 6 of this Article IV, Section 3, and except as otherwise approved by the affirmative vote of the holders of a majority of the outstanding Voting Stock (as defined below), the Corporation shall not issue additional shares of Class B Common Stock after the date of the Spin Off and all shares of Class B Common Stock surrendered for conversion or otherwise acquired by the Corporation shall be retired.

9. The number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon.

10. (a) No stockholder of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

(b) Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Class A Common Stock for such consideration (but not less than par value) and on such terms as it may determine.

11. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claims to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

Section 1.  Number, Election and Terms of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Corporation will not be less than six nor more than 15 and will be fixed from time to time in the manner provided in the Bylaws of the Corporation. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2007; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2008; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2009. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with the members of each class to hold office until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders.

Section 2.  Nomination of Director Candidates.  Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

Section 3.  Removal.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Article V, Section 3. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

Section 4.  Amendment, Repeal, Etc.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article V. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article V must be made by written ballot.

ARTICLE VI

The Board of Directors may make, amend and repeal the Bylaws of the Corporation. Any Bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Article I, Sections 1, 3 and 8, Article II, Sections 1, 2 and 3 and Article VII of the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation, or (ii) the Secretary of the Corporation within ten calendar days after the Secretary receives the written request of a majority of the total number of Directors then in office.

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

To the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect, no member of the Board of Directors shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a member of the Board of Directors. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any member of the Board of Directors for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

ARTICLE IX

Section 1.  Right to Indemnification.  The Corporation shall indemnify to the fullest extent permitted or required by the General Corporation Law of the State of Delaware any current or former director, officer or employee of the Corporation who is made, or threatened to be made, a party to or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) (collectively, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or an administrator or fiduciary with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as an administrator or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (or comparable non-U.S. law) excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. No amendment to this Article IX that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person.

Section 2.  Right to Advancement of Expenses.  Any indemnification made pursuant to Section 1 of this Article IX shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 3.  Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 4.  Non-Exclusivity of Rights.  Any indemnification or advancement of expenses made pursuant to this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ANNEX E

Hamilton Beach, Inc.
a Delaware corporation

FORM OF AMENDED AND RESTATED BYLAWS
(Adopted on [          ])

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.  Time and Place of Meetings.  All meetings of the stockholders for the election of directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the “Board”) or, in the absence of a designation by the Board, the Chairman of the Board (the “Chairman”), the Chief Executive Officer, the President or the Secretary, and stated in the notice of meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that meetings of the stockholders will not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

Section 2.  Annual Meetings.  Annual meetings of stockholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality of the votes cast by written ballot the directors to succeed those directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with Article I, Section 8.

Section 3.  Special Meetings.  Special meetings of the stockholders may be called only by (i) the Chairman, the Chief Executive Officer or the President or (ii) the Secretary within ten calendar days after the Secretary receives the written request of a majority of the total number of directors then in office. Any such request by a majority of the total number of directors then in office must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding preferred stock of the Corporation (the “Preferred Stock”), if any, may be called in the manner and for the purpose or purposes provided in the applicable Preferred Stock Designation (as defined in the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”)).

Section 4.  Notice of Meetings.  Written notice of every meeting of the stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein, by the Certificate of Incorporation or by law. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted that properly could have been transacted at the original meeting.

Section 5.  Inspectors.  The Board may appoint one or more inspectors of election, who may be employees of the Corporation, to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

Section 6.  Quorum.  The holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat except as otherwise provided by law, by the Certificate of Incorporation or in a Preferred Stock Designation. If, however, such quorum is not present or represented at any meeting of the stockholders, the presiding officer or holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

Section 7.  Voting; Proxies.  Except as otherwise provided by law, by the Certificate of Incorporation or in a Preferred Stock Designation, each stockholder entitled to vote at any meeting of stockholders will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Corporation on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the General Corporation Law of the State of Delaware (or any successor provision). Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering a revocation of proxy or a new proxy bearing a later date to the Secretary of the Corporation. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by the Certificate of Incorporation or these Bylaws or unless the Chairman or the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person or represented by proxy at such meeting, otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person or represented by proxy at the meeting and which has actually been voted, will be the act of the stockholders, except in the election of directors or as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation or by law.

Section 8.  Order of Business.

(a) The Chairman, or such other officer of the Corporation designated by a majority of the total number of directors then in office, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting and the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or such stockholder’s proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in the presiding officer’s sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders. Unless and to the extent determined by the Board or the presiding officer of the meeting, meetings of stockholders will not be required to be held in accordance with the rules of parliamentary procedure.

(b) At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the Board in accordance with Article I, Section 4, (ii) otherwise properly brought before the annual meeting by or at the direction of the presiding officer or by or at the direction of a majority of the total number of directors then in office, or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with Article I, Section 8(c).

(c) For business to be properly requested by a stockholder to be brought before an annual meeting, (i) the stockholder must be a stockholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in these Bylaws, (ii) the stockholder must be entitled to vote at such meeting, (iii) the stockholder must have given timely notice thereof in writing to the Secretary and (iv) if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided the Corporation with a Proposal Solicitation Notice, as that term is defined in this Section 8(c), such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of the outstanding Voting Stock (as defined in the Certificate of Incorporation) that is required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the Proposal Solicitation Notice. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered or received, as the case may be, not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and the beneficial owner, if different, on whose behalf the proposal is made, (C) the class and series and number of shares of capital stock of the Corporation that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if different, on whose behalf the proposal is made, (D) a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (E) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the outstanding Voting Stock that is required to approve the proposal (an affirmative statement of such intent, a “Proposal Solicitation Notice”) and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. Notwithstanding the foregoing provisions of this Section 8(c), a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”) with respect to the matters set forth in this Section 8(c). For purposes of this Section 8(c) and Article II, Section 3, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act or furnished by the Corporation to stockholders. Nothing in this Section 8(c) will be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(d) At a special meeting of stockholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman, the Chief Executive Officer, the President or a majority of the total number of directors then in office in accordance with Article I, Section 3 or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors then in office.

(e) The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Section 8 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

Section 9.  Definition.  Every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of shares of all classes of such stock.

ARTICLE II

DIRECTORS

Section 1.  Number and Term of Office.  Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized directors provided in the Certificate of Incorporation, the authorized number of directors may be determined from time to time only (i) by a vote of a majority of the total number of directors then in office or (ii) by the affirmative vote of the holders of at least 80% of the outstanding voting power of the outstanding Voting Stock, voting together as a single class. The directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the Certificate of Incorporation. Directors need not be stockholders.

Section 2.  Vacancies and New Directorships.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of an incumbent director.

Section 3.  Nominations of Directors; Election.  (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with this Section 3 of Article II will be eligible for election as directors of the Corporation at a meeting of stockholders.

(b) Nominations of persons for election as directors of the Corporation may be made only at an annual meeting of stockholders (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder that is a stockholder of record at the time of giving of notice provided for in this Section 3 of Article II, who is entitled to vote for the election of directors at such annual meeting, and who complies with the procedures set forth in this Section 3 of Article II. If a stockholder, or a beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nomination Solicitation Notice, as that term is defined in this Section 3 of Article II below, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of the outstanding Voting Stock that is required to approve such nomination and included in such materials the Nomination Solicitation Notice. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.

(c) To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. If the Corporation did not hold an annual meeting the previous year, then the deadline is a reasonable time before the Corporation begins to print and mail its proxy materials. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice must set forth or include the following: (i) the name and address, as they appear on the Corporation’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Corporation owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; (vi) the signed consent of each nominee to serve as a director of the Corporation if so elected; (vii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the outstanding Voting Stock that is required to elect such nominee or nominees (an affirmative statement of such intent, a “Nomination Solicitation Notice”); and (viii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. At the request of the Board, any person nominated by the Board for election as a director must furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination that pertains to the nominee. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 3 of Article II, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Section 3 of Article II, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 3 of Article II.

Section 4.  Powers.  The business and affairs of the Corporation will be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 5.  Resignation.  Any director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice. The acceptance of a resignation will not be necessary to make any such resignation effective, unless expressly so provided in the resignation.

Section 6.  Regular Meetings.  Regular meetings of the Board may be held without notice immediately after the annual meeting of the stockholders and at such other time and at such place as may from time to time be determined by the Board.

Section 7.  Special Meetings.  Special meetings of the Board may be called by the Chairman, Chief Executive Officer or the President on one calendar day’s notice to each director by whom it is not waived, given either personally or by telephone or by any means set forth in Section 1 of Article III; special meetings will be called by the Chairman, Chief Executive Officer, President or Secretary in like manner and on like notice on the written request of a majority of the total number of directors then in office. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

Section 8.  Quorum.  At all meetings of the Board, a majority of the total number of directors then in office, or if the total number of directors then in office is an even number one-half thereof, will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws, by the Certificate of Incorporation or by law to be taken by a majority of the total number of directors then in office, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

Section 9.  Written Action.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or electronic transmission, and such writing or writings or electronic transmission are filed with the minutes or proceedings of the Board or committee.

Section 10.  Participation in Meetings by Remote Communications.  Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or other similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 11.  Committees.  The Board may, by resolution passed by a majority of the total number of directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the Corporation and each to have such lawfully delegable powers and duties as the Board may confer. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In lieu of such designation by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided by law, any such committee, to the extent provided in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may, if appropriate, authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board.

Section 12.  Conduct of Business.  Unless otherwise ordered by the Board, a majority of the members of any committee appointed by the Board pursuant to these Bylaws shall constitute a quorum for the transaction of business at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present will be the act of such committee. Any such committee may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

Section 13.  Compensation.  The Board may establish the compensation for, and reimbursement of the expenses of, directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by directors to the Corporation or any of its majority-owned subsidiaries.

Section 14.  Rules.  The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Corporation.

ARTICLE III

NOTICES

Section 1.  Generally.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, whenever notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing by mail or by courier service, addressed to such director or stockholder, at the address of such director or stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or dispatched with a courier service. Notice to directors may also be given personally, by telephone or by electronic transmission or similar medium of communication or as otherwise may be permitted by law or these Bylaws.

Section 2.  Waivers.  Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless required by the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.

ARTICLE IV

OFFICERS

Section 1.  Generally.  The officers of the Corporation will be chosen by the Board and will have the titles of President, Secretary and Treasurer. The Board may also choose a Chairman, a Chief Executive Officer, one or more vice presidents, one or more assistant secretaries and assistant treasurers, and such other officers as the Board may from time to time determine. Any number of offices may be held by the same person. Except as required by law, any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the total number of directors then in office, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

Section 2.  Compensation.  The compensation of all officers and agents of the Corporation who are also directors of the Corporation shall be fixed by the Board or by a committee of the Board. Except as otherwise required by law or regulation, the Board may fix, or delegate the power to fix, the compensation of all other officers and agents of the Corporation to an officer of the Corporation.

Section 3.  Succession.  The officers of the Corporation will hold office until their successors are chosen and qualified or until such officer’s earlier death, resignation, disqualification or removal. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the total number of directors then in office. Any officer may resign at any time upon written notice to the Chairman or the Secretary. Any such resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such notice. The acceptance of such resignation will not be necessary to make any such resignation effective, unless expressly so provided in the resignation. Any vacancy occurring in any office of the Corporation may be filled by the Board or by the Chairman as provided in Section 1 of this Article IV.

Section 4.  Authority and Duties.  The officers of the Corporation will have such authority and will perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the directors regardless of whether such authority and duties are customarily incident to such office.

Section 5.  Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board, the Chairman, the Chief Executive Officer, the President or any Vice President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders (or with respect to any action of such stockholders) of any other corporation, partnership, limited liability company, trust or unincorporated organization in which the Corporation may hold securities and otherwise exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities of such other corporation, partnership, limited liability company, trust or unincorporated organization.

ARTICLE V

STOCK

Section 1.  Certificates.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or the President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary, or an assistant secretary of the Corporation, representing the number of shares in the Corporation registered in such stockholder’s name. Such certificates will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Corporation. Any or all the signatures on the certificates may be a facsimile. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

Section 2.  Classes of Stock.  The designations, powers, preferences and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates that the Corporation issues to represent its stock or, except as otherwise provided by law, in lieu thereof, a statement on the face or back of the certificates, if any, providing that the Corporation will furnish such information at no charge.

Section 3.  Transfer.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it will be the duty of the Corporation to, or cause its transfer agent to, issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books.

Section 4.  Lost, Stolen or Destroyed Certificates.  The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates or uncertificated shares, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

Section 5.  Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which will not precede the date upon which the resolution fixing the record date is adopted by the Board, and which will not be more than 60 nor less than ten calendar days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted and will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

(c) The Corporation will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.

ARTICLE VI

GENERAL PROVISIONS

Section 1.  Fiscal Year.  The fiscal year of the Corporation will be the calendar year or such other fiscal year as fixed by resolution of the Board.

Section 2.  Corporate Seal.  The Board may, but need not, adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3.  Reliance upon Books, Reports and Records.  Each director, each member of a committee designated by the Board, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by an independent registered public accounting firm, or by an appraiser or by any other person or entity as to matters the director, committee member or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.  Time Periods.  In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded and the day of the event will be included.

Section 5.  Form of Records.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board and on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

ARTICLE VII

AMENDMENTS

Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (ii) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and these Bylaws. Notwithstanding the foregoing and anything contained in these Bylaws to the contrary, Article I, Sections 1, 3 and 8, Article II, Sections 1, 2 and 3 and this Article VII may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the outstanding voting power of the outstanding Voting Stock, voting together as a single class.

ANNEX F

ACQUIRING PERSON STATEMENT

Pursuant to the Florida Control Shares Act, Florida Statutes, Section 607.0902

Applica Incorporated
(name of issuing public corporation)

3633 Flamingo Road, Miramar, Florida
(address of principal executive office)

Harbinger Capital Partners
Master Fund I, Ltd. and Others Named Below
Name of Acquiring Person

August 2, 2006

ITEM (a)  Identity of the acquiring person:

Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund I”), Harbinger Capital Partners Offshore Manager, L.L.C., the investment manager of the Master Fund I (“HCPO”), HMC Investors, L.L.C., its managing member (“HMCI”), Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund” and together with the Master Fund I, the “Master Funds”), Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund (“HCPSS”), HMC — New York, Inc., its managing member (“HMCNY”), and Harbert Management Corporation, as the managing member of HMCI (and parent of HMCNY) (“HMC”), Philip Falcone, a shareholder of HMC and the portfolio manager of the Master Funds, Raymond J. Harbert, a shareholder of HMC, and Michael D. Luce, a shareholder of HMC (collectively the “Acquiring Person”). The Master Fund I, HCPO and HMCI are collectively referred to herein as the “Master Fund Entities” and the Special Fund, HCPSS and HMCNY are collectively referred to herein as the “Special Fund Entities.”

ITEM (b)  Purpose of this Statement:

This Acquiring Person Statement is given pursuant to Section 607.0902, of the Florida Statutes (the “Control Shares Act”).

ITEM (c)  Number of Shares Owned:

The Acquiring Person owns, directly or indirectly, 7,921,200 shares of Common Stock of Applica Incorporated (the “Company”). Each of the entities which comprise the Master Fund Entities may be deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), 7,921,200 shares. Each of the entities which comprise the Special Fund Entities do not currently beneficially own any shares but may acquire shares of Common Stock in the future. Philip Falcone, as the portfolio manager of the Master Funds, and HMC, together with Raymond J. Harbert and Michael D.

1-F

Luce as a result of their respective ownership interests in HMC, may be deemed to beneficially own all 7,921,200 shares and to beneficially own any shares acquired by the Special Fund Entities. Each of the entities (other than the Master Funds) and persons which comprise the Acquiring Person specifically disclaim beneficial ownership in the foregoing shares except to the extent of its or his respective pecuniary interest therein.

ITEM (d)  Ranges of Voting Power:

Except for the possible effect of Section 607.0902 of the Control Shares Act, the Acquiring Person would be deemed to have voting power, as provided in Section 607.0902 of the Control Shares Act, with respect to 7,921,200 shares of the Company’s Common Stock, or approximately 32.6 percent of the issued and outstanding shares of the class (based on 24,334,569 shares outstanding as of May 1, 2006 as set forth in the Company’s Form 10-Q for the quarter ended March 31, 2006), which falls within the range of one-fifth or more but less than one-third of voting power range as set forth in Section 607.0902. In addition, the Acquiring Person may acquire additional shares of the Company’s Common Stock (including additional “control share acquisitions” within the meaning of Section 607.0902) pursuant to which its range of voting power may exceed both (i) the one-third or more but less than a majority of all voting power range, and (ii) the majority or more of all voting power range.

ITEM (e)  Plans with respect to Additional Purchases of Common Stock:

With respect to additional purchases of the Company’s Common Stock which the Acquiring Person may make (including without limitation any purchases which would be deemed to constitute a “control-share acquisition” within the meaning of Section 607.0902) (the “Additional Purchases”), the Acquiring Person:

(1) intends to conduct any such Additional Purchases at prevailing market rates over the public markets or in privately-negotiated transactions with other shareholders; and

(2) represents that if consummated, all such Additional Purchases will not be contrary to law and that it has the financial capacity to make all such Additional Purchases out of funds currently owned by the Master Funds without the necessity of borrowing any funds. The Acquiring Person bases its statement regarding compliance with law on its intended compliance with applicable state and federal laws, including federal securities laws.

Other Considerations:

The Acquiring Person reserves the right to challenge the constitutionality and validity of the Florida Control Share Act and/or the validity of any purported application thereof to the Acquiring Person.

2-F

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
HB-PS Holding Company, Inc.

We have audited the accompanying consolidated balance sheets of HB-PS Holding Company, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included on page F-25. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HB-PS Holding Company, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Ernst & Young LLP

July 26, 2006
Richmond, Virginia

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31
	2005	2004
	(Amounts in thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$2,478	$1,132
Accounts receivable, net of allowances of $10,269 in 2005 and $7,374 in 2004	80,146	85,883
Accounts receivable from related parties	551	345
Inventories	76,486	72,032
Deferred income taxes	5,144	5,713
Net assets held for sale	11,015	—
Prepaid expenses and other	9,753	9,312

Total current assets	185,573	174,417
Property, plant and equipment, net	13,432	27,339
Goodwill	80,748	80,748
Deferred income taxes	12,813	10,878
Other non-current assets	8,069	6,723

Total assets	$300,635	$300,105

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$49,213	$47,306
Accounts payable to related parties	4,475	4,491
Current portion of long-term debt	11,985	17,944
Other current liabilities	34,479	35,108

Total current liabilities	100,152	104,849
Long-term debt:
Revolving credit agreement	42,010	35,036
Capital leases	249	256

Total long-term debt	42,259	35,292
Other liabilities	26,412	22,833
Stockholder’s equity:
Common stock, 100 shares authorized, issued and outstanding at $0.01 per share	—	—
Capital in excess of par value	135,786	135,786
Retained earnings	2,688	9,896
Accumulated other comprehensive loss:
Minimum pension liability adjustment	(5,178)	(4,979)
Foreign currency translation adjustment	(447)	(704)
Deferred loss on cash flow hedging	(1,037)	(2,868)

Total stockholder’s equity	131,812	137,131

Total liabilities and stockholder’s equity	$300,635	$300,105

See accompanying notes.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Year Ended December 31
	2005	2004	2003
	(Amounts in thousands)

Net sales	$527,668	$507,244	$492,821
Cost of sales	420,763	405,003	399,371

Gross profit	106,905	102,241	93,450
Selling, general and administrative expenses	65,936	65,068	57,605
Restructuring charges (reversal)	3,905	8,953	(380)

Operating profit	37,064	28,220	36,225
Other expense:
Interest expense, net	5,247	6,060	6,251
Foreign currency (gains) losses	(64)	221	2,280
Other, net	(344)	(198)	1,021

Total other expense	4,839	6,083	9,552

Income before income taxes	32,225	22,137	26,673
Income tax provision	11,933	6,889	10,520

Net income	20,292	15,248	16,153
Other comprehensive income (loss):
Foreign currency translation adjustment	257	662	964
Minimum pension liability adjustment, net of tax benefit of $128, $735 and $801 in 2005, 2004 and 2003, respectively	(199)	(1,149)	(1,253)
Reclassification of hedging activities into earnings, net of tax expense of $855, $1,509 and $2,528 in 2005, 2004 and 2003, respectively	1,337	2,362	3,955
Current period cash flow hedging activity, net of $316 tax expense in 2005 and tax benefit of $251 and $1,523 in 2004 and 2003, respectively	494	(392)	(2,383)

Total other comprehensive income	1,889	1,483	1,283

Comprehensive income	$22,181	$16,731	$17,436

See accompanying notes.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

	Year Ended December 31
	2005	2004	2003
	(Amounts in thousands)

Common stock	$—	$—	$—
Capital in excess of par value:
Beginning balance	135,786	155,609	155,609
Dividends paid	—	(19,823)	—

	135,786	135,786	155,609
Retained earnings (deficit):
Beginning balance	9,896	5,825	(1,328)
Net income	20,292	15,248	16,153
Dividends paid	(27,500)	(11,177)	(9,000)

	2,688	9,896	5,825
Accumulated other comprehensive income (loss):
Beginning balance	(8,551)	(10,034)	(11,317)
Foreign currency translation adjustment	257	662	964
Minimum pension liability adjustment	(199)	(1,149)	(1,253)
Reclassification of hedging activity into earnings	1,337	2,362	3,955
Current period cash flow hedging activity	494	(392)	(2,383)

	(6,662)	(8,551)	(10,034)

Total stockholder’s equity	$131,812	$137,131	$151,400

See accompanying notes.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31
	2005	2004	2003
	(Amounts in thousands)

Operating activities
Net income	$20,292	$15,248	$16,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,130	7,470	11,255
Amortization of deferred financing fees	322	737	701
Loss on sale of property, plant and equipment	572	600	708
Deferred lease costs	540	—	—
Deferred income taxes	(3,105)	1,747	(2,525)
Restructuring charges (reversal)	3,905	8,953	(380)
Change in non-current assets and liabilities	4,251	1,473	1,919
Working capital changes:
Accounts, receivable, net	5,736	(13,690)	(4,805)
Inventories	(4,454)	(3,369)	8,150
Other current assets	(446)	(1,949)	(1,997)
Accounts payable	1,907	7,130	(2,828)
Accounts payable to/receivable from related parties	(222)	(3,017)	9,567
Other current liabilities	(3,709)	(3,627)	(116)

Net cash provided by operating activities	31,719	17,706	35,802
Investing activities
Expenditures for property, plant and equipment	(4,360)	(5,949)	(4,570)
Proceeds from the sale of property, plant and equipment	572	472	10

Net cash used for investing activities	(3,788)	(5,477)	(4,560)
Financing activities
Net additions (reductions) to revolving credit agreements	1,008	18,193	(22,153)
Cash dividends paid	(27,500)	(31,000)	(9,000)
Financing fees paid	(181)	(397)	(477)

Net cash used for financing activities	(26,673)	(13,204)	(31,630)
Effect of exchange rate changes on cash	88	(1)	(59)

Net increase (decrease) in cash and cash equivalents	1,346	(976)	(447)
Cash and cash equivalents, beginning of year	1,132	2,108	2,555

Cash and cash equivalents, end of year	$2,478	$1,132	$2,108

See accompanying notes.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in thousands)

1.	Principles of Consolidation and Nature of Operations

HB-PS Holding Company, Inc. and its wholly owned subsidiaries (the Company) were formed on October 11, 1990, upon the merger of Hamilton Beach, Inc. and Proctor-Silex, Inc. The Company is a wholly owned subsidiary of Housewares Holding Company (Housewares), which is a wholly owned subsidiary of NACCO Industries, Inc. (NACCO). The Company designs, manufactures, imports and markets small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, primarily to retailers and distributors in North America. The accompanying consolidated financial statements include the accounts of the Company. All intercompany accounts and transactions have been eliminated in consolidation.

2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid investments purchased with original maturities of three months or less.

Accounts Receivable, Net of Allowances

The Company maintains allowances for doubtful accounts and product returns. Allowances for doubtful accounts are maintained for estimated losses resulting from the inability of customers to make required payments. These allowances are based on both recent trends of certain customers estimated to be a greater credit risk as well as general trends of the entire customer pool. See also the Company’s revenue recognition policy regarding allowances for product returns.

Revenue Recognition

The Company recognizes revenue when product is shipped and title is transferred to the customer. Products generally are not sold with the right of return. However, based on the Company’s historical experience, a portion of products sold are estimated to be returned for reasons such as buyer remorse, product failure and excess inventory stocked by customers, which subject to certain terms and conditions, the Company will agree to accept. The Company records estimated reductions to revenues and a corresponding allowance against accounts receivable at the time of the sale based upon this historical experience and the limited right of return provided to customers. The Company records estimated reductions to revenues for customer programs and incentive offerings, including special pricing agreements, price competition, promotions and other volume-based incentives.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for substantially all inventories accounted for in the United States and under the first-in, first-out (FIFO) method for all other inventories. Reserves are maintained for estimated obsolescence or excess

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Inventories (continued)

inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property, Plant and Equipment, Net

Property, plant and equipment is recorded at cost. Property, plant and equipment is depreciated on a straight-line basis over estimated useful lives of 40 years for buildings and improvements and 3 to 7 years for machinery and equipment. Assets recorded under capital leases and leasehold improvements are amortized over the lesser of their estimated useful lives or remaining lease terms on a straight-line basis. Tooling for certain sourced products is amortized using the units-of-production method.

Long-Lived Assets

The Company periodically evaluates long-lived assets for impairment when changes in circumstances or the occurrence of certain events indicate the carrying amount of an asset may not be recoverable. Upon identification of indicators of impairment, the Company evaluates the carrying value of the asset by comparing the estimated future undiscounted cash flows generated from the use of the asset and its eventual disposition with the assets net carrying value. If the carrying value of an asset is considered impaired, an impairment charge is recorded for the amount that the carrying value of the long-lived assets exceeds its fair value.

Goodwill

The Company evaluates the carrying value of goodwill for impairment annually on May 1 and between annual evaluations if changes in circumstances or the occurrence of certain events indicate potential impairment. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount. Impairment exists when the carrying amount of goodwill exceeds its fair value. The Company estimates the fair value of the reporting unit using a model developed by the Company which incorporates estimates of future cash flows, allocations of certain assets and cash flows among reporting units, future growth rates and management judgment regarding the applicable discount rates to discount those estimated cash flows. The results of the testing indicated goodwill was not impaired.

Product Development Costs

Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $6,941, $7,154 and $6,516 in 2005, 2004 and 2003, respectively.

Advertising Costs

Advertising costs, except for direct response advertising, are expensed as incurred. Total advertising expense was $13,715, $13,917 and $10,001 in 2005, 2004 and 2003, respectively. Included in these advertising costs are amounts related to cooperative advertising programs that are recorded as a reduction of sales in the Consolidated Statements of Operations and Comprehensive Income as related revenues are recognized, as required by EITF No. 01-09 Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Direct response advertising, which consists primarily of costs to produce infomercials for Company products, is capitalized and amortized over the expected period of future benefits. No assets related to direct response advertising were capitalized at December 31, 2005 or 2004.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Shipping and Handling Costs

Shipping and handling costs billed to customers are included in net sales and shipping and handling costs incurred by the Company are included in cost of sales in the Consolidated Statements of Operations and Comprehensive Income.

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at the fiscal year-end exchange rates, while income and expense items are translated using the average monthly exchange rates prevailing during the year. The related translation adjustments associated with the Company’s Canadian subsidiary are reported as a separate component of stockholder’s equity in the accompanying consolidated financial statements. The U.S. dollar is considered the functional currency for the Company’s Mexican operations and, therefore, the effect of translating assets and liabilities from the Mexican peso to the U.S. dollar is recorded as foreign currency (gains) losses in the Consolidated Statements of Operations and Comprehensive Income.

Self-insurance Liabilities

During 2005, the Company was insured for workers’ compensation and self-insured for product liability, medical and environmental claims. During 2004 and 2003, the Company was generally self-insured for product liability, medical, workers’ compensation and environmental claims. The Company bears all risk associated with self-insured medical and product liability claims up to the specific stop-loss insurance coverage amount of $150 and $750, respectively. There is no specific stop-loss insurance coverage for environmental claims. Estimated provisions for claims reported and for claims incurred but not yet reported under the self-insurance programs are recorded and revised periodically based on industry trends, historical experience and management’s judgment. Changes in assumptions for such matters as legal judgments and settlements, inflation rates, medical costs and actual experience could cause estimates to change in the near term.

Warranty Liability

The Company provides a standard warranty to consumers for all of its products. The specific terms and conditions of those warranties vary depending upon the product brand. In general, if a product is returned under warranty, a refund is provided to the consumer by the Company’s customer, the retailer. Generally, the retailer returns those products to the Company for a credit. The Company estimates the costs that may be incurred under its warranty programs, and records a liability for such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, anticipated rates of warranty claims and the cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s warranty liability during the year are as follows:

	2005	2004

Balance at beginning of year	$3,040	$2,807
Warranties issued	8,867	6,633
Settlements made	(7,211)	(6,400)

Balance at December 31	$4,696	$3,040

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

  Warranty Liability (continued)

Financial Instruments and Derivative Financial Instruments

Financial instruments held by the Company include cash and cash equivalents, accounts receivable, accounts payable, revolving credit agreement, interest rate swap agreements and foreign currency forward exchange contracts. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

The Company recognizes all derivatives on the Consolidated Balance Sheets as other assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting.

The Company uses foreign currency forward exchange contracts to partially reduce risks related to transactions denominated in foreign currencies. These contracts hedge primarily firm commitments and, to a lesser degree, forecasted transactions relating to cash flows associated with sales and purchases denominated in currencies other than the Company’s functional currency. Generally, gains and losses from changes in the market value of these contracts are recognized in foreign currency (gains) losses in the Consolidated Statements of Operations and Comprehensive Income.

The Company uses interest rate swap agreements to partially reduce risks related to floating rate financing agreements which are subject to changes in the market rate of interest. Terms of the interest rate swap agreements require the Company to receive a variable interest rate and pay a fixed interest rate. The Company’s interest rate swap agreements and its variable rate financings are predominately based upon the three-month LIBOR (London Interbank Offered Rate).

Amounts to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreement as an adjustment to interest expense.

Foreign currency forward exchange contracts and interest rate swap agreements held by the Company have been designated as hedges of forecasted cash flows. The Company does not currently hold any nonderivative instruments designated as hedges or any derivatives designated as fair value hedges as defined in Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities.

Cash flows from hedging activities are reported in the Consolidated Statements of Cash Flows in the same classification as the hedged item, generally as a component of cash flows from operations.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 151, Inventory Costs.  SFAS No. 151 requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expenses to be recognized as current period charges. Additionally, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 151 to have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces Accounting Principles Board (APB) Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of the change.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

  Recently Issued Accounting Standards (continued)

SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, which clarifies that the term, conditional asset retirement obligation, as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. However, the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. FIN No. 47 requires that the uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation be factored into the measurement of the liability when sufficient information exists. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective for fiscal years ending after December 15, 2005. The Company does not expect the adoption of FIN No. 47 to have a material impact on the Company’s financial position or results of operations.

3.	Restructuring

Restructuring plans initiated prior to December 31, 2002 are accounted for according to EITF 94-3 while all restructuring actions initiated after December 31, 2002 are accounted for according to SFAS No. 146. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 had previously required that a liability for such costs be recognized at the date of the Company’s commitment to an exit or disposal plan. SFAS No. 146 may effect the periods in which costs are recognized although the total amount of costs recognized will be the same as previous accounting guidance.

The changes to the Company’s restructuring plan accounted for in accordance with SFAS No. 146 are as follows:

2005 Restructuring Plan

During 2005, the Company’s management approved a plan for the Saltillo, Mexico facility to phase out its production of blenders for the U.S. and Canadian markets and going forward only produce blenders for the Mexican and Latin America markets. Blenders for the U.S. and Canadian markets will be sourced from third party Chinese manufacturers. As such, the Company recognized a charge of approximately $3,713 in 2005, of which $3,518 is classified in the Consolidated Statement of Operations on the line “Restructuring charges” and $195, related to the write-down of excess inventory, is included in “Cost of sales.” Included in the $3,518 is $2,311 related to severance, $968 related to lease termination costs for machinery and equipment no longer in use and $82 related to other costs. Severance payments of $252 to 97 employees were made during 2005. Payments related to this restructuring plan are expected to continue through 2006. Also included in the restructuring charge is a $158 non-cash asset impairment charge for equipment and tooling, which was determined based on current estimated market values for similar assets compared with the net book value of these assets.

2004 Restructuring Plan

During 2004, the Board of Directors approved management’s plan to restructure the Company’s manufacturing activities by closing the Sotec manufacturing facility located near Juarez, Mexico and

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Restructuring (continued)

  2004 Restructuring Plan (continued)

consolidating all remaining activities into its Saltillo, Mexico facility. In addition, the Company closed its El Paso, Texas distribution center and consolidated these activities into its Memphis, Tennessee distribution center. The Company reduced activities at its North American manufacturing plants through the end of 2005 as a result of increased sourcing of products from China. These actions were designed to reduce the Company’s manufacturing inefficiencies attributable to excess capacity to minimal levels in 2005. As such, the Company recognized a charge of approximately $9,359 pre-tax in 2004, of which $8,953 was classified in the Condensed Consolidated Statement of Operations on the line restructuring charges and $406, related to the write-down of excess inventory, was included in cost of sales. Included in the $8,953 is $3,627 related to lease termination costs for closed facilities and machinery and equipment no longer in use and $2,332 related to severance and other employee benefits to be paid to approximately 240 manufacturing employees. The post-employment medical accrual is included in the table below under Other. Lease payments of $3,253 and severance payments of $1,039 to 144 employees were made during 2004. During 2004, $580 of the accrual for lease impairment was reversed primarily due to lower costs to dispose of leased assets. During 2005, additional expenses of $345 for lease impairment and $42 for severance were incurred. Lease payments of $696 and severance payments of $443 to 66 employees were made during 2005. Payments for post-employment medical expenses of $49 were made during 2005 and are included under Other in the table below. Payments related to this restructuring plan are expected to continue through 2006. Also included in the restructuring charge is a $2,994 non-cash asset impairment charge for equipment and tooling, which was determined based on current estimated market values for similar assets compared with the net book value of these assets.

Following is the detail of the incurred and expected cash and non-cash charges related to these restructuring programs:

	Total Charges	Amounts	Amounts	Amounts Expected
	Expected to be	Incurred in	Incurred in	to be Incurred
	Incurred, Net	2004	2005	in 2006

Cash charges
Severance	$4,637	$2,257	$2,353	$27
Lease Impairment	5,653	3,627	1,313	713
Other	357	75	82	200

	10,647	5,959	3,748	940
Non-cash charges
Asset impairment	3,152	2,994	158	—
Excess inventory	601	406	195	—

	3,753	3,400	353	—

Total charges	$14,400	$9,359	$4,101	$940

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Restructuring (continued)

  2004 Restructuring Plan (continued)

Following is a rollforward of the restructuring liability:

		Lease
	Severance	Impairment	Other	Total

Balance at January 1, 2004	$—	$—	$—	$—
Provision	2,257	4,207	75	6,539
Reversal	—	(580)	—	(580)
Payments	(1,039)	(3,253)	(26)	(4,318)

Balance at December 31, 2004	1,218	374	49	1,641
Provision	2,353	1,313	82	3,748
Payments	(695)	(696)	(131)	(1,522)

Balance at December 31, 2005	$2,876	$991	$—	$3,867

Changes to the Company’s restructuring plans accounted for according to EITF 94-3 are summarized as follows:

		Lease
	Severance	Impairment	Other	Total

Balance at January 1, 2003	$30	$1,151	$450	$1,631
Provision (reversal)	41	(119)	(302)	(380)
Payments/assets disposed	—	(1,002)	(96)	(1,098)

Balance at December 31, 2003	71	30	52	153
Payments/assets disposed	(71)	(30)	(52)	(153)

Balance at December 31, 2004	$—	$—	$—	$—

In 2001, the Board of Directors approved management’s plan to restructure the Company’s manufacturing activities in Mexico by outsourcing certain of the Company’s products and consolidating production from three of the Company’s Mexican manufacturing plants in Juarez into one of these plants. As a result of this plan, the Company recognized a charge of $12,479, of which $5,022 related to the impairment of fixed assets, $3,268 related to equipment and building lease impairment and clean-up costs, $2,855 related to severance benefits to be paid to approximately 925 manufacturing personnel, $564 related to the impairment of inventory and $770 was for other related costs.

As noted above, in connection with the restructuring of the manufacturing operations in Mexico, the Company recognized an impairment charge of $5,022 in accordance with SFAS No. 121. Fair market value used in determining this impairment charge was estimated using market values for similar assets.

An additional accrual of $41 for severance payment was recorded in 2003, and final payments of $71 were made during 2004. Lease payments of $30 and $1,002 were made in 2004 and 2003, respectively. In addition, $119 of the amount originally accrued for future lease payments was reversed during 2003 as a result of a decrease in estimated future costs. Also in 2003, $302 of the amount accrued and included in Other in the table above was reversed since actual payments to settle outstanding liabilities were less than originally estimated. Payments of $52 and $96 were made in 2004 and 2003, respectively, related to those outstanding liabilities. No further payments are expected.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Inventories

Inventories consist of the following:

	December 31
	2005	2004

Finished goods	$67,853	$61,204
Raw materials and work in process	4,073	5,241
LIFO reserve	4,560	5,587

	$76,486	$72,032

Inventories stated under the LIFO method represented 82 percent and 84 percent of total inventories at December 31, 2005 and 2004, respectively. LIFO inventory value exceeds its FIFO value primarily due to price deflation.

5.	Property, Plant and Equipment, Net

Property, plant and equipment (including assets held under capital leases) consist of the following:

	December 31
	2005	2004

Land and improvements	$226	$2,023
Building and improvements	12,370	25,292
Machinery and equipment	44,909	45,990
Construction in process	2,199	2,517

	59,704	75,822
Less accumulated depreciation and amortization	46,272	48,483

Property, plant and equipment, net	$13,432	$27,339

Total depreciation and amortization expense on property, plant and equipment was $6,130, $7,342 and $11,018 for the years ended December 31, 2005, 2004 and 2003, respectively.

During 2005, the Company entered into a plan to sell its manufacturing facility in Saltillo, Mexico. In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, the carrying value of the building was adjusted to its fair value less costs to sell and classified as “Net assets held for sale” in the Consolidated Balance Sheets. An impairment charge of $404 was recognized and is included in selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income. During 2004, the building was included in property, plant and equipment under “Building and improvements” noted above.

6.	Revolving Credit Agreements

The Company’s financing is provided by a $115,000 senior secured, floating-rate revolving credit facility (the Facility), which expires in July 2009. The Facility was amended during 2005 to extend the expiration date to July 31, 2009, reduce the applicable margins and revise certain definitions. The Facility is governed by a borrowing base derived from advance rates against the inventory and accounts receivable and certain trademarks of the Company, as defined in the Facility. Adjustments to reserves, including derivative reserves, will change the borrowing base. A portion of the availability can be denominated in Canadian dollars to provide funding to the Company’s Canadian subsidiary. Borrowings bear interest at a floating rate, which can be either a base rate, LIBOR or bankers acceptance rate, as defined in the Facility, plus an applicable margin.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Revolving Credit Agreements (continued)

The applicable margin, effective December 31, 2005, for base rate loans and LIBOR loans denominated in U.S. dollars was 0.00% and 1.00%, respectively. The applicable margin, effective December 31, 2005, for base rate and bankers’ acceptance loans denominated in Canadian dollars were 0.50% and 1.00%, respectively. The Facility also requires a payment of a fee of 0.20% per annum on the unused commitment. The margins and unused commitment fee are subject to quarterly adjustment based on a leverage ratio. The Facility is secured by substantially all of the Company’s assets.

At December 31, 2005 and 2004, the borrowing base under the Facility was $93,174 and $95,704, respectively, which had been reduced for reserves and the excess availability requirement, as defined in the agreement. At December 31, 2005 and 2004, borrowings under the Facility totaled $53,988 and $52,974, respectively. Therefore, at December 31, 2005 and 2004, the remaining availability under the Facility was $39,186 and $42,730 respectively.

The Facility includes restrictive covenants that, among other things, set limitations on additional indebtedness, investments, asset sales, capital expenditures and payment of dividends to NACCO, with some restrictions. The Facility also requires the Company to meet certain financial tests including, but not limited to, maximum leverage and minimum fixed charge ratio tests. At December 31, 2005, the Company was in compliance with all financial covenants in the Facility.

During 2005 and 2004, total average borrowings outstanding under all debt and credit agreements were $54,020 and $50,572, respectively. At December 31, 2005 and 2004, the weighted average interest rate on all borrowings outstanding, including interest rate swaps, was 8.30 and 9.11 percent, respectively. Excluding interest rate swaps, the weighted average interest rate on all borrowings outstanding at December 31, 2005 and 2004 was 5.28 and 3.85 percent, respectively. In addition, at December 31, 2005 and 2004, outstanding obligations under letters of credit were $402 and $446, respectively.

The Company incurred fees and expenses of approximately $182 and $393 in 2005 and 2004, respectively, related to amendments to the Facility. These fees were deferred and are being amortized as interest expense in the Consolidated Statement of Operations and Comprehensive Income over the term of the Facility.

7.	Financial Instruments and Derivative Financial Instruments

Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements were determined using current rates offered for similar obligations and approximated carrying values at December 31, 2005 and 2004. The fair value of interest rate swap agreements and foreign currency forward exchange contracts are based on third party quotes. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives.

The Company maintains significant accounts receivable balances with several large retail customers. The Company’s five largest customers accounted for 57.6 percent, 58.8 percent and 57.2 percent of net sales for the years ended December 31, 2005, 2004 and 2003, respectively, and 55.6 percent and 55.5 percent of net accounts receivable at December 31, 2005 and 2004, respectively. To reduce credit risk associated with accounts receivable, the Company performs periodic credit evaluations of its customers, but does not generally require advance payments or collateral.

To reduce the credit risk associated with derivatives, the Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one institution.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Financial Instruments and Derivative Financial Instruments (continued)

Interest Rate Derivatives

At December 31, 2005, the notional amount of interest rate swap agreements in effect and expiring on various dates from March 2006 through April 2008 was $70,000, with the average variable rate received and the average fixed rate paid during 2005 being 3.36 percent and 6.59 percent, respectively. The mark-to-market effect of these interest rate swap agreements is included in the Consolidated Balance Sheets. The fair value of the Company’s interest rate swap agreements, based on quotes obtained from the Company’s counterparties, was a net payable of $2,058 and $5,461 at December 31, 2005 and 2004, respectively.

During 2005 and 2004, as a result of an increase in the forecasted amount of anticipated future interest payments due to an increase in expected funding requirements, $403 and $210, respectively, was recognized in the Consolidated Statements of Operations and Comprehensive Income on the line “Other-net” as a result of a reversal of hedge ineffectiveness previously recorded. In 2003, as a result of a decrease in the forecasted amount of anticipated future interest payments due to a decrease in expected funding requirements, $938 that was previously deferred as a component of OCI for interest rate swap agreements was recognized in the Consolidated Statements of Operations and Comprehensive Income on the line “Other-net”. This expense relates primarily to a portion of the previous deferrals of the mark-to-market effect on terminated and active interest rate swap agreements. The remaining interest rate swap agreements that were held by the Company on December 31, 2005 are expected to continue to be effective as hedges.

With the exception of the ineffective portion of certain interest rate swap agreements, the mark-to-market effect of the interest rate swap agreements has been included in Other Comprehensive Income (OCI). Based upon market valuations at December 31, 2005, approximately $412 of the net deferred loss in OCI is expected to be reclassified into the Consolidated Statements of Operations and Comprehensive Income over the next 12 months, as cash flow payments are made in accordance with the interest rate swap agreements.

Foreign Currency Derivatives

The Company enters into foreign currency forward exchange contracts for purposes of hedging its exposure to foreign currency exchange rate fluctuations. These contracts hedge primarily firm commitments related to the Canadian dollar and Mexican peso. The Company held foreign currency exchange contracts with notional amounts of $12,975 and $8,300 at December 31, 2005 and 2004, respectively. The fair value of these contracts was estimated based on quoted market prices and approximated a payable of $148 and $331 at December 31, 2005 and 2004, respectively.

For the years ended December 31, 2005, 2004 and 2003, there was no ineffectiveness of foreign currency forward contracts that would have resulted in recognition in the Consolidated Statements of Operations and Comprehensive Income. Foreign currency forward contracts are used to hedge transactions expected to occur within the next 12 months. Based on market valuations at December 31, 2005, approximately $90 of the net deferred loss in OCI is expected to be reclassified into the Consolidated Statements of Operations and Comprehensive Income over the next 12 months, as those transactions occur.

8.	Leasing Arrangements

The Company leases certain facilities and equipment under noncancelable capital and operating leases expiring at various dates through 2021. Many leases include renewal and/or purchase options.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Leasing Arrangements (continued)

Assets recorded under capital leases are included in property, plant, and equipment and consist of the following for the years ended December 31:

	2005	2004

Building and improvements	$5,000	$5,000
Less accumulated amortization	2,649	2,500

	$2,351	$2,500

Future minimum lease payments for capital leases as of December 31, 2005, are as follows: 2006 — $34; 2007 — $34; 2008 — $34; 2009 — $34; 2010 — $34 and thereafter — $365, and have a net present value of $256. Aggregate future minimum rentals to be received under noncancellable subleases as of December 31, 2005 are $4,352, with related leasing arrangements scheduled to end December 31, 2010.

Future minimum lease payments for operating leases as of December 31, 2005, are as follows: 2006 — $4,920; 2007 — $5,112; 2008 — $4,946; 2009 — $4,817; 2010 — $4,565 and thereafter — $8,201. Rental expense for operating leases was $6,452, $6,383 and $7,708 for the years ended December 31, 2005, 2004 and 2003, respectively.

9.	Income Taxes

The Company is included in the consolidated federal income tax return filed by NACCO. The Company’s tax-sharing agreement with NACCO provides that federal income taxes are computed by the Company on a separate-return basis, except that net operating loss and tax credit carryovers that benefit the consolidated tax return are advanced to the Company and are repaid as utilized on a separate-return basis. To the extent that these carryovers are not used on a separate-return basis, the Company is required, under conditions pursuant to the tax-sharing agreement, to refund to NACCO the balance of carryovers advanced and not used by the Company.

The components of income before income taxes and provision (benefit) for income taxes consists of the following for the years ended December 31:

	2005	2004	2003

Income before income taxes:
Domestic	$25,802	$14,930	$26,241
Foreign	6,423	7,207	432

	$32,225	$22,137	$26,673

Current:
Federal	$11,327	$4,743	$8,819
State	1,240	675	1,257
Foreign	2,471	(276)	2,969

Total current provision (benefit)	15,038	5,142	13,045
Deferred:
Federal	(2,471)	(469)	(111)
State	(24)	(6)	(67)
Foreign	(610)	2,222	(2,347)

Total deferred provision (benefit)	(3,105)	1,747	(2,525)

Income tax provision (benefit)	$11,933	$6,889	$10,520

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes (continued)

A reconciliation of the federal statutory and effective income tax for the years ended December 31 is as follows:

	2005	2004	2003

Income before income taxes	$32,225	$22,137	$26,673
Statutory taxes at 35%	$11,279	$7,748	$9,336
States taxes	790	435	774
Foreign statutory rate differences	81	(507)	442
Tax controversy resolution	—	(1,048)	—
Other	(217)	261	(32)

Income tax provision	$11,933	$6,889	$10,520

Effective rate	37.0%	31.1%	39.4%

A summary of the deferred tax assets and liabilities in the accompanying Consolidated Balance Sheets resulting from differences in the book and tax basis of assets and liabilities is as follows:

	2005	2004

Deferred tax assets:
Accrued expenses and reserves	$9,131	$9,457
Employee benefits and accrued pension	5,250	3,959
Property, plant and equipment	4,652	4,623
Tax carryforwards	1,472	811
Other	1,229	1,235

Total deferred tax assets	21,734	20,085
Deferred tax liabilities:
Inventories	(3,777)	(4,367)

Total deferred tax liabilities	(3,777)	(4,367)

Net deferred tax assets	$17,957	$15,718

The Company periodically reviews the need for a valuation allowance against deferred tax assets and recognizes these deferred tax assets to the extent that realization is more likely than not. Based upon a review of earnings history and trends, forecasted earnings and the relevant expiration of carryforwards the Company believes that the deferred tax assets are realizable and that no valuation allowance is required. The Company also has foreign tax credit carryforwards of $1,458, which will begin to expire in 2012.

The Company does not provide for deferred taxes on certain unremitted foreign earnings. Management has decided that earnings of foreign subsidiaries have been and will be indefinitely reinvested in foreign operations and, therefore, the recording of deferred tax liabilities for unremitted foreign earnings is not required. As of December 31, 2005, the cumulative unremitted earnings of the Company’s foreign subsidiaries are $6,836. It is impracticable to determine the amount of unrecognized deferred taxes with respect to these earnings; however, foreign tax credits would be available to partially reduce U.S. income taxes in the event of a distribution.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Retirement Benefit Plans

The Company participates in the combined defined benefit pension plan of NACCO. All full-time hourly and salaried U.S. employees hired on or before January 1, 1996, are eligible to participate in the plan. Effective December 31, 1996, the Company froze benefits accrued and obligations recorded under the U.S. plan. The plan uses formulas to determine benefits upon retirement, taking into account age, compensation, and the success of the Company in meeting certain goals. The Company’s policy is to make contributions to fund these plans within the range allowed by applicable regulations. Plan assets consist primarily of publicly traded stocks, investment contracts and government and corporate bonds. The disclosures below relate only to the allocations applicable to the Company. In addition, the Company sponsors a defined benefit plan for all full-time hourly and salaried Canadian employees.

The Company uses a September 30 measurement date for its plans. The assumptions used in accounting for the defined benefit plans were as follows for the years ended December 31:

	2005	2004	2003

United States Plan
Weighted average discount rates	5.60%	6.00%	6.00%
Rate of increase in compensation levels	3.75%	3.75%	3.75%
Expected long-term rate of return on assets	9.00%	9.00%	9.00%
Canadian Plan
Weighted average discount rates	5.00%	6.00%	6.00%
Rate of increase in compensation levels	4.00%	4.00%	4.00%
Expected long-term rate of return on assets	8.00%	8.00%	8.00%

Set forth below is a detail of the net periodic pension income for the defined benefit plan for the years ended December 31:

	2005	2004	2003

United States Plan
Service cost	$—	$—	$—
Interest cost	2,017	2,057	2,068
Expected return on assets	(2,465)	(2,720)	(2,975)
Actuarial loss recognized	711	93	—

Net periodic pension expense (income)	$263	$(570)	$(907)

Canadian Plan
Service cost	$137	$95	$74
Interest cost	164	121	106
Expected return on assets	(121)	(97)	(90)
Actuarial loss recognized	36	10	4

Net periodic pension expense	$216	$129	$94

The following table sets forth the Company’s portion of the combined defined benefit plan of NACCO and the Canadian defined benefit plan of the changes in benefit obligation and in plan assets and reconciles

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Retirement Benefit Plans (continued)

the funded status of the plans with the amounts recognized in the Consolidated Balance Sheets at December 31:

	2005		2004
	U.S. Plan	Non-U.S. Plan	U.S. Plan	Non-U.S. Plan

Change in benefit obligation
Projected benefit obligation at beginning of year	$34,920	$2,624	$35,619	$1,870
Service cost	—	137	—	95
Interest cost	2,017	164	2,057	121
Actuarial loss	804	566	(123)	495
Benefits paid	(2,735)	(96)	(2,633)	(104)
Foreign currency exchange rate changes	—	87	—	147

Projected benefit obligation at end of year	$35,006	$3,482	$34,920	$2,624

Change in plan assets
Fair value of plan assets a beginning of year	$29,442	$1,296	$28,802	$1,173
Actual return on plan assets	3,374	231	3,273	136
Employer contributions	—	415	—	—
Benefits paid	(2,736)	(96)	(2,633)	(104)
Foreign currency exchange rate changes	—	44	—	91

Fair value of plan assets at end of year	$30,080	$1,890	$29,442	$1,296

Net amount recognized
Obligation in excess of plan assets	$(4,926)	$(1,592)	$(5,478)	$(1,328)
Unrecognized actuarial loss	10,138	1,367	10,953	1,014

Net amount recognized	$5,212	$(225)	$5,475	$(314)

	2005		2004
	U.S. Plan	Non-U.S. Plan	U.S. Plan	Non-U.S. Plan

Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost	$5,212	$—	$5,475	$—
Accrued benefit liability	(10,051)	(225)	(8,290)	(314)
Intangible asset	1,562	—	128	—
Accumulated other comprehensive loss	5,178	—	4,979	—
Deferred tax asset	3,311	—	3,183	—

Net amount recognized	$5,212	$(225)	$5,475	$(314)

The projected benefit obligation included in the table above represents the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases. The accumulated benefit obligation also reflects the actuarial present value of benefits attributable to employee service rendered to date, but does not include the effects of estimated future pay increases. The accumulated benefit obligation for all defined benefit plans as of the September 30 measurement date was

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Retirement Benefit Plans (continued)

$38,080 and $37,252 at September 30, 2005 and 2004, respectively. The Company contributed $320 to its pension plans in 2005, and expects to contribute $347 in 2006.

The Company expects to pay benefits from the assets of the pension plan of $2,583 in 2006, $2,549 in 2007, $2,536 in 2008, $2,583 in 2009, $2,575 in 2010, and $12,784 in the five years thereafter.

In order to measure the funded status for financial accounting purposes, the accumulated benefit obligation is compared with market value of plan assets and amounts accrued for such benefits in the balance sheet. As of December 31, 2005, the accumulated benefit obligation exceeded plan assets primarily due to the decline in the discount rate. As of December 31, 2004, the accumulated benefit obligation exceeded plan assets primarily due to the decrease in the market value of plan assets. As a result, the Company recorded an additional minimum pension liability adjustment in 2005 and 2004.

During 2005, 2004 and 2003, OCI in the Consolidated Statements of Operations and Comprehensive Income includes $199, $1,149 and $1,253, respectively, net of tax, resulting from changes in the minimum pension liability adjustments, which were determined in accordance with SFAS No. 87, Employers’ Accounting for Pensions. The minimum pension liability adjustment, which is a component of accumulated other comprehensive income (loss) in the stockholder’s equity section of the Consolidated Balance Sheets, represents the net loss not yet recognized as net periodic pension cost determined by an actuarial calculation of the funded status of the pension plan at the end of each measurement period.

The expected long-term rate of return on plan assets reflects management’s expectations of long-term rates of return on funds invested to provide for benefits included in the projected benefit obligations. The Company has established the expected long-term rate of return assumption for plan assets by considering historical rates of return over a period of time that is consistent with the long-term nature of the underlying obligations of these plans. The historical rates of return for each of the asset classes used by the Company to determine its estimated rate of return assumption at its September 30 measurement date were based upon the rates of return earned by investments in the equivalent benchmark market indices for each of the asset classes over the time period from January 1, 1960 to September 30, 2005 and 2004. During periods of both significant market gains as well as depressed market returns, the Company held to a consistent 9.00% expected rate of return assumption for its U.S. plans.

The following is the actual allocation percentage and target allocation percentage for the pension plan assets at the measurement date:

	2005	2004	Target
	Actual Allocation	Actual Allocation	Allocation Range

United States Plan
Large cap equity securities	38.5%	41.3%	35.0% - 45.0%
Extended market equity securities	12.5%	11.8%	10.0% - 16.0%
Non-U.S. equity securities	16.0%	14.8%	10.0% - 16.0%
Fixed income securities	32.2%	31.2%	30.0% - 40.0%
Money Market	0.8%	0.9%	0.0% - 20.0%

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Retirement Benefit Plans (continued)

	2005	2004	Target
	Actual Allocation	Actual Allocation	Allocation Range

Canadian Plan
Canadian equity securities	39.0%	43.8%	25.0% - 45.0%
Fixed income securities	24.2%	22.1%	20.0% - 40.0%
Non-Canadian equity securities	27.7%	23.3%	10.0% - 30.0%
Money Market	1.7%	3.8%	0.0% - 20.0%
Hedge funds	7.4%	7.0%	0.0% - 10.0%

The Company also maintains a defined contribution retirement plan (the 401(k) Plan) for all its full-time U.S. employees. Effective January 1, 1997, the Company added a profit-sharing feature to the 401(k) Plan. Contributions under the profit-sharing feature are based on a formula that takes into account age, compensation, and the success of the Company in meeting certain goals. Company contributions vest over a five-year period. The 401(k) Plan also contains an employee contribution option. Employees may contribute up to 25 percent of their compensation, and the Company matches an amount equal to 50 percent of the first 5 percent of employees before tax contribution and 25 percent of the next 2 percent. Participants are vested at all times in their contributions and in the Company’s matching contributions. For the years ended December 31, 2005, 2004 and 2003, the Company recorded expenses of $1,848, $1,981 and $1,848, respectively, related to the 401(k) Plan.

11.	Related-Party Transactions

The Company’s sales of merchandise to The Kitchen Collection (KCI) were $5,497, $4,763 and $4,348 for the years ended 2005, 2004 and 2003, respectively. KCI, a wholly owned subsidiary of Housewares, is a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories. Accounts receivable due from KCI at December 31, 2005 and 2004 amounted to $551 and $345.

NACCO incurs certain administrative and other expenses directly related to the operation of the Company. In the opinion of management, the allocation of expenses to the Company is reasonable. These expenses are reimbursed to NACCO. The Company paid $5,258, $5,556 and $5,100 of these administrative expenses to NACCO, recorded in selling, general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Income, for the years ended December 31, 2005, 2004 and 2003, respectively. The related payable to NACCO was $279 and $122 at December 31, 2005 and 2004, respectively. The Company also had a tax payable of $4,196 and $4,369 due to NACCO at December 31, 2005 and 2004, respectively.

Legal services rendered by Jones Day approximated $169, $97 and $1,223 for the years ended December 31, 2005, 2004 and 2003, respectively. A director of the Company is also a partner in this firm.

12.	Contingencies

Various legal and regulatory proceedings and claims have been or may be asserted against the Company relating to the conduct of its business, including product liability, environmental, including asbestos-related claims, and other claims. These proceedings are incidental to the ordinary course of business of the Company. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Supplemental Cash Flow Information

Cash payments during 2005, 2004 and 2003 included interest of $4,989, $5,154 and $4,949, respectively, and income taxes of $14,201, $12,725 and $5,190, respectively. During 2005, 2004 and 2003, income tax refunds totaled $1,771, $3,866 and $2,221, respectively.

14.	Business Segment Information

The Company operates in a single business segment. No single country outside of the United States comprised 10% or more of the Company’s revenues from unaffiliated customers. The “International” category below principally includes Canada and Mexico.

	United States	International	Consolidated

2005
Revenues from affiliated customers, based on the customers’ location	431,028	96,640	527,668
Long-lived assets	6,870	6,562	13,432
2004
Revenues from affiliated customers, based on the customers’ location	412,420	94,824	507,244
Long-lived assets	8,249	19,090	27,339
2003
Revenues from affiliated customers, based on the customers’ location	405,896	86,925	492,821
Long-lived assets	8,517	24,451	32,968

15.	Subsequent Events

In April 2006, the Company sold its manufacturing facility in Saltillo, Mexico. The carrying value of the building was adjusted to fair value less costs to sell and classified as “Net assets held for sale” in the Consolidated Balance Sheets as of December 31, 2005. No additional gain or loss was recorded upon the final sale of this facility.

In addition, in May 2006, the Company amended its Facility to extend the expiration date to July 2011, allow for the disposition of the Company’s property located in Saltillo, Mexico, allow the Company to distribute the cash proceeds on the sale of its property in Saltillo, Mexico to NACCO and increase the limit on distributions to NACCO for operating and overhead expenses from $2.0 million to $2.5 million.

Additionally, on July 24, 2006, the Company and Applica Incorporated (Applica) announced that NACCO, the Company and Applica entered into definitive agreements whereby NACCO will spin off the Company to NACCO’s stockholders and, immediately after the spin-off, Applica will merge with and into the Company. The combined public company will be named Hamilton Beach, Inc., and will be headquartered in Richmond, VA. Hamilton Beach, Inc. will apply to list its Class A common stock on the New York Stock Exchange. In the spin-off, NACCO stockholders, in addition to retaining their shares of NACCO stock, will receive one-half of a share of Hamilton Beach, Inc. Class A common stock and one-half of a share of Hamilton Beach, Inc. Class B common stock for each share of the NACCO common stock they own. The outstanding shares of Applica common stock will be converted into the right to receive a number of shares of Hamilton Beach, Inc. Class A common stock equal to 25 percent of the aggregate number of shares of Hamilton Beach, Inc. common stock outstanding immediately following the merger.

The combined company will have a broad portfolio of some of the most recognized and respected brands in this industry, including Black & Decker®, Hamilton Beach®, Proctor Silex®, eclectrics®, Traditions®,

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Subsequent Events (continued)

Windmere®, TrueAir®, LitterMaid®, Hamilton Beach® Commercial and Belson®. Hamilton Beach, Inc. plans to design, market and distribute a wide range of products under these brand names, including coffee makers, irons, blenders, toaster ovens, indoor grills, food processors, air purifiers, personal care appliances and accessories, and automatic self-cleaning cat litter boxes.

Commitments for financing have been secured to provide Hamilton Beach, Inc. with funding to finance ongoing operations and growth, the repayment of Applica’s and the Company’s existing debt, transaction expenses and a $110.0 million cash dividend to NACCO.

The transaction, which was approved by the Boards of Directors of NACCO, the Company and Applica, will be tax-free to stockholders of NACCO and Applica. The transaction is subject to approval by Applica’s stockholders and to regulatory approvals and other customary closing conditions.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

Schedule II — Valuation and Qualifying Accounts
Year ended December 31, 2005, 2004 and 2003

		Additions
			Charged to
	Balance at	Charged to	Other			Balance at
	Beginning of	Costs and	Accounts —	Deductions —		End of
Description	Period	Expenses	Describe	Describe		Period
	(Dollars in thousands)

2005
Reserves deducted from asset accounts:
Allowance for doubtful accounts	$1,138	$232	$—	$111	(A)	$1,259
Allowance for discounts, adjustments and returns	6,236	17,301	—	14,527	(B)	9,010
Reserves for losses on inventory	2,927	541	—	1,596	(A)	1,872
2004
Reserves deducted from asset accounts:
Allowance for doubtful accounts	$1,614	$221	$—	$697	(A)	$1,138
Allowance for discounts, adjustments and returns	5,309	14,016	—	13,089	(B)	6,236
Reserves for losses on inventory	3,578	811	—	1,462	(A)	2,927
2003
Reserves deducted from asset accounts:
Allowance for doubtful accounts	$1,103	$2,145	$—	$1,634	(A)	$1,614
Allowance for discounts, adjustments and returns	4,213	9,950	—	8,854	(B)	5,309
Reserves for losses on inventory	2,394	2,053	—	869	(A)	3,578

(A)	Write-offs, net of recoveries

(B)	Payments

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2006	2005
	(In thousands,
	except share data)

ASSETS
Current Assets
Cash and cash equivalents	$2,754	$2,478
Accounts receivable, net	62,757	80,146
Accounts receivable from related parties	197	551
Inventories	88,521	76,486
Deferred income taxes	4,396	5,144
Net assets held for sale	—	11,015
Prepaid expenses and other	8,836	9,753

Total Current Assets	167,461	185,573
Property, Plant and Equipment, Net	12,179	13,432
Goodwill	80,748	80,748
Deferred Income Taxes	13,504	12,813
Other Non-current Assets	7,835	8,069

Total Assets	$281,727	$300,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$58,295	$49,213
Accounts payable to related parties	484	4,475
Current portion of long-term debt	7,072	11,985
Other current liabilities	27,697	34,479

Total Current Liabilities	93,548	100,152
Long-term Debt
Revolving credit agreement	47,936	42,010
Capital leases	245	249

Total Long-term Debt	48,181	42,259
Other Liabilities	28,245	26,412
Stockholder’s Equity
Common stock, 100 shares authorized, issued and outstanding at $0.01 per share	—	—
Capital in excess of par value	117,998	135,786
Retained earnings	—	2,688
Accumulated other comprehensive loss:
Minimum pension liability adjustment	(5,732)	(5,178)
Foreign currency translation adjustment	(73)	(447)
Deferred loss on cash flow hedging	(440)	(1,037)

	111,753	131,812

Total Liabilities and Stockholder’s Equity	$281,727	$300,635

See notes to unaudited condensed consolidated financial statements.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
	(In thousands)

Net sales	$113,485	$111,307	$209,053	$205,925
Cost of sales	90,501	90,663	167,421	168,812

Gross Profit	22,984	20,644	41,632	37,113
Operating Expenses
Selling, general and administrative expenses	16,475	15,388	33,727	30,730
Restructuring charges	2	13	236	26

	16,477	15,401	33,963	30,756

Operating Profit	6,507	5,243	7,669	6,357
Other expense
Interest expense	1,056	1,335	2,142	2,552
Foreign currency (gains) losses	1,060	(586)	1,676	(449)
Other, net	(22)	46	(201)	(331)

	2,094	795	3,617	1,772

Income Before Income Taxes	4,413	4,448	4,052	4,585
Income tax provision	1,666	1,684	1,528	1,736

Net Income	$2,747	$2,764	$2,524	$2,849

Comprehensive Income	$3,224	$2,754	$2,941	$3,594

See notes to unaudited condensed consolidated financial statements.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	Six Months Ended
	June 30
	2006	2005
	(In thousands)

Common Stock	$—	$—

Capital in Excess of Par Value
Beginning balance	135,786	135,786
Dividends paid	(17,788)	—

	117,998	135,786

Retained Earnings
Beginning balance	2,688	9,896
Net income	2,524	2,849
Dividends paid	(5,212)	(10,000)

	—	2,745

Accumulated Other Comprehensive Income (Loss)
Beginning balance	(6,662)	(8,551)
Foreign currency translation adjustment	374	(155)
Minimum pension liability adjustment	(554)	—
Reclassification of hedging activity into earnings	185	599
Current period cash flow hedging activity	412	301

	(6,245)	(7,806)

Total Stockholder’s Equity	$111,753	$130,725

See notes to unaudited condensed consolidated financial statements.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30
	2006	2005
	(In thousands)

Operating Activities
Net income	$2,524	$2,849
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,507	2,682
Amortization of deferred financing fees	115	197
Deferred lease costs	21	—
Deferred income taxes	467	(47)
Restructuring charges	236	26
Changes in non-current assets and liabilities	2,451	1,122
Working capital changes:
Accounts receivable	17,389	26,888
Inventories	(12,035)	(5,549)
Other current assets	911	(1,016)
Accounts payable	9,081	(4,266)
Accounts payable to/receivable from related parties	(3,637)	(2,672)
Other current liabilities	(7,876)	(8,833)

Net cash provided by operating activities	12,154	11,381

Investing Activities
Expenditures for property, plant and equipment	(1,288)	(1,892)
Proceeds from the sale of property, plant and equipment	11,453	428

Net cash provided by (used for) investing activities	10,165	(1,464)

Financing Activities
Net additions to revolving credit agreements	1,010	634
Cash dividends paid	(23,000)	(10,000)
Financing fees paid	(8)	(200)

Net cash used for financing activities	(21,998)	(9,566)

Effect of exchange rate changes on cash	(45)	30

Cash and Cash Equivalents
Increase for the period	276	381
Balance at the beginning of the period	2,478	1,132

Balance at the end of the period	$2,754	$1,513

See notes to unaudited condensed consolidated financial statements.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006
(Amounts in Thousands, Except Percentage Data)

Note 1 — Basis of Presentation

HB-PS Holding Company, Inc. and its wholly owned subsidiaries (“HB/PS” or the “Company”) were formed on October 11, 1990, upon the merger of Hamilton Beach, Inc. and Proctor-Silex, Inc. The Company is a wholly owned subsidiary of Housewares Holding Company (“Housewares”), which is a wholly owned subsidiary of NACCO Industries, Inc. (“NACCO”). The Company designs, manufactures, imports and markets small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, primarily to retailers and distributors in North America. The accompanying consolidated financial statements include the accounts of the Company. All intercompany accounts and transactions have been eliminated in consolidation.

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of the Company as of June 30, 2006 and the results of its operations for the three and six months ended June 30, 2006 and 2005 and the results of its cash flows and changes in stockholders’ equity for the six months ended June 30, 2006 and 2005 have been included.

The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information or notes required by U.S. generally accepted accounting principles for complete financial statements.

Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2006. Because the housewares business is seasonal, a majority of revenues and operating profit occurs in the second half of the calendar year when sales of small electric appliances to retailers and consumers increase significantly for the fall holiday selling season.

Note 2 — Recently Issued Accounting Standards

SFAS No. 123R:  In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS No. 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used.

The Company does not have any share-based compensation arrangements. As such, the Company adopted SFAS No. 123R on January 1, 2006 and the adoption did not have a material impact on the Company’s financial position or results of operations.

SFAS No. 151:  In December 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expenses to be recognized as current period charges. Additionally, SFAS No. 151 requires that allocation of

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a material impact on the Company’s financial position or results of operations.

SFAS No. 154:  In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial position or results of operations.

SFAS No. 155:  In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the effect the adoption of SFAS No. 155 will have on its financial position or results of operations.

SFAS No. 156:  In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the effect the adoption of SFAS No. 156 will have on its financial position or results of operations.

FIN No. 48:  In June 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The pronouncement prescribes a recognition threshold and measurement attributable to

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect the adoption of FIN No. 48 will have on its financial position or results of operations.

Note 3 — Restructuring

2005 Restructuring Program

During 2005, HB/PS management approved a plan for the Saltillo, Mexico facility to phase out its production of blenders for the U.S. and Canadian markets and only produce blenders for the Mexican and Latin America markets. Blenders for the U.S. and Canadian markets will be sourced from third party Chinese manufacturers. As such, HB/PS recognized a charge of approximately $3,713 in 2005. Of this amount, $2,311 related to severance, $968 related to lease termination costs for machinery and equipment no longer in use, $195 related to the write-down of excess inventory and $82 related to other costs. Severance payments of $252 to 97 employees were made during 2005. Also included in the restructuring charge is a $157 non-cash asset impairment charge for equipment and tooling, which was determined based on current estimated market values for similar assets compared with the net book value of these assets. During the first six months of 2006, HB/PS recognized a charge of approximately $231 for other costs related to the restructuring. In addition, severance payments of $1,197 were made to 317 employees, lease payments of $257 and payments of $231 for other costs were made during the first six months of 2006. Payments related to this restructuring plan are expected to continue through the remainder of 2006.

2004 Restructuring Program

During 2004, the Board of Directors approved management’s plan to restructure HB/PS’ manufacturing activities by closing the Sotec manufacturing facility located near Juarez, Mexico and consolidating all remaining activities into its Saltillo, Mexico facility. In addition, it closed its El Paso, Texas distribution center and consolidated these activities into its Memphis, Tennessee distribution center. HB/PS reduced activities at its North American manufacturing plants through the end of 2005 as a result of increased sourcing of products from China. These actions were designed to reduce HB/PS’ manufacturing inefficiencies attributable to excess capacity to minimal levels in 2005. As such, HB/PS recognized a charge of approximately $9,359 during 2004. Of this amount, $3,627 related to lease termination costs for closed facilities and machinery and equipment no longer in use, $2,332 related to severance and post-employment medical expenses and $406 related to the write-down of excess inventory. Lease payments of $3,253 and severance payments of $1,039 to 144 employees were made during 2004. During 2005, additional expenses of $345 for lease impairment and $42 for severance were incurred. Lease payments of $696 and severance payments of $443 to 66 employees were made during 2005. In addition, payments for post-employment medical expenses of $49 were made during 2005. Also included in the restructuring charge is a $2,994 non-cash asset impairment charge for equipment and tooling, which was determined based on current estimated market values for similar assets compared with the net book value of these assets. During the first six months of 2006, HB/PS recognized a charge of approximately $5 for severance costs related to the restructuring. In addition, lease payments of $23 were made during the first six months of 2006. Payments related to this restructuring plan are expected to be made through the remainder of 2006.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following is the detail of the incurred and expected cash and non-cash charges related to the HB/PS restructuring programs:

	Total		Charges	Additional
	Charges	Total Charges	Incurred in the	Charges
	Expected to	Incurred Through	Six Months Ended	Expected to be
	be Incurred,	December 31,	June 30,	Incurred in
	Net	2005	2006	2006

Cash charges
Severance	$4,637	$4,610	$5	$22
Lease impairment	5,653	4,940	—	713
Other	438	157	231	50

	10,728	9,707	236	785

Non-cash charges
Asset impairment	3,152	3,152	—	—
Excess inventory	601	601	—	—

	3,753	3,753	—	—

Total charges	$14,481	$13,460	$236	$785

Following is a rollforward of the restructuring liability:

		Lease
	Severance	Impairment	Other	Total

Balance at January 1, 2006	$2,876	$991	$—	$3,867
Provision	5	—	231	236
Payments	(1,197)	(280)	(231)	(1,708)

Balance at June 30, 2006	$1,684	$711	$—	$2,395

Note 4 — Inventories

Inventories are summarized as follows:

	June 30	December 31
	2006	2005

Finished goods	80,962	67,853
Raw materials and work in process	4,507	4,073
LIFO reserve	3,052	4,560

	$88,521	$76,486

The cost of certain manufactured and retail inventories has been determined using the LIFO method. At June 30, 2006 and December 31, 2005, 84% and 82%, respectively, of total inventories were determined using the LIFO method. LIFO inventory value exceeds its FIFO value primarily due to price deflation.

An actual valuation of inventory under the LIFO method can be made only at the end of the year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must be based on management’s estimates of expected year-end inventory levels and costs. Because these estimates are subject to change and may be different than the actual inventory levels and costs at year-end, interim results are subject to the final year-end LIFO inventory valuation.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Property, Plant and Equipment, Net

During the fourth quarter of 2005, the Company entered into a plan to sell its manufacturing facility in Saltillo, Mexico. In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the carrying value of the building was adjusted to its fair value less costs to sell and classified as “Net assets held for sale” in the Consolidated Balance Sheets as of December 31, 2005.

In April 2006, the Company sold its manufacturing facility in Saltillo, Mexico. No additional gain or loss was recorded upon the final sale of this facility.

Note 6 — Current and Long-term Financing

HB/PS’ financing is provided by a $115,000 senior secured, floating-rate revolving credit facility (the “HB/PS Facility”) that expires in July 2011. The HB/PS Facility was amended during the second quarter of 2006 to extend the expiration date to July 2011, allow for the disposition of HB/PS’ property located in Saltillo, Mexico, allow HB/PS to distribute the cash proceeds on the sale of its property in Saltillo, Mexico to NACCO and increase the limit on distributions to NACCO for operating and overhead expenses from $2.0 million to $2.5 million.

Note 7 — Guarantees and Contingencies

Various legal and regulatory proceedings and claims have been or may be asserted against the Company relating to the conduct of its business, including product liability, environmental and other claims. These proceedings and claims are incidental to the ordinary course of business of the Company. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized.

The Company provides a standard warranty to consumers for all of its products. The specific terms and conditions of those warranties vary depending upon the product brand. In general, if a product is returned under warranty, a refund is provided to the consumer by the Company’s customer, the retailer. Generally, the retailer returns those products to the Company for a credit. The Company estimates the costs that may be incurred under its standard warranty programs and records a liability for such costs at the time product revenue is recognized.

The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and the cost per claim. Changes in the Company’s warranty obligations are as follows:

2006

Balance at January 1	$4,696
Warranties issued	3,113
Settlements made	(4,341)

Balance at June 30	$3,468

Note 8 — Retirement Benefit Plans

The Company participates in the combined defined benefit pension plan of NACCO. All full-time hourly and salaried U.S. employees hired on or before January 1, 1996, are eligible to participate in the plan.

HB-PS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective December 31, 1996, the Company froze benefits accrued and obligations recorded under the U.S. plan. The plan uses formulas to determine benefits upon retirement, taking into account age, compensation, and the success of the Company in meeting certain goals. The Company’s policy is to make contributions to fund these plans within the range allowed by applicable regulations. Plan assets consist primarily of publicly traded stocks, investment contracts and government and corporate bonds. The disclosures below relate only to the allocations applicable to the Company. In addition, the Company sponsors a defined benefit plan for all full-time hourly and salaried Canadian employees.

The components of pension expense are set forth below:

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

U.S. Pension
Service cost	$—	$—	$—	$—
Interest cost	472	504	943	1,008
Expected return on plan assets	(617)	(616)	(1,233)	(1,232)
Net amortization	199	177	398	355

Total	$54	$65	$108	$131

Non-U.S. Pension
Service cost	$48	$20	$94	$80
Interest cost	46	19	90	95
Expected return on plan assets	(42)	(9)	(82)	(70)
Net amortization	15	(6)	29	—

Total	$67	$24	$131	$105

Management’s Annual Report on Internal Control Over Financial Reporting

The management of Applica Incorporated and its subsidiaries (“Applica”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, Applica’s principal executive and principal financial officers, or persons performing similar functions, and effected by Applica’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

(i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Applica;

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Applica are being made only in accordance with authorizations of management and directors of Applica; and

(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Applica’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has evaluated the effectiveness of Applica’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the control criteria established in a report entitled Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on management’s evaluation and those criteria set forth above, management believes that Applica maintained effective internal control over financial reporting as of December 31, 2005.

The independent registered public accounting firm of Grant Thornton LLP has issued a report on management’s assessment and the effectiveness of Applica’s internal control over financial reporting. That report appears on the following page.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Applica Incorporated

We have audited management’s assessment, included in the accompanying annual report on internal control over financial reporting, that Applica Incorporated and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Applica Incorporated’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Applica Incorporated and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on COSO. Also in our opinion, Applica Incorporated and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Applica Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 and our report dated March 10, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/  Grant Thornton LLP

Miami, Florida
March 10, 2006

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Applica Incorporated

We have audited the accompanying consolidated balance sheets of Applica Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applica Incorporated and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

We have also audited, in accordance with the standards of the Public Company Oversight Board (United States), the effectiveness of Applica Incorporated’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2006 expressed an unqualified opinion.

/s/  Grant Thornton LLP

Miami, Florida
March 10, 2006

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2005	2004
	(In thousands, except par value data)

ASSETS
Current Assets:
Cash and cash equivalents	$4,464	$10,463
Accounts and other receivables, less allowance of $8,773 in 2005 and $11,711 in 2004	140,479	160,436
Notes receivable — former officer	—	2,569
Inventories	101,638	131,503
Prepaid expenses and other	11,137	12,309
Refundable income taxes	3,661	2,032
Future income tax benefits	1,249	33

Total current assets	262,628	319,345
Property, Plant and Equipment — at cost, less accumulated depreciation of $46,755 in 2005 and $73,171 in 2004	19,715	38,327
Future Income Tax Benefits, Non-Current	9,185	11,212
Other Intangibles, net	1,765	4,493
Other Assets	3,989	2,560

Total Assets	$297,282	$375,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,682	$41,827
Accrued expenses	50,034	62,046
Short-term debt	69,524	89,455
Current portion of long-term debt	—	3,000
Current taxes payable	3,747	5,947
Deferred rent	919	680

Total current liabilities	157,906	202,955
Other Long-Term Liabilities	475	1,004
Long-Term Debt	75,750	61,008
Shareholders’ Equity:
Common stock — authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,179 in 2005 and 24,137 in 2004	2,418	2,414
Paid-in capital	159,226	159,131
Accumulated deficit	(95,749)	(46,480)
Note receivable — former officer	—	(502)
Accumulated other comprehensive loss	(2,744)	(3,593)

Total shareholders’ equity	63,151	110,970

Total liabilities and shareholders’ equity	$297,282	$375,937

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)

Net sales	$556,119	$709,772	$623,436
Cost of sales:
Cost of goods sold	419,430	506,652	452,450
Restructuring charges	12,491	9,236	6,993
Product recall	—	—	(4,125)

	431,921	515,888	455,318

Gross profit	124,198	193,884	168,118
Selling, general and administrative expenses:
Operating expenses	160,900	191,170	169,398
Termination benefits	—	9,153	—
Gain on the sale of subsidiary, division and property — net	—	(3,921)	—
Restructuring and other (credits) charges	—	(563)	4,681
Impairment of goodwill	—	62,812	—
Impairment of intangible asset	—	—	7,152

	160,900	258,651	181,231

Operating loss	(36,702)	(64,767)	(13,113)
Other (income) expense:
Interest expense	11,420	9,796	13,964
Interest and other income	(1,686)	(1,247)	(817)
(Gain) loss on early extinguishment of debt	(56)	187	3,940

	9,678	8,736	17,087

Loss before equity in net earnings of joint venture and income taxes	(46,380)	(73,503)	(30,200)
Equity in net earnings of joint venture	—	—	55,570

(Loss) earnings before income taxes	(46,380)	(73,503)	25,370
Income tax provision	2,889	59,451	10,147

Net (loss) earnings	$(49,269)	$(132,954)	$15,223

(Loss) earnings per common share — basic:
(Loss) earnings per common share	$(2.04)	$(5.55)	$0.65

(Loss) earnings per common share — diluted:
(Loss) earnings per common share	$(2.04)	$(5.55)	$0.63

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			(Accumulated	Note	Accumulated
			Deficit)	Receivable	Other
	Common	Paid-in	Retained	Former	Comprehensive
	Stock	Capital	Earnings	Officer	Loss	Total
			(In thousands)

Balance at December 31, 2002	$2,350	$155,395	$71,251	$(1,496)	$(8,372)	$219,128
Comprehensive earnings:
Net earnings	—	—	15,223	—	—	15,223
Foreign currency translation adjustment	—	—	—	—	1,270	1,270
Change in unrealized gain on derivative instruments, net of tax	—	—	—	—	764	764

Total comprehensive earnings						17,257
Exercise of stock options and issuance of common stock under employee stock purchase plan	19	1,152	—	—	—	1,171
Tax benefit resulting from exercise of stock options	—	47	—	—	—	47
Fair value of options to non-employees	—	10	—	—	—	10

Balance at December 31, 2003	2,369	156,604	86,474	(1,496)	(6,338)	237,613
Comprehensive loss:
Net loss	—	—	(132,954)	—	—	(132,954)
Foreign currency translation adjustment	—	—	—	—	2,076	2,076
Realized foreign currency translation — sale of subsidiary					753	753
Change in unrealized loss on derivative instruments	—	—	—	—	(84)	(84)

Total comprehensive loss						(130,209)
Exercise of stock options and issuance of common stock under employee stock purchase plan	45	2,414	—	—	—	2,459
Net change to reclass notes receivable former-officer to current assets	—	—	—	994	—	994
Compensation expense — former officer	—	113	—	—	—	113

Balance at December 31, 2004	2,414	159,131	(46,480)	(502)	(3,593)	110,970
Comprehensive loss:
Net loss	—	—	(49,269)	—	—	(49,269)
Foreign currency translation adjustment	—	—	—	—	(76)	(76)
Change in unrealized loss on derivative instruments	—	—	—	—	925	925

Total comprehensive loss						(48,420)
Exercise of stock options and issuance of common stock under employee stock purchase plan	4	95	—	—	—	99
Collections of notes receivable former-officer	—	—	—	502	—	502

Balance at December 31, 2005	$2,418	$159,226	$(95,749)	$—	$(2,744)	$63,151

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)

Cash flows from operating activities:
Net (loss) earnings	$(49,269)	$(132,954)	$15,223
Reconciliation to net cash (used in) provided by operating activities:
Depreciation of property, plant and equipment	11,822	15,278	21,439
Loss on disposal of property, plant and equipment	1,122	791	3,661
(Recovery) provision for doubtful accounts	(2,497)	889	2,228
Write-downs of inventory	16,844	5,777	5,355
(Gain) loss on early extinguishment of debt	(56)	187	3,940
Compensation expense — former officer	—	113	—
Amortization of intangible and other assets	3,864	2,212	9,272
Impairment of intangible asset	—	—	7,152
Impairment of goodwill	—	62,812	—
Impairment of property, plant and equipment	1,062	4,851	—
Gain on sale of subsidiary, division and property	—	(3,921)	—
Deferred taxes	810	53,412	11,721
Restructuring, recall and other (credits) charges	—	(563)	556
Other non-cash changes in equity items	—	—	57
Equity in net earnings of joint venture	—	—	(55,570)
Changes in assets and liabilities, net of acquisition:
Accounts and other receivables	18,406	(36,274)	13,318
Inventories	13,223	(51,094)	(2,507)
Prepaid expenses and other	6,573	(3,239)	(1,731)
Other assets	(1,715)	2,262	1,944
Accounts payable and accrued expenses	(20,035)	9,283	(6,800)
Current income taxes	(3,829)	6,566	(1,506)
Other liabilities	(291)	56	(277)

Net cash (used in) provided by operating activities	(3,966)	(63,556)	27,475
Cash flows from investing activities:
Net proceeds from sale of subsidiary, division, and property	2,073	47,409	—
Additions to property, plant and equipment	(3,400)	(14,564)	(18,526)
Distribution from joint venture — net	—	1,194	51,430
Distribution from escrowed funds in connection with a dissolved partnership	4,982	—	—
Collections from officers and former officer	3,078	62	486

Net cash provided by investing activities	6,733	34,101	33,390
Cash flows from financing activities:
(Payments) borrowings under lines of credit, net	(20,107)	34,195	7,949
Payments on mortgage loan	—	(5,779)	(143)
Payments of long-term debt	(3,000)	—	—
Proceeds from issuance of long-term debt	20,000	—	—
Redemption of long-term debt	(4,906)	(4,390)	(67,775)
Exercises of stock options and issuances of common stock under employee stock purchase plan	99	2,459	1,171
Interest receivable from former officer	(7)	(22)	(41)

Net cash (used in) provided by financing activities	(7,921)	26,463	(58,839)

Effect of exchange rate changes on cash	(845)	720	3,026
(Decrease) increase in cash and cash equivalents	(5,999)	(2,272)	5,052
Cash and cash equivalents at beginning of period	10,463	12,735	7,683

Cash and cash equivalents at end of period	$4,464	$10,463	$12,735

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

Supplemental Disclosures of Cash Flow Information:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)

Cash paid during the year for:
Interest	$10,928	$10,117	$15,520
Income taxes	$5,073	$—	$312

Non-cash financing activities:

•	Applica reclassified approximately $5.7 million from property, plant and equipment and $0.4 million from inventories to assets held for sale, which are included within prepaid expenses and other assets in 2005.

•	Applica reclassified approximately $1.0 million of notes receivable from a former officer to current assets in 2004.

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

Applica Incorporated and its subsidiaries (collectively, the “Company” or “Applica”) are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as LitterMaid®, Belson®, Windmere®, and Applica®. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean.

Applica operated a manufacturing facility in Mexico which ceased production in October 2005.

Principles of Consolidation

The consolidated financial statements include the accounts of Applica Incorporated and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include income taxes, the allowance for doubtful accounts, inventory valuation reserves, product liability, depreciation and amortization.

Management believes that the following may involve a higher degree of judgment or complexity:

Income Taxes.  Applica is subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in Applica’s financial statements and tax returns. Significant management judgment is required in developing Applica’s provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required to be applied against the deferred tax assets. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Applica records a valuation allowance to reduce its deferred tax assets to the amount that Applica believes will more likely than not be realized. While Applica considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to tax expense in the period such determination is made. Likewise, should Applica determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination is made.

Collectibility of Accounts Receivable.  Applica records allowances for estimated losses resulting from the inability of its customers to make required payments on their balances. Applica assesses the credit worthiness of its customers based on multiple sources of information and analyzes many factors including:

•	Applica’s historical bad debt experiences;

•	publicly available information regarding its customers and the inherent credit risk related to them;

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	information from subscription-based credit reporting companies;

•	trade association data and reports;

•	current economic trends; and

•	changes in customer payment terms or payment patterns.

This assessment requires significant judgment. If the financial condition of Applica’s customers were to worsen, additional write-offs may be required. Such write-offs may not be included in the allowance for doubtful accounts at December 31, 2005 and, therefore, a charge to income could result in the period in which a particular customer’s financial condition worsens. Conversely, if the financial condition of Applica’s customers were to improve or its judgment regarding their financial condition was to change positively, a reduction in the allowances may be required resulting in an increase in income in the period such determination is made. Applica currently has a credit approved receivables purchasing agreement with FCIA Underwriters.

Inventory.  Applica values inventory at the lower of cost or market, using the first-in, first-out (FIFO) method, and regularly reviews the book value of discontinued product lines and stock keeping units (SKUs) to determine if these items are properly valued. If the market value of the product is less than cost, Applica will write down the related inventory to the estimated net realizable value. Applica regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on Applica’s results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination is made.

Product Liability Claims and Litigation.  Applica is subject to lawsuits and other claims related to product and other matters that are being defended and handled in the ordinary course of business. Applica maintains accruals for the costs that may be incurred, which are determined on a case-by-case basis, taking into consideration the likelihood of adverse judgments or outcomes, as well as the potential range of probable loss. The accruals are monitored on an ongoing basis and are updated for new developments or new information as appropriate. With respect to product liability claims, Applica estimates the amount of ultimate liability in excess of applicable insurance coverage based on historical claims experience and current claim estimates, as well as other available facts and circumstances.

Management believes that the amount of ultimate liability of Applica’s current claims and litigation matters, if any, is not likely to have a material effect on its business, financial condition, results of operations or liquidity. However, as the outcome of litigation is difficult to predict, unfavorable significant changes in the estimated exposures could occur resulting in a charge to income in the period such determination is made. Conversely, if favorable changes in the estimated exposures occur, a reduction in the accruals may be required resulting in an increase in income in the period such determination is made.

Long-Lived Assets.  Applica reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period. Applica recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows.

Other Estimates.  During the years, Applica has made significant estimates in connection with specific events affecting its expectations. These have included accruals relating to the consolidation of its operations, plant closings, reduction in employees and product recalls. Estimates have also been required with respect to

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Applica’s investment in a joint venture investment partnership (for additional information, see Note D). Applica makes a number of other estimates in the ordinary course of business relating to sales returns and allowances, warranty accruals, and accruals for promotional incentives. Historically, past changes to these estimates have not had a material impact on Applica’s financial condition, but have significantly affected operations from time to time. However, circumstances could change which may alter future expectations.

Foreign Currency Translation

The financial statements of Applica’s non-U.S. subsidiaries are translated in accordance with Statement of Financial Accounting Standards (“SFAS”) 52, “Foreign Currency Translation”. SFAS 52 distinguishes between translation adjustments and foreign currency transactions. In accordance with SFAS 52, subsidiaries that use the local currency as the functional currency translate assets and liabilities into United States dollars at the exchange rate in effect at the end of the year. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the year. The aggregate effect of translating the financial statements of these foreign subsidiaries was included in a separate component of shareholders’ equity entitled “Accumulated Other Comprehensive Loss.” For subsidiaries that transact business predominantly in U.S. dollars or if the local currency is deemed to be hyper-inflationary, the U.S. dollar is used as the functional currency. Monetary balance sheet accounts are translated at the exchange rate in effect at the end of the year and non-monetary balance sheet accounts are translated at historical exchange rates. Income and expense accounts are translated at the average exchange rates in effect during the year. Adjustments resulting from the translation of these entities are included in operations. During 2005, 2004 and 2003, net foreign translation (Gains) or losses included in Applica’s statement of operations were $(0.8) million, $0.7 million and $3.0 million, respectively. Gains or losses resulting from foreign currency transactions are recorded in the consolidated statements of operations. Such losses totaled $0.6 million, $1.4 million and $0.3 million in 2005, 2004 and 2003, respectively.

Cash and Cash Equivalents

Applica considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at December 31, 2005 and 2004 included approximately $3.9 million and $8.3 million, respectively, held in foreign banks by Applica’s Hong Kong, Canadian and Latin American subsidiaries.

Comprehensive Earnings (Loss)

Comprehensive earnings (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on derivatives designated as cash flow hedges. Applica presents accumulated other comprehensive earnings (loss), net of taxes, in its consolidated statement of shareholders’ equity.

The components of accumulated other comprehensive earnings, net of tax, were as follows:

	At December 31,
	2005	2004
	(In thousands)

Accumulated foreign currency translation adjustment	$(2,744)	$(2,668)
Accumulated net unrealized gain on derivatives	—	(925)

	$(2,744)	$(3,593)

Tax provisions (benefits) related to comprehensive earning adjustments, primarily due to unrealized gains and (losses) on derivatives, were zero in 2005 and 2004 and $1.4 million in 2003.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In July 2004, Applica sold its Hong Kong based manufacturing subsidiary. In connection with the sale, Applica realized a loss of approximately $0.8 million from cumulative foreign currency translation adjustments.

Inventories

Inventories are stated at the lower of cost or market; cost is determined by the first-in, first-out method. Inventories included the following:

	At December 31,
	2005*	2004
	(In thousands)

Raw materials	$—	$4,528
Work in process	—	280
Finished goods	101,638	126,695

	$101,638	$131,503

*	In October 2005, Applica ceased its manufacturing operations in Mexico.

Revenue Recognition

Applica recognizes revenue when title, risks and rewards of ownership of its products transfer to its customers, all contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Generally, this is at the time products are shipped for delivery to customers. Net sales are comprised of gross sales less provisions for estimated customer returns, discounts, volume rebates and cooperative advertising and slotting fees. Amounts billed to a customer for shipping and handling are included in net sales and the associated costs are included in cost of goods sold in the period when the sale occurs.

Cooperative Advertising and Slotting Fees

Effective January 1, 2005, Applica modified its accounting treatment for cooperative advertising and slotting fees provided to its customers. The modification was necessary because Applica no longer uses an unrelated third party to verify performance or to determine the fair value of the benefits Applica receives in exchange for the payment of promotional funds. In accordance with Emerging Issues Task Force (“EITF”) 01-9, “Accounting for Consideration Given By a Vendor To a Customer (Including a Reseller of the Vendor’s Products)”, which addresses the income statement classification of slotting fees and cooperative advertising arrangements with trade customers, these promotional funds should be accounted for as a reduction of selling price and netted against gross sales. Prior to January 1, 2005, Applica classified promotional funds as selling, general and administrative expenses in its consolidated statement of operations. This modification reduced each of net sales, gross profit and selling, general and administrative expenses by approximately $13.8 million, $17.0 million, and $17.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Because the modification resulted solely in a reclassification within the consolidated statement of operations, there was no impact on Applica’s financial condition, operating income or net earnings for any of the periods presented.

Advertising Costs

Advertising and promotional costs are expensed as incurred and are included in operating expenses in the accompanying consolidated statements of operations. Total advertising and promotional costs, excluding cooperative advertising, for the years ended December 31, 2005, 2004 and 2003 were approximately $9.0 million, $19.1 million and $14.3 million, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to their estimated operating service lives using the

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

straight-line method. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development in accordance with SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Maintenance, repairs and minor renewals and betterments are charged to expense as incurred.

Freight Costs

Freight costs on goods shipped and not billed to Applica’s customers were included in operating expenses in the accompanying consolidated statements of operations. Freight costs totaled $26.4 million, $30.8 million and $21.5 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Warranty

Estimated future warranty obligations related to certain products are provided by charges to cost of goods sold in the period in which the related revenue is recognized. Applica establishes a reserve for warranty obligations based on its historical warranty experience and other available information. Accrued product warranties as of December 31, 2005, 2004 and 2003 were as follows:

(In thousands)

Balance at December 31, 2003	$6,084
Additions to accrued product warranties	44,306
Reductions of accruals — payments and credits issued	(43,207)

Balance at December 31, 2004	$7,183
Additions to accrued product warranties	33,972
Reductions of accruals — payments and credits issued	(33,408)

Balance at December 31, 2005	$7,747

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Based Compensation

At December 31, 2005, Applica had three active stock-based compensation plans, which are described more fully in Note P — Shareholders’ Equity. Applica accounts for employee stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options issued is measured as the excess, if any, of the fair value of Applica’s common stock at the date of grant over the exercise price of the options. Applica’s net (loss) earnings and (loss) earnings per share would have been changed to the pro forma amounts indicated below had compensation cost for the stock option plans and stock options issued to employees been determined based on the fair value of the options at the grant dates consistent with the provisions of SFAS 123 “Accounting for Stock Based Compensation”:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share amounts)

Net (loss) earnings, as reported	$(49,269)	$(132,954)	$15,223
Add: Stock-based employee compensation expense included in net (loss) earnings, net of tax(1)	—	113	—
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of tax(1)	(2,373)	(831)	(371)

Pro forma net (loss) earnings	$(51,642)	$(133,672)	$14,852

(Loss) earnings per share:
Basic — as reported	$(2.04)	$(5.55)	$0.65
Basic — pro forma	$(2.14)	$(5.58)	$0.63
Diluted — as reported	$(2.04)	$(5.55)	$0.63
Diluted — pro forma	$(2.14)	$(5.58)	$0.62

(1)	Amounts are only net of tax for 2003 because in 2005 and 2004 there was a valuation allowance against substantially all deferred tax assets.

There was no stock-based employee compensation expense included in net loss in 2005. There was approximately $0.1 million in stock-based employee compensation expense included in the net loss in 2004 relating to the extension of the exercise period of options to purchase 500,000 shares of the common stock of Applica in connection with the resignation of Applica’s former Chairman of the Board in August 2004. There was no stock-based employee compensation expense included in net earnings in 2003.

No tax benefits were attributed to the stock-based employee compensation expense during the periods presented above because valuation allowances were required on substantially all of Applica’s deferred tax assets.

The above pro forma disclosures may not be representative of the effects on reported net earnings (loss) for future periods because (1) options vest over several years, (2) Applica may continue to grant options to employees and (3) the stock option acceleration in 2005.

In June 2005, the Compensation Committee of the Board of Directors approved the acceleration of vesting of all unvested “out-of-the-money” stock options awarded to employees under Applica’s stock option plans, except for those options held by executive officers. All stock options with exercise prices equal to or greater than $3.28 per share, the closing price of Applica’s common stock on June 16, 2005, were considered to be out-of-the-money. No stock options held by non-employees, including directors, were subject to acceleration. Options to purchase approximately 425,000 shares of common stock were subject to the acceleration. The options have a range of exercise prices of $3.63 to $11.16 and a weighted average exercise price of $4.91.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because the options that were accelerated have exercise prices in excess of the current market value of the common stock, they were not fully achieving their original objectives of incentive compensation and employee retention. The Compensation Committee of the Board of Directors believed that the acceleration of the option vesting periods would have a positive effect on employee morale and retention. Additionally, the acceleration enabled Applica to reduce compensation expense associated with stock options upon the adoption of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), on January 1, 2006. The aggregate pre-tax expense associated with the accelerated options that would have been reflected in Applica’s consolidated statement of operations in future fiscal years was approximately $1.2 million. This amount is reflected in the pro forma footnote disclosure above for the year ended December 31, 2005.

In December 2005, the Compensation Committee of the Board of Directors approved the granting of stock options to purchase up to 475,000 shares of common stock at an exercise price of $1.62 per share to certain employees of Applica. The exercise price was equal to the fair market value of the common stock on the date of the grant. All of the stock options were vested immediately, except for 30,000 which vest in 2006. The compensation expense of approximately $0.3 million associated with this grant is reflected in the pro forma footnote disclosure above for the year ended December 31, 2005.

In accordance with the requirements of SFAS 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Years Ended December 31,
	2005	2004	2003

Expected dividend yield	00.0%	00.0%	00.0%
Expected price volatility range	61.8%-77.0%	60.8%-65.6%	64.1%-82.7%
Risk-free interest rate	3.80%	3.15%	3.0%
Expected life of options in years	1-4	4	4

Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of such asset and eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Risk Management Contracts

Applica designates its derivatives based upon criteria established by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, which was amended by SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. For a derivative designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive earnings (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For derivatives that do not meet the criteria for hedge accounting, the gain or loss is recognized in earnings immediately.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Applica uses derivatives to manage exposures to foreign currency and interest rate risk. Applica’s objective in holding derivatives is to decrease the volatility of earnings and cash flows associated with changes in foreign currency and interest rates.

During 2005, 2004, and 2003, there were no significant gains or losses recognized in earnings for hedge ineffectiveness. Applica did not discontinue any hedges during 2005, 2004, or 2003 because it was probable that the original forecasted transaction would not occur.

In the normal course of business, Applica uses a variety of financial instruments to manage its exposure to fluctuations in interest and foreign currency exchange rates, including interest rate and currency swap agreements, forward and option contracts, and interest rate caps. Applica designates and assigns the financial instruments as hedges of forecasted transactions, specific assets, or specific liabilities. When hedged assets or liabilities are sold or extinguished or the forecasted transactions being hedged are no longer expected to occur, Applica recognizes the gain or loss on the designated hedging financial instrument.

For derivatives that meet the criteria for hedge accounting, option premiums and unrealized losses on forward contracts and the accrued differential for interest rate and currency swaps to be received under the agreements are recorded in the balance sheet as other comprehensive earnings (loss). Unrealized gains on forward and option contracts and the accrued differential for interest rate swaps to be paid under the agreements are included in other liabilities. Realized gains and losses from hedges are classified in the income statement consistent with the accounting treatment of the item being hedged. Applica accrues the differential for interest rate swaps to be paid or received under the agreements as interest rates shift as adjustments to net interest expense over the lives of the swaps. Gains and losses on the termination of effective swap agreements for which the hedged transaction is still in place and expected to occur, prior to their original maturity, are deferred and amortized to net interest expense over the remaining term of the underlying hedged transactions. As of December 31, 2005, there were no outstanding derivative financial instruments.

Income Taxes

The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities and certain other adjustments. Applica provides for deferred taxes under the asset and liability method, in accordance with SFAS 109 “Accounting for Income Taxes”. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided for deferred tax assets if it is more likely than not that (1) these items will either expire before Applica is able to realize their benefit or (2) the future deductibility is uncertain.

Legal Costs

Legal costs are expensed as incurred and are included in operating expenses. For the years ended 2005, 2004 and 2003, Applica expensed $2.4 million, $4.9 million and $8.1 million, respectively, related to legal matters.

Earnings (Loss) Per Share

Basic earnings per share is computed by dividing net (loss) earnings for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net (loss) earnings for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents (such as stock options) using the

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

treasury stock method. The following table sets forth the computation of basic and diluted (loss) earnings per share:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share amounts)

Net (loss) earnings	$(49,269)	$(132,954)	$15,223

Weighted average shares outstanding	24,151	23,975	23,573
Dilutive effect of stock options	—	—	425

Dilutive weighted average common shares outstanding	24,151	23,975	23,998

Basic (loss) earnings per share	$(2.04)	$(5.55)	$0.65
Diluted (loss) earnings per share	$(2.04)	$(5.55)	$0.63

The following table shows potential common stock equivalents outstanding to purchase shares of common stock that were excluded in the computation of diluted (loss) earnings per share. For 2005 and 2004, all common stock equivalents were excluded because their inclusion would have been anti-dilutive. The amounts in 2003 were excluded because their exercise prices were greater than the average market price of the common shares during the applicable period.

	For the Years Ended December 31,
	2005	2004	2003

Number of shares	2,483,224	2,755,207	1,494,685
Range of exercise price	$1.62-31.69	$3.63-31.69	$6.75-31.69

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154 “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaced APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changed the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material impact on Applica’s financial condition, results of operations, or cash flows.

In December 2004, the FASB issued SFAS No. 123R. SFAS 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which a company exchanges its equity instruments for goods or services. It also addresses transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost must be recognized over the period during which an employee is required to provide services in exchange for the award (which is usually the vesting period of the award).

SFAS 123R was originally scheduled to be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. In April 2005, the SEC announced the adoption of a new rule

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amending the compliance date to the beginning of the first annual reporting period that begins after June 15, 2005. Therefore, SFAS 123R will be effective for Applica in the fiscal year beginning January 1, 2006. As of the required effective date, Applica will apply SFAS 123R using the modified prospective transition method described in the standard.

The effects of the adoption of SFAS No. 123R on Applica’s financial condition, results of operations and cash flows are dependent upon a number of factors, including:

•	the number of employee stock options outstanding and unvested;

•	the number of employee options that may be granted in the future;

•	the future market value and volatility of Applica’s stock price;

•	movements in the risk-free rate of interest;

•	stock option exercise and forfeiture patterns; and

•	the stock option valuation model used to estimate the fair value of each option.

As a result of these variables, it is not yet possible to reliably estimate the effect of the adoption of SFAS No. 123R will have on Applica’s financial condition, results of operations or cash flows; however, Applica expects that the effect of the adoption of SFAS 123R related to the unvested stock options at December 31, 2005 will result in approximately $0.4 million of compensation expense in 2006, $0.4 million in 2007 and $0.2 million in 2008, which will be reflected in the consolidated statements of operations for the respective fiscal years.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year’s presentation.

NOTE B — COST OF SALES

Cost of Goods Sold

Included in cost of goods sold for 2005 were inventory write-downs of approximately $13.5 million primarily related to lower-than-anticipated consumer demand for the Home CafeTM single cup coffee maker and the TideTM BuzzTMultrasonic stain remover. Included in cost of goods sold for 2004 were inventory write-downs of approximately $1.4 million recorded for the TideTM BuzzTM ultrasonic stain remover. There were no write-downs recorded for the aforementioned two products in 2003. The inventory write-downs related to the Household Products reportable segment.

Restructuring Charges

For 2005, Applica incurred a total of $12.5 million of restructuring charges associated with the continued downsizing and closure of the manufacturing operations in Mexico. These charges consisted of the following:

•	$4.9 million in severance charges;

•	$3.3 million write-down of raw materials inventory that will no longer be used in production;

•	$3.2 million related to the acceleration of the depreciation of the machinery and equipment used in the manufacturing process; and

•	$1.1 million write-down of property, plant and equipment.

In the fourth quarter of 2003, Applica initiated a plan to move the production of irons and toaster ovens for the U.S. marketplace from Mexico to third party suppliers in China in an effort to lower the costs of these

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

products as manufacturers in China were providing good quality and design at a cost below Applica’s cost of producing these products in Mexico. In connection with this restructuring plan, in 2004 and 2003, Applica recorded restructuring charges of $4.7 million and $3.7 million, respectively. Such charges consisted of $1.2 million and $3.3 million of severance in 2004 and 2003, respectively, and $3.5 million and $0.4 million of impairment charges associated with the write-down of machinery and equipment in 2004 and 2003, respectively. The severance was paid in full by the end of 2004. This restructuring was completed in December 2004.

In the third quarter of 2004, Applica initiated a plan to move the production of the Home CaféTM single cup coffee maker from Mexico to a third party manufacturer in China. In connection with this restructuring, Applica recorded an impairment of $3.7 million, consisting of impairment charges of approximately $1.4 million for machinery and equipment and approximately $2.3 million for obsolete raw materials inventory, net of approximately $0.7 million of estimated realizable value. The restructuring was completed in February 2005.

In the fourth quarter of 2003, Applica initiated a plan to restructure its Hong Kong-based manufacturing operations to focus primarily on products with proprietary technologies, and to outsource most of its vertical integration. As a result, in the first quarter of 2004, management closed one factory totaling approximately 437,000 square feet. In connection with this restructuring plan, Applica recorded charges of approximately $0.8 million and $3.3 million in 2004 and 2003, respectively, consisting of impairment charges for the write-off of machinery and equipment of $2.5 million and severance of $1.6 million, respectively. The severance was paid in full in 2004. In July 2004, Applica sold its manufacturing operations in China.

In December 2005, Applica auctioned a significant portion of the machinery and equipment located in the Mexican manufacturing facility, along with some office furniture and equipment. As a result of the auction, Applica realized net cash proceeds of approximately $2.9 million. As of December 31, 2005, Applica collected $2.0 million of such proceeds. The remaining proceeds of $0.9 million were collected in February 2006. The December 2005 auction resulted in a small gain. Applica expects to have another auction in March 2006 for the remaining property and equipment located at the manufacturing facility and expects to realize net proceeds of approximately $0.4 million. Applica does not expect the gain or loss associated with such auction to be significant.

Estimated fair value for machinery and equipment was determined by either appraisals or discounted cash flows.

All restructuring charges relate to the Manufacturing reportable segment.

Product Recall

In February 2002, Applica voluntarily recalled approximately 2.1 million toasters. In 2001, Applica took a charge to cost of sales of $13.4 million relating to the estimated expenses of such recalls. At December 31, 2003 and 2002, $9.3 million and $8.7 million, respectively, had been charged against the accrual. During 2003, recall claims related to the toaster recall continued to diminish considerably and in the fourth quarter of 2003, management determined the accrual was no longer required and the remaining accrual of $4.1 million was reversed and was included as a reduction of cost of sales.

In March 2005, Applica voluntarily recalled approximately 500,000 Black & Decker® branded BL 5000, BL 5900 and BL 6000 blenders. Substantially all costs and expenses related to this recall were reimbursed in 2005 by the supplier who manufactured the blenders.

NOTE C — RESTRUCTURING AND OTHER (CREDITS) CHARGES

In the fourth quarter of 2001, Applica initiated a plan to consolidate its Shelton, Connecticut office, as well as certain back-office and supply chain functions in Canada and Latin America, with its executive offices.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2002, Applica recorded $10.6 million in restructuring charges relating to its decision to consolidate these facilities. The consolidation resulted in a reduction of approximately 70 employees worldwide and annual savings in payroll and occupancy expenses. In 2003, Applica recorded an additional $4.7 million in restructuring charges related to its decision to consolidate the Shelton, Connecticut facilities because it was unable to rent a majority of the facility for the remainder of the lease as originally planned.

In the first quarter of 2004, Applica settled an outstanding litigation matter for $0.1 million and reversed the remaining accrual of $0.6 million related to such litigation.

Accrued liabilities relating to the restructuring and other charges (credits) were zero and $2.5 million at December 31, 2005 and 2004, respectively. These charges (credits) were reflected as a component of selling, general, and administrative expenses in the accompanying consolidated statements of operations. All of these charges (credits) relate to the Household Products business segment.

NOTE D — EQUITY IN NET EARNINGS OF JOINT VENTURE AND OTHER INCOME

In July 2003, ZonePerfect Nutrition Company, an investment held by a partnership that was 50% owned by Applica, was sold for approximately $160.0 million. A portion of the proceeds from the sale of ZonePerfect was being held in escrow as of December 31, 2004, $8.4 million of which was owed to Applica. Half of this amount ($4.2 million) was recorded as part of the equity in net earnings of joint venture in 2003. At December 31, 2004, Applica had not collected any portion of the escrowed funds and had included the $4.2 million in other receivables. Management believed that the collection of the remaining $4.2 million was uncertain and, therefore, such amount was not recorded into income as of December 31, 2004.

In February 2005, Applica received approximately $1.6 million in the first distribution of the funds held in escrow. In August 2005, Applica received approximately $3.4 million in the second distribution of the escrowed funds. Applica applied these receipts, totaling $5.0 million, to the receivable balance at December 31, 2004 of $4.2 million and recorded the income of $0.8 million as other income for the year ended December 31, 2005.

The remainder of the funds in escrow are subject to dispute and, in December 2005, a lawsuit was filed by the representative for the ZonePerfect shareholders against the purchaser of ZonePerfect claiming that there is no basis to withhold the distribution of the remaining funds. If and when the claims made on the remaining escrowed funds are resolved in its favor, Applica could receive cash and record additional other income of up to $3.4 million, although it is likely that the claims will be settled for less.

The partnership was dissolved in the third quarter of 2004. Applica’s equity in the net earnings of joint venture was zero for the years ended December 31, 2005 and 2004 and $55.6 million for the year ended December 31, 2003. Applica has no additional commitments or exposure related to this investment.

Included in Applica’s consolidated retained earnings were earnings related to the joint venture partnership of approximately $54.1 million as of December 31, 2005 and 2004.

NOTE E — SALE OF SUBSIDIARY, DIVISION AND PROPERTY

Sale of Subsidiary

In July 2004, Applica sold its Hong Kong manufacturing subsidiary for $28.1 million, which allowed Applica to outsource the manufacturing of a substantial amount of its products in China. The decision to outsource the manufacturing operations did not materially impact the operations and cash flows of Applica, except for certain contract manufacturing operations.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assets and liabilities sold as part of the transaction included the following:

(In thousands)

Accounts receivable	$8,175
Intercompany receivable	30,604
Inventory, net	15,455
Prepaid expenses and other current assets	4,516
Property and equipment, net	17,732

$76,482

Accounts payable and other current liabilities	$36,782
Long-term debt	7,491
Deferred taxes	3,346

$47,619

For 2004, revenues and gross profit from Applica’s contract manufacturing operations in China were $14.2 million and $3.5 million, respectively. Revenues and gross profit for 2003 were $27.5 million and $2.5 million, respectively.

The sale of the Hong Kong-based manufacturing subsidiary resulted in a loss of approximately $0.8 million, primarily from the realization of cumulative foreign currency translation adjustments.

Sale of Division

In October 2004, Applica sold the Jerdon hotel and hospitality division. This division of the professional personal care products segment was sold because it no longer fit in the long-term strategic plans of Applica. The sale resulted in a gain on sale of $3.4 million.

Revenues and pre-tax earnings attributable to the Jerdon division for 2004 were $8.6 million and $0.1 million, respectively. Revenues and pre-tax earnings for 2003 were $13.3 million and $0.7 million, respectively.

Sale of Property

In the fourth quarter of 2004, Applica sold its executive offices located in Miami Lakes, Florida for $9.3 million. The sale resulted in a gain of approximately $1.3 million. A portion of the proceeds from the sale were used to repay the $5.7 million outstanding mortgage on the property and the remainder was used to repay a portion of Applica’s credit facility. In October 2004, Applica moved its executive offices to a leased facility in Miramar, Florida.

NOTE F — TERMINATION BENEFITS

In August 2004, David M. Friedson resigned his position as Chairman of the Board and a director of Applica. In connection with his resignation, Applica entered into a separation agreement with Mr. Friedson pursuant to which Mr. Friedson’s employment agreement was terminated and Applica agreed to pay him $6.5 million over the next year. Applica also agreed to provide Mr. Friedson certain health insurance benefits for a period of 18 months and to extend the exercise period of options to purchase 500,000 shares of the common stock of Applica for an exercise price of $3.625 per share. The options, which would have expired 90 days after the termination of Mr. Friedson’s employment, expired in December 2005. The extension of the options resulted in compensation expense in 2004 of approximately $0.1 million. Mr. Friedson repaid approximately $3.1 million in outstanding loans to Applica in 2005.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, during the third quarter of 2004, Applica incurred termination costs in connection with the termination of certain other senior management employment and consulting agreements and relationships of approximately $2.6 million, including certain officers in Hong Kong.

Accrued liabilities relating to the termination benefits were as follows:

	Amount			Amount
	Accrued at			Accrued at
	Dec. 31,	2005	2005	Dec. 31,
	2004	Provisions	Payments	2005
	(In thousands)

Termination benefits	$6,871	$—	$6,627	$244

	Amount			Amount
	Accrued at			Accrued at
	Dec. 31,	2004	2004	Dec. 31,
	2003	Provisions*	Payments	2004
	(In thousands)

Termination benefits	$—	$9,040	$2,169	$6,871

*	Provision does not include $113,000 of compensation expense related to stock option extension for the former Chairman of the Board.

NOTE G — IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLE ASSETS

Prior to January 1, 2002, intangible assets, consisting primarily of goodwill, were being amortized on a straight line basis over periods ranging from 2.5 to 40 years. In June 2001, the Financial Accounting Standards Board issued SFAS 142, “Goodwill and Other Intangible Assets”, which established new accounting and reporting requirements for goodwill and other intangible assets. The new standard required that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged, must be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives are no longer amortized, but are subject to an annual assessment for impairment by applying a fair value based test.

Goodwill

Applica applied the provisions of SFAS 142 beginning on January 1, 2002 and performed a transitional fair valued based impairment test. In accordance with SFAS 142, the testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit with its carrying amount (including goodwill); and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its implied value.

Based on the initial impairment test, performed with the assistance of an independent third party valuation group, Applica determined that the implied value of its goodwill was $49.5 million, resulting in a non-cash adjustment in the carrying value of goodwill of $121.3 million ($78.8 million, net of tax) in the first quarter of 2002. The implied fair value of goodwill was estimated using a combination of market multiples, comparable transactions and discounted cash flow methodologies. In accordance with SFAS 142, the impairment charge was reflected as a cumulative effect of change in accounting principle in the first quarter of 2002.

The implied fair value of goodwill was determined by allocating the fair value of Applica to all of Applica’s assets and liabilities; any excess of fair value over the amount allocated represented implied fair value of goodwill. The allocation process was performed solely for purposes of testing goodwill for impairment. Thus, the carrying amounts of assets and liabilities, other than goodwill, were not affected.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the individual assets is the amount at which an asset could be bought or sold in a current transaction not involving a forced or liquidating sale. The fair value of the individual liabilities is the amount at which a liability could be incurred or settled in a current transaction not involving a forced or liquidating sale.

In Applica’s process of allocating the fair value to its tangible assets, primarily accounts receivable, inventory and manufacturing property, plant and equipment in China and Mexico, and identifiable intangible assets (i.e., customer relationships and tradenames) and liabilities, Applica determined that the implied value of goodwill (the residual) was $49.5 million.

As of June 30, 2002 and 2003, Applica performed its annual fair value assessment, with the assistance of a third party valuation group, and determined that no additional impairment charge was necessary. Due to lower than expected sales of certain core categories of Black & Decker® branded products in the third and fourth quarters of 2003, Applica performed an additional fair value assessment as of December 31, 2003 with the assistance of an independent third party valuation group, and determined that no impairment charge was necessary.

As of June 30, 2004, Applica performed its annual fair value assessment of goodwill, with the assistance of an independent third party valuation group, and determined that the implied value of its goodwill was zero, resulting in a non-cash adjustment in the carrying value of goodwill of $62.8 million in the second quarter of 2004. The impairment charge was included as a component of selling, general and administrative expenses in the accompanying statement of operations for 2004.

The impairment of goodwill was primarily due to lower than expected cash flows, resulting from lower-than-anticipated gross profit margins attributable to increased costs of raw materials and higher transportation costs. Implied fair value of goodwill was estimated using a combination of market multiples, comparable transactions and discounted cash flow methodologies. The implied fair value of goodwill at June 30, 2004, was determined by allocating the fair value of Applica to all of Applica’s assets and liabilities; any excess of fair value over the amount allocated represented implied fair value of goodwill.

In Applica’s process of allocating the fair value to its tangible assets, primarily accounts receivable, inventory and manufacturing property, plant and equipment in Mexico, and identifiable intangible assets (i.e., customer relationships and tradenames) and liabilities, Applica determined that the implied value of goodwill (the residual) was zero. The impairment relates primarily to the Household Products segment.

Other Intangible Assets

In June 1998, Applica acquired the household products group of The Black & Decker Corporation for $319.8 million in cash and assumed certain related liabilities. As part of the acquisition, Applica acquired the right to use the Black & Decker® trademark in four product categories: garment care, cooking, food preparation and beverage. Applica has the right to sell products under this license agreement in North America, Central America, and South America, excluding Brazil. The excess purchase price consideration over the estimated fair value of the acquired net assets was $228.8 million, of which $47.2 million was allocated to an intangible asset related to the Black & Decker® trademark and the remaining $181.6 million was allocated to goodwill. The $47.2 million assigned to the fair value of the intangible asset was based on a valuation performed by Applica, with assistance from an independent third party valuation group, as of June 1998. For the first five years (through June 30, 2003), the license was on a royalty free basis for the core product categories identified above. Mutually agreed upon renewals would be at a stated royalty rate, along with specified minimum royalty payments. The agreement provided for an initial period of five years, with a subsequent five-year extended term and up to three additional five-year extensions.

Beginning in 2002, sales of Black & Decker® branded products under the original four product categories began to decrease significantly, which decrease continued through December 31, 2003. Sales of Black &

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Decker® branded products under the original four product categories for 2003, 2002, and 2001 were $399 million, $429 million and $446 million, respectively. As a result of the continuation of the lower sales of Black & Decker® branded products in the four core product categories in the third and fourth quarter of 2003 (which are Applica’s busiest quarters due to the seasonality of its business), management determined that a triggering event had occurred in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Accordingly, Applica performed a valuation analysis by calculating the expected effective royalty rate in 2004 through 2006, taking into account the minimum royalties as well as the projected sales of Black & Decker® branded products under the original four categories. Based on the valuation analysis, management believed that there was no remaining value in the initial intangible asset as of December 31, 2003. Accordingly, Applica recorded an impairment charge of approximately $7.2 million to write off the unamortized book value of the asset. The impairment charge was reflected in the fourth quarter of 2003 because the decreased fourth quarter sales provided further confirmation of impairment. Pursuant to the requirements of SFAS 144 and as a result of Applica’s valuation analysis, the impairment charge was classified as a component of selling general and administrative expenses in the accompanying statement of operations for 2003.

The components of Applica’s intangible assets subject to amortization are as follows:

	Weighted	December 31, 2005		December 31, 2004
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Period	Amount	Amortization	Amount	Amortization
	(Years)	(In thousands)

Licenses	5.3	$3,000	$(3,000)	$3,000	$(1,055)
Contract-based	9.1	5,988	(4,223)	5,988	(3,440)

		$8,988	$(7,223)	$8,988	$(4,495)

Amortization expense related to intangible assets was $2.7 million during 2005, $1.7 million during 2004 and $8.6 million during 2003. The following table provides information regarding estimated amortization expense for each of the following years ended December 31:

(In thousands)

2006	$780
2007	469
2008	161
2009	161
2010	161
Thereafter	33

NOTE H — ASSETS HELD FOR SALE

In July 2005, Applica decided to close its manufacturing facility in Mexico. The manufacturing operations ceased production in October 2005. In February 2006, Applica entered into a sale and purchase agreement with an unrelated third party to sell the land and building housing its factory in Mexico for approximately $5.5 million. The sale is expected to close in the second quarter of 2006. The land and building were classified as assets held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheet at a net realizable value of approximately $5.3 million (net of commissions) as of December 31, 2005.

In connection with the abovementioned closure of the Mexico manufacturing facility, certain machinery and equipment and furniture and fixtures totaling approximately $0.4 million and certain raw materials inventory totaling approximately $0.4 million have been classified as assets held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheet as of December 31, 2005.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the 2004 restructuring plan to move the production of irons and toaster ovens to third party suppliers in China, approximately $0.7 million of machinery and equipment was classified as assets held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheet at December 31, 2004.

All assets held for sale relate to the Manufacturing reportable segment.

NOTE I — PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment:

		At December 31,
	Useful Lives	2005	2004
		(In thousands)

Building	20 years	$—	$7,430
Computer equipment	3 - 5 years	30,449	31,635
Equipment and other	3 - 8 years	32,452	66,985
Leasehold improvements*	8 - 10 years	3,569	4,379
Land and land improvements**	20 years	—	1,069

Total		$66,470	$111,498
Less accumulated depreciation		46,755	73,171

		$19,715	$38,327

*	Shorter of remaining term of lease or useful life

**	Only improvements are depreciated

In March 2005, Applica completed the implementation of a significant upgrade of its information technology infrastructure, including the installation of a new enterprise resource planning (ERP) system. As a result, during the second quarter of 2005, approximately $12.1 million of capitalized expenditures associated with the information technology upgrade, which were previously not subject to depreciation, were placed into service and began to be depreciated over their respective useful lives. As of December 31, 2004, approximately $11.8 million of capitalized expenditures associated with the information technology upgrade were included in property, plant, and equipment as assets not yet placed into service.

In connection with the sale of its Hong Kong-based manufacturing operations in 2004, Applica sold property, plant and equipment with a net book value of approximately $17.7 million. In connection with the sale of the executive offices in Miami Lakes, Florida in 2004, Applica sold property, plant and equipment with a net book value of approximately $7.6 million.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE J — ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	At December 31,
	2005	2004
	(In thousands)

Promotions, co-op and other advertising allowances	$8,858	$12,565
Chargebacks	4,077	1,905
Salaries and bonuses	3,729	11,629
Warranty	7,747	7,183
Product liability	4,558	4,139
Back-office consolidation	—	2,536
Freight	2,196	2,259
Interest	2,793	2,530
Royalty	6,281	7,020
Other	9,795	10,280

	$50,034	$62,046

NOTE K — SHORT-TERM DEBT

In November 2004, Applica amended and restated the senior credit facility, to, among other things, reduce the credit amount to $175 million (including $10.0 million for letters of credit). In June 2005, Applica again amended its senior credit facility to provide a temporary increase in liquidity from July through November 2005. In December 2005, Applica amended and restated the senior credit facility to reduce the credit amount to $125 million, reduce the applicable interest rate margins, reduce the minimum daily and average monthly availability reserves, and add receivables collected by its Hong Kong subsidiary to the collateral base. The amended credit facility matures in November 2009.

Advances under the credit facility are governed by Applica’s collateral value, which is based upon percentages of eligible accounts receivable and inventories. Under the amended facility, if Applica does not maintain a minimum fixed charge coverage ratio of 1.0 to 1.0, Applica must maintain a minimum daily availability under its borrowing base of $10 million and a minimum average monthly availability of $13 million. If Applica maintains a fixed charge coverage ratio of greater than 1.0 to 1.0, there is no availability requirement and no availability block. As of December 31, 2005, Applica’s fixed charge coverage ratio was less than 1.0 to 1.0.

As of December 31, 2005, Applica was borrowing approximately $69.5 million under the facility and had approximately $29.7 million available for future cash borrowings, which is net of the $10 million daily block.

At Applica’s option, interest accrues on the loans made under the credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Applica’s average quarterly availability and set at 1.75% at December 31, 2005), which was 6.14% at December 31, 2005; or

•	the Base Rate (which is Bank of America’s prime rate), plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at December 31, 2005), which was 7.25% at December 31, 2005.

Swing loans up to $15.0 million bear interest at the Base Rate plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at December 31, 2005), which was 7.25% at December 31, 2005.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Applica Incorporated and its domestic subsidiaries, as well as:

•	a pledge of all of the stock of Applica’s domestic subsidiaries;

•	a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Applica Incorporated and each direct foreign subsidiary of each domestic subsidiary of Applica Incorporated; and

•	a pledge of all of the capital stock of any subsidiary of a subsidiary of Applica Incorporated that is a borrower under the credit facility.

The credit facility is guaranteed by all of the current, and will be guaranteed by any future, domestic subsidiaries of Applica Incorporated.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Applica to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At December 31, 2005, Applica was in compliance with all covenants under the credit facility.

As of December 31, 2005, Applica had letters of credit of $1.7 million outstanding under its credit facility, as compared to $1.5 million outstanding as of December 31, 2004.

Although the credit facility expires in November 2009, Applica has classified the borrowings thereunder as a current liability in accordance with Emerging Issues Task Force (EITF) 95-22 “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

Notes and Acceptance Payable

Certain of Applica’s foreign subsidiaries had trade finance or letter of credit lines. As of December 31, 2005 and 2004, there were zero and $0.9 million outstanding, respectively, under the trade finance lines, which were classified as short term debt. Applica had no letters of credit outstanding related to the trade finance lines as of December 31, 2005 and 2004.

Applica’s credit facility and notes and acceptance payable are summarized below:

		Stated
		Interest
	Balance	Rate(1)
	(In thousands)

At December 31, 2005:
Credit facility	$69,524	6.21%
At December 31, 2004:
Credit facility	$88,541	4.40%
Notes and acceptance payable	914	2.83%

Total	$89,455

(1)	The stated interest rates were based upon the weighted average rates at December 31, 2005 and 2004; these rates are not necessarily an indication of future interest rates.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE L — LONG-TERM DEBT

10% Senior Subordinated Notes

Applica issued $130.0 million in 10% Senior Subordinated Notes in July 1998, which bear interest at an annual rate of 10%, are payable semi-annually and mature on July 31, 2008. The notes are general unsecured obligations of Applica and rank subordinate in right of payment to all senior debt of Applica and pari passu in right of payment to all future subordinated indebtedness of Applica. The notes may be redeemed at the option of Applica, in whole or in part, at various redemption prices.

The indenture pursuant to which the notes were issued contains certain covenants that, among other things, limit the ability of Applica to incur additional indebtedness and issue preferred stock, pay dividends or make other certain restricted payments, apply net proceeds from certain asset sales, or sell stock of subsidiaries. At December 31, 2005, Applica was in compliance with all covenants under the subordinated note indenture.

During 2003, Applica repurchased $65 million of these notes and incurred a loss on redemption of $3.9 million. In February 2004, Applica repurchased an additional $4.25 million of these notes and incurred a loss on redemption of $187,000. In October 2005, Applica entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. (“Mast Credit”) to borrow $20 million. Applica used a portion of the proceeds from the term loan to repurchase from Mast Credit $5.0 million of its 10% notes at 98% of par value. The repurchase of the notes resulted in a gain on redemption of approximately $0.06 million.

Term Loan

In October 2005, Applica entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. (“Mast Credit”) to borrow $20 million. The term loan is secured by a lien on Applica’s assets, which is subordinate to Applica’s senior revolving credit facility. Applica used a portion of the proceeds from the term loan to repurchase from Mast Credit $5.0 million of its 10% senior subordinated notes due 2008 at 98% of par value. The repurchase of the bonds resulted in a gain on redemption of approximately $0.06 million. The balance of the proceeds was used to pay down Applica’s senior revolving credit facility. As reported in a Schedule 13G filed with the SEC on February 13, 2006, Mast Credit owns approximately 9.6% of the outstanding common stock of Applica.

The term loan bears interest at the three-month LIBOR rate plus 625 basis points, which was 10.9% at December 31, 2005. The term loan matures in November 2009 and requires no principal payments until such time. Interest is paid monthly and in 2005, Applica recorded $425,000 in interest expense associated with this loan. In connection with the repayment of the term loan, after June 30, 2006 Applica is required to pay an exit fee that increases on a periodic basis from 1% to 4% of the principal amount of the loan. Applica incurred fees of approximately $0.2 million in connection with the term loan.

The term loan contains the covenants similar to the senior credit facility, which are discussed in Note K- Short-Term Debt, above. At December 31, 2005, Applica was in compliance with all covenants under the term loan. For additional information regarding this loan, see Note T — Related Party Transactions, below.

Notes Payable

In conjunction with the acquisition of Weitech, Inc. in May 2002, Applica Consumer Products, Inc., Applica’s U.S. operating subsidiary, issued $3.0 million of notes payable primarily to the former shareholders of Weitech. These notes were unsecured, bore interest at an annual rate of 6.0%, and were paid off in June 2005. At December 31, 2004, the notes payable were included in current portion of long term debt in the accompanying consolidated balance sheet.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Applica’s long-term debt, including interest rate swaps designated as hedges, is summarized below:

		Stated	Interest Rate	Effective
		Interest	Swaps Pay	Interest	Swap
	Balance	Rate	Fixed(1)	Rate(2)	Maturities
			(In thousands)

At December 31, 2005:
10% Notes	$55,750	10.0%	$—	10.0%
Term Loan	20,000	10.9%	—	10.9%

Total	75,750
Less current portion	—		—

Total long-term debt	$75,750		$—

At December 31, 2004:
Notes Payable	$3,000	6.0%	$—	6.0%
10% Notes(3)	61,008	10.0%	30,000	8.2%	July 2008

Total	64,008		30,000
Less current portion	3,000		—

Total long-term debt	$61,008		$30,000

(1)	Amounts represent notional values of interest rate swaps.

(2)	The effective interest rate is the weighted average interest rate after taking into consideration the effect of interest rate swaps outstanding as of year-end entered into with respect to certain of those borrowings as indicated in the “Pay Fixed” column.

(3)	Includes $258,000 that represented the positive fair value of underlying hedge as of December 31, 2004 as required pursuant to SFAS 133.

NOTE M — EMPLOYEE BENEFIT PLANS

Applica has a 401(k) plan for its employees to which it makes discretionary contributions at rates dependent on the level of each employee’s contributions. Contributions made by Applica’s employees are limited to the maximum allowable for federal income tax purposes. The amounts charged to earnings for this plan during the years ended December 31, 2005, 2004 and 2003 totaled approximately $650,000, $477,000 and $749,000, respectively, and were included as a component of operating expenses in the consolidated statement of operations. Applica does not provide any health or other benefits to retirees.

NOTE N — INCOME TAXES

At December 31, 2005 and 2004, Applica had deferred tax assets in excess of deferred tax liabilities of $111.1 million and $93.8 million, respectively. Applica determined that it was more likely than not that $10.4 million and $11.2 million of such assets will be realized, resulting in a valuation allowance of $100.7 million and $82.6 million as of December 31, 2005 and 2004, respectively. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve.

Commencing in 2001, the earnings of certain foreign entities were taxed based on U.S. statutory rates, notwithstanding the repatriation of earnings. Applica repatriated approximately $91.4 million of income from its foreign operations in 2004. In 2005, Applica did not repatriate any income from its foreign operations. No

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provision was made for U.S. taxes on the remaining accumulated undistributed earnings of Applica’s foreign subsidiaries of approximately $52.9 million at December 31, 2005 and $61.5 million at December 31, 2004.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the utilization of past tax credits and length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment.

Applica elected on its 2004 U.S. Corporation Income Tax Return to take advantage of new section 965 of the Internal Revenue Code enacted as part of the American Jobs Creation Act of 2004. In general, section 965(a) provides, for one taxable year, an 85% dividends-received deduction with respect to certain cash dividends a company receives from its controlled foreign corporations. Applica elected the 85% dividends-received deduction on $66.7 million of cash dividends. The related tax on the repatriated earnings was accrued in 2004. There has been no impact to the consolidated financial statements for the year ended December 31, 2005 as a result of this election except for an income tax benefit of approximately $0.6 million recorded in the third quarter of 2005 pursuant to Notice 2005-64 issued by the IRS in September 2005.

Applica expects to realize the benefits of the remaining net deferred tax assets of approximately $10.4 million as of December 31, 2005, primarily from identified tax planning strategies in the U.S. and Argentina, as well as projected taxable income from other countries. Applica expects to continue to maintain a valuation allowance on certain future tax benefits until an appropriate level of profitability is reached or Applica is able to develop tax strategies which would enable it to conclude that it is more likely than not that a portion of its net deferred tax assets would be realized.

Income tax provision (benefit) consisted of the following:

	For the Year Ended December 31,
	2005	2004	2003
	(In thousands)

Current:
Federal	$(574)	$1,844	$(174)
Foreign	1,985	4,298	(279)
State	—	—	—

	1,411	6,142	(453)
Deferred	1,478	53,309	10,600

	$2,889	$59,451	$10,147

The United States and foreign components of earnings (loss) before income taxes were as follows:

	For the Year Ended December 31,
	2005	2004	2003
	(In thousands)

United States	$(30,652)	$(76,288)	$11,441
Foreign	(15,728)	2,785	13,929

	$(46,380)	$(73,503)	$25,370

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The differences between the statutory rates and the tax rates computed on pre-tax earnings are as follows:

	For the Year Ended December 31,
	2005	2004	2003

Statutory rate	35.0%	35.0%	35.0%
Permanent differences	(0.3)	(3.3)	7.1 *
State income tax	3.2	2.4	(1.0)
Net tax rate differential on undistributed earnings	(1.8)	0.4	(3.1)
Foreign earnings distributed to, or taxable in, the U.S.	(0.3)	(13.6)	2.5
Valuation allowance	(42.7)	(101.8)	—
Other	0.7	—	(0.5)

	(6.2)%	(80.9)%	40.0%

*	Permanent differences are primarily the result of foreign exchange translation losses.

In October 2005, Applica was notified that Applica Canada Corporation, Applica’s Canadian operating subsidiary, was selected for an income tax audit for the years 2003 and 2004 by the Canada Customs and Revenue Agency. In January 2006, Applica was notified by the Internal Revenue Service that it will be examining the years 2000, 2001 and 2002 in connection with U.S. loss carryback claims that could result in a refund to Applica of $1.0 million. Management believes that adequate provision for taxes has been made for the years under examination.

The primary components of future deferred tax assets (liabilities) were as follows:

	At December 31,
	2005	2004
	(In thousands)

Inventory differences	$524	$(374)
Accrued expenses	12,195	12,606
Valuation allowance	(11,470)	(12,199)

Total current assets	1,249	33
Net operating loss and other carryforwards	66,591	42,802
Fixed assets	(1,053)	3,306
Goodwill and intangible asset amortization	32,846	36,054
Unrealized derivative tax	—	(579)
Valuation allowance	(89,199)	(70,371)

Net non-current assets	9,185	11,212

Net deferred tax assets	$10,434	$11,245

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2005, Applica had net operating loss carryforwards (“NOLs”) of approximately $76.3 million for domestic federal income tax purposes and $33.8 million for foreign income tax purposes. The domestic operating losses and foreign losses expire as follows:

	Domestic
	Operating	Foreign
Year of Expiration	Losses	Losses

2007	$—	$834
2012	—	1,262
2014	—	1,505
2015	—	27,163
2019	10,832	—
2020	18,134	—
2021	3	—
2022	25	—
2023	3,582	—
2024	978	—
2025	42,793	—
Indefinite	—	3,081

	$76,347	$33,845

Applica also has NOLs in numerous states that had a tax benefit of $10.8 million and $9.2 million in 2005 and 2004, respectively. Applica has applied valuation allowances, tax effected, against these NOLs of $10.8 million and $9.2 million in 2005 and 2004, respectively. In addition, Applica had U.S. foreign tax credits of $16.7 million and $14.7 million in 2005 and 2004, respectively. Applica has applied valuation allowances, tax effected, against these foreign tax credits of $16.7 million and $14.7 million in 2005 and 2004, respectively. Applica establishes valuation allowances against the state NOLs and U.S. foreign tax credits when it is more likely than not that the benefits will not be realized prior to expiration. Applica’s U.S. subsidiaries have provided a valuation allowance of $90.9 million on all their deferred tax assets, except for $6.2 million related to net operating loss carryforwards that can be used as a result of a tax planning strategy pursuant to SFAS 109.

NOTE O — COMMITMENTS AND CONTINGENCIES

Litigation and Other Matters

Shareholder Litigation.  Applica is a defendant in Scott Schultz, individually and on behalf of all others similarly situated, v. Applica Incorporated, Harry D. Schulman and Terry L. Polistina, 06-60149-CIV-DIMITROULEAS, which was filed in the United States District Court, Southern District of Florida on February 3, 2006, and Joseph Rothman, individually and on behalf of all others similarly situated, v. Applica Incorporated, Harry D. Schulman and Terry L. Polistina, 06-60230-CIV-ZLOCH, which was filed in the United States District Court, Southern District of Florida on February 24, 2006.

These matters are purported class action complaints filed on behalf of purchasers of Applica Incorporated common stock during the period between November 4, 2004 and April 28, 2005. The complaints charge Applica and certain executive officers with violations of the Securities Exchange Act of 1934. The complaints allege that, throughout the class period, Applica issued materially false and misleading statements regarding its ability to transform its business and become more profitable. The complaints claim that these statements were materially false and misleading on the asserted basis that they failed to disclose the following: (a) that Applica was experiencing decreasing demand for its products; in particular, demand for two key products, Tidetm

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Buzztm Ultrasonic Stain Remover and Home Cafetm single cup coffee maker, were not meeting internal expectations; (b) that Applica was materially overstating its net worth by failing to timely write down the value of its inventory which had become obsolete and unsaleable; (c) that Applica was experiencing higher product warranty returns, which it had not appropriately reserved for; and (d) that Applica’s financial statements issued during the class period were not prepared in accordance with GAAP and therefore were materially false and misleading.

The plaintiffs seek, among other relief, to be declared a class, to be awarded compensatory damages, rescission rights, unspecified damages and attorneys’ fees and costs. Applica believes the claims are without merit. Applica intends to vigorously defend these lawsuits but may be unable to successfully resolve the disputes without incurring significant expenses. Due to the early stage of these proceedings, any potential loss cannot presently be determined with respect to these litigation matters.

As is often the case, the SEC has requested that Applica voluntarily produce certain documents in connection with an informal inquiry related to these matters. Applica intends to respond to the requests for documents and are fully cooperating with the SEC in this matter.

Other Matters.  Applica is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such matters, if any, in excess of applicable insurance coverage, is not likely to have a material effect on Applica’s business, financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Applica is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (CPSC) to exclude from the market products that are found to be unsafe or hazardous. Applica receives inquiries from the CPSC in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such matters, if any, is not likely to have a material effect on Applica’s business, financial condition, results of operations or liquidity. However, under certain circumstances, the CPSC could require Applica to repurchase or recall one or more of its products.

Employment and Other Agreements

Applica has entered into employment agreements with all three of its executive officers, including the President and Chief Executive Officer. These contracts terminate on May 1, 2007 and provide the executives with the right to receive lump sum payments of 2.5 times (1.5 times for employees other than the CEO) their severance base if their employment is terminated after a change in control of Applica, as defined in such agreements. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs. The agreements automatically extend for terms of one year unless either party gives notice not less than 180 days (30 days for employees other than the CEO) prior to the end of the then effective term.

Applica has also entered into change-in-control agreements and enhanced severance agreements with certain of its employees.

Michael J. Michienzi elected to resign his position as President — Household Products Division of Applica Consumer Products, Inc. in December 2005, at which time his employment agreement terminated.

In December 2005, Applica entered into an agreement with Alvarez & Marsal, LLC, a global professional services firm specializing in turnaround management, to work with the Board of Directors and management team to identify additional actions to accelerate the Company’s financial turnaround. Over the past few

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

months, Alvarez & Marsal partnered with Applica’s leadership team to evaluate its strategic plan, implement various business initiatives and drive performance improvement. David Coles of Alvarez & Marsal is currently serving as interim Chief Operating Officer of Applica. The term of the agreement has been extended to mid-May 2006.

In June 2005, Applica entered into a managed services agreement with Auxis, Inc., an information technology services firm. Pursuant to such agreement, Auxis is responsible for managing all of Applica’s information technology infrastructure (including telecommunications, networking, data centers and the help desk) in North America and China. The agreement is for a term of four years and provides for payments of approximately $170,000 per month depending on the services required by Applica. The agreement provides for early termination fees if Applica terminates such agreement without cause, which fees decrease on a yearly basis from a maximum of 50% of the contract balance to a minimum of 25% of the contract balance.

Leases

Applica has non-cancelable operating leases for office leases and office equipment. The leases expire over the next ten years and contain provisions for certain annual rental escalations. Future minimum payments under Applica’s non-cancelable long-term operating leases are as follows:

(In thousands)

2006	$4,145
2007	3,783
2008	2,420
2009	2,013
2010	1,295
Thereafter	5,036

$18,692

Rent expense for the years ended December 31, 2005, 2004 and 2003 totaled approximately $5.6 million, $6.2 million and $7.5 million, respectively.

In October 2004, Applica sold its executive offices located in Miami Lakes, Florida, for $9.3 million and moved to a 110,000 square foot leased facility in Miramar, Florida. The lease has a term of 10 years, a five year renewal option and monthly rental payments of approximately $117,000. In connection with the leased facility, Applica deposited, in the form of an unconditional irrevocable letter of credit, $1.0 million to be held as a security deposit. The security deposit will be reduced on a yearly basis if Applica’s debt maintains certain Standard and Poor ratings.

Applica leases a 562,000 square foot warehouse in Little Rock, Arkansas for warehousing and distribution, which expires in March 2008. During 2004, Applica sold its Hong Kong manufacturing subsidiary. The sale included the transfer of certain facilities in China that were operated under contracts with the local government, with terms between two and ten years.

License Agreements

Applica licenses the Black & Decker brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In October 2004, Applica and The Black & Decker Corporation extended the trademark license agreement through December 2010. Under the agreement as extended, Applica agreed to continue to pay The Black & Decker Corporation royalties based on a percentage of sales, with

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

guaranteed minimum royalty payments of $12.5 million annually. Renewals of the license agreement, if mutually agreed upon, will be for five-year periods. If Black & Decker does not agree to renew the license agreement, Applica has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement.

Upon request, Black & Decker may elect to extend the license to use the Black & Decker® brand to certain additional products. In 2003, the license was further extended to certain electronic pest and insect control products, an ultrasonic stain removing appliance and vacuum bag sealers. In 2004, the license was extended to bug zappers. In 2005, the license was extended to electric garment steamers and hair straightening and curling irons for the Latin American marketplace.

Further, Applica has a license from The Procter & Gamble Company to use the Home Cafetm brand worldwide for the Black & Decker® single cup brewing machine.

Applica owns the Littermaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Applica owns two patents and has exclusive licenses to three other patents covering the Littermaid® litter box, which require Applica to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patent and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

In April 2004, Applica entered into a license and settlement agreement with Tilia, Inc. and Tilia International, Inc. to resolve patent infringement litigation pending involving the Black & Decker® Freshguard Vacuum Sealer and bags. As part of the license and settlement agreement, Applica agreed to pay Tilia royalties for using its vacuum sealing technology. In addition, Applica agreed to not contest the validity of Tilia’s previously disputed patents and to settle any future disputes over product infringement by arbitration.

Supply Agreement

In June 2004, Applica entered into a supply agreement with Elec-Tech International (H.K.) Company, Ltd. Elec-Tech accounted for approximately 35% of Applica’s total purchases in 2005 and approximately 14% of Applica’s total purchases in 2004. No other supplier accounted for more than 10% of Applica’s total purchases in 2005, 2004, and 2003.

At December 31, 2005, all significant accounts receivable from Elec-Tech had been settled. At December 31, 2005 accounts payable of $9.9 million were due to Elec-Tech. At December 31, 2004, accounts receivable of $9.1 million from Elec-Tech and accounts payable of $10.8 million due to Elec-Tech were presented net and were included in accounts payable in the accompanying consolidated balance sheet.

In December 2005, Applica terminated the supply agreement as the result of material breaches by Elec-Tech, most of which were corrected after the termination date. After the termination, Applica continued to purchase products from Elec-Tech and Elec-Tech continued to produce and ship products to Applica.

Agreement with Banc of America Securities

Applica has an agreement with Banc of America Securities LLC for the provision of investment banking services. Such agreement provides that upon the close of certain strategic transactions, Applica will pay Banc of America a fee based on the aggregate consideration to be paid in any such transaction.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE P — SHAREHOLDERS’ EQUITY

Stock Options

Under various plans, Applica may grant incentive or non-qualified stock options to employees and directors. The terms of stock options granted under the plans are determined by the Compensation Committee of the Board of Directors at the time of grant, including the exercise price, term and any restrictions on the exercisability of such option. The exercise price of all options granted under the plans equals the market price at the date of grant and no option is exercisable after the expiration of ten years from the date of grant. The stock options outstanding under the plans were generally granted for terms of five, six or ten years and vest on a straight line basis over periods ranging from one to six years. No compensation expense was recognized upon either the grant or exercise of these stock options, except for $0.1 million during 2004 in connection with the resignation of the former Chairman of the Board.

As of December 31, 2005, there are no shares available for grant under the 1988 Directors Stock Option Plan or the 1992 Employees’ Incentive Stock Option Plan, 703 shares available for grant under the 1996 Stock Option Plan, 730 shares available for grant under the 1998 Stock Option Plan and 610,866 shares available for grant under the 2000 Stock Option Plan.

In the past, Applica has also granted non-qualified stock options that are not under any plan. However, no non-plan options have been granted since 1998.

Information with respect to stock option activity is as follows:

	2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(000)	Price	(000)	Price	(000)	Price

Outstanding at beginning of year	2,755	$5.30	2,843	$6.64	3,382	$7.50
Granted	843	$2.09	1,113	$4.74	172	$7.21
Exercised	(3)	$3.63	(562)	$6.93	(130)	$7.00
Forfeited	(1,112)	$4.75	(639)	$8.55	(581)	$11.99

Outstanding at end of year	2,483	$4.45	2,755	$5.30	2,843	$6.65

Options exercisable at end of year	2,018		1,470		2,270
Weighted-average fair value of options granted during the year	$1.66		$5.91		$6.84

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following information applies to options outstanding at December 31, 2005:

	Options Outstanding
		Weighted-		Options Exercisable
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Shares	Contractual	Exercise	Shares	Exercise
	(000)	Life	Price	(000)	Price

$ 1.62 - $ 3.17	756	4.90	$1.96	714	$1.96
$ 3.17 - $ 6.34	1,312	3.00	$4.46	890	$4.59
$ 6.34 - $ 9.51	324	1.00	$7.42	325	$7.42
$ 9.51 - $12.68	36	5.00	$10.24	34	$10.22
$12.68 - $15.84	41	3.20	$13.99	41	$13.99
$15.84 - $19.01	5	0.30	$16.25	5	$16.25
$28.52 - $31.69	9	2.40	$31.69	9	$31.69

	2,483		$4.45	2,018	$4.55

Employee Stock Purchase Plan

In May 2000, Applica’s shareholders authorized up to 500,000 shares of common stock for the 2000 Employee Stock Purchase Plan. Under the plan, eligible employees could elect to participate on January 1 or July 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the plan, an eligible employee is granted a right to purchase shares of common stock (up to a maximum of 1,000 shares) on the last business day on or before each June 30th and December 31st of any year during which he or she is a participant. The option exercise price per share was an amount equal to 85% of the lower of the market price on the first day of the twelve-month offering period or the market price on the exercise date, unless the participant’s entry date is not the first day of the offering period, in which case the exercise price will be an amount equal to 85% of the lower of the market price of the common stock on the entry date or the market price on the exercise date. As of December 31, 2005 and 2004, an aggregate of 350,142 and 310,997 shares, respectively, of common stock had been issued under the plan. In September 2005, the Compensation Committee of the Board of Directors elected to terminate the Employee Stock Purchase Plan effective December 31, 2005. Therefore, no additional shares will be issued under such plan.

NOTE Q — VENDOR CONSIDERATION

Applica’s supplier of vacuum packaging products has agreed to reimburse it $4.0 million for a portion of the costs of litigating a patent infringement matter with Tilia International, Inc. The reimbursement is evidenced by an unsecured note receivable bearing interest at a rate of 6% per annum, which is payable in equal quarterly installments of $200,000, plus interest, over five years. Management believes that the ultimate collection of the note receivable is not assured and is dependent on Applica’s future purchases from the supplier. Therefore, the amount collected on the note receivable is being recorded on the “cash basis” over the five-year period as a reduction of future product costs. Applica collected cash of $228,000 and $380,000 from the supplier in 2005 and 2004, respectively, and recorded it as a reduction of cost of goods sold in each such year. Applica does not expect purchases from the supplier to be significant going forward, and therefore, the collectibility of the note receivable is highly unlikely.

NOTE R — BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” established standards for reporting information about business segments in annual financial statements. It also established standards for related disclosures about products and services, major

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customers and geographic areas. Business segments are defined as components of a business about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Through October 2005, Applica managed its operations through three business segments: Household Products, Professional Personal Care Products and Manufacturing. The Manufacturing segment ceased operations in October 2005 and for the remainder of the year, Applica managed its operations through two business segments: Household Products and Professional Personal Care Products.

•	The Household Products segment is a leading distributor and marketer of small electric household appliances, primarily cooking, garment care, food preparation, beverage products, pet products and pest products, marketed under the licensed brand names, such as Black & Decker® and Home Cafétm, as well as owned brand names, such as Applica®, Gizmo®, Littermaid® and Windmere®. The Household Products segment sales are handled primarily through in house sales representatives and are made to mass merchandisers, specialty retailers and appliance distributors in North America, Latin America and the Caribbean.

•	The Professional Personal Care segment is a distributor and marketer of a broad range of personal care products under the Belson® and Jerdon® brands. The Professional Personal Care segment sales are handled primarily through independent sales representatives to specialty retailers and some mass merchandisers in North America. The Jerdon® brand was sold in October 2004.

•	The Manufacturing segment consisted of Applica’s Mexican and Hong Kong-based manufacturing operations. The Mexican manufacturing operations ceased production in October 2005. In July 2004, Applica sold all of its interest in its Hong Kong manufacturing operations.

The profitability measure employed by Applica for making decisions about allocating resources to segments and evaluating segment performance is operating (loss) earnings. Generally, segments follow the same accounting policies as those described in Note A of Applica’s consolidated financial statements.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment information for the years ended 2005, 2004 and 2003 was as follows:

		Professional
	Household	Personal Care
	Products	Products	Manufacturing	Total
	(In thousands)

Year Ended 2005:
Net sales	$494,689	$54,793	$53,487	$602,969
Intersegment sales	2,282	—	44,568	46,850
Operating earnings (loss)	(19,071)	2,323	(16,747)	(33,495)
Depreciation and amortization	4,295	1	5,425	9,721
Total assets	239,569	21,423	14,592	275,584
Year Ended 2004:
Net sales	$628,330	$64,918	$191,445	$884,693
Intersegment sales	1,129	—	173,792	174,921
Operating earnings (loss)	21,359	6,452	(7,357)	20,454
Depreciation and amortization	1,549	7	8,495	10,051
Total assets	257,285	37,965	55,745	350,995
Year Ended 2003:
Net sales	$526,053	$68,993	$291,509	$886,555
Intersegment sales	—	—	263,119	263,119
Operating earnings	11,366	7,448	5,304	24,118
Depreciation and amortization	1,447	15	16,212	17,674
Total assets	182,391	32,310	176,943	391,644

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the reconciliation to consolidated amounts for net sales, operating earnings (loss), depreciation and amortization and total assets:

	2005	2004

Net Sales:
Total revenues for reportable segments	$602,969	$884,693
Eliminations of intersegment sales	(46,850)	(174,921)

Consolidated net sales	$556,119	$709,772

Operating (loss) earnings:
Total operating (loss) earnings from reportable segments	$(33,495)	$20,454
Unallocated amounts:
Termination benefits	—	(9,153)
Gain on sale of subsidiary, division and property — net	—	3,921
Restructuring and other credit (charges)	—	563
Impairment of goodwill	—	(62,812)
Impairment of intangible asset	—	—
Shared services and all other	(3,207)	(17,740)

Consolidated operating loss	$(36,702)	$(64,767)

Depreciation and amortization:
Total depreciation and amortization from reportable segments	$9,721	$10,051
Shared services and all other	5,965	7,439

Consolidated depreciation and amortization	$15,686	$17,490

Total assets:
Total assets from reportable segments	$275,584	$350,995
All other	21,698	24,942

Consolidated total assets	$297,282	$375,937

The following table sets forth the approximate amounts and percentages of Applica’s consolidated net sales by product category during the periods ending December 31,:

	2005		2004			2003
	Net Sales	%	Net Sales		%	Net Sales		%
	(In thousands)

Kitchen Products	$327,057	59%	$435,686		61%	$340,689		55%
Home Products	118,507	21%	136,089		19%	133,404		21%
Personal Care Products	54,874	10%	63,743	(1)	9%	67,746	(1)	11%
Pet Products	38,324	7%	36,350		5%	33,197		5%
Pest Control Products	8,421	1%	14,549		2%	16,639		3%
Contract Manufacturing(2)	8,936	2%	17,653	(3)	3%	28,246	(3)	4%
Other Products	—	0%	5,702		1%	3,515		1%

Consolidated	$556,119	100%	$709,772		100%	$623,436		100%

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Includes sales of products by the Jerdon hotel and hospitality division, which was sold in October 2004. Such sales totaled $8.4 million in 2004 and $13.3 million in 2003.

(2)	Includes contract manufacturing sales from our Mexican manufacturing operations, which ceased operations in October 2005. Such sales totaled $8.9 million in 2005, $3.5 million in 2004 and $0.9 million in 2003.

(3)	Includes contract manufacturing sales from our Hong Kong manufacturing operations, which were sold in July 2004. Such sales totaled $14.2 million in 2004 and $27.5 million in 2003.

In 2005 and 2004, Applica’s international operations were conducted primarily in China and Mexico, with lesser activities in Canada, the Caribbean and South and Central America. In July 2004, Applica sold its Hong Kong-based manufacturing operations. As a result, Applica’s international operations are now conducted primarily in Latin America, Canada and the Caribbean. Other than the United States, Applica does not have external sales to customers located in any country which exceed 10% of consolidated sales. The following table sets forth the composition of Applica’s sales between those in the United States and those in other locations for each year:

	2005	2004

Net sales:
United States operations	$399,960	$542,387
International operations:
Sales to unaffiliated customers	156,159	167,385
Sales — intercompany:
Mexico	44,568	103,496
Canada	2,282	1,129
China	—	70,296

	46,850	174,921
Eliminations	(46,850)	(174,921)

Consolidated net sales	$556,119	$709,772

Long-lived assets(1):
United States operations	$19,363	$24,522
International operations	2,117	18,298

Consolidated long-lived assets	$21,480	$42,820

(1)	Includes property plant and equipment and other intangible assets.

Intercompany sales are billed at prices established by Applica. All United States revenues are derived from sales to unaffiliated customers. Geographic area of sales is based primarily on the location from where the product is shipped. Included in United States operations are certain sales derived from product shipments from Hong Kong directly to customers located in the United States.

NOTE S — CONCENTRATION OF CREDIT AND OTHER RISKS

Applica sells on credit terms to a majority of its customers, most of which are U.S., Canadian and Latin American retailers and distributors located throughout those countries.

Wal-Mart Stores, Inc. accounted for 32%, 35%, and 30% of 2005, 2004, and 2003 consolidated net sales, respectively. Target Corporation accounted for 11%, 11%, and 9% of 2005, 2004, and 2003 consolidated net

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sales, respectively. No other customers accounted for more than 10% of Applica’s consolidated net sales for the years ended December 31, 2005, 2004 and 2003. As of December 31, 2005 and 2004, Wal-Mart Stores, Inc. accounted for 29.6% and 30.8%, respectively, of Applica’s consolidated accounts receivable. As of December 31, 2005 and 2004, Target Corporation accounted for 16.5% and 16.3%, respectively, of Applica’s consolidated accounts receivable. No other customers accounted for more than 10% of Applica’s consolidated accounts receivable at December 31, 2005 and 2004.

A majority of Applica’s revenue is generated from the sale of Black & Decker® branded products, which represented approximately 78%, 79%, and 70% of consolidated net sales in 2005, 2004 and 2003, respectively.

Applica’s allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be set in an amount sufficient to respond to normal business conditions. Management sets specific allowances for customers in bankruptcy, if any, and an additional allowance for the remaining customers. Should business conditions deteriorate or any major credit customer default on its obligations to Applica, this allowance may need to be increased, which may have an adverse impact upon Applica’s earnings. As of December 31, 2005 and 2004, the allowance for doubtful accounts was $8.8 million and $11.7 million, respectively. Applica reviews its accounts receivable aging on a regular basis to determine if any of the receivables are past due. Applica writes off all uncollectible trade receivables against its allowance for doubtful accounts.

In 2002, Applica entered into credit approved receivables purchasing agreements with CIT Group/Commercial Services, Inc. The agreements allowed Applica to transfer to CIT, without recourse, approved receivables of specified customers under certain circumstances, including the bankruptcy of covered customers. Applica remained the servicer of the approved receivables and pays fees based upon a percentage of the gross face amount of each approved receivable. At December 31, 2004 $17.4 million of accounts receivable were insured under this arrangement. In December 2004, Applica entered into new credit approved receivables purchasing agreement with FCIA Underwriters. The agreement allows Applica to transfer to FCIA, without recourse, up to 90% of approved receivables of specified customers under certain circumstances, including the bankruptcy of covered customers, up to a maximum aggregate amount of $10 million. Applica remains the servicer of the approved receivables and pays fees based upon a percentage of the gross face amount of each approved receivable. At December 31, 2005 $15.0 million of accounts receivable were insured under the agreement with FCIA. No amounts were outstanding under the agreement with FCIA in 2004. These arrangements are strictly for the purpose of insuring selected receivables.

Applica purchases the majority of its products from third party suppliers in the Far East. Applica also sells its products to customers located in foreign jurisdictions, including Latin America and Canada. Because Applica procures its products and conducts business in several foreign countries, Applica is affected by economic and political conditions in those countries, including fluctuations in the value of currency, increased duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, and the burdens and costs of compliance with a variety of foreign laws. Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could have a material adverse effect on Applica, its results of operations, prospects or debt service ability. Applica could also be adversely affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed.

China gained Permanent Normal Trade Relations (“PNTR”) with the United States when it acceded to the World Trade Organization (“WTO”), effective January 2002. The United States imposes the lowest applicable tariffs on exports from PNTR countries to the United States. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

companies, lowering tariffs and publicizing its laws. No assurance can be given that China will meet these requirements and remain a member of the WTO, or that its PNTR trading status will be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the United States, which would have a material adverse impact on Applica’s business, financial condition and results of operations.

Applica conducts sourcing activities through a subsidiary incorporated in Hong Kong, which may be influenced by the changing political situation in Hong Kong and by the general state of the Hong Kong economy.

NOTE T — RELATED PARTY TRANSACTIONS

Mast Capital Management.  Christopher B. Madison, a member of Applica’s Board of Directors, is a principal of Mast Capital Management, LLC, a Boston-based investment manager focused on high yield and special situation credit investing. A fund managed by Mast currently holds 2,328,200 shares of Applica common stock (approximately 9.6% of the outstanding shares) and made a $20 million secured term loan to Applica in October 2005. Both transactions were completed prior to Mr. Madison becoming a member of Applica’s Board. For additional information on the term loan, see Note L — Long-Term Debt, above.

Sales Representative Relationships.  Applica Consumer Products, Inc. uses the services of TJK Sales, Inc. (“TJK”), an independent sales representative. Thomas J. Kane, a member of Applica’s Board of Directors, is the sole shareholder and Chief Executive Officer of TJK. Applica Consumer Products, Inc. entered into an agreement with TJK, pursuant to which Applica agreed to pay $3,000 per month plus certain expenses in return for TJK’s services as a sales representative to J.C. Penney. The agreement may be terminated by either party on 30 days’ notice. Payments to TJK totaled approximately $47,000 in 2005, $37,000 in 2004 and $36,000 in 2003. Applica also reimburses TJK for certain related out-of-pocket expenses.

Matters Relating to Ourimbah Investment Ltd.  Ourimbah Investment Ltd., a Hong Kong company, owns approximately 7.2% of the outstanding common stock of Applica. Messrs. Lai Kin and Lam King Loi are majority owners of Ourimbah. Mr. Lai Kin served as a member of the Board of Directors of Applica until October 2004 and was the former Chairman of Applica Durable Manufacturing Limited, Applica’s Hong Kong manufacturing subsidiary. Mr. Lam King Loi is the former Vice Chairman of Applica Durable.

In April 1994, in connection with the purchase by Applica of the remaining 20% of the outstanding shares of Applica Durable Manufacturing Limited from Ourimbah, Applica agreed, upon a change of control of Applica (as defined in the acquisition agreement), to make an additional payment to Ourimbah in respect of the shares of Applica Durable being purchased under the agreement. The payment is equal to the greater of (i) the same multiple of earnings per share paid for the shares of common stock of Applica received in connection with such change of control or (ii) the same multiple of net asset value per share paid for the shares of common stock of Applica received in connection with such change of control. A change of control of Applica will not be deemed to have occurred, and no additional payment will be required, if the applicable transaction or series of transactions is approved by at least 80% of the members of the Board of Directors of Applica.

In connection with his employment with Applica Durable, Mr. Lai Kin was paid total compensation of approximately $563,000 for his services during the year ended December 31, 2003. Members of Mr. Lai’s family were paid approximately $959,500 for their services to Applica Durable during the year ended December 31, 2003. Mr. Lam King Loi was paid total compensation of approximately $295,000 for his services during the year ended December 31, 2003. As Applica sold all of its shares of Applica Durable in July 2004, payments made by that company were no longer considered related party transactions in 2004. In

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with the sale, Mr. Lai and Mr. Lam terminated their employment relationships with Applica Durable. In connection with such termination:

•	Applica entered into severance agreements with Mr. Lai and agreed to pay him a severance payment of $842,833 payable over 18 months;

•	Applica entered into severance agreements with Mr. Lam and agreed to pay him a severance payment of $387,903 payable over 12 months; and

•	Applica entered into a severance agreement with Eliza Lai and paid her a severance payment of $166,367.

Applica Durable leased certain factories and worker dormitories in China from Ourimbah, which facilitated the building of such factories and dormitories with the local government. The rental payments made to Ourimbah during the year ended December 31, 2003 totaled approximately $838,000.

Matters related to David Friedson.  Applica had a loan outstanding to David M. Friedson, its former Chairman of the Board. The loan, which is unsecured, bore interest at LIBOR plus 1.5% per annum (2.72% at December 31, 2004) and was payable upon demand. The loan was repaid in 2005. Interest was payable on the due date. At December 31, 2004 and 2003, the balance of such loan, including accrued interest, was approximately $1,060,700 and $1,039,000, respectively. There was no balance outstanding at December 31, 2005.

In April 1999, Applica sold 210,000 shares of its common stock to Mr. Friedson at the fair market value of $7.125 per share and provided a loan in the amount of $1,496,250 that was used in connection with the purchase of such shares. The loan was on a full recourse basis and was secured by shares of common stock held by Mr. Friedson. The loan was repaid in 2005. The loan bore interest at the rate of LIBOR plus 2.75% per annum (3.87% at December 31, 2004). Interest was payable on the due date. The amount due to Applica, including accrued interest, at December 31, 2004 and 2003 was approximately $2,010,330 and $1,949,000, respectively. There was no balance outstanding at December 31, 2005.

In August 2004, Mr. Friedson resigned his position as Chairman of the Board and a director of Applica. In connection with his resignation, Applica entered into a separation agreement with Mr. Friedson, pursuant to which Mr. Friedson’s employment agreement was terminated and Applica agreed to pay him $6.5 million over the next year. Mr. Friedson agreed to repay approximately $3.1 million in outstanding loans to Applica on or before June 15, 2005. Applica also agreed to provide Mr. Friedson certain health insurance benefits for a period of 18 months and to extend the exercise period of options to purchase 500,000 shares of the common stock of Applica for an exercise price of $3.625 per share. The options, which would have expired 90 days after the termination of Mr. Friedson’s employment, expired in December 2005. The extension of the options resulted in compensation expense of approximately $113,000. The agreement also contains mutual releases and confidentiality and non-compete provisions.

NOTE U — FINANCIAL INSTRUMENTS

Interest Rate Risk Management

Applica is exposed to the impact of interest rate changes. Applica’s objective is to manage the impact of interest rate changes on earnings and cash flows and on the market value of its borrowings. Applica maintains fixed rate debt as a percentage of its net debt between a minimum and maximum percentage, which is set by policy.

It is Applica’s policy to enter into interest rate risk management transactions only to the extent considered necessary to meet its objectives as set forth above. Applica does not enter into interest rate risk management transactions for speculative purposes.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant interest rate risk management instruments held by Applica during 2005 and 2004 included pay-floating swaps, pay-fixed swaps and interest rate caps. The pay-floating swap effectively converts medium term fixed-rate obligations to LIBOR-rate indexed variable-rate instruments. Pay-fixed swaps effectively convert floating-rate obligations to fixed-rate instruments. Interest rate caps provide protection against rising interest rates. All swaps that qualify for fair value hedging have maturity dates that mirror the maturity date of the underlying hedged transaction. In 2005, the yield curve flattened and Applica unwound its pay floating swap. At December 31, 2005, did not have any interest rate hedges outstanding.

The impact of interest rate risk management activities on pre-tax income were insignificant in 2005, a gain of approximately $0.4 million in 2004, and insignificant in 2003.

Foreign Exchange Risk Management

Applica transacts business globally and is subject to risks associated with changing foreign exchange rates. Applica’s objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus attention on core business issues and challenges. Applica maintains hedge coverage between minimum and maximum percentages of its forecasted foreign exchange exposures for periods not to exceed eighteen months. The gains and losses on these contracts offset changes in the value of the related exposures.

It is Applica’s policy to enter into foreign currency transactions only to the extent considered necessary to meet its objectives as set forth above. Applica does not enter into foreign currency transactions for speculative purposes.

Applica enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets and liabilities, commitments and forecasted foreign currency revenues. Applica uses option strategies and forward contracts that provide for the purchase and sale of foreign currencies to hedge forecasted revenues and expenses. Applica also uses forward contracts to hedge foreign currency assets and liabilities. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by changes in the value of the underlying exposures being hedged. The principal currencies hedged are the Mexican peso, Hong Kong dollar and Canadian dollar. As the result of the sale of its Hong Kong manufacturing subsidiary, Applica is no longer hedging Hong Kong dollars.

The impact of foreign exchange risk management activities on pre-tax income was a net loss of approximately $0.5 million in 2005, $1.2 million in 2004, and $2.3 million in 2003.

Fair Value of Financial Instruments

At December 31, 2005 and 2004, Applica’s financial instruments included cash, cash equivalents, receivables, accounts payable, borrowings and interest rate, forward and foreign exchange risk management contracts. At December 31, 2005 and 2004, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

broker quotes or quoted market prices or rates for the same or similar instruments, and the related carrying amounts were as follows:

	December 31, 2005		December 31, 2004
	Carrying		Carrying
	Amount/		Amount/
	Notional		Notional
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Borrowings(1)	$145,274	$143,741	$153,463	$153,463
Risk management contracts(2):
Foreign exchange forwards(3)	—	—	—	—
Foreign exchange options(3)	—	—	$9,200	$(648)
Interest rate swaps(4)	—	—	$30,000	$258

(1)	The fair value of borrowings were approximated at carrying value, including the 10% notes, which were valued at 97.25% and 100.00% at December 31, 2005 and 2004, respectively, based upon quoted market prices.

(2)	The fair value of risk management contracts was based upon quotes from outside parties. Fair value amounts change with market conditions and will be substantially offset by changes in the value of the related hedged transaction. A positive fair value represents the amount Applica would receive upon exiting the contracts and a negative fair value represents the amount Applica would pay upon exiting the contracts. Applica intends to hold all contracts to maturity, at which time the fair value will be zero.

(3)	Fair values were included in other long term liabilities in the consolidated balance sheet.

(4)	Fair values were included in prepaid expenses and other in the consolidated balance sheet.

Credit Concentrations

Applica continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments, and does not anticipate nonperformance by the counterparties. Applica would not have realized a material loss as of December 31, 2005 or 2004 in the event of nonperformance by any one counterparty. Applica enters into transactions only with financial institution counterparties that have a credit rating of A or better. In addition, Applica limits the amount of investment credit exposure with any one institution.

NOTE V — CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Applica’s domestic subsidiaries are guarantors of Applica’s 10% Senior Subordinated Notes due 2008. The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Applica Incorporated (on a stand alone basis), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and the eliminations necessary to arrive at the consolidated results of Applica. The results of operations and cash flows presented below assume that the guarantor subsidiaries were in place for all periods presented. Applica and guarantor subsidiaries have accounted for investments in their respective subsidiaries on an unconsolidated basis using the equity method of accounting. The guarantor subsidiaries are wholly owned subsidiaries of Applica and have fully and unconditionally guaranteed the notes on a joint and several basis. The notes contain certain covenants which, among other things, restrict the ability of the guarantor subsidiaries to make distributions to Applica Incorporated. Applica has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries and non-guarantor subsidiaries because it has determined they would not be material to investors.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Balance Sheet:
Cash and cash equivalents	$—	$628	$3,836	$—	$4,464
Accounts and other receivables, net		101,841	38,638	—	140,479
Note receivable — former officer	—	—	—	—	—
Receivables from affiliates	(43,473)	79,638	(10,418)	(25,747)	—
Inventories	—	78,508	23,130	—	101,638
Future income tax benefits	—	1,357	(108)	—	1,249
Other current assets	—	3,321	11,477	—	14,798

Total current assets	(43,473)	265,293	66,555	(25,747)	262,628
Investment in subsidiaries	251,898	783	29,232	(281,913)	—
Property, plant and equipment, net	—	17,420	2,295	—	19,715
Long-term future income tax benefits	—	6,472	2,713	—	9,185
Intangibles and other assets, net	—	19,738	11,635	(25,619)	5,754

Total assets	$208,425	$309,706	$112,430	$(333,279)	$297,282

Accounts payable and accrued expenses	$—	$65,023	$18,693	$—	$83,716
Short-term debt	69,524	—	—	—	69,524
Deferred rent	—	734	185	—	919
Current taxes payable	—	515	3,232	—	3,747

Total current liabilities	69,524	66,272	22,110	—	157,906
Long-term debt	75,750	69,100	12,280	(81,380)	75,750
Future income tax liabilities	—	1,882	(1,882)	—	—
Other long-term liabilities	—	475	—	—	475

Total liabilities	145,274	137,729	32,508	(81,380)	234,131
Shareholders’ equity	63,151	171,977	79,921	(251,898)	63,151

Total liabilities and shareholders’ equity	$208,425	$309,706	$112,429	$(333,278)	$297,282

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Statement of Operations:
Net sales	$—	$416,733	$186,236	$(46,850)	$556,119
Cost of sales	—	306,747	159,533	(46,850)	419,430
Restructuring charges	—	—	12,491	—	12,491

Gross profit	—	109,986	14,212	—	124,198
Operating expenses	3	125,183	35,714	—	160,900

Operating (loss) earnings	(3)	(15,197)	(21,502)	—	(36,702)
Other (income) expense, net	(716)	10,842	(392)	—	9,734
Gain on early extinguishment of debt	—	(56)	—	—	(56)

Earnings (loss) before equity in net earnings (loss) of subsidiaries, and income taxes	713	(25,983)	(21,110)	—	(46,380)
Equity in net earnings (loss) of subsidiaries	(49,982)	—	—	49,982	—
Income tax provision	—	699	2,190	—	2,889

Net (loss) earnings	$(49,269)	$(26,682)	$(23,300)	$49,982	$(49,269)

Cash Flow Information:
Net cash (used in) provided by operating activities	$(42,685)	$(2,668)	$(12,385)	$53,772	$(3,966)
Net cash provided by (used in) investing activities	49,235	(39,946)	11,631	(14,187)	6,733
Net cash provided by (used in) financing activities	(5,705)	41,079	(3,710)	(39,585)	(7,921)
Effect of exchange rate changes on cash	(845)	—	—	—	(845)
Cash at beginning of period	—	2,163	8,300	—	10,463
Cash at end of period	$—	$628	$3,836	$—	$4,464

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2004
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Balance Sheet:
Cash and cash equivalents	$—	$2,163	$8,300	$—	$10,463
Accounts and other receivables, net	4,195	112,380	43,861	—	160,436
Note receivable — former officer	2,569	—	—	—	2,569
Receivables from affiliates	(153,140)	(61,081)	(9,008)	223,229	—
Inventories	—	96,565	34,938	—	131,503
Future income tax benefits	—	1,190	(1,157)	—	33
Other current assets	—	5,303	9,038	—	14,341

Total current assets	(146,376)	156,520	85,972	223,229	319,345
Investment in subsidiaries	408,231	104,988	29,232	(542,451)	—
Property, plant and equipment, net	—	20,029	18,298	—	38,327
Long-term future income tax benefits	—	6,793	4,419	—	11,212
Intangibles and other assets, net	2,010	21,413	9,385	(25,755)	7,053

Total assets	$263,865	$309,743	$147,306	$(344,977)	$375,937

Accounts payable and accrued expenses	$—	$75,025	$28,848	$—	$103,873
Short-term debt	88,541	—	914	—	89,455
Current portion of long-term debt	3,000	—	—	—	3,000
Deferred rent	—	680	—	—	680
Current taxes payable	—	2,817	3,130	—	5,947

Total current liabilities	91,541	78,522	32,892	—	202,955
Long-term debt	61,008	(75,734)	12,480	63,254	61,008
Future income tax liabilities	—	3,884	(3,884)	—	—
Other long term liabilities	346	658	—	—	1,004

Total liabilities	152,895	7,330	41,488	63,254	264,967
Shareholders’ equity	110,970	302,413	105,818	(408,231)	110,970

Total liabilities and shareholders’ equity	$263,865	$309,743	$147,306	$(344,977)	$375,937

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2004
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Statement of Operations:
Net sales	$—	$565,364	$319,329	$(174,921)	$709,772
Cost of sales	—	402,092	279,481	(174,921)	506,652
Restructuring charges	—	—	9,236	—	9,236

Gross profit	—	163,272	30,612	—	193,884
Operating expenses	—	166,830	24,340	—	191,170
Termination benefits	—	7,756	1,397	—	9,153
(Gain) loss on sale of subsidiary, division, and property	—	(4,705)	784	—	(3,921)
Restructuring and other charges	—	(563)	—	—	(563)
Impairment of goodwill	4,414	58,398	—	—	62,812

Operating (loss) earnings	(4,414)	(64,444)	4,091	—	(64,767)
Other (income) expense, net	(79,334)	9,477	78,406	—	8,549
Loss on early extinguishment of debt	—	187	—	—	187

Earnings (loss) before equity in net earnings (loss) of subsidiaries, and income taxes	74,920	(74,108)	(74,315)	—	(73,503)
Equity in net earnings (loss) of subsidiaries	(149,735)	—	—	149,735	—
Income tax provision	58,139	—	1,312	—	59,451

Net (loss) earnings	$(132,954)	$(74,108)	$(75,627)	$149,735	$(132,954)

Cash Flow Information:
Net cash provided by (used in) operating activities	$(170,329)	$48,506	$(91,266)	$149,533	$(63,556)
Net cash provided by (used in) investing activities	75,542	135,608	140,351	(317,400)	34,101
Net cash provided by (used in) financing activities	94,067	(183,075)	(52,396)	167,867	26,463
Effect of exchange rate changes on cash	720	—	—	—	720
Cash at beginning of period	—	1,124	11,611	—	12,735
Cash at end of period	$—	$2,163	$8,300	$—	$10,463

SUPPLEMENTAL FINANCIAL DATA

Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The quarterly results for the years 2005 and 2004 are set forth in the following table:

						Basic (Loss)		Diluted (Loss)
				Net (Loss)		Earnings		Earnings
	Net Sales	Gross Profit		Earnings		per Share		per Share
	(In thousands, except per share data)

2005
First quarter	$112,450	$18,728	(1)	$(22,955	)(1)	$(0.95)		$(0.95)
Second quarter	116,458	22,959	(2)	(18,501	)(2)	(0.77)		(0.77)
Third quarter	139,637	33,646	(3)	(8,179	)(3)	(0.34)		(0.34)
Fourth quarter	187,574	48,865	(4)	366	(4)	0.02		0.02

Total	$556,119	$124,198		$(49,269)		$(2.04)		$(2.04)

2004
First quarter	$128,527	$33,505	(5)	$(4,479	)(5)	$(0.19)		$(0.19)
Second quarter	154,677	44,172		(123,818	)(6)	(5.16)		(5.16)
Third quarter	182,938	51,088		(9,943	)(7)	(0.41)		(0.41)
Fourth quarter	243,630	65,119	(8)	5,286	(8)	0.22		0.22

Total	$709,772	$193,884		$(132,954)		$(5.55	)(9)	$(5.55	)(9)

(1)	In the first quarter of 2005, Applica recorded:

• inventory write-downs of $9.4 million related to lower-than-anticipated consumer demand for two of our products; and

• restructuring charges of $0.9 million related to our decision to move the production of Home Café single cup coffee maker from Mexico to third party manufacturers in China.

(2)	In the second quarter of 2005, Applica recorded:

• inventory write-downs of $3.4 million related to lower-than-anticipated consumer demand for two of our products; and

• $4.2 million of restructuring charges associated primarily with the downsizing and decision in July 2005 to close the manufacturing facility in Mexico.

(3)	In the third quarter of 2005, Applica recorded $4.7 million of restructuring charges associated with the downsizing and closure of the manufacturing facility in Mexico.

(4)	In the fourth quarter of 2005, Applica recorded $2.6 million of restructuring charges associated with the downsizing and closure of the manufacturing facility in Mexico.

(5)	In the first quarter of 2004, Applica recorded restructuring charges of $0.9 million primarily related to the downsizing of its manufacturing operations in Mexico.

(6)	In the second quarter of 2004, Applica recorded:

• an impairment charge to the carrying value of goodwill of $62.8 million; and

• an additional valuation allowance of $51.4 million related to deferred tax assets.

(7)	In the third quarter of 2004, Applica recorded termination benefits of $9.2 million in connection with the termination of certain executive and senior management employment and consulting agreements.

(8)	In the fourth quarter of 2004, Applica recorded restructuring charges of $8.3 million related to the downsizing of its manufacturing operations in Mexico.

(9)	The sum of the quarters differs from the total due to exclusion of anti-dilutive effect of stock options in earnings per share calculation in periods with losses.

SCHEDULE II
Applica Incorporated and Subsidiaries
VALUATION AND QUALIFYING ACCOUNTS

			Charged
	Balance at	Purchase	(Credited)	Charged to			Balance at
	Beginning of	Price	to Costs and	Other			End of
Description	Period	Reserves	Expenses	Accounts	Deductions		Period
	(In thousands)

Year ended December 31, 2005
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$11,711	—	$(2,497)	—	$(441	)(1)	$8,773
Deferred tax valuation allowance	$82,570	—	—	$18,099	—		$100,669

Year ended December 31, 2004
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$12,543	—	$889	—	$(1,721	)(1)	$11,711
Deferred tax valuation allowance	$7,367	—	—	$75,203	—		$82,570

Year ended December 31, 2003
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$15,830	—	$2,228	—	$(5,515	)(1)	$12,543
Deferred tax valuation allowance	$10,155	—	—	—	$(2,788	)(1)	$7,367

(1)	Write-off against the reserve

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(In thousands, except par value data)
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$6,721	$4,464
Accounts and other receivables, less allowances of $7,004 in 2006 and $8,773 in 2005	87,203	140,479
Inventories	99,947	101,638
Prepaid expenses and other	10,392	11,137
Refundable income taxes	3,645	3,661
Future income tax benefits	1,269	1,249

Total current assets	209,177	262,628
Property, Plant and Equipment— at cost, less accumulated depreciation of $49,652 in 2006 and $46,755 in 2005	17,722	19,715
Future Income Tax Benefits, Non-Current	9,035	9,185
Intangibles, Net	1,374	1,765
Other Assets	3,184	3,989

Total Assets	$240,492	$297,282

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,196	$33,682
Accrued expenses	36,862	50,034
Short-term debt	41,665	69,524
Current taxes payable	3,663	3,747
Deferred rent	884	919

Total current liabilities	121,270	157,906
Other Long-Term Liabilities	383	475
Long-Term Debt	75,750	75,750
Shareholders’ Equity:
Common stock — authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,487 shares in 2006 and 24,179 in 2005	2,449	2,418
Paid-in capital	160,064	159,226
Accumulated deficit	(114,683)	(95,749)
Accumulated other comprehensive loss	(4,741)	(2,744)

Total shareholders’ equity	43,089	63,151

Total Liabilities and Shareholders’ Equity	$240,492	$297,282

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2006		2005
	(In thousands, except per share data)
	(Unaudited)

Net sales	$104,491	100.0%	$116,458	100.0%
Cost of sales:
Cost of goods sold	73,496	70.3	89,256	76.6
Restructuring charges	—	—	4,243	3.6

	73,496	70.3	93,499	80.3

Gross profit	30,995	29.7	22,959	19.7
Operating expenses	33,648	32.2	38,310	32.9

Operating loss	(2,653)	(2.5)	(15,351)	(13.2)
Other expense (income):
Interest expense	2,681	2.6	2,641	2.3
Interest and other income	(213)	(0.2)	(515)	(0.4)

	2,468	2.4	2,126	1.8

Loss before income taxes	(5,121)	(4.9)	(17,477)	(15.0)
Income tax provision	854	0.8	1,024	0.9

Net loss	$(5,975)	(5.7)%	$(18,501)	(15.9)%

Loss per common share:
Loss per common share — basic and diluted	$(0.25)		$(0.77)

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2006		2005
	(In thousands, except per share data)
	(Unaudited)

Net sales	$208,500	100.0%	$228,907	100.0%
Cost of sales:
Cost of goods sold	152,880	73.3	182,077	79.5
Restructuring charges	—	—	5,143	2.2

	152,880	73.3	187,220	81.8

Gross profit	55,620	26.7	41,687	18.2
Operating expenses	67,828	32.5	77,553	33.9

Operating loss	(12,208)	(5.9)	(35,866)	(15.7)
Other expense (income):
Interest expense	5,459	2.6	5,083	2.2
Interest and other income	(249)	(0.1)	(790)	(0.3)

	5,210	2.5	4,293	1.9

Loss before income taxes	(17,418)	(8.4)	(40,159)	(17.5)
Income tax provision	1,516	0.7	1,298	0.6

Net loss	$(18,934)	(9.1)%	$(41,457)	(18.1)%

Loss per common share:
Loss per common share — basic and diluted	$(0.78)		$(1.72)

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other
	Common	Paid-in	Accumulated	Comprehensive
	Stock	Capital	Deficit	Loss	Total
	(In thousands)
	(Unaudited)

Balance at December 31, 2005	$2,418	$159,226	$(95,749)	$(2,744)	$63,151
Comprehensive loss:
Net loss	—	—	(18,934)	—	(18,934)
Foreign currency translation adjustment	—	—	—	(1,997)	(1,997)

Total comprehensive loss					(20,931)
Stock-based compensation	—	272	—	—	272
Exercise of stock options	31	566	—	—	597

Balance at June 30, 2006	$2,449	$160,064	$(114,683)	$(4,741)	$43,089

The accompanying notes are an integral part of this financial statement.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2006	2005
	(In thousands)
	(Unaudited)

Cash flows from operating activities:
Net loss	$(18,934)	$(41,457)
Reconciliation to net cash provided by operating activities:
Depreciation of property, plant and equipment	2,934	5,739
(Gain) Loss on disposal of equipment and raw materials	(6)	1,155
Recovery of doubtful accounts	(307)	(1,052)
Write-downs of inventory	—	16,204
Amortization of intangible and other assets	855	2,028
Product recall	3,653	—
Deferred taxes	130	(1,312)
Stock-based compensation expense	272	—
Changes in assets and liabilities:
Accounts and other receivables	52,899	56,108
Inventories	(592)	(7,901)
Prepaid expenses and other	(19)	3,564
Accounts payable and accrued expenses	(10,711)	(13,535)
Current income taxes	(68)	(2,998)
Other assets and liabilities	(1,783)	(82)

Net cash provided by operating activities	28,323	16,461
Cash flows from investing activities:
Additions to property, plant and equipment	(941)	(1,827)
Proceeds from sale of equipment and raw materials	1,454	89
Receivable from former officer	—	3,079

Net cash provided by investing activities	513	1,341
Cash flows from financing activities:
Net payments under lines of credit	(27,859)	(15,042)
Payments of long-term debt	—	(3,000)
Exercise of stock options	597	78
Interest receivable from former officer	—	(7)

Net cash used in financing activities	(27,262)	(17,971)
Effect of exchange rate changes on cash	683	598
Net increase in cash and cash equivalents	2,257	429
Cash and cash equivalents at beginning of period	4,464	10,463

Cash and cash equivalents at end of period	$6,721	$10,892

Supplemental Disclosures of Cash Flow Information:

	2006	2005

Cash paid during the six-month period ended June 30:
Interest	$5,678	$4,873
Income taxes	$1,786	$4,825

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements

1.	SUMMARY OF ACCOUNTING POLICIES

Interim Reporting

The accompanying unaudited consolidated financial statements include the accounts of Applica Incorporated and its subsidiaries (“Applica”). All significant intercompany transactions and balances have been eliminated. The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and, therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (consisting of normal recurring accruals) that, in the opinion of management, are necessary for a fair presentation of the financial statements have been included. Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the remaining quarters in 2006 or the full year ending December 31, 2006 due to seasonal fluctuations in Applica’s business, changes in economic conditions and other factors. For further information, please refer to the Consolidated Financial Statements and Notes thereto contained in Applica’s Annual Report on Form 10-K for the year ended December 31, 2005.

Inventories

Inventories are comprised of finished goods and stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Stock Based Compensation

At June 30, 2006, Applica had two active stock-based compensation plans, which are described below. On January 1, 2006, Applica adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Shared Based Payment” (“SFAS No. 123R”), which requires the measurement and recognition of compensation cost for all share-based payment awards made to employees and directors based on estimated fair values. Prior to the adoption of SFAS No. 123R, Applica accounted for its stock-based employee compensation related to stock options under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and the disclosure alternative prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Accordingly, Applica presented pro forma information for the periods prior to the adoption of SFAS No. 123R and no employee compensation cost was recognized for the stock-based compensation plans other than the grant date intrinsic value, if any, for the options granted prior to January 1, 2006. However, there was approximately $0.1 million in stock-based compensation expense included in the net loss in 2004 relating to the extension of the exercise period of options in connection with the resignation of the former Chairman of the Board.

Applica has elected to use the modified prospective transition method for adopting SFAS No. 123R, which requires the recognition of stock-based compensation cost on a prospective basis; therefore, prior period financial statements have not been restated. Under this method, the provisions of SFAS No. 123R are applied to all awards granted after the adoption date and to awards not yet vested with unrecognized expense at the adoption date based on the estimated fair value at grant date as determined under the original provisions of SFAS No. 123. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized. In addition, the realization of tax benefits in excess of amounts recognized for financial reporting purposes will be recognized as a financing activity rather than an operating activity as in the past. Pursuant to the requirements of SFAS No. 123R, Applica will continue to present the pro forma information for periods prior to the adoption date.

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In June 2005, the Compensation Committee of the Board of Directors approved the acceleration of vesting of all unvested “out-of-the-money” stock options awarded to employees under Applica’s stock option plans, except for those options held by executive officers. All stock options with exercise prices equal to or greater than $3.28 per share, the closing price of Applica’s common stock on June 16, 2005, were considered to be out-of-the-money. No stock options held by non-employees, including directors, were subject to acceleration. Options to purchase approximately 425,000 shares of common stock were subject to the acceleration. These options had a range of exercise prices of $3.63 to $11.16 and a weighted average exercise price of $4.91. The aggregate pre-tax expense associated with the accelerated options that would have been reflected in Applica’s consolidated statement of operations in future fiscal years was approximately $1.2 million. This amount is reflected in the pro forma footnote disclosure below.

Employee Stock Purchase Plan

In September 2005, the Compensation Committee of the Board of Directors elected to terminate the Employee Stock Purchase Plan effective December 31, 2005. Therefore, no additional shares will be issued under such plan.

Stock Compensation Plans

Under various plans, Applica may grant incentive or non-qualified stock options to employees and directors. The terms of stock options granted under the plans are determined by the Compensation Committee of the Board of Directors at the time of grant, including the exercise price, term and any restrictions on the exercisability of such option. The exercise price of all options granted under the plans equals the market price at the date of grant and no option is exercisable after the expiration of ten years from the date of grant. The stock options outstanding under the plans were generally granted for terms of five, six or ten years and vest on a straight line basis over periods ranging from one to six years. No employee compensation expense was recognized upon either the grant or exercise of these stock options during the periods presented.

As of June 30, 2006, there were 161,227 shares available for grant under the 1998 Stock Option Plan and 659,866 shares available for grant under the 2000 Stock Option Plan.

Information with respect to stock option activity is as follows:

		Weighted Average
	Shares (000)	Exercise Price

Outstanding at December 31, 2005	2,483	$4.45
Granted	11	$4.10
Exercised	(308)	$1.94
Forfeited	(471)	$6.25

Outstanding at June 30, 2006	1,715	$4.40

Options exercisable at June 30, 2006	1,282	$4.47

For the three month period ended June 30, 2006, Applica recognized $0.1 million in stock-based compensation costs, which is reflected in operating expenses. For the six month period ended June 30, 2006, Applica recognized $0.3 million in stock-based compensation costs. No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets. Applica elected to adopt the alternative method of calculating the historical pool of windfall tax benefits as permitted by FASB Staff Position (FSP) No. SFAS 123R-c, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This is a simplified method to determine the pool of windfall tax benefits that is used in determining the tax effects of stock compensation in the results of operations and cash flow reporting for awards that were outstanding as of the adoption of

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

SFAS No. 123R. As of June 30, 2006, Applica had $0.8 million of unrecognized compensation costs related to non-vested stock option awards that is expected to be recognized over a weighted average period of two years. Proceeds received from option exercises were $0.6 million during the six months ended June 30, 2006 and were $0.01 million during the six months ended June 30, 2005. No tax benefits were realized from these stock option exercises.

The following information applies to options outstanding and exercisable at June 30, 2006:

	Options Outstanding			Options Exercisable
		Weighted-Average	Weighted-Average		Weighted-Average
		Remaining	Exercise		Exercise
	Shares (000)	Contractual Life	Price	Shares (000)	Price

$ 1.62 - $ 3.17	413	4.0	$1.99	413	$1.99
$ 3.17 - $ 6.34	1,147	2.8	$4.42	717	$4.56
$ 6.34 - $ 9.51	83	2.6	$7.62	82	$7.62
$ 9.51 - $12.68	30	4.7	$10.19	28	$10.16
$12.68 - $15.84	34	2.8	$14.00	34	$14.00
$31.69	8	1.9	$31.69	8	$31.69

	1,715		$4.40	1,282	$4.47

Applica uses the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. Applica’s expected volatility is based on the historical volatility of Applica’s stock price over the most recent period commensurate with the expected term of the stock option award. The estimated expected option life is based primarily on historical employee exercise patterns and considers whether and the extent to which the options are in-the-money. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve appropriate for the term of Applica’s stock options awards and the selected dividend yield assumption was determined in view of Applica’s historical and estimated dividend payout. Applica has no reason to believe that the expected volatility of its stock price or its option exercise patterns will differ significantly from historical volatility or option exercises.

For the three month and six month periods ended June 30, 2006 and 2005, the fair value of each option grant was estimated on the date of grant using the following weighted-average assumptions:

			For the Six Months
	For the Three Months Ended		Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Expected dividend yield	00.0%	00.0%	00.0%	00.0%
Expected price volatility	80.7%	80.9%	80.7%	24.2% - 80.9%
Risk-free interest rate	4.0%	3.25%	4.0%	3.25%
Expected life of options in years	4	4	4	4

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table illustrates the effect on net loss and basic and diluted loss per share if Applica had applied the fair value recognition provisions of SFAS No. 123 to options granted under Applica’s stock option plans for the three month and six month period ended June 30, 2005:

	For the Three	For the Six
	Months Ended	Months Ended
	June 30, 2005	June 30, 2005
	(In thousands, except
	per share data)

Net loss, as reported	$(18,501)	$(41,457)
Add: Stock-based employee compensation expense included in net loss	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method	(1,524)	(1,996)

Pro forma net loss	$(20,025)	$(43,453)

Loss per share:
Basic and diluted — as reported	$(0.77)	$(1.72)
Basic and diluted — pro forma	$(0.83)	$(1.80)

Comprehensive Loss

The components of comprehensive loss, net of tax, were as follows:

			For the Six Months
	For the Three Months Ended		Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(In thousands)

Net loss	$(5,975)	$(18,501)	$(18,934)	$(41,457)
Foreign currency translation adjustment	(1,710)	(88)	(1,997)	(383)
Change in market value of derivatives	—	321	—	925

	$(7,685)	$(18,268)	$(20,931)	$(40,915)

Recent Accounting Pronouncement

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The interpretation is effective for fiscal years beginning after December 15, 2006. Applica has not yet analyzed the impact this interpretation will have on its financial condition, results of operations, cash flows or disclosures.

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

2.	SHAREHOLDERS’ EQUITY

The following table shows weighted average basic shares for the respective periods:

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Weighted average basic shares	24,371,381	24,139,188	24,278,904	24,137,874

The following table shows potential common stock equivalents outstanding to purchase shares of common stock that were excluded in the computation of diluted loss per share. All common stock equivalents have been excluded from the diluted per share calculations in the three-month and six-month periods ended June 30, 2006 and 2005 because their inclusion would have been anti-dilutive.

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Number of shares	1,708,454	2,593,596	1,706,733	2,588,204
Range of exercise price	$1.62 - $31.69	$3.63 - $31.69	$1.62 - $31.69	$3.63 - $31.69

3.	COMMITMENTS AND CONTINGENCIES

Planned Rescission Offer

Applica recently discovered that the number of shares of its common stock purchased by participants under the Applica Incorporated 401(k) Profit Sharing and Trust may have exceeded the number of shares registered under the registration statement covering the plan. Plan participants who purchased unregistered shares during the last twelve months could require Applica to repurchase those shares for an amount equal to the price they paid, plus interest, or, if they sold the shares at a loss, they may recover the amount of such loss, plus interest. Based on the latest data provided to Applica, Applica estimates that approximately 105,000 shares were issued to plan participants under the 401(k) plan during the twelve months ended August 1, 2006. This estimate may be modified as Applica continues to evaluate data provided by the plan administrator. During that time, the price of Applica’s common stock ranged from a low of $1.24 per share to a high of $4.95 per share. The closing price of the common stock on August 1, 2006 was $3.70 per share.

On August 4, 2006 Applica filed a registration statement on Form S-8 to register future sales of Applica common stock to plan participants. Additionally, Applica plans to make a registered rescission offer in the near future to eligible plan participants whereby it would offer to repurchase any shares issued to them during the twelve months prior to the filing of the registered rescission offer at the price the participant paid for such shares. Applica also plans to offer to reimburse those participants who have sold shares for a loss during those twelve months for the amount of the loss realized upon such sale. Applica will not effect the repurchase of shares if the amount the participant paid for such shares, plus interest, is less than the market value of the shares on the effective date of the rescission offer.

Applica did not receive any proceeds from the sale of the shares pursuant to the 401(k) plan as these purchases were made by a third party administrator on the open market. Applica does not believe that the rescission offer will have a material impact on its consolidated financial condition, results of operations or liquidity.

Litigation and Other Matters

Shareholder Litigation.  Applica is a defendant in the consolidated class action complaint entitled Scott Schultz and Joseph Rothman, individually and on behalf of all others similarly situated, Plaintiffs v. Applica Incorporated, Harry D. Schulman, Terry L. Polistina and Michael Michienzi, Defendants, Case No. 06-60149-CIV-

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

DIMITROULEAS, which was first filed in the United States District Court, Southern District of Florida, on February 3, 2006 and amended on July 10, 2006.

The consolidated purported class action complaint was filed on behalf of purchasers of Applica Incorporated common stock during the period between November 4, 2004 and April 28, 2005. The complaint charges Applica and certain executive officers with violations of the Securities Exchange Act of 1934. The complaint alleges that, throughout the class period, Applica issued materially false and misleading statements regarding its business, operations, management and the intrinsic value of its common stock. The complaint further alleges that these statements were materially false and misleading on the asserted basis that they failed to disclose that Applica:

•	was experiencing decreasing demand for its products; in particular, demand for two key products were not meeting internal expectations and were experiencing quality and design defects;

•	was materially overstating its net worth by failing to timely write down the value of its inventory which had become obsolete and unsaleable;

•	was experiencing higher product warranty returns, which it had not appropriately reserved for;

•	lacked adequate internal controls; and

•	issued financial statements during the class period were not prepared in accordance with generally accepted accounting principles and, therefore, were materially false and misleading.

The plaintiffs seek, among other relief, to be declared a class, to be awarded compensatory damages, rescission rights, unspecified damages and attorneys’ fees and costs. Applica believes the claims are without merit. Applica intends to vigorously defend the lawsuit but may be unable to successfully resolve the disputes without incurring significant expenses. Due to the early stage of these proceedings, any potential loss cannot presently be determined with respect to this litigation matter. However, Applica believes any losses will be covered by applicable insurance coverage.

In February 2006, the SEC requested that Applica voluntarily produce certain documents in connection with an informal inquiry related to these matters. Applica has responded to the request for documents and other information and intends to fully cooperate with the SEC in this matter.

Other Matters.  Applica is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such matters, if any, in excess of applicable insurance coverage, is not likely to have a material effect on Applica’s business, financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Applica is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (CPSC) to exclude from the market products that are found to be unsafe or hazardous. Applica receives inquiries from the CPSC in the ordinary course of its business.

In April 2006, Applica entered into an executive change-in-control plan and amendments to employment agreements with certain of its senior officers, as well as change-in-control agreements with certain of its employees.

4.	COST OF SALES

Cost of Goods Sold

Included in cost of goods sold for the six months ended June 30, 2005 were inventory write-downs of approximately $12.8 million primarily related to lower-than-anticipated consumer demand for two products.

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Included in cost of goods sold for the three months ended June 30, 2005 were inventory write-downs of approximately $3.4 million primarily related to an adjustment to the net realizable value of these products. There were no inventory write-downs related to these two products in the three and six months ended June 30, 2006.

The inventory write-downs related to the Household Products reportable segment.

Restructuring Charges

For the three months ended June 30, 2005, there were $4.2 million of restructuring charges associated primarily with the downsizing and decision in July 2005 to close Applica’s manufacturing facility in Mexico. Such charges consisted of the write-off of $3.3 million of raw materials inventory that would no longer be used in production, $0.6 million of accelerated depreciation of machinery and equipment used in the manufacturing process and $0.3 million in severance charges. For the six months ended June 30, 2005, there were $5.1 million of restructuring charges associated with the continued downsizing and closing of the manufacturing operations in Mexico. These charges consisted of the write-off of $3.3 million of raw materials inventory that would no longer be used in production, $1.2 million related to the acceleration of the depreciation of the machinery and equipment used in the manufacturing process and $0.6 million in severance charges. There were no such charges in the three and six months ended June 30, 2006.

All restructuring charges related to the Manufacturing reportable segment. The Manufacturing segment ceased operations in October 2005.

Product Recall

In June 2006, Applica’s U.S. operating subsidiary, Applica Consumer Products, Inc., in cooperation with the U.S. Consumer Products Safety Commission, announced a voluntary recall of approximately 410,000 units of the Black & Decker branded TCM 800 and TCM 805 thermal coffeemakers. Applica’s Canadian operating subsidiary, Applica Canada Corporation, also recalled approximately 40,000 units of these thermal coffeemakers in Canada. Applica recorded a charge to cost of goods sold of approximately $3.7 million in the first quarter of 2006 related to the recall. Management does not believe the ultimate liability will be materially different.

As of August 1, 2006, no litigation had been filed in connection with property damage or bodily injury relating to the recalled product discussed above; however, several claims for minor property damages have been made. Applica believes that the amount of ultimate liability of these claims in excess of applicable insurance, if any, is not likely to have a material effect on its business, financial condition or results of operations. However, as the outcome of litigation is difficult to predict, significant changes in the estimated exposures could occur.

The estimated charges associated with the product recall related to the Household Products reportable segment.

5.	ASSETS HELD FOR SALE

In February 2006, Applica entered into a sale and purchase agreement with an unrelated third party to sell the land and building housing its factory in Mexico. Management expected the sale to close in the second quarter of 2006. The sale did not close and the property was re-listed for sale in July 2006. The land and building were classified as assets held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheets at its net realizable value.

In connection with the closure of the Mexico manufacturing facility, certain machinery and equipment and furniture and fixtures totaling approximately $0.4 million and certain raw materials inventory totaling

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

approximately $0.4 million were classified as assets held for sale at December 31, 2005, and included in prepaid expenses and other in the accompanying consolidated balance sheet. In March 2006, the machinery and equipment, furniture and fixtures and raw materials were sold. The sale resulted in a small gain.

All assets held for sale related to the Manufacturing reportable segment.

6.	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment:

	Useful	June 30,	December 31,
	Lives	2006	2005
		(In thousands)

Computer equipment	3 - 7 years	$30,811	$30,449
Equipment and other	3 - 8 years	32,967	32,452
Leasehold improvements*	8 - 10 years	3,596	3,569

Total		67,374	66,470
Less accumulated depreciation		49,652	46,755

		$17,722	$19,715

*	Shorter of remaining term of lease or useful life

In March 2005, Applica completed the implementation of a significant upgrade of its information technology infrastructure, including the installation of a new enterprise resource planning (ERP) system. As a result, during the second quarter of 2005, approximately $12.1 million of capitalized expenditures associated with the information technology upgrade, which were previously not subject to depreciation, were placed into service and began to be depreciated over their respective useful lives.

7.	PRODUCT WARRANTY OBLIGATIONS

Estimated future warranty obligations related to certain products are charged to operations in the period in which the related revenue is recognized. Accrued product warranties as of June 30, 2006 and 2005 were as follows:

	June 30,	June 30,
	2006	2005
	(In thousands)

Balance, beginning of period	$7,747	$7,183
Additions to accrued product warranties	10,285	15,733
Reductions of accruals — payments and credits issued	(14,130)	(18,582)

Balance, end of period	$3,902	$4,334

8.	SHORT-TERM DEBT

Applica has a senior revolving credit facility with a syndicate of banks that provides for borrowings on a revolving basis of up to $125 million with a $10 million sublimit for letters of credit. The credit facility matures in November 2009.

Advances under the credit facility are governed by Applica’s collateral value, which is based upon percentages of eligible accounts receivable and inventories. Under the credit facility, if Applica does not maintain a minimum fixed charge coverage ratio of 1.0 to 1.0, Applica must maintain a minimum daily availability under its borrowing base of $10 million and a minimum average monthly availability of

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

$13 million. If Applica maintains a fixed charge coverage ratio of greater than 1.0 to 1.0, there is no availability requirement and no availability block. As of June 30, 2006, Applica’s fixed charge coverage ratio was less than 1.0 to 1.0.

As of June 30, 2006, Applica was borrowing approximately $41.7 million under the facility and had approximately $38.9 million available for future cash borrowings; provided however, during the time in which Applica’s fixed charge coverage ratio is less than 1.0 to 1.0, it is subject to a $10 million daily block.

At Applica’s option, interest accrues on the loans made under the credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Applica’s average quarterly availability and set at 1.75% at June 30, 2006), which was 7.08% at June 30, 2006; or

•	the Base Rate (which is Bank of America’s prime rate), plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at June 30, 2006), which was 8.25% at June 30, 2006.

Swing loans up to $15.0 million bear interest at the Base Rate plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at June 30, 2006), which was 8.25% at June 30, 2006.

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Applica Incorporated and its domestic subsidiaries, as well as:

•	a pledge of all of the stock of Applica’s domestic subsidiaries;

•	a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Applica Incorporated and each direct foreign subsidiary of each domestic subsidiary of Applica Incorporated; and

•	a pledge of all of the capital stock of any subsidiary of a subsidiary of Applica Incorporated that is a borrower under the credit facility.

The credit facility is guaranteed by all of the current, and will be guaranteed by any future, domestic subsidiaries of Applica Incorporated.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Applica to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At June 30, 2006, Applica was in compliance with all covenants under the credit facility.

As of June 30, 2006, Applica had letters of credit of $1.2 million outstanding under its credit facility.

Although the credit facility expires in November 2009, Applica has classified the borrowings thereunder as a current liability in accordance with Emerging Issues Task Force (EITF) 95-22 “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

9.	BUSINESS SEGMENTS

At June 30, 2006, Applica managed its operations through two business segments: Household Products and Professional Personal Care Products. Through October 2005, Applica managed its operations through three business segments: Household Products, Professional Personal Care Products and Manufacturing. The Manufacturing segment ceased operations in October 2005.

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The segment information for the three months ended June 30, 2006 and 2005 and the six months ended June 30, 2006 and 2005 were as follows:

		Professional
	Household	Personal Care
	Products	Products	Manufacturing	Total
	(In thousands)

Three Months Ended June 30, 2006:
Net sales	$95,308	$9,183	—	$104,491
Operating loss	(727)	(824)	—	(1,551)
Depreciation and amortization	799	10	—	809
Three Months Ended June 30, 2005:
Net sales	$106,913	$8,946	$10,763	$126,622
Intersegment sales	748	—	9,416	10,164
Operating loss	(7,446)	(287)	(6,454)	(14,187)
Depreciation and amortization	1,156	—	1,130	2,286
Six Months Ended June 30, 2006:
Net sales	$190,481	$18,019	—	$208,500
Operating loss	(6,370)	(3,520)	—	(9,890)
Depreciation and amortization	1,605	10	—	1,615
Six Months Ended June 30, 2005:
Net sales	$205,727	$23,615	$28,889	$258,231
Intersegment sales	1,782	—	27,542	29,324
Operating loss	(24,822)	(176)	(8,552)	(33,550)
Depreciation and amortization	1,512	1	2,584	4,097

The following table sets forth the reconciliation to consolidated total assets as of:

	June 30,	December 31,
	2006	2005
	(In thousands)

Total assets:
Total assets from reportable segments	$216,236	$275,584
All other	24,256	21,698

Consolidated total assets	$240,492	$297,282

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the reconciliation to consolidated amounts for net sales, operating loss and depreciation and amortization for:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(In thousands)

Net Sales:
Total net sales for reportable segments	$104,491	$126,622	$208,500	$258,231
Eliminations of intersegment sales	—	(10,164)	—	(29,324)

Consolidated net sales	$104,491	$116,458	$208,500	$228,907

Operating loss:
Total operating loss from reportable segments	$(1,551)	$(14,187)	$(9,890)	$(33,550)
Unallocated amounts:
Shared services and all other	(1,102)	(1,164)	(2,318)	(2,316)

Consolidated operating loss	$(2,653)	$(15,351)	$(12,208)	$(35,866)

Depreciation and amortization:
Total depreciation and amortization from reportable segments	$809	$2,286	$1,615	$4,097
Shared services and all other	1,063	1,975	2,174	3,670

Consolidated depreciation and amortization	$1,872	$4,261	$3,789	$7,767

10.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Applica’s domestic subsidiaries are guarantors of Applica’s 10% Senior Subordinated Notes due 2008. The following condensed consolidating financial information presents the financial position, results of operations and liquidity of Applica Incorporated (on a stand alone basis), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and the eliminations necessary to arrive at the consolidated results of Applica. The results of operations and cash flows presented below assume that the guarantor subsidiaries were in place for all periods presented. Applica and guarantor subsidiaries have accounted for investments in their respective subsidiaries on an unconsolidated basis using the equity method of accounting. The guarantor subsidiaries are wholly owned subsidiaries of Applica and have fully and unconditionally guaranteed the notes on a joint and several basis. The notes contain certain covenants which, among other things, restrict the ability of the guarantor subsidiaries to make distributions to Applica Incorporated. Applica has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries and non-guarantor subsidiaries because it has determined they would not be material to investors.

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	As of June 30, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Balance Sheet:
Cash and cash equivalents	$—	$845	$5,876	$—	$6,721
Accounts and other receivables, net	(14)	57,955	29,262	—	87,203
Receivables from affiliates	(64,874)	93,845	(14,994)	(13,977)	—
Inventories	—	75,716	23,860	371	99,947
Future income tax benefits	—	143	(79)	1,205	1,269
Other current assets	—	3,665	10,372	—	14,037

Total current assets	(64,888)	232,169	54,297	(12,401)	209,177
Investment in subsidiaries	232,926	784	29,232	(262,942)	—
Property, plant and equipment, net	—	15,519	2,203	—	17,722
Future income tax benefits, non current	—	6,179	4,453	(1,597)	9,035
Other assets	—	19,817	23,458	(38,717)	4,558

Total assets	$168,038	$274,468	$113,643	$(315,657)	$240,492

Accounts payable and accrued expenses	$285	$55,029	$19,744	$—	$75,058
Short-term debt	41,665	—	—	—	41,665
Deferred rent	—	716	168	—	884
Current taxes payable	—	495	2,954	214	3,663

Total current liabilities	41,950	56,240	22,866	214	121,270
Long-term debt	75,750	62,760	12,919	(75,679)	75,750
Future income tax liabilities	—	—	17	(17)	—
Other long-term liabilities	—	383	—	—	383

Total liabilities	117,700	119,383	35,802	(75,482)	197,403
Shareholders’ equity	50,338	155,085	77,841	(240,175)	43,089

Total liabilities and shareholders’ equity	$168,038	$274,468	$113,643	$(315,657)	$240,492

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Three Months Ended June 30, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Statement of Operations:
Net sales	$—	$75,923	$25,457	$3,111	$104,491
Cost of goods sold	—	52,980	17,405	3,111	73,496

Gross profit	—	22,943	8,052	—	30,995
Operating expenses	435	25,418	7,753	42	33,648

Operating (loss) profit	(435)	(2,475)	299	(42)	(2,653)
Other (income) expense, net	—	2,758	(271)	(19)	2,468

(Loss) earnings before equity in net earnings of subsidiaries and income taxes	(435)	(5,233)	570	(23)	(5,121)
Equity in net loss of subsidiaries	(5,324)	—	—	5,324	—
Income tax provision	—	75	586	193	854

Net loss	$(5,759)	$(5,308)	$(16)	$5,108	$(5,975)

	Six Months Ended June 30, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Statement of Operations:
Net sales	$—	$152,899	$55,601	$—	$208,500
Cost of goods sold	—	111,218	41,662	—	152,880

Gross profit	—	41,681	13,939	—	55,620
Operating expenses	571	52,888	14,369	—	67,828

Operating loss	(571)	(11,207)	(430)	—	(12,208)
Other (income) expense, net	—	5,534	(305)	(19)	5,210

Loss before equity in net earnings of subsidiaries and income taxes	(571)	(16,741)	(125)	19	(17,418)
Equity in net loss of subsidiaries	(18,166)	—	—	18,166	—
Income tax provision	—	152	1,148	216	1,516

Net loss	$(18,737)	$(16,893)	$(1,273)	$17,969	$(18,934)

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Six Months Ended June 30, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Cash Flow Information:
Net cash provided by (used in) operating activities	$(13,262)	$24,905	$3,321	$13,359	$28,323
Net cash provided by (used in) investing activities	59,608	(48,348)	(1,113)	(9,634)	513
Net cash provided by (used in) financing activities	(47,029)	23,660	(168)	(3,725)	(27,262)
Effect of exchange rate changes on cash	683	—	—	—	683
Cash at beginning of period	—	628	3,836	—	4,464
Cash at end of period	$—	$845	$5,876	$—	$6,721

	As of December 31, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Balance Sheet:
Cash and cash equivalents	$—	$628	$3,836	$—	$4,464
Accounts and other receivables, net	—	101,841	38,638	—	140,479
Receivables from affiliates	(43,473)	79,638	(10,418)	(25,747)	—
Inventories	—	78,508	23,130	—	101,638
Future income tax benefits	—	1,357	(108)	—	1,249
Other current assets	—	3,321	11,477	—	14,798

Total current assets	(43,473)	265,293	66,555	(25,747)	262,628
Investment in subsidiaries	251,898	783	29,232	(281,913)	—
Property, plant and equipment, net	—	17,420	2,295	—	19,715
Long-term future income tax benefits	—	6,472	2,713	—	9,185
Intangibles and other assets, net	—	19,738	11,635	(25,619)	5,754

Total assets	$208,425	$309,706	$112,430	$(333,279)	$297,282

Accounts payable and accrued expenses	$—	$65,023	$18,693	$—	$83,716
Short-term debt	69,524	—	—	—	69,524
Deferred rent	—	734	185	—	919
Current taxes payable	—	515	3,232	—	3,747

Total current liabilities	69,524	66,272	22,110	—	157,906
Long-term debt	75,750	69,100	12,281	(81,381)	75,750
Future income tax liabilities	—	1,882	(1,882)	—	—
Other long-term liabilities	—	475	—	—	475

Total liabilities	145,274	137,729	32,509	(81,381)	234,131
Shareholders’ equity	63,151	171,977	79,921	(251,898)	63,151

Total liabilities and shareholders’ equity	$208,425	$309,706	$112,430	$(333,279)	$297,282

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Three Months Ended June 30, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Statement of Operations:
Net sales	$—	$83,043	$43,579	$(10,164)	$116,458
Cost of sales	—	62,593	41,070	(10,164)	93,499

Gross profit	—	20,450	2,509	—	22,959
Operating expenses	—	32,445	5,865	—	38,310

Operating loss	—	(11,995)	(3,356)	—	(15,351)
Other expense (income), net	15	2,125	(14)	—	2,126

(Loss) earnings before equity in net earnings of subsidiaries and income taxes	(15)	(14,120)	(3,342)	—	(17,477)
Equity in net earnings (loss) of subsidiaries	(18,485)	—	—	18,485	—
Income tax provision	—	46	978	—	1,024

Net loss	$(18,500)	$(14,166)	$(4,320)	$18,485	$(18,501)

	Six Months Ended June 30, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Statement of Operations:
Net sales	$—	$173,109	$85,122	$(29,324)	$228,907
Cost of goods sold	—	135,619	80,925	(29,324)	187,220

Gross profit	—	37,490	4,197	—	41,687
Operating expenses	—	64,861	12,692	—	77,553

Operating loss	—	(27,371)	(8,495)	—	(35,866)
Other (income) expense, net	28	4,536	(271)	—	4,293

Loss before equity in net earnings of subsidiaries and income taxes	(28)	(31,907)	(8,224)	—	(40,159)
Equity in net loss of subsidiaries	(41,429)	—	—	41,429	—
Income tax provision	—	782	516	—	1,298

Net loss	$(41,457)	$(32,689)	$(8,740)	$41,429	$(41,457)

Applica Incorporated and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Six Months Ended June 30, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Cash Flow Information:
Net cash provided by (used in) operating activities	$(38,779)	$(8,264)	$22,351	$41,153	$16,461
Net cash provided by (used in) investing activities	54,187	(35,913)	(21,777)	4,844	1,341
Net cash provided by (used in) financing activities	(16,006)	44,274	(242)	(45,997)	(17,971)
Effect of exchange rate changes on cash	598	—	—	—	598
Cash at beginning of period	—	2,163	8,300	—	10,463
Cash at end of period	$—	$2,260	$8,632	$—	$10,892

11.	SUBSEQUENT EVENTS

Proposed Merger

On July 23, 2006, Applica Incorporated, NACCO Industries, Inc. (“NACCO”), and HB-PS Holding Company, Inc., a wholly owned subsidiary of NACCO (“Hamilton Beach/Proctor-Silex”), entered into definitive agreements whereby NACCO will spin off its Hamilton Beach/Proctor-Silex business to NACCO’s stockholders and, immediately after the spin-off, Applica will merge with and into Hamilton Beach/Proctor-Silex. The combined public company will be named Hamilton Beach, Inc.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), the outstanding shares of Applica common stock will be converted into the right to receive a number of shares of Hamilton Beach, Inc. Class A common stock equal to 25 percent of the aggregate number of shares of Hamilton Beach, Inc. common stock outstanding immediately following the merger. The terms of the Merger Agreement include customary representations and warranties by each of the parties, as well as certain restrictions and limitations on future transactions of Applica prior to the closing of the merger, including acquisitions, dispositions, additional borrowings, issuance of equity and changes in employee benefit plans.

The merger, which was approved by the Board of Directors of Applica, will be tax-free to stockholders of Applica. The merger is subject to approval by Applica’s shareholders and to other customary closing conditions, including (a) receipt of regulatory approvals, (b) the absence of legal impediments prohibiting the transactions, (c) the completion of the spin off of Hamilton Beach/Proctor-Silex; (d) the effectiveness of the registration statement concerning the shares of Hamilton Beach, Inc. Class A common stock to be issued to Applica shareholders in connection with the merger, (e) approval of the listing of the Hamilton Beach, Inc. Class A common stock on the NYSE or the NASDAQ, (f) the parties’ performance of their respective covenants, including the repayment of certain of Applica’s outstanding indebtedness, and (g) receipt of customary tax opinions to the effect that the merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

The Merger Agreement contains certain termination rights for Applica. If the Merger Agreement is terminated as the result of a superior offer, Applica may be required to pay NACCO a termination fee of $4.0 million, plus up to $2.0 million of reasonable documented, third party, out-of-pocket expenses.

FORM OF PROXY CARD

APPLICA INCORPORATED

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints Terry L. Polistina and Harry D. Schulman and each of them, each with full power of substitution, proxies to vote at the Special Meeting of Shareholders of Applica Incorporated (the “Company”) to be held at the Company’s executive offices located at 3633 Flamingo Road, Miramar, Florida 33027 on          ,          , 2006, at 10:00 a.m., local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this card, and in their discretion upon such other matters as may come before the meeting.

This Proxy when properly executed will be voted as specified on the reverse side. If no direction is made, the Proxy will be voted “FOR” Proposal 2 and Proposal 3. The Applica board of directors has not been advised as to how Harbinger Capital Partners Master Fund I, Ltd. and its affiliates (“Harbinger”) intends to vote on Proposal 2. The Applica board of directors has neither taken a position nor made a recommendation as to how Applica shareholders should vote on Proposal 1. If you sign, date and return your proxy card but do not indicate how you want to vote on Proposal 1, your shares will not be voted on Proposal 1 and it will have the same effect as a vote against Proposal 1.

(Continued and to be signed on the other side)

Special Meeting of Shareholders of
APPLICA INCORPORATED

          , 2006

Please mark, date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 AND PROPOSAL 3. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑. THE APPLICA BOARD OF DIRECTORS HAS NOT BEEN ADVISED AS TO HOW HARBINGER INTENDS TO VOTE ON PROPOSAL 2. THE APPLICA BOARD OF DIRECTORS HAS NEITHER TAKEN A POSITION NOR MADE A RECOMMENDATION AS TO HOW APPLICA SHAREHOLDERS SHOULD VOTE ON THE PROPOSAL 1.

Proposal 1.  A proposal submitted by Harbinger as to whether the shares of Applica common stock acquired in one or more control share acquisitions by Harbinger should be entitled to voting rights.

☐	FOR

☐	AGAINST

☐	ABSTAIN

Proposal 2.  Approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2006, by and between Applica and HB-PS Holding Company, Inc., an indirect, wholly owned subsidiary of NACCO Industries, Inc., and joined in by NACCO Industries, Inc. for the specific purposes provided therein, pursuant to which Applica will merge with and into HB-PS Holding Company, Inc.

☐	FOR

☐	AGAINST

☐	ABSTAIN

Proposal 3.  Approve adjournments or postponements of the special meeting of the Company’s shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting of the Company’s shareholders to approve and adopt Proposal 2.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Shareholders of the Company called for          , 2006 and a proxy statement/prospectus/information statement for the special meeting of the Company’s shareholders prior to approving this Proxy.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder * * * * * * * * * * * * * *	Date:

Signature of Shareholder * * * * * * * * * * * * * *	Date:

Note:	Please sign exactly as your name or names appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Hamilton Beach’s amended and restated certificate of incorporation provides in Article IX that Hamilton Beach will indemnify, to the fullest extent permitted by statute, a director, officer or employee

•	who is involved in a proceeding because he or she is or was a director or officer of the company or an administrator or fiduciary for an employee benefit plan of the company or

•	who serves or served at the request of Hamilton Beach as a director, officer, employee or agent, or as an administrator or fiduciary for an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

This indemnification includes the right to have Hamilton Beach pay the expenses incurred in defending such a proceeding before final disposition.

Article VIII of Hamilton Beach’s amended and restated certificate of incorporation provides that no director will be personally liable to the company or its stockholders concerning any acts or omissions in the performance of the director’s duties.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Hamilton Beach is expected to purchase directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies will insure (1) the directors and officers of Hamilton Beach against certain losses resulting from claims against them in their capacities as directors and officers, or as an administrator or fiduciary for an employee benefit plan of the company, to the extent that such losses are not indemnified by Hamilton Beach and (2) Hamilton Beach to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Delaware.

For the undertaking with respect to indemnification, see Item 22 herein.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

(b) See Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2005, 2004 and 2003 for each of Hamilton Beach/Proctor-Silex and Applica included in the audited consolidated financial statements for each of Hamilton Beach/Proctor-Silex and Applica, respectively, included in the proxy statement/prospectus/information statement, which forms a part of this registration statement.

(c) Not applicable.

Item 22.	Undertakings.

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the information statement-prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Glen Allen, Commonwealth of Virginia, on September 12, 2006.

HB-PS Holding Company, Inc.

By:	/s/ Dr. Michael J. Morecroft
Name:  Dr. Michael J. Morecroft

Title:	President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Michael J. Morecroft Dr. Michael J. Morecroft	Director, President and Chief Executive Officer (Principal Executive Officer)	September 12, 2006

* James H. Taylor	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 12, 2006

* Charles A. Bittenbender	Director	September 12, 2006

* J. C. Butler, Jr.	Director	September 12, 2006

* Alfred M. Rankin, Jr.	Director	September 12, 2006

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC herewith, by signing his name hereto, does hereby sign and deliver to this Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Dr. Michael J. Morecroft
Name:  Dr. Michael J. Morecroft

Title:	Attorney-in-fact

Exhibit Index

Exhibit
Number		Description of Document

2.1		Agreement and Plan of Merger, dated July 23, 2006, by and among HB-PS Holding Company, Inc. and Applica, and joined in by NACCO Industries, Inc. for the specific purposes provided therein is incorporated by reference to Exhibit 2.1 to NACCO’s Current Report on Form 8-K, filed by NACCO on July 27, 2006, Commission File Number 1-9172.
2.2		Spin Off Agreement, dated July 23, 2006, among NACCO Industries, Inc., Housewares Holding Company, HB-PS Holding Company, Inc. and Hamilton Beach/Proctor-Silex, Inc. is incorporated by reference to Exhibit 2.2 to NACCO’s Current Report on Form 8-K, filed by NACCO on July 27, 2006, Commission File Number 1-9172.
3.1		Amended and Restated Certificate of Incorporation of HB-PS Holding Company, Inc.
3.2		Bylaws of HB-PS Holding Company, Inc.
4	.1*	Specimen of Hamilton Beach, Inc. Class A Common Stock certificate.
4	.2*	Specimen of Hamilton Beach, Inc. Class B Common Stock certificate.
5.1		Form of opinion of McGuireWoods LLP.
8.1		Form of opinion of Jones Day relating to certain matters regarding the U.S. federal income tax consequences of the spin-off and merger.
8	.2*	Opinion of Greenberg Traurig relating to certain matters regarding the U.S. federal income tax consequences of the merger.
8.3		Form of opinion of McGuireWoods LLP relating to certain matters regarding the U.S. federal income tax consequences of the merger.
10.1		Guaranty Agreement, dated as of December 17, 2002, executed by Hamilton Beach/Proctor-Silex, Inc. in favor of Wachovia National Association, as Administrative Agent, and ABN AMRO Bank N.V., Canadian Branch, as Canadian Agent, and the Lenders, for the benefit of Proctor-Silex Canada, Inc. is incorporated herein by reference to Exhibit 10.1 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.
10.2		Pledge Agreement, dated as of December 17, 2002, by and among Hamilton Beach/Proctor-Silex, Inc. and Wachovia National Association, as Administrative Agent (100% of stock of Hamilton Beach/Proctor-Silex, Inc.) is incorporated herein by reference to Exhibit 10.2 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.
10.3		Pledge Agreement, dated as of December 17, 2002, by and Hamilton Beach/Proctor-Silex, Inc. and Wachovia National Association, as Administrative Agent (65% of stock of each of Proctor-Silex Canada, Inc., Grupo HB/PS, S.A. de C.V., Hamilton Beach/Proctor-Silex de Mexico, S.A. de C.V., and Hamilton Beach/Proctor-Silex, S.A. de C.V. and 100% of Altoona Services, Inc.) is incorporated herein by reference to Exhibit 10.3 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.
10.4		Credit Agreement, dated as of December 17, 2002, among Hamilton Beach/Proctor-Silex, Inc. and Hamilton Beach/Proctor-Silex Canada, Inc., as Borrowers, each of the Financial Institutions initially a signatory, as Lenders, Wachovia National Association, as Administrative Agent, ABN AMRO Bank N.V., Canadian Branch, as Canadian Agent, Key Bank, National Association, as Syndication Agent, Fleet Capital Corporation, as Documentation Agent, LaSalle Business Credit, Inc., as Documentation Agent, and National City Commercial Finance, Inc., as Documentation Agent is incorporated herein by reference to Exhibit 10.4 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.
10.5		Security Agreement, dated as of December 17, 2002, between Hamilton Beach/Proctor-Silex, Inc. and Wachovia National Association, as Administrative Agent is incorporated herein by reference to Exhibit 10.5 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.
10.6		Security Agreement, dated as of December 17, 2002, between Hamilton Beach/Proctor-Silex, Inc. Canada, Inc., Wachovia National Association, as Administrative Agent, and ABN AMRO Bank N.V., Canadian Branch, as Canadian Agent is incorporated herein by reference to Exhibit 10.6 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.

Exhibit
Number	Description of Document

10.7	The Hamilton Beach/Proctor-Silex, Inc. 2005 Annual Incentive Compensation Plan, effective as of January 1, 2005, is incorporated herein by reference to Exhibit 10.7 to NACCO’s Current Report on Form 8-K, filed on April 1, 2005, Commission File Number 1-9172.
10.8	First Amendment, dated as of June 29, 2004, to the Credit Agreement, dated as of December 17, 2002, among Hamilton Beach/Proctor-Silex, Inc. and Proctor-Silex Canada, Inc., as Borrowers, each of the Financial Institutions initially a signatory, as Lenders, Wachovia National Association, as Administrative Agent, ABN AMRO Bank N.V., Canadian Branch, as Canadian Agent, Key Bank, National Association, as Syndication Agent, Fleet Capital Corporation, as Documentation Agent, LaSalle Business Credit, Inc., as Documentation Agent, and National City Business Credit, Inc., as Documentation Agent is incorporated herein by reference to Exhibit 10.8 to NACCO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Commission File Number 1-9172.
10.9	The Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (As Amended and Restated Effective October 1, 2001) is incorporated herein by reference to Exhibit 10.9 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Commission File Number 1-9172.
10.10	Amendment No. 1, dated as of December 21, 2001, to the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (As Amended and Restated Effective October 1, 2001) is incorporated herein by reference to Exhibit 10.10 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Commission File Number 1-9172.
10.11	Amendment No. 2, dated as of May 8, 2003, to the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (As Amended and Restated Effective October 1, 2001) is incorporated herein by reference to Exhibit 10.11 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Commission File Number 1-9172.
10.12	Amendment No. 3, dated as of March 24, 2004, to the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (As Amended and Restated Effective October 1, 2001), effective January 1, 2004, is incorporated herein by reference to Exhibit 10.12 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Commission File Number 1-9172.
10.13	Amendment No. 4, dated as of December 28, 2004, to the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (As Amended and Restated Effective October 1, 2001) with respect to the American Jobs Creation Act of 2004, effective January 1, 2005, is incorporated herein by reference to Exhibit 10.13 to NACCO’s Current Report on Form 8-K, filed by NACCO on December 29, 2004, Commission File Number 1-9172.
10.14	Hamilton Beach/Proctor-Silex, Inc. Senior Executive Long-Term Incentive Compensation Plan (effective as of January 1, 2003) is incorporated herein by reference to Exhibit 10.14 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.
10.15	Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (effective January 1, 2003) is incorporated herein by reference to Exhibit 10.15 to NACCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Commission File Number 1-9172.
10.16	Amendment No. 1, dated December 28, 2004, to Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (effective as of January 1, 2003) with respect to the American Jobs Creation Act of 2004, effective as of January 1, 2005, is incorporated herein by reference to Exhibit 10.16 to NACCO’s Current Report on Form 8-K, filed by NACCO on December 29, 2004, Commission File Number 1-9172.
10.17	Amendment No. 1, dated December 28, 2004, to the Hamilton Beach/Proctor-Silex, Inc. Senior Executive Long-Term Incentive Compensation Plan (effective as of January 1, 2003) with respect to the American Jobs Creation Act of 2004, effective as of January 1, 2005, is incorporated herein by reference to Exhibit 10.17 to NACCO’s Current Report on Form 8-K, filed by NACCO on December 29, 2004, Commission File Number 1-9172.
10.18	Second Amendment to Credit Agreement, dated as of June 23, 2005, among Hamilton Beach/Proctor-Silex, Inc., the Lenders named therein and Wachovia Bank, as Agent, is incorporated herein by reference to Exhibit 10.18 to NACCO’s Current Report on Form 8-K, filed by NACCO on June 24, 2005, Commission File Number 1-9172.

Exhibit
Number		Description of Document

10.19		The Hamilton Beach/Proctor-Silex, Inc. Senior Executive Long-Term Incentive Compensation Plan (As Amended and Restated as of January 1, 2005) is incorporated herein by reference to Exhibit 10.19 to NACCO’s Current Report on Form 8-K, filed by NACCO on February 9, 2006, Commission File Number 1-9172.
10.20		Amendment No. 1 to the Hamilton Beach/Proctor-Silex, Inc. Senior Executive Long-Term Incentive Compensation Plan (As Amended and Restated as of January 1, 2005) is incorporated herein by reference to Exhibit 10.20 to NACCO’s Current Report on Form 8-K, filed by NACCO on February 9, 2006, Commission File Number 1-9172.
10.21		The Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (As Amended and Restated as of January 1, 2005) is incorporated herein by reference to Exhibit 10.21 to NACCO’s Current Report on Form 8-K, filed by NACCO on February 9, 2006, Commission File Number 1-9172.
10.22		The Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan (As Amended and Restated as of January 1, 2005) is incorporated herein by reference to Exhibit 10.22 to NACCO’s Current Report on Form 8-K, filed by NACCO on February 9, 2006, Commission File Number 1-9172.
21		Subsidiaries of Hamilton Beach/Proctor-Silex.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Grant Thornton LLP.
23	.3*	Consents of McGuireWoods LLP (included in Exhibit 5.1 and 8.3).
23	.4*	Consent of Jones Day (included in Exhibits 8.1).
23	.5*	Consent of Greenberg Traurig P.A. (included in Exhibit 8.2).
24.1		Power of Attorney.
99.1		Consent of Banc of America Securities LLC.

*	To be filed by amendment.